As filed with the Securities and Exchange Commission on August 3, 2023.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

ClimateRock Holdings Limited
(Exact name of registrant as specified in its charter)

_______________________

Cayman Islands	6770	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

50 Sloane Avenue
London, SW3 3DD, United Kingdom
Telephone: + 44 20 395 40 500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies to:

Barry I. Grossman, Esq. Lijia Sanchez, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300	Keith J. Billotti, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200

_______________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the Business Combination contemplated by the Business Combination Agreement described in the included proxy statement/prospectus and exchange offer prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two documents:

•        a proxy statement/prospectus (which is herein referred to as the “proxy statement/prospectus”) that will be used in connection with (i) the ClimateRock extraordinary general meeting of shareholders being held on       , 2023 to, among other things, vote to approve the Transactions, and (ii) the issuance of Pubco securities to ClimateRock shareholders in connection with the Merger as contemplated by the Business Combination Agreement; and

•        a prospectus (which is herein referred to as the “exchange offer prospectus”) that will be used in connection with Pubco’s offer to acquire each issued and outstanding EEW ordinary share in exchange for Pubco Ordinary Shares.

The proxy statement/prospectus and the exchange offer prospectus will be substantively similar, except as set forth in the tables below:

Proxy Statement/Prospectus		Exchange Offer Prospectus
Section	Page	Section	Page
Proxy Statement/Prospectus Cover Page	Front Cover	Exchange Offer Prospectus Cover Page	ALT-2
Notice of Extraordinary General Meeting of Shareholders	Inside Cover	None	—
Questions and Answers about the Proposals	1	None	—
Extraordinary Meeting of Shareholders	69	None	—
The Business Combination Proposal	74	None	—
The Merger Proposal	117	None
The Adjournment Proposal	118	None
Description of the Pubco Offer	119	None
Alternative Information for the Exchange Offer Prospectus	ALT-1	None	—
None	—	Draft Pubco Offer Document	ALT-2
None	—	Comparison of Shareholder Rights	ALT-36
Annexes C-G(1)	Annexes C-G	None	—

____________

(1)      Other than Annex A (Business Combination Agreement) and Annex B (Form of Amended and Restated Articles of Association of Pubco), the Annexes included in the proxy statement/prospectus are not required to be included in, and do not form a part of, the exchange offer prospectus.

(2)      The Pubco Offer Document included in the “Alternative Information for the Exchange Offer Prospectus” does not include the annexes to the Pubco Offer Document.

For additional information, see pages ALT-1 to ALT-38 entitled “Alternative Information for the Exchange Offer Prospectus.” In connection with the Pubco Offer, we are relying on the Tier I exemption from U.S. tender offer rules provided in Rule 14d-1(c) of the Exchange Act. However, we are not relying on the corresponding cross-border exemption (Rule 802) from the registration requirement of Section 5 of the Securities Act of 1933, as amended. Instead, we are registering on this registration statement on Form F-4, of which the proxy statement/prospectus and exchange offer prospectus form a part, the Pubco Ordinary Shares that will be issued to the holders of EEW ordinary shares at the time of settlement of the Pubco Offer.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Pubco may not issue these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

CLIMATEROCK
50 Sloane Avenue
London, SW3 3DD, United Kingdom

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON         , 2023

TO THE SHAREHOLDERS OF CLIMATEROCK:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Meeting”) of ClimateRock, a Cayman Islands exempted company (“ClimateRock”), will be held at             a.m. Eastern Time, on             , 2023, at the office of             . You can participate in the Meeting, vote, and submit questions via live webcast by visiting              with the password of              and entering the voter control number included on your proxy card. You will not be required to attend the Meeting in person in order to vote, and ClimateRock encourages virtual participation. You are cordially invited to attend the Meeting via the live webcast noted above, and will be asked to consider and vote upon the following proposals:

(1)     The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination Agreement (the “Business Combination Proposal”), dated as of October 6, 2022, as amended and restated on August 3, 2023 (and as may be further amended and/or amended and restated, the “Business Combination Agreement”), by and among ClimateRock, ClimateRock Holdings Limited, a Cayman Islands exempted company (“Pubco”), ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), and E.E.W. Eco Energy World Limited, a company formed under the laws of England and Wales (“EEW”) and the Transactions (as defined below). Pursuant to the Business Combination Agreement, (a) Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving entity (the “Merger”), as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco, and (b)(i) Pubco will make an offer (the “Pubco Offer”) to acquire each issued and outstanding EEW ordinary share in exchange for ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”), (ii) to the extent holders of 90% of EEW ordinary shares accept the Pubco Offer and all other conditions thereto are met (or waived), under English law Pubco will be entitled to acquire the EEW shares of holders that have not accepted the Pubco Offer by way of compulsory acquisition on the same terms as the Pubco Offer (the “Compulsory Acquisition”), and (iii) Pubco shall also offer each holder of EEW’s outstanding (vested and unvested) options to purchase EEW ordinary shares, replacement options to purchase Pubco Ordinary Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Act and the laws of England and Wales (together with the Merger, the Pubco Offer and the Compulsory Acquisition, the “Transactions”). The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal” and a copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A;

(2)     The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and authorize the Plan of Merger (made in accordance with the provisions of the Cayman Companies Act and included as Annex E to this proxy statement/prospectus) (the “Merger Proposal”) and to authorize the Merger of Merger Sub with and into ClimateRock in accordance with the Plan of Merger with ClimateRock being the surviving entity following the Merger. The Merger Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Merger Proposal”; and

(3)    The Adjournment Proposal — to consider and vote upon a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if necessary or appropriate in the determination of ClimateRock, to permit, among other things, further solicitation and vote of proxies, including if, based upon the tabulated vote at the time of the Meeting, ClimateRock is not authorized to consummate the Business Combination; ClimateRock refers to this proposal as the “Adjournment Proposal”; the Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal”.

These items of business are described in the attached proxy statement/prospectus, which ClimateRock encourages you to read in its entirety before voting. Only holders of record of ClimateRock ordinary shares at the close of business on             , 2023 are entitled to notice of the Meeting and to vote and have their votes counted at the Meeting and any adjournments of the Meeting.

After careful consideration, ClimateRock’s board of directors (the “ClimateRock Board”) has determined that the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal are fair to and in the best interests of ClimateRock and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, and “FOR” the Adjournment Proposal, if presented. When you consider the ClimateRock Board’s recommendation of these proposals, you should keep in mind that our directors and our officers have interests in the Business Combination that may conflict with your interests as a shareholder, Warrant holder or Rights holder. These interests include, among other things, the following.

•        If the Business Combination with EEW or another business combination is not consummated by May 2, 2024 (or any later date to which it may be extended, the “Business Combination Deadline”), ClimateRock will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 1,968,750 Founder Shares held by ClimateRock’s Initial Shareholders, including certain directors and officers, would be worthless because ClimateRock’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to those shares. The Founder Shares had an aggregate market value of approximately $            million based upon the closing price of ClimateRock’s ordinary shares of $            per share on Nasdaq on            , 2023, and were originally purchased for an aggregate of $25,000. As a result, a business combination would likely enable ClimateRock’s Initial Shareholders to recoup their investment in ClimateRock and make a substantial profit, even if Pubco Ordinary Shares lose significant value. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        The Sponsor purchased an aggregate of 3,762,500 Private Warrants for $3,762,500 simultaneously with the consummation of the Initial Public Offering. The Private Warrants had an aggregate market value of $            based upon the closing price of ClimateRock’s Warrants of $            per unit on Nasdaq on            , 2023. If ClimateRock is unable to complete a business combination by the Business Combination Deadline, the Private Warrants would expire worthless and the Sponsor would be unable to recoup its investment in ClimateRock. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, has an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        Gluon, the managing partner of which is Per Regnarsson, the Chief Executive Officer and a director of ClimateRock, shall be entitled to receive a Transaction Success Fee of up to $250,000 if ClimateRock consummates a business combination, subject to the terms Gluon Engagement Letter. In addition, Gluon will be entitled, with respect to any financing undertaken by ClimateRock with a party that Gluon introduces during the term of the Gluon Engagement Letter, to the following fees: (i) for a financing involving an issuance of ClimateRock’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to 2.0% of the gross proceeds received by ClimateRock at such closing and (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to 5.0% of the gross proceeds received by ClimateRock at such closing. Gluon has been engaged to act in a consultancy role for the management and coordination of the ClimateRock’s initial business combination and the coordination of many advisors involved in the Business Combination and the integration of their respective services. These services are distinct from the services of Alantra, who has been engaged to, among other things, assist with the valuation of the EEW. Gluon’s engagement has been approved by ClimateRock’s Audit Committee and the ClimateRock Board. In his role of CEO, Mr. Regnarsson has been heavily involved, among other things, in negotiations with EEW and communication with the ClimateRock Board. Simultaneously with Maxim, Gluon has been working to secure PIPE Financing for the Business Combination, and if Gluon’s efforts lead to PIPE funding of either debt or equity, Gluon will be entitled to receive a fee. Accordingly, ClimateRock’s management team have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        If the Business Combination with EEW is consummated, ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock, would receive ownership of a substantial number of ordinary shares of PubCo, which they would not receive absent completion of a business combination. Accordingly, ClimateRock’s management team have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation. The actual number of PubCo ordinary shares that the Initial Shareholders would own after the Closing will depend upon several factors, including the number of redemptions of Public Shares and the number of Warrants exercised. Taking into account the automatic conversion of Rights into ordinary shares, and excluding any equity incentives issuable pursuant to the 2023 Incentive Plan, any exercise of outstanding EEW options and the effects of any PIPE Financing, after the Closing, the Initial Shareholders would own (i) if there are no redemptions and prior to the exercise of any Warrants, approximately 2.7% of Pubco’s total ordinary shares, (ii) if there are maximum redemptions and prior to the exercise of any Warrants, approximately 2.7% of Pubco’s total ordinary shares outstanding, (iii) if there are no redemptions and assuming full exercise of all Warrants, approximately 2.5% of Pubco’s total ordinary shares, and (iv) if there are maximum redemptions and assuming full exercise of all Warrants, approximately 2.5% of Pubco’s total ordinary shares outstanding.

•        ClimateRock’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ClimateRock’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ClimateRock fails to consummate a business combination within the time period required under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, ClimateRock may not be able to reimburse these expenses if the Business Combination with EEW or another business combination is not completed by the Business Combination Deadline. As of August 1, 2023, ClimateRock’s Initial Shareholders have not yet reported any out-of-pocket expenses for which they would be entitled to reimbursement.

•        ClimateRock’s existing directors and officers will be eligible for continued indemnification and continued coverage under ClimateRock’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        In connection with ClimateRock’s shareholders approving the extension of the Business Combination Deadline, ClimateRock has issued a promissory note (the “Extension Note”) in the aggregate principal amount of up to $900,000 (the “Extension Funds”) to the Sponsor, pursuant to which the Sponsor agreed to provide ClimateRock with equal monthly installments of $75,000 ($0.029 per remaining Public Share) to be deposited into the Trust Account until ClimateRock completes its initial business combination. As of August 1, 2023, ClimateRock has drawn under the Extension Note and deposited into the Trust Account $300,000.

•        The Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination (the “Working Capital Loans”). If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Private Warrants at a price of $1.00 per Warrant (the “Working Capital Warrants”). If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into four loan agreements (the “Eternal Loans”) with Eternal BV, a company controlled by Charles Ratelband V, ClimateRock’s Executive Chairman of the Board of Directors. The Eternal Loans are unsecured and do not bear interest and mature on various dates between March 31, 2024 and March 31, 2025. As of August 1, 2023, ClimateRock has drawn a total of $1,030,000 under the Eternal Loans. Because the Eternal Loans may not be repaid from the proceeds of the Trust Account if ClimateRock does not complete a business combination, the Executive Chairman of ClimateRock’s Board has an economic incentive to complete a business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

For a more complete descriptions of these interests, see the section entitled “The Business Combination Proposal — Interests of ClimateRock’s Initial Shareholders, Directors and Officers in the Business Combination.”

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved by ClimateRock’s shareholders, the Business Combination will not be consummated. Additionally, the Business Combination Proposal is conditioned on the approval of the Merger Proposal.

The Merger Proposal is conditioned on the approval and adoption of the Business Combination Proposal.

The Adjournment Proposal is not conditioned on the approval of any other Proposal.

The holders of the Founder Shares (as defined below) have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of             2023, there were 1,968,750 Founder Shares issued and outstanding, which constitute approximately 42.2% of the issued and outstanding ordinary shares of ClimateRock.

All ClimateRock shareholders are cordially invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of ClimateRock ordinary shares, you may also cast your vote via Internet or telephone. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Meeting and vote yourself, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on any of the Proposals.

A complete list of ClimateRock shareholders of record entitled to vote at the Meeting will be available for ten (10) days before the Meeting at the principal executive offices of ClimateRock for inspection by shareholders during ordinary business hours for any purpose germane to the Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. ClimateRock looks forward to your continued support.

By Order of the Board of Directors

Per Regnarsson Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT CLIMATEROCK CONVERT YOUR SHARES INTO CASH NO LATER THAN 5:00 P.M. EASTERN TIME ON     , 2023 (TWO BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS) BY (A) DELIVERING A CONVERSION NOTICE TO CLIMATEROCK’S TRANSFER AGENT AND (B) TENDERING YOUR SHARES TO CLIMATEROCK’S TRANSFER AGENT. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON ANY PROPOSAL, WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD THE SHARES IN “STREET NAME”, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

PRELIMINARY PROXY STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION,
DATED AUGUST 3, 2023

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
CLIMATEROCK

PROSPECTUS FOR UP TO 67,827,966 ORDINARY SHARES, 7,700,000 WARRANTS, 7,700,000 ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS, AND 787,500 ORDINARY SHARES ISSUABLE UPON CONVERSION OF RIGHTS INTO ORDINARY SHARES OF CLIMATEROCK HOLDINGS LIMITED.

References herein to “EEW” refer to E.E.W. Eco Energy World Limited, a company formed under the laws of England and Wales. References to “Pubco,” the issuer of all securities being registered pursuant to this registration statement, refer to ClimateRock Holdings Limited, a Cayman Islands exempted company. References to “ClimateRock” refer to ClimateRock, a Cayman Islands exempted company. After the business combination, EEW and ClimateRock shall become wholly-owned subsidiaries of Pubco. For further information on the structure of ClimateRock, Pubco, EEW and its subsidiaries, please see “The Business Combination Proposal — Organizational Structure.”

The board of directors of ClimateRock, a Cayman Islands exempted company (“ClimateRock”), has unanimously approved the Business Combination Agreement, dated as of October 6, 2022, as amended and restated on August 3, 2023 (as may be further amended and/or amended and restated, the “Business Combination Agreement”), with ClimateRock Holdings Limited, a Cayman Islands exempted company (the “Pubco”), ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (the “Merger Sub”), and E.E.W. Eco Energy World Limited, a company formed under the laws of England and Wales (“EEW”). Pursuant to the Business Combination Agreement, (a) Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving entity (the “Merger”), as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco, and (b)(i) Pubco will make an offer (the “Pubco Offer”) to acquire each issued and outstanding EEW ordinary share in exchange for ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”), (ii) to the extent holders of 90% of EEW ordinary shares accept the Pubco Offer and all other conditions thereto are met (or waived), under English law Pubco will be entitled to acquire the EEW shares of holders that have not accepted the Pubco Offer by way of compulsory acquisition on the same terms as the Pubco Offer (the “Compulsory Acquisition”), and (iii) Pubco shall also offer each holder of EEW’s outstanding vested and unvested options to purchase EEW ordinary shares, replacement options to purchase Pubco Ordinary Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Act and the laws of England and Wales (together with the Merger the Pubco Offer and the Compulsory Acquisition, the “Transactions”).

The base consideration to be offered by Pubco to the EEW Shareholders shall be a number of Pubco Ordinary Shares with an aggregate value equal to $500,000,000, with each Pubco Ordinary Share valued at the price at which each ClimateRock ordinary share is redeemed or converted in connection with the Business Combination pursuant to ClimateRock’s organizational documents (the “Redemption Price”).

In addition to the base consideration, as set forth above, the EEW Shareholders will also have a contingent right to receive as additional consideration from Pubco, a number of additional Pubco Ordinary Shares (the “Earnout Shares”), equal to (i) $150,000,000 divided by (ii) the Redemption Price (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted). The EEW Shareholders shall be entitled to receive all of the Earnout Shares (and their right to receive the Earnout Shares shall vest and become due and issuable) in the event that the consolidated gross revenue of Pubco and its subsidiaries for the calendar year ending December 31, 2023 (the “2023 Gross Revenues”), as reported in the audited financial statements set forth in Pubco’s annual report on Form 10-K as filed with the SEC, is at least $52,000,000 (as may be adjusted for acquisitions as provided for in the Business Combination Agreement). If the 2023 Gross Revenues is less than $52,000,000 the EEW Shareholders will not be entitled to receive any Earnout Shares.

The Pubco Offer will be made pursuant to an exchange offer prospectus included in the registration statement of which this proxy statement/prospectus forms a part. The Pubco Offer shall be subject to the following two conditions: (i) the holders of not less than 90% of the EEW ordinary shares (or such lower percentage as Pubco, with the consent of EEW, may decide) shall have accepted the Pubco Offer, and (ii) all of the other conditions under the Business Combination Agreement shall have been either satisfied or waived. Promptly after the Pubco Offer becomes unconditional, Pubco will, if it is entitled to do so, serve compulsory acquisition notices, in accordance with sections 979 to 982 of the UK Act, on all holders of the EEW ordinary shares that have not, at the date of such notice, accepted the Pubco Offer with respect to their EEW ordinary shares.

If no ordinary shares of ClimateRock are redeemed (prior to giving effect to any warrant exercises, assuming automatic conversion of rights into ordinary shares, and excluding any equity incentives issuable pursuant to the 2023 Incentive Plan or the exercise of the outstanding EEW options), Pubco’s public shareholders and Maxim, the Sponsor, the investor purchasers under the PIPE Financing and the EEW Shareholders are expected to beneficially own approximately 4.8%, 2.7%, 5.4% and 87.1%, respectively, of the Pubco Ordinary Shares and voting power of Pubco following the closing. As such, ClimateRock shareholders who do not redeem their ordinary shares of ClimateRock will experience immediate and material dilution upon closing of the Business Combination. See “Interests of ClimateRock’s Initial Shareholders, Directors and Officers in the Business Combination” for more information on the securities ClimateRock’s affiliates will receive in connection with the Transactions.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of shareholders of ClimateRock scheduled to be held on             , 2023.

ClimateRock’s Public Units, Public Shares, Public Warrants and Public Rights are currently listed on The Nasdaq Global Market under the symbols “CLRCU”, “CLRC”, “CLRCW” and “CLRCR” respectively. Pubco will apply for listing, to be effective at the time of the Business Combination, of its Pubco Ordinary Shares and the Pubco Warrants issued in exchange for ClimateRock’s Public Warrants on The Nasdaq Capital Market under the symbols “EEW” and “EEWWW” respectively. Pubco will not have units or rights traded following consummation of the Business Combination.

Each of ClimateRock and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements. Pubco is, and will be, after the consummation of the Transactions, considered a “foreign private issuer” under U.S. Securities Exchange Act of 1934, as amended and therefore exempt from certain rules thereunder, and a “controlled company” under the Nasdaq Stock Market LLC listing rules, and may be exempt from certain corporate governance requirements thereunder.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of ClimateRock’s Shareholders. ClimateRock encourages you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors” on page 39 of this proxy statement/prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated             , 2023, and is first being mailed to ClimateRock security holders on or about             , 2023.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about ClimateRock filed with the SEC that is not included in or delivered with this document. You can obtain any of the documents filed with the SEC by ClimateRock at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this document, at no cost, by contacting ClimateRock. Please see “Where You Can Find More Information” for more details. In order to receive timely delivery of the documents in advance of the extraordinary general meeting of ClimateRock shareholders, you should make your request to

ClimateRock
50 Sloane Avenue
London, SW3 3DD, United Kingdom
Attn: Per Regnarsson
+44 203 954 0590

or

[Proxy Solicitor]

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus or the exchange offer prospectus describes other than those contained in this proxy statement/prospectus and the exchange offer prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by ClimateRock, Pubco or EEW. This proxy statement/prospectus and the exchange offer prospectus do not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus or the exchange offer prospectus nor any distribution of securities made under this proxy statement/prospectus or the exchange offer prospectus will, under any circumstances, create an implication that there has been no change in the affairs of ClimateRock, Pubco or EEW since the date of this proxy statement/prospectus or the exchange offer prospectus or that any information contained herein is correct as of any time subsequent to such date.

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than             , 2023, 72 hours before the date of the extraordinary general meeting.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS AND THE EXCHANGE OFFER PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission the (the “SEC”) by Pubco (File No. 333-            ), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Pubco Ordinary Shares and Pubco Warrants, to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting of shareholders of ClimateRock at which ClimateRock shareholders will be asked to consider and vote upon the approval of the Business Combination Proposal, among other matters.

FINANCIAL STATEMENT PRESENTATION

Pubco

Pubco was incorporated on September 23, 2022 for the purpose of effectuating the Transactions described herein. Pubco has no material assets and does not operate any businesses. Accordingly, no financial statements of Pubco have been included in this proxy statement/prospectus and exchange offer prospectus. Following the Transactions, Pubco will qualify as a foreign private issuer as defined under Rule 405 under the Securities Act and will prepare its financial statements denominated in Euros and in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”). Accordingly, the unaudited pro forma combined financial information presented in this proxy statement/prospectus have been prepared in accordance with IFRS and denominated in Euros.

ClimateRock

The financial statements of ClimateRock included in this proxy statement/prospectus and exchange offer prospectus have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

EEW

The financial statements of EEW included in this proxy statement/prospectus and exchange offer prospectus have been prepared in accordance with IFRS and are denominated in Euros.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus and exchange offer prospectus, EEW relies on and refers to industry data, information and statistics regarding the markets in which it competes from publicly available information, industry and general publications and research and studies conducted by third parties. This information appears under the section of this proxy statement/prospectus and exchange offer prospectus entitled “Business of EEW.” EEW has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus and exchange offer prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section of this proxy statement/prospectus and exchange offer prospectus entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Pubco, EEW, and ClimateRock and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus and exchange offer prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus and exchange offer prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “EEW” refers to E.E.W. Eco Energy World Limited, a company formed under the laws of England and Wales, the term the “Group” refers to EEW and its subsidiaries, the term “ClimateRock” refers to ClimateRock, a Cayman Islands exempted company, and “Pubco” refers to ClimateRock Holdings Limited, a Cayman Islands exempted company. For further information on the structure of the parties, please see “The Business Combination Proposal — Organizational Structure.”

In this document:

“€”, “EUR” and “Euro” each refers to the Euro, the legal currency of the European Union.

“£”, “GBP” and “Pounds sterling” each refers to the legal currency of the United Kingdom.

“$,” “USD,” “US$” and “U.S. dollar” each refers to the legal currency of the United States.

“2021 Option Plan” means the E.E.W. Eco Energy World plc 2021 Share Option Plan adopted by the board of directors of EEW and amended from time to time.

“2023 Incentive Plan” means the Pubco 2023 Incentive Award Incentive Plan, as amended from time to time, to become effective upon the closing of the Transactions.

“Adjournment Proposal” means a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if ClimateRock deems it necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal.

“Amended and Restated Memorandum and Articles of Association” or “Pubco Articles” means the amended and restated memorandum and articles of association of Pubco to be adopted prior to consummation of the Business Combination.

“Articles Effectiveness Date” means the effective date of Pubco’s Amended and Restated Memorandum and Articles of Association.

“Australian Dollar” means the legal currency of Australia.

“BESS” means battery storage systems.

“Brexit” means the United Kingdom’s formal withdrawal from the European Union.

“Broker non-vote” means the failure of an ClimateRock shareholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination Agreement” means the Amended and Restated Business Combination Agreement, dated as of August 3, 2023, by and among ClimateRock, EEW, Pubco, and Merger Sub (as may be further amended and/or amended and restated), a copy of which is attached hereto as Annex A.

“Business Combination” or “Transactions” means, collectively, the Merger, the Pubco Offer and the Compulsory Acquisition.

“Business Combination Deadline” means the date by which ClimateRock must consummate its initial business combination under its Constitutional Documents, currently May 2, 2024, and including any later date to which it may be extended.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Transactions.

“Cayman Act” or “Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“ClimateRock” or “Purchaser” means ClimateRock, a Cayman Islands exempted company.

“Closing” means the closing of the Transactions.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Compulsory Acquisition” means the acquisition by Pubco of EEW shares held by EEW Shareholders that do not accept the Pubco Offer by way of compulsory acquisition on the same terms as the Pubco Offer pursuant to sections 979 to 982 of the UK Act.

“Constitutional Documents” means the formation documents of any of the entities listed herein, including the Amended and Restated Memorandum and Articles of Association, as they may be amended.

“Conversion Ratio” means the number of Pubco Ordinary Shares EEW Shareholders are entitled to receive equal to the Per Share Price (as defined in the Business Combination Agreement) divided by the Redemption Price.

“COVID” or “Covid-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.

“Directors” means the directors of Pubco from time to time, and each a Director.

“Dodd-Frank Wall Street Reform and Consumer Protection Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

“EEW” or the “Company” means E.E.W. Eco Energy World Limited, a company formed under the laws of England and Wales (formerly E.E.W. Eco Energy World PLC prior to its re-registration from a “public limited company” to a “private limited company” in January 2023).

“EEW APS” means EEW Holding 1 APS, a subsidiary of the Group.

“EEW Cyprus” means ETT ET Developments 1 Ltd (formerly known as E.E.W. Eco Energy World Holdings Limited) a company registered in Cyprus with registered number HE 312749 whose registered address is John Kennedy, Iris House, 3rd Floor, 3106, Limassol, Cyprus. EEW Cyprus is no longer part of the Group.

“EEW H2” means EEW H2 LTD, incorporated and registered in England and Wales with company number 137775984 whose registered office is at 13 Hanover Square, London, England, W1S 1HN. In February 2022, EEW H2 was spun-off to the EEW Shareholders, at which time EEW H2 ceased to be a consolidated subsidiary of the Group. EEW One currently owns 29.1% of EEW H2.

“EEW One” means EEW Eco Energy World Development Holdings One B.V., subsidiary of the Group.

“EEW Two” means to E.E.W. Eco Energy World Development Holdings Two B.V., a subsidiary of the Group.

“EEW Shareholders” means the holders of EEW shares.

“EPC” means engineering, procurement and construction.

“EU” means the European Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“exchange offer prospectus” means the exchange offer prospectus included in the Registration Statement.

“Executive Director” means an executive Director of Pubco.

“Founder Shares” means 1,968,749 Class A Ordinary Shares and 1 Class B ordinary share of ClimateRock all of which are currently issued and outstanding and were issued to the Initial Shareholders prior to the Initial Public Offering of ClimateRock (with the Class A Ordinary Shares having been converted from Class B ordinary shares).

“Grid Advances” means advance payments against the future cost of implementing grid connection works made to local grid operators in certain jurisdictions as a condition to gaining access to the local electricity grid.

“Grid Bond” means securities provided to local grid operators in certain jurisdictions as a condition to gaining access to the local electricity grid.

“Group” means EEW and its subsidiaries from time to time.

“Group Restructuring” means the 2019 transfer of the assets and liabilities of EEW Cyprus to the current UK-incorporated parent company of the Group, E.E.W. Eco Energy World Limited.

“GW” means gigawatts.

“HLF” means high-level feasibility approach.

“IFRS” means the International Financial Reporting Standards as adopted by the International Accounting Standards Board.

“Initial Public Offering”, “IPO” or “ClimateRock IPO” means the initial public offering of Units of ClimateRock, which was consummated on May 2, 2022.

“Initial Shareholders” means the Sponsor, U.N. SDG Support LLC, of which ClimateRock’s Executive Chairman, Charles Ratelband V, is the sole managing member, and any of ClimateRock’s officers or directors that hold Founder Shares.

“IRENA” means the International Renewable Energy Agency.

“IRENA WETO 2022” means IRENA’s “World Energy Transitions Outlook 2022: 1.5°C Pathway” report published in March 2022.

“ISOs” means incentive stock options.

“JDA” means joint development agreement.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Kumlin Shareholders” means the holders of EEW shares beneficially owned by Svante Kumlin and Annette Kumlin.

“Lightsource BP” means Lightsource Renewable Energy Verdejo Limited.

“Listing Rules of Nasdaq” refers to the listing rules of The Nasdaq Stock Market LLC.

“Maxim” means Maxim Group LLC, the representative of the underwriters of the IPO.

“Meeting” means the extraordinary general meeting of shareholders of ClimateRock, to be held on             , 2023 at              a.m. Eastern Time.

“Merger” means the Merger of Merger sub with and into ClimateRock, with ClimateRock continuing as the surviving entity.

“Merger Proposal” means the proposal to approve the Merger and the Plan of Merger, and the transactions contemplated thereby.

“Merger Sub” means ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco.

“Minimum Cash Condition” means the condition in the Business Combination Agreement that the proceeds of any PIPE Financing plus the balance of the cash held in trust at Closing, after giving effect to redemption by the ClimateRock shareholders and payment of Transaction expenses, equal at least $40.0 million.

“MW” means megawatt.

“Nasdaq” means The Nasdaq Stock Market LLC.

“O&M” means operation and maintenance.

“Orion” means ORION SAED SCP, a company affiliated with Annette Kumlin.

“Ordinary Shares” or “Pubco Ordinary Shares” means, collectively, the ordinary shares of the Pubco, each with par value $0.0001 per share.

“PCAOB” means the Public Company Accounting Oversight Board.

“PIPE Financing” means the issuance by Pubco of Pubco Ordinary Shares, or securities convertible or exchangeable for Pubco Ordinary Shares, to certain investors in connection with the Business Combination.

“post-RTB” means additional services, including EPC, O&M, and negotiation of PPAs and merchant power offtake arrangements, that may be provided to a buyer of a project.

“PPAs” means power purchase agreements.

“Private Warrants” means the Warrants sold in the private placement closed simultaneously with the closing of the IPO, each of which is exercisable for one ordinary share of ClimateRock, in accordance with its terms.

“proxy statement/prospectus” means the proxy statement/prospectus included in the Registration Statement.

“Pubco” means ClimateRock Holdings Limited, a Cayman Islands exempted company.

“Pubco Board” means the board of directors of Pubco.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Offer” means the offer by Pubco to acquire each issued and outstanding EEW ordinary share in exchange for ordinary shares of Pubco.

“Pubco Offer Document” means the document pursuant to which Pubco will make the Pubco Offer.

“Pubco Warrants” means the Pubco Private Warrants, and Pubco Public Warrants, collectively.

“Public Right” or “Right” means the right included in each Public Unit entitling the holder to receive one-tenth of one ordinary share of ClimateRock.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means Class A ordinary shares of ClimateRock issued as part of the Units sold in the Initial Public Offering.

“Public Units” or “Units” means units issued in the IPO, each consisting of one ordinary share of ClimateRock, one-half of one Public Warrant and one Public Right.

“Public Warrants” means the Warrants included in the Units sold in the Initial Public Offering, each whole Warrants exercisable for one ordinary share of ClimateRock, in accordance with its terms.

“PV” means photovoltaic.

“Redemption” means the right of the holders of ClimateRock ordinary shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Redemption Price” means the price at which each ClimateRock ordinary share is redeemed or converted in connection with the Business Combination pursuant to ClimateRock’s organizational documents.

“Registration Statement” means the Registration Statement on Form F-4 (Registration No. 333-            ) filed by Pubco with the SEC of which this proxy statement/prospectus and exchange offer prospectus forms a part.

“RSUs” means restricted stock units.

“RTB” means ready-to-build.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.

“SARs” means stock appreciation rights.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Management” and “Senior Managers” refer to those persons named as officers of EEW and, following the consummation of the Business Combination, of Pubco, in the section titled “Management of Pubco Following Business Combination”.

“special resolution” means, in respect of ClimateRock, a resolution passed by the shareholders of ClimateRock either (i) unanimously in writing by the shareholders entitled to vote at a validly called and quorate general meeting of ClimateRock or (ii) by a majority of at least two-thirds of the votes cast by the shareholders of ClimateRock who, being entitled to do so, vote in person or by proxy at a validly called and quorate general meeting of ClimateRock.

“Sponsor” means U.N. SDG Support LLC, of which ClimateRock’s Executive Chairman, Charles Ratelband V, is the sole managing member.

“SPV” means special purpose vehicle.

“Trust Account” means the trust account that holds a portion of the proceeds of the Initial Public Offering and the sale of the Private Warrants.

“TWh” means Terra Watt hour.

“UK Act” means the UK Companies Act 2006 (c 46), as amended

“U.S.” means the United States of America.

“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.

“Warrants” includes Public Warrants and Private Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus and exchange offer prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding ClimateRock, Pubco, EEW and their respective management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus and exchange offer prospectus may include, for example, statements about:

•        the ability of ClimateRock to consummate the Business Combination;

•        the expected benefits of the Business Combination;

•        the financial and business performance of Pubco, including financial projections and business metrics and any underlying assumptions thereunder;

•        changes in Pubco’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of Pubco’s business model;

•        Pubco’s ability to scale in a cost-effective manner;

•        developments and projections relating to Pubco’s competitors and industry;

•        the impact of wider geopolitical risks (such as wars and other conflicts), supply chain disruptions (including freight), issues related to human rights and forced labor, and health epidemics (including the COVID-19 pandemic) on Pubco’s business and the actions Pubco may take in response thereto;

•        expectations regarding the time during which Pubco will be an emerging growth company under the JOBS Act;

•        Pubco’s future capital requirements and sources and uses of cash;

•        Pubco’s ability to obtain funding for its operations;

•        Pubco’s business, expansion plans and opportunities;

•        the outcome of any known and unknown litigation and regulatory proceedings;

•        Pubco’s ability to adapt to any changes in international and local regulations with impact on solar project development;

•        expectations for continued government initiatives and commitments aimed to reach net-zero carbon emissions in the jurisdictions in which the Group operates;

•        expectations of continued reduction of solar technology costs and/or increase of efficiency;

•        expectations of an increase in global investment in the energy sector of an estimated US$ 5.7 trillion per year in order to reach net-zero carbon emissions by 2050;

•        a strong future growth in the demand for solar PV projects, including expectations that solar PV will be the energy type with the largest growth in capacity from present until 2050 with an annual increase of 450 GW over this decade, reaching nearly 5,200 GW in 2030 and exceeding 14,000 GW by 2050;

•        the Group’s target of progressing up to 800 MW of its advanced stage projects to RTB stage, 900 MW of its mid-stage projects to advanced stage and 1000 MW of its early stage projects to mid-stage;

•        the Group’s expectations to sell 2500 to 3000 MW of projects in the next 24 months;

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•        the Group’s ability to scale up its business, including its expectations for originating 2000 to 2500 MW of greenfield early stage projects and its target of bringing 6000 to 7000 MW of new acquisition/JDA opportunities in the next 24 months;

•        the Group’s ability to withstand the steadily increasing competition for acquisition/JDA opportunities from existing competitors and newcomers, including M&As of large utilities and oil and gas companies; and

•        the Group’s expectations for growing its overall global presence and increasing its employee headcount by approximately 50%.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and exchange offer prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the views of ClimateRock, Pubco or EEW as of any subsequent date, and neither ClimateRock, EEW nor Pubco undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or to instruct how your vote should be cast or how you should vote your shares on the proposals set forth in this proxy statement/prospectus and exchange offer prospectus. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Pubco may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings or enforcement actions that may be instituted against ClimateRock, Pubco or EEW following announcement of the proposed Business Combination and transactions contemplated thereby;

•        the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of ClimateRock or to satisfy other conditions to the Closing in the Business Combination Agreement;

•        the ability to obtain or maintain the listing of Pubco Ordinary Shares on Nasdaq following the Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations of Pubco as a result of the announcement and consummation of the transactions described herein;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Pubco to grow and manage growth profitably;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the occurrence of one or more high profile accidents by autonomous driving vehicles that result in lower customer demand or more stringent regulations in one or more jurisdictions in which Pubco intends to operate;

•        the effect of the COVID-19 pandemic on Pubco’s business and the parties’ ability to consummate the Business Combination;

•        Pubco’s ability to raise capital;

•        the possibility of third-party claims against the Trust Account;

•        the possibility that ClimateRock or Pubco may be adversely affected by other economic, business and/or competitive factors;

•        other risks and uncertainties described in this proxy statement/prospectus and exchange offer prospectus, including those under the section entitled “Risk Factors”; and

•        other factors beyond the control of ClimateRock, Pubco and EEW and their respective management teams.

While forward-looking statements reflect ClimateRock’s, Pubco’s and EEW’s good faith beliefs, as applicable, they are not guarantees of future performance. Except as otherwise required by applicable law, ClimateRock, Pubco and EEW disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus. For a further discussion of these and other factors that could cause ClimateRock’s, Pubco’s and EEW’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to ClimateRock, Pubco and EEW.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Meeting and the proposals to be presented at the Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to ClimateRock shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Meeting, which will be held on         , 2023 at          a.m., Eastern Time, at         , and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Q.	Why am I receiving this proxy statement/prospectus?

A. On August 3, 2023, ClimateRock and EEW entered into an Amended and Restated Business Combination Agreement to effect a business combination between the two companies. Pursuant to the Business Combination Agreement, ClimateRock and EEW have agreed to conduct a Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. ClimateRock’s shareholders are being asked to vote to approve the Business Combination Agreement and the Transactions contemplated thereby. The Business Combination Agreement provides for, among other things, (a) Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving entity, as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco, and (b)(i) Pubco will make an offer to acquire each issued and outstanding EEW ordinary share in consideration for the issue and allotment of substantially equivalent securities in Pubco and (ii) Pubco shall also offer each holder of EEW’s outstanding vested and unvested options to purchase EEW ordinary shares, replacement options to purchase Pubco Ordinary Shares. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q.	When and where is the Meeting?	A. The Meeting will be held at the offices of on , 2023, at a.m., Eastern Time.
Q.	Can I attend the Meeting in person?

A. Yes. The Meeting will be held at           . ClimateRock will also be hosting the Meeting via live webcast on the Internet. The Meeting will start at            a.m. Eastern Time, on           , 2023. Any shareholder can listen to and participate in the Meeting live via the Internet at            with the password of           . Shareholders may vote and submit questions while connected to the Meeting on the Internet with the voter control number included on your proxy card.

Q.	What do I need in order to be able to participate in the Meeting online?

A. You can attend the Meeting via the Internet by visiting            with the password of           . You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

Q.	What is being voted on at the Meeting?

A. ClimateRock’s shareholders are being asked to vote to approve the following proposals:

1.      The Business Combination Proposal — to approve the Business Combination Agreement and Transactions contemplated thereby, including the Merger. See the section entitled “The Business Combination Proposal.” The Business Combination Proposal is conditioned on the approval of the Merger Proposal described below. Therefore, if the Merger Proposal is not approved, then the Business Combination may not be consummated.

2.      The Merger Proposal —  to approve and authorize the Plan of Merger and the Merger of Merger Sub with and into ClimateRock in accordance with the Plan of Merger with ClimateRock being the surviving entity following the Merger. See the section entitled “Merger Proposal.” The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Merger Proposal will not be presented to shareholders at the Meeting.

3.      The Adjournment Proposal—to consider and vote upon a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates to (if necessary), among other things, permit further solicitation and vote of proxies if based upon the tabulated vote at the time of the Meeting, ClimateRock would not have been authorized to consummate the Business Combination. See the section entitled “The Adjournment Proposal.”

ClimateRock will hold the Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. Shareholders should read it carefully.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	Why is ClimateRock proposing the Business Combination?

A. ClimateRock was incorporated to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

ClimateRock completed its Initial Public Offering of Public Units on May 2, 2022, with each Public Unit consisting of one ordinary share, one-half of one Public Warrant, each whole warrant exercising into one ordinary share at a price of $11.50 and one Public Right, each entitling the holder thereof to receive one-tenth of one ordinary share of ClimateRock upon ClimateRock’s completion of its initial business combination. The sale of the Public Units, raising $78,750,000, as well as a private placement of Private Warrants on May 2, 2022, raising total gross proceeds of $3,762,500, totaling $82,512,500. Since the Initial Public Offering, ClimateRock’s activity has been limited to the search and evaluation of and negotiation with business combination candidates.

Although ClimateRock was able to pursue an initial business combination target in any industry, sector, or geographic region, it focused on acquiring a target within the sustainable energy industry in the Organization for Economic Co-operation and Development countries, including climate change, environment, renewable energy and emerging and clean technologies.

EEW is an independent global developer of utility scale solar photovoltaic projects from greenfield to ready-to-build stage (the period from the outset of the project through to the stage at which the project is sufficiently developed in order to begin construction of a solar photovoltaic plant on the project site). EEW does not construct, own or operate solar photovoltaic plants. Once a project approaches ready-to-build stage, the Group seeks buyers for the project through its established network of financial investors, infrastructure funds, private equity firms, large utilities, independent power producers and oil and gas companies. ClimateRock believes that a business combination with EEW will provide ClimateRock shareholders with an opportunity to participate in a company with strong potential. See the section entitled “The Business Combination Proposal — ClimateRock’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q.	Why is ClimateRock providing shareholders with the opportunity to vote on the Business Combination?

A. Under its amended and restated memorandum and articles of association, ClimateRock must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of ClimateRock’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and pursuant to Cayman law requirements, ClimateRock has elected to structure the Business Combination in such a way as to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, ClimateRock is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its Public Shareholders to effectuate Redemptions of their Public Shares in connection with the consummation of the Business Combination.

Q.	Are the proposals conditioned on one another?

A. The approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented to the shareholders for a vote. The approval of either the Business Combination Proposal or the Merger Proposal is not a condition to the adoption of the Adjournment Proposal. If the Business Combination Proposal and the Merger Proposal are approved, the Adjournment Proposal will not be presented to shareholders for a vote.

Q.	What factors did the ClimateRock board of directors consider in connection with its decision to recommend voting in favor of the Business Combination?

A. The ClimateRock board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        Renewable energy business: EEW is in the business of developing solar power plants from greenfield to ready-to-build stage (the period from the outset of the project through to the stage at which the project is sufficiently developed in order to begin construction of a solar photovoltaic plant on the project site) around the world. EEW does not construct, own or operate solar photovoltaic plants. Once a project approaches ready-to-build stage, the Group seeks buyers for the project through its established network of financial investors, infrastructure funds, private equity firms, large utilities, independent power producers and oil and gas companies. Over the past decade, EEW and its predecessor related parties have developed over 1.4GW of projects around the world.

•        History of operations: The ClimateRock board of directors was clear in its vision to combine with an organization which has a stable history of operations and strong leadership. EEW had an attractive profile as a potential target for the business combination with tested technologies, track record of sales, and significant operational experience. The ClimateRock board of directors came to the conclusion that EEW is a company that has a business model with the ability to successfully navigate an economic downturn and changes in the industry landscape and regulatory environment.

•        Healthy pipeline of projects: EEW has a pipeline of 10.1GW in various stages of development. This aspect of potential future growth was weighted heavily by the Board in giving its approval for the transaction.

•        Stable and geographically diversified revenues streams. Over the past 10 years, EEW and its predecessor related parties have developed and sold over 20 projects in Europe and Australia. Their current clients constitute some of the most established energy players in the renewable market and their current pipeline of projects is spread across three continents. This gave the ClimateRock board of directors sufficient confidence that EEW has the potential for strong and continued growth both organically and through add-on acquisitions and offer an attractive potential opportunity for ClimateRock shareholders.

•        Attractive valuation compared to publicly traded peer companies. ClimateRock’s board of directors believes that EEW’s valuation is attractive relative to comparable publicly traded peer companies. Moreover, the valuation is supported by the fairness opinion from NewBridge.

ClimateRock’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Public company infrastructure. The need to update EEW’s operations and financial systems necessary for it to transition from a private to a public company.

•        Key personnel. It is vital for EEW to retain and continue to find experienced personnel in a competitive industry. Loss of key personnel could be detrimental to EEW’s project development efforts and to its operations.

•        Macroeconomic risks and uncertainty. Macroeconomic could prohibit EEW from achieving the full benefits of the proposed Business Combination.

•        Redemption risk. The potential that a significant number of ClimateRock shareholders elect to redeem their shares prior to the consummation of the Business Combination, which would potentially make the Business Combination more difficult to complete.

Q.	What will happen in the Business Combination?

A. Pursuant to the Business Combination Agreement, (a) Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving entity, as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco, and (b)(i) Pubco will make an offer to acquire each issued and outstanding EEW ordinary share in exchange for Pubco Ordinary Shares and (ii) Pubco shall also offer each holder of EEW’s outstanding vested and unvested options to purchase EEW ordinary shares, replacement options to purchase Pubco Ordinary Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Act and the laws of England and Wales.

In particular, (i) each issued and outstanding ordinary share of ClimateRock will be converted into one Pubco Ordinary Share, (ii) each outstanding Warrant of ClimateRock will be converted into one Pubco Warrant that entitles the holder thereof to purchase one Pubco Ordinary Share in lieu of one ordinary share of ClimateRock, (iii) each outstanding Right of ClimateRock will be exchanged for one-tenth of a Pubco Ordinary Share, and (iv) each Unit will be automatically detached and the holder thereof shall be deemed to hold one and one-tenth ordinary shares of Pubco, one-half of one Pubco Warrant. The cash held in the Trust Account and the proceeds from any financing transactions in connection with the Business Combination will be used by Pubco for working capital and general corporate purposes following the consummation of the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For Pubco’s organizational structure chart upon consummation of the Business Combination, please see “The Business Combination Agreement — Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination.”

Q.	What are the U.S. federal income tax consequences of the Business Combination to me?

A. Subject to the discussion below regarding Public Warrants, it is intended that the Merger qualifies as an exchange described in Section 351 of the Code (when taken together with certain other transactions in connection with the Business Combination). Assuming such qualification, a U.S. holder with no Public Warrants or Public Rights that receives Pubco Ordinary Shares in exchange for Public Shares in the Merger generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the Merger by a U.S. holder should be equal to the adjusted tax basis of the Public Shares exchanged therefor. The holding period of the Pubco Ordinary Shares should include the holding period during which the Public Shares exchanged therefor were held by such U.S. holder.

If the Merger qualifies as an exchange under Section 351 of the Code and not as a “reorganization” under Section 368(a) of the Code, a U.S. holder that receives Pubco Ordinary Shares in exchange for Public Shares and whose Public Warrants automatically convert into Pubco Public Warrants in the Merger should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder and (ii) the fair market value of the Pubco Public Warrants received by such holder in such exchange. To determine the amount of gain, if any, that a U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Merger on a share-by-share and warrant-by-warrant basis, as described further below under “Material U.S. Federal Income Tax Consideration — U.S. Holders — Tax Consequences of the Business Combination.” U.S. holders should discuss with their tax advisors potential alternative characterizations with respect to the exchange of Public Warrants for Pubco Public Warrants.

If the Merger qualifies as an exchange governed only by Section 351 of the Code and not as a “reorganization” under Section 368(a) of the Code, a U.S. holder with no Public Shares or Public Rights whose Public Warrants automatically convert into Pubco Public Warrants in the Merger will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco Public Warrants received and such U.S. holder’s adjusted basis in its Public Warrants. A U.S. holder’s basis in its Pubco Public Warrants received in the Merger will equal the fair market value of the Pubco Public Warrants. A U.S. holder’s holding period in its Pubco Public Warrants will begin on the day after the Merger.

If the Merger qualifies as a “reorganization” under Section 368(a) of the Code as well as an exchange under Section 351 of the Code, a U.S. holder that receives Pubco Ordinary Shares in exchange for Public Shares and whose Public Warrants automatically convert into Pubco Public Warrants should not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Pubco Ordinary Shares and the Pubco Public Warrants received should be equal to the U.S. holder’s basis in the Public Shares and Public Warrants exchanged therefor, and the holding period of the Pubco Ordinary Shares and Pubco Public Warrants should include the holding period during which the Public Shares and the Public Warrants exchanged therefor were held by such U.S. holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied.

Even if the Merger otherwise qualifies as an exchange described in Section 351 of the Code and/or as a “reorganization” under Section 368(a) of the Code, U.S. holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company rules, as described in more detail under “Material U.S. Federal Income Tax Consideration — U.S. Holders — Application of the Passive Foreign Investment Company Rules to the Business Combination.”

For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders -- Tax Consequences of the Business Combination” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Tax Consequences of the Business Combination to Non-U.S. Holders.”

Q.	What conditions must be satisfied or waived to complete the Business Combination?

A. There are a number of closing conditions to the Business Combination, including, but not limited to, the following: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of ClimateRock’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) ClimateRock having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption, (v) the effectiveness of the Registration Statement; and (vi) the Pubco Offer shall be declared to be unconditional in all respects by Pubco.

In addition, unless waived by EEW, the obligations of EEW to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of (A) ClimateRock relating to authorization and binding effect, organization and standing, capitalization, and finders and brokers, and (B) Pubco relating to authorization and binding effect, organization and standing, finders and brokers, and capitalization being, in each case, true and correct on and as of the Closing in all material respects; (ii) the representations and warranties of ClimateRock relating to absence of certain changes being true and correct in all respects on and as of the Closing; (iii) all other representations and warranties of ClimateRock being true and correct on and as of the Closing, subject to Material Adverse Effect; (iv) ClimateRock having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (v) absence of any Material Adverse Effect with respect to ClimateRock since the date of the Business Combination Agreement which is continuing and uncured; and (vi) after taking into consideration the Redemption, the Trust Account proceeds and the proceeds of any private placement, and payment of EEW’s and ClimateRock’s transaction expenses, the amount of cash available to ClimateRock should equal $40,000,000 or more at Closing.

Unless waived by ClimateRock, the obligations of ClimateRock to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of EEW relating to authority and binding effect, finders and brokers, and capitalization being, in each case, true and correct on and as of the Closing in all material respects; (ii) the representations and warranties of EEW relating to absence of certain changes being true and correct in all respects on and as of the Closing; (iii) all other representations and warranties of EEW being true and correct on and as of the Closing, subject to Material Adverse Effect; (iv) EEW having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (v) absence of any Material Adverse Effect with respect to EEW since the date of the Business Combination Agreement which is continuing and uncured, (vi) EEW shall have delivered to Purchaser a certified copy of the certificate of incorporation of EEW following completion of the Re-registration and (vii) EEW shall have confirmed to ClimateRock in writing that it has informed The Panel on Takeovers and Mergers in the United Kingdom of completion of the Re-registration.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

Q.	Did the ClimateRock board obtain a fairness opinion in determining whether to proceed with the Business Combination?

A. Yes. Pursuant to ClimateRock’s amended and restated articles and memorandum of association, and as provided in the ClimateRock’s IPO prospectus, ClimateRock is only required to obtain an opinion from an independent investment banking firm or an independent accounting firm that such an initial business combination is fair to our company from a financial point of view, if ClimateRock would seek to complete an initial business combination with a business combination target that is affiliated with the Sponsor, or ClimateRock’s directors or officers. No prior conflicts or affiliate relationship existed between members of the ClimateRock’s board of directors and management, on the one hand, and EEW, on the other hand. As such, an opinion is not required under ClimateRock’s amended and restated articles and memorandum of association. However, ClimateRock’s board of directors obtained a fairness opinion from NewBridge Securities Corporation (“Newbridge”), dated June 28, 2023, in connection with the signing of the Amended and Restated Business Combination Agreement, that provided that as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by ClimateRock in the Business Combination was fair, from a financial point of view, to ClimateRock’s shareholders. ClimateRock obtained such fairness opinion to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination. For a description of the fairness opinion issued by Newbridge to the ClimateRock board, please see “The Business Combination Proposal — ClimateRock’s Board of Directors’ Reasons for Approval of the Business Combination — Opinion of NewBridge.”

Q.	What is the PIPE Financing?

A. In connection with the Business Combination, the parties intend to consummate a financing, pursuant to which Pubco would issue to certain investors Pubco Ordinary Shares or securities convertible or exchangeable for Pubco Ordinary Shares (the “PIPE Financing”). It is uncertain whether the parties will succeed in securing any PIPE Financing or what the size or terms of a PIPE Financing would be. To date, the parties have not received any commitments in respect of PIPE Financing. EEW has agreed a term sheet with a potential investor for the negotiation of a potential PIPE Financing, but the term sheet is non-binding and any financing would be subject to the negotiation and execution of definitive documents and the completion of due diligence, among other factors.

Q.

What equity stake will current Public Shareholders, the PIPE investors, the Sponsor and the EEW Shareholders and their affiliates hold in Pubco immediately after the completion of the Business Combination?

A. Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination (prior to giving effect to any warrant exercises, assuming automatic conversion of rights into ordinary shares, and excluding any equity incentives issuable pursuant to the 2023 Incentive Plan or the exercise of the outstanding EEW options), Public Shareholders and maxim, the Sponsor, PIPE investors and the EEW Shareholders will own approximately 4.8%, 2.7%, 5.4% and 87.1% of the issued and outstanding shares of Pubco, respectively, such percentages calculated assuming that the EEW Shareholders receive approximately 63,163,953 Pubco Ordinary Shares, derived from the shares issued and outstanding and weighted average shares issued and outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If any of the Public Shareholders exercise their redemption rights, the percentage of the issued and outstanding Pubco Ordinary Shares held by the Public Shareholders will decrease and the percentages of issued and outstanding Pubco Ordinary Shares held by the Initial Shareholders and by the EEW Shareholders and their affiliates will increase, in each case relative to the percentage held if none of the Public Shares are redeemed.

If any of the Public Shareholders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of the Record Date of             , 2023, would be $             regardless of the amount of redemptions by the Public Shareholders. Upon the issuance of Ordinary Shares in connection with the Business Combination, the percentage ownership of Pubco by Public Shareholders that do not redeem their Public Shares will be diluted. Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Shareholders. The percentage of the total number of issued and outstanding Ordinary Shares that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates varying beneficial ownership levels in Pubco, as well as possible sources and extents of dilution for non-redeeming Public Shareholders, assuming no redemptions by Public Shareholders and the maximum redemptions by Public Shareholders:

Potential ownership of issued and outstanding Pubco Ordinary Shares upon Closing (prior to giving effect to any Warrant exercises, assuming automatic conversion of Rights into Pubco Ordinary Shares, and excluding the effect of any equity incentives issuable pursuant to the 2023 Incentive Plan or the exercise of the outstanding EEW options):

	No Redemption	%	Maximum Redemption	%
EEW Shareholders	63,163,953	87.1%	63,163,953	87.1%
ClimateRock’s Public Shareholders	2,577,138	3.5%	—	—
PIPE Investors	3,884,628	5.4%	6,487,798	8.9%
ClimateRock’s Public Shares converted from the Public Rights	787,500	1.1%	787,500	1.1%
ClimateRock Founders’ shares	1,968,750	2.7%	1,968,750	2.7%
Maxim’s shares	118,125	0.2%	118,125	0.2%
Total	72,500,094	100.0%	72,526,126	100.0%

Potential ownership of issued and outstanding Pubco Ordinary Shares upon Closing (assuming automatic conversion of Rights into Pubco Ordinary Shares and full exercise of all outstanding Warrants, but excluding the effect of any equity incentives issuable pursuant to the 2023 Incentive Plan or the exercise of the outstanding EEW options):

	No Redemption	%	Maximum Redemption	%
EEW Shareholders	63,163,953	78.8%	63,163,953	78.7%
ClimateRock’s Public Shareholders	2,577,138	3.2%	—	—
PIPE Investors	3,884,628	4.8%	6,487,798	8.1%
ClimateRock’s Public Shares converted from the Public Rights	787,500	1.0%	787,500	1.0%
ClimateRock Founders’ shares	1,968,750	2.5%	1,968,750	2.5%
Maxim’s shares	118,125	0.1%	118,125	0.1%
Shares underlying the Public Warrants	3,937,500	4.9%	3,937,500	4.9%
Shares underlying the Private Warrants	3,762,500	4.7%	3,762,500	4.7%
Total	80,200,094	100.0%	80,226,126	100.0%

To meet the Minimum Cash Condition, (i) the no redemption scenario assumes PIPE Financing of €37.4 million ($40.0 million) or 3,884,628 shares at a price equal to the redemption price of approximately €9.64 (approximately $10.29) per share, based on the balance of the Trust Account as of December 31, 2022, and (ii) the maximum redemption scenario assumes PIPE Financing of €62.5 million ($66.8 million) or 6,487,798 shares at a price equal to the redemption price. To date, the parties have not received any commitments in respect of PIPE Financing. EEW has agreed a term sheet with a potential investor for the negotiation of a potential PIPE Financing, but the term sheet is non-binding and any financing would be subject to the negotiation and execution of definitive documents and the completion of due diligence, among other factors.

Q.	Who is entitled to vote at the Meeting?

A. ClimateRock shareholders are entitled to one vote at the Meeting for each ordinary share of ClimateRock held of record as of             , 2023, the record date for the Meeting (the “Record Date”). As of the close of business on the Record Date, there were 4,664,013 ordinary shares of ClimateRock issued and outstanding.

Q.	What vote is required to approve the proposals presented at the Meeting?

A. The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution, being a resolution passed by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon at the Meeting. The Merger Proposal requires a special resolution, being a resolution passed at the Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy. Assuming a quorum is established, a shareholder’s failure to vote by proxy or to vote oneself at the Meeting will have no effect on the foregoing proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

The holders of the Founder Shares, including ClimateRock’s Initial Shareholders, have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of             , 2023, there were 1,968,750 Founder Shares issued and outstanding, which constitute approximately 42.2% of the issued and outstanding ordinary shares of ClimateRock.

Q.	What constitutes a quorum at the Meeting?

A. Holders of no less than 50% in voting power of ClimateRock’s issued and outstanding ordinary shares and entitled to vote at the Meeting constitute a quorum. In the absence of a quorum, the chairman of the Meeting has the power to adjourn the Meeting. As of the Record Date, 2,332,007 ordinary shares of ClimateRock would be required to achieve a quorum.

Q.	How do the insiders of ClimateRock intend to vote on the proposals?

A. ClimateRock’s holders of Founder Shares beneficially own and are entitled to vote an aggregate of approximately 42.2% of the issued and outstanding ordinary shares of ClimateRock as of             , 2023. The holders of Founder Shares have agreed to vote their securities in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting.

Q.	What interests do ClimateRock’s directors, executive officers and major stockholders have in the Business Combination?

A.     ClimateRock’s Initial Shareholders and its other directors and officers have interests in the Business Combination that are different from or in additional to (and which may conflict) with your interests. You should take these interests into account in deciding whether to approve the Business Combination Proposal. These interests include, among other things, the following.

•        If the Business Combination with EEW or another business combination is not consummated by May 2, 2024 (or any later date to which it may be extended, the “Business Combination Deadline”), ClimateRock will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 1,968,750 Founder Shares held by ClimateRock’s Initial Shareholders, including certain directors and officers, would be worthless because ClimateRock’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to those shares. The Founder Shares had an aggregate market value of approximately $            million based upon the closing price of ClimateRock’s ordinary shares of $            per share on Nasdaq on            , 2023, and were originally purchased for an aggregate of

$25,000. As a result, a business combination would likely enable ClimateRock’s Initial Shareholders to recoup their investment in ClimateRock and make a substantial profit, even if Pubco Ordinary Shares lose significant value. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        The Sponsor purchased an aggregate of 3,762,500 Private Warrants for $3,762,500 simultaneously with the consummation of the Initial Public Offering. The Private Warrants had an aggregate market value of $            based upon the closing price of ClimateRock’s Warrants of $            per unit on Nasdaq on             , 2023. If ClimateRock is unable to complete a business combination by the Business Combination Deadline, the Private Warrants would expire worthless and the Sponsor would be unable to recoup its investment in ClimateRock. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, has an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        Gluon, the managing partner of which is Per Regnarsson, the Chief Executive Officer and a director of ClimateRock, shall be entitled to receive a Transaction Success Fee of up to $250,000 if ClimateRock consummates a business combination, subject to the terms Gluon Engagement Letter. In addition, Gluon will be entitled, with respect to any financing undertaken by ClimateRock with a party that Gluon introduces during the term of the Gluon Engagement Letter, to the following fees: (i) for a financing involving an issuance of ClimateRock’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to 2.0% of the gross proceeds received by ClimateRock at such closing and (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to 5.0% of the gross proceeds received by ClimateRock at such closing. Gluon has been engaged to act in a consultancy role for the management and coordination of the ClimateRock’s initial business combination and the coordination of many advisors involved in the Business Combination and the integration of their respective services. These services are distinct from the services of Alantra, who has been engaged to, among other things, assist with the valuation of the EEW. Gluon’s engagement has been approved by ClimateRock’s Audit Committee and board of directors. In his role of CEO, Mr. Regnarsson has been heavily involved, among other things, in negotiations with EEW and communication with ClimateRock’s board of directors. Simultaneously with Maxim, Gluon has been working to secure PIPE Financing for the Business Combination, and if Gluon’s efforts lead to PIPE funding of either debt or equity, Gluon will be entitled to receive a fee. Accordingly, ClimateRock’s management team have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        If the Business Combination with EEW is consummated, ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock, would receive ownership of a substantial number of ordinary shares of PubCo, which they would not receive absent completion of a business combination. Accordingly, ClimateRock’s management team have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation. The actual number of PubCo ordinary shares that the Initial Shareholders would own after the Closing will depend upon several factors, including the number of redemptions of Public Shares and the number of Warrants exercised. Taking into account the automatic conversion of Rights into ordinary shares, and excluding any equity incentives issuable pursuant to the 2023 Incentive Plan, any exercise of outstanding EEW options and the effects of any PIPE Financing, after the Closing, the Initial Shareholders would own (i) if there are no redemptions and prior to the exercise of any Warrants, approximately 2.7% of Pubco’s total ordinary shares, (ii) if there are maximum redemptions and prior to the exercise of any Warrants, approximately 2.7% of Pubco’s total ordinary shares outstanding, (iii) if there are no redemptions and assuming full exercise of all Warrants, approximately 2.5% of Pubco’s total ordinary shares, and (iv) if there are maximum redemptions and assuming full exercise of all Warrants, approximately 2.5% of Pubco’s total ordinary shares outstanding.

•        ClimateRock’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ClimateRock’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ClimateRock fails to consummate a business combination within the time period required under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, ClimateRock may not be able to reimburse these expenses if the Business Combination with EEW or another business combination is not completed by the Business Combination Deadline. As of August 1, 2023, ClimateRock’s Initial Shareholders have not yet reported any out-of-pocket expenses for which they would be entitled to reimbursement.

•        ClimateRock’s existing directors and officers will be eligible for continued indemnification and continued coverage under ClimateRock’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        In connection with ClimateRock’s shareholders approving the extension of the Business Combination Deadline, ClimateRock has issued a promissory note (the “Extension Note”) in the aggregate principal amount of up to $900,000 (the “Extension Funds”) to the Sponsor, pursuant to which the Sponsor agreed to provide ClimateRock with equal monthly installments of $75,000 ($0.029 per remaining Public Share) to be deposited into the Trust Account until ClimateRock completes its initial business combination. As of August 1, 2023, ClimateRock has drawn under the Extension Note and deposited into the Trust Account $300,000.

•        The Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination (the “Working Capital Loans”). If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Private Warrants at a price of $1.00 per Warrant (the “Working Capital Warrants”). If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into four loan agreements (the “Eternal Loans”) with Eternal BV, a company controlled by Charles Ratelband V, ClimateRock’s Executive Chairman of ClimateRock’s board of directors. The Eternal Loans are unsecured and do not bear interest and mature on various dates between March 31, 2024 and March 31, 2025. As of August 1, 2023, ClimateRock has drawn a total of $1,030,000 under the Eternal Loans. Because the Eternal Loans may not be repaid from the proceeds of the Trust Account if ClimateRock does not complete a business combination, the Executive Chairman of ClimateRock’s board of directors has an economic incentive to complete a business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

Q.	Do I have redemption rights?

A. Pursuant to ClimateRock’s amended and restated memorandum and articles of association, holders of Public Shares may elect to have their shares redeemed for cash at the then-applicable redemption price calculated in accordance with ClimateRock’s amended and restated memorandum and articles of association. As of August 1, 2023, based on funds in the Trust Account of approximately $27.5 million, this would have amounted to approximately $10.67 per share. If a holder exercises its redemption rights, then such holder will be exchanging its ordinary shares of ClimateRock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands Redemption and delivers its shares (either physically or electronically) to ClimateRock’s transfer agent prior to the Meeting. See the section titled “Extraordinary General Meeting of Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q.	Will how I vote affect my ability to exercise redemption rights?

A. No. You may exercise your redemption rights whether or not you are a holder of ClimateRock ordinary shares on the Record Date (so long as you are a holder at the time of exercise), or whether or not you are a holder and vote your ordinary shares of ClimateRock on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and will only remain shareholders with respect to the Rights they will retain that will be exchanged for one-tenth of a Pubco Ordinary Share, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q.	How do I exercise my redemption rights?

A. If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that ClimateRock convert your shares into cash no later than 5:00 p.m. Eastern Time on             , 2023 (two business days prior to the vote on the Business Combination Proposal) by (A) submitting your request in writing to Continental Stock Transfer & Trust Company at the address listed at the end of this section and (B) delivering your shares to ClimateRock’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that his, her or its shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which was approximately $            , or approximately $             per share, as of             , 2023, the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for Redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Meeting. If you deliver your shares for Redemption to ClimateRock’s transfer agent and later decide prior to the Meeting not to elect redemption, you may request that ClimateRock’s transfer agent return the shares (physically or electronically). You may make such request by contacting ClimateRock’s transfer agent at the phone number or address listed herein.

Any corrected or changed proxy card or written demand of redemption rights must be received by ClimateRock’s secretary prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to ClimateRock’s transfer agent at least two business days prior to the vote at the Meeting.

If a holder of Public Shares properly makes a demand for Redemption as described above, then, if the Business Combination is consummated, ClimateRock will convert these shares into a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your ordinary shares of ClimateRock for cash and will not be entitled to Pubco Ordinary Shares with respect to your ordinary shares of ClimateRock upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their redemption rights would not be entitled to convert their shares for the applicable pro rata share of the Trust Account. In such case, ClimateRock will promptly return any shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the liquidation of ClimateRock. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised redemption rights in connection therewith due to potential claims of creditors against the Trust Account.

If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any Public Warrants or Public Rights that you may hold. Your Public Warrants will become exercisable to purchase one Pubco Ordinary Share in lieu of one ClimateRock ordinary share for a purchase price of $11.50 per share upon consummation of the Business Combination. Only whole warrants are exercisable and fractional warrants will be issued upon separation of the units, and your Public Rights will automatically be converted into one-tenth of a Pubco Ordinary Share upon the consummation of the Business Combination. If holders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of             , 2023, would be $__ million regardless of the amount of redemptions by the Public Shareholders.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

Holders of Public Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis, or (iii) gain. See the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of Public Shares” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Non-U.S. Holders Exercising Redemption Rights with Respect to Public Shares.”

Q.	If I am a Warrant or Right holder, can I exercise redemption rights with respect to my Warrants or Rights?

A. No. The holders of Warrants and Rights have no redemption rights with respect to such securities.

If holders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants and Public Rights that may be retained by them, based on the closing trading price per Public Warrant and Public Right as of           , 2023, would be $       million regardless of the amount of redemptions by the Public Shareholders.

Q.	If I hold Public Warrants, what are the U.S. federal income tax consequences of my Public Warrants converting into Pubco Public Warrants?

See above under “What are the U.S. federal income tax consequences of the Business Combination to me?”

For additional discussion of the U.S. federal income tax treatment of Public Warrants in connection with the Merger, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Tax Consequences of the Business Combination to Non-U.S. Holders.”

Q.	If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A. No. Holders of outstanding Public Units must separate the underlying ordinary share, Warrants and Rights prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, ClimateRock’s transfer agent, with written instructions to separate such Units into Public Shares, Warrants and Rights. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my Redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, ClimateRock’s transfer agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares, Public Warrants and Public Rights. As detailed in the following sentence, this must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Public Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A. Holders of Units, Warrants Rights and ClimateRock Ordinary Shares do not have appraisal rights in respect to their Units, Warrants and Rights and ClimateRock Ordinary Shares in connection with the Business Combination under the Cayman Companies Act. Although under the Cayman Companies Act, shareholders of a Cayman Islands company have dissenters’ rights with respect to a merger, dissenters’ rights are not generally considered to be available under the Cayman Companies Act if the consideration under the proposed merger consists of shares listed on a national securities exchange. Therefore, no dissenters’ rights are available under the Merger in respect of the ClimateRock Ordinary Shares. However, holders of Public Shares have redemption rights as further described in this proxy statement/prospectus.

Q.	I am an ClimateRock Warrant holder. Why am I receiving this proxy statement/prospectus?

A. As a holder of ClimateRock Warrants, each whole Pubco Warrant entitles you to purchase one Pubco Ordinary Share in lieu of one ClimateRock ordinary share at a purchase price of $11.50 per share upon consummation of the Business Combination. This proxy statement/prospectus includes important information about Pubco and the business of Pubco and its subsidiaries following consummation of the Business Combination. Since holders of ClimateRock Warrants will become holders of Pubco Warrants and may become holders of Pubco Ordinary Shares upon consummation of the Business Combination, ClimateRock urges you to read the information contained in this proxy statement/prospectus carefully.

Q.	What happens to the funds deposited in the Trust Account after the consummation of the Business Combination?

A. Of the net proceeds of ClimateRock’s Initial Public Offering and simultaneous private placements, a total of $79,931,250 was placed in the Trust Account immediately following the Initial Public Offering. After the consummation of the Business Combination, the funds in the Trust Account will be used by ClimateRock to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination with EEW (including fees payable to certain underwriters and finders in connection with the Business Combination), and to repay any loans owed by ClimateRock. Any remaining funds will be paid to EEW (or as otherwise designated in writing by EEW to ClimateRock prior to the Closing) and used for working capital and general corporate purposes of Pubco and its subsidiaries.

Q.	What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A. Unlike some other blank check companies which require Public Shareholders to vote against a business combination in order to exercise their redemption rights, ClimateRock’s Public Shareholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of Redemption by Public Shareholders. However, the Business Combination will not be consummated if, upon the consummation of the Business Combination, ClimateRock does not have at least $5,000,001 in net tangible assets after giving effect to payment of amounts that ClimateRock will be required to pay to redeeming shareholders upon consummation of the Business Combination and the proceeds from any private placement investment. With fewer public shares and public shareholders, the trading market for Pubco Ordinary Shares may be less liquid than the market for ClimateRock’s ordinary shares was prior to the Merger, and Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into EEW’s business will be reduced.

Q.	What happens if the Business Combination is not consummated?

A. If ClimateRock does not complete the Business Combination with EEW or another business combination by the Business Combination Deadline, ClimateRock must: (i) redeem 100% of the issued and outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (which was approximately $27.5 million as of August 1, 2023) divided by the number of Public Shares then outstanding, (ii) cease all operations except for the purpose of winding up, and (iii) subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate. In such event, ClimateRock’s Rights and Warrants will expire worthless, and the 1,968,750 Founder Shares and 3,762,500 shares underlying the Private Warrants, including those held by ClimateRock’s Initial Shareholders, including its directors and officers, would also be worthless. For more information about the liquidation process, see “Other Information Related to ClimateRock — Liquidation if No Business Combination.”

Q.	When do you expect the Business Combination to be completed?

A. It is currently anticipated that the Business Combination will be consummated promptly following the Meeting, which is set for             , 2023; however, the Meeting could be adjourned, as described above. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.	What do I need to do now?

A. ClimateRock urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or Warrant holder of ClimateRock. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A. If you are a holder of record of ordinary shares of ClimateRock on the Record Date, you may vote by submitting your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. In addition, you may be able to vote over the Internet by visiting          with the voter control number included on your proxy card or over the phone by dialing a toll-free number at      in the United States and Canada or      (toll rates apply) from outside the United States and Canada. The passcode for telephone access is         #. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. However, broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Q.	May I change my vote after I have mailed my signed proxy card?

A. Yes. Shareholders may (i) enter a new vote by Internet or telephone, (ii) send a later dated, signed proxy card to ClimateRock’s secretary at the address set forth below so that it is received by ClimateRock’s Chief Executive Officer prior to the vote at the Meeting or (iii) attend the Meeting via live webcast and vote virtually via the Internet. Shareholders also may revoke their proxy by sending a notice of revocation to ClimateRock’s Chief Executive Officer at 50 Sloane Avenue, London, SW3 3DD, United Kingdom, which notice must be received by ClimateRock’s Chief Executive Officer prior to the vote at the Meeting.

Q.	What happens if I fail to take any action with respect to the Meeting?

A. If you fail to take any action with respect to the Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder and/or Warrant holder of ClimateRock.

Q.	What should I do if I receive more than one set of voting materials?

A. Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your ClimateRock shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ClimateRock shares.

Q.	Who can help answer my questions?

A. If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

ClimateRock
50 Sloane Avenue
London, SW3 3DD, United Kingdom
Attn: Per Regnarsson
+44 203 954 0590

or

[Proxy Solicitor]

You may also obtain additional information about ClimateRock from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek Redemption of your shares, you will need to deliver your stock (either physically or electronically) to ClimateRock’s transfer agent at the address below at least two business days prior to the Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and exchange offer prospectus and does not contain all the information that is important to you. You should carefully read this entire proxy statement/prospectus and exchange offer prospectus, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus and exchange offer prospectus as well as the other annexes attached to the proxy statement/prospectus and exchange offer prospectus. The Business Combination Agreement is the legal document that governs the Transactions and the other transactions that will be undertaken in connection with the Business Combination.

The Parties

ClimateRock

ClimateRock is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability on December 6, 2021. ClimateRock was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination or other similar business combination with one or more businesses or entities. Although ClimateRock was able to pursue an initial business combination target in any industry, sector, or geographic region, it focused on acquiring a target within the sustainable energy industry in the Organization for Economic Co-operation and Development countries, including climate change, environment, renewable energy and emerging and clean technologies.

The mailing address of ClimateRock’s principal executive office is 50 Sloane Avenue, London, SW3 3DD, United Kingdom and its telephone number is +44 203 954 0590. After the consummation of the Business Combination, ClimateRock will become a wholly-owned subsidiary of Pubco.

Pubco

Pubco was incorporated on September 23, 2022 solely for the purpose of effectuating the Business Combination described herein. Pubco was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Pubco owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Pubco is Per Regnarsson and the sole shareholder of Pubco is ClimateRock Holdings Topco Limited, the sole shareholder of which is Per Regnarsson.

The mailing address of Pubco’s registered office is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands and its telephone number is +1 345 949 9876.

Immediately prior to the consummation of the Business Combination, Pubco will be renamed E.E.W. Eco Energy World Group, and its principal executive office will be that of EEW, located at 13 Hanover Square, London, W1S 1HN United Kingdom.

Merger Sub

Merger Sub was incorporated on September 23, 2022 solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Merger Sub is Per Regnarsson, and the sole shareholder of Merger Sub is Pubco. In connection with the consummation of the Business Combination, ClimateRock will merge with and into Merger Sub, with ClimateRock continuing as the surviving entity.

EEW

EEW is a company formed under the laws of England and Wales and is an independent global developer of utility scale solar photovoltaic projects. EEW develops solar projects from greenfield and exits them latest at ready-to-build stage. This involves identifying viable project opportunities and subsequently securing all necessary land and grid access rights and permits, authorizations etc., which allows these projects to be constructed and connected to the grid. EEW does not construct, own or operate solar photovoltaic projects, but sells them to investors, who undertake financing, construction and operation of these projects. Once a project approaches ready-to-build stage, the Group seeks buyers for the project through its established network of financial investors, infrastructure funds, private equity firms, large utilities, independent power producers and oil and gas companies. While the sale of projects may conclude before reaching the ready-to-build stage, EEW typically retains the responsibility of ensuring that these projects are brought to the ready-to-build stage. Upon the buyer’s request, EEW may occasionally provide extra services such as arranging financing, procuring EPC and O&M contracts, and negotiating PPAs. In 2012, EEW was originally formed as a Cyprus-incorporated legal entity formerly known as E.E.W. Eco Energy World Holdings Limited (now ETT ET Developments 1 Ltd), which in 2019 transferred its assets to the current UK-incorporated legal entity, E.E.W. Eco Energy World Limited (formerly E.E.W. Eco Energy World PLC prior to its re-registration from a “public limited company” to a “private limited company” in January 2023). For additional information regarding EEW, see the section of this proxy statement/prospectus entitled “Business of EEW.”

The mailing address of EEW’s principal executive office is 13 Hanover Square, London, W1S 1HN United Kingdom, and its telephone number is +44 20 3982 6776.

The Transactions

The Business Combination Agreement

General Description of the Business Combination Agreement

The parties to the Business Combination Agreement are ClimateRock, Pubco, Merger Sub and EEW. On August 3, 2023, these parties entered into an Amended and Restated Business Combination Agreement (as may be further amended and/or amended and restated, the “Business Combination Agreement”). In this proxy statement/prospectus and exchange offer prospectus, the description of the Business Combination Agreement is a description of the Amended and Restated Business Combination Agreement. Pursuant to the Business Combination Agreement, (a) Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving entity (the “Merger”), as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco, and (b)(i) Pubco will make an offer to acquire each issued and outstanding EEW ordinary share in exchange for ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”), (ii) to the extent holders of 90% of EEW ordinary shares accept the Pubco Offer and all other conditions thereto are met (or waived), under English law Pubco will be entitled to acquire the EEW shares of holders that have not accepted the Pubco Offer by way of compulsory acquisition on the same terms as the Pubco Offer (the “Compulsory Acquisition”), and (iii) Pubco shall also offer each holder of EEW’s outstanding vested and unvested options to purchase EEW ordinary shares, replacement options to purchase Pubco Ordinary Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Act and the laws of England and Wales (together with the Merger, the Pubco Offer and the Compulsory Acquisition, the “Transactions”). The Business Combination Agreement supersedes in its entirety an earlier Business Combination Agreement that was entered into by ClimateRock, Pubco, Merger Sub and EEW on October 6, 2022.

Pubco Offer and Compulsory Acquisition

The base consideration to be offered by Pubco to the EEW Shareholders shall be a number of Pubco Ordinary Shares with an aggregate value equal to $500,000,000, with each Pubco Ordinary Share valued at the Redemption Price.

In addition to the base consideration, as set forth above, the EEW Shareholders will also have a contingent right to receive as additional consideration from Pubco, a number of additional Pubco Ordinary Shares (the “Earnout Shares”), equal to (i) $150,000,000 divided by (ii) the Redemption Price (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted). The EEW Shareholders shall be entitled to receive all of the Earnout Shares (and their right to receive the Earnout Shares shall vest and become due and issuable) in the event that the consolidated gross revenue of Pubco and its subsidiaries for the calendar year ending December 31, 2023 (the “2023 Gross Revenues”), as reported in the audited financial statements set forth in Pubco’s annual report on Form 10-K as filed with the SEC, is at least $52,000,000 (as may be adjusted for acquisitions as provided for in the Business Combination Agreement). If the 2023 Gross Revenues is less than $52,000,000 the EEW Shareholders will not be entitled to receive any Earnout Shares.

The Pubco Offer will be made pursuant to the exchange offer prospectus. The Pubco Offer shall be subject to the following two conditions: (i) the holders of not less than 90% of the EEW ordinary shares (or such lower percentage as Pubco, with the consent of EEW, may decide) shall have accepted the Pubco Offer, and (ii) all of the other conditions under the Business Combination Agreement shall have been either satisfied or waived. Promptly after the Pubco Offer becomes unconditional, Pubco will, if it is entitled to do so, serve compulsory acquisition notices, in accordance with sections 979 to 982 of the UK Act, on all holders of the EEW ordinary shares that have not, at the date of such notice, accepted the Pubco Offer with respect to their EEW ordinary shares, pursuant to which Pubco will be entitled to compulsorily acquire the EEW shares of any EEW Shareholder that has not accepted the Pubco Offer on the same terms as the Pubco Offer.

In addition, Pubco shall make an offer to the holders of each outstanding option to purchase EEW ordinary shares (whether vested or unvested) to replace such options with options over Pubco Ordinary Shares (each a “Pubco Option”) by means of a letter to the holders of such outstanding options. Each Pubco Option shall: (i) give the holder the right to acquire a number of Pubco ordinary shares equal to (A) the number of EEW ordinary shares that the EEW option had the right to acquire immediately prior to the Effective Time (had such EEW options been fully vested at the Effective Time), multiplied by (B) the Conversion Ratio; (ii) have an exercise price equal to the quotient of (A) the exercise price of the EEW option (expressed in US Dollars), divided by the Conversion Ratio and (iii) be subject to the same vesting schedule as the applicable EEW option.

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived:

•        (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of ClimateRock’s shareholders;

•        (ii) expiration of any waiting period under applicable antitrust laws;

•        (iii) no law or order preventing or prohibiting the Transactions;

•        (iv) ClimateRock having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption,

•        (v) the effectiveness of the Registration Statement; and

•        (vi) the Pubco Offer shall be declared to be unconditional in all respects by Pubco.

In addition, unless waived by EEW, the obligations of EEW to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to the delivery of customary certificates and other closing deliveries:

•        certain representations and warranties of ClimateRock and Pubco being true and correct on and as of the Closing in all or in all material respects, and in certain cases subject to material adverse effect, on and as of the Closing;

•        ClimateRock having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing;

•        absence of any material adverse effect with respect to ClimateRock since the date of the Business Combination Agreement which is continuing and uncured; and

•        after taking into consideration the Redemption, the Trust Account proceeds and the proceeds of any private placement, and payment of EEW’s and ClimateRock’s transaction expenses, the amount of cash available to ClimateRock should equal $40,000,000 or more at Closing.

Unless waived by ClimateRock, the obligations of ClimateRock to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to the delivery of customary certificates and other closing deliveries:

•        certain representations and warranties of Pubco being true and correct on and as of the Closing in all or in all material respects, and in certain cases subject to material adverse effect, on and as of the Closing;

•        EEW having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing;

•        absence of any material adverse effect with respect to EEW since the date of the Business Combination Agreement which is continuing and uncured; and

•        EEW shall have confirmed to ClimateRock in writing that it has informed the Panel on Takeovers and Mergers in the United Kingdom of completion of the re-registration.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either ClimateRock or EEW if the Closing does not occur by September 30, 2023, or such other date that the parties agree to in writing. The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing.

Context of Representations and Warranties

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties, covenants and agreements were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Business Combination Agreement has been filed to provide investors with information regarding its terms, but it is not intended to provide any other factual information about ClimateRock, EEW, Pubco or any other party to the Business Combination Agreement. In particular, the representations and warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement. If the Company becomes aware of the existence of any material facts that differ from the representations and warranties contained in the Business Combination Agreement, it will provide additional disclosure in its public reports, including this proxy statement/prospectus, to the extent federal securities law requires disclosure of that information.

Related Agreements

Registration Rights Agreement

At the Closing, certain EEW Shareholders and the Sponsor will enter into a registration rights agreement (the “New Registration Rights Agreement”) with Pubco pursuant to which (i) such EEW Shareholders, the Sponsor and certain other “Holders” party thereto will receive demand and piggy-back registration rights with respect to the Pubco Ordinary Shares (including Pubco Ordinary Shares underlying Warrants) that they receive in the Transactions and (ii) the Registration Rights Agreement entered to between ClimateRock, the Sponsor and certain other “Investors” party thereto and dated April 27, 2022, will be terminated.

Shareholder Commitment Letters

Concurrently with execution of the Business Combination Agreement, certain major shareholders of EEW (the “Kumlin Shareholders”) entered into Shareholder Commitment Letters with Pubco, pursuant to which the Kumlin Shareholders irrevocably agreed to (i) vote in favor of the Re-Registration and the adoption of new articles of association pursuant to which any EEW shares issued after the Pubco Offer is declared unconditional would be automatically sold and transferred to Pubco for consideration equivalent to that offered pursuant to the Pubco Offer and (ii) accept the Pubco Offer when it is made and not withdraw such acceptance.

Holder Support Agreement

Concurrently with execution of the Business Combination Agreement, the Sponsor entered into a Holder Support Agreement, pursuant to which the Sponsor agreed, among other things, to vote in favor of the adoption of the Business Combination and the Transactions. In addition, the Sponsor agreed to not transfer the Pubco Ordinary Shares it receives in the Transactions for a period of 180 days after the Closing Date, subject to certain exceptions, including that up to $1.6 million in shares may be sold immediately after the Closing to satisfy obligations due to an advisor of ClimateRock. The Sponsor also agreed to waive the anti-dilution protection for conversion of its Class B ordinary shares of ClimateRock that it would otherwise have upon the consummation of the Business Combination.

Ownership of Pubco after the Transactions

Potential ownership of issued and outstanding Pubco Ordinary Shares upon Closing (prior to giving effect to any Warrant exercises, assuming automatic conversion of Rights into Pubco Ordinary Shares, and excluding the effect of any equity incentives issuable pursuant to the 2023 Incentive Plan or the exercise of the outstanding EEW options):

	No Redemption	%	Maximum Redemption	%
EEW Shareholders	63,163,953	87.1%	63,163,953	87.1%
ClimateRock’s Public Shareholders	2,577,138	3.5%	—	—
PIPE Investors	3,884,628	5.4%	6,487,798	8.9%
ClimateRock’s Public Shares converted from the Public Rights	787,500	1.1%	787,500	1.1%
ClimateRock Founders’ shares	1,968,750	2.7%	1,968,750	2.7%
Maxim’s shares	118,125	0.2%	118,125	0.2%
Total	72,500,094	100.0%	72,526,126	100.0%

Potential ownership of issued and outstanding Pubco Ordinary Shares upon Closing (assuming automatic conversion of Rights into Pubco Ordinary Shares and full exercise of all outstanding Warrants, but excluding the effect of any equity incentives issuable pursuant to the 2023 Incentive Plan or the exercise of the outstanding EEW options):

	No Redemption	%	Maximum Redemption	%
EEW Shareholders	63,163,953	78.8%	63,163,953	78.7%
ClimateRock’s Public Shareholders	2,577,138	3.2%	—	—
PIPE Investors	3,884,628	4.8%	6,487,798	8.1%
ClimateRock’s Public Shares converted from the Public Rights	787,500	1.0%	787,500	1.0%
ClimateRock Founders’ shares	1,968,750	2.5%	1,968,750	2.5%
Maxim’s shares	118,125	0.1%	118,125	0.1%
Shares underlying the Public Warrants	3,937,500	4.9%	3,937,500	4.9%
Shares underlying the Private Warrants	3,762,500	4.7%	3,762,500	4.7%
Total	80,200,094	100.0%	80,226,126	100.0%

To meet the Minimum Cash Condition, (i) the no redemption scenario assumes PIPE Financing of €37.4 million ($40.0 million) or 3,884,628 shares at a price equal to the redemption price of approximately €9.64 (approximately $10.29) per share, based on the balance of the Trust Account as of December 31, 2022 and (ii) the maximum redemption scenario assumes PIPE Financing of €62.5 million ($66.8 million) or 6,487,798 shares at a price equal to the redemption price. To date, the parties have not received any commitments in respect of PIPE Financing. EEW has agreed a term sheet with a potential investor for the negotiation of a potential PIPE Financing, but the term sheet is non-binding and any financing would be subject to the negotiation and execution of definitive documents and the completion of due diligence, among other factors.

Organizational Structure

Prior to the Transactions

The following simplified diagram illustrates the ownership structure of ClimateRock, Pubco and EEW before the consummation of the Transactions:

Following the Transactions(1)

The following simplified diagram illustrates the ownership structure of Pubco immediately following the consummation of the Transactions:

Public Shareholders
PIPE Investors
ClimateRock Initial Shareholders
EEW Shareholders
4.8%
5.4%
2.7%
87.1%
Pubco
100%
100%
ClimateRock
EEW
100%
EEW Group Subsidiaries

____________

(1)      These relative percentages assume (i) that none of ClimateRock’s existing public shareholders exercise their redemption rights and (ii) that no additional equity securities of ClimateRock or Pubco are issued. The structure chart excludes (a) Pubco ordinary shares issuable upon the exercise of 7,700,000 Pubco warrants to be outstanding upon completion of the Transactions, and (b) any equity incentives issuable pursuant to the 2023 Incentive Plan or shares issuable upon exercise of the outstanding EEW options, which will be exchanged for options to acquire Pubco ordinary shares in connection with the Transactions.

Board of Directors and Executive Officers of Pubco Following the Transactions

As of the date of this proxy statement/prospectus, the director of Pubco is Per Regnarsson. Following the completion of the Transactions, the current director of Pubco will remain as a director and the total number of directors of Pubco will be increased to seven persons. For more information, see the section entitled “Management of Pubco Following the Transactions.”

Date, Time and Place of the Extraordinary General Meeting of Shareholders

The Meeting will be held at           a.m., Eastern Time, on           , 2023, at         . ClimateRock will also be hosting the Meeting via live webcast on the Internet at          with the password of             , to consider and vote upon the Business Combination Proposal, the Merger Proposal and/or if necessary, the Adjournment Proposal.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned ordinary shares of ClimateRock at the close of business on           , 2023, which is the Record Date for the Meeting. Shareholders will have one vote for each ClimateRock ordinary share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. ClimateRock warrants and rights do not have voting rights. On the Record Date, there were 4,664,013 ordinary shares (including 4,664,012 Class A ordinary shares and 1 Class B ordinary share) of ClimateRock issued and outstanding, of which 2,577,138 were Public Shares, with the rest being held by the ClimateRock Initial Shareholders and Maxim.

Quorum and Vote of ClimateRock Shareholders

A quorum of ClimateRock shareholders is necessary to hold a valid meeting. A quorum will be present at the ClimateRock meeting if the holders of no less than 50% of the issued and outstanding shares entitled to vote at the Meeting are present themselves or represented by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

The holders of the Founder Shares, including ClimateRock’s Initial Shareholders, have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of           , 2023, there were 1,968,750 Founder Shares issued and outstanding, which constitute approximately 42.2% of the issued and outstanding ordinary shares of ClimateRock. Such shares, as well as any ordinary shares acquired in the aftermarket by the Initial Shareholders, will be voted in favor of the proposals presented at the Meeting. The proposals presented at the Meeting will require the following votes:

•        Pursuant to ClimateRock’s amended and restated memorandum and articles of association, the approval of the Business Combination Proposal will require an ordinary resolution, being a resolution passed by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon at the Meeting. There are currently 4,664,013 ordinary shares (including 4,664,012 Class A ordinary shares and 1 Class B ordinary share) of ClimateRock issued and outstanding, of which 2,577,138 are Public Shares.

•        The approval of the Merger Proposal will require special resolutions, each being a resolution passed at the Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy.

•        The approval of the Adjournment Proposal will require an ordinary resolution, being a resolution passed by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon at the Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Merger Proposal and (if presented) the Adjournment Proposal.

Redemption Rights

Pursuant to ClimateRock’s amended and restated memorandum and articles of association, a holder of Public Shares may demand that ClimateRock convert such shares into cash if the Business Combination is consummated. Holders of Public Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that ClimateRock convert their shares into cash no later than 5:00 p.m. Eastern Time on           , 2023 (two business days prior to the Meeting) by (A) by submitting their request in writing to Continental Stock Transfer & Trust Company and (B) delivering their stock to ClimateRock’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If the Business Combination is not completed, these shares will not be redeemed for cash at this time in connection with the Business Combination. In such case, ClimateRock will promptly return any shares delivered by public holders for Redemption and such holders may only share in the assets of the Trust Account upon the liquidation of ClimateRock. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims of creditors of ClimateRock. If a holder of Public Shares properly demands Redemption, ClimateRock will redeem each Public Share for its pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of         , 2023, the Record Date, this would amount to approximately $         per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its ordinary shares of ClimateRock for cash and will no longer own the shares. See the section of this proxy statement/prospectus entitled “Extraordinary General — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

The Business Combination will not be consummated if ClimateRock has net tangible assets of less than $5,000,001 after taking into account holders that have properly demanded Redemption of their Public Shares, upon the consummation of the Business Combination, into cash and the proceeds of any private placement.

Holders of ClimateRock warrants and rights do not have redemption rights with respect to such securities.

Appraisal Rights

Holders of Units, Warrants, Rights and ClimateRock Ordinary Shares do not have appraisal rights in respect to their Units, Warrants, Rights and ClimateRock Ordinary Shares in connection with the Business Combination under the Cayman Companies Act. Although under the Cayman Companies Act, shareholders of a Cayman Islands company have dissenters’ rights with respect to a merger, dissenters’ rights are not generally considered to be available under the Cayman Companies Act if the consideration under the proposed merger consists of shares listed on a national securities exchange. Therefore, no dissenters’ rights are available under the Merger in respect of the ClimateRock Ordinary Shares. However, holders of Public Shares have redemption rights as further described in this proxy statement/prospectus.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. ClimateRock will engage a proxy solicitor to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the Meeting. A shareholder may also change its vote by entering a new vote by Internet or telephone, submitting a later-dated proxy, or attending and voting, virtually via the live webcast, during the Meeting as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders — Revoking Your Proxy.”

Interests of ClimateRock’s Initial Shareholders, Directors and Officers in the Business Combination

When you consider the recommendation of ClimateRock’s board of directors in favor of approval of the Business Combination Proposal and the Merger Proposal, you should keep in mind that ClimateRock’s Initial Shareholders and its directors and executive officers have interests in such proposals that are different from, or in addition to, your interests as an ClimateRock shareholder, Warrant holder or Rights holder. These interests include, among other things, the following.

•        If the Business Combination with EEW or another business combination is not consummated by May 2, 2024 (or any later date to which it may be extended, the “Business Combination Deadline”), ClimateRock will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 1,968,750 Founder Shares held by ClimateRock’s Initial Shareholders, including certain directors and officers, would be worthless because ClimateRock’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to those shares. The Founder Shares had an aggregate market value of approximately $            million based upon the closing price of ClimateRock’s ordinary shares of $            per share on Nasdaq on            , 2023, and were originally purchased for an aggregate of $25,000. As a result, a business combination would likely enable ClimateRock’s Initial Shareholders to recoup their investment in ClimateRock and make a substantial profit, even if Pubco Ordinary Shares lose significant value. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        The Sponsor purchased an aggregate of 3,762,500 Private Warrants for $3,762,500 simultaneously with the consummation of the Initial Public Offering. The Private Warrants had an aggregate market value of $            based upon the closing price of ClimateRock’s Warrants of $            per unit on Nasdaq on             , 2023. If ClimateRock is unable to complete a business combination by the Business Combination Deadline, the Private Warrants would expire worthless and the Sponsor would be unable to recoup its investment in ClimateRock. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, has an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        Gluon, the managing partner of which is Per Regnarsson, the Chief Executive Officer and a director of ClimateRock, shall be entitled to receive a Transaction Success Fee of up to $250,000 if ClimateRock consummates a business combination, subject to the terms Gluon Engagement Letter. In addition, Gluon will be entitled, with respect to any financing undertaken by ClimateRock with a party that Gluon introduces during the term of the Gluon Engagement Letter, to the following fees: (i) for a financing involving an issuance of ClimateRock’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to 2.0% of the gross proceeds received by ClimateRock at such closing and (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to 5.0% of the gross proceeds received by ClimateRock at such closing. Gluon has been engaged to act in a consultancy role for the management and coordination of the ClimateRock’s initial business combination and the coordination of many advisors involved in the Business Combination and the integration of their respective services. These services are distinct from the services of Alantra, who has been engaged to, among other things, assist with the valuation of the EEW. Gluon’s engagement has been approved by ClimateRock’s Audit Committee and board of directors. In his role of CEO, Mr. Regnarsson has been heavily involved, among other things, in negotiations with EEW and communication with ClimateRock’s board of directors. Simultaneously with Maxim, Gluon has been working to secure PIPE Financing for the Business Combination, and if Gluon’s efforts lead to PIPE funding of either debt or equity, Gluon will be entitled to receive a fee. Accordingly, ClimateRock’s management team have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        If the Business Combination with EEW is consummated, ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock, would receive ownership of a substantial number of ordinary shares of PubCo, which they would not receive absent completion of a business combination. Accordingly, ClimateRock’s management team have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation. The actual number of PubCo ordinary shares that the Initial Shareholders would own after the Closing will depend upon several factors, including the number of redemptions of Public Shares and the number of Warrants exercised. Taking into account the automatic conversion of Rights into ordinary shares, and excluding any equity incentives issuable pursuant to the 2023 Incentive Plan, any exercise of outstanding EEW options and the effects of any PIPE Financing, after the Closing, the Initial Shareholders would own (i) if there are no redemptions and prior to the exercise of any Warrants, approximately 2.7% of Pubco’s total ordinary shares, (ii) if there are maximum redemptions and prior to the exercise of any Warrants, approximately 2.7% of Pubco’s total ordinary shares outstanding, (iii) if there are no redemptions and assuming full exercise of all Warrants, approximately 2.5% of Pubco’s total ordinary shares, and (iv) if there are maximum redemptions and assuming full exercise of all Warrants, approximately 2.5% of Pubco’s total ordinary shares outstanding.

•        ClimateRock’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ClimateRock’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ClimateRock fails to consummate a business combination within the time period required under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, ClimateRock may not be able to reimburse these expenses if the Business Combination with EEW or another business combination is not completed by the Business Combination Deadline. As of August 1, 2023, ClimateRock’s Initial Shareholders have not yet reported any out-of-pocket expenses for which they would be entitled to reimbursement.

•        ClimateRock’s existing directors and officers will be eligible for continued indemnification and continued coverage under ClimateRock’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        In connection with ClimateRock’s shareholders approving the extension of the Business Combination Deadline, ClimateRock has issued a promissory note (the “Extension Note”) in the aggregate principal amount of up to $900,000 (the “Extension Funds”) to the Sponsor, pursuant to which the Sponsor agreed to provide ClimateRock with equal monthly installments of $75,000 ($0.029 per remaining Public Share) to be deposited into the Trust Account until ClimateRock completes its initial business combination. As of August 1, 2023, ClimateRock has drawn under the Extension Note and deposited into the Trust Account $300,000.

•        The Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination (the “Working Capital Loans”). If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Private Warrants at a price of $1.00 per Warrant (the “Working Capital Warrants”). If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into four loan agreements (the “Eternal Loans”) with Eternal BV, a company controlled by Charles Ratelband V, the Executive Chairman of ClimateRock’s board of directors. The Eternal Loans are unsecured and do not bear interest and mature on various dates between March 31, 2024 and March 31, 2025. As of August 1, 2023, ClimateRock has drawn a total of $1,030,000 under the Eternal Loans. Because the Eternal Loans may not be repaid from the proceeds of the Trust Account if ClimateRock does not complete a business combination, the Executive Chairman of ClimateRock’s board of directors has an economic incentive to complete a business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

Reasons for Approval of the Proposed Transactions

In evaluating the Business Combination, ClimateRock’s board of directors reviewed a number of materials, including the transaction documentation, a fairness opinion provided by Newbridge, certain due diligence summary materials prepared by ClimateRock’s management, a technical due diligence report and various industry and financial data, and consulted with ClimateRock’s management and financial advisor. These advisors had access to materials provided to ClimateRock and advised ClimateRock’s board of directors on the valuation of EEW and the opportunity and risks of the Business Combination.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, ClimateRock’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. ClimateRock’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ClimateRock’s board of directors’ reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Certain Unaudited Prospective Financial Information of EEW.”

The officers and directors of ClimateRock have substantial experience in evaluating the operating and financial merits of companies within the sustainable energy sector and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, ClimateRock’s officers and directors have substantial experience with mergers and acquisitions across a variety of sectors in the sustainable energy industry.

In evaluating the Business Combination, ClimateRock’s board of directors considered the criteria to evaluate an initial business combination set by ClimateRock’s management team in the ClimateRock IPO prospectus and the fairness and reasonableness of the Business Combination. The board of directors has determined that EEW meets the criteria set in the ClimateRock IPO prospectus. Specifically, the following was taken into consideration:

•        Renewable energy business:    EEW is in the business of developing solar power plants from greenfield to ready-to-build stage (the period from the outset of the project through to the stage at which the project is sufficiently developed in order to begin construction of a solar photovoltaic plant on the project site) around the world. EEW does not construct, own or operate solar photovoltaic plants. Once a project approaches ready-to-build stage, the Group seeks buyers for the project through its established network of financial investors, infrastructure funds, private equity firms, large utilities, independent power producers and oil and gas companies. Over the past decade, EEW and its predecessor related parties have developed over 1.4GW of projects around the world.

•        History of operations:    The ClimateRock board of directors was clear in its vision to combine with an organization which has a stable history of operations and strong leadership. EEW had an attractive profile as a potential target for the business combination with tested technologies, track record of sales, and significant operational experience. The ClimateRock board of directors came to the conclusion that EEW is a company that has a business model with the ability to successfully navigate the ebbs and flows of an economic downturn and changes in the industry landscape and regulatory environment.

•        Healthy pipeline of projects:    EEW has a pipeline of 10.1GW in various stages of development. This aspect of potential future growth was weighted heavily by the Board in giving its approval for the transaction.

•        Stable and geographically diversified revenues streams.    Over the past 10 years, EEW and its predecessor related parties have developed and sold over 20 projects in Europe and Australia. Their current clients constitute some of the most established energy players in the renewable market and their current pipeline of projects is spread across three continents. This gave the ClimateRock board of directors sufficient confidence that EEW has the potential for strong and continued growth both organically and through add-on acquisitions and offer an attractive potential opportunity for ClimateRock shareholders.

•        Attractive valuation compared to publicly traded peer companies.    ClimateRock’s board of directors believes that EEW’s valuation is attractive relative to comparable publicly traded peer companies. Moreover, the valuation is supported by the fairness opinion from NewBridge.

ClimateRock’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Public company infrastructure.    The need to update EEW’s operations and financial systems necessary for it to transition from a private to a public company.

•        Key personnel.    It is vital for EEW to retain and continue to find experienced personnel in a competitive industry. Loss of key personnel could be detrimental to EEW’s project development efforts and to its operations.

•        Macroeconomic risks and uncertainty.    Macroeconomic could prohibit EEW from achieving the full benefits of the proposed Business Combination.

•        Redemption risk.    The potential that a significant number of ClimateRock shareholders elect to redeem their shares prior to the consummation of the Business Combination, which would potentially make the Business Combination more difficult to complete.

In addition to considering the factors described above, ClimateRock’s board of directors also considered other factors including, without limitation, the various other risks associated with EEW’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Based on the above, ClimateRock’s board of directors are of the opinion that the Business Combination is in the best interests of ClimateRock shareholders and recommends that the shareholders approve and adopt the Business Combination and approve and adopt any other proposals that are required for the consummation of the relevant transactions.

Recommendation to Shareholders

ClimateRock’s board of directors has determined that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interest of ClimateRock’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and, if presented, “FOR” the Adjournment Proposal.

Certain Material U.S. Federal Income Tax Considerations

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of Public Shares and the ownership and disposition of Pubco Ordinary Shares and Pubco Public Warrants, see the section entitled “Material U.S. Federal Income Tax Considerations”.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, ClimateRock will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current shareholders of EEW having a majority of the voting power of the post-combination company, EEW senior management comprising all of the senior management of the post-combination company, the relative size of EEW compared to ClimateRock, and EEW operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of EEW issuing stock for the net assets of ClimateRock, accompanied by a recapitalization. The net assets of ClimateRock will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of EEW.

Emerging Growth Company

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies that are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. See “Risk Factors — Pubco will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pubco’s Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pubco, including its growth prospects.”

Controlled Company

Pubco is, and after the consummation of the Transactions will be, a “controlled company” under the Listing Rules of Nasdaq, and may be exempt from certain corporate governance requirements other than those exemptions available to foreign private issuers discussed herein. See “Risk Factors — Pubco will be a ‘controlled company’ within the meaning of the Listing Rules of Nasdaq and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.”

Foreign Private Issuer

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and therefore exempt from certain rules under the Exchange Act, including the proxy rules. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities. In addition, as a “foreign private issuer”, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. See “Risk Factors — As a ‘foreign private issuer’ under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.” And “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

Risk Factors

In evaluating the proposals to be presented at the Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors”. These risks are summarized below.

Risks Relating to EEW’s Business

•        The Group’s performance depends strongly on availability of experienced and qualified personnel; inability to attract and/or retain such personnel, or loss of one or more of the Group’s key personnel, may disrupt the Group’s operations.

•        The Group’s relatively short operating history makes it difficult to project its future prospects.

•        The Group depends on the profitable sale of a small number of projects in its portfolio each year for a substantial portion of its anticipated cash flows and revenues.

•        In 2022, the Group transferred a material project to a related party in exchange for equity and a deferred payment settleable in cash or shares. The value of the share consideration received is uncertain, and the Group has not yet received the cash consideration and has limited recourse if the payment is not made.

•        The Group’s business plan and strategy is dependent on continually sourcing new projects.

•        The Group’s business is dependent upon its ability to continually identify and acquire suitable grid capacity and land for its projects.

•        A portion of the Group’s early-stage projects may experience unforeseen delays and/or difficulties in their development to saleable, ready-to-build-stage projects; this could induce a loss of capital investment and the diversion of resources from profitable projects.

•        The Group’s financial performance depends strongly on attractiveness of solar investments; if solar becomes a less attractive investment opportunity, this could have a material adverse effect on the Group’s business, financial condition and results of operations.

•        The Group is obliged, in many jurisdictions, to fund early payments or issue securities prescribed in relation to grid connection securing; the Group may not have sufficient capital to comply with such requirements.

•        The Group may not be able to obtain additional external financing on commercially acceptable terms or at all to fund the development of the Group’s portfolio or for other operational purposes.

•        The Group may incur liabilities under the terms of its project sale agreements.

•        Delayed payment or non-payment of all or part of the consideration for a sold project due to the Group’s failure to satisfy conditions under a project sale agreement could have a material adverse effect on its business, financial condition and results of operations.

•        The Group believes that the sales of its solar projects are exempt from corporate income tax, however if this position is successfully challenged by tax authorities, the Group would be subject to material corporate income tax liabilities.

•        Global economic conditions and macro events may adversely affect the Group’s business, financial condition and results of operations.

•        Negative publicity associated with press reports, litigation and other public statements about the Group, solar industry or other industry participants could damage the Group’s reputation.

Risks Relating to the Business Combination and its Effects

•        ClimateRock shareholders who do not redeem their ordinary shares of ClimateRock will experience immediate and material dilution upon closing of the Business Combination.

•        Since the Sponsor and ClimateRock’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of ClimateRock’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with EEW is appropriate as ClimateRock’s initial business combination. Such interests include that the Sponsor will lose its entire investment in ClimateRock if the Business Combination is not completed.

Risks Relating to Pubco’s Business and Operations Following the Business Combination with EEW

•        Pubco will incur higher costs post-Business Combination as a result of being a public company.

•        The Group’s independent public registered accounting firm identified material weaknesses in the Group’s internal control over financial reporting during its 2022 and 2021 audits, and the Group can provide no assurance that additional material weaknesses will not be identified in the future.

•        EEW’s management team has limited experience managing and operating a U.S. public company.

•        The price of Pubco’s Ordinary Shares may be volatile.

•        An active, liquid trading market for Pubco Ordinary Shares and Pubco Warrants may not develop, which may limit your ability to sell Pubco Ordinary Shares and Pubco Warrants.

•        The Kumlin Shareholders, whose interests may conflict with yours, can exercise significant influence over Pubco. The concentrated ownership of Pubco Ordinary Shares may prevent you and other shareholders from influencing significant decisions or may prevent or discourage unsolicited acquisition proposals or offers for our capital stock, and that may adversely affect the trading price of Pubco Ordinary Shares.

CLIMATEROCK SUMMARY FINANCIAL INFORMATION

The following tables present selected condensed financial data of ClimateRock for the three months ended March 31, 2023 and March 31, 2022 and the fiscal year ended December 31, 2022 and the period from December 6, 2021 (inception) through December 31, 2021, and balance sheet data as of March 31, 2023, December 31, 2022 and 2021, which have been derived from ClimateRock’s unaudited condensed financial statements for the three months ended March 31, 2023 and audited financial statements for the year ended December 31, 2022 included elsewhere in this proxy statement/prospectus and exchange offer prospectus.

The information is only a summary and should be read in conjunction with ClimateRock’s financial statements and related notes and “ClimateRock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and exchange offer prospectus. ClimateRock’s historical results are not necessarily indicative of future results.

Selected Statements of Operations Information (presented in thousands):

	For the Three Months ended March 31, 2023	For the Three Months ended March 31, 2022	For the Year ended December 31, 2022	For the Period from December 6, 2021 (inception) through December 31, 2021
Revenues	$—	$—	$—	$—
Operating loss	$(387)	$(1)	$(1,768)	$(5)
Other income	$839	$—	$1,092	$—
Net income (loss) before income taxes	$452	$(1)	$(676)	$(5)
Net income (loss)	$452	$(1)	$(676)	$(5)

Selected Balance Sheet Information (presented in thousands):

	As of March 31, 2023	As of December 31, 2022	As of December 31, 2021
Current assets	$82,033	$81,557	$83
Total assets	$82,033	$81,557	$83
Current liabilities	$3,872	$3,848	$63
Total liabilities	$3,872	$3,848	$63
Total shareholders’ (deficit) equity	$(3,737)	$(3,330)	$20

Selected Statements of Cash Flows Information (presented in thousands):

	For the Three Months ended March 31, 2023	For the Three Months ended March 31, 2022	For the Year ended December 31, 2022	For the Period from December 6, 2021 (inception) through December 31, 2021
Net cash used in operating activities	$(407)	$—	$(885)	$—
Net cash used in investing activities	$—	$—	$(79,931)	$—
Net cash provided by financing activities	$50	$5	$81,228	$—
Net (decrease) increase in cash	$(357)	$5	$412	$—

EEW SUMMARY FINANCIAL INFORMATION

The following tables present selected condensed consolidated financial data of EEW for fiscal years ended December 31, 2022 and 2021, and balance sheet data as of December 31, 2022 and 2021, which have been derived from EEW’s audited consolidated financial statements for fiscal years ended December 31, 2022 and 2021 included elsewhere in this proxy statement/prospectus and exchange offer prospectus.

The information is only a summary and should be read in conjunction with EEW’s financial statements and related notes and “EEW’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and exchange offer prospectus. EEW’s historical results are not necessarily indicative of future results.

Selected Statements of Operations Information (presented in thousands):

	For the Year ended December 31, 2022	For the Year ended December 31, 2021
Revenues	€(259)	€9,175
Operating (loss) profit	€(852)	€21,967
Other gain and losses	€(122)	€—
Finance cost	€(836)	€(829)
(Loss) gain on extinguishment of debt	€(2,845)	—
Net (loss) profit before income taxes	€(4,655)	€21,138
Loss from discontinued operations	—	€(651)
Net (loss) profit	€(4,655)	€20,487

Selected Balance Sheet Information (presented in thousands):

	As of December 31, 2022	As of December 31, 2021
Current assets	€10,353	€4,703
Total assets	€64,817	€61,709
Current liabilities	€17,089	€10,802
Total liabilities	€17,089	€10,802
Total shareholders’ equity	€47,728	€50,907

Selected Statements of Cash Flows Information (presented in thousands):

	For the Year ended December 31, 2022	For the Year ended December 31, 2021
Net cash used in operating activities	€(5,119)	€(4,817)
Net cash used in investing activities	€(18)	€(20)
Net cash provided by financing activities	€2,826	€7,101
Net (decrease) increase in cash and cash equivalents	€(2,311)	€2,264

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined balance sheet combines the audited balance sheet of ClimateRock as of December 31, 2022, translated from USD to Euro, with the audited consolidated statement of financial position of EEW, in Euro, as of December 31, 2022, giving effect to the Business Combination as if it had been consummated on that date.

The following summary unaudited pro forma condensed combined statement of operations for the period ended December 31, 2022, combines the audited condensed statement of operations of ClimateRock for the period from December 31, 2022, translated from USD to Euro, with the audited consolidated statements of profit and loss and comprehensive (loss) income for the year ended December 31, 2022 of EEW, in Euro, giving effect to the Business Combination as if it had been consummated on January 1, 2022, the beginning of the earliest period presented.

This information is only summary and should be read together with the historical financial statements of EEW and related notes thereto, ClimateRock’s historical financial statements and related notes thereto, and sections entitled “Unaudited Pro Forma Condensed Combined Financial Information”, “EEW’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “ClimateRock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus and exchange offer prospectus.

The unaudited pro forma condensed combined financial information has been prepared under the following two scenarios regarding the number of Public Shares that ClimateRock shareholders will redeem (with U.S. dollars and Euros converted at a rate of $1.00 per €0.93657 for the Balance Sheet and at a rate of $1.00 per 0.95126 for the Statements of Operations).

a.      Scenario 1 — No Redemptions:    This scenario assumes no ClimateRock shareholders exercise their redemption rights, beyond the 5,297,862 Public Shares redeemed at the extraordinary shareholder meeting on April 27, 2023. Accordingly, the remaining 2,577,138 Public Shares eligible for redemption for an aggregate of €24.8 million ($26.5 million) would be transferred to permanent equity. To meet the Minimum Cash Condition, this scenario assumes PIPE Financing of €37.4 million ($40.0 million) or 3,884,628 shares at a price equal to the redemption price of approximately €9.64 (approximately $10.29) per share, based on the balance of the Trust Account as of December 31, 2022.

b.      Scenario 2 — Maximum Redemptions:    This scenario assumes the ClimateRock shareholders holding the remaining 2,577,138 after the extraordinary shareholder meeting on April 27, 2023, choose to exercise their redemption rights in full for an aggregate of €24.8 million ($26.5 million) at a redemption price approximately €9.64 (approximately $10.29) per share based on the balance of the Trust Account as of December 31, 2022. To meet the Minimum Cash Condition, this scenario assumes PIPE Financing of €62.5 million ($66.8 million) or 6,487,798 shares at a price equal to the redemption price.

The summary unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. EEW and ClimateRock have not had any historical relationship prior to the Business Combination.

Selected Balance Sheet Information (presented in thousands):

			ASSUMING NO REDEMPTIONS		ASSUMING MAXIMUM REDEMPTIONS
	ClimateRock	EEW Eco Energy World PLC	Transaction Accounting Adjustments	As of December 31, 2022	Transaction Accounting Adjustments	As of December 31, 2022
Current assets	€76,385	€10,353	€(38,893)	€47,845	€—	€47,845
Total assets	76,385	64,817	(39,334)	101,868	—	101,868
Current liabilities	3,605	17,089	122,411	143,105	—	143,105
Total liabilities	79,504	17,089	46,512	143,105	—	143,105
Total shareholders’ (deficit) equity	(3,119)	47,728	(85,846)	(41,237)	—	(41,237)

Selected Statements of Operations Information (presented in thousands):

	ClimateRock	EEW Eco Energy World PLC	ASSUMING NO REDEMPTIONS		ASSUMING MAXIMUM REDEMPTIONS
			Transaction Accounting Adjustments	For the Period Ended December 31, 2022	Transaction Accounting Adjustments	For the Period Ended December 31, 2022
Revenue	€—	€(259)	€—	€(259)	€—	€(259)
Operating loss	(1,682)	(852)	(29,726)	(32,260)	(3,166)	(35,426)
Net loss before income taxes	(643)	(4,655)	(30,399)	(35,697)	(3,166)	(38,863)
Net loss	(643)	(4,655)	(30,399)	(35,697)	(3,166)	(38,863)

Combined Per Share Financial Information (presented in thousands):

			ASSUMING NO REDEMPTIONS		ASSUMING MAXIMUM REDEMPTIONS
Year Ended December 31, 2022	ClimateRock	EEW Eco Energy World PLC	Transaction Accounting Adjustments	For the Period Ended December 31, 2022	Transaction Accounting Adjustments	For the Period Ended December 31, 2022
Net loss and total comprehensive loss attributable to shareholders	€(643)	€(4,997)	€(30,399)	€(36,039)	€(3,166)	€(39,205)
Shareholders’ (deficit) equity	(3,119)	47,728	(85,846)	(41,237)	—	(41,237)
Shareholders’ (deficit) equity per share – basic and diluted
Weighted average shares outstanding of non-redeemable common stock	2,016,637	108,436,242
Basic and diluted net loss per share, non-redeemable common stock (Euro Cents)	(0.32)	(4.29)
Weighted average shares outstanding of redeemable common stock	5,264,384	—	52,659,413	57,923,797	26,032	57,949,829
Basic and diluted net loss per share, redeemable common stock (Euro Cents)	(0.12)

RISK FACTORS

The following risk factors will apply to business and operations of Pubco following the Closing. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of EEW and Pubco’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus and exchange offer prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of ClimateRock ordinary shares. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus and exchange offer prospectus. Pubco and ClimateRock may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair Pubco’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the consolidated financial statements of EEW and financial statement of ClimateRock and notes thereto included elsewhere in this proxy statement/prospectus.

Risks Relating to EEW’s Business

Unless the context otherwise requires, all references in this subsection to the “Group” refer to E.E.W. Eco Energy World Limited and its subsidiaries prior to the consummation of the business combination, which will be the business of Pubco and its subsidiaries following the consummation of the business combination.

The Group’s performance depends strongly on availability of experienced and qualified personnel; inability to attract and/or retain such personnel, or loss of one or more of the Group’s key personnel, may disrupt the Group’s operations.

The Group is reliant on a small number of key personnel with specialized skills. Furthermore, it may be particularly difficult for the Group to attract and retain suitably qualified and experienced people, given the competition from other industry participants, the relevant size of the Group and the specialized nature of the Group’s business. There is no assurance that the Group will successfully continue to retain existing specialized personnel and senior management or attract additional experienced and qualified senior management and/or personnel required to execute successfully and implement the Group’s business plan, which will be particularly important as the Group expands. Competition for such personnel is intense. This may be especially difficult for the Group in jurisdictions where the Group has not operated previously, as it may not have the networks and contacts that it has in the jurisdictions with which it is familiar. The loss of, or diminution in, the services of qualified specialists or of members of the Group’s senior management team or an inability to attract and retain additional senior management and/or personnel could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group’s relatively short operating history makes it difficult to project its future prospects.

The Group has a relatively short history, and operates in the solar industry, which is rapidly evolving. As a result, there is limited information that investors can use in evaluating the Group’s business, strategy, operating plan, results and future prospects. The Group has only been operational in its current structure since 2019, and accordingly there is a limited amount of meaningful operating or financial data with which to evaluate the Group and its performance since that time. In addition, it is difficult to predict future revenues and appropriately budget for expenses. The solar industry is rapidly evolving, and the Group has limited insight into trends that may emerge and affect its business. If the assumptions the Group uses to plan and operate its business are incorrect or change, it could cause a material adverse effect on the Group’s business, financial condition and results of operations.

The Group depends on the profitable sale of a small number of projects in its portfolio each year for a substantial portion of its anticipated cash flows and revenues.

Only a small number of the Group’s projects reach the saleable ready-to-build stage each year, and the Group depends on the profitable sale of those projects for a substantial portion of its anticipated cash flows and revenues. The timelines for projects to reach ready-to-build stage vary. Because of the small number of project sales in any given year, the exact timing of the sale of a project, and whether it falls in one period or another, can have a material impact on the results of operations for those periods. Therefore, the Group’s interim financial results can vary significantly and may not be representative of results in future periods.

The Group uses revenue generated from the sale of ready-to-build stage projects to fund its operations and the development of subsequent projects. The Group’s projects vary in size and location, and therefore there are a limited number of potential buyers that are suitable for each project and jurisdiction. For example, for the year ended December 31, 2020 the Group did not sell any projects, for the year ended December 31, 2021 the Group only sold two projects to a single buyer, and for the year ended December 31, 2022, the Group did not sell any projects, although it did transfer the Raglan project to EEW H2, a related party, in exchange for equity and a deferred payment settleable in cash or shares. The value of the equity consideration is uncertain, the Group has not yet received the cash consideration, so the Group’s receipt of consideration for the Raglan project is subject to significant uncertainty. See “— In 2022, the Group transferred a material project to a related party in exchange for equity and a deferred payment settleable in cash or shares. The value of the share consideration received is uncertain, and the Group has not yet received the cash consideration and has limited recourse if the payment is not made.” and “Certain Relationships and Related Party Transactions — EEW — EEW H2 Spin-Off” for additional information regarding the Group’s related party agreements with EEW H2. In addition, buyer project development funding requirements prepared by the Group for each project are based on a number of assumptions. There can be no certainty that these assumptions will prove to be correct and the actual cost of an individual project to a buyer may exceed the budgeted estimate provided by the Group. To the extent the actual cost of a project to a buyer exceeds the budgeted estimate, it may dissuade the buyer from acquiring another one of the Group’s projects in the future. The failure of the Group to secure a suitable buyer for a project once it reaches saleable stage, or to negotiate favorable sale terms, could materially reduce the Group’s cash flows and revenues, and require the Group to secure alternative funding. There is no guarantee that alternative funding could be secured at all or secured on agreeable terms. The Group’s failure to profitably sell a sufficient number of projects each year could therefore have a material adverse effect on the Group’s business, financial condition and results of operations.

In 2022, the Group transferred a material project to a related party in exchange for equity and a deferred payment settleable in cash or shares. The value of the share consideration received is uncertain, and the Group has not yet received the cash consideration and has limited recourse if the payment is not made.

On September 30, 2022, the Group transferred to EEW H2 100% of the issued share capital in Raglan Solar Pty Ltd, whose sole material asset is the 400 MW Raglan solar project, in exchange for 46,153,846 shares in EEW H2 (representing 29.1% ownership of EEW H2) and US$10 million to be paid in cash or shares, if cash is not paid by December 31, 2023. EEW H2 is a related party of the Group as a result of a spin-off of EEW H2 to the EEW Shareholders in February 2022. In addition, the CEO of the Group is also a director [and shareholder] of EEW H2. EEW H2’s only material asset is the Raglan solar project, and it currently does not have any employees. EEW H2 has yet to pay the $10 million cash consideration, has not been able to raise any third-party funding, and does not have any substance or assets other than the Raglan solar project. Accordingly, it is highly uncertain whether EEW H2 will be able to pay the cash consideration when due or at all. The Group has limited recourse against EEW H2 if it fails to pay the cash consideration, as it has already transferred full ownership of the Raglan solar project to EEW H2 and has no contractual recourse for non-payment other than to bring suit for breach of contract damages. Exercise of any recourse that the Group has against EEW H2 will likely result in receipt of only a portion, if any, of the cash consideration due under the Raglan SPA. In addition, given the current uncertainty regarding third party funding of EEW H2, the value of the EEW H2 shares the Group received as part of the consideration is highly uncertain. If EEW H2 does not pay the Group the cash consideration under the Raglan SPA when due or if the value of the EEW H2 share consideration is lower than expected, the Group’s business, financial condition and results of operations could be materially adversely affected.

The Group’s business plan and strategy is dependent on continually sourcing new projects.

The Group’s business plan and strategy is dependent on continually sourcing new projects to replace projects that have been completed, as well as to grow the business in line with the Group’s strategy. There is significant time between sourcing a project and completion and sale, which requires significant lead time for the identification of new projects. Sourcing a suitable project involves a number of different variables, including land, grid connection and governmental policies and approvals. There is no assurance that the Group will be able to continue to source new projects, which could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group’s business is dependent upon its ability to continually identify and acquire suitable grid capacity and properties for its projects.

The Group’s business is dependent upon its ability to continually identify and acquire suitable grid capacity and properties for its projects. Suitable grid capacity and properties are difficult to identify and acquire given that geographic features, legal restrictions and ownership rights naturally limit the areas available for solar PV project development. There can be no assurance that the Group will be successful in identifying or acquiring suitable grid capacity and properties.

Furthermore, the Group faces potential competition from other renewable energy companies, in particular other solar energy companies, in connection with the acquisition of suitable grid capacity and properties. Larger companies, in particular, may have access to greater financial resources, operational experience and technical capabilities than the Group which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets which could adversely affect the Group’s ability to acquire suitable additional grid capacity and properties in the future. There can be no assurance that the Group will continue to be able to compete successfully for the acquisition of suitable grid capacity and properties.

A portion of the Group’s early-stage projects may experience unforeseen delays and/or difficulties in their development to saleable, ready-to-build-stage projects; this could induce a loss of capital investment and the diversion of resources from profitable projects.

The Group has a number of early stage projects that may not develop into saleable ready-to-build stage projects for a variety of reasons, including significant issues discovered in the due diligence process, the inability to obtain local permits and licenses or difficulties with funding. In addition, regulatory changes over the course of project development may render a project unviable, or there may be unanticipated delays in the development of projects. Some projects may also be jointly developed with partners, and while due diligence is undertaken to ensure the acceptability of partners, the Group’s ability to develop such projects into the saleable ready-to-build stage is reliant on the adequate performance of those partners.

The Group’s projects require significant capital investment, including the acquisition of long term land lease rights, design of initial project features, feasibility studies and grid connection funding. If a project fails to develop into a saleable ready-to-build stage, such capital investments may need to be written off. In addition, the Group has limited resources and personnel, and therefore resources allocated to unsuccessful projects could divert resources and attention from profitable projects. As a result, any failure or delay of the Group’s projects to develop profitably could have a material adverse effect on the Group’s business, financial condition and results of operations.

The solar industry has historically been cyclical and experienced periodic downturns.

The Group’s success partly depends on continued demand for solar PV systems in the end-markets it serves, including commercial and utility sectors across the world. The solar industry has historically been cyclical and has experienced periodic downturns, which may affect the demand for the Group’s projects. The solar industry has undergone challenging business conditions in past years, mainly as a result of an undersupply of products, and reductions in applicable governmental subsidies, contributing to demand decreases. Therefore, there is no assurance that the solar industry will not suffer significant downturns that would adversely affect demand for the Group’s solar projects and its results of operations.

The Group’s inability to protect its intellectual property could adversely affect its business. The Group may also be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require it to pay significant damages and could limit its ability to use certain technologies.

Any failure to protect the Group’s proprietary rights adequately could result in its competitors offering similar solar projects more quickly than anticipated, potentially resulting in the loss of some of the Group’s competitive advantage and a decrease in its revenue that would adversely affect its business prospects, financial condition and operating results. The Group’s success depends, at least in part, on its ability to protect its core intellectual property. The Group will rely on intellectual property laws, primarily a combination of copyright and trade secret laws in the U.S., as well as license agreements and other contractual provisions, to protect its proprietary technology and brand. The combined company cannot be certain its agreements and other contractual provisions will not be breached, including a breach involving the use or disclosure of its trade secrets or know-how, or that adequate remedies will be available in the event of any breach. In addition, the combined company’s trade secrets may otherwise become known or lose trade secret protection.

The Group cannot be certain its projects and business do not or will not violate the intellectual property rights of a third party. Third parties, including the Group’s competitors, may own patents or other intellectual property rights that cover aspects of its technology or business methods. Such parties may claim the Group has misappropriated, misused, violated or infringed third-party intellectual property rights and if it gains greater recognition in the market, it faces a higher risk of being the subject of claims it has violated others’ intellectual property rights. Any claim the Group has violated a third party’s intellectual property rights, whether with or without merit, could be time-consuming, expensive to settle or litigate and could divert its management’s attention and other resources, all of which could adversely affect its business, results of operations, financial condition and cash flows. If the Group does not successfully settle or defend an intellectual property claim, it could be liable for significant monetary damages and could be prohibited from continuing to use certain technology, business methods, content or brands. To avoid a prohibition, the Group could seek a license from third parties, which could require it to pay significant royalties, increasing its operating expenses. If a license is not available at all or not available on commercially reasonable terms, the Group may be required to develop or license a non-violating alternative, either of which could adversely affect its business, results of operations, financial condition and cash flows.

The Group may be subject to interruptions or failures in its information technology systems.

The Group relies on information technology systems and infrastructure to support its business. Any of these systems may be susceptible to damage or interruption due to fire, floods, power loss, telecommunication failures, usage errors by employees, computer viruses, cyberattacks or other security breaches or similar events. A compromise of the Group’s information technology systems or those with which it interacts could harm its reputation and expose it to regulatory actions and claims from customers and other persons, any of which could adversely affect its business, financial condition, cash flows and results of operations. If the Group’s information systems are damaged, fail to work properly or otherwise become unavailable, it may incur substantial costs to repair or replace them and it may experience a loss of critical information, customer disruption and interruptions or delays in its ability to perform essential functions.

The Group’s financial performance depends strongly on attractiveness of solar investments; if solar becomes a less attractive investment opportunity, this could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group’s financial performance depends strongly on attractiveness of solar investments. Solar PV power currently has one of the lowest levelized cost of electricity compared to other energy sources, making it one of the most economically attractive sources of energy to governments, investors, and consumers. Potential future advancements in technology may result in other forms of energy becoming more economically attractive. In addition, governmental endorsement of other forms of energy production in the form of investment or subsidies in the future may make solar PV less competitive. Furthermore, the raw materials required to make solar PV panels and equipment may become more expensive or harder to source, causing the price of constructing solar plants to rise, and solar PV to be less competitive and less attractive than other sources of energy. In the event that the appetite for solar power from governments, investors or consumers decreases, whether due to another renewable source becoming more attractive or cost effective, or for any other unforeseen reasons, then the ability of the Group to market its projects at expected valuations will be reduced. Any such scenario could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group is obliged, in many jurisdictions, to fund early payments or issue securities prescribed in relation to grid connection securing; the Group may not have sufficient capital to comply with such requirements.

In many jurisdictions, the Group is required to fund early payments or issue securities, pay other grid connection fees, or provide evidence of financial capability in order to secure access to the grid for its projects. These requirements usually arise prior to when a buyer for a project is secured, and therefore require capital commitment from the Group. There is no assurance that the Group will have access to sufficient capital on commercially viable terms in order to fund such requirements. If the Group is unable to fund grid-related capital requirements, it may not be able to proceed with a project, which could result in the loss of capital previously invested on the project and potential future revenues. Such losses could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group may not be able to obtain additional external financing on commercially acceptable terms or at all to fund the development of the Group’s portfolio or for other operational purposes.

Project development involves significant financial risk and capital investment, and the Group may require additional funding in the future to take advantage of expansion or acquisition opportunities, or for other operational purposes. There is no assurance that the Group would be able to raise additional funding on commercially acceptable terms if required. In such circumstances, the Group may need to seek funding from third parties if internally generated cash resources and available credit facilities, if any, are insufficient. Any debt financing, if available, may involve financial or other covenants which may limit the Group’s operations. Failure to obtain required additional funding on commercially acceptable terms could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group may incur liabilities under the terms of its project sale agreements.

The terms of the Group’s project sale agreements typically require the Group to provide various warranties and indemnities for the benefit of the buyer and its financing sources. In the event that the Group breaches a warranty or is required to indemnify the buyer or its financing sources, a project may be less profitable to the Group. Any such liabilities under a project sale agreement could have a material adverse effect on the Group’s business, financial condition and results of operations.

Delayed payment or non-payment of all or part of the consideration for a sold project due to the Group’s failure to satisfy conditions under a project sale agreement could have a material adverse effect on its business, financial condition and results of operations.

Under the terms of the Group’s project sale agreements, the completion of the sale and the payment of all or part of the consideration is often conditional on certain conditions and milestones being reached. In the event that the Group fails to satisfy conditions or reach milestones, payments for all or part of the consideration may be delayed or not received at all, causing a project to become less profitable to the Group. Any such delayed payments or non-payments could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group believes that the sales of its solar projects are exempt from corporate income tax, however if this position is successfully challenged by tax authorities, the Group would be subject to material corporate income tax liabilities.

The Group operates in several countries, each of which have their own rules and regulations relating to taxation. The Group believes that the profits generated from the sale of shares in solar project special purpose vehicles qualify for preferential tax treatment and are therefore exempt from corporate income taxes in the relevant jurisdictions. However, due to uncertainties surrounding which tax jurisdiction these profits would be allocated to, a contingent tax liability may exist. Should the Group determine in the future that these profits are subject to a different tax jurisdiction with less preferential treatment terms, or if the Group’s position is successfully challenged by tax authorities, the Group would potentially be subject to material corporate income taxes, which could have material adverse effect on the Group’s business, financial condition and results of operations.

The Group is required to obtain and comply with licenses, permits, approvals and rulings for its projects, which are subject to change.

The Group’s project development activities are subject to receiving and maintaining licenses, permits, approvals and rulings from appropriate governmental authorities for the projects under development. Changes in laws and regulations or in the granting or renewal of licenses, permits, approvals and rulings could have a material adverse impact on the revenue the Group derives from its project development activities. There can be no assurance that such licenses, permits, approvals or rulings will continue to be obtained, that delays will not occur in connection with obtaining all necessary renewals of such licenses, permits, approvals or rulings for the projects under development, or that additional licenses, permits, approvals or rulings for any possible future changes to projects under development or additional permits associated with new legislation will be obtained. Certain licenses and permits that are required for the Group’s projects are subject to legal challenge in various circumstances and are required to be kept in good standing through a variety of means, including cash payments and satisfaction of conditions of issue. Such licenses and permits are in some cases subject to expiration, relinquishment and/or termination without notice to, control of or recourse by the Group. Any failure to obtain or to comply with applicable laws and regulations, permits and licenses, or to maintain permits and licenses in good standing, even if inadvertent, could result in interruption or closure of project operations or development activities or fines, penalties or other liabilities accruing to the Group. Any such occurrence could have a significant impact on project development activities and have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group currently operates in a number of different international jurisdictions, and may expand into additional jurisdictions, which expose its business to a range of risks.

The Group currently operates in the UK, the Netherlands, Spain, Denmark, Sweden, Italy, Australia and the US and has plans to undertake expansion of its operations into several other jurisdictions. As a result, the Group’s business is and will be subject to applicable laws, regulations and licensing requirements in multiple jurisdictions. International operations in multiple jurisdictions expose the Group to a range of risks that it cannot influence and that could adversely and materially affect the Group’s business activities in these countries. These factors include, but are not limited to:

•        a lack of relevant data and the Group’s inexperience with business operations in new markets;

•        difficulties in hiring, staffing and managing qualified and proficient local employees and advisers in multiple jurisdictions;

•        fluctuations in foreign economies and currency exchange rates;

•        social, political and economic instability or recessions;

•        difficulties in managing multiple sites in different locations;

•        difficulties in implementing and maintaining effective internal controls and risk management and compliance initiatives;

•        difficulties in managing regulatory compliance in multiple locations with different regulatory requirements;

•        differing labor regulations and business practices; and

•        foreign tax consequences.

In addition, certain countries in which the Group may operate in the future may experience relatively higher levels of criminal activity and governmental and business corruption. The fear of criminal or corrupt actions against the Group could have an adverse effect on the ability of the Group to adequately staff and/or manage its operations or could substantially increase the costs of doing so.

All and any of the above could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group is exposed to exchange rate volatility and fluctuations that are beyond the Group’s control.

The Group’s financial statements are, and Pubco’s financial statements will be, denominated in Euros, Pubco’s ordinary shares will be quoted in US dollars, and transactions and investments in relation to the Group’s projects will be made also in other currencies, such as Australian dollars and UK pound sterling. As a result, the Group will be exposed to the volatility and fluctuations of the exchange rate between local currencies.

Global currencies are affected by a number of factors that are beyond the control of the Group. These factors include economic conditions in the relevant country and elsewhere and the outlook for interest rates, inflation and other economic factors. These factors may have a negative effect on the Group’s plans and activities, including funding. In addition to transactional risk as a result of exchange rate fluctuations, the Group is also exposed to translational risk in connection with conversion of transactions undertaken in currencies other than the Euro into Euros for purposes of the Group’s consolidated financial statements.

The Group does not currently hedge its exchange rate exposure, and there can be no assurance that the Group will do so in the future, that it will be able to hedge such exposure on acceptable terms or that any hedging conducted by the Group will be effective or will not result in an unintended adverse financial impact. Negative impacts from volatility and fluctuations in exchange rates could have a material adverse effect on the Group’s business, financial condition and results of operations.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for the Group’s projects.

The market for electric generation products is heavily influenced by international, national, state and local government laws, regulations and policies concerning the electric utility industry in the United States and abroad, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation, and changes that make solar power less competitive with other power sources could deter investment in the development of alternative energy sources as well as customer purchases of solar power technology, which could in turn result in a significant reduction in the demand for the solar projects of the Group. The market for electric generation equipment is also influenced by trade and local content laws, regulations and policies that can discourage growth and competition in the solar industry and create economic barriers to the purchase of solar power products, thus reducing demand for the solar projects of the Group. In addition, on-grid applications depend on access to the grid, which is also regulated by government entities. The Group anticipates that its solar power projects will continue to be subject to oversight and regulation in accordance with international, national, state and local regulations relating to construction, safety, environmental protection, utility interconnection and metering, trade, and related matters. It is difficult to track the requirements across multiple jurisdictions and project design that complies with varying standards. In addition, the United States and European Union, among others, have imposed tariffs or are in the process of evaluating the imposition of tariffs on solar panels, solar cells, polysilicon, and potentially other components. These and any other tariffs or similar taxes or duties may increase the price of the solar projects of the Group and adversely affect the cost reduction roadmap, which could harm the Group’s results of operations and financial condition. Any new regulations or policies pertaining to solar power products may result in significant additional expenses for the Group’s buyers, which could cause a significant reduction in demand for the Group’s solar projects.

The Group faces competition from both traditional energy companies and renewable energy companies.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to establish themselves and grow their project pipelines. The Group competes with renewable energy companies and traditional energy companies (utilities, oil & gas majors etc.) primarily based on project value and pricing. If the Group cannot offer compelling value to its buyers based on project attractiveness in terms of size, level of maturing and return on investment, then the business will not grow. Traditional energy companies and some major renewable energy companies generally have substantially greater financial, operational and other resources than the Group does. As a result of their greater size, these competitors may be able to devote more resources to the research, development and marketing of their projects or respond more quickly to evolving industry standards and changes in market conditions than the Group can.

The rapidly evolving and competitive nature of the solar industry makes it difficult to evaluate the Group’s future prospects. The entry into new markets will face significant competition and it is difficult to evaluate the Group’s future in these new markets as well.

Environmental laws and regulations in the jurisdiction in which a project is located may have an impact on a project’s viability.

Environmental laws and regulations in the jurisdiction in which a project is located may have an impact on a project’s viability. A current or previous owner of real property may be liable for non-compliance with applicable environmental and health and safety requirements and there can be no assurance that environmental costs and liabilities will not be incurred in the future. In addition, environmental regulators may seek to impose injunctions or other sanctions on a project that may have a material adverse effect on its economic viability.

To the extent that environmental liabilities arise in relation to any project development, including for former projects which the Group has sold but still retains liability under contract or otherwise by law, the Group may be required to contribute financially towards any such liabilities, and the level of such contribution may not be restricted by the value of the individual project. If any such financial contributions are required these could have a material adverse effect on the Group’s business, financial condition and prospects.

Environmental and safety legislation (e.g. in relation to, amongst other things, protection of wildlife and otherwise relating to environmental protection) may change in a manner that may require stricter or additional standards, than those now in effect.

A heightened degree of environmental responsibility for companies and their directors and employees and more stringent enforcement of existing environmental laws and regulations could impose significant costs and burdens on the Group (the extent of which cannot be predicted) in terms of compliance and potential penalties, liabilities and remediation. Breach of any environmental obligations could result in penalties. Any such liabilities or changes affecting the economic viability of a project could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group’s operations may be negatively affected by business interruption and political and economic risks in the countries it operates, especially in emerging markets.

The Group’s operations are subject to the hazards and risks inherent in the countries in which it operates. These hazards and risks include acts of political unrest, civil unrest, war or terrorism, political sanction, labor disputes and community opposition activities, including the heightened focus on environmental concerns.

If any of these events were to occur, they could also result in significant delays to development programs, and claims being brought against the Group. These events could also result in the Group incurring civil liability claims, fines or penalties potentially being enforced against the Group and/or its officers and directors.

While the Group is currently focused on projects in developed markets, the Group may expand its pipeline of projects in the future into emerging economies that are more vulnerable to market downturns and economic slowdowns. Investing in such markets involves greater risk than investing in more developed markets, including in some cases significant legal, economic and political risks. Investors should note that emerging markets are subject to rapid change. Global financial or economic crises in any large emerging market country tend to adversely affect prices in equity markets of most or all emerging market countries as investors move their money to more stable, developed markets. Moreover, financial problems or an increase in the perceived risks associated with investing in emerging economies could dampen foreign investment in such markets, adversely affect the economy and generate severe liquidity constraints for the Group as foreign funding sources are withdrawn. Any such impacts could have a material adverse effect on the Group’s business, financial condition and results of operations.

Mergers in the solar industry among the Group’s competitors or buyers may adversely affect the Group’s competitive position.

There has been an increase in consolidation activity among developers, distributors, large installers, investors and other strategic participants in the solar industry. If this consolidation continues, it could further increase competition, strengthen competitors and lead to concentration of the buyers for the Group’s project sales. Each of these may negatively impact the Group’s competitive position in the solar market.

The predicted future growth of the solar industry may not materialize.

Forecasts for the solar industry estimate a material global growth trajectory. As forecasts are based on estimates and may be subjective, there is no certainty that these forecasts will prove to be correct. Should the forecasts fail to materialize, the potential value of the solar PV sector may be reduced and there may be fewer opportunities for the Group to develop. The Group’s business model and strategy is based on the fact that there will be material growth in the sector and solar projects will remain an attractive investment opportunity. A reduction in the future growth of the market may require the Group to adjust its strategy and to target specific markets that have the strongest growth potential. Any failure of anticipated solar industry growth to materialize may have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group’s business, operating results, financial position and ability to meet contractual commitments could be materially adversely affected by natural or man-made disasters impacting the projects and/or properties of the Group.

Natural or man-made disasters, including earthquakes, power outages, fires, floods, nuclear disasters, terrorist attacks or other acts of malfeasance, may render it difficult or impossible for the Group to operate business for some period of time and could affect the projects and properties of the Group, adversely impacting the ability to meet contractual commitments and result in force majeure events. In addition, the Group may not carry business insurance sufficient to compensate for losses that may occur. Climate change could cause natural disasters.

The Group’s properties are exposed to damage and/or destruction resulting from environmental disasters (for example, floods, fires and earthquakes). Climate change could result in such extreme weather conditions. Moreover, such disasters could impede access to the Group’s properties. In addition, a number of the Group’s projects are located in remote areas, which makes access difficult.

The occurrence of a significant event which disrupts the Group’s projects or prevents it from selling its projects could have a material adverse impact on the Group. In certain cases, there is the potential that some events may not excuse the Group from performing its obligations pursuant to agreements entered into with third parties. Although the Group maintains insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with its operations and insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. It is not always possible to obtain insurance against all such risks and the Group may decide not to insure against certain risks because of high premiums or other reasons. Any such scenario could have a material adverse effect on the Group’s business, financial condition and results of operations.

Inflation could adversely affect the Group’s business and results of operations.

The solar industry has seen long periods of declining costs and increasing energy prices, but these trends may not continue and could even reverse. In the wake of the COVID pandemic, many industrialized economies have experienced substantial inflation, including higher prices for inputs for the solar projects we facilitate. Increases in the prices of supplies for solar projects, or the absence of cost decreases, could adversely affect the Group by increasing the actual or expected costs of land, raw materials, and labor, and other goods and services needed to construct and operate solar PV plants. This could not only increase the Group’s expenses but also the expenses the Group’s buyers will face to complete and operate one of the Group’s projects. This in turn may result in decreases to the fair value of the Group’s investment properties and the prices at which the Group is able to sell its projects or lead prospective buyers to forego or delay purchasing projects from the Group. A significant portion of the Group’s operating expenses are employee, consultant and professional fees, which have and are expected to continue to increase as a result of inflationary pressures. Accordingly, inflationary pressures may have an adverse impact on the Group’s business, financial condition and results of operations. Further, in addition to the direct impact of cost increases, sustained levels of high inflation have caused central banks worldwide to increase benchmark interest rates. This can raise the cost of capital that the Group’s buyers must obtain to buy our projects, which may lead them to pay less for our projects or avoid purchasing them at all. In addition, higher interest rates can depress economic growth, which could materially adversely impact the Group’s business.

Global economic conditions and macro events may adversely affect the Group’s business, financial condition and results of operations.

In recent years, developed markets have experienced cyclical downturns and unpredictable changes in economic conditions. This was especially the case as the global outbreak of COVID and the resulting lockdowns and social distancing requirements adversely affected the Group’s ability to operate normally. Worldwide economic conditions remain uncertain, and developed economies have experienced substantial inflation and supply chain disruptions that if the persist could adversely affect the solar industry and the Group’s business. Furthermore, on January 31, 2020, the United Kingdom formally withdrew from the European Union (“Brexit”), entering into a transition period that ended on December 31, 2020. This process is unprecedented in European Union history and the ongoing effects of Brexit are currently uncertain. EEW is registered in England & Wales and as a result may be affected negatively due to the continued legal uncertainty and potentially divergent national laws and regulations in relation to financial laws and regulations, tax and free trade agreements, immigration laws, and employment laws that may adversely affect economic or market conditions in the United Kingdom, Europe or globally.

The Group cannot predict the timing, strength or duration of any economic slowdown or any subsequent recovery, or any industry in particular or how global business and political conditions may change. To the extent that general business, economic or political conditions decline, the Group’s business, financial condition and results of operations could be materially adversely affected.

Recent adverse developments in the banking industry may negatively impact the Group’s business, results of operations and financial condition.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, in March 2023 Silicon Valley Bank (“SVB”) and Signature Bank (“SNY”) failed and there were subsequent liquidity issues at Credit Suisse that led it to be acquired by another bank at nominal cost. These events, subsequent government responses and resulting investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources. Any of these would make it more difficult for the Group or its customers to acquire financing on acceptable terms or at all. Any material decline in available funding or the ability to access capital could adversely impact the Group’s ability to meet its operating expenses and have a material adverse effect on its financial condition, as well as its ability to grow its operations.

A failure of the Group’s information technology and data security infrastructure could adversely affect its business and operations.

The Group relies upon the capacity, reliability and security of its IT and data security infrastructure and its ability to expand and continually update this infrastructure in response to the changing needs of its business. The existing IT systems and any new IT systems the Group utilize may not perform as expected. If the Group experiences a problem with the functioning of an important IT system or a security breach of its IT systems, including during system upgrades or new system implementations, the resulting disruptions could adversely affect our business.

Despite the implementation of reasonable security measures, the Group’s IT systems, like those of other companies, are vulnerable to damages from computer viruses, natural disasters, fire, power loss, telecommunications failures, personnel misconduct, human error, unauthorized access, physical or electronic security breaches, cyber-attacks (including malicious and destructive code, phishing attacks, ransomware, and denial of service attacks), and other similar disruptions. Such attacks or security breaches may be perpetrated by bad actors internally or externally (including computer hackers, persons involved with organized crime, or foreign state or foreign state-supported actors). In addition, some of the Group’s hardware connect to the internet. Despite the implementation of reasonable security measures, these hardware, like those of other companies, are vulnerable to unauthorized access and other security breaches. Finally, the Group uses cloud-based software applications which are also vulnerable to similar risks. Cybersecurity threat actors employ a wide variety of methods and techniques that are constantly evolving, increasingly sophisticated, and difficult to detect and successfully defend against. Any future incidents could expose the Group to claims, litigation, regulatory or other governmental investigations, administrative fines and potential liability. Any system failure, accident or security breach could result in disruptions to the Group’s operations. A material network breach in the security of its IT systems could include the theft of our trade secrets, customer information, human resources information or other confidential data, including but not limited to personally identifiable information. A breach in the security of its connected hardware or cloud-based software application providers could lead to a disruption in service, remediation costs, loss of reputation, and loss of sales. Although past incidents have not had a material effect on the Group’s business operations or financial performance, to the extent that any disruptions or security breach results in a loss or damage to our data, or an inappropriate disclosure of confidential, proprietary or customer information, it could cause significant damage to its reputation, affect our relationships with its customers and strategic partners, lead to claims against it from governments and private plaintiffs, and adversely affect its business. The Group cannot guarantee that future cyberattacks, if successful, will not have a material effect on its business or financial results.

Many governments have enacted laws requiring companies to provide notice of cyber incidents involving certain types of data, including personal information. If an actual or perceived cybersecurity breach of security measures, unauthorized access to the Group’s system or the systems of the third-party vendors that it relies upon, or any other cybersecurity threat occurs, the Group may incur liability, costs, or damages, contract termination, its reputation may be compromised, its ability to attract new customers could be negatively affected, and its business, financial condition, and results of operations could be materially and adversely affected. Any compromise of its security could also result in a violation of applicable domestic and foreign security, privacy or data protection, consumer and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability. In addition, the Group may be required to incur significant costs to protect against and remediate damage caused by these disruptions or security breaches in the future.

Negative publicity associated with press reports, litigation and other public statements about the Group, solar industry or other industry participants could damage the Group’s reputation.

From time to time, there may be negative news stories, the initiation of litigation, or other public statements from governmental or industry bodies regarding the Group, its industry or other industry participants, which could result in negative publicity and damage to the Group’s reputation. For example, in late 2020, a Swedish internet news publication published negative news stories regarding the Group and Svante Kumlin which, together with the Group’s and Mr. Kumlin’s resulting defamation lawsuit against the publication, resulted in negative publicity for the Group. The Group, Mr. Kumlin and the relevant Swedish publication reached a settlement pursuant to which the publication agreed to publish an apology to Svante Kumlin, and EEW and Mr. Kumlin agreed to pay a portion of the Swedish publication’s court costs. The settlement did not result in any material financial impact on the Group. Reputational damage as the result of such negative publicity may affect the Group’s relationships with financing sources, contractors, suppliers, governmental entities and prospective buyers, which could have material adverse effect on the Group’s business, financial condition and results of operations.

Risks Relating to the Business Combination and its Effects

ClimateRock’s Initial Shareholders have agreed to vote their shares in favor of the Business Combination, regardless of how ClimateRock’s Public Shareholders vote.

The Business Combination Proposal must be approved by a majority of the issued and outstanding ordinary shares present and voted at the meeting. In connection with the Business Combination, the holders of ClimateRock’s Founder Shares have agreed to vote their Founder Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination. The Founder Shares constitute approximately 42.2% of the issued and outstanding ordinary shares of ClimateRock as of             , 2023. Accordingly, ClimateRock will only need the affirmative vote of 363,257 Public Shares (assuming only a quorum is present at the Meeting) to approve the Business Combination.

Neither ClimateRock nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by EEW in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by EEW and ClimateRock to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, ClimateRock and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by EEW in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, ClimateRock would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

ClimateRock shareholders who do not redeem their ordinary shares of ClimateRock will experience immediate and material dilution upon closing of the Business Combination.

Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination (prior to giving effect to any warrant exercises, assuming automatic conversion of rights into ordinary shares and excluding any equity incentives issuable pursuant to the 2023 Incentive Plan or other exercise of outstanding EEW options), the former shareholders of ClimateRock, the investor purchasers under the PIPE Financing and the EEW Shareholders will own approximately 7.5%, 5.4% and 87.1% of the Pubco Ordinary Shares, respectively, such percentages calculated assuming that the EEW Shareholders receive approximately 63,163,953 Pubco Ordinary Shares in total if the threshold for achieving the contingent consideration mentioned elsewhere in this prospectus/proxy statement is met, derived from the shares issued and outstanding and weighted average shares issued and outstanding as presented in the pro forma combined financial statements (after rounding adjustment). As such, ClimateRock shareholders who do not redeem their ordinary shares of ClimateRock will experience immediate and material dilution upon closing of the Business Combination.

The Sponsor and ClimateRock’s directors and officers have interests that are different from or that conflict with the interests of ClimateRock’s shareholders and that may have influenced their analysis of whether the Business Combination with EEW is appropriate as ClimateRock’s initial business combination. Such interests include that the Sponsor will lose its entire investment in ClimateRock if the Business Combination is not completed.

When you consider the recommendation of the ClimateRock board of directors in favor of approval of the Business Combination Proposal and the Merger Proposal, you should consider that the Sponsor and ClimateRock’s directors and officers have interests in such proposals that are different from, or in addition to, those of ClimateRock’s shareholders and warrant holders generally. These interests include, among other things, the following.

•        If the Business Combination with EEW or another business combination is not consummated by May 2, 2024 (or any later date to which it may be extended, the “Business Combination Deadline”), ClimateRock will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 1,968,750 Founder Shares held by ClimateRock’s Initial Shareholders, including certain directors and officers, would be worthless because ClimateRock’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to those shares. The Founder Shares had an aggregate market value of approximately $            million based upon the closing price of ClimateRock’s ordinary shares of $            per share on Nasdaq on            , 2023, and were originally purchased for an aggregate of $25,000. As a result, a business combination would likely enable ClimateRock’s Initial Shareholders to recoup their investment in ClimateRock and make a substantial profit, even if Pubco Ordinary Shares lose significant value. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        The Sponsor purchased an aggregate of 3,762,500 Private Warrants for $3,762,500 simultaneously with the consummation of the Initial Public Offering. The Private Warrants had an aggregate market value of $            based upon the closing price of ClimateRock’s Warrants of $            per unit on Nasdaq on             , 2023. If ClimateRock is unable to complete a business combination by the Business Combination Deadline, the Private Warrants would expire worthless and the Sponsor would be unable to recoup its investment in ClimateRock. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, has an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        Gluon, the managing partner of which is Per Regnarsson, the Chief Executive Officer and a director of ClimateRock, shall be entitled to receive a Transaction Success Fee of up to $250,000 if ClimateRock consummates a business combination, subject to the terms Gluon Engagement Letter. In addition, Gluon will be entitled, with respect to any financing undertaken by ClimateRock with a party that Gluon introduces during the term of the Gluon Engagement Letter, to the following fees: (i) for a financing involving an issuance of ClimateRock’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to 2.0% of the gross proceeds received by ClimateRock at such closing and (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to 5.0% of the gross proceeds received by ClimateRock at such closing. Gluon has been engaged to act in a consultancy role for the management and coordination of the ClimateRock’s initial business combination and the coordination of many advisors involved in the Business Combination and the integration of their respective services. These services are distinct from the services of Alantra, who has been engaged to, among other things, assist with the valuation of the EEW. Gluon’s engagement has been approved by ClimateRock’s Audit Committee and Board. In his role of CEO, Mr. Regnarsson has been heavily involved, among other things, in negotiations with EEW and communication with the ClimateRock Board. Simultaneously with

Maxim, Gluon has been working to secure PIPE Financing for the Business Combination, and if Gluon’s efforts lead to PIPE funding of either debt or equity, Gluon will be entitled to receive a fee. Accordingly, ClimateRock’s management team have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        If the Business Combination with EEW is consummated, ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock, would receive ownership of a substantial number of ordinary shares of PubCo, which they would not receive absent completion of a business combination. Accordingly, ClimateRock’s management team have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation. The actual number of PubCo ordinary shares that the Initial Shareholders would own after the Closing will depend upon several factors, including the number of redemptions of Public Shares and the number of Warrants exercised. Taking into account the automatic conversion of Rights into ordinary shares, and excluding any equity incentives issuable pursuant to the 2023 Incentive Plan, any exercise of outstanding EEW options and the effects of any PIPE Financing, after the Closing, the Initial Shareholders would own (i) if there are no redemptions and prior to the exercise of any Warrants, approximately 2.7% of Pubco’s total ordinary shares, (ii) if there are maximum redemptions and prior to the exercise of any Warrants, approximately 2.7% of Pubco’s total ordinary shares outstanding, (iii) if there are no redemptions and assuming full exercise of all Warrants, approximately 2.5% of Pubco’s total ordinary shares, and (iv) if there are maximum redemptions and assuming full exercise of all Warrants, approximately 2.5% of Pubco’s total ordinary shares outstanding.

•        ClimateRock’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ClimateRock’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ClimateRock fails to consummate a business combination within the time period required under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, ClimateRock may not be able to reimburse these expenses if the Business Combination with EEW or another business combination is not completed by the Business Combination Deadline. As of August 1, 2023, ClimateRock’s Initial Shareholders have not yet reported any out-of-pocket expenses for which they would be entitled to reimbursement.

•        ClimateRock’s existing directors and officers will be eligible for continued indemnification and continued coverage under ClimateRock’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        In connection with ClimateRock’s shareholders approving the extension of the Business Combination Deadline, ClimateRock has issued a promissory note (the “Extension Note”) in the aggregate principal amount of up to $900,000 (the “Extension Funds”) to the Sponsor, pursuant to which the Sponsor agreed to provide ClimateRock with equal monthly installments of $75,000 ($0.029 per remaining Public Share) to be deposited into the Trust Account until ClimateRock completes its initial business combination. As of August 1, 2023, ClimateRock has drawn under the Extension Note and deposited into the Trust Account $300,000.

•        The Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination (the “Working Capital Loans”). If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Private Warrants at a price of $1.00 per Warrant (the “Working Capital Warrants”). If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into four loan agreements (the “Eternal Loans”) with Eternal BV, a company controlled by Charles Ratelband V, ClimateRock’s Executive Chairman of the Board of Directors. The Eternal Loans are unsecured and do not bear interest and mature on various dates between March 31, 2024 and March 31, 2025. As of August 1, 2023, ClimateRock has drawn a total of $1,030,000 under the Eternal Loans. Because the Eternal Loans may not be repaid from the proceeds of the Trust Account if ClimateRock does not complete a business combination, ClimateRock’s Executive Chairman of the Board of Directors has an economic incentive to complete a business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

The existence of personal and financial interests of one or more of ClimateRock’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of ClimateRock and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Proposals. For additional information on the interests and relationships of the Sponsor, Initial Shareholders, directors and officers in the Business Combination, (See “Risk Factors — If the Business Combination is not approved, then the ordinary shares and Private Warrants of ClimateRock that are beneficially owned by ClimateRock’s current directors, executive officers and initial shareholders will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with EEW.” And “The Business Combination Proposal — Interests of ClimateRock’s Directors and Officers in the Business Combination”).

The personal and financial interests of the Sponsor as well as ClimateRock’s directors and officers may have influenced their motivation in identifying and selecting EEW as a business combination target, completing an initial business combination with EEW and may influence the operation of the business following the initial business combination. In considering the recommendations of ClimateRock’s board of directors to vote for the proposals, its shareholders should consider these interests.

ClimateRock’s directors and officers will have discretion on whether to agree to changes or waivers in the terms of the Business Combination and their interests in exercising that discretion may conflict with those of ClimateRock’s shareholders.

In the period leading up to the consummation of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require ClimateRock to agree to amend the Business Combination Agreement, to consent to certain actions taken by EEW or to waive rights that ClimateRock is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of EEW’s business, a request by EEW to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on EEW’s business and would entitle ClimateRock to terminate the Business Combination Agreement. In any of such circumstances, it would be at ClimateRock’s discretion, acting through its board of directors, to grant its consent or waive those rights.

The existence of the financial and personal interests of the directors of ClimateRock described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between such director may believe is best for ClimateRock and what such director may believe is best for himself or herself in determining whether or not to take the requested action.

In the event that ClimateRock, EEW and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that does not require further approval by the ClimateRock shareholders or an amendment of the offer document, ClimateRock will inform such shareholders of the amendment by press release and other public communication. In the event that ClimateRock, EEW and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that requires further approval by the ClimateRock shareholders, a proxy supplement or an amended proxy statement/prospectus would be delivered to such shareholders and proxies would be re-solicited for approval of such amendment.

Under the terms of the Business Combination Agreement, Pubco, with the consent of EEW, is permitted to accept less than 90% of the EEW shares in the Pubco Offer, which could lead to EEW not becoming a wholly-owned subsidiary of Pubco.

Under the terms of the Business Combination Agreement, the Closing of the Transactions is conditional upon the holders of 90% of EEW shares accepting the Pubco Offer, however Pubco, with the consent of EEW, is permitted to accept less than 90% of the EEW shares and still meet the condition. If the condition is satisfied with Pubco Offer acceptances of less than 90% of the EEW shares to which the offer relates, Pubco will not be entitled to trigger the compulsory acquisition process under English law, and any EEW Shareholder who has not accepted the offer will remain a shareholder of EEW. Following the completion of the Business Combination Agreement, EEW will be an unlisted subsidiary of Pubco, which will materially limit the liquidity of the EEW shares. In addition, this would result in EEW, which will be Pubco’s primary operating subsidiary and the holding company for all of Pubco’s operating assets, not becoming a wholly-owned subsidiary of Pubco, and the remaining minority EEW Shareholders would retain certain minority rights as shareholders of EEW.

Risks Relating to Pubco’s Business and Operations Following the Business Combination with EEW

Following the consummation of the Business Combination, Pubco’s only significant asset will be its ownership of EEW, and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable Pubco to pay any dividends on its Ordinary Shares, pay its expenses or satisfy other financial obligations.

Following the consummation of the Business Combination, Pubco will be a holding company and will not directly own any operating assets other than its ownership of interests in EEW. Pubco will depend on EEW for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends. The earnings from, or other available assets of, EEW may not be sufficient to make distributions or pay dividends, pay expenses or satisfy Pubco’s other financial obligations.

Pubco will incur higher costs post-Business Combination as a result of being a public company.

Pubco will incur significant additional legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related rules implemented by the SEC and Nasdaq. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Pubco to attract and retain qualified persons to serve on Pubco’s board of directors or board committees or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Ordinary Shares and/or warrants, fines, sanctions and other regulatory action and potentially civil litigation.

The Group has identified material weaknesses in its internal control over financial reporting, and if the Group fails to remediate these weaknesses or to develop and maintain an effective system of controls, it may not be able to produce timely and accurate financial statements.

Prior to the completion of the Transactions, the Group has been a private company with limited accounting personnel and other resources focused on its internal control over financial reporting. In connection with the preparation of the Group’s consolidated financial statements for the years ended December 31, 2021 and 2022, the Group identified several material weaknesses in its internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The identified material weaknesses relate to (i) failing to design and maintain an effective financial close process and accounting review controls, including insufficient review and approval of account reconciliations, manual journal entries, and the Group’s financial statements; (ii) a lack of a sufficient complement of qualified technical accounting and financial reporting personnel to perform control activities surrounding complex and non-routine transactions (because of the need for additional technical accounting resources, the Company also identified deficiencies in the design and operation of accounting review controls related to revenue contracts and convertible debt); and (iii) instituting a sufficient internal control framework and evaluation process for evaluating and monitoring internal controls over financial reporting, identifying and analyzing the risk of material misstatements in the financial statements and assessing and communicating the severity of deficiencies in a timely manner to those parties responsible for taking corrective action.

Management and the Group’s board of directors are reviewing the material weaknesses described above and developing a plan to remediate them and to enhance the Group’s overall control environment. In order to maintain and improve the effectiveness of its internal control over financial reporting, the Group will expend, and anticipates that Pubco will continue to expend, significant resources, including accounting-related costs and significant management oversight. The Group believes that its efforts to remediate its material weaknesses will include:

•        hiring additional accounting personnel, including those with public company experience;

•        providing additional training for our personnel on internal controls over financial reporting;

•        implementing additional controls and processes, including those that operate at a sufficient level of precision or that evidence performance;

•        adopting processes and controls to better identify and manage segregation of duties; and

•        potentially engaging an external advisor to assist with evaluating and documenting the design and operating effectiveness of internal controls and assisting with the remediation of deficiencies, as necessary.

Designing and implementing an effective financial reporting system is a continuous effort that requires the Group to anticipate and react to changes in its business and the economic and regulatory environments and to devote significant resources to maintain a financial reporting system that adequately satisfies its reporting obligations. The remedial measures that the Group intends to take may not fully address the material weaknesses that the Group has identified, and other material weaknesses in the Group’s internal control over financial reporting may be identified in the future. Further, neither the Group, nor its independent auditors, conducted an evaluation of the Group’s internal controls over financial reporting as of January 1, 2023 or any prior date or period in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, the Group may not have identified all material weaknesses and may develop or identify additional material weaknesses in the future. Material weaknesses may still exist when Pubco reports on the effectiveness of its internal controls over financial reporting, including with respect to the Group, as required under Section 404 of the Sarbanes-Oxley Act after the completion of the Business Combination. The Group’s, and following the completion of the Transactions, Pubco’s, failure to implement and maintain effective internal control over financial reporting could result in errors in its financial statements that could result in a restatement of its financial statements, cause Pubco to fail to meet its reporting obligations and cause investors to lose confidence in Pubco reported financial information, which may result in a decline in the market price of Pubco ordinary shares.

EEW’s management team has limited experience managing and operating a U.S. public company.

Members of EEW’s management team have limited experience managing and operating a U.S. publicly traded company, interacting with U.S. public company investors, and complying with the increasingly complex laws pertaining to U.S. public companies. Its transition to being a U.S. public company subjects EEW to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from its senior management and could divert their attention away from the day-to-day management of its business. EEW may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of U.S. public companies. The development and implementation of the standards and controls necessary for Pubco to achieve the level of accounting standards required of a public company may require costs greater than expected. To support its operations as a U.S. public company, EEW plans to recruit additional qualified employees or external consultants with relevant experience, which will increase its operating costs in future periods. Should any of these factors materialize, EEW’s business, financial condition and results of operations could be adversely affected.

The price of Pubco’s Ordinary Shares may be volatile.

The price of Pubco’s Ordinary Shares may fluctuate due to a variety of factors, including:

•        actual or anticipated fluctuations in its quarterly and annual results and those of other public companies in industry; mergers and strategic alliances in the industry in which it operates;

•        market prices and conditions in the industry in which it operates;

•        changes in government regulation;

•        potential or actual military conflicts or acts of terrorism;

•        the failure of securities analysts to publish research about us, or shortfalls in its operating results compared to levels forecast by securities analysts;

•        announcements concerning EEW, Pubco or its competitors; and

•        the general state of the securities markets.

These market and industry factors may materially reduce the market price of Pubco’s ordinary shares, regardless of its operating performance.

Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of its ordinary shares.

Pubco’s management currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results Pubco actually achieves. Pubco’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Pubco downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of Pubco or fails to publish reports on it regularly, its share price or trading volume could decline. While Pubco’s management expects research analyst coverage, if no analysts commence coverage of Pubco, the trading price and volume for its ordinary shares could be adversely affected.

An active, liquid trading market for Pubco Ordinary Shares and Pubco Warrants may not develop, which may limit your ability to sell Pubco Ordinary Shares and Pubco Warrants.

Prior to the completion of the Business Combination, there was no public market for Pubco Ordinary Shares and Pubco Warrants. Although we have applied to list the Pubco Ordinary Shares and Pubco Warrants on Nasdaq upon the Effective Time under the ticker symbols “EEW” and “EEWWW”, respectively, an active trading market for Pubco Ordinary Shares and Pubco Warrants may never develop or be sustained following the consummation of the Business Combination. The initial valuation of the Pubco Ordinary Shares may not be indicative of the market price of Pubco Ordinary Shares that will prevail in the open market after the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of Pubco Ordinary Shares and Pubco Warrants. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing Pubco Ordinary Shares or Pubco Warrants.

Pubco may issue additional Pubco Ordinary Shares under an employee incentive plan (including the 2023 Incentive Plan) upon or after consummation of the Business Combination, which would dilute the interest of Pubco’s shareholders.

Pubco may issue a substantial number of additional ordinary shares under an employee incentive plan (including the 2023 Incentive Plan) upon or after consummation of the Business Combination. The issuance of additional Ordinary Shares:

•        may significantly dilute the equity interest of investors;

•        may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded Pubco Ordinary Shares;

•        could cause a change of control if a substantial number of shares of Pubco are issued, which may affect, among other things, Pubco’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of its present officers and directors; and

•        may adversely affect prevailing market prices for Pubco’s securities, including Pubco Ordinary Shares and Pubco Warrants.

Pubco may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors of Pubco and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and EEW’s respective results of operations, financial condition, cash requirements, contractual restrictions, the future projects and plans of Pubco and EEW and other factors that the board of directors may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from EEW and there can be no assurance that EEW will pay dividends. As a result, capital appreciation, if any, of Ordinary Shares will be an investor’s sole source of gain for the foreseeable future.

Because Pubco is incorporated in the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Pubco is an exempted company incorporated in the Cayman Islands with limited liability. As a result, it may be difficult for investors to effect service of process within the United States upon Pubco’s directors or officers, or enforce judgments obtained in the United States courts against Pubco’s directors or officers.

Pubco’s corporate affairs will be governed by the Amended and Restated Memorandum and Articles of Association, the Companies Act (Revised) of the Cayman Islands (the “Cayman Act”) (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. Pubco will also be subject to the federal securities laws of the United States. The rights of Pubco shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Pubco’s directors to Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of Pubco’s shareholders and the fiduciary responsibilities of Pubco’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less prescriptive body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Pubco has been advised by its Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against Pubco or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

It may be difficult to enforce a U.S. judgment against Pubco or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

Not all of Pubco’s directors and executive officers are residents of the United States, and the assets of Pubco or these persons may be located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon Pubco within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.

Provisions in the Amended and Restated Memorandum and Articles of Association may inhibit a takeover of Pubco, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.

The Amended and Restated Memorandum and Articles of Association, if their adoption is approved, will contain provisions that may discourage unsolicited takeover proposals that shareholders of Pubco may consider to be in their best interests. Among other provisions, subject to the right of the shareholders of Pubco as specified in the Amended and Restated Memorandum and Articles of Association, the ability of Pubco’s board of directors to issue additional shares, with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as the board of directors may determine, to the extent authorized but unissued, and without shareholder approval, may make it more difficult for Pubco’s shareholders to remove incumbent management and accordingly discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Pubco’s securities.

Pubco will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pubco’s Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pubco, including its growth prospects.

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies that are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pubco has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after Pubco no longer qualifies as an “emerging growth company,” as long as Pubco continues to qualify as a foreign private issuer under the Exchange Act, Pubco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, Pubco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, Pubco shareholders may not have access to certain information they deem important. Pubco cannot predict if investors will find Pubco Ordinary Shares less attractive because it relies on these exemptions. If some investors find Pubco Ordinary Shares less attractive as a result, there may be a less active trading market and share price for Pubco Ordinary Shares may be more volatile.

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities.

In addition, as a “foreign private issuer”, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot give any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors, or have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus and exchange offer prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

The Kumlin Shareholders, whose interests may conflict with yours, will be able to exercise significant influence over Pubco. The concentrated ownership of Pubco Ordinary Shares may prevent you and other shareholders from influencing significant decisions or may prevent or discourage unsolicited acquisition proposals or offers for our capital stock, and that may adversely affect the trading price of Pubco Ordinary Shares.

Upon the Closing, the Kumlin Shareholders will beneficially own approximately 80.4% of the issued and outstanding Pubco Ordinary Shares, assuming (for illustrative purposes) no redemptions of ClimateRock’s issued and outstanding Public Shares and excludes the impact of (1) Pubco Ordinary Shares issuable upon the exercise of the Pubco Warrants, and (2) any shares issuable in connection with equity incentive grants. For so long as the Kumlin Shareholders hold at least a majority of the voting interests of Pubco, the Kumlin Shareholders will have the ability, through the board of directors of Pubco, to significantly influence decision-making with respect to Pubco’s business direction and policies. Matters over which the Kumlin Shareholders will, directly or indirectly, exercise significant influence following the Closing include: (i) the election of the Pubco Board; (ii) business combinations and other merger transactions requiring shareholder approval, including proposed transactions that would result in Pubco’s shareholders receiving a premium price for their shares; and (iii) amendments of the Amended and Restated Memorandum and Articles of Association or increases or decreases in the size of the Pubco Board. Even if the Kumlin Shareholders voting interests fall below a majority, they may continue to be able to strongly influence Pubco’s decisions. In addition, such concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our shareholders. As a result, such concentrated control may adversely affect the market price of Pubco Ordinary Shares.

Pubco will be a “controlled company” within the meaning of the Listing Rules of Nasdaq and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

In addition to being a foreign private issuer, immediately following the Business Combination, Pubco will be a “controlled company” as defined under the Listing Rules of Nasdaq, because the Kumlin Shareholders will beneficially own approximately 80.4% of the issued and outstanding Pubco Ordinary Shares. For as long as Pubco remains a controlled company under that definition, Pubco is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of Pubco’s board of directors must be independent directors, that Pubco has to establish a compensation committee composed entirely of independent directors or that Pubco has independent director oversight of director nominations. Although Pubco will have a compensation committee and nominating committee, such committees will not be composed entirely of “independent directors.” As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. For additional information regarding the corporate governance practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus and exchange offer prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

If Purchaser or Pubco is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders and warrant holders may suffer adverse tax consequences.

If Purchaser or Pubco is a passive foreign investment company (“PFIC”) for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Public Shares or Public Warrants or, following the Business Combination, Pubco Ordinary Shares or Pubco Public Warrants, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

Based on the composition of its income and assets, Purchaser believes that it will likely be considered a PFIC for the taxable year that includes the Business Combination. Please see the sections entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Application of the Passive Foreign Investment Company Rules to the Business

Combination” and “Material U.S. Federal Income Tax Considerations — U.S. Holders — Application of the Passive Foreign Investment Company Rules to the Redemption of Public Shares.” U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Public Shares or Public Warrants.

Whether Pubco is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Accordingly, we are unable to determine whether Pubco will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that Pubco will not be treated as a PFIC for any taxable year. Pubco’s U.S. counsel expresses no opinion with respect to Pubco’s PFIC status for any taxable year. In addition, Pubco does not expect to provide U.S. holders with a PFIC annual information statement for any taxable year, which PFIC annual information statement is required for a U.S. holder to make a QEF Election (as defined below) with respect to PFIC stock. Please see the section entitled “Material U.S. Federal Income Tax Considerations — Ownership and Disposition of Pubco Ordinary Shares and Pubco Public Warrants by U.S. Holders — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to Pubco’s potential PFIC status. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Pubco Ordinary Shares or Pubco Public Warrants.

After the Closing, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Even though ClimateRock has conducted due diligence on EEW, it cannot assure you that this diligence will surface all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of ClimateRock’s, Pubco’s or EEW’s control will not later arise. As a result of these factors, Pubco may be forced to later write-down or write-off assets, restructure Pubco’s operations, or incur impairment or other charges that could result in reporting losses. Even if ClimateRock’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with ClimateRock’s preliminary risk analysis. The fact that ClimateRock reports charges of this nature could contribute to negative market perceptions about its securities post-Business Combination. Accordingly, any equity holders who choose to remain equity holders following the Business Combination could suffer a reduction in the value of their equity. Such equity holders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by ClimateRock directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus or exchange offer prospectus contained an actionable material misstatement or material omission.

Sales of a substantial number of Pubco securities in the public market following the Business Combination could adversely affect the market price of Ordinary Shares.

At the Closing, 63,163,953 EEW shares, 1,968,750 Founder Shares, 118,125 shares issued to Maxim and 3,762,500 Private Warrants will be exchangeable for Pubco Ordinary Shares and Pubco Warrants, and will be freely tradeable subject to registration requirements applicable to persons deemed to be “affiliates” of Pubco after the Closing and any applicable contractual lock-up obligation. At the Closing, certain EEW Shareholders and the Sponsor will enter into a New Registration Rights Agreement with Pubco pursuant to which (i) Pubco will assume the registration obligations of ClimateRock under that certain Registration Rights Agreement, dated as of April 27, 2022, by and among Purchaser, Sponsor and the other “Investors” named therein, which obligations will be applicable to the securities of Pubco; and (ii) such EEW Shareholders will receive demand and piggy-back registration rights with respect to the Pubco Ordinary Shares in the Transactions. The registration of these securities will permit the public resale of such securities to the extent the Sponsor and such EEW Shareholders are deemed “affiliates” of Pubco after the Closing. The Pubco Ordinary Shares (i) representing the Founder Shares, and (ii) held by any EEW Shareholder holding more than 10% of the Pubco Ordinary Shares following the Closing, will be subject to a lock-up period until six months after the date of the Closing, subject to certain limited customary exceptions. In addition, the lock-up that applies to the EEW Shareholders includes an exception that permits transfers of Pubco Ordinary Shares that do not, in aggregate with all transfers by all other EEW Shareholders subject to the lock-up, deliver proceeds to such shareholders which in aggregate exceed USD 20,000,000. The Pubco Ordinary Shares to be issued to Maxim will not be subject to any lock-up following the Closing. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco Ordinary Shares post-Business Combination.

Risks Relating to Redemptions and Certain Outstanding Securities of ClimateRock

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares, Warrants or Rights, potentially at a loss.

ClimateRock’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) ClimateRock’s completion of the Business Combination, and then only in connection with those ordinary shares of ClimateRock that such shareholder properly elected to redeem, subject to the limitations described herein, and (ii) the Redemption of ClimateRock’s Public Shares if ClimateRock is unable to complete its business combination by the Business Combination Deadline, subject to applicable law and as further described herein. In addition, if ClimateRock plans to redeem its Public Shares if ClimateRock is unable to complete a business combination by the Business Combination Deadline, for any reason, compliance with the Companies Act may require that ClimateRock submit a plan of dissolution to ClimateRock’s then-existing shareholders for approval prior to the distribution of the proceeds held in ClimateRock’s Trust Account. In that case, Public Shareholders may be forced to wait beyond the Business Combination Deadline, before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares, Warrants or Rights, potentially at a loss.

If ClimateRock shareholders fail to properly demand redemption rights, they will not be entitled to convert their ordinary shares of ClimateRock into a pro rata portion of the Trust Account.

ClimateRock shareholders holding Public Shares may demand that ClimateRock convert their shares into a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. ClimateRock shareholders who seek to exercise this Redemption right must deliver their shares (either physically or electronically) to ClimateRock’s transfer agent prior to the vote at the Meeting. Any ClimateRock shareholder who fails to properly demand redemption rights will not be entitled to convert such shareholder’s shares into a pro rata portion of the Trust Account for Redemption of such shareholder’s shares. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

If the Business Combination is not approved, then ClimateRock’s current directors, executive officers and initial shareholders will suffer having the Founder Shares and Private Warrants they hold become worthless, the expenses they have incurred not being reimbursed and not receiving the offers of employment with Pubco they anticipate. These interests may have influenced their decision to approve the Business Combination with EEW.

ClimateRock’s officers, directors and Initial Shareholders and/or their affiliates beneficially own or have a pecuniary interest in Founder Shares and Private Warrants that they purchased prior to, or simultaneously with, ClimateRock’s Initial Public Offering, and they have no redemption rights with respect to these securities in the event that ClimateRock does not complete a business combination by the Business Combination Deadline. Therefore, if the Business Combination with EEW or another business combination is not completed within the required time period, these securities will be worthless. The Founder Shares and Private Warrants had an aggregate market value of approximately $           million outstanding as of           , 2023, based on the closing price per ordinary share of ClimateRock as of           , 2023 of $          per share and the closing price of ClimateRock’s Warrants of $          per Warrant on Nasdaq on           , 2023, and were originally purchased for an aggregate of $3,787,500. As a result, a business combination would likely enable ClimateRock’s Sponsor and other Initial Shareholders to recoup their investment in ClimateRock and make a substantial profit, even if Pubco’s public shares lose significant value. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

In addition, ClimateRock’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ClimateRock’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination with EEW. However, if ClimateRock fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, ClimateRock may not be able to repay or reimburse these amounts if the Business Combination is not completed.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of ClimateRock’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of ClimateRock’s directors to approve the Business Combination with EEW and to continue to pursue such Business Combination. In considering the recommendations of ClimateRock’s board of directors to vote for the Business Combination Proposal, the Merger Proposal and other proposals, its shareholders should consider these interests.

The value of the Founder Shares following completion of ClimateRock’s initial business combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of ClimateRock’s ordinary shares at such time is substantially less than $10.00 per share.

ClimateRock’s Initial Shareholders have invested in us an aggregate of $3,787,500, comprised of the $25,000 purchase price for the Founder Shares and the $3,762,500 purchase price for the Private Warrants. Assuming a trading price of $10.00 per share upon consummation of ClimateRock’s initial business combination, the 1,968,750 Founder Shares would have an aggregate implied value of $19,687,500, and were originally purchased for an aggregate of $25,000 or approximately $0.012 per share. Even if the trading price of ClimateRock’s ordinary shares was as low as $1.93 per share, and the Private Warrants were worthless, the value of the Founder Shares would be equal to the Initial Shareholders’ initial investment in us. As a result, ClimateRock’s Sponsor and other Initial Shareholders are likely to be able to recoup their investment in ClimateRock and make a substantial profit on that investment, even if Pubco’s public shares lose significant value. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to shareholders than liquidation. This may have influenced their motivation in identifying and selecting EEW for ClimateRock’s target business combination and consummating the Business Combination. For the foregoing reasons, you should consider ClimateRock’s management team’s financial incentive to complete an initial business combination when evaluating whether to redeem your shares prior to or in connection with the initial business combination.

ClimateRock’s Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by third-party claims in the event the Business Combination is not consummated. Such liability may have influenced its decision to approve the Business Combination with EEW.

If ClimateRock does not consummate the Business Combination with EEW or another business combination by the Business Combination Deadline, ClimateRock’s Sponsor will be liable to ensure that the claims of businesses, vendors or other parties to which ClimateRock owes money and who did not sign a waiver forbidding claims against the Trust Account do not reduce the proceeds in the Trust Account below $10.15 per share (or any lesser amount resulting from reductions in the value of the trust assets), net of any interest withdrawn to pay taxes. If ClimateRock consummates a Business Combination within the requisite time period, on the other hand, ClimateRock will be liable for all these third-party claims. Neither ClimateRock nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to ClimateRock. See the section of this proxy statement/prospectus and exchange offer prospectus entitled “Other Information Related to ClimateRock — ClimateRock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information.

These personal obligations of ClimateRock’s Sponsor may have influenced ClimateRock’s board of director’s decision to approve the Business Combination with EEW and to continue to pursue the Business Combination. In considering the recommendations of ClimateRock’s board of directors to vote for the Business Combination Proposal, the Merger Proposal and other proposals, ClimateRock’s shareholders should consider these interests.

If ClimateRock is unable to complete the Business Combination with EEW or another business combination by the Business Combination Deadline, ClimateRock will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against ClimateRock and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.15 per share.

Under the current terms of ClimateRock’s amended and restated memorandum and articles of association, ClimateRock must complete the Business Combination with EEW or another business combination by the Business Combination Deadline, or ClimateRock must cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating.

In such event, third parties may bring claims against ClimateRock. ClimateRock has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. Nevertheless, these parties or other vendors who did not execute such waivers may still seek recourse against the Trust Account notwithstanding those agreements. Furthermore, there is no guarantee that a court will uphold the validity of those agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of ClimateRock’s Public Shareholders.

If ClimateRock is unable to complete a business combination by the Business Combination Deadline, the Sponsor has agreed that it will be liable to ensure that the claims of businesses, vendors or other parties to which ClimateRock owes money and who did not sign a waiver forbidding claims against the Trust Account do not reduce the proceeds in the Trust Account below $10.15 per share (or any lesser amount resulting from reductions in the value of the trust assets), net of any interest withdrawn to pay taxes. However, the Sponsor may be unable or unwilling to meet that obligation. Therefore, the per-share distribution from the Trust Account could be less than $10.15 due to such claims.

Additionally, if ClimateRock is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if ClimateRock otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, ClimateRock may not be able to return to its Public Shareholders at least $10.15 per share.

ClimateRock’s shareholders may be held liable for claims by third parties against ClimateRock to the extent of distributions received by them.

If ClimateRock is unable to complete the Business Combination with EEW or another business combination within the time period required under its organizational documents, ClimateRock will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than five business days thereafter, redeem 100% of the issued and outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to its obligations under Cayman Islands laws to provide for claims of creditors and the requirements of other applicable law, unless such time period is extended in accordance with its amended and restated memorandum and articles of association. ClimateRock cannot assure you that it will properly assess all claims that may be potentially brought against ClimateRock. If ClimateRock is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, ClimateRock’s liabilities exceeded its assets, or it was unable to pay its debts as they fell due. As a result, a liquidator could seek to recover all amounts received by ClimateRock’s shareholders. Furthermore, ClimateRock’s directors may be viewed as having breached their fiduciary duties to ClimateRock or ClimateRock’s creditors and/or having acted in bad faith, and thereby exposing themselves and ClimateRock to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against ClimateRock for these reasons.

ClimateRock’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below $10.15 per share (or any lesser amount resulting from reductions in the value of the trust assets), net of any interest withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, ClimateRock’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations (provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under ClimateRock’s indemnity of the underwriters of ClimateRock’s initial public offering against certain liabilities, including liabilities under the Securities Act). Other than as described above, none of ClimateRock’s other officers or directors will indemnify ClimateRock for claims by third parties including, without limitation, claims by vendors and prospective target businesses. ClimateRock has not independently verified whether the Sponsor has sufficient funds to satisfy the indemnity obligations and believe that the Sponsor’s only assets are securities of ClimateRock. ClimateRock believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because ClimateRock will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

While ClimateRock currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to ClimateRock, it is possible that ClimateRock’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If ClimateRock’ independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Shareholders may be reduced below $10.15 per share.

ClimateRock may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

ClimateRock has agreed to indemnify its officers and directors, subject to certain limitations, against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) ClimateRock has sufficient funds outside of its Trust Account or (ii) ClimateRock consummates the Business Combination. ClimateRock’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit it and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent ClimateRock pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Changes to laws or regulations or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect ClimateRock’s business, including its ability to negotiate and complete a Business Combination.

ClimateRock is subject to the laws and regulations, and interpretations and applications of such laws and regulations, of national, regional, state and local governments and applicable non-U.S. jurisdictions. In particular, ClimateRock is required to comply with certain SEC and potentially other legal and regulatory requirements, and its consummation of a Business Combination may be contingent upon its ability to comply with certain laws, regulations, interpretations and applications and any post-business combination company may be subject to additional laws, regulations, interpretations and applications. For example, the SEC has, in the past year, adopted certain rules and may, in the future adopt other rules, which may have a material effect on its activities and ability to consummate a Business Combination. See “— Certain of the procedures that ClimateRock, a potential business combination target, or others may determine to undertake in connection with proposed rules recently issued by the SEC may increase the costs and the time needed to complete a Business Combination and may constrain the circumstances under which ClimateRock could complete a Business Combination.” Compliance with, and monitoring of, the foregoing may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on its business, including its ability to negotiate and complete a Business Combination.

Certain of the procedures that ClimateRock, a potential business combination target, or others may determine to undertake in connection with proposed rules recently issued by the SEC may increase the costs and the time needed to complete a Business Combination and may constrain the circumstances under which ClimateRock could complete a Business Combination.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other things, to disclosures in SEC filings in connection with Business Combination transactions between SPACs such as ClimateRock and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940 (the “Investment Company Act”), including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted, and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs. Certain of the procedures that ClimateRock, a potential business combination target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing a Business Combination, and may constrain the circumstances under which ClimateRock could complete a Business Combination. The need for compliance with the SPAC Rule Proposals may cause ClimateRock to liquidate the funds in the Trust Account or liquidate itself at an earlier time than it might otherwise choose. If ClimateRock were to liquidate, its warrants and rights would expire worthless, and its securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of its securities.

ClimateRock has identified a material weakness in its internal control over financial reporting as of September 30, 2022. If it is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results, which may adversely affect investor confidence in ClimateRock and materially and adversely affect its business and operating results.

On December 21, 2022, ClimateRock filed an amendment to its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 (the “Q3 Form 10-Q/A”). As described in Note 2 of Q3 Form 10-Q/A, Management identified errors in its financial statements made with respect to its recording and accrual of certain expenses. In the third quarter of 2022, ClimateRock incurred legal expenses with two vendors related to the Business Combination Agreement. The service was delivered throughout the third quarter of 2022 but the fees were not properly recorded in accordance with Generally Accepted Accounting Principles. After filing its original third quarter Form 10-Q, and upon re-evaluation and consultation with its management team, its audit committee concluded that it was appropriate to restate its previously issued financial statements included in its original third quarter Form 10-Q. As part of such process, ClimateRock has identified a material weakness in its internal control over financial reporting related to its recording and accruing of expenses. As a result of this material weakness, its management has concluded that its disclosure controls and procedures were not effective as of September 30, 2022. ClimateRock has taken a number of measures designed to remediate such material weaknesses, however, if ClimateRock is unable to remediate its material weaknesses in a timely manner or ClimateRock identifies additional material weaknesses, it may be unable to provide required financial information in a timely and reliable manner and it may incorrectly report financial information. Likewise, if its financial statements are not filed on a timely basis, ClimateRock could be subject to sanctions or investigations by the stock exchange on which its securities are listed, the SEC or other regulatory authorities. The existence of material weaknesses in internal control over financial reporting could adversely affect its reputation or its investor perceptions, which could have a negative effect on the trading price of its shares. ClimateRock can give no assurance that the measures it has taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Even if ClimateRock is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements. As of March 31, 2023, ClimateRock remediated the material weaknesses through activities including more clearly defined management oversight and implemented key controls, including defining appropriate levels of precision for cut-off testing.

ClimateRock may be deemed a “foreign person” under the regulations relating to CFIUS, and its failure to obtain any required approvals within the requisite time period may require it to liquidate.

ClimateRock’s Sponsor is U.N. SDG Support LLC, a Delaware limited liability company. Charles Ratelband V is the sole managing member of the Sponsor and a Dutch citizen and holds an approximate 90% interest in the Sponsor. Thus, the Sponsor is controlled by non-U.S. persons. The Sponsor currently owns 1,968,750 shares of ClimateRock’s Class B ordinary shares, and 3,762,500 Private Placement Warrants, which the Sponsor purchased in a private placement that occurred simultaneously with the completion of the IPO. Other members of the Sponsor include certain officers and directors of ClimateRock. The Sponsor is expected to own approximately             % of the combined entity following the Business Combination.

Thus, ClimateRock believes that it and the Sponsor constitute a “foreign person” under CFIUS rules and regulations and that the Business Combination between ClimateRock and EEW is not subject to CFIUS review. However, if the Business Combination with EEW falls within the scope of applicable foreign ownership restrictions, ClimateRock may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, ClimateRock may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination.

Although ClimateRock does not believe the Business Combination between ClimateRock and EEW is subject to CFIUS review, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order us to divest all or a portion of a U.S. business of the combined company if ClimateRock had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the Sponsor. If ClimateRock were to seek an initial business combination other than the Business Combination, the pool of potential targets with which ClimateRock could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because ClimateRock has only a limited time to complete the Business Combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If ClimateRock liquidates, its public shareholders may only receive $10.67 per share, and its warrants and rights will expire worthless. This will also cause investors to lose any potential investment opportunity in EEW and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Securities of companies formed through mergers with special purpose acquisition companies such as ours may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to the merger.

As with most SPACs’ initial public offerings in recent years, ClimateRock issued public units, consisting of one public share, one-half of one public warrant and one public right, for $10.00 per unit upon the closing of its IPO. As with other special purpose acquisition companies, the $10.00 per share price of ClimateRock reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the closing of the Business Combination. Following Closing, the shares outstanding will no longer have any such Redemption Right and may be dependent upon the fundamental value of Pubco, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with special purpose acquisition companies in recent years may be significantly less than $10.00 per share.

Volatility in Pubco’s share price could subject Pubco to securities class action litigation.

The market price of the Pubco Ordinary Shares may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. Pubco may be the target of this type of litigation and investigations. Securities litigation against Pubco could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm Pubco’s business.

An active trading market for the Pubco Ordinary Shares may not be sustained to provide adequate liquidity.

An active trading market may not be sustained for Pubco Ordinary Shares. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair Pubco’s ability to raise capital by selling Pubco Ordinary Shares and may impair Pubco’s ability to acquire other companies by using Pubco Ordinary Shares as consideration.

The market price of Pubco Ordinary Shares could be negatively affected by future sales of Pubco Ordinary Shares.

Immediately following completion of the Business Combination and the other Transactions, Pubco is expected to have Pubco Ordinary Shares listed on Nasdaq. Sales by Pubco or Pubco shareholders of a substantial number of Pubco Ordinary Shares, the issuance of Pubco Ordinary Shares as consideration for acquisitions, or the perception that these sales might occur, could cause the market price of Pubco’s Ordinary Shares to decline or could impair Pubco’s ability to raise capital through a future sale of, or pay for acquisitions using, Pubco equity securities.

[As of [•], giving pro forma effect to the Business Combination and the Transactions at such date, Pubco would have had [•] Pubco Ordinary Shares that were subject to share options. Of this amount, after giving pro forma effect to the Business Combination and the other Transactions, rights to Pubco Ordinary Shares would have been vested and exercisable as of [•].]

The number of issued Pubco Ordinary Shares, additional issues of Pubco Ordinary Shares and outstanding Pubco Public Warrants may fluctuate substantially, which could lead to adverse tax consequences for the holders thereof.

It may be that the number of issued and outstanding Pubco Ordinary Shares and outstanding Pubco Public Warrants fluctuates substantially. This may have an impact on interests and certain thresholds that are relevant for investors’ tax purposes and positions, also dependent on their respective circumstances. The potential tax consequences in this regard could potentially be material, and therefore, investors should seek their own tax advice with respect to the tax consequences in connection with the acquisition, ownership and disposal of the Pubco Ordinary Shares and/or Pubco Public Warrants.

Currently, there is no public market for the Pubco Ordinary Shares. ClimateRock Public Shareholders cannot be sure about whether the Pubco Ordinary Shares will develop an active trading market, their market price or whether Pubco will successfully obtain authorization for listing on the Nasdaq.

As part of the Business Combination, each outstanding Founder Share and Public Share of ClimateRock will be converted automatically into one Pubco Ordinary Share. Pubco is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses or its operations publicly available. ClimateRock and EEW have agreed to cause the Pubco Ordinary Shares to be issued in the Business Combination to be approved for listing on Nasdaq prior to the effective time of the Business Combination. However, Pubco may be unsuccessful in listing its Ordinary Shares on the Nasdaq, and even if successful, that listing does not ensure that a market for the Pubco Ordinary Shares will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the Pubco Ordinary Shares following the Closing and the Pubco Ordinary Shares may trade at a price less than the current market price of the Public Shares.

Even if Pubco is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their common shares. If a public market for the Pubco Ordinary Shares does not develop, investors may not be able to re-sell their common shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. Pubco cannot predict the extent to which investor interest in Pubco will lead to the development of an active, liquid trading market. The trading price of and demand for the Pubco Ordinary Shares following completion of the Business Combination and the development and continued existence of a market and favorable price for the Pubco Ordinary Shares will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of Pubco, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the Pubco Ordinary Shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the Pubco Ordinary Shares. Many of these factors and conditions are beyond the control of Pubco or Pubco shareholders.

Recent market volatility could impact the share price and trading volume of Pubco’s securities.

The trading market for Pubco’s securities could be impacted by recent market volatility. Recent stock run-ups, divergences in valuation ratios relative to those seen during traditional markets, high short interest or short squeezes, and strong and atypical retail investor interest in the markets may impact the demand for Pubco Ordinary Shares.

A possible “short squeeze” due to a sudden increase in demand of Pubco Ordinary Shares that largely exceeds supply may lead to price volatility in Pubco Ordinary Shares. Investors may purchase Pubco Ordinary Shares to hedge existing exposure or to speculate on the price of the Pubco Ordinary Shares. Speculation on the price of Pubco Ordinary Shares may involve both long and short exposures. To the extent aggregate short exposure exceeds the number of Pubco Ordinary Shares available for purchase (for example, in the event that large redemption requests dramatically affect liquidity), investors with short exposure may have to pay a premium to repurchase Pubco Ordinary Shares for delivery to lenders. Those repurchases may in turn, dramatically increase the price of the Pubco Ordinary Shares. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in the Pubco Ordinary Shares that are not directly correlated to the operating performance of Pubco.

Since the completion of the ClimateRock IPO, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies. Accordingly, securities of companies such as ours may be more volatile than other securities and may involve special risks.

Since the completion of the ClimateRock IPO, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies like ours. Throughout 2022, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, our securities are subject to potential downward pressures, which may result in high levels of exercises of redemptions rights, reducing the cash available from the Trust Account. If there are substantial redemptions, there will be a lower public float of the ClimateRock Public Shares following the Closing, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the closing of the Business Combination.

As a public company, the Group could become subject to risks related to corporate social responsibility.

Public companies are facing increasing scrutiny related to environmental, social and governance (“ESG”) practices and requested disclosures by institutional and individual investors that are increasingly using ESG screening criteria in making investment decisions. Once it becomes a public company, the Group’s disclosures on these matters or a failure to satisfy evolving stakeholder expectations for ESG practices and reporting could harm its reputation and relationships with investors. Certain market participants including major institutional investors use third-party benchmarks or scores to measure ESG practices in making investment decisions. Furthermore, some customers and suppliers may evaluate the Group’s ESG practices or request that it adopt certain ESG policies as a condition of awarding contracts. In addition, the Group’s failure or perceived failure to pursue or fulfill its goals, targets and objectives or to satisfy various reporting standards within certain timelines, or at all, could expose it to government enforced actions and/or private litigation. As ESG best practices, reporting standards and disclosure requirements continue to develop, the Group may incur increasing costs related to ESG monitoring and reporting.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

General

ClimateRock is furnishing this proxy statement/prospectus to ClimateRock’s shareholders as part of the solicitation of proxies by ClimateRock’s board of directors for use at the Meeting to be held on             , 2023, and at any adjournment thereof. This proxy statement/prospectus provides ClimateRock’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on             , 2023 at             a.m., Eastern Time, at             . You can participate in the Meeting, vote and submit questions via live webcast at              with the password of             .

Purpose of the Extraordinary General Meeting of Shareholders

At the Meeting, ClimateRock is asking holders of ordinary shares of ClimateRock to:

•        consider and vote upon the Business Combination Proposal to, among other things, adopt the Business Combination Agreement and approve the Transactions contemplated by the Business Combination Agreement;

•        consider and vote upon the Merger Proposal to approve and authorize, among other things, in connection with the Business Combination, the Merger and the Plan of Merger; and

•        consider and vote upon the Adjournment Proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if ClimateRock determines that it is necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the Meeting, ClimateRock would not have been authorized to consummate the Business Combination.

Recommendation of ClimateRock Board of Directors

ClimateRock’s board of directors has unanimously determined that the Business Combination Proposal is fair to and in the best interests of ClimateRock and its shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, and “FOR” the Adjournment Proposal if one is presented to the Meeting.

Record Date; Issued and Outstanding Shares; Shareholders Entitled to Vote

ClimateRock has fixed the close of business on             , 2023, as the “Record Date” for determining ClimateRock shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the Record Date, there were              ordinary shares of ClimateRock issued and outstanding and entitled to vote. Each ordinary share of ClimateRock is entitled to one vote per share at the Meeting.

Quorum

The presence, in person or by proxy, of the holders of no less than 50% of all the issued and outstanding ordinary shares of ClimateRock entitled to vote constitutes a quorum at the Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to ClimateRock but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Vote Required

The approval of the Merger Proposal will require special resolutions, each being a resolution passed at the Meeting by a majority of at least two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy. The approval of each of the Business Combination Proposal and the Adjournment Proposal (if presented) will require an ordinary resolution, being a resolution passed at the Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. In connection with the Business Combination, the holders of ClimateRock’s Founder Shares have agreed to vote their Founder Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination. The Founder Shares constitute approximately 42.2% of the issued and issued and outstanding ordinary shares of ClimateRock.

Voting Your Shares

Each ordinary share of ClimateRock that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares of ClimateRock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Voting Your Shares — Shareholders of Record

There are three ways to vote your ordinary shares of ClimateRock at the Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by ClimateRock’s board of directors “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Meeting will not be counted.

You Can Vote By Internet.    Shareholders who have received a copy of the proxy card by mail may be able to vote over the Internet by visiting              and entering the voter control number included on your proxy card. You may vote by Internet until the polls are closed on the date of the Meeting.

You Can Vote by Telephone.    You may dial a toll-free number at              in the United States and Canada or              (toll rates apply) from outside the United States and Canada and follow the instructions. The passcode for telephone access is             #. You may vote by telephone until the polls are closed on the date of the Meeting.

Voting Your Shares — Beneficial Owners

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from ClimateRock. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote yourself at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental Stock Transfer & Trust Company. Requests for registration should be directed to             @continentalstock.com or to facsimile number             . Written requests can be mailed to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Requests for registration must be labelled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on             , 2023.

You will receive a confirmation of your registration by email after ClimateRock receives your registration materials. You may attend the Meeting by visiting              with the password of             . You will also need a voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. Follow the instructions provided to vote. ClimateRock encourages you to access the Meeting prior to the start time leaving ample time for the check in.

Share Ownership of and Voting by ClimateRock Directors, Officers and Initial Shareholders

In connection with the Business Combination, the holders of ClimateRock’s Founder Shares have agreed to vote their Founder Shares, as well as any ordinary shares they acquire in the aftermarket, in favor of the Business Combination. The Founder Shares constitute approximately 42.2% of the issued and outstanding ordinary shares.

Attending the Meeting

The Meeting will be held virtually on             , 2023 at              Eastern Time via live webcast on the Internet. You will be able to attend the Meeting by visiting              with the password of             . In order to vote or submit a question during the Meeting, you will also need the voter control number included on your proxy card. If you do not have the control number, you will be able to listen to the Meeting only by registering as a guest and you will not be able to vote or submit your questions during the Meeting.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may enter a new vote by Internet or telephone;

•        you may send a later-dated, signed proxy card to ClimateRock, 50 Sloane Avenue, London, SW3 3DD, United Kingdom, Attn: Chief Executive Officer, so that it is received by ClimateRock’s Chief Executive Officer on or before the Meeting; or

•        you may attend the Meeting via the live webcast noted above, revoke your proxy, and vote virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of ClimateRock, you may call ClimateRock’s Proxy Solicitor, at              or banks and brokers can call at             .

Redemption Rights

Holders of Public Shares may seek to convert their shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Meeting, but no later than 5:00 p.m. Eastern Time on             , 2023 (two business days prior to the Meeting). Any shareholder holding Public Shares may demand that ClimateRock convert such shares into a full pro rata portion of the Trust Account (which was approximately $             per share as of             , 2023, the Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks Redemption as described in this section and the Business Combination is consummated, ClimateRock will convert these shares into a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

ClimateRock’s Sponsor, officers and directors will not have redemption rights with respect to any ordinary shares of ClimateRock owned by them, directly or indirectly.

ClimateRock shareholders who seek to convert their Public Shares are required to (A) either (i) check the box on their proxy card, or (ii) submit their request in writing to Continental Stock Transfer & Trust Company, ClimateRock’s transfer agent and (B) deliver their share, either physically or electronically using The Depository Trust Company’s DWAC System, to ClimateRock’s transfer agent no later than 5:00 p.m. Eastern Time on             , 2023 (two business days prior to the Meeting). If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then ClimateRock’s Public Shareholders who elected to exercise their redemption rights will not be entitled to convert their shares into a pro rata portion of the cash in the Trust Account, as applicable. ClimateRock will thereafter promptly return any shares delivered by Public Shareholders. In such case, holders may only share in the assets of the Trust Account upon the liquidation of ClimateRock. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors. If ClimateRock would be left with less than $5,000,001 of net tangible assets as a result of the holders of Public Shares properly demanding Redemption of their shares, ClimateRock will not be able to consummate the Business Combination.

The closing price of the ordinary shares of ClimateRock on the Record Date was $            . The cash held in the Trust Account on such date was approximately $             (approximately $             per Public Share). Prior to exercising redemption rights, shareholders should verify the market price of the ordinary shares of ClimateRock as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the then-applicable redemption price. ClimateRock cannot assure its shareholders that they will be able to sell their ordinary shares of ClimateRock in the open market, even if the market price per share is higher than the then-applicable redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Public Shares exercises its redemption rights, then it will be exchanging its ordinary shares of ClimateRock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand Redemption and deliver your share certificate (either physically or electronically) to ClimateRock’s transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.

If a holder of Public Shares exercises its redemption rights, it will not result in the loss of any ClimateRock warrants and rights that it may hold and, upon consummation of the Business Combination, each whole Warrant will become a warrant of Pubco exercisable to purchase one Pubco Ordinary Share, subject to certain conditions, in lieu of one ordinary share of ClimateRock for a purchase price of $11.50 per Pubco Ordinary Share and each Right will automatically be converted into one-tenth of one Pubco Ordinary Share. If a holder redeems its Public Shares at Closing but continues to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by holders of Public Warrants, based on the closing trading price per Public Warrant as of           , 2023, would be $           million regardless of the amount of redemptions by the Public Shareholders.

Appraisal Rights

The ClimateRock board of directors considers that ClimateRock shareholders (including the Initial Shareholders) do not have appraisal rights under the Cayman Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers About the Proposals.”

Proxy Solicitation Costs

ClimateRock is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. ClimateRock and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ClimateRock will bear the cost of the solicitation.

ClimateRock will hire a Proxy Solicitor to assist in the proxy solicitation process for a fee of $          .

ClimateRock will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ClimateRock will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of ordinary shares of ClimateRock are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. ClimateRock shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement and Related Agreements” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

ClimateRock may consummate the Business Combination only if (i) it is approved by an ordinary resolution, being a resolution passed at the Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon and (ii) the Merger Proposal is approved by a special resolution, being a resolution passed at the Meeting by a majority of at least two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy.

The Business Combination Agreement

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. Shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial advisor and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which could be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality that may be different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. ClimateRock does not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

On August 3, 2023, ClimateRock entered into an Amended and Restated Business Combination Agreement (as may be amended and/or amended and restated, the “Business Combination Agreement”) with Pubco, Merger Sub and EEW. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, (a) Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving entity, as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco, and (b)(i) Pubco will make an offer to acquire each issued and outstanding EEW ordinary share in consideration for the issue and allotment of substantially equivalent securities in Pubco and (ii) Pubco shall also offer each holder of EEW’s outstanding vested and unvested options to purchase EEW ordinary shares, replacement options to purchase Pubco Ordinary Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Act and the laws of England and Wales. The Business Combination Agreement supersedes in full an earlier Business Combination Agreement that was entered into by ClimateRock, Pubco, Merger Sub and EEW on October 6, 2022.

Pubco Offer and Compulsory Acquisition

The base consideration to be offered by Pubco to the EEW Shareholders shall be a number of Pubco Ordinary Shares with an aggregate value equal to $500,000,000, with each Pubco Ordinary Share valued at the Redemption Price.

In addition to the base consideration, as set forth above, the EEW Shareholders will also have a contingent right to receive as additional consideration from Pubco, a number of additional Pubco Ordinary Shares (the “Earnout Shares”), equal to (i) $150,000,000 divided by (ii) the Redemption Price (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted). The EEW Shareholders shall be entitled to receive all of the Earnout Shares (and their right to receive the Earnout Shares shall vest and become due and issuable) in the event that the consolidated gross revenue of Pubco and its subsidiaries for the calendar year ending December 31, 2023 (the “2023 Gross Revenues”), as reported in the audited financial statements set forth in Pubco’s annual report on Form 10-K as filed with the SEC, is at least $52,000,000 (as may be adjusted for acquisitions as provided for in the Business Combination Agreement). If the 2023 Gross Revenues is less than $52,000,000 the EEW Shareholders will not be entitled to receive any Earnout Shares.

Once the Registration Statement (as defined below), which shall include the exchange offer prospectus, has become effective, Pubco will make an offer in accordance with the applicable rules and regulation under the UK Act, to acquire all of the issued and to be issued ordinary shares of EEW by promptly distributing the Registration Statement together with a form of shareholder acceptance to all EEW Shareholders. The Pubco Offer shall be subject to the following two conditions: (i) the holders of not less than 90% of the EEW ordinary shares (or such lower percentage as Pubco, with the consent of EEW, may decide) shall have accepted the Pubco Offer, and (ii) all of the other conditions under the Business Combination Agreement shall have been either satisfied or waived, at which point Pubco, may declare the Pubco Offer unconditional in all respects.

As a result of declaring the Pubco Offer unconditional in all respects, the Business Combination Agreement shall also become unconditional and Pubco shall be contractually obligated to acquire each EEW ordinary share that has validly accepted the Pubco Offer in accordance with its terms and the UK Act, in consideration for the issuance and allotment of a number of Pubco Ordinary Shares equal to the Per Share Price (as defined in the Business Combination Agreement) divided by the Redemption Price. Pubco shall, promptly following the date that the Pubco Offer becomes unconditional, if it is entitled to do so, serve compulsory acquisition notices, in accordance with sections 979 to 982 of the UK Act, on all holders of the EEW ordinary shares that have not, at the date of such notice, accepted the Pubco Offer with respect to their EEW ordinary shares, pursuant to which Pubco will be entitled to compulsorily acquire the EEW shares of any EEW Shareholder that has not accepted the Pubco Offer on the same terms as the Pubco Offer.

In addition, Pubco shall make an offer to the holders of each outstanding option to purchase EEW ordinary shares (whether vested or unvested) to replace the Pubco Options. Each Pubco Option shall: (i) give the holder the right to acquire a number of Pubco ordinary shares equal to (A) the number of EEW ordinary shares that the EEW option had the right to acquire immediately prior to the Effective Time (had such EEW options been fully vested at the Effective Time), multiplied by (B) the Conversion Ratio; (ii) have an exercise price equal to the quotient of (A) the exercise price of the EEW option (expressed in US Dollars), divided by the Conversion Ratio and (iii) be subject to the same vesting schedule as the applicable EEW option.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations, or financial condition of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement, or to perform its obligations under the Business Combination Agreement or any agreement ancillary thereto, in each case subject to certain customary exceptions. The representations and warranties made by the parties are customary for transactions similar to the Transactions.

In the Business Combination Agreement, EEW made certain customary representations and warranties to ClimateRock, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention;

(7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) certain business practices; (24) renewable energy matters; (25) Investment Company Act of 1940 (as amended, the “Investment Company Act”); (26) finders and brokers; (27) information supplied; and (28) independent investigation.

In the Business Combination Agreement, ClimateRock made certain customary representations and warranties to EEW and Pubco, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) the SEC filings and financial statements; (7) reporting company and listing; (8) absence of certain changes; (9) compliance with laws; (10) litigation, orders and permits; (11) taxes and returns; (12) employees and employee benefit plans; (13) properties; (14) material contracts; (15) transactions with affiliates; (16) Investment Company Act; (17) finders and brokers; (18) certain business practices; (19) insurance; (20) information supplied; (21) independent investigation; (22) the Trust Account and (23) lock-up agreements.

Additionally, each of Pubco and Merger Sub made certain customary representations and warranties to ClimateRock with respect to Pubco and Merger Sub, including representations and warranties related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) title and ownership of the Pubco Ordinary Shares to be issued to the EEW Shareholders; (7) Pubco and Merger Sub activities; (8) foreign private issuer status; (9) finders and brokers; (10) Investment Company Act; (11) information supplied; and (12) independent investigation.

None of the representations and warranties of the parties shall survive the Closing.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) ClimateRock’s public filings and EEW’s interim financial statements; (4) no solicitation of, or entering into, any alternative competing transactions; (5) no insider trading; (6) notifications of certain breaches, consent requirements or other matters; (7) efforts to consummate the Closing and obtain third party and regulatory approvals; (8) further assurances; (9) public announcements; (10) confidentiality; (11) indemnification of directors and officers; (12) use of trust proceeds after the Closing; and (13) efforts to support a private placement or backstop arrangements, if sought.

The parties also agreed to take all necessary actions to cause Pubco’s board of directors immediately after the Closing to consist of a board of between seven to nine directors, comprised of: (A) if there are seven directors: (i) two persons who are designated by ClimateRock prior to the Closing upon mutual agreement with EEW’s chairman, and (ii) five persons who are designated by EEW prior to the Closing; and (B) if there are nine directors: (i) three persons who are designated by ClimateRock prior to the Closing upon mutual agreement with EEW’s chairman, and (ii) six persons who are designated by EEW prior to the Closing. The initial directors designated by ClimateRock shall include Charles Ratelband and Per Regnarsson.

ClimateRock and Pubco also agreed to prepare, with the reasonable assistance of EEW, and Pubco shall file with the SEC, a registration statement on Form F-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of securities of Pubco to the holders of the ClimateRock securities and EEW securities, which will also contain (i) a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of ClimateRock for the matters relating to the Transactions to be acted on at the extraordinary general meeting of the shareholders of ClimateRock, and providing such holders with an opportunity to participate in the redemption of all or a portion of their public shares of ClimateRock upon the Closing (the “Redemption”), and (ii) an Exchange Offer Prospectus of Pubco for use in connection with the Pubco Offer to the EEW Shareholders.

The parties also agreed that promptly after the execution of the Business Combination Agreement, EEW would use its best efforts to complete the re-registration of EEW as a private company limited by shares (the “Re-Registration”), including, among other things, passing a special resolution by the requisite majority of EEW’s shareholders to (A) re-register EEW as a private company limited by shares, (B) change the name of EEW to “E.E.W. Eco Energy World Limited” (or such other name as EEW shall nominate) and (C) adopt new articles of association of EEW.

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of ClimateRock’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) ClimateRock having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption, (v) the effectiveness of the Registration Statement; (vi) Pubco’s initial listing application on Nasdaq shall have been approved, and (vii) the Pubco Offer shall be declared to be unconditional in all respects by Pubco.

In addition, unless waived by EEW, the obligations of EEW to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of (A) ClimateRock relating to authorization and binding effect, organization and standing, capitalization, and finders and brokers, and (B) Pubco relating to authorization and binding effect, organization and standing, finders and brokers, and capitalization being, in each case, true and correct on and as of the Closing in all material respects; (ii) the representations and warranties of ClimateRock relating to absence of certain changes being true and correct in all respects on and as of the Closing; (iii) all other representations and warranties of ClimateRock being true and correct on and as of the Closing, subject to Material Adverse Effect; (iv) ClimateRock having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (v) absence of any Material Adverse Effect with respect to ClimateRock since the date of the Business Combination Agreement which is continuing and uncured; and (vi) after taking into consideration the Redemption, the Trust Account proceeds and the proceeds of any private placement, and payment of EEW’s and ClimateRock’s transaction expenses, the amount of cash available to ClimateRock should equal $40,000,000 or more at Closing.

Unless waived by ClimateRock, the obligations of ClimateRock to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of EEW relating to authority and binding effect, finders and brokers, and capitalization being, in each case, true and correct on and as of the Closing in all material respects; (ii) the representations and warranties of EEW relating to absence of certain changes being true and correct in all respects on and as of the Closing; (iii) all other representations and warranties of EEW being true and correct on and as of the Closing, subject to Material Adverse Effect; (iv) EEW having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (v) absence of any Material Adverse Effect with respect to EEW since the date of the Business Combination Agreement which is continuing and uncured, (vi) EEW shall have delivered to Purchaser a certified copy of the certificate of incorporation of EEW following completion of the Re-registration and (vii) EEW shall have confirmed to ClimateRock in writing that it has informed the Panel on Takeovers and Mergers in the United Kingdom of completion of the Re-registration.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either ClimateRock or EEW if the Closing does not occur by September 30, 2023, or such other date that the parties agree to in writing (the “Outside Date”).

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of ClimateRock and EEW; (ii) by either ClimateRock or EEW if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by EEW for ClimateRock’s uncured material breach of the Business Combination Agreement, such that the related Closing condition would not be met; (iv) by ClimateRock for the uncured material breach of the Business Combination Agreement by EEW, such that the related Closing condition would not be met; (v) by ClimateRock if there has been a Material Adverse Effect with respect to EEW since the date of the Business Combination Agreement which is uncured and continuing; and (vi) by either ClimateRock or EEW if ClimateRock holds its extraordinary general meeting of its shareholders to approve the Business Combination Agreement and the Transactions and such approval is not obtained.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to publicity, confidentiality, fees and expenses, trust fund waiver, termination and general provisions) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination.

Trust Account Waiver, Non-Recourse and Releases

EEW has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in ClimateRock’s Trust Account held for its public shareholders, and have agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

The parties agreed that all claims or actions that may be based upon, arise out of or relate to the Business Combination Agreement or any of the ancillary documents may only be made against the parties to the Business Combination Agreement and not against any of their past present or future directors, officers, employees, members, managers, partners affiliates, agents, attorneys or representatives.

Governing Law and Arbitration

The Business Combination Agreement is governed by Delaware law, except that the laws of England and Wales, and the laws of Cayman Islands solely to the extent required, shall apply to the Pubco Offer, and the transfer of EEW shares in connection therewith, and the Merger, respectively, in each case without giving effect to the conflict of laws principles. All actions arising out of or relating to the Business Combination Agreement shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware.

Context of Representations and Warranties

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties, covenants and agreements were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Business Combination Agreement has been filed to provide investors with information regarding its terms, but it is not intended to provide any other factual information about ClimateRock, EEW, Pubco or any other party to the Business Combination Agreement. In particular, the representations and warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement. If the Company becomes aware of the existence of any material facts that differ from the representations and warranties contained in the Business Combination Agreement, it will provide additional disclosure in its public reports, including this proxy statement/prospectus, to the extent federal securities law requires disclosure of that information.

Related Agreements

The subsections that follow describe the material provisions of agreements related to the Business Combination Agreement, but do not purport to describe all of the terms of such related agreements. The following summary is qualified in its entirety by reference to the complete text of the related agreements, copies of which are attached as the annexes hereto.

Registration Rights Agreement

At the Closing, certain EEW Shareholders and the Sponsor will enter into a registration rights agreement with Pubco pursuant to which (i) such EEW Shareholders, the Sponsor and certain other “Holders” party thereto will receive demand and piggy-back registration rights with respect to the Pubco Ordinary Shares (including Pubco Ordinary Shares underlying Warrants) that they receive in the Transactions and (ii) the Registration Rights Agreement entered into between ClimateRock, the Sponsor and the other “Investors” party thereto and dated April 27, 2022, will be terminated.

Shareholder Commitment Letters

Concurrently with execution of the Business Combination Agreement, the Kumlin Shareholders of EEW entered into Shareholder Commitment Letters with Pubco, pursuant to which the Kumlin Shareholders irrevocably agreed to (i) vote in favor of the Re-Registration and the adoption of new articles of association pursuant to which any EEW ordinary shares issued after the Pubco Offer is declared unconditional would be automatically sold and transferred to Pubco for consideration equivalent to that offered pursuant to the Pubco Offer and (ii) accept the Pubco Offer when it is made and not withdraw such acceptance.

Holder Support Agreement

Concurrently with execution of the Business Combination Agreement, the Sponsor entered into a Holder Support Agreement, pursuant to which the Sponsor agreed, among other things, to vote in favor of the adoption of the Business Combination and the Transactions. In addition, the Sponsor agreed to not transfer the Pubco Ordinary Shares it receives in the Transactions for a period of 180 days after the Closing Date, subject to certain exceptions, including that up to $1.6 million in shares may be sold immediately after the Closing to satisfy obligations due to an advisor of ClimateRock. The Sponsor also agreed to waive the anti-dilution protection for conversion of its Class B ordinary shares of ClimateRock that it would otherwise have upon the consummation of the Business Combination.

Organizational Structure

Prior to the Transactions

The following simplified diagram illustrates the ownership structure of ClimateRock, EEW and Pubco before the consummation of the Transactions:

Following the Transactions(1)

The following simplified diagram illustrates the ownership structure of Pubco following the consummation of the Transactions:

____________

(1)      These relative percentages assume (i) that none of ClimateRock’s existing public shareholders exercise their redemption rights and (ii) that no additional equity securities of ClimateRock or Pubco are issued. The structure chart excludes (a) Pubco ordinary shares issuable upon the exercise of 7,700,000 Pubco warrants to be outstanding upon completion of the Transactions, and (b) any equity incentives issuable pursuant to the 2023 Incentive Plan or shares issuable upon exercise of the outstanding EEW options, which will be exchanged for options to acquire Pubco ordinary shares in connection with the Transactions.

Headquarters; Listing of Securities

After completion of the transactions contemplated by the Business Combination Agreement:

•        the corporate headquarters and principal executive offices of Pubco will be located at 13 Hanover Square, London, W1S 1HN United Kingdom; and

•        if Pubco’s applications for listing are approved, Pubco Ordinary Shares and Pubco Warrants will be traded on Nasdaq under the symbols “EEW” and “EEWWW”, respectively.

Background of the Business Combination

On May 2, 2022, ClimateRock closed its IPO of 7,875,000 Public Units, with each Public Unit consisting of one Public Share, one-half of one Public Warrant, each whole Public Warrant exercisable to purchase one ordinary share at a price of $11.50 per share and one Public Right entitling the holder thereof to received one-tenth of one ordinary share. Each Public Unit was sold at an offering price of $10.00, generating total gross proceeds of $78,750,000.

Simultaneously with the consummation of the IPO and the exercise of the underwriters’ over-allotment option, ClimateRock consummated the private sale of an aggregate of 3,762,500 Private Warrants to the Sponsor at $10.00 per unit for an aggregate purchase price of $3,762,500. Each ordinary share of ClimateRock will be automatically converted into one Ordinary Share of Pubco, except that only the Public Shareholders will be entitled to elect instead to receive a pro rata portion of ClimateRock’s Trust Account.

In connection with ClimateRock’s IPO, ClimateRock also issued an aggregate of 118,125 ordinary shares of ClimateRock to Maxim, the as sole-book running manager of ClimateRock’s Initial Public Offering. Ellenoff Grossman & Schole LLP (“EGS”) acted as legal counsel for ClimateRock Initial Public Offering. ClimateRock engaged EGS on October 15, 2021 for its IPO.

Promptly following its Initial Public Offering, ClimateRock commenced its search for potential target businesses with the objective of consummating a Business Combination. ClimateRock sought out potential target businesses based on management’s internal research and through the professional relationship networks of ClimateRock’s management, board of directors and board advisors and with professional service providers (including, but not limited to, consultants and investment bankers).

From the closing of its initial public offering through the signing of the Business Combination Agreement with EEW, ClimateRock contacted and was contacted by over 32 individuals and entities with respect to Business Combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions, including inquiries received through ClimateRock’s publicly available e-mail from investment bankers or other similar professionals who represented companies engaged in a sale or financing process.

ClimateRock signed four confidentiality agreements with potential transaction targets and/or with third parties making referrals to potential transaction targets. ClimateRock evaluated five potential transactions in the renewable sector, including in the areas of solar energy production, hydro energy production and solar panel manufacturing. ClimateRock offered indicative term sheets to one business combination target.

The following chronicle of events leading up to the execution of the Business Combination Agreement is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by ClimateRock, but sets forth the significant discussions and steps that ClimateRock took prior to execution of the Business Combination Agreement with EEW.

Background of ClimateRock’s Discussions with Targets Other Than EEW

Following various informal discussions, on February 14, 2022, Gluon Capital (in its capacity of advisor to ClimateRock) and Alantra Corporate Finance S.A. (“Alantra”) signed a confidentiality letter to explore a potential collaboration between the parties. Alantra, as instructed by Gluon Capital, then conducted general market canvas and provided strategic advice in connection with the potential acquisition of a company by ClimateRock involved in the renewable energy and energy efficiency sectors.

After a period of negotiation between the parties where Alantra presented its credentials and advisory proposal to Gluon Capital, on July 11, 2022 ClimateRock formally engaged Alantra as financial advisor to ClimateRock to search for potential targets in the renewable energy space suitable for a potential business combination. The assignment also included assisting ClimateRock on performing a valuation exercise on the selected targets and on the negotiations related to the Business Combination. Alantra supported the management of ClimateRock in understanding EEW’s business plan by participating, together with ClimateRock, in a number of meetings with the management of EEW.

Of 32 potential acquisition targets with which Alantra and/or Gluon on behalf of ClimateRock or ClimateRock directly held preliminary discussions, ClimateRock proceeded to enter into more substantive discussions with the following targets:

•        Candidate A:    On April 26, 2022, Alantra had a meeting with an investment director at Candidate A to discuss potential alternatives to finance its pipeline development. Candidate A is a German based developer and independent power producer with presence in European countries such as Germany, France, the Netherlands, Italy, Spain and Greece and some Latin American countries including Chile and Dominican Republic, where they mainly develop solar photovoltaic and wind projects. Alantra presented the opportunity to complete a business combination with a listed investment vehicle which would result in the combined company being listed on Nasdaq and provide access to financings for Candidate A’s pipeline development. On May 4, 2022, the investment director at Candidate A confirmed that its corporate finance team believed that the structure suggested by Alantra would probably not be the best fit for Candidate A at the moment. Further discussion was held by Alantra on June 16, 2022. On June 22, 2022, the investment director at Candidate A suggested the parties defer potential conversations for future months. Given the success in the negotiations with EEW and the fact that Candidate A was later acquired by an infrastructure fund, discussion never resumed between the parties.

•        Candidate B:    On April 14, 2022, Candidate B published that the shareholders of Candidate B had launched a sale process to dispose a controlling stake in Candidate B, having appointed a financial advisor. As Candidate B was in the list shared between Gluon and Alantra, the sell-side advisor was approached by Alantra to understand a potential involvement in the process. After discussing with the sell side advisor, it was decided that no bilateral discussions would occur as it could jeopardise a process which was originally set up as a competitive auction.

•        Candidate C:    On April 29, 2022, Alantra contacted Candidate C, a French based private equity fund which controlled two renewable energy platforms in Europe: X and Y. Candidate C expressed to Alantra that it was interested in analyzing potential funding alternatives and that it would be keen to receive more information on ClimateRock. On May 5, 2022, Alantra shared a presentation about ClimateRock with Candidate C. Subsequently, Candidate C informed Alantra that it had decided to pursue different alternatives for its renewable vehicles.

•        Candidate D:    On May 12, 2022, Alantra contacted the CEO of Candidate D, a renewable energy solar platform with a presence in Europe, Middle East, Asia, Australia and South America, to present the opportunity of a potential business combination with ClimateRock. Candidate D was looking for alternative sources of funding without considering the sale of any of the projects. On June 22, 2022, Candidate D communicated to Alantra that it found a potential listing in the US unsuitable.

•        Candidate E:    On May 18, 2022, Alantra had a call with the CFO of Candidate E about potential funding alternatives for Candidate E, which was raising funds to finance the development of its pipeline. During the conversation Alantra presented a business combination with ClimateRock as an interesting alternative for Candidate E’s growth, which was positively received by the company. On May 25, 2022, Alantra sent a brief presentation describing a potential business combination with ClimateRock for internal review by Candidate E. Subsequently, Candidate E informed Alantra that it intended to conduct an initial public offering on the Spanish stock exchange.

•        Candidate F:    Candidate F was introduced to ClimateRock by Gluon based on a long-standing relationship between Gluon and the founder, owner and CEO of Candidate F who has more than 39 years experience in energy markets, half of which has been focused on renewable energy across Europe. The business model of Candidate F appeared to suit ClimateRock’s investment strategy with a focus on the development of wind and solar assets. Following the signing of a non-disclosure agreement on June 21, 2022, ClimateRock’s Per Regnarsson met with CEO of Candidate F on various occasions via conference calls and in meetings in London to discuss the strategic direction and growth plans of Candidate F and eventually came to the conclusion in July 2022 that Candidate F growth and earnings profile, while attractive over time, would not attract a valuation suitable for the business combination within the timeframe set by ClimateRock.

•        Candidate G:    On June 27, 2022, Alantra met through video conference with the Chief Investment Officer at Candidate G. Candidate G is a Canadian renewables developer with significant growth prospects and an operating renewable portfolio of solar, wind, hydro and storage assets in US and Canada. Alantra presented the opportunity of a business combination with ClimateRock and also detailed the experience and track record of the ClimateRock team to support Candidate G’s business growth. During the discussion, the Chief Investment Officer at Candidate G communicated to Alantra that the firm had decided not to go public during 2022.

•        Candidate H:    On July 20, 2022, Maxim introduced Candidate H to ClimateRock. Candidate H is in the business of manufacturing solar panels using a proprietary technology which enables them to compete in North American and European PV power markets. Over a virtual meeting, ClimateRock CFO, Abhishek Bawa, discussed the investment proposition with the President & CEO of Candidate H and his team. On July 21, 2022, a non-disclosure agreement was executed, and due diligence initiated. The process was halted when ClimateRock signed a Heads of Terms with EEW on August 1, 2022.

•        Candidate I:    On July 25, 2022, ClimateRock and Candidate I started a dialog for ClimateRock to participate in the closed bid competitive process for a corporate level acquisition of a service provider in South Italy with 2.1 GW contracted pipeline. On July 27, 2022, the parties entered into a non-disclosure agreement. ClimateRock did not proceed further with the due diligence process of Candidate I because by the time the sale process started, ClimateRock had already signed a Heads of Terms with EEW.

Background of the Business Combination with EEW

On April 4, 2022, Alantra contacted Svante Kumlin, Chief Executive Officer of EEW, to arrange an introductory call. EEW is a UK based solar PV developer which was in the initial list of potential target markets submitted by Alantra to Gluon.

The introductory call between EEW and Alantra occurred on April 5, 2022. Members of EEW’s management participating in the video conference included Svante Kumlin, Reza Ghanei, Henry Hall and Kaveh Ertefai. Members of Alantra participating included Cesar Ciriza and Jose Suner. During the meeting, Svante Kumlin outlined the company situation, strategy and vision for the long term and expressed its views about potential alternatives to fund the pipeline development and increase the size of the portfolio. Alantra members introduced their firm to EEW, explained its Investment Banking services offering and mentioned potential financing alternatives including a listing through a SPAC combination. After the introductory call, Kaveh Ertefai on behalf of EEW asked Alantra to organize a meeting in London to explore more in depth the business combination opportunity. No members from Gluon or ClimateRock participated in this meeting.

On April 6, 2022, EEW and Alantra entered into a non-disclosure agreement so that Alantra could receive additional information on its business to analyze the merits of assessing a potential business combination alternative.

On April 7, 2022, a meeting in EEW’s London office was arranged between Gluon, Alantra and EEW’s management to understand the profile, strategy and growth prospects of EEW and the merits of a potential listing in the US. Members of EEW participating in the meeting included Svante Kumlin, Henry Hall and Kaveh Ertefai from EEW. Per Regnarsson, Abhishek Bawa and Randolph Sesson from Gluon and César Ciriza and Jose Suner from Alantra. During the meeting, Svante Kumlin of EEW explained its background to Gluon and Alantra as well as provided its views on the renewable energy development market and its future growth prospects based on the ongoing global energy transition process and zero carbon objectives. Svante Kumlin mentioned that EEW’s plans were to become a listed entity to raise funds to strengthen the pipeline development capabilities and that a listing process in the London Stock Exchange was already ongoing. Per Regnarsson from Gluon mentioned that EEW could be a suitable target for a business combination with a listed SPAC and highlighted Gluon might be in a position to discuss such possibility in the short term.

On April 8, 2022, EEW shared its corporate presentation with Alantra and expressed interest in understanding a potential transaction in more detail, as they believed that it could be an interesting alternative given the current status of the company and its global presence.

On May 5, 2022, ClimateRock and EEW signed a non-disclosure agreement and EEW’s Business Development Director, Reza Ghanei, circulated an updated investor presentation to ClimateRock and Alantra.

On May 5, 2022, ClimateRock commenced its due diligence process in connection with the Business Combination Agreement after the non-disclosure agreement was signed. Following the execution of the Business Combination Agreement, ClimateRock continued its due diligence efforts in connection with the preparation and filing of this prospectus/proxy statement, as well as any business developments of EEW.

On May 16, 2022, César Ciriza from Alantra asked Svante Kumlin from EEW to provide information on historical financials and details on the pipeline to analyze a potential fit with ClimateRock’s objectives and investment criteria.

On May 18, 2022, ClimateRock’s CEO, Per Regnarsson, sent Svante Kumlin an email expressing its interest in analyzing a potential combination with EEW and stated that ClimateRock’s key objective was a transaction size exceeding $500 million in pre-money enterprise value. Per Regnarsson also communicated to EEW its willingness to raise €50 million to further develop the target’s pipeline. ClimateRock pointed out that EEW’s current shareholders would retain a majority stake and could potentially cash-out part of their stake. Finally, Per Regnarsson suggested defining a timeline, opening a virtual data room and submitting an information request list to start a due diligence shortly with the intention to send a formal draft Heads of Terms.

On May 18, 2022, Svante Kumlin replied to the email, outlining its intended IPO timeline on the London Stock Exchange while at the same time confirmed its interest in a business combination with ClimateRock if the valuation was satisfactory.

On May 25, 2022, the Chairman of ClimateRock, Charles Ratelband, and CEO, Per Regnarsson, travelled to Monaco to meet with the CEO of EEW, Svante Kumlin, to discuss terms and conditions. Kaveh Ertefai of EEW circulated a summarized income statement with forecasts up to 2024.

On May 31, 2022, ClimateRock and EEW held another meeting to continue the previous discussions and introduce the wider ClimateRock management team to EEW. On the same day, EEW’s former Corporate Finance & Investor Relations Director shared documents prepared by EEW in anticipation of a listing on the London Stock Exchange.

On May 31, 2022, ClimateRock engaged EGS to act as legal counsel for its initial Business Combination with EEW.

On June 1, 2022 Per Regnarsson, ClimateRock’s CEO sent an e-mail to EEW’s Svante Kumlin, James Hunter, Reza Ghanei and Kaveh Ertefai confirming that another meeting was to be scheduled on the next day and that ClimateRock was ready to execute a Heads of Terms including a valuation framework and range, and timeline between Heads of Terms and definitive binding terms. On the same day, César Ciriza from Alantra shared a Q&A list with Svante Kumlin, Reza Ghanei, Kaveh Ertefai and James Hunter from EEW on behalf of ClimateRock. Svante Kumlin confirmed EEW was ready to meet the next day and that some of the questions would be addressed during the meeting. EEW’s CEO Svante Kumlin asked ClimateRock to provide a draft Heads of Terms for their review on the next day. EEW’s Chief Financial Officer, James Hunter at the time shared draft accounts for 2021, the latest draft of the London Stock Exchange prospectus and current corporate structure with ClimateRock. Svante Kumlin provided written answers to some questions sent by Alantra on behalf of ClimateRock. On June 2, 2022, Per Regnarsson and Abhishek Bawa from ClimateRock; Svante Kumlin, Reza Ghanei and EEW’s former Chief Financial Officer from EEW and César Ciriza from Alantra held a meeting at EEW’s offices in London to discuss ClimateRock’s structure, clarify 2021 actual and 2022 estimated EEW financials, discuss project sales prices and EEW’s margins in comparison with competitors. EEW also presented their project sales expectations for 2022 and an update on the ongoing sales processes. ClimateRock submitted its first draft of heads of terms to EEW that included a term sheet valuing the company at a pre-money enterprise value of $600-700 million. The offer included conditions and terms subject to refinement and negotiation.

On June 10, 2022, ClimateRock’s Abhishek Bawa sent EEW a preliminary list of due diligence items it would need for a fairness opinion that would be provided in connection with a definitive transaction. Svante Kumlin confirmed that most of the requested information would be included in the virtual data room that EEW was arranging.

EEW provided access to its virtual data room on June 15, 2022.

On June 16, 2022, EEW’s Kaveh Ertefai and ClimateRock’s Abhishek Bawa participated in a call and discussed the information uploaded to the virtual data room, the timeline and progress with the fairness opinion. After the call, Jose Suner from Alantra sent an excel file to Abhishek Bawa stating which information was missing in the virtual data room. On June 21, 2022, ClimateRock engaged NewBridge to deliver a fairness opinion on the valuation of the target.

On June 22, 2022, EEWs informed ClimateRock about its desire to sign a Heads of Terms by July 7, 2022.

On June 23, 2022, Alantra scheduled a model session with EEW in which James Hunter, Reza Ghanei and Kaveh Ertefai from EEW, Jose Suner and Antonio-Díaz Barceló from Alantra and Abhishek Bawa from ClimateRock participated to ask some queries and receive an update on business performance and prospects from EEW. Main questions were related to the existing portfolio, the advanced stage projects (hardcoded data in the business plan provided) and new projects business.

On June 29, 2022, Kaveh Ertefai from EEW notified Abhishek Bawa from ClimateRock that its virtual data room was populated with further information.

Jose Suner from Alantra asked EEW for an additional session on July 1, 2022, to clarify additional model questions, questions related to the new information uploaded to the virtual data room and receive an update in relation to the pipeline and sales processes status (mainly related to the portfolio and projects in advanced stage). Abhishek Bawa from ClimateRock and Reza Ghanei, Kaveh Ertefai and EEW’s former Chief Financial Officer from EEW also participated in that call.

On July 5, 2022, ClimateRock’s Abhishek Bawa arranged a call with Constantino Gutierrez from NewBridge Securities to provide answers and insights to some questions that NewBridge required to progress with its fairness opinion. Kaveh Ertafai from EEW provided further critical information in relation to the advanced stage projects in the business plan and detailed information on the pipeline through the virtual data room.

On July 6, 2022, Kaveh Ertefai from EEW provided details on the transfer of the Raglan solar project to an EEW spin-off, owned separately by EEW Shareholders.

On July 6, 2022, EEW engaged White & Case LLP to act as legal counsel.

On July 7, 2022, Svante Kumlin, Kaveh Ertefai, Charles Ratelband, and Per Regnarsson met in Paris, France to discuss terms for the proposed Business Combination (including roles for SPAC management in the prospective board) and timetable for execution.

On July 14, 2022, ClimateRock prepared a new mark-up of the heads of terms to be shared with EEW.

On July 15, 2022, ClimateRock, headed by Charles Ratelband and Per Regnarsson and EEW, headed by Svante Kumlin, reached an agreement on the material points for each party.

On July 25, 2022, ClimateRock shared a Heads of Terms draft with some open points such as exclusivity and closing condition.

On August 1, 2022, ClimateRock and EEW signed a non-binding Head of Terms agreement and prepared themselves to start with the due diligence as soon as possible.

On August 10, 2022, ClimateRock engaged Simmons & Simmons to conduct legal due diligence.

On August 24, 2022, ClimateRock engaged K2 Management to conduct the technical due diligence.

On August 17, 2022, Jose Suner from Alantra asked for an update with regards to EEW financials and financing sources, updated outlook on ongoing market dynamics, current portfolio, advanced stage projects, acquisitions of pipeline, and joint ventures. EEW’s Kaveh Ertefai answered on August 18, 2022 that current trading was in line with the business plan except for the advanced stage projects that were updated at the end of the month.

On August 22, 2022, ClimateRock detailed in a Gantt Chart the timeline for the process. EEW shared with ClimateRock an updated investor presentation.

On August 24, 2022, NewBridge delivered a draft fairness opinion presentation, which illustrated its initial satisfactory valuation of the target above the offer included in the Head of Terms. EEW provided ClimateRock with an updated investor presentation that was in line with the business plan provided.

On August 25, 2022, ClimateRock delivered the first draft of the business combination agreement to White & Case LLP.

On August 30, 2022, ClimateRock and Alantra received an update in relation to the divestment portfolio for 2022 exceeding that included in EEW business plan.

On September 2, 2022, K2 Management released the report for the most advanced projects with the pending topics.

On September 8, 2022, ClimateRock, EEW and Alantra clarified the last pending questions in relation to the business plan, capacity expansion of Maranbah and 2022 sales. Kaveh Ertefai and Reza Ghanei from EEW, Cesar Ciriza, Jose Suner and Antonio Diaz-Barcelo from Alantra and Abhishek Bawa from ClimateRock participated in the meeting.

On September 9, 2022, Alantra delivered a valuation presentation to the ClimateRock Board, which detailed various scenarios and sensitivity analysis. In addition to this, Alantra shared a detailed financial model with ClimateRock’s management and ClimateRock’s Chief Financial Officer thoroughly reviewed such materials.

On September 11, 2022, EGS delivered the first drafts of the lock-up agreement and non-competition agreement to White & Case LLP.

On September 12, 2022, White & Case LLP delivered its initial comments on the business combination agreement to EGS. Between September 12, 2022 and October 6, 2022, the parties negotiated and exchanged several versions of the business combination agreement.

On September 14, 2022, Simmons & Simmons delivered its legal due diligence report to ClimateRock.

On September 14, 2022, ClimateRock, K2 Management and Alantra had a conference call to identify any red flag that could affect the current technical status of the projects or its development. K2 Management confirmed that they did not expect any issue to arise in that regard even though there were pending answers. Abhishek Bawa from ClimateRock, Cesar Ciriza, Antonio Diaz-Barcelo and Javier Maria Gonzalez from Alantra and Kurt Bastian, Emma Noirault from K2 Management participated in the meeting.

On September 16, Charles Ratelband, Per Regnarsson and Abhishek Bawa from ClimateRock; Kaveh Ertefai and EEW’s former Chief Financial Officer from EEW and César Ciriza from Alantra met in London to answer remaining questions related to acquisitions, new projects and joint ventures agreements, business units and a convertible loan agreement.

On September 21 and 22, 2022, EGS circulated several ancillary documents to White & Case LLP.

On September 22, 2022, the board of ClimateRock held a meeting to review the business combination agreement and the ancillary documents. The ClimateRock board approved the execution and delivery of the substantially final business combination agreement. Following the approval of the ClimateRock board, the business combination agreement and the ancillary agreements were further negotiated and finalized, although the ClimateRock management believed that none of the material terms were modified. Following the execution of the business combination agreement on October 2, 2022, the final version of the business combination agreement and ancillary documents were provided to the ClimateRock board and on December 31, 2022, the ClimateRock board ratified certain revised the terms in the business combination agreement and ancillary agreements, and ratified and approved the execution of final versions of the documents by unanimous written consent.

On September 27, 2022, Newbridge issued its formal written opinion, which supported its preliminary findings that the consideration paid to the shareholders of EEW was fair to the shareholders ClimateRock from a financial point of view.

On October 6, 2022, ClimateRock and EEW executed the definitive Business Combination Agreement and the parties distributed a joint press release announcing the execution of the Business Combination Agreement.

On October 11, 2022, K2 Management submitted its final due diligence report to ClimateRock.

On April 26, 2023, EEW engaged Seward & Kissel LLP.

On July 12, 2023, EEW agreed a term sheet with a potential investor for the negotiation of a potential PIPE Financing; the term sheet is non-binding, and any financing would be subject to the negotiation and execution of definitive documents and the completion of due diligence, among other factors.

On August 3, 2023, EEW and ClimateRock entered into the Amended and Restated Business Combination Agreement. On June 28, 2023, in connection with the signing of the Amended and Restated Business Combination Agreement, Newbridge delivered an updated fairness opinion, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by ClimateRock in the Business Combination was fair, from a financial point of view, to ClimateRock’s shareholders.

ClimateRock’s Board of Directors’ Reasons for Approval of the Business Combination

In evaluating the Business Combination, ClimateRock’s board of directors reviewed a number of materials, including the transaction documentation, a fairness opinion provided by Newbridge, certain due diligence summary materials prepared by ClimateRock’s management, a technical due diligence report and various industry and financial data, and consulted with ClimateRock’s management and financial advisor. These advisors had access to materials provided to ClimateRock and advised ClimateRock’s board of directors on the valuation of EEW and the opportunity and risks of the Business Combination.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, ClimateRock’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. ClimateRock’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ClimateRock’s board of directors’ reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Certain Unaudited Prospective Financial Information of EEW.”

The officers and directors of ClimateRock have substantial experience in evaluating the operating and financial merits of companies within the sustainable energy sector and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, ClimateRock’s officers and directors have substantial experience with mergers and acquisitions across a variety of sectors in the sustainable energy industry.

In evaluating the Business Combination, ClimateRock’s board of directors considered the criteria to evaluate an initial business combination set by ClimateRock’s management team in the ClimateRock IPO prospectus and the fairness and reasonableness of the Business Combination. The board of directors has determined that EEW meets the criteria set in the ClimateRock IPO prospectus. Specifically, the following was taken into consideration:

•        Renewable energy business:    EEW is in the business of developing solar power plants from greenfield to ready-to-build stage (the period from the outset of the project through to the stage at which the project is sufficiently developed in order to begin construction of a solar photovoltaic plant on the project site) around the world. EEW does not construct, own or operate solar photovoltaic plants. Once a project approaches ready-to-build stage, the Group seeks buyers for the project through its established network of financial investors, infrastructure funds, private equity firms, large utilities, independent power producers and oil and gas companies. Over the past decade, EEW and its predecessor related parties have developed over 1.4GW of projects around the world.

•        History of operations:    The ClimateRock board of directors was clear in its vision to combine with an organization which has a stable history of operations and strong leadership. EEW had an attractive profile as a potential target for the business combination with tested technologies, track record of sales, and significant operational experience. The ClimateRock board of directors came to the conclusion that EEW is a company that has a business model with the ability to successfully navigate the ebbs and flows of an economic downturn and changes in the industry landscape and regulatory environment.

•        Healthy pipeline of projects:    EEW has a pipeline of 10.1GW in various stages of development. This aspect of potential future growth was weighted heavily by the Board in giving its approval for the transaction.

•        Stable and geographically diversified revenues streams.    Over the past 10 years, EEW and its predecessor related parties have developed and sold over 20 projects in Europe and Australia. Their current clients constitute some of the most established energy players in the renewable market and their current pipeline of projects is spread across three continents. This gave the ClimateRock board of directors sufficient confidence that EEW has the potential for strong and continued growth both organically and through add-on acquisitions and offer an attractive potential opportunity for ClimateRock shareholders.

•        Attractive valuation compared to publicly traded peer companies.    ClimateRock’s board of directors believes that EEW’s valuation is attractive relative to comparable publicly traded peer companies. Moreover, the valuation is supported by the fairness opinion from NewBridge.

ClimateRock’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Public company infrastructure.    The need to update EEW’s operations and financial systems necessary for it to transition from a private to a public company.

•        Key personnel.    It is vital for EEW to retain and continue to find experienced personnel in a competitive industry. Loss of key personnel could be detrimental to EEW’s project development efforts and to its operations.

•        Macroeconomic risks and uncertainty.    Macroeconomic could prohibit EEW from achieving the full benefits of the proposed Business Combination.

•        Redemption risk.    The potential that a significant number of ClimateRock shareholders elect to redeem their shares prior to the consummation of the Business Combination, which would potentially make the Business Combination more difficult to complete.

In addition to considering the factors described above, ClimateRock’s board of directors also considered other factors including, without limitation, the various other risks associated with EEW’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Based on the above, ClimateRock’s board of directors are of the opinion that the Business combination is in the best interests of ClimateRock shareholders and recommends that the shareholders approve and adopt the Business Combination and approve and adopt any other proposals that are required for the consummation of the relevant transactions.

Certain Unaudited Prospective Financial Information of EEW

EEW does not as a matter of course make public projections as to future revenues, performance, financial condition or other results. However, EEW’s management prepared and provided to its board of directors, ClimateRock and ClimateRock’s financial advisors certain internal, unaudited prospective financial information in connection with their evaluation of the Transactions. EEW’s management prepared that prospective financial information based on their judgment and assumptions regarding the future financial performance of EEW. The inclusion below of the prospective financial information should not be regarded as an indication that EEW or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and reflect factors whose outcomes are beyond the control of EEW’s management, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” EEW believes the assumptions used in preparation of the prospective financial information were reasonable as of April 18, 2023, the date that EEW’s management prepared the prospective financial information, given the information EEW had at that time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to EEW’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of EEW’s management, the prospective financial information was prepared on a reasonable basis, reflecting the best then currently available estimates and judgments, and presented, to the best of management’s knowledge and belief, EEW’s expected course of action and future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither EEW’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, EEW DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF EEW, CLIMATEROCK OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY EEW SHAREHOLDER, CLIMATEROCK SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

The prospective financial information was based on several renewable energy market assumptions, many of which may differ substantially in the future due to changes in macroeconomic and political conditions. In that regard, assumptions such as project sale prices per megawatt, development costs or margins, the requirement for additional financing and the other assumptions noted below, could experience a degree of volatility between the expectations of EEW’s management and actual results.

The following table illustrates the key elements of the prospective financial information, which was prepared by EEW management on April 18, 2023.

	Prospective Statement of Profit and Loss for the year ended December 31,
(in thousands of EUR)	2023E	2024E	2025E
Revenue	€52,354	€125,862	€155,221
Cost of sales	(14,086)	(34,828)	(36,761)
Gross Profit	38,268	91,034	118,460
Administrative Expenses	(4,209)	(9,577)	(11,975)
Finance Costs	—	—	—

EEW develops solar PV projects from greenfield to ready-to-build stage (the period from the outset of the project through to the stage at which the project is sufficiently developed in order to begin construction of a solar photovoltaic plant on the project site), at which point they are sold to third parties. Revenues are recognized at the point a project is divested. Development costs are typically capitalized as assets on EEW’s statement of financial position throughout the development phase, and then at the time of the sale of a project, the capitalized costs are recorded as cost of goods sold on EEW’s statements of profit and loss. “Fair value gains on investment property” on EEW’s historical statements of profit and loss represents the difference in fair value of EEW’s assets held as investment properties between periods, and is variable depending upon market conditions and other factors outside of EEW’s control. Given the uncertainty of such differences in fair value in future periods, “fair value gains on investment property” have been excluded from the projections.

EEW made the following assumptions when preparing its prospective financial information:

•        that a certain number of pipeline projects will mature to saleable stage in a given year, based on EEW management experience with the percentage of projects in each stage of the pipeline that will progress to the next stage, and the average time period between project inception and saleable stage;

•        that to the extent projects reach a saleable stage in a given year, such projects are sold at an assumed average price per MW based on EEW management experience;

•        that the cost of goods sold for sold projects are an assumed average cost per MW based on EEW management experience;

•        that the terms of project sale agreements will result in revenue being recognized fully at the time of entry into the agreement, rather than being deferred to a later period;

•        that the proceeds from the Transactions, together with the proceeds from the ongoing sale of projects, will be sufficient to finance operations, and therefore no debt financing (or related finance costs) will be required;

•        levels of administrative expenses taking into account current administrative expense levels together with expected additional employees and increased office costs and other general expenses that will be required in connection with the expansion of the business; and

•        a portion of the proceeds from the Transactions, together with a portion of the proceeds from the ongoing sale of projects, will allow EEW to finance the development of an increasing number of projects, acquisitions and joint venture agreements each year.

Summary of Alantra’s advisory role

Overview

Following various informal discussions, on February 14, 2022, Gluon Capital (in its capacity of advisor to ClimateRock) and Alantra Corporate Finance S.A. (“Alantra”) signed a confidentiality letter to explore a potential collaboration between the parties. The purpose of the letter agreement was to enable ClimateRock to provide information to Alantra to provide strategic advice with regards to the potential acquisition of a company involved in the renewable energy and energy efficiency sectors.

After a period of negotiation between the parties where Alantra presented its credentials and advisory proposal to Gluon Capital, on July 11, 2022, ClimateRock engaged Alantra as financial advisor to ClimateRock to search for potential targets in the renewable energy space suitable for a potential business combination. The assignment also included assisting ClimateRock on performing a valuation exercise on the selected targets and on the negotiations related to the Business Combination. Alantra supported the management of ClimateRock in understanding EEW’s business plan by participating, together with ClimateRock, in a number of meetings with the management of EEW.

Alantra also assisted the management of ClimateRock on reaching a view on valuation by providing comparable traded company multiples applicable to EEW and providing a Discounted Cash Flow valuation based on the business plan provided by EEW and the meetings held with the Company. Alantra supported ClimateRock preparing the valuation materials delivered to the Board of ClimateRock on September 9, 2022 where all aspects of a potential transaction were addressed.

Market Approach (Selected Public Company analysis)

The “Market Approach” is a valuation technique that provides an estimation of fair market value based on comparable public equity market prices, historical financial performance and future estimates. The valuation process entails the calculation of several valuation metrics of comparable listed players based on publicly available information that are subsequently applied to EEW’s financial results to derive an equity valuation range.

Alantra produced a set of comparable trading multiples by focusing on players with a more similar operating business model to that of EEW, which is a pure play Solar PV developer. The rationale behind this approach was to reflect, in Alantra’s judgement, a better estimation of EEW’s potential financial performance, growth outlook, profit margins, and other characteristics relative to the target’s business. This set of comparables was analyzed and discussed with the Management of ClimateRock.

Cash Flow Approach (Discounted Cash Flow)

The Cash Flow Approach is a valuation methodology that calculates the fair market value of a Company based on the net present value of its future cash flows.

To perform the valuation analysis, Alantra discounted the equity cash flows (cash flows available for EEW’s shareholders post debt service) generated from June 2022 to December 2027 that were derived from the Management Business Plan, to September 30, 2022 (“valuation date”).

The Management Business Plan prepared by the Company included EEW’s management case and was delivered to Alantra on June 16, 2022. However, during the conversations held between the parties in the due diligence phase, this projection was adjusted to account for a number of factors which helped fine-tune the projection to effectively reflect EEW’s view on the business as of September 2022. All the changes to the Management Business Plan implemented by Alantra were the result of information submitted by EEW executives during the conversations held between EEW, ClimateRock and Alantra and approved by EEW and ClimateRock.

The cost of equity discount rate used for the valuation was calculated as the sum of an average cost of equity of a sample of renewable players plus a size premium to account for EEW’s smaller size compared to the peer group considered. Additional premium was considered to address the higher or lower visibility of revenues linked to projects at different stages of development.

To reflect the value of cash flows projected beyond the forecasted period a terminal value was estimated based on the Gordon Growth Method.

Information reviewed for valuation purposes

Alantra reviewed the documentation provided by EEW and participated in different sessions to better understand the Company’s business plan and FY 2022 expectations. The majority of the information provided was uploaded to a Virtual Data Room (hereinafter the “VDR”), to which Alantra was granted access in June 14, 2022. Alantra also received updated information provided by EEW in a number of conference calls held between ClimateRock, EEW and Alantra on June 22, 2022, July 1, 2022 and September 8, 2022. The CEO of EEW confirmed ClimateRock on September 14, 2022, the estimates for 2022 – year end financials.

Assumptions and considerations

1.      Alantra did not audit the data, information and materials provided and relied upon their accuracy and completeness and did not assume any responsibility in relation to the data, information, or materials.

2.      Alantra relied upon the projections, estimates and forecasts furnished by EEW’s management that was prepared with their best currently available information and good faith judgment. As part of the valuation exercise, Alantra expressed no opinion on the projection reasonableness or the underlying assumptions driving it.

3.      Alantra assumed that EEW’s 2022-year end financials would meet the targets included in the Management Business Plan and that there have been no material changes with respect to the business, assets, liabilities, cash flows, financial condition, earnings, or prospects of EEW and ClimateRock after the moment when the most recent financials were provided. Alantra also assumed that there was no additional information nor any event that would cause the information reviewed to be incomplete or misleading.

4.      As EEW’s 2022 – year end financials were considerably dependent upon the sale of a number of portfolios in Q4 2022, Alantra performed a sensitivity analysis on the potential impact on valuation of the delay of the disposals of certain portfolios. In November 2022, ClimateRock informed Alantra that the sale of portfolios amounting to €20m EBITDA in 2022 could be postponed to Q1 2023.

5.      Alantra assumed for its analysis no material differences between IFRS and US GAAP in historical financial statements

6.      Alantra did not verify that the representations and warranties of all parties to the Business Combination and all other documents and securities existed and were correct.

7.      Alantra assumed that the conditions to the consummation of the Business Combination would be satisfied without waivers, that the transaction would be consummated in a timely manner according to the terms in the Business Combination Agreement and other related documents.

8.      Alantra assumed that the transaction would be completed in compliance with all applicable foreign, federal, state and local statutes and regulations and that the transaction would obtain government and regulatory approval without major delays, limitations or restrictions that could have a material impact on Alantra’s valuation analysis.

9.      Alantra assumed that all the procedures to be taken in connection with the Business Combination have been completed in a duly and appropriate manner before their deadlines.

10.    Alantra also relied upon ClimateRock’s statement that there was no significant risk outlined by the technical due diligence advisor (K2 Management).

11.    Alantra did not participate in any physical inspection, independent appraisal, or evaluation of any of the assets, properties, or liabilities of EEW.

12.    Alantra did not analyze any potential valuation impact linked to the risk of permanence post Business Combination of key management and employees which are critical for the daily operations of EEW.

13.    Alantra did not perform or had access to the legal due diligence performed by Simmons and Simmons and therefore did not include any claim, contingent liability, regulatory action, or litigation that could affect either EEW or ClimateRock in the analysis.

Alantra prepared the valuation presentation and documentation acting in its capacity of financial advisor of ClimateRock and under the terms and conditions reflected in its engagement, therefore such valuation presentation and documentation were delivered for the exclusive use and benefit of ClimateRock’s board of directors in relation to the Business Combination and were not intended to be used by any other party or purpose.

The valuation presentation elaborated by Alantra does not constitute any advice or recommendation to ClimateRock’s board of directors, any security holder or individual on how to proceed with regards to any situation related to the Business Combination.

If any of the assumptions proved not to be entirely true, inaccurate or did not fully materialize, Alantra’s valuation would not represent a reliable value of EEW shares. Additionally, the valuation analysis is also affected by several economic and market metrics that are beyond the control of Alantra and could rapidly change in value, especially in the current volatile macroeconomic context. The market is experiencing unusual volatility and Alantra expressed no opinion or view whatsoever about any potential effects of such volatility on EEW’s business or ClimateRock.

In the valuation included in the Board Documentation submitted for the board of directors, Alantra was not expressing any opinion of the post Business Combination share market price. The materials should not be used as a valuation opinion, credit rating, solvency opinion, credit worthiness, tax, or accounting advice. Alantra did not assume any responsibility or made any representation, rendered any opinion or any legal related matter. Moreover, these materials did not address the benefits for EEW to enter in Business Combination with ClimateRock, were not providing a recommendation to any ClimateRock’s board member or stockholder to proceed with the Business Combination and did not imply that the valuation range was the best possibly attainable. The decision to go ahead with the Business Combination considered and analyzed other additional unrelated factors to Alantra’s valuation. The valuation should not be construed as creating any fiduciary duty of the part of Alantra to any party.

Alantra did not express any opinion in relation to the economic compensation of any EEW’s or ClimateRock’s officers, directors or employees.

Summary of the Opinion of NewBridge as Financial Advisor to ClimateRock

On September 27, 2022, Newbridge issued a fairness opinion, stating that the consideration in the Business Combination is fair, from a financial point of view, to ClimateRock’s shareholders. On June 28, 2023, in connection with the signing of the Amended and Restated Business Combination Agreement, Newbridge delivered an updated fairness opinion stating that the consideration in the Business Combination is fair, from a financial point of view, to ClimateRock’s shareholders. References to the fairness opinion below shall mean the fairness opinion, as updated, unless the context indicates otherwise.

ClimateRock retained Newbridge to act as its financial advisor in connection with the Business Combination. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. ClimateRock selected Newbridge to act as its financial advisor in connection with the Business Combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On September 8, 2022, at a meeting of the ClimateRock board held to evaluate the Transaction, Newbridge delivered to the board an oral opinion, which was confirmed by delivery of a written opinion, dated September 27, 2022, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the consideration in the Business Combination is fair, from a financial point of view, to ClimateRock’s shareholders. On June 28, 2023, in connection with the signing of the Amended and Restated Business Combination Agreement, Newbridge delivered an updated fairness opinion stating that the consideration in the Business Combination is fair, from a financial point of view, to ClimateRock’s shareholders.

The full text of Newbridge’s written opinion to the ClimateRock board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex A hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the ClimateRock board for the benefit and use of the board (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction from a financial point of view. Newbridge’s opinion also does not address the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might exist for ClimateRock, or the underlying business decision of ClimateRock whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:

•        considered their assessment of general economic, market and financial conditions as well as their experience in connection with similar transactions, and business and securities valuations generally;

•        reviewed drafts of the Business Combination Agreements related to the Transactions;

•        reviewed ClimateRock’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of ClimateRock since its IPO in May 2022;

•        reviewed publicly available financial information of ClimateRock filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, and certain reports on material events filed on Forms 8-K between April 29th, 2022, through September 26, 2022;

•        reviewed a financial model of EEW with historical and future financial projections (including potential revenue growth, EBITDA and net income margins) provided by EEW’s management team;

•        performed a Discounted Cash Flow analysis layered onto EEW’s financial model;

•        performed a Public Company Comparable analysis of similar companies to EEW in the “Renewable Electricity” sector to derive the Enterprise Value / EBITDA multiples;

•        performed Comparable Precedent M&A Transaction analysis of similar companies to EEW in the “Renewable Electricity” sector to derive the Enterprise Value / EBITDA multiples;

•        conducted discussions with of ClimateRock’s other financial advisors to better understand EEW’s recent business history, and future project sale history and schedule; and

•        performed such other analyses and examinations, as we deemed appropriate.

Newbridge also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which it deemed relevant. In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of EEW that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of EEW, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of EEW.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of EEW and its successors. Further, Newbridge expressed no opinion as to what the value of the Pubco ordinary shares actually will be when the Transactions are consummated or the prices at which Pubco ordinary shares will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

The following represents a brief summary of the material financial analyses reviewed by the ClimateRock board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Financial Analyses.    Newbridge employed various methods to analyze the range of values of EEW.

Comparable Public Company Analysis

To calculate the equity value of the operating business, Newbridge first obtained the median Enterprise Value/EBITDA multiple from ten (10) comparable public companies identified by Newbridge and applied it to EEW’s midpoint of 2023E EBITDA. The public company comparables were selected using the following criteria: (i) companies that operate in the Renewable Electricity sector, (ii) are listed on a major European or Canadian Stock Exchange, including (Bolsa De Madrid, Euronext Lisbon, Euronext N.V., Oslo Børs, the Stockholm Stock Exchange, Deutsche Börse Xetra and the Toronto Stock Exchange), and (iii) had a market capitalization between $0.75 Billion and $5 Billion.

The average valuation multiple of such comparable public companies was 19.4X, which was then multiplied by the midpoint of the 2023E EBITDA to obtain an Enterprise value. The debt was removed from Enterprise Value and cash was added back and the Implied Equity Value using this analysis was $711.3M.

The table below summarizes certain observed historical and projected financial performance and trading multiples of the selected public companies were sourced from S&P Capital IQ data as of June 16, 2023.

Precedent Transaction Company Analysis

Newbridge analyzed the last approximately 2 years of M&A transaction data in the renewable electricity sector to find similar transactions where the targets being acquired most resembled EEW. The universe of transactions where there were similarities to EEW, and where financial data was recorded for the transaction value was generally limited, as is usually the case versus public comparables. The criteria used for the selected transactions were those in which the targets most resembled the EEW transaction, and included (i) targets that were in the renewable electricity sector, (ii) targets that had corporate headquarters in Europe, (iii) transactions that were larger than $50M in consideration paid, and (iv) transactions wherein the identified the EV/EBITDA multiple was known.

Newbridge obtained the median Enterprise Value/EBITDA multiples from this dataset and multiplied by the midpoint of the 2023E EBITDA to obtain an Enterprise Value. The debt was removed from Enterprise Value and cash was added back and the Implied Equity Value using this analysis was $765.6M.

Discounted Cash Flow Analysis

The Discounted Cash Flow Analysis (the “DCF Analysis”) approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of value.

Newbridge performed a DCF Analysis of the estimated future unlevered free cash flows attributable to EEW for the fiscal years of 2023E through 2031. In applying the DCF Analysis, Newbridge relied on the Financial Projections prepared by EEW that estimated certain revenue growth rates, as well as EBITDA and Net Income margins. Newbridge applied a discount rate of 16.0% and a intrinsic value of a Growth in Perpetuity rate of 2.0%.

Newbridge determined that the middle of the range of the discounted cash flow values was $742.8M.

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the ClimateRock board in connection with its opinion and is not a comprehensive description of all analyses undertaken by Newbridge in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Newbridge considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of EEW. The estimates of the future performance of EEW in or underlying Newbridge’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual values of the Pubco ordinary shares.

Conclusion

The values derived from the different analyses that Newbridge used show a range between $711.3M to $765.6M.

The consideration to be paid by ClimateRock in connection with the Transactions of $650M (including $150M of Earnout Consideration) is within the range of valuation ranges of the Analyses.

Based on its analysis, it is Newbridge’s opinion that, the consideration is fair, from a financial point of view to ClimateRock’s shareholders.

The type and amount of consideration payable in the Transactions was determined through negotiations between the ClimateRock and EEW, and was approved by the ClimateRock board. The decision to enter into the Business Combination Agreement was solely that of the ClimateRock board. As described above, Newbridge’s opinion and analyses was only one of many factors considered by the ClimateRock board in its evaluation of the Transactions and should not be viewed as determinative of the views of the ClimateRock board or ClimateRock’s management with respect to the Transactions.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of its opinion to the board, ClimateRock agreed to pay Newbridge a fee of $150,000. $15,000 of the fee was paid upon commencement of the engagement, and the remaining $135,000 was paid upon the delivery of the first written opinion, dated September 27, 2022. An additional $10,000 was agreed to by both parties for the delivery of the second written opinion on June 28th, 2023, in connection with the signing of the Amended and Restated Business Combination Agreement, and is currently due upon the conclusion reached in the opinion.

Satisfaction of 80% Test

It is a requirement under ClimateRock’s amended and restated memorandum and articles of association that any business acquired by ClimateRock has a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial Business Combination.

As of August 3, 2023, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $27.5 million and 80% thereof represented approximately $22 million.

The ClimateRock board of directors believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of EEW met the 80% requirement. Based on the fact that the $650 million fair market value of EEW (as described above) was in excess of the threshold of approximately $22 million, representing 80% of the balance of the funds in the Trust Account as of the date of execution of the Business Combination Agreement, the ClimateRock board determined that the fair market value of EEW was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was satisfied.

Interests of ClimateRock’s Initial Shareholders, Directors and Officers in the Business Combination

As you consider the recommendation of the board of directors of ClimateRock to vote in favor of approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, you should keep in mind that ClimateRock’s Initial Shareholders and its directors and executive officers have interests in such proposals that are different from, or in addition to, those of ClimateRock shareholders generally. These interests include, among other things, the following.

•        If the Business Combination with EEW or another business combination is not consummated by May 2, 2024 (or any later date to which it may be extended, the “Business Combination Deadline”), ClimateRock will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 1,968,750 Founder Shares held by ClimateRock’s Initial Shareholders, including certain directors and officers, would be worthless because ClimateRock’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to those shares. The Founder Shares had an aggregate market value of approximately $           million based upon the closing price of ClimateRock’s ordinary shares of $           per share on Nasdaq on           , 2023, and were originally purchased for an aggregate of $25,000. As a result, a business combination would likely enable ClimateRock’s Initial Shareholders to recoup their investment in ClimateRock and make a substantial profit, even if Pubco Ordinary Shares lose significant value. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        The Sponsor purchased an aggregate of 3,762,500 Private Warrants for $3,762,500 simultaneously with the consummation of the Initial Public Offering. The Private Warrants had an aggregate market value of $           based upon the closing price of ClimateRock’s Warrants of $           per unit on Nasdaq on           , 2023. If ClimateRock is unable to complete a business combination by the Business Combination Deadline, the Private Warrants would expire worthless and the Sponsor would be unable to recoup its investment in

ClimateRock. Accordingly, ClimateRock’s management team, which owns interests in the Sponsor, has an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        Gluon, the managing partner of which is Per Regnarsson, the Chief Executive Officer and a director of ClimateRock, shall be entitled to receive a Transaction Success Fee of up to $250,000 if ClimateRock consummates a business combination, subject to the terms Gluon Engagement Letter. In addition, Gluon will be entitled, with respect to any financing undertaken by ClimateRock with a party that Gluon introduces during the term of the Gluon Engagement Letter, to the following fees: (i) for a financing involving an issuance of ClimateRock’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to 2.0% of the gross proceeds received by ClimateRock at such closing and (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to 5.0% of the gross proceeds received by ClimateRock at such closing. Gluon has been engaged to act in a consultancy role for the management and coordination of the ClimateRock’s initial business combination and the coordination of many advisors involved in the Business Combination and the integration of their respective services. These services are distinct from the services of Alantra, who has been engaged to, among other things, assist with the valuation of the EEW. Gluon’s engagement has been approved by ClimateRock’s Audit Committee and board of directors. In his role of CEO, Mr. Regnarsson has been heavily involved, among other things, in negotiations with EEW and communication with ClimateRock’s board of directors. Simultaneously with Maxim, Gluon has been working to secure PIPE Financing for the Business Combination, and if Gluon’s efforts lead to PIPE funding of either debt or equity, Gluon will be entitled to receive a fee. Accordingly, ClimateRock’s management team have an economic incentive to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

•        If the Business Combination with EEW is consummated, ClimateRock’s Initial Shareholders, including certain directors and officers of ClimateRock, would receive ownership of a substantial number of ordinary shares of PubCo, which they would not receive absent completion of a business combination. Accordingly, ClimateRock’s management team have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation. The actual number of PubCo ordinary shares that the Initial Shareholders would own after the Closing will depend upon several factors, including the number of redemptions of Public Shares and the number of Warrants exercised. Taking into account the automatic conversion of Rights into ordinary shares, and excluding any equity incentives issuable pursuant to the 2023 Incentive Plan, any exercise of outstanding EEW options and the effects of any PIPE Financing, after the Closing, the Initial Shareholders would own (i) if there are no redemptions and prior to the exercise of any Warrants, approximately 2.7% of Pubco’s total ordinary shares, (ii) if there are maximum redemptions and prior to the exercise of any Warrants, approximately 2.7% of Pubco’s total ordinary shares outstanding, (iii) if there are no redemptions and assuming full exercise of all Warrants, approximately 2.5% of Pubco’s total ordinary shares, and (iv) if there are maximum redemptions and assuming full exercise of all Warrants, approximately 2.5% of Pubco’s total ordinary shares outstanding.

•        ClimateRock’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on ClimateRock’s behalf, such as identifying and investigating possible business targets and business combinations. However, if ClimateRock fails to consummate a business combination within the time period required under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, ClimateRock may not be able to reimburse these expenses if the Business Combination with EEW or another business combination is not completed by the Business Combination Deadline. As of August 1, 2023, ClimateRock’s Initial Shareholders have not yet reported any out-of-pocket expenses for which they would be entitled to reimbursement.

•        ClimateRock’s existing directors and officers will be eligible for continued indemnification and continued coverage under ClimateRock’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        In connection with ClimateRock’s shareholders approving the extension of the Business Combination Deadline, ClimateRock has issued a promissory note (the “Extension Note”) in the aggregate principal amount of up to $900,000 (the “Extension Funds”) to the Sponsor, pursuant to which the Sponsor agreed to provide ClimateRock with equal monthly installments of $75,000 ($0.029 per remaining Public Share) to be deposited into the Trust Account until ClimateRock completes its initial business combination. As of August 1, 2023, ClimateRock has drawn under the Extension Note and deposited into the Trust Account $300,000.

•        The Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination (the “Working Capital Loans”). If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Private Warrants at a price of $1.00 per Warrant (the “Working Capital Warrants”). If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into four loan agreements (the “Eternal Loans”) with Eternal BV, a company controlled by Charles Ratelband V, the Executive Chairman of ClimateRock’s board of directors. The Eternal Loans are unsecured and do not bear interest and mature on various dates between March 31, 2024 and March 31, 2025. As of August 1, 2023, ClimateRock has drawn a total of $1,030,000 under the Eternal Loans. Because the Eternal Loans may not be repaid from the proceeds of the Trust Account if ClimateRock does not complete a business combination, the Executive Chairman of ClimateRock’s board of directors has an economic incentive to complete a business combination, even if that business combination were with a target company or on terms less favorable to Public Shareholders than liquidation.

Recommendation of ClimateRock’s Board of Directors

After careful consideration of the matters described above, and, particularly, EEW’s historical performance, potential for growth, the experience of EEW’s management, EEW’s competitive positioning, its customer relationships, and technical skills, ClimateRock’s board determined unanimously that each of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, if presented, was advisable and in the best interests of ClimateRock and its shareholders and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the ClimateRock board of directors is not meant to be exhaustive but includes the material information and factors considered by the ClimateRock board of directors as well as any other factors that the board of directors deemed relevant.

Pubco’s Amended and Restated Memorandum and Articles of Association

At or prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. Pubco’s Amended and Restated Memorandum and Articles of Association will reflect the following material differences from ClimateRock’s current amended and restated memorandum and articles of association:

•        the name of the new public entity will be E.E.W. Eco Energy World Group as opposed to “ClimateRock”;

•        Pubco’s corporate existence is perpetual as opposed to ClimateRock’s corporate existence terminating if a Business Combination is not consummated by ClimateRock within a specified period of time; and

•        Pubco’s Amended and Restated Memorandum and Articles of Association do not include the various provisions applicable only to special purpose acquisition corporations that ClimateRock’s memorandum and articles of association contains.

For more information regarding Pubco’s Amended and Restated Memorandum and Articles of Association, see the section entitled “Description of Pubco Securities”.

Comparison of Corporate Governance and Shareholder Rights

There are certain differences in the rights of Pubco’s shareholders and ClimateRock’s shareholders prior to the Business Combination and following the consummation of the Business Combination. Please see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the Merger, which will be filed on behalf of ClimateRock and Merger Sub with the Registrar of Companies of the Cayman Islands upon the approval of the Business Combination Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, ClimateRock will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current shareholders of EEW having a majority of the voting power of the post-combination company, EEW senior management comprising all of the senior management of the post-combination company, the relative size of EEW compared to ClimateRock, and EEW operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of EEW issuing stock for the net assets of ClimateRock, accompanied by a recapitalization. The net assets of ClimateRock will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of EEW.

Material U.S. Federal Income Tax Considerations

This section describes the material U.S. federal income tax considerations for certain beneficial owners of Public Shares, Public Rights and Public Warrants (collectively, the “Purchaser securities”) of (i) electing to have their Public Shares redeemed for cash if the Business Combination is completed, (ii) the Business Combination and (iii) the ownership and disposition of Pubco Ordinary Shares and Pubco Public Warrants acquired pursuant to the Business Combination. Because the components of a Public Unit are generally separable at the option of the holder, the holder of a Public Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Purchaser securities that comprise a Public Unit. As a result, the discussion below with respect to holders of Purchaser securities should also apply to holders of Public Units (as the deemed owners of the underlying Purchaser securities comprising the Public Units). This discussion applies only to Purchaser securities, Pubco Ordinary Shares and Pubco Public Warrants held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•        brokers, dealers and other investors that do not own their Purchaser securities or Pubco Ordinary Shares or Pubco Public Warrants as capital assets;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the Public Shares or Pubco Ordinary Shares;

•        partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;

•        persons holding Purchaser securities or Pubco Ordinary Shares or Pubco Public Warrants as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons required to accelerate the recognition of any item of gross income with respect to Purchaser securities or Pubco Ordinary Shares or Pubco Public Warrants as a result of such income being recognized on an applicable financial statement;

•        persons whose functional currency is not the U.S. dollar;

•        persons that received Purchaser securities or Pubco Ordinary Shares or Pubco Public Warrants as compensation for services;

•        persons subject to the market-to-market tax accounting rules;

•        governments or agencies or instrumentalities thereof; or

•        controlled foreign corporations or passive foreign investment companies.

If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of Purchaser securities or Pubco Ordinary Shares or Pubco Public Warrants, the U.S. federal income tax treatment of a partner, member or other beneficial owner in such partnership or other pass-through entity generally will depend on the status of the partner, member or other beneficial owner and the activities of the partnership or other pass-through entity. If you are a partner, member or other beneficial owner of a partnership or other pass-through entity holding Purchaser securities, you are urged to consult your own tax advisor regarding the tax consequences with respect to the Purchaser securities, Pubco Ordinary Shares, and Pubco Public Warrants.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the U.S. Internal Revenue Service (the “IRS”) and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Purchaser securities or Pubco Ordinary Shares or Pubco Public Warrants. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination or the other matters discussed herein. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination or the other matters discussed herein that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF PURCHASER SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES AND PUBCO PUBLIC WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

Allocation of Purchase Price and Characterization of a Public Unit

No statutory, administrative or judicial authority directly addresses the treatment of a Public Unit or instruments similar to a Public Unit for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. The acquisition of a Public Unit should be treated for U.S. federal income tax purposes as the acquisition of one Public Share, one Public Right and one-half of one Public Warrant. For U.S. federal income tax purposes, each holder of a Public Unit should allocate the purchase price paid by such holder for such Public Unit among the one Public Share, one Public Right and one-half of one Public Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each holder must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, each holder is strongly urged to consult his or her tax advisor regarding the determination of value for these purposes. The portion of the purchase price allocated to each Public Share, Public Right and one-half of one Public Warrant should be the holder’s initial tax basis in such share, right or one-half of one warrant, as applicable. Any disposition of a Public Unit should be treated for U.S. federal income tax purposes as a disposition of the Public Share, Public Right and one-half of one Public Warrant, and the amount realized on the disposition of a Public Unit should be allocated among such share, right and one-half of one warrant based on their respective relative fair market values (as determined based on all the relevant facts and circumstances). The separation of the Public Share, Public Right and the one-half of one Public Warrant constituting a Public Unit, and the combination of two one-half Public Warrants into one Public Warrant, should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the Public Shares, Public Rights and Public Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Public Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or in the discussion below. Accordingly, each holder is urged to consult its tax advisors regarding the tax consequences with respect to a Public Unit (including alternative characterizations of a Public Unit). The balance of this discussion assumes that the characterization of the Public Units described above is respected for U.S. federal income tax purposes.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Purchaser securities or Pubco Ordinary Shares or Pubco Public Warrants that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences of the Business Combination

This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Business Combination.”

It is the opinion of ClimateRock’s counsel, Ellenoff Grossman & Schole LLP, that the Merger will qualify as an exchange described in Section 351 of the Code (when taken together with certain other transactions in connection with the Business Combination). However, there can be no assurance that the IRS will not successfully challenge this position, and if so, then the exchange of Public Shares for Pubco Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the Merger qualifies as an exchange described in Section 351 of the Code. In rendering this opinion, counsel may require and rely upon representations contained in letters and certificates to be received from ClimateRock and Pubco. If the letters or certificates are incorrect, the conclusions reached in the tax opinion may not be correct. In addition, the opinion will be subject to certain qualifications and limitations as set forth therein. Assuming such qualification as an exchange described in Section 351 of the Code, a U.S. holder with no Public Warrants or Public Rights that receives Pubco Ordinary Shares in exchange for Public Shares in the Merger will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the Merger by such a U.S. holder will be equal to the adjusted tax basis of the Public Shares exchanged therefor. The holding period of the Pubco Ordinary Shares will include the holding period during which the Public Shares exchanged therefor were held by such U.S. holder.

The appropriate U.S. federal income tax treatment of Public Warrants received in the Merger is uncertain because, as described below, it is unclear whether the Merger, in addition to qualifying as an exchange described in Section 351 of the Code, will also qualify as a “reorganization” under Section 368(a) of the Code. If the Merger qualifies as an exchange governed only by Section 351 of the Code and not as a reorganization under Section 368(a) of the Code, a U.S. holder with no Public Shares or Public Rights whose Public Warrants automatically convert into Pubco Public Warrants in the Merger will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco Public Warrants received and such U.S. holder’s adjusted basis in its Public Warrants. A U.S. holder’s basis in its Pubco Public Warrants received in the Merger will equal the fair market value of the Pubco Public Warrants. A U.S. holder’s holding period in its Pubco Public Warrants will begin on the day after the Merger. If the Merger qualifies as a reorganization under Section 368(a) of the Code as well as an exchange under Section 351 of the Code, a U.S. holder with no Public Shares or Public Rights whose Public Warrants automatically convert into Pubco Public Warrants in the Merger should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the Pubco Public Warrants received should be equal to the holder’s adjusted tax basis in the Public Warrants exchanged therefor, and the holding period of the Pubco Public Warrants should include the holding period during which the Public Warrants exchange therefor were held by such holder.

If the Merger qualifies under Section 351 of the Code and not under Section 368(a) of the Code, a U.S. holder that receives Pubco Ordinary Shares in exchange for Public Shares and whose Public Warrants automatically convert into Pubco Public Warrants in the Merger will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder and (ii) the fair market value of the Pubco Public Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Pubco Ordinary Shares and (ii) the Pubco Public Warrants received by such U.S. holder among the Public Shares and Public Warrants owned by such U.S. holder immediately prior to the Merger in proportion to their fair market values. Any loss realized by a U.S. holder would not be recognized. In this case, the holding period of the Pubco Ordinary Shares received in the Merger will include the holding period during which the Public Shares exchanged therefor were held by such U.S. holder, and the holding period of Pubco Public Warrants received in the Merger will begin on the day after the Merger. In addition, a U.S. holder’s adjusted tax basis in the Pubco Public Warrants received should be equal to the fair market value of such Pubco Public Warrants, and a U.S. holder’s adjusted tax basis in its Pubco Ordinary Shares generally should equal the tax basis of the Public Shares exchanged therefor, reduced by the fair market value of the Pubco Public Warrants received and increased by any gain recognized.

If the Merger qualifies as a reorganization under Section 368(a) of the Code as well as an exchange under Section 351 of the Code, a U.S. holder that receives Pubco Ordinary Shares in exchange for Public Shares and whose Public Warrants automatically convert into a Pubco Public Warrants in the Merger will not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Pubco Ordinary Shares and the Pubco Public Warrants received generally should be equal to the U.S. holder’s basis in the Public Shares and Public Warrants exchanged therefor, and the holding period of the Pubco Ordinary Shares and Pubco Public Warrants will include the holding period during which the Public Shares and Public Warrants exchanged therefor were held by such U.S. holder. However, there are many requirements that must be satisfied in order for the Merger to qualify as a “reorganization” under Section 368(a) of the Code. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as Purchaser, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of Purchaser. For example, the requirements for reorganization treatment could be affected by the magnitude of Public Share redemptions that occur in connection with the Business Combination.

U.S. holders should discuss with their tax advisors potential alternative characterizations with respect to the exchange of Public Warrants for Pubco Public Warrants.

The appropriate U.S. federal income tax treatment of the conversion of the Public Rights into Pubco Ordinary Shares is uncertain. In general, Purchaser intends to take the position that a U.S. holder should not recognize gain or loss upon the acquisition of Pubco Ordinary Shares with respect to the Public Rights, unless such U.S. holder would otherwise be required to recognize gain that is realized in the Merger in accordance with the rules described above. U.S. holders should consult their own tax advisors regarding the tax treatment of Public Rights that are not exchanged for Pubco Ordinary Shares in the Merger by reason of holding Public Rights other than in increments of ten.

U.S. holders are urged to consult with their tax advisors regarding the tax treatment of their Public Shares, Public Warrants, and Public Rights in connection with the Business Combination.

Application of the Passive Foreign Investment Company Rules to the Business Combination

If the Purchaser is a PFIC, a U.S. holder may be required to recognize gain with respect to their exchange of Public Shares for Pubco Ordinary Shares and Public Warrants for Pubco Public Warrants pursuant to the Merger, even if such exchange would not otherwise require such U.S. holder to recognize gain pursuant to the rules discussed above.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

Purchaser believes that it likely will not be eligible for the startup exception and, based on the composition of its income and assets, believes that Purchaser will likely be considered a PFIC for the taxable year that includes the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a “reorganization” under Section 368(a) of the Code) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been proposed with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. holders of Public Shares (regardless of the qualification of the Merger as an exchange under Section 351 of the Code or as a “reorganization” under Section 368(a) of the Code) and Public Warrants (regardless of the qualification of the Merger as a “reorganization” under Section 368(a) of the Code) as a result of the Business Combination if:

(i)     Purchaser were classified as a PFIC at any time during such U.S. holder’s holding period for such Public Shares or Public Warrants; and

(ii)    In the case of Public Shares, the U.S. holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. holder owned such Public Shares or in which Purchaser was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such Public Shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Purchaser. Under these rules:

•        the U.S. holder’s gain will be allocated ratably over the U.S. holder’s holding period for such U.S. holder’s Public Shares or Pubco Public Warrants;

•        the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which Purchaser was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in such U.S. holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder without regard to the U.S. holder’s other items of income and loss for such year; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. holder.

It is unclear whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. holders of Public Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation with respect to their Public Shares and Public Warrants under the PFIC rules in the manner set forth above. A U.S. holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its Public Shares is referred to herein as an “Electing Shareholder” and a U.S. holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

The application of the PFIC rules to U.S. holders of Public Warrants is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treats an “option” (which would include a Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations, if finalized in their current form, would apply to cause gain recognition to a U.S. holder on the exchange of Public Warrants for Pubco Public Warrants in connection with the Business Combination, even if the Merger qualifies as a “reorganization” under Section 368(a) of the Code.

Any gain recognized by a Non-Electing Shareholder of Public Shares (regardless of the qualification of the Merger as an exchange under Section 351 of the Code or as a “reorganization” under Section 368(a) of the Code) or a U.S. holder of Public Warrants (regardless of the qualification of the Merger as a “reorganization” under Section 368(a) of the Code) as a result of the Business Combination pursuant to PFIC rules generally would be taxable income to such U.S. holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

Notwithstanding the foregoing, if (1) Purchaser was a PFIC for any tax year during which a U.S. holder held Public Shares or Public Warrants and (2) Pubco is also a PFIC for the tax year that includes the day after the effective date of the Business Combination, then the proposed Treasury Regulations generally provide that the special rules described above requiring recognition of gain in what would otherwise be a non-recognition transaction will not apply to the exchange of Public Shares for Pubco Ordinary Shares and Public Warrants for Pubco Public Warrants, as applicable, pursuant to the Business Combination. For purposes of this discussion, this exception is referred to as the “PFIC-for-PFIC Exception.” In addition, to qualify for the PFIC-for-PFIC Exception, proposed Treasury Regulations require a U.S. holder to report certain information to the IRS on Form 8621 together with such U.S. holder’s U.S. federal income tax return for the tax year in which the Business Combination occurs.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE BUSINESS COMBINATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

The impact of the PFIC rules on a U.S. holder of Public Shares will depend on whether the U.S. holder has made a timely and effective election to treat Purchaser as a “qualified electing fund” under Section 1295 of the Code (a “QEF Election”) for the taxable year that is the first year in the U.S. holder’s holding period of Public Shares during which Purchaser qualified as a PFIC or, if in a later taxable year, the U.S. holder made a QEF Election along with a purging election.

A QEF Election is made on a shareholder-by-shareholder basis and may be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year of such U.S. holder to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with a U.S. holder’s U.S. federal income tax return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.

One type of purging election creates a deemed sale of the U.S. holder’s Public Shares at their then fair market value and requires the U.S. holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. holder would increase the adjusted tax basis in its Public Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its Public Shares. U.S. holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to Purchaser is contingent upon, among other things, the provision by Purchaser of a PFIC annual information statement to such U.S. holder. If Purchaser determines that it is a PFIC for any taxable year, Purchaser will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a QEF election, but there can be no assurance that Purchaser will timely provide such required information. In addition, there is no assurance that Purchaser will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their Public

Shares, except in connection with any Public Warrants held by such Electing Shareholder. As a result, such an Electing Shareholder generally should not recognize income, gain or loss as a result of the Business Combination, except in connection with any Public Warrants held by such Electing Shareholder.

The impact of the PFIC rules on a U.S. holder of Public Shares may also depend on whether the U.S. holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may elect to mark such stock to its market value if such stock is “marketable stock” (generally, stock that is regularly traded on a national securities exchange that is registered with the SEC). No assurance can be given that the Public Shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their Public Shares in connection with the Business Combination, except in connection with any Public Warrants held by such Electing Shareholder. Instead, in general, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its Public Shares at the end of its taxable year over its adjusted basis in its Public Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Public Shares over the fair market value of its Public Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. holder’s basis in its Public Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Public Shares will be treated as ordinary income. Special tax rules may also apply if a U.S. holder makes an MTM Election for a taxable year after the first taxable year in which such U.S. holder holds (or is deemed to hold) Public Shares and for which Purchaser is treated as a PFIC. An MTM Election is not available with respect to warrants, including the Public Warrants.

If made, an MTM Election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Public Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. holders are urged to consult their own tax advisors regarding the availability and tax consequences of an MTM Election with respect to the Purchase Ordinary Shares under their particular circumstances.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder may have to file an IRS Form 8621 (whether or not a QEF Election or MTM Election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Redemption of Public Shares

This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Redemption of Public Shares.”

In the event that a U.S. holder of Public Shares exercises such holder’s right to have such holder’s Public Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of Public Shares treated as held by the U.S. holder (including any Public Shares constructively owned by the U.S. holder as a result of, among other things, owning Purchaser Ordinary Warrants) relative to all of shares of Public Shares both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in Purchaser or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also stock that is constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include Public Shares that could be acquired pursuant to the exercise of the Public Warrants. In order to meet the substantially disproportionate test, the percentage of Purchaser’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of Purchaser’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the stock in Purchaser actually and constructively owned by the U.S. holder is redeemed or all the stock in Purchaser actually owned by the U.S. holder is redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Public Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Purchaser. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Purchaser will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption of its Public Shares.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Public Shares redeemed. Such gain or loss should be treated as capital gain or loss. A U.S. holder’s tax basis in such holder’s Public Shares generally will equal the cost of such shares. As discussed above, a U.S. holder that purchased Units would have been required to allocate the cost between the Public Shares, the Public Rights and the Public Warrants comprising the Units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Rules similar to those discussed below under “Ownership and Disposition of Pubco Ordinary Shares and Pubco Public Warrants by U.S. Holders — Distributions on Pubco Ordinary Shares” generally apply to a U.S. holder whose Public Shares are redeemed to the extent the proceeds of such redemption are treated as a dividend for U.S. federal income tax purposes.

Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Public Shares. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Public Shares will be added to the U.S. holder’s adjusted tax basis in its remaining Public Shares, or if the Public Shares actually owned by such U.S. holder are completely redeemed, to such U.S. holder’s basis in its Public Warrants or possibly to the basis of Public Shares constructively owned by such U.S. holder. Rules similar to those discussed below under “Ownership and Disposition of Pubco Ordinary Shares and Pubco Public Warrants by U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Public Warrants” generally apply to a U.S. holder whose Public Shares are redeemed to the extent the proceeds of such redemption are treated as gain realized on the sale or other disposition of such Public Shares.

U.S. holders should consult with their tax advisors as to the tax consequences of any redemption of Public Shares, including with respect to their holding period in the Public Shares and other matters relevant to obtaining reduced rates of taxation on redemption proceeds treated as dividends for U.S. federal income tax purposes.

Application of the Passive Foreign Investment Company Rules to the Redemption of Public Shares

As discussed above under the heading “— Application of the Passive Foreign Investment Company Rules to the Business Combination,” Purchaser believes that it will likely be considered a PFIC for the taxable year that includes the Business Combination.

Assuming Purchaser is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Public Shares and that such U.S. holder did not timely make (a) a QEF Election (as defined below) for the first taxable year in which such U.S. holder owned such Public Shares or in which Purchaser was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such Public Shares, such U.S. holder generally will be subject to the rules described below with respect to a redemption of its Public Shares.

Under these rules:

•        the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for such U.S. holder’s Public Shares;

•        the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which Purchaser was a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in such U.S. holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder without regard to the U.S. holder’s other items of income and loss for such year; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. holder.

As discussed above, the impact of the PFIC rules on a U.S. holder of Public Shares will depend on whether the U.S. holder has made a timely and effective QEF Election for the taxable year that is the first year in the U.S. holder’s holding period of Public Shares during which Purchaser qualified as a PFIC (or, if in a later taxable year, the U.S. holder made a QEF Election along with a purging election) or if the U.S. holder has made an MTN Election. See the discussion above under the heading “— Application of the Passive Foreign Investment Company Rules to the Business Combination,” for a description of the consequences to a U.S. holder of making the foregoing elections, which may mitigate the adverse consequences under the PFIC rules as a result of the redemption of a U.S. holder’s Public Shares.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder may have to file an IRS Form 8621 (whether or not a QEF Election or MTM Election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER IT WOULD BE DESIRABLE TO MAKE SUCH AN ELECTION.

Ownership and Disposition of Pubco Ordinary Shares and Pubco Public Warrants by U.S. Holders

Distributions on Pubco Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Rules” below.

Distributions paid by Pubco out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the Pubco Ordinary Shares and thereafter as capital gain. However, Pubco does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by Pubco with respect to its shares will be treated as ordinary dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation as “qualified dividend income,” provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation generally will be treated as a qualified foreign corporation if the Pubco Ordinary Shares are readily tradable on an established securities market in the United States and Pubco is not a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” There can be no assurance that Pubco Ordinary Shares will be considered “readily tradable” on an established securities market in any taxable year. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (concerning the deduction for investment interest expense) will not be eligible for the reduced rates of taxation, regardless of Pubco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the U.S. holder receiving a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Non-corporate U.S. holders should consult their tax advisors regarding the potential availability of the lower rate of taxation for dividends paid with respect to Pubco Ordinary Shares.

Dividends on Pubco Ordinary Shares will generally constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Pubco with respect to the Pubco Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Public Warrants

This section is subject to further discussion under “— Passive Foreign Investment Company Rules,” below.

A U.S. holder generally would recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Pubco Ordinary Shares or Pubco Public Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such Pubco Ordinary Shares or such Pubco Public Warrants, as applicable. Any gain or loss recognized by a U.S. holder on a taxable disposition of Pubco Ordinary Shares or Pubco Public Warrants generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the Pubco Ordinary Shares or Pubco Public Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

For purposes of the discussion immediately above, it is assumed that any redemption of Pubco Ordinary Shares would qualify for sale or exchange treatment under Section 302(b) of the Code. For other possible treatments of a redemption of Pubco Ordinary Shares, see generally the discussion under “Redemption of Public Shares” above.

Exercise or Lapse of a Pubco Public Warrant

This section is subject to further discussion under “— Passive Foreign Investment Company Rules” below.

A U.S. holder generally will not recognize gain or loss upon the acquisition of a Pubco Ordinary Share on the exercise of a Pubco Public Warrant for cash. A U.S. holder’s initial tax basis in its Pubco Ordinary Shares received upon exercise of the Pubco Public Warrant generally would be an amount equal to the sum of the U.S. holder’s tax basis in the Pubco Public Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Pubco Ordinary Share received upon exercise of the Pubco Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Pubco Public Warrant and will not include the period during which the U.S. holder held the Pubco Public Warrant. If a Pubco Public Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Pubco Public Warrant. The deductibility of capital losses is subject to limitations.

The tax consequences of a cashless exercise of a Pubco Public Warrant are not clear under current tax law. Subject to the PFIC rules discussed under “— Passive Foreign Investment Company Rules” below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the Pubco Ordinary Shares received should equal the holder’s basis in the Pubco Public Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, a U.S. holder’s holding period in the Pubco Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Pubco Public Warrants and will not include the period during which the U.S. holder held the Pubco Public Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Ordinary Shares would include the holding period of the Pubco Public Warrants exercised therefor.

It is also possible that a cashless exercise of a Pubco Public Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized, in which case U.S. holders may be taxable in a manner similar to the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Public Warrants.” In such event, a U.S. holder could be deemed to have surrendered a number of Pubco Public Warrants equal to the number of Public Shares having an aggregate fair market value equal to the exercise price for the total number of Pubco Public Warrants to be exercised. Subject to the discussion below under “— Passive Foreign Investment Company Rules”, the U.S. holder would recognize capital gain or loss with respect to the Pubco Public Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the Pubco Ordinary Shares that would have been received in a regular exercise of the Pubco Public Warrants deemed surrendered and (ii) the U.S. holder’s tax basis in such Pubco Public Warrants. In this case, a U.S. holder’s aggregate tax basis in the Pubco Ordinary Shares received would equal the sum of (i) such U.S. holder’s tax basis in the Pubco Public Warrants deemed exercised and (ii) the aggregate exercise price of such Pubco Public Warrants. A U.S. holder’s holding period for the Pubco Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Pubco Public Warrants and will not include the period during which the U.S. holder held the Pubco Public Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. holder’s holding period would commence with respect to the Pubco Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Pubco Public Warrants.

Possible Effect of the Change in the Pubco Public Warrant Conversion Ratio

The terms of each Pubco Public Warrant provide for an adjustment to the number of Pubco Ordinary Shares for which the Pubco Public Warrant may be exercised or to the exercise price of the Pubco Public Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the Pubco Public Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of Pubco Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of the Pubco Public Warrants), which adjustment may be made as a result of a distribution of cash or other property to the holders of our Pubco Ordinary Shares. Such constructive distribution to a U.S. holder of Pubco Public Warrants would be treated as if such U.S. holder had received a cash distribution from us generally equal to the fair market value of such increased interest (taxed as described above under “— Distributions on Pubco Ordinary Shares”).

Passive Foreign Investment Company Rules

The treatment of U.S. holders of Pubco Ordinary Shares and Pubco Public Warrants could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income.

PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets and no assurance can be given as to whether Pubco will be a PFIC in the taxable year of the Business Combination or for any future taxable year. In addition, Pubco’s U.S. counsel expresses no opinion with respect to Pubco’s PFIC status for any taxable year.

It is not entirely clear how various aspects of the PFIC rules apply to the Pubco Public Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in Treasury regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final Treasury regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed Treasury regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). Each U.S. holder is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations to an investment in the Pubco Public Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to the Pubco Public Warrants.

Although Pubco’s PFIC status is determined annually, an initial determination that Pubco is a PFIC generally will apply for subsequent years to a U.S. holder who held Pubco Ordinary Shares or Pubco Public Warrants while Pubco was a PFIC, whether or not Pubco meets the test for PFIC status in those subsequent years. If Pubco is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Pubco Ordinary Shares or Pubco Public Warrants and, in the case of Pubco Ordinary Shares, the U.S. holder did not make either a timely MTM Election or a QEF Election for Pubco’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Pubco Ordinary Shares, as described below, such U.S. holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. holder on the sale or other disposition of its Pubco Ordinary Shares or Pubco Public Warrants (which may include gain realized by reason of transfers of Pubco Ordinary Shares or Pubco Public Warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Pubco Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, the portion of such U.S. holder’s holding period for the Pubco Ordinary Shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

•        the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the Pubco Ordinary Shares or Pubco Public Warrants;

•        the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of Pubco’s first taxable year in which Pubco is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder without regard to the U.S. holder’s other items of income and loss for such year; and

•        an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder with respect to the tax attributable to each such other taxable year of the U.S. holder.

In general, if Pubco is determined to be a PFIC, a U.S. holder may be able to avoid the excess distribution rules described above with respect to Pubco Ordinary Shares (but, under current law, not the Pubco Public Warrants) by making a timely and valid QEF Election (if eligible to do so) to include in income its pro rata share of Pubco’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. holder in which or with which Pubco’s taxable year ends. A U.S. holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF Election rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. holder makes a QEF Election with respect to its Pubco Ordinary Shares in a year after Pubco’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Pubco Ordinary Shares, then notwithstanding such QEF Election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF Election, will continue to apply with respect to such U.S. holder’s Pubco Ordinary Shares, unless the U.S. holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. holder will be deemed to have sold such Pubco Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Pubco Ordinary Shares.

Under current law, a U.S. holder may not make a QEF Election with respect to its Pubco Public Warrants to acquire Pubco Ordinary Shares. As a result, if a U.S. holder sells or otherwise disposes of such Pubco Public Warrants (other than upon exercise of such Pubco Public Warrants) and Pubco was a PFIC at any time during the U.S. holder’s holding period of such Pubco Public Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. holder that exercises such Pubco Public Warrants properly makes and maintains a QEF Election with respect to the newly acquired Pubco Ordinary Shares (or has previously made a QEF Election with respect to Pubco Ordinary Shares), the QEF Election will apply to the newly acquired Pubco Ordinary Shares. Notwithstanding such QEF Election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF Election, will continue to apply with respect to such newly acquired Pubco Ordinary Shares (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. holder held the Pubco Public Warrants), unless the U.S. holder makes a purging election under the PFIC rules. U.S. holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.

In order to comply with the requirements of a QEF Election, a U.S. holder must receive a PFIC annual information statement from Pubco. However, Pubco does not expect to provide U.S. holders with a PFIC annual information statement for any taxable year. As such, U.S. holders may not be able to comply with the requirements of a QEF Election with respect to Pubco.

If a U.S. holder has made a QEF Election with respect to Pubco Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF Election for Pubco’s first taxable year as a PFIC in which the U.S. holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Pubco Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if Pubco is a PFIC for any taxable year, a U.S. holder of Pubco Ordinary Shares that has made a QEF Election will be currently taxed on its pro rata share of Pubco’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. holder. The tax basis of a U.S. holder’s shares in Pubco will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if Pubco is not a PFIC for any taxable year, such U.S. holder will not be subject to such inclusion regime with respect to Pubco Ordinary Shares for such a taxable year.

Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make an MTM Election with respect to such shares for such taxable year. If the U.S. holder makes a valid MTM Election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) Pubco Ordinary Shares and for which Pubco is determined to be a PFIC, such U.S. holder generally will not be subject to the excess distribution rules described above with respect to its Pubco Ordinary Shares. Instead, in general, the U.S. holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of its Pubco Ordinary Shares at the end of its taxable year over its adjusted basis in its Pubco Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Pubco Ordinary Shares over the fair market value of its Pubco Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. holder’s basis in its Pubco Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Pubco Ordinary Shares will be treated as ordinary income. Under current law, an MTM Election may not be made with respect to Pubco Public Warrants.

The MTM Election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, an MTM Election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Pubco Ordinary Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. holders are urged to consult their own tax advisors regarding the availability and tax consequences of an MTM Election with respect to Pubco Ordinary Shares under their particular circumstances.

If Pubco is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Pubco receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. holders otherwise are deemed to have disposed of an interest in the lower-tier PFIC. Pubco does not expect to cause any lower-tier PFIC to provide to a U.S. holder the information that may be required to make or maintain a QEF Election with respect to the lower-tier PFIC. An MTM Election generally would not be available with respect to such lower-tier PFIC. U.S. holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder, may have to file an IRS Form 8621 (whether or not a QEF Election or MTM Election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and with QEF Elections, purging elections, and MTM Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of Pubco Ordinary Shares and Pubco Public Warrants should consult their own tax advisors concerning the application of the PFIC rules to Pubco Ordinary Shares and Pubco Public Warrants under their particular circumstances.

Tax Reporting

Certain U.S. holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to Pubco. Substantial penalties may be imposed on a U.S. holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain

U.S. holders who are individuals and certain entities will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include Pubco Ordinary Shares and Pubco Public Warrants if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Pubco Ordinary Shares and Pubco Public Warrants.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner of Purchaser securities or Pubco Ordinary Shares or Pubco Public Warrants that is for U.S. federal income tax purposes:

1.      a nonresident alien individual, other than certain former citizens and residents of the United States;

2.      a foreign corporation (or other foreign entity taxable as a corporation for U.S. federal income tax purposes); or

3.      a foreign estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of Purchaser securities or Pubco Ordinary Shares or Pubco Public Warrants. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of Purchaser securities, Pubco Ordinary Shares, and Pubco Public Warrants.

Non-U.S. Holders Exercising Redemption Rights with Respect to Public Shares

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Public Shares, as described above under “U.S. Holders — Redemption of Public Shares.” Any redeeming non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Public Warrants by Non-U.S. Holders” applies in respect of such gain or loss. Any amount characterized as a dividend will be taxable as described below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Public Warrants by Non-U.S. Holders.”

Tax Consequences of the Business Combination to Non-U.S. Holders

Any non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the Merger or be able to utilize a loss in computing such non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Public Warrants by Non-U.S. Holders” applies in respect of such gain or loss.

Ownership and Disposition of Pubco Ordinary Shares and Pubco Public Warrants by Non-U.S. Holders

A non-U.S. holder of Pubco Ordinary Shares or Pubco Public Warrants will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Pubco Ordinary Shares or any gain recognized on a sale or other disposition of Pubco Ordinary Shares (including any distribution in excess of current and accumulated earnings and profits to the extent it exceeds the adjusted basis in the non-U.S. holder’s Pubco Ordinary Shares) or Pubco Public Warrants unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Pubco Public Warrant, or the lapse of a Pubco Public Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Pubco Public Warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Pubco Public Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the Pubco Ordinary Shares and Pubco Public Warrants.

Information Reporting and Backup Withholding

Dividend payments with respect to Public Shares and Pubco Ordinary Shares and proceeds from the sale, exchange or redemption of Public Shares, Pubco Ordinary Shares, or Pubco Public Warrant may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Appraisal Rights

The ClimateRock board of directors considers that ClimateRock shareholders (including the Initial Shareholders) do not have appraisal rights under the Cayman Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers About the Proposals.”

Required Vote and Recommendation of the Board

The consummation of the Business Combination will require an ordinary resolution, being a resolution passed at the Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Business Combination Proposal.

The Business Combination will not be consummated if, upon consummation of the Business Combination, ClimateRock has less than $5,000,001 of net tangible assets after taking into account the holders of Public Shares that properly demanded that ClimateRock redeem their Public Shares in exchange for their pro rata share of the Trust Account.

If the Business Combination Proposal is not approved, then the other proposals (except an adjournment proposal, as described below) will not be presented to the shareholders for a vote.

The full text of the resolution to be passed is as follows:

“RESOLVED, AS AN ORDINARY RESOLUTION THAT the Business Combination Agreement, dated as of October 6, 2022 (as may be amended or restated from time to time, the “Business Combination Agreement”), by and between ClimateRock, ClimateRock Holdings Limited, a Cayman Islands exempted company (the “Pubco”), ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (the “Merger Sub”), and E.E.W. Eco Energy World Limited, a company formed under the laws of England and Wales (“EEW”) and each of the Transactions (as defined below), pursuant to which: (a) Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving entity (the “Merger”), as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco, and (b)(i) Pubco will make an offer (the “Pubco Offer”) to acquire each issued and outstanding EEW ordinary share in exchange for ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”), (ii) to the extent holders of 90% of EEW ordinary shares accept the Pubco Offer and all other conditions thereto are met (or waived), under English law Pubco will be entitled to acquire the EEW shares of holders that have not accepted the Pubco Offer by way of compulsory acquisition on the same terms as the Pubco Offer (the “Compulsory Acquisition”), and (iii) Pubco shall also offer each holder of EEW’s outstanding options to purchase EEW ordinary shares, replacement options to purchase Pubco Ordinary Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Companies Act and the laws of England and Wales (the Merger, the Pubco Offer and the Compulsory Acquisition, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), be and are hereby confirmed, approved, adopted and ratified in all respects.”

THE CLIMATEROCK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CLIMATEROCK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER PROPOSAL

Overview

As required by the Cayman Companies Act and ClimateRock’s amended and restated memorandum and articles of association, holders of ClimateRock Ordinary Shares are being asked to authorize the Merger and the Plan of Merger.

By authorizing the Merger and the Plan of Merger, holders of ClimateRock Ordinary Shares will also authorize the replacement of the amended and restated memorandum and articles of association of ClimateRock (as the surviving company following the Merger) with Merger Sub’s amended and restated memorandum and articles of association as in effect immediately prior to the effective date of the Merger (the form of which is set out in Schedule 2 to the Plan of Merger), which will take effect from the effective date of the Merger in accordance with the Plan of Merger:

Required Vote and Recommendation of the Board

The approval of the Merger Proposal will require special resolutions, each being a resolution passed at the Meeting by at least two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Merger Proposal.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that the proposed merger of ClimateRock and ClimateRock Merger Sub Limited, a Cayman Islands exempted company (“Merger Sub”) pursuant to the Companies Act (Revised) of the Cayman Islands, with ClimateRock being the surviving entity, upon the terms contained in the Plan of Merger (as defined below) (the “Merger”) be and is hereby authorized, approved, adopted, ratified, and confirmed in all respects;

RESOLVED, as a special resolution, that the provisions of a plan of merger between ClimateRock and Merger Sub in the form of the plan of merger attached to the proxy statement/prospectus relating to the Meeting as Annex E but subject to such amendments as may be approved by any director of ClimateRock (the “Plan of Merger”) be and are hereby authorized, approved, adopted, ratified, and confirmed in all respects;

RESOLVED, as a special resolution, that the amendment and restatement of the amended and restated memorandum and articles of association of ClimateRock (as the Surviving Company (as defined in the Plan of Merger)) on the Effective Date (as defined in the Plan of Merger) in the form set out in Schedule 2 to the Plan of Merger be and is hereby authorized, approved, adopted, ratified, and confirmed in all respects;

RESOLVED, as a special resolution, that the directors of ClimateRock be and are hereby authorized to make such amendments to the draft Plan of Merger, and to settle all documentation and to take any steps necessary to give effect to the foregoing resolutions as they shall, in their absolute discretion, think fit; and

RESOLVED, as a special resolution, that the Plan of Merger be executed by any one director on behalf of ClimateRock and any one director, Ogier Global (Cayman) Limited or ClimateRock’s registered office provider be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands and to make such additional filings or take such additional steps as they deem necessary in respect of the Merger.”

THE CLIMATEROCK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CLIMATEROCK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows ClimateRock’s board of directors to submit a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if ClimateRock deems it necessary or appropriate, including, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal or the Merger Proposal. In no event will ClimateRock solicit proxies to adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and Cayman Islands law. The purpose of the Adjournment Proposal is to provide additional time for the ClimateRock Initial Shareholders, EEW and the EEW Shareholders to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of ClimateRock’s Directors and Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If an adjournment proposal is presented to the Meeting and is not approved by the shareholders, the chairman of the Meeting will not have the power, under ClimateRock’s amended and restated memorandum and articles of association, to adjourn the Meeting. As a result, a new extraordinary general meeting would need to be called before the ClimateRock shareholders could vote on Proposals again.

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require an ordinary resolution, being a resolution passed at the Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

“RESOLVED, AS AN ORDINARY RESOLUTION THAT the adjournment of the Meeting by the chairman thereof to a later date to be determined by the chairman, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the Proposals, in the event ClimateRock does not receive the requisite shareholder vote to approve the foregoing proposals, be and is hereby confirmed, ratified and approved in all respects.”

THE CLIMATEROCK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLIMATEROCK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

DESCRIPTION OF THE PUBCO OFFER

The following is a description of the principal terms of the Pubco Offer. Some of the terms and conditions described below are subject to important limitations and exceptions. You are urged to read this proxy statement/prospectus, including the appendices and exhibits, in their entirety prior to making any decision as to the matters described therein. The below description of the principal terms of the Pubco Offer is qualified in its entirety by the description of the Pubco Offer in the exchange offer prospectus under which the Pubco Offer is intended to be made. The terms and conditions of the Pubco Offer are governed in their entirety by the exchange offer prospectus, and this description and the terms set forth herein shall not have any governing effect on the terms and conditions of the Pubco Offer. All EEW Shareholders should read the Pubco Offer Document in its entirety.

In connection with the Pubco Offer, Pubco is relying on the Tier I exemption from U.S. tender offer rules provided in Rule 14d-1(c) of the Exchange Act. However, Pubco is not relying on the corresponding cross-border exemption (Rule 802) from the registration requirement of Section 5 of the Securities Act of 1933, as amended. Instead, Pubco is registering on this Registration Statement on Form F-4, of which the proxy statement/prospectus and exchange offer prospectus form a part, the Pubco Ordinary Shares that will be issued to the holders of EEW ordinary shares at the closing of the Pubco Offer.

Overview

Pursuant to the Business Combination Agreement and subject to the terms and conditions set forth therein, Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving entity, and as a result ClimateRock shall become a wholly-owned subsidiary of Pubco. In order for Pubco to acquire EEW, Pubco is making an offer to acquire each issued and outstanding EEW share in consideration for the issue and allotment of Pubco Ordinary Shares, all upon the terms and subject to the conditions set forth in the Pubco Offer Document and in accordance with the applicable provisions of the Cayman Act and the laws of England and Wales.

Following completion of the Pubco Offer, each EEW Shareholder will own Pubco, and EEW and ClimateRock will be subsidiaries of Pubco. It is expected that Pubco will be listed on the Nasdaq Stock Market.

Pubco believes that it currently has the necessary irrevocable commitments from existing EEW Shareholders to implement the Pubco Offer for EEW as stated in the Pubco Offer Document irrespective of the level of additional acceptances received.

The Pubco Offer is subject to a number of conditions set forth under “— Conditions to the Pubco Offer.”

The Pubco Offer is not being made available, directly or indirectly, in, into or from any jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favor of the Pubco Offer by any such use, means, instrumentality or from within a jurisdiction if to do so would constitute a violation of the laws of that jurisdiction.

Pubco Offer Consideration

Under the terms of the Pubco Offer, EEW Shareholders will be entitled to receive, for each EEW Share, a number of Pubco Ordinary Shares equal to the Per Share Price (as defined in the Business Combination Agreement) divided by the Redemption Price.

The base consideration to be offered by Pubco to the EEW Shareholders shall be a number of Pubco Ordinary Shares with an aggregate value equal to $500,000,000, with each Pubco Ordinary Share valued at an amount equal to the Redemption Price.

In addition to the base consideration, as set forth above, the EEW Shareholders will also have a contingent right to receive as additional consideration from Pubco, a number of additional Pubco Ordinary Shares (the “Earnout Shares”), equal to (i) $150,000,000 divided by (ii) the Redemption Price (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted). The EEW Shareholders shall be entitled to receive all of the Earnout Shares (and their right to receive the Earnout Shares shall vest and become due and issuable) in the event that the consolidated gross revenue of Pubco and its subsidiaries for the calendar year ending December 31, 2023 (the “2023 Gross Revenues”), as reported in the audited financial statements set forth in Pubco’s annual report on

Form 10-K as filed with the SEC, is at least $52,000,000 (as may be adjusted for acquisitions as provided for in the Business Combination Agreement). If the 2023 Gross Revenues is less than $52,000,000 the EEW Shareholders will not be entitled to receive any Earnout Shares.

The Pubco Offer extends to all issued and to be issued EEW Shares before the date on which the Pubco Offer becomes unconditional in all respects. Pursuant to EEW’s articles of association, any ordinary shares in EEW issued after the Pubco Offer becomes unconditional in all respects shall be automatically sold and transferred to Pubco for consideration equivalent to that offered pursuant to the Pubco Offer.

Important Notices

The Pubco Offer, when made, will be subject to a number of conditions set forth under “—Conditions to the Pubco Offer.” The conditions to the Pubco Offer must be satisfied or, where permissible, waived, prior to September 30, 2023. If the conditions have not been satisfied, or, where permissible, waived, and the Pubco Offer lapses, EEW Shareholders who have accepted the Pubco Offer will have their share certificates and other relevant documents returned to them (if held in certified form) or their shares transferred back to their accounts (if held in uncertified form).

Subject to the Pubco Offer becoming or being declared unconditional in all respects, settlement of the consideration to which any EEW Shareholder is entitled under the Pubco Offer will be effected: (i) in the case of acceptances received, complete in all respects, by           , by           ; and (ii) in the case of acceptances received, complete in all respects, after the              but while the Pubco Offer remains open for acceptance, simultaneously with the settlement of consideration to EEW Shareholders whose EEW Shares are obtained through the compulsory acquisition process.

Settlement of the consideration to which any EEW Shareholder is entitled under the Pubco Offer will be implemented in full in accordance with the terms of the Pubco Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Pubco may otherwise be, or claim to be, entitled against that EEW Shareholder. Pubco reserves the right not to send any consideration to an address in any restricted jurisdiction.

Pubco Offer Timetable

The Pubco Offer will commence on the day the Pubco Offer Document is circulated to EEW Shareholders and end on whichever of the following dates shall be the latest: (i)                (London time) on               ; (ii) the date on which the Pubco Offer lapses; and (iii) the date on which the Pubco Offer becomes unconditional in all respects. Pubco may extend the Pubco Offer timetable with consent of EEW.

Board Recommendation

The board of EEW considers the Pubco Offer to be in the best interests of the EEW Shareholders as a whole and most likely to promote the success of EEW. Accordingly, the EEW board unanimously recommends the EEW Shareholders to accept the Pubco Offer.

Shareholder Commitments

Concurrently with execution of the Business Combination Agreement, the Kumlin Shareholders entered into Shareholder Commitment Letters with Pubco, pursuant to which, among other things, the Kumlin Shareholders irrevocably agreed to accept the Pubco Offer when it is made and not withdraw such acceptance.

Conditions to the Pubco Offer

The Pubco Offer shall be subject to the following two conditions: (i) the holders of not less than 90% of the EEW ordinary shares (or such lower percentage as Pubco, with the consent of EEW, may decide) shall have accepted the Pubco Offer, and (ii) all of the other conditions under the Business Combination Agreement shall have been either satisfied or waived.

Regulatory Approvals

Completion of the Pubco Offer is not conditional on obtaining any regulatory approvals, other than those included in the Business Combination Agreement.

Lapsing of the Pubco Offer

The Pubco Offer will lapse unless all of the conditions to closing have been fulfilled or, where permitted, waived or, where appropriate, have been determined by Pubco to be or remain satisfied, by midnight (London time) on September 30, 2023 (or, in each case, such later date as Pubco and EEW may determine).

If the Pubco Offer lapses for any reason, the Pubco Offer will cease to be capable of further acceptance, and Pubco and accepting EEW Shareholders will cease to be bound by acceptances of the Pubco Offer delivered on or before the time when the Pubco Offer lapses.

Pubco does not have a right to withdraw or terminate the Pubco Offer during the Pubco Offer.

Acceptance

To accept the Pubco Offer in respect of EEW Shares held in certificated form (that is, not in CREST), EEW Shareholders must complete the form of acceptance accompanying the Pubco Offer Document in accordance with the instructions set out in the Pubco Offer Document and on the form of acceptance.

To accept the Pubco Offer in respect of EEW Shares held in uncertificated form, EEW Shareholders must send (or, if EEW Shareholders are a CREST sponsored member, procure that their CREST sponsor sends) to Euroclear a TTE instruction in relation to such shares in accordance with the instructions set out in the Pubco Offer Document.

Withdrawal Rights

EEW Shareholders will be bound by their acceptances throughout the duration of the Pubco Offer. Any acceptance of the Pubco Offer is therefore binding and irrevocable for EEW Shareholders and cannot be withdrawn.

Fractional Pubco Ordinary Shares

No fraction of a Pubco ordinary share will be issued, and each EEW Shareholder who would otherwise be entitled to a fraction of a Pubco ordinary share (after aggregating all fractional Pubco ordinary shares that otherwise would be received by such holder) shall instead have the number of Pubco ordinary shares issued to such person rounded down in the aggregate to the nearest whole Pubco ordinary share.

Lock-Up

Under the terms of the Pubco Offer, any EEW Shareholder holding more than 10% of the Pubco Ordinary Shares following the Closing will be subject to a lock-up period until six months after the date of the Closing, subject to (i) certain limited customary exceptions, and (ii) an exception that permits transfers of Pubco Ordinary Shares that do not, in aggregate with all transfers by all other EEW Shareholders subject to the lock-up, deliver proceeds to such shareholders which in aggregate exceed US$ 20,000,000.

Compulsory Acquisition

Upon the Pubco Offer being declared unconditional, to the extent not all EEW Shareholders have accepted the Pubco Offer by           , Pubco shall, if it is entitled to do so, serve compulsory acquisition notices, in accordance with the sections 979 to 982 of the UK Act, on such EEW Shareholders, pursuant to which Pubco will be entitled to compulsorily acquire the EEW shares of any EEW Shareholder that has not accepted the Pubco Offer on the same terms as the Pubco Offer.

Pubco believes that it currently has the necessary irrevocable shareholder commitments from existing EEW Shareholders to implement the Pubco Offer and subsequently trigger the compulsory acquisition process, irrespective of the level of additional acceptances received under the Pubco Offer.

Any EEW Shareholder whose shares are acquired by way of compulsory acquisition will receive the consideration that EEW Shareholder is entitled to only if information required to carry out the settlement is provided and, until such time, EEW will hold the relevant consideration on trust for such EEW Shareholder.

Pursuant to the Pubco Offer, Pubco may, with the consent of EEW, decide to accept less than 90% of the EEW Shares. In such case, Pubco will not be entitled to trigger the compulsory acquisition process, and any EEW Shareholder who has not accepted the Pubco Offer will as a result remain a shareholder of EEW. Following the completion of the Business Combination Agreement, EEW will be an unlisted subsidiary of Pubco, which will materially limit the liquidity of the EEW Shares. In addition, this would result in EEW, which will be Pubco’s primary operating subsidiary and the holding company for all of Pubco’s operating assets, not becoming a wholly-owned subsidiary of Pubco, and the remaining minority EEW Shareholders would retain certain minority rights as shareholders of EEW.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of ClimateRock and E.E.W., adjusted to give effect to the Business Combination. Unless otherwise indicated or the context otherwise requires, references to the “post-combination Company” refer to Pubco and its consolidated subsidiaries after giving effect to the Business Combination.

Introduction

The following unaudited pro forma condensed combined financial information is being provided to aid in the analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheet of ClimateRock as of December 31, 2022, translated from USD to Euro, with the unaudited condensed consolidated statement of financial position of EEW, in Euro, as of December 31, 2022, giving effect to the Business Combination as if it had been consummated on that date.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the audited condensed statement of operations of ClimateRock for the year ended December 31, 2022, translated from USD to Euro, with the audited consolidated statements of profit and loss and comprehensive (loss) income for the year ended December 31, 2022 of EEW, in Euro, giving effect to the Business Combination as if it had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet was derived from and should be read in conjunction with the following historical financial statements:

•        EEW’s audited consolidated statement of financial position as of December 31, 2022, as included elsewhere in this proxy statement/prospectus and exchange offer prospectus; and

•        ClimateRock’s audited balance sheet as of December 31, 2022, as included elsewhere in this proxy statement/prospectus and exchange offer prospectus, translated from USD to Euro.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been prepared using the following:

•        EEW’s audited consolidated statement of comprehensive (loss) income for the year ended December 31, 2022, as included elsewhere in this proxy statement/prospectus and exchange offer prospectus; and

•        ClimateRock’s audited condensed statement of operations for the year ended December 31, 2022, as included elsewhere in this proxy statement/prospectus and exchange offer prospectus, translated from USD to Euro.

Description of the Business Combination

On August 3, 2023, ClimateRock entered into an Amended and Restated Business Combination Agreement with Pubco, Merger Sub and EEW. Pursuant to the Business Combination Agreement, (a) Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the Merger, as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b)(i) Pubco will make an offer to acquire each issued and outstanding EEW ordinary share in exchange for Pubco Ordinary Shares and (ii) Pubco shall also offer each holder of EEW’s outstanding vested options to purchase EEW ordinary shares, replacement options to purchase Pubco Ordinary Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Act and the laws of England and Wales. The Business Combination Agreement supersedes the Business Combination Agreement that was entered into by ClimateRock, Pubco, Merger Sub and EEW on October 6, 2022.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, ClimateRock will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the current shareholders of EEW having a majority of the voting power of the post-combination company, EEW senior management comprising all of the senior management of the post-combination company, the relative size of EEW compared to ClimateRock, and EEW operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of EEW issuing stock for the net assets of ClimateRock, accompanied by a recapitalization. The net assets of ClimateRock will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of EEW.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable, and as it relates to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the post-combination company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. EEW and ClimateRock have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial information of ClimateRock has been adjusted to give effect to the differences between US GAAP and IFRS as issued by the IASB for the purposes of the combined unaudited pro forma financial information. No adjustments were required to convert ClimateRock’s financial statements from US GAAP to IFRS for purposes of the combined unaudited pro forma financial information, except to classify ClimateRock’s ordinary shares subject to redemption as non-current liabilities under IFRS. The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company after giving effect to the Business Combination.

The Business Combination Agreement requires that the proceeds of any PIPE Financing plus the balance of the cash held in the Trust Account, after giving effect to redemptions by the ClimateRock shareholders and the payment of Transaction expenses, to be at least €37.5 million ($40.0 million). The Business Combination Agreement also specifies that the EEW Shareholders will receive €468 million ($500 million) as base consideration and €140 million ($150 million) as contingent consideration if certain revenue targets are met as described elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared under the following two scenarios regarding the number of Public Shares that ClimateRock shareholders will redeem (with U.S. dollars and Euros converted at a rate of $1.00 per €0.93657 for the Balance Sheet and at a rate of $1.00 per 0.95126 for the Statements of Operations).

a.      Scenario 1 — No Redemptions: This scenario assumes no ClimateRock shareholders exercise their redemption rights, beyond the 5,297,862 Public Shares redeemed at the extraordinary shareholder meeting on April 27, 2023. Accordingly, the remaining 2,577,138 Public Shares eligible for redemption for an aggregate of €24.8 million ($26.5 million) would be transferred to permanent equity. To meet the Minimum Cash Condition, this scenario assumes PIPE Financing of €37.4 million ($40.0 million) or 3,884,628 shares at a price equal to the redemption price of approximately €9.64 (approximately $10.29) per share, based on the balance of the Trust Account as of December 31, 2022.

b.      Scenario 2 — Maximum Redemptions: This scenario assumes the ClimateRock shareholders holding the remaining 2,577,138 after the extraordinary shareholder meeting on April 27, 2023, choose to exercise their redemption rights in full for an aggregate of €24.8 million ($26.5 million) at a redemption price approximately €9.64 (approximately $10.29) per share based on the balance of the Trust Account as of December 31, 2022. To meet the Minimum Cash Condition, this scenario assumes PIPE Financing of €62.5 million ($66.8 million) or 6,487,798 shares at a price equal to the redemption price.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 48,587,656 ordinary shares, or €468 million at a redemption price of approximately €9.64 per share, to be issued to EEW shareholders in connection with the Business Combination Agreement under Scenarios 1 and 2.

As a result of the Business Combination and immediately following the closing of the Business Combination, assuming no ClimateRock shareholders elect to redeem their shares for cash after the extraordinary shareholder meeting on April 27th 2023, the former shareholders of EEW will own approximately 87.1% of the outstanding Pubco ordinary shares, the former shareholders of ClimateRock will own approximately 7.5% of the outstanding Pubco ordinary shares, and the PIPE investors will own approximately 5.4% of the outstanding Pubco ordinary shares (in each case, not giving effect to any shares issuable to them upon the exercise of warrants).

If the remaining 2,577,138 ordinary shares are redeemed for cash, which assumes the maximum redemption of ClimateRock ordinary shares remaining after the extraordinary shareholder meeting on April 27th 2023, the former shareholders of EEW will own approximately 87.1% of the outstanding Pubco ordinary shares, and the former shareholders of ClimateRock will own approximately 4% of the outstanding Pubco ordinary shares, and the PIPE investors will own approximately 8.9% of the outstanding Pubco ordinary shares (in each case, not giving effect to any shares issuable to them upon the exercise of warrants).

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF December 31, 2022
(in thousands except share and per share amounts)

			Scenario 1			Scenario 2
			ASSUMING NO REDEMPTIONS			ASSUMING MAXIMUM REDEMPTIONS
	ClimateRock	EEW Eco Energy World PLC	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Additional Transaction Accounting Adjustments		Pro Forma Condensed Combined
ASSETS
Non-Current assets:
Property, plant and equipment, net	€—	€25	€—		€25	€—		€25
Investment properties, at fair value	—	12,829	—		12,829	—		12,829
Investment in Associate	—	26,356	—		26,356	—		26,356
Financial assets, at fair value	—	14,385	—		14,385	—		14,385
Inventories	—	428	—		428	—		428
Deferred issuance costs	—	441	(441)	B	—	—		—
Total noncurrent assets	—	54,464	(441)		54,023	—		54,023

Current assets:
Inventories	—	3,280	—		3,280	—		3,280
Financial assets, at fair value	—	2,340	—		2,340	—		2,340
Trade and other receivables	—	4,661	—		4,661	—		4,661
Cash and cash equivalents	386	72	24,839	A	37,464	(24,839)	G	37,464
			(15,481)	B		25,089	H
			(7,205)	C		(250)	H
			(2,213)	B
			37,440	E
			(374)	E
Prepaid expenses	100	—	—		100	—		100
Cash and cash equivalents held in trust account	75,899	—	(75,899)	A	—	—		—
Total current assets	76,385	10,353	(38,893)		47,845	—		47,845
Total assets	€76,385	€64,817	€(39,334)		€101,868	€—		€101,868
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Trade and other payables	€942	€2,619	€(942)	B	€2,619	€—		€2,619
Deferred underwriting commission payable	2,213	—	(2,213)	B	—	—		—
Borrowings	450	14,470	(14,920)	B	—	—		—
Financial liability	—	—	140,486	J	140,486	—		140,486
Total current liabilities	3,605	17,089	122,411		143,105	—		143,105
Non-Current Liabilities:
Class A Ordinary Shares, $0.0001 par value, subject to possible redemption. 7,875,000 shares at redemption value of $10.29 per share, including dividends earned in trust account	75,899	—	(75,899)	A	—	—		—
Total non-current liabilities	75,899	—	(75,899)		—	—		—
Total liabilities	€79,504	€17,089	€46,512		€143,105	€—		€143,105

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF December 31, 2022 — (CONTINUED)
(in thousands except share and per share amounts)

			Scenario 1			Scenario 2
			ASSUMING NO REDEMPTIONS			ASSUMING MAXIMUM REDEMPTIONS
	ClimateRock	EEW Eco Energy World PLC	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Additional Transaction Accounting Adjustments		Pro Forma Condensed Combined
Stockholders’ Equity/Deficit
Class A Ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 118,125 issued and outstanding (excluding 7,8785,000 shares subject to possible redemption as of December 31, 2022)	—	—	—		—	—		—
Class B Ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 1,968,750 shares issued and outstanding as of December 31, 2022	—	—	—		—	—		—
Additional paid-in capital	—	—	—		—	—		—
Share capital	—	5,428	(5,428)	D	6	—		6
			5	D
			—	E
			1	B
Share premium	—	4,096	(4,096)	D	(49,749)	(24,839)	G	(46,583)
			(2,095)	C		25,089	H
			468	C		(250)	H
			24,839	A		3,166	I
			5,428	D
			972	D
			24,060	F
			37,440	E
			(374)	E
			(1)	B
			(140,486)	J
Capital contribution reserve	—	4,934	—		4,934	—		4,934
Foreign exchange reserve	—	111	—		111	—		111
Share-based payment reserve	—	1,465	—		1,465	—		1,465
Retained earnings (Accumulated deficit)	(3,119)	31,694	3,119	D	1,996	(3,166)	I	(1,170)
			(5,578)	C
			(24,060)	F
			(60)	B
Total stockholders’ equity (deficit)	(3,119)	47,728	(85,846)		(41,237)	—		(41,237)
Total Liabilities and Stockholders’ Deficit	€76,385	€64,817	€(39,334)		€101,868	€—		€101,868

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands except share and per share amounts)

	For the 12 months ended December 31, 2022	For the 12 months ended December 31, 2022	Scenario 1			Scenario 2
			ASSUMING NO REDEMPTIONS			ASSUMING MAXIMUM REDEMPTIONS
	ClimateRock	EEW Eco Energy World PLC	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Additional Transaction Accounting Adjustments		Pro Forma Condensed Combined
Revenue from contracts with customers	€—	€(259)	€—		€(259)	€—		€(259)
Fair value gains on investment property	—	4,902	—		4,902	—		4,902
Administrative expenses	—	(5,495)	(24,060)	B	(29,555)	(3,166)	B	(32,721)
Formation and operating costs	(1,682)	—	(5,666)	C	(7,348)	—		(7,348)
Operating loss	(1,682)	(852)	(29,726)		(32,260)	(3,166)		(35,426)

Other gain and losses	—	(122)	—		(122)	—		(122)
Finance costs	—	(836)	—		(836)	—		(836)
(Loss) gain on extinguishment of debt	—	(2,845)	381	D	(2,464)	—		(2,464)
Unrealized investment income on trust account	1,054	—	(1,054)	E	—	—		—
Unrealized foreign exchange loss	(15)	—	—		(15)	—		(15)
Net loss before income tax	(643)	(4,655)	(30,399)		(35,697)	(3,166)		(38,863)

Net loss for the year/period	€(643)	€(4,655)	€(30,399)		€(35,697)	€(3,166)		€(38,863)

Net loss for the year/period attributable to equity holders of the parent company	€(643)	€(4,655)	€(30,399)		€(35,697)	€(3,166)		€(38,863)

Weighted average shares outstanding of redeemable common stock	5,264,384	—	52,659,413	A	57,923,797	26,032	A	57,949,829
Basic and diluted net loss per share, redeemable common stock (Euro Cents)	(0.12)		Basic and diluted net loss per share, common stock attributable to combined		(0.62)	Basic and diluted net loss per share, common stock subject to possible redemption		(0.67)
Weighted average shares outstanding of non-redeemable common stock	2,016,637	108,436,242
Basic and diluted net loss per share, non-redeemable common stock (Euro Cents)	(0.32)	(4.29)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME
(in thousands except share and per share amounts)

	For the 12 months ended December 31, 2022	For the 12 months ended December 31, 2022	Scenario 1		Scenario 2
			ASSUMING NO REDEMPTIONS IN CASH		ASSUMING MAXIMUM REDEMPTIONS IN CASH
	ClimateRock	EEW Eco Energy World PLC	Transaction Accounting Adjustments	Pro Forma Condensed Combined	Additional Transaction Accounting Adjustments	Pro Forma Condensed Combined
Net loss for the year	€(643)	€(4,655)	€(30,399)	€(35,697)	€(3,166)	€(38,863)

Other comprehensive loss:
Items that may be reclassified to net profit or loss:
Foreign currency translation differences	—	(342)	—	(342)	—	(342)
Total other comprehensive loss for the year	—	(342)	—	(342)	—	(342)

Total comprehensive loss for the year	€(643)	€(4,997)	€(30,399)	€(36,039)	€(3,166)	€(39,205)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 — Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with IFRS. Under this method of accounting, ClimateRock will be treated as the “accounting acquiree” and EEW as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of EEW issuing shares for the net assets of ClimateRock, followed by a recapitalization. The net assets of ClimateRock will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of EEW.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022, assumes that the Business Combination and related transactions occurred on December 31, 2022. The audited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the audited condensed statement of operations of ClimateRock for the year ended December 31, 2022 with the historical audited consolidated statements of profit and loss and comprehensive (loss) income for the year ended December 31, 2022 of EEW, giving effect to the Business Combination as if it had been consummated on January 1, 2022, the beginning of the earliest period presented. These periods are presented on the basis that EEW is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that ClimateRock believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. ClimateRock believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information assumes that the contingent consideration will be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, and operating efficiencies that may be associated with the Business Combination.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of ClimateRock and EEW.

NOTE 2 — Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

NOTE 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Only Transaction Accounting Adjustments, and not Management’s Adjustments, are presented in the unaudited pro forma condensed combined financial information. EEW and ClimateRock have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts as of December 31, 2022, presented in the unaudited pro forma condensed combined statement of operations are based upon the number of EEW’s shares outstanding, assuming the Business Combination and related transactions occurred on the earliest period presented: January 1, 2022.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

(A)    Reflects the release of cash from investments held in the trust account from ClimateRock’s Initial Public Offering (“IPO”) consummated on May 2, 2022, and subsequent exercise of redemptions by ClimateRock shareholders after the extraordinary shareholder meeting on April 27, 2023 and assumes no ClimateRock shareholder exercise their redemption rights after the extraordinary shareholder meeting.

(B)    Reflects the payment of ClimateRock’s related party borrowings, accrued liabilities and deferred underwriting commission fee, EEW’s borrowings, and deferred costs converted into equity.

(C)    Reflects the transaction fees of €7.7 million, which represents preliminary estimated transaction costs expected to be incurred by ClimateRock and EEW of approximately €5.6 million and €2.1 million, respectively, for legal, merger & acquisition consulting, accounting, advisory, and printing fees incurred as part of the Business Combination. None of these fees have been accrued as of the pro forma balance sheet date. Of the €7.7 million, €0.5 million was paid in equity.

(D)    Reflects the recapitalization of EEW through (a) the contribution of all share capital in EEW to ClimateRock, (b) the issuance of 48,587,656 Pubco Ordinary Shares in connection with the merger (base consideration), and (c) the elimination of ClimateRock’s historical accumulated deficit.

(E)    Reflects the PIPE Financing needed to meet the Minimum Cash Condition for Scenario 1, as well as payment of related fees.

(F)    Reflects the adjustments to retained earnings to record an expense in accordance with IFRS 2 for the excess of the value of the Pubco Ordinary Shares issued to ClimateRock stockholders over the fair value of ClimateRock’s identifiable net assets acquired, representing a listing cost for Scenario 1.

(G)    Reflects the redemption of 2,577,138 ClimateRock shares by ClimateRock’s Public Shareholders in Scenario 2, including the payment of €24.8 million.

(H)    Reflects the PIPE Financing needed to meet the Minimum Cash Condition for Scenario 2, as well as the payment of related fees.

(I)     Reflects the incremental adjustments to retained earnings to record an expense in accordance with IFRS 2 for the excess of the value of the Pubco Ordinary Shares issued to ClimateRock stockholders over the fair value of ClimateRock’s identifiable net assets acquired, representing a listing cost for Scenario 2.

(J)     Reflects the recording of the €140 million contingent consideration, as it is more likely than not that the full earnout will be achieved, to be issued to the EEW Shareholders after the earnout period. The shares will be accounted for as a liability in accordance with IAS 32 following the consummation of the Business Combination.

The share-based compensation related to the listing cost is calculated as:

	In Euro thousands, unless otherwise denoted
	Scenario 1	Scenario 2
Fair Value of EEW Eco Energy World PLC(1)	€608,771	€608,771
Equity interest in Pubco that will be issued to ClimateRock shareholders at the closing of the transaction contemplated by the Business Combination agreement(2)	7.52%	3.96%
Deemed fair value of shares issued by Pubco to ClimateRock shareholders	45,780	24,107
Less: ClimateRock net assets(3)	21,720	(3,119)
Share-based compensation for listing cost	€24,060	€27,226

____________

(1)      $650M USD total (base and contingent) consideration converted from USD to EUR at a rate of 0.93657 USD per EUR, as it is more likely than not that the full earnout will be achieved.

(2)      Equity interest is calculated based upon the shares issued to ClimateRock shareholders using weighted average shares calculation seen below in Note 3.

(3)      Net assets of ClimateRock are calculated as assets minus liabilities based upon the audited financial statements of ClimateRock as of December 31, 2022, and converted from USD to EUR at a rate of 0.93657 USD per EUR. Scenario 1 reflects the reduction of net assets for the redemption payment to Public Shareholders that elected to redeem in connection with the extraordinary shareholder meeting on April 27th, 2023. Scenario 2 reflects the further reduction of net assets for the redemption payment to all redeeming Public Shareholders.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(A)    The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial public offering occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

(B)    Reflects the adjustments to general and administrative expenses in accordance with IFRS 2 for the excess of the value of Pubco Ordinary Shares issued in exchange for the outstanding equity of ClimateRock over the net identifiable assets acquired. This results in a charge of (i) €24.1 million in Scenario 1 and (ii) €27.2 million in Scenario 2, resulting in an incremental expense of €3.2 million. See adjustment F and I to the pro forma condensed combined balance sheet above for details regarding the calculation of the share-based compensation expense for the listing cost.

(C)    Reflects the transaction fees of €5.7 million, which represents preliminary estimated transaction costs expected to be incurred by ClimateRock €5.7 million for legal, merger & acquisition consulting, accounting, advisory, and printing fees incurred as part of the Business Combination. EEW transactions costs meet the criteria of issuance costs under IAS 32; therefore, the costs are recorded as a reduction to equity.

(D)    Reflects the reduction of the fair value of the embedded derivative to reflect the cash settlement of the convertible debt borrowings of EEW.

(E)    Reflects the adjustment to eliminate the unrealized investment income on the trust account.

The following presents the calculation of basic and diluted weighted average shares outstanding under the two scenarios for Public Shareholder redemptions as of December 31, 2022.

	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
Weighted average shares calculation, basic and diluted:
ClimateRock Public Shares	3,364,638	787,500
ClimateRock Founder Shares	1,968,750	1,968,750
ClimateRock Private Placement Shares	118,125	118,125
Issuance of PIPE Shares in business combination	3,884,628	6,487,798
Issuance of Pubco Ordinary Shares to EEW in business combination (base consideration)	48,587,656	48,587,656
Weighted average shares outstanding(1)	57,923,797	57,949,829
Percent of Shares owned by existing EEW holders	84%	84%
Percent of Shares owned by existing holders of ClimateRock shares	9%	5%
Percent of Shares owned by PIPE holders	7%	11%

____________

(1)      Contingently issued shares of 14,576,297 to EEW shareholders are not included in basic earnings per share and are excluded from dilutive earnings per share due to their anti-dilutive effect resulting from the Company’s net loss per share.

Note 4 — Conversion of Reporting Currency for ClimateRock

The financial statements of ClimateRock were originally prepared in United States Dollars. For purposes of the pro forma financial statements, all amounts in the December 31, 2022 balance sheet were converted to Euros using a published exchange rate on that date of $0.93657 per Euro. All statements of operations and statement of comprehensive income amounts for the year ended December 31, 2022 were converted to Euros using the average exchanges rates for the period of $0.95126 per Euro.

USE OF PROCEEDS

Pubco estimates that at least US$40.0 million (assuming maximum redemptions) will be made available to it as a result of the Business Combination. The total amount received will depend on, among other things, the total number of ClimateRock’s Public Shares to be redeemed as discussed in this proxy statement/prospectus and exchange offer prospectus under “Extraordinary General Meeting of Shareholders — Redemption Rights.” Pubco expects to use a substantial portion of the funds it will receive from the Business Combination for general corporate purposes, which may include working capital needs, development of new and ongoing greenfield projects and funding potential projects and/or corporate acquisitions.

INFORMATION RELATED TO PUBCO

Pubco was incorporated under the laws of the Cayman Islands on September 23, 2022, solely for the purpose of effectuating the Business Combination. Pubco owns no material assets other than 100% of the shares in Merger Sub and does not operate any business.

On September 23, 2022, Pubco issued one ordinary share to one shareholder for a total consideration of $0.0001. This share represents all shares in the capital of Pubco that are currently issued and outstanding and will be surrendered for nil consideration immediately following adoption of the Amended and Restated Memorandum and Articles of Association of Pubco and the issuance of new securities as contemplated hereby. For descriptions of Pubco securities, please see the section of this proxy statement/prospectus and exchange offer prospectus entitled “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the sole director of Pubco is Per Regnarsson, and the sole shareholder of Pubco is ClimateRock Holdings Topco Limited, the sole shareholder of which is Per Regnarsson. After the consummation of the Business Combination, Pubco will be renamed E.E.W. Eco Energy World Group and its principal executive office will be that of EEW, located at 13 Hanover Square, London, W1S 1HN United Kingdom.

Legal Proceedings

From time to time, Pubco, EEW or any of their respective subsidiaries may become involved in legal proceedings or be subject to claims arising in the ordinary course of their business. None of Pubco, EEW or any of their respective subsidiaries is currently a party to any legal proceedings, the outcome of which, if determined adversely, would individually or in the aggregate have a material adverse effect on their business or financial condition.

OTHER INFORMATION RELATED TO CLIMATEROCK

References in this section to “ClimateRock”, “Company”, “we”, “our” or “us” refer to ClimateRock, a Cayman Islands exempted company.

Introduction

ClimateRock is a blank check company formed as a Cayman Islands exempted company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Prior to executing the Business Combination Agreement with EEW, ClimateRock’s efforts were limited to organizational activities, completion of its Initial Public Offering, pursuing a prospective business combination and evaluation of other possible business combinations.

Initial Public Offering

ClimateRock is a blank check company incorporated in the Cayman Islands on December 6, 2021. ClimateRock was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination or other similar business combination with one or more businesses or entities.

On May 2, 2022, ClimateRock consummated its IPO of 7,875,000 Public Units, which included the underwriters’ partial exercise of over-allotment option, at a price of $10.00 per Public Unit, generating gross proceeds of $78,750,000. Simultaneously with the closing of the IPO, ClimateRock consummated the private placement of an aggregate of 3,762,500 Private Warrants at a price of $1.00 per Warrant, generating gross proceeds of $3,762,500. The total offering generated an aggregate amount of gross proceeds of $82,512,500 to ClimateRock.

Following the Initial Public Offering and the simultaneous private placement, a total of $79,931,250 was deposited into the Trust Account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Initial Public Offering was conducted pursuant to registration statements on Form S-1 (File No. 333-263542) that became effective on April 27, 2022. Except as described in the prospectus for ClimateRock’s Initial Public Offering and in the section entitled “Other Information Related to ClimateRock — ClimateRock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and ClimateRock’s Redemption of 100% of the issued and outstanding Public Shares upon its failure to consummate a business combination within the required time period under ClimateRock’s organizational documents.

In addition, ClimateRock issued to Maxim and/or its designees, 118,125 Class A ordinary shares upon the consummation of the Initial Public Offering. Maxim has agreed not to transfer, assign, or sell any such shares until the completion of the Business Combination. In addition, Maxim has agreed: (i) to waive its redemption rights with respect to such shares in connection with the completion of the Business Combination; and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if ClimateRock fails to complete its Business Combination within 12 months (or 18 months, as applicable) from the closing of the Initial Public Offering.

ClimateRock’s original deadline to consummate an initial business combination was 12 months from the closing of its Initial Public Offering (or May 2, 2023), which could be extended by six months (to November 2, 2023) if (among other things) the Sponsor deposited additional funds into the Trust Account. On April 27, 2023, ClimateRock held an extraordinary general meeting of shareholders and approved, among other things, an amendment to ClimateRock’s amended and restated memorandum and articles of association to (i) extend the date by which ClimateRock would be required to consummate a business combination from November 2, 2023 to May 2, 2024 (and (ii) to permit ClimateRock’s board of directors, in its sole discretion, to elect to wind up ClimateRock’s operations on a date earlier than May 2, 2024.

Recent Developments

The Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination (the “Working Capital Loans”). If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Private Warrants at a price of $1.00 per Warrant (the “Working Capital Warrants”). If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into the following four loan agreements (the “Eternal Loans”) with Eternal BV, a company controlled by Charles Ratelband V, the Executive Chairman of ClimateRock’s board of directors.

•        On September 21, 2022, ClimateRock entered into a loan agreement with Eternal BV, in the principal amount of up to $180,000, on an unsecured basis and bearing no interest. The loan was available to be drawn from September 21, 2022 to March 31, 2023 and its maturity date is March 31, 2024. As of August 1, 2023, the outstanding balance of the loan was $180,000.

•        On November 12, 2022, ClimateRock entered into a loan agreement with Eternal BV, in the principal amount of up to $300,000, on an unsecured basis and bearing no interest. The loan was available to be drawn from November 12, 2022 to March 31, 2023 and its maturity date is March 31, 2024. As of August 1, 2023, the outstanding balance of the loan was $300,000.

•        On January 29, 2023, ClimateRock entered into a loan agreement with Eternal BV, in the principal amount of up to $50,000, on an unsecured basis and bearing no interest. The loan was available to be drawn from January 29, 2023 to March 31, 2023 and its maturity date is March 31, 2025. As of August 1, 2023, the outstanding balance of the loan was $50,000.

•        On April 12, 2023, ClimateRock entered into a loan agreement with Eternal BV for a loan facility in the principal amount of up to $500,000, on an unsecured basis and bearing no interest. The loan was available to be drawn down in four installments: $150,000 on April 12, 2023, $125,000 on May 3, 2023, $125,000 on June 3, 2023, and $100,000 on July 3, 2023. The maturity date of the loan is the earlier of May 1, 2024 or the date of the consummation of ClimateRock’s initial business combination. As of August 1, 2023, the outstanding balance of the loan was $400,000.

On December 20, 2022, ClimateRock’s management, together with the audit committee of the Board of Directors concluded that its unaudited financial statements as of September 30, 2022 contained in its Quarterly Report on Form 10-Q filed with the SEC on November 9, 2022 (the “10-Q”), should no longer be relied upon due to certain errors made in the recording and accruing of certain expenses for such reporting period.

During the fiscal quarter ended September 30, 2022, ClimateRock incurred certain legal expenses with two vendors in connection with the Business Combination Agreement. Such services were delivered throughout the third quarter of 2022, but the fees were not properly recorded in accordance with U.S. Generally Accepted Accounting Principles. This resulted in a misstatement of the previously reported balances included in the 10-Q.

In view of the above, ClimateRock’s Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of its disclosure controls and procedures. Based upon their re-evaluation, they concluded that ClimateRock’s disclosure controls and procedures were not effective during the period of time the error described above persisted, due to a material weakness in internal controls over financial reporting in ClimateRock’s accrual process. In light of this material weakness, ClimateRock performed additional analysis as deemed necessary to ensure that its unaudited interim financial statements were prepared in accordance with U.S. generally accepted accounting principles.

ClimateRock restated the financial statements identified above in its Quarterly Report on Form 10-Q/A, which was filed with the SEC on December 21, 2022. ClimateRock’s management intends to implement remediation steps to improve its disclosure controls and procedures and its internal controls over financial reporting. Specifically, ClimateRock’s management intends to work closely with its financial advisors to ensure balances being recorded at each period end represent the accurate amounts ClimateRock owes. As of March 31, 2023, ClimateRock remediated the material weaknesses through activities including more clearly defined Management oversight and implemented key controls, including defining appropriate levels of precision for cut-off testing.

On April 27, 2023, ClimateRock shareholders approved the extension of the Business Combination Deadline from November 2, 2023 to May 2, 2024 (the “Extension Amendment”) and approved the amendment to ClimateRock’s restated memorandum and articles of association to permit the ClimateRock Board, in its sole discretion, to elect to wind up ClimateRock’s operations on a date earlier than May 2, 2024. In connection with the approval of the Extension Amendment, shareholders elected to redeem an aggregate of 5,297,862 Public Shares. As a result, an aggregate of $55,265,334.22 million (or approximately $10.43 per share) was released from the Trust Account to pay such shareholders and 4,664,012 Public Shares were issued and outstanding on April 27, 2023. In connection with the Extension Amendment, on May 2, 2023, ClimateRock issued a promissory note (the “Extension Note”) in the aggregate principal amount of up to $900,000 (the “Extension Funds”) to the Sponsor, pursuant to which the Sponsor agreed to provide ClimateRock with equal monthly installments of $75,000 ($0.029 per remaining Public Share) to be deposited into the Trust Account until ClimateRock consummates its initial business combination. As of August 1, 2023, ClimateRock has drawn under the Extension Note and deposited into the Trust Account $300,000.

Fair Market Value of Target Business

The target business or businesses that ClimateRock acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for its initial business combination, although ClimateRock may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. ClimateRock’s board of directors determined that this test was met in connection with the proposed Business Combination with EEW.

Shareholder Approval of Business Combination

Under ClimateRock’s amended and restated memorandum and articles of association, in connection with any proposed business combination, if ClimateRock seeks shareholder approval of an initial business combination at a meeting called for such purpose, Public Shareholders must be offered the opportunity to redeem their Public Shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for ClimateRock’s Initial Public Offering. Accordingly, in connection with the Business Combination with EEW, the ClimateRock Public Shareholders may seek to redeem their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with the Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, all of ClimateRock’s Initial Shareholders have agreed to vote the Founder Shares as well as any ordinary shares acquired in the aftermarket in favor of such proposed business combination.

No directors or officers of ClimateRock have purchased any securities of ClimateRock in any open market transactions.

Sponsor Loans and Related Party Loans

The Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination (the “Working Capital Loans”). If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Private Warrants at a price of $1.00 per Warrant (the “Working Capital Warrants”). If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into four loan agreements (the “Eternal Loans”) with Eternal BV, a company controlled by Charles Ratelband V, the Executive Chairman of ClimateRock’s board of directors. The Eternal Loans are unsecured and do not bear interest and mature on various dates between March 31, 2024 and March 31, 2025. As of August 1, 2023, ClimateRock has drawn a total of $1,030,000 under the Eternal Loans. Each member of ClimateRock’s board of directors has been informed of Mr. Ratelband’s material interest in the Eternal Loans, and upon the approval and recommendation of ClimateRock’s audit committee, ClimateRock’s board of directors has determined that the loans are fair and in the best interests of ClimateRock and has voted to approve the loans.

Liquidation if No Business Combination

If ClimateRock has not completed an initial business combination by May 2, 2024 (or any later date to which it may be extended, the “Business Combination Deadline”), it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the issued and outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to us but net of taxes payable, divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

There will be no redemption rights or liquidating distributions with respect to ClimateRock’s warrants and rights, which will expire worthless if ClimateRock fails to complete its initial business combination by the Business Combination Deadline.

The Sponsor, officers and directors have entered into a letter agreement with ClimateRock, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if ClimateRock fails to complete its initial business combination by the Business Combination Deadline. However, if the Sponsor, officers or directors acquire public shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if ClimateRock fails to complete its initial business combination by the Business Combination Deadline.

The Sponsor, officers and directors have agreed, pursuant to a written agreement with ClimateRock, that they will not propose any amendment to ClimateRock’s amended and restated memorandum and articles of association (i) to modify the substance or timing of ClimateRock’s obligation to redeem 100% of its public shares if it does not complete its initial business combination by May 2, 2024 or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless ClimateRock provides its public shareholders with the opportunity to redeem their ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to ClimateRock to pay its income taxes divided by the number of then issued and outstanding public shares. However, ClimateRock may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 either immediately prior to or immediately after the consummation of its initial business combination and after payment of underwriters’ fees and commissions (so that ClimateRock is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that ClimateRock cannot satisfy the net tangible asset requirement (described above), ClimateRock would not proceed with the amendment or the related redemption of its public shares at such time.

ClimateRock expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account, although ClimateRock cannot assure you that there will be sufficient funds for such purpose. ClimateRock will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any franchise and income tax obligations it may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay franchise and income taxes on interest income earned on the Trust Account balance, ClimateRock may request the trustee to release to it an additional amount of up to $50,000 of such accrued interest to pay those costs and expenses.

If ClimateRock were to expend all of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon its dissolution would be approximately $10.15. The proceeds deposited in the Trust Account could, however, become subject to the claims of its creditors which would have higher priority than the claims of its public shareholders. There can be no assurance that the actual per-share redemption amount received by shareholders will not be substantially less than $10.15.

Although ClimateRock will seek to have all vendors, service providers, prospective target businesses or other entities with which ClimateRock do business execute agreements with ClimateRock waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, its management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where ClimateRock may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. UHY LLP, ClimateRock’s independent registered public accounting firm, and the underwriters of the offering, will not execute agreements with ClimateRock waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with ClimateRock and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to ClimateRock, or a prospective target business with which ClimateRock has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below $10.15 per Public Share (or any lesser amount resulting from reductions in the value of the trust assets), less taxes payable. However, that liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under its indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, ClimateRock has not asked the Sponsor to reserve for such indemnification obligations, nor has ClimateRock independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of its company. Therefore, there can be no assurance that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for its initial business combination and redemptions could be reduced to less than $10.15 per public share. In such event, ClimateRock may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of ClimateRock’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below $10.15 per Public Share (or any lesser amount resulting from reductions in value of the trust assets), in each case net of any interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, its independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While ClimateRock currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that its independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. ClimateRock has not asked the Sponsor to reserve for such indemnification obligations and there can be no assurance that the Sponsor would be able to satisfy those obligations. Accordingly, there can be no assurance that due to claims of creditors the actual value of the then-applicable redemption price will not be less than $10.15 per public share.

If ClimateRock file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in its bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, ClimateRock cannot assure you that it will be able to return $10.15 per share to its public shareholders. Additionally, if ClimateRock files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by its shareholders. Furthermore, its board of directors may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, thereby exposing itself to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

ClimateRock’s public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the redemption of any public shares properly tendered in connection with (A) the completion of its initial business combination or (B) a shareholder vote to amend certain provisions of its amended and restated memorandum and articles of association to modify the substance or timing of its obligation to redeem its public shares for the Per-Share Redemption Price (as defined in ClimateRock’s amended and restated memorandum and articles of association) in accordance with its amended and restated memorandum and articles of association, and (ii) the redemption of all of its public shares if ClimateRock is unable to complete its business combination by the Business Combination Deadline, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event ClimateRock seek a shareholder approval in connection with its initial business combination, a shareholder’s voting in connection with the initial business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights as described above. These provisions of its amended and restated memorandum and articles of association, like all provisions of its amended and restated memorandum and articles of association, may be amended with a shareholder vote, subject to the limitations specified therein.

Facilities

ClimateRock currently maintains its principal executive offices at 50 Sloane Avenue, London, SW3 3DD, United Kingdom for which ClimateRock pays U.N. SDG Support LLC $10,000 per month for a maximum of 12 months (or up to 18 months if the period of time ClimateRock has to complete an initial business combination is extended), if earlier, until the consummation of its initial business combination, for office space, utilities and secretarial and administrative services.

Employees

ClimateRock currently has two officers. These individuals are not obligated to devote any specific number of hours to ClimateRock’s matters, but they devote as much of their time as they deem necessary and intend to continue doing so to ClimateRock’s affairs until ClimateRock has completed ClimateRock’s initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for ClimateRock’s initial business combination and the stage of the business combination process ClimateRock is in. ClimateRock does not intend to have any full-time employees prior to the consummation of ClimateRock’s initial business combination.

Directors and Executive Officers

ClimateRock’s directors and officers are as follows as of the date of this prospectus/proxy statement:

Name	Age	Position
Per Regnarsson	56	Director and Chief Executive Officer
Charles Ratelband V	43	Director and Executive Chairman
Abhishek Bawa	39	Chief Financial Officer
Niels Brix	49	Independent Director
Randolph Sesson, Jr.	58	Independent Director
Caroline Harding	42	Independent Director
Sean Kidney	65	Independent Director

Mr. Per Regnarsson is ClimateRock’s Chief Executive Officer and Director since December 2021 and will serve as a member of the board of directors of Pubco following the completion of the Transactions. Mr. Regnarsson currently serves as the Director of Gluon Capital Ltd. and various subsidiary companies of the Gluon Group, a London, England headquartered company that forms, seeds and invests in sustainable energy and mobility businesses globally. He also served as the Chairman of EV Hub Ltd., an electric vehicle infrastructure company, the Director of Marine2o Ltd., a developer of green hydrogen production and the Founding Advisory Partner of Impactirr Alliance Ltd., an Indian renewable energy firm since October 2019. Prior to that, he served as the Associate Partner of K2 Management, a renewable energy financial advisory company, from October 2018 to February 2020. From May 2018 to January 2019, Mr. Regnarsson served as the Partner of Opus Corporate Finance LLP, a private equity firm. He also served as the Associate Partner of Assay Advisory Ltd., a London based financial consulting firm. Mr. Regnarsson served as the Executive Board Member and Chief Investment Officer of the Palmetto Group, a private equity firm active in the clean energy industry, from August 2014 to March 2016. From March 2011 to March 2018, he founded CWC Biofuels A/S, a Danish energy firm and served as its Acting CEO and Director with responsibility for financing. Mr. Regnarsson co-founded Clean World Capital, a private equity firm, in July 2008 and served as its managing partner until July 2014 and in connection with this, he co-founded Better Energy A/S, a solar photovoltaic firm and served as its shareholder and Executive Chairman from September 2012 to March 2015. Previously, from 1990 to 2014, Mr. Regnarsson worked at various investment banking and boutique corporate finance institutions including Danske Bank, Chase Manhattan Bank, Moody’s, JP Morgan, Merrill Lynch and Clean World Capital. Mr. Regnarsson holds an MSc Sloan Fellowship from London Business School. We believe Mr. Regnarsson is well qualified to serve as a director due to his experience in numerous leadership roles in the renewable energy sector for over 15 years.

Mr. Charles Ratelband V is ClimateRock’s founder and serves as Director and the Executive Chairman of ClimateRock’s Board of Directors since December 2021. He will also serve as a member of the board of directors of Pubco following the completion of the EEW Transactions. Mr. Ratelband V founded WindShareFund and has served as its Managing Director since its inception in 2011. WindShareFund is a Netherlands-based investment company with a core goal of investing in a better environment and contributing to the transition to sustainable, green energy. Mr. Ratelband V founded RREG, a Dutch investment advisory firm, in September 2007, and has served as its Managing Director since then. Mr. Ratelband V also founded and has served as the Managing Director of Climate Center Mariëndaal since January 2020. Mr. Ratelband V holds a Bachelor’s degree in Business Administration from the HBO University in the Netherlands. We believe Mr. Ratelband V is well qualified to serve as a director due to his experience as Managing Director of a renewable energy investment company for over 12 years.

Mr. Abhishek Bawa serves as ClimateRock’s Chief Financial Officer. He has 10 years of experience in developing, financing and owning renewable energy assets in Europe, North America, Asia and Africa with demonstrated success in deal structuring, transaction management, financial modelling, business valuation and project finance. He has been serving as a Partner at the Gluon Group since March 2021. Prior to that, Mr. Bawa served as the Head of Business Development of Solarpack, a Spanish solar developer, from May 2019 to March 2021. Previously, from February 2012 to February 2019, he served as the Vice President of IL&FS Financial Services Ltd. and actively participated in considerable financing for infrastructure projects in Europe, the United Arab Emirates, China and India. Mr. Bawa was an Associate of the Transaction Advisory Group at Ernst and Young from October 2008 to October 2009, providing commercial and financial consultancy to the Indian renewable energy and power sector before becoming the Chief of Staff to the Chief Executive Officer at GMR International, a firm specializing in transportation and urban infrastructure financing from November 2009 to June 2011. He received a Master’s degree in Business Administration from Said Business School, University of Oxford and earned a certification in Project and Infrastructure Finance at the London Business School.

Mr. Randolph Sesson, Jr., has served as one of ClimateRock’s independent directors since December 2021. He has more than 35 years of experience in leading the industry financial advisory teams at top-tier international investment banking firms. Since July 2016, he has been serving as the managing partner of Blackbird Capital Partners Limited, a boutique financial advisory firm based in London, England which helps public and private companies and governments to raise debt and equity capital, undertake financial and operating restructurings and execute mergers and acquisitions, primarily in the infrastructure, transportation and oil and gas sectors. Prior to that, he served as the Senior Managing Director in London, Head of European Transportation and Transportation Infrastructure and Consultant of Evercore, a global investment banking advisory firm, from 2012 to 2016. Mr. Sesson, Jr. served as a Managing Director and Head of Transportation of Morgan Stanley in London from 2006 to 2012. He worked at Goldman Sachs for 17 years, with his final position being Managing Director and Head of European Transportation at its London offices from 2000 to 2006, and as an Associate and Vice President of Transport and Global Finance at its New York and Hong Kong offices from 1989 to 2000. Prior to that, Mr. Sesson, Jr. served as a Financial Analyst at Morgan Stanley in New York, in its real estate and Middle East coverage groups from 1984 to 1987. Mr. Sesson, Jr. has worked on a substantial number of blue-chip international transactions over the course of his career, including the IPO of UPS, the merger of British Airways and Iberia, the international airports investment platform of Singapore’s Changi Airports International arm, and the operational and financial restructurings of a number of airlines including SAS and TAAG. More recently he has worked on transactions involving ethane and helium extraction and logistics. Mr. Sesson, Jr. has an extensive network of corporate and financing contacts, especially in the infrastructure investing world. Mr. Sesson served as the Chairman of Sponsors for Educational Opportunity London, a UK-registered charity delivering mentoring, training and educational support to senior school and university age students, from March 2001 to June 2022. He also serves as a Trustee of the aviation and motor racing- focused Brooklands Museum at Surrey, England. Mr. Sesson, Jr. obtained a Bachelor of Arts degree in History from Yale University in 1985, and a Master of Business Administration degree from Stanford Graduate School of Business in 1989. We believe Mr. Sesson is well qualified to serve as a director due to his experience in finance and particularly in the areas of mergers and acquisitions, public and private equity raising, and debt financing, with a focus on infrastructure and energy.

Mr. Niels Brix, has served as one of ClimateRock’s independent directors since December 2021. He has more than 15 years of experience in the global wind industry from both operational and advisory perspectives. He currently serves as the Chief Executive Officer of Valmont SM A/S, a Denmark based supplier of components for the wind turbine industry. He founded Recounsel ApS, a Danish business consulting firm and has served as its Principal since 2006. He also served as a board member of Procon Wind Energy A/S, a Denmark based company providing services primarily for the offshore wind sector, since February 2019. Mr. Brix served as the Head of Nordics & Baltics and Head of Special Projects from June 2020 to May 2021 and as the Head of Financial Advisory from June 2018 to October 2021 of K2 Management A/S, a Denmark based consultancy firm. He served as the Chief Commercial Officer and Vice President of Seatower A/S, a Norwegian based IP rights company and designer of foundations for offshore wind turbine installations from June 2012 to May 2018. Mr. Brix served as the Senior Vice President of Business Development of Skykon A/S, a Danish private equity firm focused on the wind energy industry, from 2007 to 2010. In 2005, he served as the Senior Manager and Counsel to Deloitte, a major international accounting firm, where he focused on mergers and acquisitions. He served as the Senior Manager and Counsel to Carlsberg Group, an international brewing company, from 2002 to 2004. Mr. Brix is an attorney-at-law admitted in Denmark. He holds a Master of Law degree from Aarhus University. He also completed management courses at Institut Européen d’Administration des Affaires. We believe Mr. Brix is well qualified to serve as a director due to his experience in leadership roles in renewable energy companies for over a decade.

Ms. Caroline Harding as served as one of ClimateRock’s independent directors since April 2022. She currently serves as the Director of Panthera International Cayman Limited, which provides private office services to high net worth individuals, since she founded it in May 2021. Ms. Harding also currently serves on the management of or as a director of multiple special purposes acquisition companies, including the Director and Chief Executive Officer of Aurora Acquisition Corp., and its affiliates (Nasdaq: AURC) since October 2021, the Director of Aurora Acquisition II Corp., since October 2020 and the Director of Founders First Acquisition Corp., since May 2021. She currently serves as the Director of RX Diversified Portfolios since September 2020 and the Director of Fitzdares Limited since June 2019. Ms. Harding is also a director of other private entities and one not for profit organization. Form October 2017 to October 2019, Ms. Harding served as the Chief Financial Officer of the Weybourne Group, Sir James Dyson’s family office, managing a multi-billion pound portfolio, which included the James Dyson Group Limited, and in connection with this role, she also served as the director of multiple Weybourne related entities where she was responsible for increasing the effectiveness of operations. For the nine (9) years prior to Weybourne, Ms. Harding was the Financial Manager, Chief Financial Officer, and Director of Exploration Capital, another single family office, with a particular focus on agricultural and development land in Latin America. In connection with her role, she simultaneously served as the Chief Financial Officer of Gilo Industries Group Limited, an engineering firm, from September 2012 to July 2017. Ms. Harding is a qualified Chartered Accountant with Ernest & Young LLP and is a Member of ICAS, a Member of the Chartered Institute for Securities & Investment (“CISI”), and a member of the Chartered Financial Analyst Society (“CFA”) in the United Kingdom. Ms. Harding is also a Chartered Institute of Management Accountants (“CIMA”) Approved Director. She received her Bachelor of Science in Economics and Accounting from the University of Bristol in 2002. We believe Mr. Harding is well qualified to serve as a due to her international business and financial experience and her previous leadership roles in various industries.

Mr. Sean Kidney has served as one of ClimateRock’s independent directors since April 2022. He has served as the Chief Executive Officer of the Climate Bonds Initiative (CBI) since November 2010, an international non-governmental organization working to mobilize global capital for climate action. Mr. Kidney also currently serves as a Director of Climate Bond Services Ltd. in England and Wales since December 2018, Climate Bonds Initiative (Europe) ABSL in Belgium since July 2019 and Low Carbon World (Shanghai) Business Consulting Co. Ltd. (the operating arm of Climate Bonds in Shanghai, China) since March 2021. He is currently a member of many social organizations with sustainable development initiatives, including the French government’s Green Sovereign Bond Evaluation Council, the UK government’s Green Gilt Advisory Committee, the Board of Climate Transition Pathways, the Advisory Board of the UNDP-GEF Climate Aggregation Platform, the Finance Advisory Board, the Global Alliance for a Sustainable Planet, the European Advisory Board of the SMARTER Finance for Families initiative, FAST-Infra (Finance to Accelerate the Sustainable Transition — Infrastructure) and the European Commission’s Platform on Sustainable Finance. He has been a Professor in Practice at School of Oriental and African Studies at University of London since May 2020 and is a regular speaker on climate change and finance. We believe Mr. Kidney is well qualified to serve as a director due to his experience in renewable energy financing for more than a decade and numerous international organizations focused on the energy transition.

No officers or directors have been involved in any legal proceedings that are disclosable, except for one prior legal proceeding involving Mr. Ratelband V, which proceeding has been resolved. In January 2019, the Netherlands Authority for the Financial Markets (“AFM”) notified Mr. Ratelband of its intention to impose an order against him for violations committed by WindShareFund N.V., WindShareFund B.V., WindShareFund I B.V., WindShareFund II B.V., Arnhem, and WindShareFund III B.V. (collectively “WSF”) under the Dutch Consumer Protection (Enforcement) Act (Whc) regarding the failure of WSF to make certain disclosures to its consumers with respect to the purchase of and investment into wind turbines. The AFM imposed an initial penalty order on or around May 6, 2019, which was replaced and supplemented by a penalty order dated March 12, 2020 (the “March 12 AFM Order”). Mr. Ratelband ultimately appealed the March 12 AFM Order to the Dutch highest court, the College van Beroep voor het bedrijfsleven (“CBb”). On or around November 2, 2021, the CBb issued its order (the “CBb Order”) The CBb did not disturb the March 12 AFM Order’s order finding that he was the de facto manager of WSF and that (i) Mr. Ratelband is aware of WSF’s prohibited conduct, (ii) Mr. Ratelband was authorized and reasonably required to prevent and terminate such prohibited conduct, and (iii) Mr. Ratelband omitted measures to this end, consciously accepting the considerable chance that the prohibited behaviors would (continue to) occur. The CBb vacated the March 12 AFM Order’s finding that Mr. Ratelband violated the Whc by failing to disclose the use of WSF funds for personal use. The CBb upheld the March 12 AFM Order’s finding that WSF violated the Whc by failing to disclose accurate information regarding (i) the different proportions of the purchase values and interests acquired in the wind mills, (ii) the residual values of the wind turbines, and (iii) the ongoing payment of a management fee. The CBb found that WSF must disclose the accurate information regarding the foregoing. In December 2021, the AFM acknowledged that WSF complied with the CBb order.

Officers and Directors

ClimateRock’s amended and restated memorandum and articles of association provide that the authorized number of directors may be changed only by ordinary resolution. Prior to consummation of our initial business combination, holders of ClimateRock’s Founder Shares will have the right to appoint all of ClimateRock’s directors but holders of ClimateRock’s public shares will not have the right to vote on the appointment of directors during such time. These provisions of our amended and restated memorandum and articles of association may only be amended by a special resolution passed by shareholders representing at least 90% of the issued and outstanding Class B ordinary shares. Subject to the terms of any preference shares, any or all of the directors may be removed from office at any time, only by an ordinary resolution of the issued and outstanding Founder Shares (being a resolution passed by a simple majority of the votes cast by, or on behalf of, the Founder Shareholders entitled to vote thereon, voting together as a single class). Any vacancy on ClimateRock’s board of directors, including a vacancy resulting from an enlargement of ClimateRock’s board of directors, may be filled by a person who is recommended as a director nominee by a majority of our independent directors.

ClimateRock’s board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. The term of office of the first class of director, Caroline Harding, will expire at our first annual general meeting. The term of office of the second class of directors, which consists of Per Regnarsson, Niels Brix, Randolph Sesson, Jr. and Sean Kidney, will expire at our second annual general meeting. The term of office of the third class of director, Charles Ratelband V, will expire at our third annual general meeting. Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Randolph Sesson, Jr., Niels Brix, Caroline Harding and Sean Kidney are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Director Independence

Nasdaq requires that a majority of its board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Randolph Sesson, Jr., Niels Brix, Caroline Harding and Sean Kidney are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. The independent directors have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of its independent and disinterested directors.

Committees of the Board of Directors

ClimateRock’s board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

ClimateRock has established an audit committee of the board of directors. Randolph Sesson, Jr., Niels Brix and Caroline Harding serve as members of our audit committee, and Caroline Harding will chair the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Sesson, Jr., Niels Brix and Ms. Harding meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and ClimateRock’s board of directors has determined that Ms. Harding qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

ClimateRock has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

ClimateRock has established a compensation committee of the board of directors. Under the Nasdaq listing standards and applicable SEC rules, ClimateRock is required to have at least two members of the compensation committee, all of whom must be independent. Randolph Sesson, Jr. and Niels Brix serve as members of our compensation committee, all of whom is independent. Niels Brix will chair the compensation committee.

ClimateRock has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officers’ compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, to all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of U.N. SDG Support LLC of $10,000 per month, for 12 months (or up to 18 months if we extend the period of time to consummate a business combination), for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

ClimateRock has established a nominating and corporate governance committee of the board of directors. Under the Nasdaq listing standards and applicable SEC rules, ClimateRock is required to have at least two members of the nominating and corporate governance committee, all of whom must be independent. Randolph Sesson, Jr., Niels Brix and Caroline Harding serve as members of our nominating and corporate governance committee, all of whom are independent. Randolph Sesson, Jr. will chair the nominating and corporate governance committee.

The nominating and corporate governance committee will consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for appointment at the next annual general meeting (or, if applicable, an extraordinary general meeting). ClimateRock’s shareholders that wish to nominate a director for appointment to ClimateRock’s board of directors should follow the procedures set forth in our amended and restated memorandum and articles of association.

ClimateRock has adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors.

•        developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines.

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Prior to ClimateRock’s initial business combination, holders of ClimateRock’s public shares will not have the right to recommend director candidates for nomination to ClimateRock’s board of directors.

Compensation Committee Interlocks and Insider Participation

None of ClimateRock’s officers or Pubco’s intended officers currently serves, or in the past year has served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on ClimateRock’s compensation committee or is intended to serve on Pubco’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on ClimateRock’s board of directors or is intended to serve on Pubco’s board of directors.

ClimateRock Executive Officer and Director Compensation

Other than described below, ClimateRock pays no compensation to its executives other than expense reimbursement. ClimateRock pays U.N. SDG Support LLC $10,000 per month for a maximum of 12 months (or up to 18 months if the period of time ClimateRock has to complete an initial business combination is extended) for office space, utilities and secretarial and administrative services. On September 21, 2022, ClimateRock entered into an engagement letter with Gluon, pursuant to which Gluon will provide consulting services to ClimateRock in connection with the identification, evaluation, and analysis of potential business combination transaction targets and related financing transactions in exchange for a Transaction Success Fee of up to $250,000. The Gluon Engagement is exclusive for ClimateRock, which undertakes not to engage other consultants providing similar consulting services to ClimateRock in Europe and the United Kingdom. The Gluon Engagement Letter may be terminated by Convenience Termination and Cause Termination (as such terms are defined in the Gluon Engagement Letter). Gluon will be entitled to receive the fee while the Gluon Engagement Letter is in force upon completion of the transactions contemplated by the Gluon Engagement Letter or in the case of a Convenience Termination by ClimateRock or a Cause Termination by Gluon, within 12 months of the date of the termination. In addition, Gluon will be entitled, with respect to any financing undertaken by ClimateRock introduced by Gluon during the term of the Gluon Engagement Letter, to the following fees: (i) for a financing involving an issuance of ClimateRock’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to 2.0% of the gross proceeds received by ClimateRock at such closing; (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to 5.0% of the gross proceeds received by ClimateRock at such closing. Per Regnarsson, the Chief Executive Officer and a director of ClimateRock, is the managing partner of Gluon.

The Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination (the “Working Capital Loans”). If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Private Warrants at a price of $1.00 per Warrant (the “Working Capital Warrants”). If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into the following four loan agreements (the “Eternal Loans”) with Eternal BV.

•        On September 21, 2022, ClimateRock entered into a loan agreement with Eternal BV, in the principal amount of up to $180,000, on an unsecured basis and bearing no interest. The loan was available to be drawn from September 21, 2022 to March 31, 2023 and its maturity date is March 31, 2024. As of August 1, 2023, the outstanding balance of the loan was $180,000.

•        On November 12, 2022, ClimateRock entered into a loan agreement with Eternal BV, in the principal amount of up to $300,000, on an unsecured basis and bearing no interest. The loan was available to be drawn from November 12, 2022 to March 31, 2023 and its maturity date is March 31, 2024. As of August 1, 2023, the outstanding balance of the loan was $300,000.

•        On January 29, 2023, ClimateRock entered into a loan agreement with Eternal BV, in the principal amount of up to $50,000, on an unsecured basis and bearing no interest. The loan was available to be drawn from January 29, 2023 to March 31, 2023 and its maturity date is March 31, 2025. As of August 1, 2023, the outstanding balance of the loan was $50,000.

•        On April 12, 2023, ClimateRock entered into a loan agreement with Eternal BV for a loan facility in the principal amount of up to $500,000, on an unsecured basis and bearing no interest. The loan was available to be drawn down in four installments: $150,000 on April 12, 2023, $125,000 on May 3, 2023, $125,000 on June 3, 2023, and $100,000 on July 3, 2023. The maturity date of the loan is the earlier of May 1, 2024 or the date of the consummation of ClimateRock’s initial business combination. As of August 1, 2023, the outstanding balance of the loan was $400,000.

Eternal BV is controlled by Charles Ratelband V, ClimateRock’s Executive Chairman of the Board of Directors. Each member of ClimateRock’s board of directors has been informed of Mr. Ratelband’s material interest in the loan agreement, and upon the approval and recommendation of ClimateRock’s audit committee, ClimateRock’s board of directors has determined that the loan is fair and in the best interests of ClimateRock and has voted to approve the loan.

After the completion of ClimateRock’s initial business combination, members of its management team who remain with the Pubco may be paid consulting, management or other fees from the Pubco with any and all amounts being fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to ClimateRock’s shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, as it will be up to the directors of the post-combination business to determine executive and director compensation. Any compensation to be paid to ClimateRock’s officers will be determined, or recommenced, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on ClimateRock’s board of directors.

Related Party Policy

ClimateRock has adopted a code of ethics requiring it to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by its board of directors (or the appropriate committee of its board) or as disclosed in its public filings with the SEC. Under its code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, the audit committee of ClimateRock, pursuant to its charter, is responsible for reviewing and approving related party transactions to the extent that ClimateRock enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a general meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a general meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. A form of the audit committee charter is filed as an exhibit to the IPO registration statement. ClimateRock also require each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, ClimateRock has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless ClimateRock, or a committee of independent directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that its initial business combination is fair to its company from a financial point of view. Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by ClimateRock to the Sponsor, officers or directors, or any affiliate of the Sponsor or officers, for services rendered to ClimateRock prior to, or in connection with any services rendered in order to effectuate, the consummation of its initial business combination (regardless of the type of transaction that it is) other than disclosed in this prospectus/proxy statement.

The audit committee of ClimateRock will review on a quarterly basis any payments that were made to the Sponsor, officers or directors, or its or their affiliates.

Code of Ethics

ClimateRock has adopted a Code of Ethics applicable to ClimateRock’s directors, officers and employees. You will be able to review a copy of ClimateRock’s Code of Ethics and ClimateRock’s audit, compensation and nominating and corporate governance committee charters by accessing ClimateRock’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from ClimateRock. ClimateRock intends to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus entitled “Where You Can Find More Information.”

Legal Proceedings

To the knowledge of ClimateRock’s management, there is no litigation currently pending or contemplated against ClimateRock, or any of its respective officers or directors in their capacity as such or against any of ClimateRock property.

Periodic Reporting and Audited Financial Statements

ClimateRock has registered its units, ordinary shares, rights and warrants under the Exchange Act and have reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, this report contains financial statements audited and reported on by ClimateRock’s independent registered public accountants.

ClimateRock will provide shareholders with audited financial statements of the prospective target business as part of the tender offer materials or proxy solicitation materials sent to shareholders to assist them in assessing the target business. These financial statements must be prepared in accordance with, or be reconciled to, U.S. GAAP or IFRS and the historical financial statements must be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses ClimateRock may acquire because some targets may be unable to provide such statements in time for ClimateRock to disclose such financial statements in accordance with federal proxy rules and consummate ClimateRock’s initial business combination time frame contained in ClimateRock’s organizational documents.

CLIMATEROCK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to “ClimateRock”, the “Company,” “our,” “us” or “we” refer to ClimateRock. References to ClimateRock’s “management” or ClimateRock’s “management team” refer to ClimateRock’s officers and directors. The following discussion and analysis provides information which ClimateRock’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. This discussion and analysis should be read together with the sections of the proxy statement/prospectus and exchange offer prospectus entitled “Other Information Related to ClimateRock”, and ClimateRock’s audited financial statements and related notes thereto that are included elsewhere in the proxy statement/prospectus and exchange offer prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the proxy statement/prospectus and exchange offer prospectus.

Overview

ClimateRock is a Cayman Islands exempted company incorporated as a blank check company on December 6, 2021. ClimateRock was formed for the purpose of a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar Business Combination.

Although ClimateRock was not limited to a particular industry or geographic region for purposes of consummating a Business Combination, ClimateRock focused on opportunities in environmental protection, renewable energy, fighting climate change, and any other related industries. ClimateRock targeted companies with established operating models that have strong management teams, realigned capital structures, positive cash flow prospects, and a clear and well-defined pathway for growing profitably over the long-term. ClimateRock is an early stage and emerging growth company and, as such, ClimateRock is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, ClimateRock had not yet commenced any operations. All activity through December 31, 2021 relates to ClimateRock’s formation and the Initial Public Offering, which is described below, and post-offering activities in search for a target to consummate a Business Combination. ClimateRock will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. ClimateRock will generate nonoperating income in the form of interest income from the proceeds derived from the Initial Public Offering. ClimateRock has selected December 31 as its fiscal year end.

The registration statement for ClimateRock’s Initial Public Offering was declared effective on April 27, 2022. On May 2, 2022, ClimateRock consummated its Initial Public Offering of 7,875,000 units (“Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, including 375,000 Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, generating gross proceeds of $78,750,000.

ClimateRock commenced operations after obtaining adequate financial resources through (i) the Initial Public Offering of 7,875,000 Units at $10.00 per Unit (which includes 375,000 units in connection with the underwriter’s partial exercise of the over-allotment option) and (ii) the sale of 3,762,500 Private Placement Warrants with an exercise price of $11.50 per warrant at a price of $1.00 per Private Placement Warrant to ClimateRock’s Sponsor.

The Units were listed on the Nasdaq Global Market (“Nasdaq”). ClimateRock’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes). ClimateRock will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940 as amended (the “Investment Company Act”). There is no assurance that ClimateRock will be able to successfully effect a Business Combination.

Upon the closing of the Initial Public Offering, $10.15 per Unit sold in the Initial Public Offering was placed in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by ClimateRock, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to ClimateRock’s shareholders, as described below.

The Sponsor, officers, directors and advisors (the “Initial Shareholders”) have agreed (a) to vote their Founder Shares (as defined below) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to ClimateRock’s amended and restated memorandum and articles of association with respect to ClimateRock’s pre-Business Combination activities prior to the consummation of a Business Combination unless ClimateRock provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if ClimateRock does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the amended and restated certificate of incorporation relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and the Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Initial Shareholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if ClimateRock fails to complete its Business Combination.

Results of Operations

Our entire activity since inception is related to our formation and our initial public offering, and we will not be generating any operating revenues until the closing and completion of our initial business combination, at the earliest. We will generate nonoperating income in the form of interest income from the proceeds derived from the initial public offering. We also expect to incur increased expenses as a result of becoming a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in search for a target to consummate an initial business combination.

For the three months ended March 31, 2023, the Company reported a net income of $451,852, comprised of $858,477 of income earned in the Trust Account offset by unrealized foreign exchange loss of $19,834 and formation and operating costs of $386,791.

For the three months ended March 31, 2022, the Company reported a net loss of $1,200, which consists of general and administrative expenses.

For the year ended December 31, 2022, the Company reported a net loss of $675,874, which consists of general and administrative expenses of $1,768,147 and unrealized foreign exchange loss of $15,579, offset by 1,107,852 of income earned in the trust account.

For the year ended December 31, 2021, the Company reported a net loss of $4,730, which consists of general and administrative expenses.

Liquidity and Capital Reserves

On May 2, 2022, we consummated our Initial Public Offering of 7,875,000 Units, including 375,000 Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option. Simultaneously, ClimateRock sold 3,762,500 Private Placement Warrants, including 112,500 Private Placement Warrants that were issued pursuant to the underwriters’ partial exercise of the over-allotment option. From the proceeds of the Initial Public Offering and Private Placement Warrants, ClimateRock retained approximately $1,100,000 for working capital needs after transfer of proceeds to the Trust Account and payment of expenses related to the Initial Public Offering and directors and officers insurance.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). On September 21, 2022, the Company entered into a loan agreement with Eternal B.V., an affiliate of the Company through common ownership, (“Eternal”) in the principal amount of up to $180,000, on an unsecured basis and bearing no interest (the “Eternal Loan”). The Eternal Loan was available to be drawn down from September 21, 2022 to March 31, 2023 and its maturity date is March 31, 2024. As of March 31, 2023, the outstanding balance of the Second Eternal Loan was $180,000 and no interest was accrued.

Additionally, on November 12, 2022, the Company entered into a loan agreement with Eternal in the principal amount of up to $300,000, on an unsecured basis and bearing no interest (the “Third Eternal Loan”). The Third Eternal Loan was available to be drawn down from November 12, 2022 to March 31, 2023 and its maturity date is March 31, 2024. As of March 31, 2023, the outstanding balance of the Third Eternal Loan was $300,000 and no interest was accrued.

On January 29, 2023, the Company entered into a loan agreement with Eternal in the principal amount of up to $50,000, on an unsecured basis and bearing no interest (the “Fourth Eternal Loan”). The Fourth Eternal Loan was available to be drawn down from January 29, 2023 to March 31, 2023 and its maturity date is March 31, 2025. As of March 31, 2023, the outstanding balance of the Fourth Eternal Loan was $50,000 and no interest was accrued.

On April 12, 2023, the Company entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $500,000, on an unsecured basis and bearing no interest (the “Fifth Eternal Loan”). The Fifth Eternal Loan is available to be drawn down in four installments: $150,000 on April 12, 2023, $125,000 on May 3, 2023, $125,000 on June 3, 2023, and $100,000 on July 3, 2023. The maturity date of the loan is the earlier of May 1, 2024 or the date of the consummation of the initial business combination of the Company.

Eternal is controlled by Charles Ratelband V, our Executive Chairman of the board of directors. Each member of our board of directors has been informed of Mr. Ratelband’s material interest in the loan agreements, and upon the approval and recommendation of our audit committee, our board of directors has determined that the loans are fair and in the best interests of us and has voted to approve the loans.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2023.

Contractual Obligations

Registration Rights

Pursuant to a registration rights agreement entered into on April 27, 2022, the holders of the Founder Shares and the Private Placement Warrants (and their underlying securities) are entitled to registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to such registration rights.

Underwriting Agreement

Pursuant to the underwriting agreement, the underwriters received a cash underwriting discount of $1,181,250 following the consummation of the Initial Public Offering. The underwriters are also entitled to a deferred commission of $2,362,500, which will be payable solely in the event that the Company completes an initial business combination. In addition, the underwriters also received 118,125 Units in the Initial Public Offering, with such Units restricted from sale until the closing of the initial business combination and with no redemption rights from the Trust Account.

Additionally, the Company granted the underwriters for a period beginning on the closing of the Initial Public Offering and ending on the earlier of the 12 month anniversary of the closing of an initial business combination or April 27, 2025, a right of first refusal to act as (i) exclusive financial advisor in connection with all of the Company’s proposed business combinations for a fee of up to 6.0% of the proceeds of the Initial Public Offering (subject to the Company’s right to allocate up to 50% of such fee to another financial institution or extinguish such amount in Company’s sole discretion), and (ii) sole investment banker, sole book-runner and/or sole placement agent, at underwriters’ sole discretion, for each and every future public and private equity and debt Initial Public Offering, including all equity linked financings, during such period for the Company or any successor to it or any of its subsidiaries, on terms agreed to by both the Company and underwriters in good faith.

Transaction Expenses

On August 17, 2022, we entered into an agreement (the “Maxim Letter Agreement”) with Maxim to pay a fee (the “Maxim Success Fee”) upon completion of one or more successful transactions. On October 3, 2022, the Company amended its agreement with Maxim (the “Maxim Amendment”). The Maxim Amendment states that we will pay to Maxim, upon closing of such successful transaction(s), a fee based upon the amount of cash the Company has in the trust account immediately prior to consummation of the transaction and/or contributed to the transaction. If the amount of such cash is less than $50,000,000, Maxim’s fee will be equal to $200,000 in cash and an additional $150,000 of common stock of the post-transaction Company (the “New Common Stock”). If the amount of such cash is equal to or greater than $40 million, the Maxim Success Fee will be $500,000 cash. If the amount of such cash is equal to or greater than $75 million, the Maxim Success Fee will be $500,000 cash and an additional $500,000 payable in either cash or New Common Stock, at the option of the Company. The New Common Stock will be issued to Maxim Partners LLC, will be valued at the same price per share/exchange ratio as in the definitive transaction documentation, and it will have unlimited piggyback registration rights. The Maxim Success Fee will be paid upon the consummation of the transaction.

On March 30, 2023, the Maxim Letter Agreement was amended (“Amendment No. 4”) to state that the Company will owe a cash fee payable, at each closing of the Alliance Global Partners equity or equity-linked offering in connection with the contemplated Initial Business Combination with EEW, equal to one percent (1%) of the gross proceeds received by EEW or its related entities at such closing.

On July 11, 2022, we entered into a letter agreement with ALANTRA Corporate Finance, S.A.U. (“ALANTRA”) and U.N. SDG Support Holdings LLC (“Sponsor Entity”), under which we engaged ALANTRA to act as our financial advisor for the design, negotiation, and execution of potential business combinations between the Company and one or more energy transition companies. On October 3, 2022, we amended such letter agreement (the “ALANTRA Letter Agreement”).

Under the ALANTRA Letter Agreement, we agreed to pay ALANTRA a retainer of $15,000 at the signing of the ALANTRA Letter Agreement plus a retainer fee of $20,000 per month that is due and payable on the last day of each month for a maximum period of five months. Should the aggregated value of the transaction be above $400,000,000, the retainer fee will increase up to $40,000 per month with the same maximum five-month period for the payment of any retainer fee.

If a transaction that is introduced by ALANTRA or by another institution to which no fees are due by the Company (e.g. an institution acting on behalf of a target) is completed the following remuneration will be due to ALANTRA as a remuneration for its services (“ALANTRA Success Fee”).

•        $1,600,000 payable by the Company; and

•        $1,600,000 payable by or on behalf of the Sponsor Entity

If a transaction is completed in North America, Asia, or Africa that is not introduced by ALANTRA and such transaction requires an introductory, advisory, or similar fee due by us, we shall pay ALANTRA an ALANTRA Success Fee in the form of:

•        For the first $300,000,000 of aggregated value of the transaction, 0.85% of each transaction purchase price; and

•        For the aggregated value of the transaction above the first $300,000,000, 0.4% of each transaction purchase price

Notwithstanding the above, it is agreed that the ALANTRA Success Fee will be subject to a minimum of EUR 1,000,000.

Each ALANTRA Success Fee shall be payable upon consummation of the applicable transaction (i.e. when the transaction is closed, following fulfillment, if applicable, of conditions precedent) regardless of (i) the calendar for the payment of the price, (ii) how the purchase price is funded, (iii) and any deferred payment subsequent to consummation of the transaction, or (iv) any adjustment to the price of the transaction subsequent to consummation.

Related Party Transactions

Founder Shares

During the period ended December 31, 2021, we issued an aggregate of 2,156,250 Founder Shares to our Sponsor for an aggregate purchase price of $25,000 in cash. The Founder Shares included an aggregate of up to 281,250 shares subject to forfeiture by our Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of our issued and outstanding shares after the Initial Public Offering (assuming the Initial Shareholders did not purchase any Public Shares in the Initial Public Offering and excluding the securities underlying the Private Placement Warrants).

On May 2, 2022, the underwriters partially exercised the over-allotment option in respect of 375,000 Units and, as agreed with the Company, the underwriters waived their right to further exercise the option on May 5, 2022. Accordingly, a total of 93,750 of the Founder Shares are no longer subject to forfeiture on May 2, 2022, and 187,500 of the Founder Shares were forfeited, resulting in an aggregate of 1,968,750 Founder Shares issued and outstanding.

On March 31,2023, the Sponsor elected to convert 1,968,749 Class B ordinary shares to class A ordinary shares of the Company, on a one-for-one basis. These conversion shares are subject to the same restrictions as applied to the Class B ordinary shares before the conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the Company’s Initial Public Offering. Following the conversion, the Sponsor owns 1,968,749 Class A ordinary shares and one Class B ordinary share.

The Initial Shareholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until the earlier of (i) six months after the date of the consummation of the Company’s initial Business Combination or (ii) the date on which we consummate a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of our initial shareholders with respect to any Founder Shares.

Loans with Related Party

The Sponsor, its officers and directors or their respective affiliates may, but are not obligated to, loan to ClimateRock the funds it requires to pay the transaction costs for a business combination (the “Working Capital Loans”). If ClimateRock completes a business combination, it will repay any Working Capital Loans, without interest, in cash, or at the lender’s discretion, by converting up to $1,500,000 of the notes into Private Warrants at a price of $1.00 per Warrant (the “Working Capital Warrants”). If ClimateRock does not complete a business combination, it may use funds it holds outside the Trust Account to repay the Working Capital Loans, but it may not use proceeds held in the Trust Account for this purpose. To date, ClimateRock has entered into the following four loan agreements (the “Eternal Loans”) with Eternal BV.

•        On September 21, 2022, ClimateRock entered into a loan agreement with Eternal BV, in the principal amount of up to $180,000, on an unsecured basis and bearing no interest. The loan was available to be drawn from September 21, 2022 to March 31, 2023 and its maturity date is March 31, 2024. As of August 1, 2023, the outstanding balance of the loan was $180,000.

•        On November 12, 2022, ClimateRock entered into a loan agreement with Eternal BV, in the principal amount of up to $300,000, on an unsecured basis and bearing no interest. The loan was available to be drawn from November 12, 2022 to March 31, 2023 and its maturity date is March 31, 2024. As of August 1, 2023, the outstanding balance of the loan was $300,000.

•        On January 29, 2023, ClimateRock entered into a loan agreement with Eternal BV, in the principal amount of up to $50,000, on an unsecured basis and bearing no interest. The loan was available to be drawn from January 29, 2023 to March 31, 2023 and its maturity date is March 31, 2025. As of August 1, 2023, the outstanding balance of the loan was $50,000.

•        On April 12, 2023, ClimateRock entered into a loan agreement with Eternal BV for a loan facility in the principal amount of up to $500,000, on an unsecured basis and bearing no interest. The loan was available to be drawn down in four installments: $150,000 on April 12, 2023, $125,000 on May 3, 2023, $125,000 on June 3, 2023, and $100,000 on July 3, 2023. The maturity date of the loan is the earlier of May 1, 2024 or the date of the consummation of ClimateRock’s initial business combination. As of August 1, 2023, the outstanding balance of the loan was $400,000.

Eternal is controlled by Charles Ratelband V, our Executive Chairman of the Board of Directors. Each member of our board of directors has been informed of Mr. Ratelband’s material interest in the loan agreements, and upon the approval and recommendation of our audit committee, our board of directors has determined that the loans are fair and in the best interests of us and has voted to approve the loans.

In connection with the Extension Amendment, on May 2, 2023, ClimateRock issued a promissory note (the “Extension Note”) in the aggregate principal amount of up to $900,000 (the “Extension Funds”) to the Sponsor, pursuant to which the Sponsor agreed to provide ClimateRock with equal monthly installments of $75,000 ($0.029 per remaining Public Share) to be deposited into the Trust Account until ClimateRock consummates its initial business combination. As of August 1, 2023, ClimateRock has drawn under the Extension Note and deposited into the Trust Account $300,000. The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial business combination, and (b) the date of the Company’s liquidation.

Administrative Service Fee

The Company entered into an administrative services agreement (the “Administrative Services Agreement”) with the Sponsor on April 27, 2022 whereby the Sponsor will perform certain services for the Company for a monthly fee of $10,000. On May 2, 2022, the Sponsor entered into an assignment agreement with Gluon Group, an affiliate of the Company, to provide the services detailed in the Administrative Service Agreement. An officer of the Company owns 505 shares of Gluon Group and serves as managing partner. As of March 31, 2023, $36,223 has been paid to Gluon Group for such services and an additional $95,000 has been accrued.

Advisory Services

On September 21, 2022, the Company entered into an agreement (the “Letter Agreement”) with Gluon Partners LLP (“Gluon”) to pay a fee (the “Transaction Success Fee”) upon completion of one or more successful transactions. The Company will pay Gluon $500,000 upon completion of one or more transactions with an aggregate purchase price of less than $400,000,000; and, an additional $500,000 upon completion of one or more transactions with an aggregate purchase price of more than $400,000,000. This means the total remuneration for transactions with a purchase price more than $400,000,001 would be $1,000,000. The transactions purchase price will correspond to the price paid to the sellers of the applicable target, including cash, debt, and equity funded payments. Each Transaction Success Fee will be payable upon consummation of the applicable transaction, regardless of (i) the calendar for the payment of the purchase price, (ii) how the purchase price is funded, (iii) any deferred payment subsequent to consummation of the transaction, or (iv) any adjustments to the price of the transaction subsequent to consummation. Following payment of Transaction Success Fee, any accrued fees payable to the Gluon Group by the Company will be waived.

On October 5, 2022, the Company and Gluon agreed to lower the Transaction Success Fee to a total payment of $250,000 upon successful completion of one of more transactions with an aggregate purchase price equal or more than $400,000,000.

In addition, the Letter Agreement was amended to entitle Gluon, with respect to any financing undertaken by the Company introduced by Gluon during the term of the Letter Agreement, to the following fees: (i) for a financing involving an issuance of the Company’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to two percent (2.0%) of the gross proceeds received by the Company at such closing; (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to five percent (5.0%) of the gross proceeds received by the Company at such closing.

In addition to the Transaction Success Fee, the Company agreed to pay Gluon Group for any reasonable and documented out-of-pocket expenses incurred in connection with providing the services for the transactions. In the event of a successful initial business combination, Gluon also agreed to waive any accrued fees owed by the Company.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We had identified the following as its critical accounting policies:

Net income (loss) per share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less interest income in trust account less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. At March 31, 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero. Accordingly, ordinary shares subject to possible redemption are presented at redemption value (plus any interest earned and/or dividends on the Trust Account) as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Recent accounting pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Factors that may adversely affect our results of operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

BUSINESS OF EEW

References in this “Business of EEW” section to the “Group” are intended to mean the business and operations of EEW and its consolidated subsidiaries taken as a whole prior to the Business Combination and Pubco and its consolidated subsidiaries taken as a whole following the Business Combination.

Overview

EEW is an independent global pure-play renewable energy projects developer, historically focusing on utility-scale solar photovoltaic (“PV”) projects, having expanded recently to solar plus battery storage systems (“BESS”) projects and currently also targeting servicing the green hydrogen industry. The Group’s main business model is the development of utility-scale solar PV ground mounted projects, from greenfield to ready-to-build (“RTB”) stage (the period from the outset of the project through to the stage at which the project is sufficiently developed in order to begin construction of a solar photovoltaic plant on the project site). The Group does not construct, own or operate solar PV plants. Once a project approaches ready-to-build stage, the Group seeks buyers for the project through its established network of financial investors, infrastructure funds, private equity firms, large utilities, independent power producers and oil and gas companies.

The Group’s business model is focused on targeting the non-government-subsidized solar PV energy market. The Group’s current operations focus on the development of projects across Europe, Australia and America, in some of the markets forecasted to see the biggest growth of solar installations. All countries the Group is currently active in operate fully deregulated electricity markets, with total volumes in excess of hundreds of TWh (“Terra Watt hour”); both size and lack of market constraints are necessary ingredients for sustainable business growth.

The Group’s projects are measured by the planned megawatt capacity of the solar PV plant that will ultimately be built on the site by the buyer of the project. The expected project sale proceeds scale up almost linearly with the project planned MW, depending also on expected energy yield (kWh/kWp), country conditions and further project parameters. Proceeds from the sale of a project are typically paid in milestones which can vary between projects and buyers and typically include a down payment upon closing of the transaction, with the balance to be paid on certain predetermined commercial criteria.

The Group sold in March 2023 a 42 MW project in Sweden to OX2 Holding Sweden 7 AB. In 2021, it completed the sale of two projects in Spain to Lightsource Renewable Energy Verdejo Limited, which totaled approximately 99 MW. There is currently an ongoing process to sell advanced and RTB stage projects in the UK, Sweden, Italy and Australia.

The Group has a pipeline of projects in Europe and Australia, and is considering opportunities in the Americas, totaling approximately 10.1GW. Its near-term growth plans are to expand its activities to further Organization for Economic Cooperation and Development-member countries.

History

Svante Kumlin, EEW’s founder and chief executive officer, began working in solar development in 2008, initially focusing on solar module plant manufacturing. In 2012, Mr. Kumlin formed the Group as a Cyprus-incorporated legal entity, formerly known as E.E.W. Eco Energy World Holdings Limited (now ETT ET Developments 1 Ltd) (“EEW Cyprus”), which in 2019 transferred its assets and liabilities to the current UK-incorporated legal entity, E.E.W. Eco Energy World Limited (formerly E.E.W. Eco Energy World PLC prior to its re-registration from a “public limited company” to a “private limited company” in January 2023). Since 2012, EEW and its predecessor related parties have developed 22 solar PV projects totaling approximately 1,.4 GW (13 in the UK, 2 in Spain, 6 in Australia and 1 in Sweden).

The Group’s executive officers have on average approximately 15 years of experience in solar PV and renewable project development. The Group believes this blend of skill, knowledge and experience will enable it to generate developments competitively, keep capital costs low and drive operational and financial efficiencies to compete with other forms of power generation across multiple markets. In addition, management’s strong track record of project development and established relationships within the solar PV market, positions the Group well for rapid growth in one of the fastest growing renewable energy market segments.

In December 2021 the EEW board of directors approved the spin-off to the EEW Shareholders of the Group’s subsidiary, EEW H2 LTD (“EEW H2”), a developer of green hydrogen projects. The spin-off was completed in February 2022 at which time EEW H2 ceased to be a consolidated subsidiary of the Group. The Group has entered into several related party agreements with EEW H2, including an agreement whereby the Group has the first right to submit solar project acquisition proposals to EEW H2 to supply electricity for any of its green hydrogen production projects, an agreement for the sale to EEW H2 of Raglan Solar Pty Ltd, a Group subsidiary holding a 400MW solar project, and a development services agreement under which the Group will provide solar project development services to EEW H2. In connection with the transfer of Raglan Solar Pty Ltd in 2022, the Group received ownership of 29.1% of EEW H2 through the Group’s subsidiary EEW One. The development services agreement has since expired unused. See “Certain Relationships and Related Party Transactions — EEW — EEW H2 Spin-Off” for additional information regarding the Group’s related party agreements with EEW H2.

Project Development Overview

The Group is active in the development of utility-scale solar PV projects from greenfield to RTB stage (the period from the outset of the project through to the stage at which the project is sufficiently developed in order to begin construction of a solar photovoltaic plant on the project site). The Group’s strategy is to sell the projects to a diverse customer base including financial investors, infrastructure funds, private equity firms, large utilities, independent power producers and oil and gas companies. The Group has a proven business model, focusing on the non-government-subsidized solar market segment, least affected by governmental policy changes.

Following a preliminary site assessment, the Group secures land, grid connection and planning permission for each project. The Group’s projects are designed to optimize the project’s financial performance, through the selection of the PV and BESS technology suitable for the specific site, taking into account environmental and other restrictions.

The rights for each project are held within the Group and when the projects mature the project rights are novated to a newly incorporated special purpose vehicle (“SPV”) company. When the Group sells a project, it sells the shares of the project SPV to the buyer.

Development process

Development of a solar PV project can take between one to three years and typically follows the process detailed below:

1.      Feasibility analysis — economic and technical analysis of a region for deployment of solar PV projects in order to certify financial model;

2.      Grid connection — evaluation and sourcing of the most suitable grid connection for the project; in certain jurisdictions this may require a financial commitment of the Group towards the grid provider;

3.      Land Acquisition — land selection in proximity of grid connection and negotiation of long-term land lease;

4.      Permitting Planning — obtaining all required permits to construct and operate the project, including environmental, land use and generator licenses;

5.      Sale at RTB — sale of the SPV holding the rights of the solar PV project to buyers once it is at or near the RTB stage. However, at times, solar PV projects may be sold at an even earlier stage.

In some limited cases, prior to or after the sale of the project SPV, the Company may upon request arrange for construction project financing and/or procure “engineering, procurement and construction” (“EPC”) and/or “operation and maintenance” (“O&M”) contractors for project construction and maintenance. Such additional “services” (“post-RTB”) provided to the buyer of the project may also include negotiation of “power purchase agreements” (“PPAs”) or merchant power offtake arrangements.

Feasibility analysis

Projects are initiated through a rigorous assessment of a region or market for suitability of solar PV development. This includes assessment of the availability of grid capacity, appropriate land, interested landholders and solar resource, as well as permitting requirements and policies supporting sustainable developments. An economic and technical analysis is then conducted to prove the economic viability of the financial model for the project, which computes the lifecycle value and expected investor return for the project SPV based on a number of estimated inputs including project CAPEX, OPEX, debt structuring and future energy yield and prices. This stage generally takes 6-12 months depending on whether the region or country is a new or an established market for the Group.

Using grid infrastructure, cadastral maps and other similar information available, initial contact starts with landholders near areas where potential grid capacity has been identified. In tandem, the Group uses planning and zoning maps to further filter out areas unsuitable for solar development, such as protected nature areas, historic structures and high grade farmland, among others. Once landholder interest and grid capacity are preliminarily confirmed, under reasonable financial conditions, the Group selects preliminarily the solar technology suitable for the site to determine the PV plant’s expected CAPEX, OPEX and energy yield. Economic feasibility further depends on estimated future electricity purchase prices and grid connection costs. Depending on the jurisdiction, the expected electricity purchase prices may be established through a power purchase agreement for a fixed term or through going fully merchant on the wholesale market.

Grid connection

In parallel to the preliminary technical and financial assessment for a project, grid availability and relevant costs are checked with the competent grid operator at an indicative, non-binding, high level feasibility approach (“HLF”). If the HLF is positive, exclusivity on the identified land is secured and project preliminary feasibility studies are complete, a grid connection application process begins.

Through the grid connection application process and associated engineering studies, the grid connection solution is detailed and relevant costs are established through a review with the network operator of available grid capacity for the site, along with an assessment of the distance from a connection point, which are all finally documented in a grid connection offer. The Group works with local grid providers to obtain and secure binding grid connection offers for its projects.

To secure grid access in various jurisdictions, the Group is required to provide securities (“Grid Bonds”) or pay significant advances against the future cost of implementing the grid connection works (“Grid Advances”) to the competent grid operator upon acceptance of a binding grid connection offer. Grid Bonds and Grid Advances are financial commitments made by a project developer in return for guaranteed grid access for a project by a country’s grid provider. They also provide evidence of financial capacity and may be required by local authorities to ensure companies that are allocated grid connections are able to construct the project.

The requirement to post and fund Grid Bonds and Grid Advances is generally dependent on jurisdiction and is not always a requirement to secure grid connection. When required, Grid Bonds and Grid Advances are generally the Group’s most significant capital commitment to a project, however the capital used is returned to the Group when a project is sold. The Grid Bonds and Grid Advances are a barrier to entry for many small developers without access to capital.

Land acquisition

The site identification and acquisition process involves the analysis of available options for the land on which a solar project will eventually be constructed. After securing exclusivity over a site to facilitate the HLF process, the Group negotiates leases or lease (or purchase) options with local landholders and/or authorities to secure land on a long term basis. The leases or options are structured to match the length of the project lifetime which may be between 25-40 years. Land is chosen based on a number of factors, including property size, land quality, easy access, proximity to grid, lack of planning restrictions and reasonable rent expectations by the landholders. Site identification can take anywhere from 3-12 months from initial search to securing an exclusivity agreement.

Permitting planning

Once sites and grid are identified and/or secured, the Group seeks to obtain all necessary permits for use of the land for solar power generation. The Group has become very experienced at streamlining the permitting process. The requirements and processes of permitting are often substantially different between regions and countries, requiring specialized knowledge and experience. The Group believes its knowledge base and experience of successfully securing permits is a key strength of the Group. Permitting timescales can be variable depending on project size and country and may take between 6-36 months. Following successful permitting of a project, it is classified as RTB.

Sale at RTB

The Group generally sells its projects to a diverse range of customers, the latest being at RTB stage. Often this process is initiated when the project is in an advanced stage, prior to reaching RTB status. However, at times, the process may be initiated at an even earlier stage. Such an arrangement allows the buyer to customize the technology aspects of the project design to the buyer’s preferences. In some cases, project portfolios rather than individual projects are sold to the same buyer, minimizing administrative effort and matching larger buyers’ preferences for acquisition of multiple projects which are at different stages of development maturing progressively over time.

When a project is ready to be sold, the Group initiates a sale process and targets its network of potential buyers and negotiates a purchase agreement for the sale of the project SPV. If the project is not at RTB stage upon sale, the Group may offer further development services to the sold SPV for the project to reach RTB, or it may offer post-RTB services through a development services agreement.

Once the project SPV is sold, the Group does not retain any operational or financial commitments to the project (other than customary warranties, indemnities and price adjustments in relation to project delivery). Given the market demand for solar projects there are typically multiple interested buyers for the Group’s projects. The sale of a project generally takes 3-6 months to negotiate and close. Depending on the nature of the transaction, the consideration for projects sold is typically paid in various installments, based upon specific project milestones.

Post-RTB services

In some limited circumstances, buyers request additional services from the Group, which can involve procurement of EPC and O&M contractors, conducting EPC and O&M commercial and technical due diligence or arranging project financing and negotiation of PPAs. In these circumstances, the Group receives additional compensation for the provision of such services to the buyer.

In relation to EPC, the Group uses its extensive technical experience for the due diligence of the potential EPC contractors and the sourcing of the most suitable one for the construction of the specific solar power plant. The agreed construction contracts will specify the scope for the contractor, which typically includes the preparation of detailed engineering designs of the project, procurement of all equipment and materials required, and construction to the client’s timelines.

In relation to project financing, the Group occasionally arranges for debt financing, construction finance or equity investment for a project that has been sold. To secure financing, the Group prepares comprehensive documentation for the project that enables reliable revenue projections for banks and investors. The selected structure is influenced by the particular commercial and financial needs of the buyer as well as the level of finance available.

Finally, in relation to energy off-take agreements, the Group is occasionally involved in the negotiation and sourcing of long-term PPAs for the sale of electricity to be produced by sold projects. Some markets require PPAs in order to secure project financing.

Acquisitions and joint development agreements

Generally, the Group develops projects from greenfield stage; however, in some cases, the Group acquires existing projects at various stages of development, which the Group then develops either on its own or pursuant to joint development agreements (“JDAs”) with the initial developer. Under joint development agreements, the Group holds full ownership of the acquired projects but cooperates with the seller for the projects to reach RTB stage. In such cases, the consideration for the initial acquisition is structured either as milestone payments against project advance or sharing of sale proceeds when the project is finally sold by the Group.

Although acquisitions and JDAs reduce the net margin of the Group’s per project sale as compared to sale of projects developed from greenfield, they contribute significantly to transaction volumes. The development from greenfield to RTB stage is both time consuming and human-resources-intensive, whereas acquisitions offer faster maturing times and JDAs unlock expertise-potential well beyond the Group’s available in-house resources. Both are especially important for quickly and efficiently entering new markets or segments.

Group Strategy

The Group’s strategy is to take advantage of the substantial rise in demand for solar PV (and BESS) projects, by leveraging management’s significant solar PV experience and the Group’s streamlined development processes, to build a leading solar PV (and BESS) project developer and deliver significant value to its shareholders. Since the formation of the Group, the Group’s management team has implemented this strategy by profitably generating projects at increasing scale across multiple jurisdictions, and broadening the Group’s buyer and investor network.

The key elements of the Group’s strategy are to:

1.      Focus on the continuous and systematic greenfield development of utility-scale ground-mounted solar PV (and BESS) projects, to be sold at advanced or RTB stage (and, in some cases, in earlier stages);

2.      Identify and target new jurisdictions for developing projects with large potential solar growth trajectories, particularly where there are ambitious government initiatives, such as in the United States;

3.      Scale up the business by actively pursuing JDAs and acquisitions of project portfolios in jurisdictions the Group is currently active and in new markets including, but not limited to, the UK and the United States;

4.      Develop market leading grid knowledge by leveraging established relationships with grid operators, consolidating accumulated grid experience and investigating state-of-the-art novel strategies to identify and enhance solar PV (and BESS) project connectivity in target markets;

5.      Capitalize on the networking and expertise of the Group’s large pool of local grid and planning consultants, with their extensive, specialized knowledge of regulations and processes and networks to develop projects efficiently;

6.      Continually increase the Group’s large network of solar PV project buyers and investors; and

7.      Drive cost-efficient project development by utilizing proprietary and state-of-the-art market software tools for land and grid identification, project design and project management.

In the short to medium term (12-24 months), the Group has the following strategic objectives which would, in part, be supported by the proceeds from the Transactions:

1.      Progress new and ongoing projects in the Group’s global project pipeline towards RTB stage. Specifically, in the next 24 months, the Group is seeking to progress:

a.      500 to 800 MW of the Group’s advanced stage projects to RTB stage;

b.      600 to 900 MW of the Group’s mid-stage projects to advanced stage; and

c.      700 to 1000 MW of the Group’s early stage projects to mid-stage.

2.      Realize the sale of projects which are currently at RTB, advanced or mid-stage. Specifically, in the next 24 months, the Group is seeking to sell 2500 to 3000 MW of projects to be eventually developed to RTB stage.

3.      Originate new early-stage greenfield projects. Specifically, in the next 24 months, the Group is seeking to originate 2000 to 2500 MW of greenfield early-stage projects.

4.      As well as actively progressing its current pipeline towards RTB stage and growing the existing pipeline by originating new early stage greenfield projects, as set out above, the Group’s regional teams will investigate further project portfolio opportunities through new acquisitions and JDAs. Specifically, in the next 24 months, the Group hopes to identify and target 6000 to 7000 MW of new acquisition/JDA opportunities to bring into its pipeline. In particular, the Group sees significant opportunities in the United States, where it has identified a number of projects portfolios at various stages of development.

5.      Grow the Group’s overall global presence and increase employee headcount by approximately 65% to circa 40 employees.

The Group’s strategy involves growth across multiple new markets at the same time. The Group has been studying and assessing potential new markets and jurisdictions across the world and has built its strategy and pipeline around this knowledge base. In some new markets, particularly smaller markets, the Group intends to partner with local expertise under JDAs to test and build a presence in those markets, before growing its operational base there. This both lowers risk and allows the Group to access in-country expertise from an early stage. On projects where the Group operates under a JDA, the Group targets a share of the sales proceeds in excess of 60%.

Key Strengths

The Group benefits from the key strengths described below.

Management track record and expertise

The Group’s executive officers have an average approximately 15 years of experience in solar PV and renewable energy project development and its members have held senior operational, financial and commercial roles in renewable energy businesses. Svante Kumlin, the Group’s founder and chief executive officer, has 35 years’ experience in entrepreneurship through founding and investing in hi-tech and renewable energy businesses, and the management team overall has: (i) a demonstrable track-record of identifying, permitting, developing, financing, constructing and profitably selling solar PV projects; (ii) successfully built up a knowledge base of the relevant regulatory frameworks and market conditions globally; and (iii) developed strong relationships with a network of investors and buyers of solar PV projects.

Global scalability of solar PV development strategy

Since its inception in 2012, the Group and its predecessor related parties have developed 22 solar PV projects totaling approximately 1.4 GW. The Group’s pipeline currently exceeds 10 GW across 7 countries. The Group’s accumulated experience and streamlined processes, along with the proven global understanding and track record of its management, allow for an efficient scale up of the Group’s business and implementation of its strategy internationally, across new markets. Management believes that the model and strategy the Group has deployed to date can be rolled out across a growing number of jurisdictions, with large solar growth potential.

High margin, low capital cost and focused business model with limited operational risk

The Group believes its focused business model, being a pureplay solar PV project developer (i.e., exiting a project latest by the RTB stage), sets it apart from other market participants, as the Group operates in the highest margin part of the solar power value chain, with the lower capital commitments and no ongoing operational risk. As the Group does not construct, own or operate any solar projects, the Group’s capital commitments are limited to those related to securing grid connections, land and necessary permits for its projects. These costs are low in comparison to the construction costs borne and capital commitments made by the operators of the projects. Moreover, because the Group sells its projects prior to solar plant construction, the Group’s revenues are not affected by operational risks of projects, which have a serious impact on the business model of project owners and operators, therefore reducing operational and financial risks for the Group.

The Group is able to compete predominantly in fully deregulated, subsidy free markets due to solar PV technology being able to achieve one of the lowest levelized cost of electricity as compared with conventional forms of energy, even in countries with low solar irradiation. In contrast to other renewable energy generation technologies, solar PV technology is also easily scalable and adaptive to the environment, allowing for great flexibility during project development, with a direct effect on achieved project volumes and profitability.

Ability to procure a strong global development pipeline

The Group currently has an established pipeline of approximately 10.1 GW of solar projects across the globe and management intends to continue to grow this organically through further greenfield project development, as well as through acquisitions of project portfolios and establishment of new JDAs in new markets. Management believes that it has industry leading access to new opportunities, as well as the accumulated know-how to screen project portfolios and potential partners quickly and efficiently.

Limited competition and high barriers to entry

Management believes that there is a high barrier to entry for new entrants and competitors due to the requirement for detailed local knowledge and experience of the development process in every different jurisdiction, in particular in relation to the grid connection and permitting processes. Further barrier to entry is the requirement in some markets to post Grid Bonds and Grid Advances to secure grid connection for projects, given that many developers do not have the capital resources to comply.

Market Opportunity

The International Renewable Energy Agency (“IRENA”) forecasts strong growth in demand for solar PV projects, with strong market drivers underpinning this as part of the global energy transition.

According to IRENA’s “World Energy Transitions Outlook 2022: 1.5°C Pathway” report (“IRENA WETO 2022”), to achieve net zero carbon emissions by 2050, a significant scale-up of investments will be needed for the rest of this decade — in all sectors and regions — to reach an estimated required US$ 5.7 trillion investment a year in the 1.5°C pathway scenario (“1.5°C Scenario”).

The IRENA WETO 2022 “Planned Energy Scenario” (“PES”) already envisages significant investment in the energy sector, amounting to US$ 98.0 trillion between 2021 and 2050. However, a 1.5°C-compatible climate pathway calls for the scale-up of investment from US$ 35.0 trillion under the PES to US$ 57.0 trillion under the 1.5°C Scenario between 2021 and 2030. This represents an incremental increase of over 60% until 2030 as most investment is needed up front to accelerate the pace of the energy transition. In the 1.5°C Scenario, US$ 10.0 trillion is allocated to fossil fuel investments, while the rest is allocated to the energy transition.

The figure below from IRENA WETO 2022 shows the total investment needed by technological avenue in the PES and the 1.5°C Scenario between 2021 and 2030.

Cumulative energy sector investments, 2021-30 (USD trillion)
60
50
40
30
20
10
0
USD 57 trillion
+22 USD trillion or +2.2 trillion per year
USD 35 trillion
PES
2021-30
1.5°C Scenario
2021-30
Others (material recycling etc.)
Power grids and energy flexibility
Carbon removal, capture and storage measures CCS and BECCS (incl. transport and storage)
Hydrogen and its derivatives (incl. infrastructure)
Electrification in end uses
Energy efficiency
Renewables - direct uses and district heat
Renewable - power generation
Fossil fuels and nuclear - power
Fossil fuel - supply

Source: IRENA — World Energy Transitions Outlook: 1.5°C Pathway (March 2022), Figure 2.8 Total investment by technological avenue: PES and 1.5 degree C scenario, 2021-2030

The 1.5°C Scenario requires additional investments of almost US$ 2.2 trillion per year over the PES until 2030, plus the redirection of investments from fossil fuels towards energy transition technologies amounting to US$ 0.7 trillion per year.

In order to understand the investment implications of various technological avenues, the figure below from IRENA WETO 2022 compares historical annual investments per year in relation to the 1.5°C Scenario.

Source: IRENA — World Energy Transitions Outlook:1.5°C Pathway (March 2022), Figure 2.9 Average annual investment in USD billion per year by technology and measure, 2021-2030

Solar PV energy generation, with its easily scalable technical potential, will expand quickly in coming decades. According to IRENA WETO 2022, the installed capacity of solar PV is expected to increase seven-fold by 2030 (to nearly 5,200 GW) and twenty-fold by 2050 to exceed 14,000 GW. Meeting those targets will involve annual additions of 450 GW in this decade, most of it in the form of utility-scale installations.

Electricity generation (TWh)
90 000
75 000
60 000
45 000
30 000
15 000
0
2018
RE: 25%
VRE: 7%
2030
RE: 65%
VRE: 42%
2050
RE: 90%
VRE: 63%
2018
2030
2050
Where we need to be (1.5-S)
Electricity capacity (GW)
35 000
30 000
25 000
20 000
15 000
10 000
5 000
0
2018
RE: 33%
VRE: 15%
2030
RE: 76%
VRE: 60%
2050
RE: 92%
VRE: 73%
2018
2030
2050
Where we need to be (1.5-S)
Coal
Oil
Natural Gas
Nuclear
Hydro (excl. pumped)
Biomass (solid)
Biomass (waste)
Biogas
Solar PV
CSP
Wind offshore
Wind onshore
Geothermal
Tidal/Wave
Hydrogen

Note: 1.5-S = 1.5°C Scenario; CSP = concentrated solar power; GW = gigawatts; PV = photovoltaic; RE = renewable energy; TWh/yr = terawatt hours per year; VRE = variable renewable energy.

Source: IRENA — World Energy Transitions Outlook:1.5°C Pathway (March 2022), Figure 2.3 (Global total power generation and the installed capacity of power generation sources in 1.5°C Scenario in 2018, 2030 and 2050)

As a result, solar power is forecast to represent the energy type with the largest growth in capacity to 2050, significantly ahead of wind power and all other forms of renewable and non-renewable energy generation.

Sources: Projections values for 2021-2030 & 2050 based on IRENA — World Energy Transitions Outlook:1.5°C Pathway (March 2022) Figure 2.3. Data points during 2030-2050 generated by calculating the CAGR formula and extrapolation of the 2030 and 2050 values as per IRENA

Sources: Historical values for 2010-2021 based on https://www.iea.org/data-and-statistics/charts/solar-pv-power-capacity-in-the-net-zero-scenario-2010-2030

Sources: Historical values for 2000-2010 based on IRENA’s renewable energy (IRENA, 2019c)

The four main drivers behind the projected growth of solar PV capacity are decreasing costs of solar PV technology, scalability and adaptability of solar PV technology, commitments from governments and industry to net zero and the anticipated demand from investors for new renewable energy projects.

Group Structure

EEW is the ultimate parent of the Group, as shown in the structure chart below. The Group is organized such that a new SPV is incorporated to hold each new project and each such project company owns the development rights to each of the Group’s solar developments and is located in the jurisdiction of the respective solar development.

EEW Corporate Structure
2 August 2023

Minority Shareholders
Owns <10% voting /equity shares
Owns >90% voting /equity shares
Kumlin Family
E.E.W. Eco Energy World Ltd. Reg No: 11776841 Country of Reg: U.K.
Owns 100% voting /equity shares
Owns 100% voting /equity shares
EEW Group owns 29.1% voting /equity shares - EEW shareholders 70.9% voting / equity shares
E.E.W. Eco Energy World (US) LLC. Reg No: 6347886 Country of Reg: U.S.A.
E.E.W. Eco Energy World UK Holdings LTD. Reg No: 11780412 Country of Reg: U.K.
EEW H2 LTD. Reg No: 13775984 Country of Reg: U.K.
Raglan Solar PTY LTD Reg No: 616515514 Country of Reg: Australia
Owns 100% voting /equity shares in all below
Field Form Solar LTD. Reg No: 13975844 Country of Reg: U.K.
E.EW 100 LTD. Reg No: 13327546 Country of Reg: U.K.
Solar Development Spain One LTD. Reg No: 11794805 Country of Reg: U.K.
E.E.W. Eco Energy World Development Holding LTD. Reg No: 11794857 Country of Reg: U.K.
Owns 100% voting /equity shares in all below
Owns 50% voting /equity shares
Field Farm Solar LTD. Reg No: 13465126 Country of Reg: U.K.
Owns 100% voting /equity shares
E.E.W. Eco Energy World Development Holdings Two B.V. Reg No: 75065762 Country of Reg: Netherlands
E.E.W. Eco Energy World Development Holdings One B.V. Reg No: 75065665 Country of Reg: Netherlands
E.E.W. Eco Energy World PTY LTD Reg No: 644 171 782 Country of Reg: Australia
E.E.W. Holding 1 APS Reg No: 42043281 Country of Reg: Denmark
Owns 100% voting /equity shares
Owns 100% voting /equity shares in all below
Avonside Energy Park PTY LTD Reg No: 663 580 863 Country of Reg: Australia
Maranbah Solar PTY LTD Reg No: 609 761 953 Country of Reg: Australia
Queensland Renewables Park PTY LTD Reg No: 663 577 875 Country of Reg: Australia
EEW Solpark 1 AB Reg No: 559411-0982 Country of Reg: Sweden
EEW Solpark 2 AB Reg No: 559413-0873 Country of Reg: Sweden
Rockhampton Renewable Park PTY LTD Reg No: 670 030 994 Country of Reg: Australia
UK Renfrewshire 1 LTD Reg No: 14225523 Country of Reg: U.K.
UK Warwickshire 1 LTD Reg No: 14227268 Country of Reg: U.K.
UK Merthyr Tydfil 1 LTD Reg No: 14228095 Country of Reg: U.K.
UK Torfaen 1 LTD Reg No: 14227982 Country of Reg: U.K.
UK North Yorkshire 1 LTD Reg No: 14120846 Country of Reg: U.K.
EEW Sweden 1 AB Reg No: 559319-9440 Country of Reg: Sweden
EEW Italy S.R.L Reg No: 11935950961 Country of Reg: Italy
ECO ENERGY WORLD SPAIN.SL Reg No: B88225727 Country of Reg: Spain
Metaway Capital SL Reg No: B88218144 Country of Reg: Spain
Denmark
Sweden
U.K.
Italy
Spain
Netherlands
Australia
Entities outside Group

Pipeline

The Group has a strong track record of originating and developing utility-scale solar PV assets globally and currently has a global solar project pipeline of approximately 10.1 GW across Europe, Australia and America.

The composition of the Group’s pipeline as of December 1, 2022 is summarized as follows, broken down by development stage, origin, and geography:

RTB
GREENFIELD
+
POTENTIAL JDA/ ACQUISITIONS
=
EXISTING & POTENTIAL
2025
2,814 MW
2,309 MW
Early Stage
5,122 MW
2024
1,319 MW
1,272 MW
Mid Stage
2,591 MW
2023
1,070 MW
1,202 MW
Advanced Stage
2,272 MW
2022
32 MW
64 MW
Ready To Build
96 MW

Note: The pipeline figures in the graphics above include both greenfield and potential JDA/acquisitions and are for illustrative purposes only and should not be relied upon as being indicative of future results. These illustrative figures are subject to various risks, uncertainties and assumptions, and there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated. JDA/acquisitions represents potential JDA or acquisition opportunities that EEW is aware of and which are subject to various stages of diligence and discussions with counterparties. Ability to acquire any project is dependent upon a number of factors, including continued availability of projects for purchase, successful negotiation with counterparties, completion of due diligence, and availability of funding. There can be no assurance that the Group will be able to acquire any of these pipeline opportunities, due to these or a number of other potential contingencies.

The Group’s pipeline presented above consists of the Group’s greenfield developments and potential portfolio acquisitions and new JDAs. The Group’s projects are in different development phases and across different countries. To classify and manage the project development pipeline and provide visibility, the Group divides the projects into different development stages according to predetermined development milestones. The Group’s four defined development stages are early stage, mid-stage, advanced stage and RTB.

Early stage

In the early stage of a project, an opportunity is identified and the land availability and grid network strategy are under analysis. Projects in the early stage are approximately two to three years away from being sold depending on the country; however, the sale process may be initiated earlier.

Mid-stage

In the mid-stage of a project, the land is identified and the lease agreements are being negotiated with the landowners and the grid availability is established with the network operator as being available in principle. Projects in the mid-stage are approximately one to two years away from being sold, depending on the country; however, the sale process may be initiated earlier.

Advanced stage

In the advanced stage of a project, the land is secured with the landowners, the grid network is confirmed with the grid operator and the planning permitting is also underway. Projects in the advanced stage are approximately one year away from being sold, depending on the country; however, sales process may be initiated earlier.

Ready-to-Build (RTB)

The project is considered to have reached the RTB stage once lease agreements have been signed with landowners, the grid network is confirmed with the grid operator and the planning permitting is obtained. Projects in the RTB stage are approximately half a year away from being sold, depending on the country.

Of the Group’s project development pipeline of 10.1 GW, approximately 2.4 GW are in the RTB and advanced stages, 2.6 GW in the mid-stage and 5.1 GW in the early stage as of December 1, 2022.

Sold projects

The Group was formed in January 2019 through a re-organization of certain predecessor related party entities. The summary below includes Group activity of projects sold since its formation in 2019 as well as activity transacted by the predecessor related party entities prior to the Group’s formation.

The Group (including the predecessor related party entities) has sold 21 projects totaling approximately 1.2 GW. In Europe, the Group (including the predecessor related party entities) has sold 15 projects located in the United Kingdom, Spain and Sweden, totaling 331.5 MW.

A summary of these sold projects is detailed below:

No.	Project Name	Year sold	Capacity MWp	Location
1	ARA	2018	130.00	Australia
2	Chincilla	2017	20.00	Australia
3	YRD	2017	37.00	Australia
4	Bouldercombe(1)	2021	260.00	Australia
5	Raglan(2)	2022	400.00	Australia
6	Sellindge	2015	4.10	U.K.
7	Playters	2014	7.20	U.K.
8	Castle Eaton	2013	19.00	U.K.
9	Pitworthy	2013	14.00	U.K.
10	Highfields	2013	15.00	U.K.
11	Spriggs	2013	12.90	U.K.
12	High Penn	2013	11.00	U.K.
13	Michelmersh	2015	18.75	U.K.
14	Royston	2015	10.00	U.K.
15	Ilmer	2016	5.00	U.K.
16	Ilmer Phase 2	2016	15.00	U.K.
17	New Kaine	2014	2.00	U.K.
18	Defford	2019	50.00	U.K.
19	(Expansion Habit) La Mudarra	2021	49.53	Spain
20	(Performan Lark) La Mudarra	2021	49.53	Spain
21	Alvesta 1	2023	42.00	Sweden

____________

(1)      The Bouldercombe project was sold on November 27, 2020 by EEW Cyprus (an entity under common ownership with the Group) through a share sale agreement with a third party for the sale of the entity holding the Bouldercombe project rights. On January 21, 2021, EEW Cyprus assigned all of its equitable rights and benefits under the share sale agreement to EEW APS, a subsidiary of the Group, and on June 27, 2022, the parties, including the third party purchaser, agreed to novate EEW Cyprus’s rights, interests, benefits and obligations under the share sale agreement to EEW APS.

(2)      In September 2022, the Group sold 100% of the issued share capital in Raglan Solar Pty Ltd to EEW H2, in exchange for 46,153,846 shares in EEW H2 (equal to 29.1% ownership of EEW H2) and a deferred payment of $10 million settleable in cash or equity, to be paid by December 31, 2023. EEW H2 is a related party of the Group as a result of a spin-off of EEW H2 to the EEW Shareholders in February 2022. In addition, the CEO of the Group is also a director of EEW H2. As of the date of this proxy statement/prospectus and exchange offer prospectus, EEW H2 has not paid the cash consideration and has not raised third-party capital. In addition, EEW H2’s only material asset is the Raglan solar project, and it currently does not have any employees. See “Certain Relationships and Related Party Transactions — EEW — EEW H2 Spin-Off” for additional information regarding the Group’s related party agreements with EEW H2.

Competition

The Group’s competition consists primarily of other solar and/or renewable developers that either develop and sell at RTB and/or construct and sell turnkey at COD, as well as companies that develop, construct, own and operate solar. Many of the Group’s customers are also its competitors, as most buyers also develop projects on their own. However, market demand for solar projects exceeds what project operators can develop themselves. While the specific competitors vary per market, the largest solar power operators that also develop are global.

Intellectual Property

The Company has registered trademarks in respect of its name and logo (Eco Energy World) in the key markets in which it operates, in the UK, European Union, Switzerland, and United States. The trademark application in Australia has been filed and is published, pending examination with an anticipated registration date of 30 April 2024. It does not hold any other registered intellectual property.

Summary of the Group’s operations

The Group is headquartered in London, United Kingdom, with satellite offices in Monaco, Madrid, Malmoe, and Sydney.

Employees

As of June 12, 2023, the Group had 22 employees and consultants across the Group excluding the non-executive directors.

Regulation

The Group operates in compliance to applicable required local, national and international regulations as well as industry standards. Material regulation relevant to the Group is compliance with local regulation related to the development process such as securing permits and other rights for projects. Although requirements vary between jurisdictions, the Group’s project permits are usually subject to laws related to land use or change of use, approved and expected rural zoning plans, building and planning regulations, protection zones, mines, environmental impact (including, amongst others, heritage, visual impact, flora and fauna, human activities, flooding and utilities). Special regulations and/or planning processes usually apply to solar projects to allow for expedited processes, as they are usually considered by governments to be projects of public interest and/or beneficial for the local communities. General and special regulations also apply in relation to access to the grid and the electricity markets.

Legal Proceedings

From time to time, the Group may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. The Group is not currently a party to any legal proceedings, the outcome of which, if determined adversely to it, would individually or in the aggregate have a material adverse effect on its business or financial condition.

EEW’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

References in this section to “EEW” are to E.E.W. Eco Energy World Limited, and to the “Group” are to EEW and its subsidiaries, in each case prior to the completion of the Transactions. The following discussion and analysis provides information which EEW’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. This discussion and analysis should be read together with the sections of the proxy statement/prospectus and exchange offer prospectus entitled “Business of EEW”, and EEW’s audited financial statements and related notes thereto that are included elsewhere in the proxy statement/prospectus and exchange offer prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the proxy statement/prospectus and exchange offer prospectus.

Overview of the Group’s Business

EEW is an independent global pure-play renewable energy projects developer, historically focusing on utility-scale solar photovoltaic (“PV”) projects, having expanded recently to solar plus battery storage systems (“BESS”) projects and currently also targeting servicing the green hydrogen industry. The Group’s main business model is the development of utility-scale solar PV ground mounted projects, from greenfield to ready-to-build (“RTB”) stage (the period from the outset of the project through to the stage at which the project is sufficiently developed in order to begin construction of a solar photovoltaic plant on the project site). The Group does not construct, own or operate solar PV plants. Once a project approaches ready-to-build stage, the Group seeks buyers for the project through its established network of financial investors, infrastructure funds, private equity firms, large utilities, independent power producers and oil and gas companies.

The Group’s business model is focused on targeting the non-government-subsidized solar PV energy market. The Group’s current operations focus on the development of projects across Europe, Australia and America, in some of the markets forecasted to see the biggest growth of solar installations. All countries the Group is currently active in operate fully deregulated electricity markets, with total volumes in excess of hundreds of TWh (“Terra Watt hour”); both size and lack of market constraints are necessary ingredients for sustainable business growth.

The Group’s projects are measured by the planned megawatt capacity of the solar PV plant that will ultimately be built on the site by the buyer of the project. The expected project sale proceeds scale up almost linearly with the project planned MW, depending also on expected energy yield (kWh/kWp), country conditions and further project parameters. Proceeds from the sale of a project are typically paid in milestones which can vary between projects and buyers and typically include a down payment upon closing of the transaction, with the balance to be paid on certain predetermined commercial criteria.

In March 2023, the Group sold a 42 MW project in Sweden to OX2 Holding Sweden 7 AB (“OX2”). In 2021, it completed the sale of two projects in Spain to Lightsource Renewable Energy Verdejo Limited (“Lightsource BP”), which totaled approximately 99 MW. The Group is currently in the ongoing process to sell advanced and RTB stage projects in the UK, Sweden, Italy and Australia.

The Group has a pipeline of projects in Europe and Australia and is reviewing opportunities in the Americas, totaling approximately 10.1 gigawatts (“GW”). Its near-term growth plans are to expand its activities to further Organization for Economic Cooperation and Development-member countries.

The Transactions

On October 6, 2022, EEW entered into a business combination agreement with Pubco, Merger Sub and ClimateRock. Pursuant to the business combination agreement, subject to the terms and conditions set forth therein, at the Closing, (a) Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving entity, as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of ClimateRock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco, and (b)(i) Pubco will make an offer to acquire each issued and outstanding EEW ordinary share in exchange for the issue and allotment of Pubco ordinary shares and (ii) Pubco shall also offer each holder of EEW’s outstanding vested and unvested options to purchase EEW ordinary shares, replacement options to purchase Pubco ordinary shares.

On August 3, 2023, EEW, Pubco, Merger Sub and ClimateRock entered into the amended and restated business combination agreement (the “Business Combination Agreement”), which replaced the business combination agreement between the parties, dated October 6, 2022. The Business Combination Agreement extends the deadline to consummate the Business Combination to September 30, 2023 and subjects $150,000,000 of the consideration for EEW shareholders to the achievement of a 2023 revenue milestone of USD $52,000,000.

Key Factors Affecting Our Results of Operations

The results of our operations have been and will continue to be affected by many factors, some of which are beyond our control. This section sets out certain key factors we believe have affected our results of operations in the periods under review and could affect our results of operations in the future.

Strong Track Record of Developing Solar Energy Projects from Greenfield to RTB Stage

The EEW business model carves out a very particular role that offers flexibility and speed in development of solar energy projects. Utilizing expertise gained over more than 10 years in the business, EEW is able to streamline the process and take advantage of experience gained in multiple markets to develop projects more efficiently and maximize site potential. The Group has a corporate culture of executing development efficiently whilst keeping administrative costs at a minimum. By following a business model concentrating on the process from inception up to the RTB stage, funding is available for more projects with capital tied up for a significantly shorter time than if committed to the full building process. Although the Group has a proven track record of developing solar energy projects to RTB stage in various jurisdictions there is no guarantee the Group will be able to execute project developments as efficiently going forward.

Global Macro Trend of Energy Transition to Renewable Energy

EEW’s development of solar energy projects internationally aligns with energy transition strategies being adopted by a number of countries worldwide. The Group believes increasing global demand for clean renewable energy currently supports its business model, the pace at which energy transition is implemented on a macro level is outside the control of the Group. Likewise, long-term energy strategies will be affected by political considerations that will shape relevant regulation and demand for solar energy, which are outside the control of the Group. While operating in several jurisdictions increases complexity and potentially reduces efficiencies in the short-term, the Group’s global strategy helps mitigate against risks of local market changes in energy transition policy.

Continued Strong Valuations for Solar Energy Assets

Renewable energy assets have continued to see support for strong valuations underpinned by increasing demand for clean energy. EEW projects have benefited from this trend and valuations and future potential profitability have been maintained at attractive levels.

Price of Energy

The Group’s development of solar energy projects and the profitability and viability of projects is linked to the price of energy in the jurisdictions in which it operates and further to the global trade in energy. Current levels and future expected energy prices in active jurisdictions will continue to support and exceed the EEW budgeted financial models.

Global Pipeline of Project Developments

EEW has a global pipeline of solar projects at various stages of development in the EU, UK, Australia and is reviewing opportunities to enter into new markets in the Americas. While the Group’s geographically diverse project pipeline has the benefit of insulating the Group to an extent against potential adverse changes in specific jurisdictions, ultimately the Group’s profitability is dependent on the number of solar projects developed (measured in megawatts) and the price at which these projects will be transacted (measured in price per megawatt). A large project pipeline provides the group with a number of projects that could potentially generate revenues in the mid- to long-term.

Covid-19 Pandemic

The Group’s operations have been affected by the global Covid-19 pandemic, primarily due to the restrictions imposed on in-person activities by countries worldwide, which severely limited international travel in particular and ability necessitated arrangements and investment for remote working. As a result, work streams for the project portfolio under development was affected by the delays both internally and from external sources as a number of our key contacts operations slowed down. While the impact on our activities was considered minimal, the overall timeframes for development of a number of projects were delayed. The Covid-19 pandemic may continue to affect the Group’s operations as a cause of uncertainty globally, but management believe the long-term effects on the utility scale solar PV market and the Group’s business will be minimal.

Regulatory and Legal Factors

The development of solar energy projects is complex and involves navigating several layers of regulations and other formalities over several years. Whilst the Group has a strong track record in the execution and development of projects in various jurisdictions with different regulatory requirements there is always a risk that future government decisions or other adverse regulatory changes will impact the profitability of a project and in worst case scenarios may make them commercially unviable.

Currency Risk

The Group’s financial statements will be presented in Euros, Pubco’s ordinary shares will be quoted in US dollars, and transactions and investments in relation to the Group’s projects will be dealt with in other currencies, such as US and Australian dollars. As such, the Group will be exposed to the volatility and fluctuations of the exchange rate between local currencies, particularly in emerging markets. The financials to date reflect only significant movements in the exchange rate between the Euro and other currencies. Going forward the Group will explore measures to hedge exposure.

Seasonality

The Group generates revenues from the sale of a small number of solar energy projects each year, normally once they reach ready-to-build stage. Because revenues are generated from a limited number of sales, and the timelines for projects to reach ready-to-build stage vary, the Group’s interim results can vary significantly and may not be representative of results in future periods.

Inflation

The solar energy industry has seen long periods of declining costs and increasing energy prices, but these trends may not continue or could even reverse. In the wake of the COVID-19 pandemic, many industrialized economies have experienced substantial inflation, including higher prices for inputs for the solar projects we facilitate. Increases in the prices of supplies for solar projects, or the absence of cost decreases, could adversely affect the Group by increasing the actual or expected costs of land, raw materials, and labor, and other goods and services needed to construct and operate solar PV plants. This could not only increase the Group’s expenses but also the expenses the Group’s buyers will face to complete and operate one of the Group’s projects. This may, in turn, result in decreases to the fair value of the Group’s investment properties, which would impact unrealized gain or loss on the fair value of investment properties, or the prices at which the Group is able to sell its projects, which would result in a decrease to revenues. Should cost increases occur, prospective counterparties may also choose to forego or delay purchasing projects from the Group. A significant portion of the Group’s operating expenses are employee, consultant and professional fees, which have and are expected to continue to increase as a result of inflationary pressures. Further, in addition to the direct impact of cost increases, sustained levels of high inflation have caused central banks worldwide to increase benchmark interest rates. This can raise the cost of capital that the Group’s buyers must obtain to buy our projects, which may lead them to pay less for our projects or avoid purchasing them at all. In addition, higher interest rates can depress economic growth, which could materially adversely impact the Group’s business.

Key Components of Statement of Operations

Basis of Presentation

The Group’s principal activity is the development of utility scale solar energy projects from inception through to ready-to-build stage. It conducts business across Europe, Australia, and the Americas. The Group’s historical results are reported in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) and presented in Euros, which is the Group’s functional and presentational currency.

Revenue from Contracts with Customers

The Group earns revenue from the sale of solar energy development projects and recognizes revenue at the point in time where it has satisfied relevant performance obligations and it is considered to have transferred control to the customer, giving the customer the ability to direct the use of and obtain substantially all the remaining benefits from the solar development project. Assessing this cut-off date requires judgment from management around conditions outside of their control such as third-party development progress, economic and political factors. Judgement is also involved in determining the transaction price, including estimates of variable consideration amounts related to potential penalties or price reductions from project delays.

Cost of Sales

Cost of sales relate to any costs associated with the sale of a project. Typical costs include any employment costs, consultancy, legal and land costs that are attributable to the cost of developing the project. EEW capitalizes these costs in relation to the development of solar projects as inventories on its consolidated statement of financial position throughout the life of a project and expenses them as cost of sales only when the project is sold, or is written off.

Fair Value Gains on Investment Properties

Fair value gains on investment properties relate to projects that EEW holds that are at ready-to-build stage, but during the period were held for capital appreciation or future rental income, as opposed to immediate sale. These investment properties are recognized on EEW’s consolidated statements of financial position at the underlying project’s fair market value, and any movement in fair market value during the period is recognized as a gain or loss on investment property within the consolidated statements of profit or loss and comprehensive income.

Administrative Expenses

Administrative expenses primarily consist of the costs associated with salary and benefits costs for non-development staff and consultants, including finance, legal, human resources and other administrative teams, corporate consulting expenses such as legal advice, audit fees, and certain development costs that cannot be attributed to a specific project, such as marketing and professional subscriptions.

EEW operates an equity-settled share-based option scheme and its share-based charges are included as part of administrative expenses.

Administrative expenses also include depreciation charges, which relate to the depreciation of computer equipment, and changes in the value of accounts denominated in a currency other than the functional currencies of the Group and its subsidiaries.

EEW expects its administrative expenses to increase as its overall activity levels increase due to the growth of the business, and costs associated with being a public company.

Finance Costs

Finance costs relate to interest and redemption premiums on the Group’s outstanding indebtedness. At December 31, 2021, the Group had two convertible loan notes outstanding with principal amounts of €5 million and €2 million. The €5 million loan is interest free but carries a redemption premium of 10% which is factored into the finance costs. The €2 million loan charged interest at 10%. In January, July and November 2022, the Group entered into three separate supplemental agreements under which the €5.0 million convertible loan note amount was raised, in the aggregate, to €10.5 million; the principal and interest under the €2.0 million loan was repaid with the proceeds of the increase in November. At December 31, 2022, the €10.5 million convertible loan note remained outstanding.

Loss on extinguishment of debt

In cases where the Group and its lender(s) agree to modify the terms of the Group’s indebtedness, and the Group determines that the changes amount to a substantial modification, it will treat the modification as an extinguishment of the original debt and the incurrence of new debt at fair value and will also recognize a loss on extinguishment.

Loss from Discontinued Operations, Net of Tax

During the year ended December 31, 2021, the EEW board of directors approved the spin-off of EEW H2, a business unit for hydrogen-based projects, as a stand-alone company owned by EEW Shareholders outside the Group. Loss from discontinued operations, net of tax for the year ended December 31, 2021 represents the start-up expenses associated with this business unit. The spin-off was completed in February 2022, and in September 2022 EEW H2 issued shares equal to approximately 29.1% of its share capital to Group subsidiary EEW One in consideration for a project sale, however EEW H2 is no longer a consolidated subsidiary of the Group. See “— Recent Developments” and “Certain Relationships and Related Party Transactions — EEW — EEW H2 Spin-Off” for additional information regarding the Group’s related party agreements with EEW H2.

During the year ended December 31, 2022, the Group had no discontinued operations.

Foreign Currency Translation Differences

Foreign currency translation differences reflect the foreign exchange movements on translating overseas results stated in currencies other than Euros. The main driver of this movement is the translation of the Groups investment in Australian projects, where the underlying results are reported in Australian Dollars and translated for financial reporting purposes into Euros.

Recent Developments

On January 20, 2023 the Company re-registered as a private limited company limited by shares.

On March 13, 2023 EEW APS, a Group subsidiary, entered into a sales and purchase agreement with OX2 for the sale to OX2 of all of the equity securities of a special purpose vehicle holding a 42 MW project located in southern Sweden. The total consideration is approximately €3.9 million, and EEW received the initial payment of 10% of that amount in March 2023.

On March 30, 2023, the Group entered into amendments to sale and purchase agreements with Lightsource BP relating to the sale of the shares of the Spanish project SPVs Performan Lark and Expansion Habit, together holding the rights to a 49.9MW solar project in Valladolid, Spain. The amendments, among other things, addressed final payments for the projects, including a milestone payment on signing the amendments of €1.5 million (Performan Lark) and €0.5 million (Expansion Habit) and a final payment of €1.2 million (Performan Lark) and milestone and final payments totaling €2.5 million (Expansion Habit). As of the date of this proxy statement/prospectus and exchange offer prospectus, EEW has received all payments.

During February, April and June 2023 a further total of 670,000 options were granted under the Company’s ESOP plan.

Results of Operations

Comparison of the Years Ended December 31, 2022 and 2021

The following table presents the Group’s results of operations for the years ended December 31, 2022 and 2021:

€ in thousands	Year ended December 31, 2022	Year ended December 31, 2021	Variance €	Variance %
Revenue from contracts with customers	€(259)	€9,175	(9434)	(102.8)%
Cost of sales	—	(866)	866	(100)%
Fair value gains on investment properties	4,902	17,804	(12,902)	(72.5)%
Administrative expenses	(5,495)	(4,146)	(1,349)	(32.5)%
Operating (loss)/profit	(852)	21,967	(22,819)	(103.9)%
Other gains and losses	(122)	—	(122)	100.0%
Finance costs	(836)	(829)	(7)	0.8%
Loss on extinguishment of debt	(2,845)	—	(2,845)	100.00%
Profit/(Loss) before tax	(4,655)	21,138	(25,793)	(122.0)%
Loss for discontinued operations, net of tax	—	(651)	651	100.0%
Net profit (loss) for the periods presented	(4,655)	20,487	(25,142)	(122.7)%
Foreign currency translation differences	(342)	384	(726)	(189.1)%
Total comprehensive income (loss) for periods presented	€(4,997)	€20,871	(25,868)	(123.9)%

Revenue from Contracts with Customers

In 2022, Raglan Solar Pty Ltd was transferred to EEW H2 in exchange for a deferred payment of approximately €10 million settleable in cash or shares of EEW H2 and 46,153,846 shares in EEW H2, representing approximately a 29% ownership interest. On the transfer date, the Group derecognized the investment property and recognized the investment in associate of €27.4 million and a financial asset of €10 million. Revenue from contracts with customers for 2022 was €(0.2) million, compared to €9.2 million for 2021. Revenue for 2021 related to the sale of two development projects in Vallodolid, Spain. The revenue recognized is based on the estimated transaction price considering the probability that variable consideration would be received. An adjustment to decrease revenue by €259,000 was made based on the estimated transaction price as at 31 December 2022.

Cost of Sales

Cost of sales for 2022 was €0.0, compared to €0.9 million for 2021. Cost of sales decreased €0.9 million for 2022 as a result of the Group not recognizing any revenue in 2022.

Fair Value Gains on Investment Property

Fair value gains on investment property for 2022 were €4.9 million, compared to €17.8 million for 2021. The increase in fair value of investment properties recognized during 2022 took into account stronger electricity markets in Australia. The decrease in gain from 2021 to 2022 was due, part, to the transfer of an investment property — Raglan Solar Pty Ltd — to EEW H2 during the year and increases in interest rates. A fair value measurement of Raglan Solar Pty Ltd was performed as at September 30 2022, the transfer date, to establish the carrying amount of the asset transferred to EEW H2. This resulted in a fair value measurement of €37.384 million, which was derecognized by the Company as at September 30, 2022. Additionally, another investment property — Maranbah Solar Pty Ltd — was recognized at cost in 2020, which was reflective of fair value. During 2021, there were significant enhancements to the project that resulted in increases to the fair value of Maranbah Solar Pty Ltd. Therefore, the change in fair value was larger in 2021 than in 2022. See “Critical Accounting Estimates and Policies — Investment in Associates, Transfer of Raglan Solar Pty. Ltd. to EEW H2 Ltd”.

Administrative Expenses

Administrative expenses for 2022 were €5.5 million, compared to €4.1 million for 2021. Administrative expenses increased €1.4 million primarily due to increases in compensation, including stock-based compensation awarded to consultants and staff, as part of the growth of the business.

Finance Costs

Finance costs were €0.8 million for 2022 and for 2021.

Loss on extinguishment of debt

During 2022, the Group recognized a €2.845 million loss on extinguishment of debt related to the amendment of the terms of the €10.5 million loan note, resulting from the increase of the redemption premium from 10% to 15% and then 25%, as well as inclusion of potential conversion of some or all of the loan note into ordinary shares in EEW. This Group determined this to be a substantial modification resulting in an extinguishment of the original debt and the recognition of the new debt at fair value, and the recognition of a loss on extinguishment.

Loss from Discontinued Operations, Net of Tax

Loss from discontinued operations, net of tax, for 2022 was €0.0, compared to €0.7 million for 2021. During the 2021, the EEW board of directors approved the spin-off of EEW H2. Loss from discontinued operations, net of tax for 2021 represents the write off of start-up expenses associated with this business unit.

Foreign Currency Translation Differences

Foreign currency translation differences for 2022 was €0.3 million, compared to €0.4 million for 2021. Foreign currency translation differences decreased by €0.1 million due to movements in the AUD currency.

Liquidity and Capital Resources

EEW has historically funded its operations through revenues generated from the sale of projects, equity investments and borrowings, including convertible loan notes, director loans from Svante Kumlin, who is a director, officer and significant shareholder of EEW, and other third-party borrowings.

At December 31, 2021, the Group had two convertible loan notes outstanding with principal amounts of €5 million and €2 million, and a redemption premium of 10% and interest rate of 10%, respectively. On July 15, 2022, the €5 million convertible loan note had increased to €7.5 million with a redemption premium of 15%. On November 30, 2022, the €7.5 million convertible loan note was increased to €10.5 million, and the €2 million convertible loan note was repaid with funds therefrom. EEW expects to fund its operations in the near to mid-term through revenues generated from the sale of projects and funds received upon the completion of the Transactions.

Going Concern

The ability of EEW to continue as a going concern is dependent, amongst others, on receivables being paid on time and support from shareholder funding as well as third party debt. EEW may also pursue other means to raise additional liquidity to meet its obligations, such as through raising equity and debt capital from investors. The Business Combination Agreement is expected to result in the merger with a newly formed holding company listed on the Nasdaq Stock Market and is conditional upon $40 million of cash being available, after any shareholder redemptions and payment of transaction expenses, from the trust account or additional equity or debt financing to be obtained prior to closing. There can be no assurances that the public offering will be successful, given the factors outside of the control of EEW, such as shareholder redemptions. EEW could also delay cash outlays for new projects under development, outlays for which EEW is in control and where such spending can quickly be reduced.

Cash Flows Summary

Comparison of the Years Ended December 31, 2022 and 2021

€ in thousands	Year ended December 31, 2022	Year ended December 31, 2021	Variance €	Variance %
Net cash (used in) provided by:
Operating activities	€(5,119)	€(4,817)	(302)	(6.3)%
Investing activities	(18)	(20)	2	10%
Financing activities	2,826	7,101	(4,275)	(60.2)%
Net increase (decrease) in cash and cash equivalents	€(2,311)	€2,264	(4,575)	(202.1)%

Net Cash Used in Operating Activities

The net cash used in operating activities for all periods presented consists primarily of the Group’s profit before tax adjusted for non-cash charges and changes in components of working capital. The increase in net cash used in operating activities for 2022, as compared to the net cash used in operating activities for 2021, was primarily due to increased working capital requirements as the result of growth in the business.

Net Cash Used in Investing Activities

The net cash used in investing activities for 2021 and 2022 of less than €0.1 million consisted of purchases of property, plant, and equipment.

Net Cash Provided by Financing Activities

The net cash provided by financing activities for 2022 of €2.8 million was due primarily to net proceeds from borrowing €5.5 million in loan proceeds and repayment of €2.0 million in convertible debt.

The net cash provided by financing activities for 2021 of €6.2 million was primarily due to convertible debt raised totaling €7.0 million and equity of €3.0 million, offset by repayment of third-party debt totaling €3.8 million.

Qualitative and Quantitative Disclosures about Market Risk

The Group is exposed to market risk in the ordinary course of business. Market risk represents the risk of loss that may impact the Group’s financial position due to adverse changes in financial market prices and rates. It is, and has been throughout the period under review, the Group’s policy not to use or trade in derivative financial instruments. The Group’s financial instruments comprise its cash and cash equivalents and various items such as trade receivables reflected as financial assets on the Group’s statement of financial position that arise directly from its operations. The main purpose of The Group’s financial assets and liabilities is to provide finance for its operations in the near term.

Liquidity Risk

Liquidity risk arises from the Group’s management of working capital and the finance charges and principal repayments on its debt instruments. It is the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due. The Group’s policy is to ensure that it will always have sufficient cash to allow it to meet its liabilities when they become due. To achieve this aim, it seeks to maintain cash balances (or agreed facilities) to meet expected requirements.

Market Price Risk

The development and success of the Group’s projects is primarily dependent on future energy prices. Energy prices are subject to significant fluctuation and are affected by a number of factors which are beyond the control of the Group. Future production from the projects is dependent on energy prices that are adequate to make the project economic.

Interest Rate Risk

The Group would be exposed to interest rate risk to the extent it had long-term borrowings at variable rates. All the Group’s current borrowings (excluding short-term overdraft facilities and lease liabilities) are currently fixed rate borrowings, limiting the Group’s exposure to interest rate risk.

Foreign Exchange Risk

Foreign exchange risk arises when individual Group entities enter into transactions denominated in a currency other than their functional currency. The Group’s policy is, where possible, to allow Group entities to settle liabilities denominated in their functional currency with the cash generated from their own operations in that currency. Where Group entities have liabilities denominated in a currency other than their functional currency (and have insufficient reserves of that currency to settle them), cash already denominated in that currency will, where possible, be transferred from elsewhere within the Group.

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to Pounds sterling and Australian dollars. The Group aims to manage foreign exchange risk at a local level by matching the currency in which revenue is generated and expenses are incurred.

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations. It is Group policy to assess the credit risk of new customers before entering contracts. The exposure to customer credit risk is concentrated. The Group’s revenue for the year ended December 31, 2022 and December 31, 2021 pertained to one customer. Trade receivables as at December 31, 2022 and as at December 31, 2021 pertained to one customer. The Group is mainly exposed to financial instrument credit risk in connection with cash and cash equivalents deposits with banks and financial institutions. For banks and financial institutions, only independently rated parties with minimum rating “A” are accepted.

Internal Control Over Financial Reporting

Prior to the completion of the Transactions, the Group has been a private company with limited accounting personnel and other resources focused on its internal control over financial reporting. In connection with the preparation of the Group’s consolidated financial statements for the years ended December 31, 2022 and 2021, the Group identified several material weaknesses in its internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Material Weaknesses

The identified material weaknesses relate to (i) failing to design and maintain an effective financial close process and accounting review controls, including insufficient review and approval of account reconciliations, manual journal entries, and the Group’s financial statements; (ii) a lack of a sufficient complement of qualified technical accounting and financial reporting personnel to perform control activities surrounding complex and non-routine transactions (because of the need for additional technical accounting resources, the Company also identified deficiencies in the design and operation of accounting review controls related to revenue contracts and convertible debt); and (iii) instituting a sufficient internal control framework and evaluation process for evaluating and monitoring internal controls over financial reporting, identifying and analyzing the risk of material misstatements in the financial statements and assessing and communicating the severity of deficiencies in a timely manner to those parties responsible for taking corrective action.

Remediation and Evaluation

Management and the Group’s board of directors are reviewing the material weaknesses described above and developing a plan to remediate them and to enhance the Group’s overall control environment. In order to maintain and improve the effectiveness of its internal control over financial reporting, the Group will expend, and anticipates that Pubco will continue to expend, significant resources, including accounting-related costs and significant management oversight. The Group believes that its efforts to remediate its material weaknesses will include:

•        hiring additional accounting personnel, including those with public company experience;

•        providing additional training for our personnel on internal controls over financial reporting;

•        implementing additional controls and processes, including those that operate at a sufficient level of precision or that evidence performance;

•        adopting processes and controls to better identify and manage segregation of duties; and

•        potentially engaging an external advisor to assist with evaluating and documenting the design and operating effectiveness of internal controls and assisting with the remediation of deficiencies, as necessary.

Designing and implementing an effective financial reporting system is a continuous effort that requires the Group to anticipate and react to changes in its business and the economic and regulatory environments and to devote significant resources to maintain a financial reporting system that adequately satisfies its reporting obligations. The remedial measures that the Group intends to take may not fully address the material weaknesses that the Group has identified, and other material weaknesses in the Group’s internal control over financial reporting may be identified in the future. Further, neither the Group, nor its independent auditors, conducted an evaluation of the Group’s internal controls over financial reporting as of January 1, 2023 or any prior date or period in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, the Group may not have identified all material weaknesses and may develop or identify additional material weaknesses in the future. Material weaknesses may still exist when Pubco reports on the effectiveness of its internal controls over financial reporting, including with respect to the Group, as required under Section 404 of the Sarbanes-Oxley Act after the completion of the Business Combination. See “Risk Factors — Risk Relating to EEW’s Business — The Group has identified material weaknesses in its internal control over financial reporting, and if the Group fails to remediate these control deficiencies or to develop and maintain an effective system of controls, it may not be able to produce timely and accurate financial statements.”

Critical Accounting Estimates and Policies

The following judgements (apart from those involving estimates) have had the most significant effect on amounts recognized in the Group’s financial statements.

Fair Value Measurement

Certain assets and liabilities included in the Group’s consolidated financial statements require measurement at, and/or disclosure of, fair value.

The fair value measurement of the Group’s financial and non-financial assets and liabilities maximizes the use of market observable inputs and data. Inputs used in determining fair value measurements are categorised into different levels based on how observable the inputs used in the valuation technique utilised are (the ‘fair value hierarchy’):

•        Level 1: Quoted prices in active markets for identical items (unadjusted)

•        Level 2: Observable direct or indirect inputs other than Level 1 inputs

•        Level 3: Unobservable inputs (i.e. not derived from market data).

The classification of an item into the above levels is based on the lowest level of the inputs used that has a significant effect on the fair value measurement of the item.

The Group currently utilizes fair value with significant level 3 inputs to measure the following items. See the referenced Notes to the consolidated financial statements for discussion around the key inputs and assumptions:

•        Investment properties (Note 13)

•        Share option expense (Note 18)

•        Borrowings (convertible debt, including embedded derivatives) to determine extinguishment loss (Note 20)

Revenue Recognition

The Group earns revenue from the sale of solar energy development projects and revenue is recognized at the point in time where the performance obligation is satisfied and where control is considered to have been transferred to the customer, giving the customer the ability to direct the use of and obtain substantially all the remaining benefits from the solar development project. Determining this point in time requires judgment from the Group’s management around conditions outside of their control, such as third-party development progress, economic and political factors. Judgement is also involved in determining the transaction price including estimates of variable consideration amounts related to potential penalties or price reductions from project delays.

Investment in Associates, Transfer of Raglan Solar Pty. Ltd. to EEW H2 Ltd.

During 2022, the Group transferred Raglan Solar Pty. Ltd., an investment property, to EEW H2 Ltd, a related party, in exchange for deferred payment settleable in cash or shares of EEW H2 Ltd (“EEW H2”) and 46,153,846 shares in EEW H2, representing approximately a 29% ownership interest. On the transfer date, the Group derecognized the investment property and recognized the investment in associate and a financial asset.

Given the Group holds, directly or indirectly (i.e through subsidiaries), 20 per cent or more of the voting power of EEW H2, it is presumed that the entity has significant influence and therefore EEW H2 is an associate of the Group. Based on changes in governance and shareholding of EEW H2 which took place over 2022, EEW does not control EEW H2 as per the elements of control defined in IFRS 10 are not satisfied. More specifically, any decision at EEW H2 requires unanimous agreement by the directors which include an independent third party. Therefore, EEW H2 is classified as an affiliate and deconsolidated from EEW.

The Group initially recognized its investment in EEW H2 at cost in the consolidated statement of financial position and subsequently adjusts the investment balance to recognise the Group’s share of EEW H2’s profit or loss. At each reporting period, the Group evaluates whether its investment is impaired based on the requirements of IAS 36.

A fair value measurement of Raglan Solar Pty Ltd was performed at September 30 2022, the transfer date, to establish the carrying amount of the asset transferred to EEW H2. This resulted in a fair value gain in 2022 that was recognized in the consolidated statement of profit and loss and comprehensive income. The fair value of the investment property in turn established the initial cost basis of the consideration received by the Parent Company: the investment in associate and the financial asset. No gain or loss was recognized on transfer.

Modifications of borrowings

Modifications of borrowings refer to changes in the terms and conditions of existing borrowings that result in a change to the contractual arrangements with the lender. Such modifications may include, but are not limited to, changes in interest rates, maturity dates, repayment terms, or conversion options.

When a modification of a borrowing occurs, the accounting treatment depends on whether the modification is substantial or not.

In order to assess whether a modification of a borrowing is substantial a quantitative analysis is performed whereby the original effective interest rate (EIR) is applied to discount the cash flows under the new terms, including any fees paid net of any fees received. If this present value is at least 10% different from the present value of the remaining cash flows of the original financial liability, the modification is substantial.

Substantial modifications are accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability at fair value. Any costs or fees directly attributable to the modification are recognized as transaction costs in profit or loss at the time of the modification.

A modification of a borrowing that is not substantial is accounted for as a continuation of the original financial liability, with adjustments made to its carrying amount. The carrying amount is adjusted to reflect the modified terms and conditions based on the EIR at the time of the modification. Any difference between the carrying amount before the modification and the modified carrying amount is recognized in profit or loss at the time of the modification.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Pubco will qualify as an “emerging growth company” under the JOBS Act.

Pubco is in the process of evaluating the benefits of relying on the reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” Pubco chooses to rely on such exemptions it may not be required to, among other things, (i) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the Transactions or until Pubco is no longer an “emerging growth company,” whichever is earlier. Although emerging growth companies are permitted under the JOBS Act to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies, Pubco does not intend to take advantage of the option to delay compliance.

MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION

Management of Pubco After the Transactions

As of the date of this proxy statement/prospectus and exchange offer prospectus, the director of Pubco is Per Regnarsson.

Following the completion of the Transactions, the current director of Pubco will remain as a director and the total number of directors of Pubco will be increased to seven persons. The following sets forth certain information concerning the persons who are expected to serve as Pubco’s executive officers and directors following the consummation of the Transactions.

Name	Age	Position
Svante Sture Kumlin	59	Founder, Chief Executive Officer and Executive Director
Kaveh Ertefai	45	Chief Financial Officer and Executive Director
Roger Parry	69	Chairman and Director
Per Regnarsson	56	Director
Charles Ratelband V	43	Director
Giles Clark	55	Director
Vera Spiridopoulo	47	Director
Panagiotis Sarris	57	Chief Operating Officer
Reza Ghanei	35	Chief Commercial Officer

Svante Sture Kumlin is the founder, chief executive officer and a director of EEW and will serve as the chief executive officer and a member of the board of directors of Pubco following the completion of the Transactions. Mr. Kumlin has 39 years’ experience in entrepreneurship, having founded his first company in 1983 at the age of 20. Prior to founding EEW in 2012, in 1996 Mr. Kumlin co-founded the Monaco Venture Capital & Private Equity association where he served as executive board member until 2003. Between 2003 and 2012, Mr. Kumlin founded several ventures, including Nexus Jets SAM (a private jet aviation company) Printle.com (a pan-European e-commerce site for selling environmentally friendly office supplies), Swede Care Properties (which acquired properties in the healthcare sector), United Link AB (a commodity trading company) and Eco Supplies AB (a company active in the marketing and sales of environmentally friendly and recyclable office supplies). Mr. Kumlin studied economics at Göteborgs University. We believe Mr. Kumlin is qualified to serve as a director of Pubco given his extensive experience in managing and leading dynamic businesses, including in the energy, natural resources and infrastructure industries, and specifically having led EEW for the past 10 years.

Kaveh Ertefai is the chief financial officer and a director of EEW and will serve as the chief financial officer and a member of the board of directors of Pubco following the completion of the Transactions. Mr. Ertefai has over 20 years’ experience in investment banking, private equity and management with a particular focus on renewable energy since 2008. Mr. Ertefai served as Head of Americas of EEW from October 2021 to October 2022 when he was appointed as chief financial officer. Prior to joining EEW, from 2016 through 2020, Mr. Ertefai established and served as President and Chief Executive Officer of GEC US 1 LLC, a private equity fund focused on US-based growth investments in renewable energy. Mr. Ertefai between 2008 and 2016 founded and served as Chief Executive Officer of Activ Solar GmbH, a solar photovoltaic start-up focused on manufacturing and utility-scale development. Prior to 2008, Mr. Ertefai held a series of senior positions at UBS Investment Bank in New York, London and Dubai, including Head of Middle East and Africa Debt Capital Markets at UBS in London. Mr. Ertefai attended New York University’s Stern School of Business. After completing his undergraduate degree in economics, finance, and psychology, he took part in an Executive Master of Business Administration program jointly offered by the London School of Economics, the HEC Paris School of Management and the New York University Stern School of Business. We believe Mr. Ertefai is qualified to serve as a director of Pubco given his extensive experience in finance and management, including in the renewable energy industry and solar project development business.

Roger Parry is a consultant to EEW and will serve as non-executive chairman and a member of the board of directors of Pubco following the completion of the Transactions. Mr. Parry is also currently chairman of two UK listed companies; Oxford Metrics plc (since January 2007) and YouGov plc (since having joined the board in June 2016), and is a non-executive member of the board of directors of Uber UK Ltd (since April 2018) — an unlisted subsidiary of Uber Technologies Inc. His is a director of an unlisted UK company West Eight Investments Ltd (since June 1999) in which he holds a 50% shareholding. Since December 2013, he has also been a member of Aves Enterprises LLP, a venture capital firm. He has held a variety of Chairman roles including Johnston Press plc, Future Publishing plc, Mobile Streams plc and Shakespeare’s Globe Trust. He was CEO of the international division of Clear Channel Communications Inc. from 1998 to 2006 and prior to that, CEO of More Group plc. Mr. Parry is one of the founders of Chrysalis Vision, London Radio and MSQ Partners. He has been a director of a number of media and advertising companies since 1991 including: Aegis, Internet Indirect, iTouch, Jazz FM, and WCRS. He was a founder director then Deputy Chairman of Clear Media in China, which was listed in Hong Kong. He began his career working for Saatchi & Saatchi, then was a journalist for the BBC, LBC and ITV and after that a consultant with McKinsey and Company. Mr. Parry received an undergraduate degree (BSc) from the University of Bristol and a graduate degree (M.Litt) from Jesus College, Oxford. Mr. Parry is the author of seven books and is a Visiting Fellow of Oxford University. He was appointed as Commander of the Order of the British Empire CBE in 2014 for services to media. We believe Mr. Parry is qualified to serve as a director of Pubco given his extensive experience in advising and managing both public and non-public businesses in growth industries subject to changing regulatory landscapes, including as non-executive chairman.

Per Regnarsson is the chief executive officer and a director of ClimateRock and will serve as a member of the board of directors of Pubco following the completion of the Transactions. Mr. Regnarsson currently serves as a director of Gluon Capital Ltd. and various subsidiary companies of the Gluon Group, a London, England headquartered company that forms, seeds and invests in sustainable energy and mobility businesses globally. He also served as the Chairman of EV Hub Ltd., an electric vehicle infrastructure company, the Director of Marine2o Ltd., a developer of green hydrogen production and the Founding Advisory Partner of Impactirr Alliance Ltd., an Indian renewable energy firm since October 2019. Prior to that, he served as the Associate Partner of K2 Management, a renewable energy financial advisory company, from October 2018 to February 2020. From May 2018 to January 2019, Mr. Regnarsson served as the Partner of Opus Corporate Finance LLP, a private equity firm. He also served as the Associate Partner of Assay Advisory Ltd., a London based financial consulting firm. Mr. Regnarsson served as the Executive Board Member and Chief Investment Officer of the Palmetto Group, a private equity firm active in the clean energy industry, from August 2014 to March 2016. From March 2011 to March 2018, he founded CWC Biofuels A/S, a Danish energy firm and served as its Acting CEO and Director with responsibility for financing. Mr. Regnarsson co-founded Clean World Capital, a private equity firm, in July 2008 and served as its managing partner until July 2014 and in connection with this, he co-founded Better Energy A/S, a solar photovoltaic firm and served as its shareholder and Executive Chairman from September 2012 to March 2015. Previously, from 1990 to 2014, Mr. Regnarsson worked at various investment banking and boutique corporate finance institutions including Danske Bank, Chase Manhattan Bank, Moody’s, JP Morgan, Merrill Lynch and Clean World Capital. Mr. Regnarsson holds an MSc Sloan Fellowship from London Business School. We believe Mr. Regnarsson is qualified to serve as a director of Pubco given his extensive experience in numerous leadership roles in the renewable energy sector for over 15 years.

Charles Ratelband V is the founder of ClimateRock and serves as a director and the executive chairman of ClimateRock’s board of directors and will serve as a member of the board of directors of Pubco following the completion of the Transactions. Mr. Ratelband V founded WindShareFund and has served as its Managing Director since its inception in 2011. WindShareFund is a Netherlands-based investment company with a core goal of investing in a better environment and contributing to the transition to sustainable, green energy. Mr. Ratelband V founded RREG in September 2007, a Dutch investment advisory firm, and served as its Managing Director since then. Mr. Ratelband V founded and has served as the Managing Director of Climate Center Mariëndaal since January 2020. Mr. Ratelband V holds a bachelor’s degree in Business Administration from the HBO University in the Netherlands. We believe Mr. Ratelband V is qualified to serve as a director of Pubco given his extensive experience as Managing Director of a renewable energy investment company for over 12 years.

Giles Clark will serve as a member of the board of directors of Pubco following the completion of the Transactions. Mr. Clark has approximately 16 years of experience in the renewables sector, and in particular, the solar sector across the UK and southern Europe. Since 22 September 2022, Mr. Clark serves as a director and chair of the remuneration committee of Gresham House Renewable Energy VCT1 PLC, a UK-based venture capital trust that is listed on the London Stock Exchange. Mr. Clark was a director of Gresham House Renewable Energy VCT 2 plc (“VCT 2”) (LSE: GV2O), a London Stock Exchange listed special asset management company invested in the renewable energy space, from November 2017 until September 2022. During his tenure at VCT2 Mr. Clark chaired its remuneration committee. From 2014 to 2017, Mr. Clark was the founder and CEO of Primrose Solar Management Ltd., a UK-based solar project development business. From 2013 to 2015, Mr. Clark was also a founding shareholder and Chairman of Solstice Renewables Ltd., another UK-based solar project development business. From 2006 to 2010, Mr. Clark was a founder and CFO of the SunRay Renewable Energy Group, which developed large utility scale solar projects across southern

Europe. Mr. Clark holds a bachelor’s degree in Philosophy, Politics, and Economics from the University of Oxford and an MBA from London Business School. We believe Mr. Clark is qualified to serve as a director of Pubco given his extensive experience in the renewable energy industry and solar project development business, including as a director.

Vera Spiridopoulo will serve as a member of the board of directors of Pubco following the completion of the Transactions. Mrs. Spiridopoulo is an accredited company director by Institute of Directors, United Kingdom and has over 20 years of experience in international finance. Since April 2022, Ms. Spiridopoulo has served as a non-executive director at Wethaq Securities, a regulated financial institution in Abu Dhabi, United Arab Emirates, where she provides strategic advisory with respect to business scaling, as well as oversight risk control, audit and renumeration. Since 2019 Ms. Spiridopoulo has served as an advisor to Astia Venture Capital Fund, United States of America and United Kingdom, where she assesses investment solicitations. From 2011 to 2019, she focused on investments in technology and energy sectors, and advisory services to early-stage technology businesses. From 2009 to 2010, Mrs. Spiridopoulo led investment projects at Panaxia Capital, an investment advisory firm in London. From 2002 to 2009, she was a Director in Capital Markets and Structured Finance at Deutsche Bank in London, where she scaled the business in the CEEMEA region. From 1999 to 2002, she worked as a financial analyst in the Investment Banking division at Morgan Stanley in the United States and Hong Kong. Mrs. Spiridopoulo holds a Master of Business Administration degree from the London Business School and a Bachelor of Arts degree in Economics and Business from Lafayette College. We believe Mr. Spiridopoulo is qualified to serve as a director of Pubco given her extensive experience in international finance and risk control, audit and remuneration oversight.

Panagiotis Sarris is the chief operating officer of EEW and will serve as the chief operating officer of Pubco following the completion of the Transactions. Mr. Sarris has 17 years of experience in renewables, and in particular in the solar (photovoltaic) sector. Before joining EEW in February 2022, Mr. Sarris worked for ABO Wind AG from October 2017 to January 2022, where he led the company’s newly established solar division, as General Manager and Member of the Management Board. Previously, between May 2008 and December 2014, Mr. Sarris directed the market entry and company operations of juwi AG in Greece and Turkey, as Managing Director of the company’s local subsidiaries. Mr. Sarris’s other experience in the sector includes leading the engineering, procurement and construction start-up of Conergy AG in Greece (2007-2008) and serving as the Director of an energy consulting firm in the UK (SFPG Consulting Ltd, 2015-2017). Before renewables, Mr. Sarris worked in the telecoms and building services sectors for over 12 years. He is an Electrical Engineer (AUTh, GR) with an M.Sc. in Microwaves and Optoelectronics (UCL, UK).

Reza Ghanei is the chief commercial officer of EEW and will serve as the chief commercial officer of Pubco following the completion of the Transactions. Mr. Ghanei has more than 12 years’ experience in the renewables sector in the UK and internationally and joined EEW in January 2021 as Development Director. In August 2016, he established Maxsun, a JV partnership with a German IPP to develop, finance and construct utility-scale solar PV in the EMEA region, where he acted as Director until May 2019. Between April 2011 and July 2016, Mr. Ghanei served as an account manager to Ameresco Inc., structuring energy efficiency programs in the C&I sector. Mr. Ghanei studied engineering at Cambridge University.

No officers or directors have been involved in any legal proceedings that are reportable, except for (i) a prior legal proceeding involving Mr.Ratelband V, and (ii) the reorganization of an entity of which Mr. Ertefai founded and served as chief executive officer, which proceeding has been resolved. In January 2019, the Netherlands Authority for the Financial Markets (“AFM”) notified Mr.Ratelband of its intention to impose an order against him for violations committed by WindShareFund N.V., WindShareFund B.V., WindShareFund I B.V., WindShareFund II B.V., Arnhem, and WindShareFund III B.V. (collectively “WSF”) under the Dutch Consumer Protection (Enforcement) Act (Whc) regarding the failure of WSF to make certain disclosures to its consumers with respect to the purchase of and investment into wind turbines. The AFM imposed an initial penalty order on or around May 6, 2019, which was replaced and supplemented by a penalty order dated March 12, 2020 (the “March 12 AFM Order”). Mr.Ratelband ultimately appealed the March 12 AFM Order to the Dutch highest court, the College van Beroep voor het bedrijfsleven (“CBb”). On or around November 2, 2021, the CBb issued its order (the “CBb Order”) The CBb did not disturb the March 12 AFM Order’s order finding that he was the de facto manager of WSF and that (i) Mr.Ratelband is aware of WSF’s prohibited conduct, (ii) Mr.Ratelband was authorized and reasonably required to prevent and terminate such prohibited conduct, and (iii) Mr.Ratelband omitted measures to this end, consciously accepting the considerable chance that the prohibited behaviors would (continue to) occur. The CBb vacated the March 12 AFM Order’s finding that Mr.Ratelband violated the Whc by failing to disclose the use of WSF funds for personal use. The CBb upheld the March 12 AFM Order’s finding that WSF violated the Whc by failing to disclose accurate information regarding (i) the different proportions of the purchase values and interests acquired in the wind mills, (ii) the residual values of the wind turbines, and (iii) the ongoing payment of a management fee. The CBb found that WSF must disclose the accurate information regarding the foregoing. In December 2021, the AFM acknowledged that WSF complied with the CBb order. In addition, in February 2016, Activ Solar GmbH, an entity of which Mr. Ertefai founded and served as chief executive officer, filed for reorganization in Austria, following which its assets were distributed to creditors and insolvency proceedings were terminated in November 2021.

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, Pubco will be permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers other than with respect to certain voting and committee requirements.

Pubco intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Because Pubco is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Controlled Company

For purposes of the rules of the Nasdaq, Pubco will be a “controlled company.” Under the Nasdaq rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Upon completion of the Transactions, Kumlin Shareholders will beneficially own 94.0% of the issued and outstanding Pubco Ordinary Shares. Accordingly, Pubco will be eligible to take advantage of certain exemptions from certain Nasdaq corporate governance standards and will not be required to have (1) a majority of “independent directors” on its board of directors, as defined under the rules of Nasdaq, (2) a compensation committee composed entirely of “independent directors” and (3) independent director oversight of director nominations. Following the consummation of the Transactions, Pubco intends to utilize certain of these exemptions. Although Pubco will have a compensation committee and nominating committee, such committees will not be composed entirely of “independent directors.” Upon completion of the Transactions, Pubco anticipates that the size of its board of directors will be seven directors, a majority of whom will qualify as independent directors as defined in the Nasdaq corporate governance rules. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the listed company).

Family Relationships

There are no family relationships between any of the persons that are expected to serve as the executive officers and directors of Pubco following the completion of the Transactions.

Board Composition

Classes of Directors

Following the completion of the Transactions, the Pubco board of directors will be divided into three staggered classes of directors. At each annual meeting of its shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•        the Class I directors will include Per Regnarsson and Charles Ratelband V;

•        the Class II directors will include Roger Parry, Giles Clark and Vera Spiridopoulo; and

•        the Class III directors will include Svante Kumlin and Kaveh Ertefai.

Risk Oversight

Pubco’s board of directors will oversee the risk management activities designed and implemented by its management. Pubco’s board of directors will execute its oversight responsibility both directly and through its committees. Pubco’s board of directors will also consider specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. Pubco’s management, including its executive officers, are primarily responsible for managing the risks associated with the operation and business of the company and will provide appropriate updates to the board of directors and the audit committee. Pubco’s board of directors will delegate to the audit committee oversight of its risk management process, and its other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to Pubco’s board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Committees of the Board of Directors

Upon consummation of the Transactions, Pubco will establish a separately standing audit committee, nominations and corporate governance committee and compensation committee.

Audit Committee

Listing Requirements

Under Nasdaq corporate governance rules, we will be required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Following the completion of the Transactions, Pubco will establish an audit committee, which is expected to be comprised of Vera Spiridopoulo, Giles Clark, Roger Parry, and Per Regnarsson is expected to serve as the chairperson of the audit committee. All members of Pubco’s audit committee will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq corporate governance rules. Pubco’s board of directors has determined that Vera Spiridopoulo is an audit committee financial expert as defined by the SEC rules and is financially literate as defined by Nasdaq corporate governance rules.

Pubco’s board of directors has determined that each member of the audit committee will be independent, as such term is defined in Rule 10A3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

Pubco’s board of directors will adopt an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the SEC rules and Nasdaq corporate governance rules. These responsibilities include:

•        retaining and terminating our independent auditors, subject to ratification by the board of directors, and in the case of retention, subject to ratification by the shareholders;

•        pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

•        overseeing the accounting and financial reporting processes of Pubco;

•        managing audits of Pubco’s financial statements;

•        preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;

•        reviewing with management and Pubco’s independent auditor its annual and quarterly financial statements prior to publication, filing, or submission to the SEC;

•        recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, as well as approving the yearly or periodic work plan proposed by the internal auditor;

•        reviewing with Pubco’s general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements;

•        identifying irregularities in Pubco’s business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

•        reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between Pubco and its officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of business and deciding whether to approve such acts and transactions; and

•        establishing procedures for handling employee complaints relating to the management of Pubco’s business and the protection to be provided to such employees.

Nominations and Corporate Governance Committee

Following the completion of the Transactions, Pubco will establish a nominations and corporate governance committee, which is expected to be comprised of Roger Parry, Vera Spiridopoulo and Giles Clark. Roger Parry is expected to serve as the chairperson of the nominations and corporate governance committee. Pubco’s board of directors will adopt a nominations and corporate governance committee charter setting forth the responsibilities of the committee, which include:

•        overseeing and assisting the board of directors in reviewing and recommending nominees for election of directors;

•        assessing the performance of the members of the board of directors; and

•        establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to the board of directors a set of corporate governance guidelines applicable to Pubco’s business.

Compensation Committee

Effective upon completion of the Transactions, Pubco will establish a compensation committee, which is expected to be comprised of Roger Parry, Giles Clark, Vera Spiridopoulo and Charles Ratelband V. Giles Clark is expected to serve as the chairperson of the compensation committee. Pubco’s board of directors will adopt a compensation committee charter setting forth the responsibilities of the committee. The purpose of the compensation committee will be to review and approve compensation paid to our officers and directors and to administer our incentive compensation plans, including authority to make and modify awards under such plans.

Compensation Committee Interlocks and Insider Participation

None of the anticipated members of the compensation committee is currently, or has been at any time, one of Pubco’s officers or employees. None of the expected executive officers of Pubco following the completion of the Transactions currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that is expected to serve as a member of Pubco’s board of directors or compensation committee following the completion of the Transactions.

Code of Ethics

Pubco will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes Pubco’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. Pubco intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or directors from provisions in the Code of Ethics.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The amended and restated memorandum and articles of association of Pubco that will be adopted upon completion of the Transactions provide for indemnification of Pubco’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. In addition, Pubco intends to enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Cayman Islands law, subject to certain exceptions contained in those agreements. Pubco will also purchase a policy of directors’ and officers’ liability insurance to be effective upon completion of the Transactions that insures Pubco’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Pubco against its obligations to indemnify its officers and directors.

These indemnification obligations may discourage shareholders from bringing a lawsuit against Pubco’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Pubco’s officers and directors, even though such an action, if successful, might otherwise benefit Pubco and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Pubco pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Pubco believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Historical Executive Officer and Director Compensation

The aggregate cash compensation paid by EEW and its subsidiaries to its executive officers and directors who are expected to serve as executive officers and directors of Pubco following the completion of the Transactions for the year ended December 31, 2022 was €1,155,000, which did not include any amounts set aside or accrued to provide pension, severance, retirement or similar benefits or expenses.

As of December 31, 2022, 2,250,000 options to purchase EEW ordinary shares had been granted to EEW’s executive officers and directors who are expected to serve as executive officers and directors of Pubco following the completion of the Transactions.

Executive Officer and Director Compensation Following Completion of the Transactions

Pubco’s policies with respect to the compensation of its executive officers and directors following completion of the Transactions will be administered by its board of directors in consultation with the compensation committee. The compensation decisions regarding Pubco’s executives will be based on the need to attract individuals with the skills necessary for the company to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the company’s expectations. To that end, following completion of the Transactions, Pubco intends to establish an executive compensation program that is competitive with other similarly-situated companies in its industry. This is expected to include establishment of base salary, cash annual bonus and long-term equity compensation awards that are, in each case, consistent with market practices and designed to incentivize, motivate and retain key employees. Following the completion of the transactions, Pubco expects to pay a retainer of            per year to its independent directors,            per year to the chairperson of its audit committee,            per year to the chairperson of its compensation committee and            per year to the chairperson of its nominating committee.

EEW currently has employment agreements in place with all of its executive officers who are expected to be executive officers of Pubco following the completion of the Transactions. These employment agreements will remain in place following the completion of the Transactions. Each of EEW’s executive officers and employees is party to an employment agreement, all of which are in substantially the same form. Under their respective agreements, each executive officer and employee is compensated with an annual base salary and most are also eligible for an annual discretionary bonus. In addition, each executive officer and employee is subject to a perpetual confidentiality covenant, and non-competition and non-solicitation restrictive covenants during the term of employment and for a period of three to twelve months after the termination of employment. Each of the agreements also includes agreement by the executive officer or employee to assign all intellectual property rights created during the course of employment to EEW. The agreements include a notice period of one week to one month if either EEW or the executive officer or employee wishes to terminate the agreement, other than for cause, in which case termination is effective immediately. EEW may provide payment in lieu of such notice or may require the executive officer or employee to be placed on garden leave.

Equity Compensation — 2021 Option Plan

In September 2021, EEW’s board of directors adopted the E.E.W. Eco Energy World plc 2021 Share Option Plan (the “2021 Option Plan”). The 2021 Option Plan was amended once in September 2022 to specify the exercise price for certain staff members’ options. No further awards will be made under the 2021 Option Plan after the consummation of the Transactions. As of December 31, 2022, there were options to acquire 5,970,000 ordinary shares in the capital of EEW issued and outstanding under the 2021 Option Plan, at exercise prices ranging from €1.65 to €3.00 per share, or a weighted-average exercise price of €2.09 per share. In connection with the Transactions, Pubco will make an offer to each of the holders of options under the 2021 Option Plan to exchange their options for equivalent options to acquire Pubco ordinary shares on and subject to completion of the Transactions. The exchange of the relevant options will be carried out by reference to the conversion ratio applicable to the Transactions, to ensure the equivalence of the new options to the options which they replace in terms of value. The new options will be subject to the terms and conditions of the 2021 Option Plan, except that any references in that plan to EEW or it shares shall instead mean Pubco and ordinary shares in Pubco, respectively.

Equity Compensation — 2023 Incentive Award Plan

We expect to use equity-based awards to promote our interest by providing our executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning their interests with those of its equity holders. In connection with the Transactions, the Pubco Board plans to adopt, and ClimateRock Holdings Topco Limited, as Pubco’s sole shareholder, plans to approve, the ClimateRock Holdings Limited 2023 Incentive Award Incentive Plan (as amended from time to time), which is referred to herein as the “2023 Incentive Plan” and will become effective upon the closing of the Transactions. The 2023 Incentive Plan will allow Pubco to make equity and equity-based incentive awards to officers, employees, non-employee directors and consultants of Pubco and its affiliates. The Pubco Board anticipates that providing such persons with a direct stake in Pubco will assure a closer alignment of the interests of such individuals with those of Pubco and its stockholders, thereby stimulating their efforts on Pubco’s behalf and strengthening their desire to remain with Pubco and its affiliates.

Administration.    The compensation committee (or such other applicable committee) of the Pubco Board (the “Committee”) will administer the 2023 Incentive Plan. The Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the 2023 Incentive Plan, accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and to adopt, alter and repeal rules, guidelines and practices relating to the 2023 Incentive Plan. The Committee will have full discretion to administer and interpret the 2023 Incentive Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the 2023 Incentive Plan, and any such determinations or actions taken by the Committee shall be final, conclusive and binding upon all persons and entities. The Committee may delegate to one or more officers of Pubco or any affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee in the 2023 Incentive Plan and that may be so delegated as a matter of law, except for grants of awards to persons subject to Section 16 of the Exchange Act.

Eligibility.    Certain employees, directors, officers, advisors or consultants of Pubco or its affiliates are eligible to participate in the 2023 Incentive Plan. Immediately following the consummation of the Business Combination, it is expected that approximately          employees, consultants, advisors and service providers and all of our non-executive officer directors will be eligible to participate in the 2023 Incentive Plan.

Number of Shares Authorized.    Pubco will initially reserve for issuance of awards under the 2023 Incentive Plan (i)          Pubco ordinary shares, plus (ii) the number of Pubco ordinary shares underlying awards granted under the 2021 Option Plan that on or after the completion of the Transactions expire or become unexercisable, or are forfeited, cancelled, settled in cash, or otherwise terminated, in each case, without delivery of shares therefore (and in the case of this clause (ii), not to exceed          Pubco ordinary shares). The number of shares reserved for issuance under the 2023 Incentive Plan will increase automatically on January 1 of each of 2024 through 2033 by the number of shares equal to the lesser of (x)         % of the total number of issued and outstanding Pubco ordinary shares (rounded down to the nearest whole share) as of the immediately preceding December 31, or (y) a lower number as may be determined by the Pubco Board. Notwithstanding anything to the contrary in the 2023 Incentive Plan, no more than          Pubco ordinary shares initially reserved under the 2023 Incentive Plan may be issued pursuant to the exercise of incentive stock options (“ISOs”) under the 2023 Incentive Plan.

Pubco ordinary shares underlying awards under the 2023 Incentive Plan that are forfeited, cancelled, expire unexercised or are settled in cash will be available again for new awards under the 2023 Incentive Plan. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of Pubco ordinary shares reserved for issuance under the 2023 Incentive Plan, the number of Pubco ordinary shares covered by awards then issued and outstanding under the 2023 Incentive Plan, the limitations on awards under the 2023 Incentive Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.

The 2023 Incentive Plan will have a term of not more than 10 years from the date it is approved by Pubco’s sole shareholder, and no further awards may be granted under the 2023 Incentive Plan after that date.

Awards Available for Grant.    The Committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), other stock-based awards, other cash-based awards, dividend equivalents, and/or performance compensation awards or any combination of the foregoing.

Stock Options and Stock Appreciation Rights.    Stock options provide for the purchase of Pubco ordinary shares in the future at an exercise price set on the grant date. ISOs, in contrast to nonqualified stock options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount in cash or shares equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than 10 years from grant (or five years in the case of ISOs granted to certain significant stockholders).

Restricted Stock.    Restricted stock is an award of nontransferable Pubco ordinary shares that are subject to certain vesting conditions and other restrictions.

RSUs.    RSUs are contractual promises to deliver Pubco ordinary shares in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The Committee may provide that the delivery of the shares underlying RSUs will be deferred if such delivery would result in a violation of applicable law. The terms and conditions applicable to RSUs will be determined by the Committee, subject to the conditions and limitations contained in the 2023 Incentive Plan.

Other Stock or Cash-Based Awards.    Other stock or cash based awards are awards of cash, fully vested Pubco ordinary shares and other awards valued wholly or partially by referring to, or otherwise based on, Pubco ordinary shares. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards or as standalone payments.

Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on Pubco ordinary shares and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the Committee; however, dividend equivalents will not be payable unless and until the underlying award becomes payable and will be subject to forfeiture to the same extent as the underlying award.

Performance Awards.    Performance awards granted pursuant to the 2023 Incentive Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in Pubco ordinary shares, that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.

Transferability.    Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Pubco or its affiliates. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.

Amendment and Termination; Repricing.    In general, the Pubco Board may amend, alter, suspend, discontinue or terminate the 2023 Incentive Plan at any time. However, stockholder approval to amend the 2023 Incentive Plan may be necessary if applicable law or the 2023 Incentive Plan so requires. No amendment, alteration, suspension, discontinuance or termination will materially and adversely impair the rights of any participant or recipient of any award without the consent of the participant or recipient. Stockholder approval will not be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price that is greater than the then-current fair market value of Pubco ordinary shares in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Adjustments; Corporate Transactions.    In the event of certain capitalization events or corporate transactions (as set forth in the 2023 Incentive Plan), including the consummation of a merger or consolidation of Pubco with another corporation, the Committee may adjust the number Pubco ordinary shares or other securities of Pubco (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by stockholders of Pubco in connection with such transaction.

Other Compensation and Benefits

After the Transactions, Pubco expects to continue to offer various employee benefit plans to employees, including its named executive officers, which may be the same or similar to those currently offered by EEW, including health, dental, vision, life and disability insurance benefits, as well as the 401(k) profit sharing plan. We may also provide our executive officers with perquisites and personal benefits that are not generally available to all employees.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding (i) the actual beneficial ownership of ClimateRock ordinary shares, as of             , 2023 (ii) the actual beneficial ownership of the Pubco ordinary shares, as of             , 2023 and (iii) expected beneficial ownership of Pubco ordinary shares immediately following completion of the Transactions, assuming no ClimateRock Public Shares are redeemed, and alternatively that the maximum number of ClimateRock Public Shares are redeemed, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the issued and outstanding ClimateRock ordinary shares;

•        each of ClimateRock’s current executive officers and directors;

•        all of ClimateRock’s current executive officers and directors as a group;

•        each person expected by Pubco to be the beneficial owner of more than 5% of Pubco’s issued and outstanding ordinary shares after the completion of the Transactions;

•        each of Pubco’s current executive officers and directors;

•        each person who is expected to become an executive officer or a director of Pubco upon completion of the Transactions; and

•        all of Pubco’s expected executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the Amended and Restated Memorandum and Articles of Association of ClimateRock, each ClimateRock ordinary share entitles the holder to one vote per share. Pursuant to the Amended and Restated Memorandum and Articles of Association of Pubco, each Pubco ordinary share will entitle the holder to one vote per share.

Beneficial ownership of ClimateRock ordinary shares pre-Business Combination is based on 4,664,013 ClimateRock ordinary shares issued and outstanding as of August 1, 2023.

The expected beneficial ownership of Pubco ordinary shares immediately following completion of the Business Combination assumes two scenarios:

•        No Redemptions: This scenario assumes no ClimateRock shareholders exercise their redemption rights, beyond the 5,297,862 Public Shares redeemed at the extraordinary shareholder meeting on April 27, 2023. Accordingly, the remaining 2,577,138 Public Shares eligible for redemption for an aggregate of €24.8 million ($26.5 million) would be transferred to permanent equity. To meet the Minimum Cash Condition, this scenario assumes PIPE Financing of €37.4 million ($40.0 million) or 3,884,628 shares at a price equal to the redemption price of approximately €9.64 (approximately $10.29) per share, based on the balance of the Trust Account as of December 31, 2022.

•        Maximum Redemptions: This scenario assumes the ClimateRock shareholders holding the remaining 2,577,138 after the extraordinary shareholder meeting on April 27, 2023, choose to exercise their redemption rights in full for an aggregate of €24.8 million ($26.5 million) at a redemption price approximately €9.64 (approximately $10.29) per share based on the balance of the Trust Account as of December 31, 2022. To meet the Minimum Cash Condition, this scenario assumes PIPE Financing of €62.5 million ($66.8 million) or 6,487,798 shares at a price equal to the redemption price.

Both scenarios assume that there will be an aggregate of 4,664,013 ClimateRock ordinary shares issued and outstanding immediately prior to the completion of the Business Combination, which shares will have been exchanged for Pubco ordinary shares upon completion of the Business Combination.

Both scenarios assume that, at the Closing, an estimated 63,163,953 Pubco Ordinary Shares will be issued to the EEW Shareholders.

The beneficial ownership information below: (i) excludes the shares underlying the Public Warrants and the Private Warrants; (ii) excludes the Pubco Ordinary Shares expected to be reserved for issuance or grant pursuant to the Incentive Plan; (iii) includes the shares which will be issued upon conversion of the Rights at the Closing; and (iv) assumes that the number of outstanding securities and securities convertible or exercisable within 60 days of August 1, 2023 of each of ClimateRock, EEW and Pubco are the same, upon consummation of the Business Combination, as the number of such securities outstanding and convertible or exercisable within 60 days as of August 1, 2023. Based on the foregoing assumptions, we estimate that there would be 72,500,094 Pubco Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “no additional redemptions” scenario, and 72,526,126 Pubco Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemptions” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in Pubco and the columns under “Assuming No Additional Redemption” and “Assuming Maximum Redemptions” in the table that follows will be different.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to ClimateRock ordinary shares or Pubco Ordinary Shares owned by such shareholders.

Pre-Business Combination Beneficial Ownership Table of ClimateRock

	Class A Ordinary Shares		Class B Ordinary Shares		Approximate Percentage of Outstanding Shares of Ordinary Shares
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
U.N. SDG Support LLC(2)	1,968,749	42.2%	1	*	42.2%
Per Regnarsson	—	—	—	—	—
Charles Ratelband V(2)	1,968,749	42.2%	1	*	42.2%
Abhishek Bawa	—	—	—	—	—
Niels Brix	—	—	—	—	—
Randolph Sesson, Jr.	—	—	—	—	—
Caroline Harding	—	—	—	—	—
Sean Kidney	—	—	—	—	—
Space Summit Capital LLC(3)	500,870%		—	—
Bank of Montreal(4)	450,125%		—	—
Hudson Bay Capital Management LP(5)	650,000%		—	—
Shaolin Capital Management LLC(6)	575,612	—	—	—	—
AQR Capital Management, LLC(7)	399,798	—	—	—	—
Glazer Capital, LLC(8)	759,897	—	—	—	—

____________

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o 50 Sloane Avenue, London, SW3 3DD, United Kingdom.

(2)      Represents securities held by the Sponsor, of which Charles Ratelband V is the managing member. Accordingly, Mr. Ratelband V may be deemed to have beneficial ownership of such securities. Mr. Ratelband V disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(3)      According to a Schedule 13G/A filed on February 7, 2023 by Space Summit Capital LLC (“Space Summit”). The business address of Space Summit is 15455 Albright Street, Pacific Palisades, CA 90272.

(4)      According to a Schedule 13G filed on February 1, 2023 by Bank of Montreal, Bank of Montreal Holding Inc., BMO Nesbitt Burns Holdings Corporation, BMO Nesbitt Burns Inc., and Bank of Montreal, New York Branch. The business address of each of the reporting persons is 100 King Street West, 21st Floor, Toronto, Ontario, M5X 1A1, Canada.

(5)      According to a Schedule 13G filed on February 7, 2023 by Hudson Bay Capital Management LP and Sander Gerber. The business address of each of the reporting persons is 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(6)      According to a Schedule 13G filed on February 13, 2023 by Shaolin Capital Management LLC. The business address of Shaolin Capital Management LLC is 230 NW 24th Street, Suite 603, Miami, FL 33127.

(7)      According to a Schedule 13G filed on February 14, 2023 by AQR Capital Management, LLC, AQR Capital Management Holdings, LLC and AQR Arbitrage, LLC. The business address of each of the reporting persons is One Greenwich Plaza, Greenwich, CT 06830.

(8)      According to a Schedule 13G filed on February 14, 2023 by Glazer Capital, LLC and Paul J. Glazer. The business address of each of the reporting persons is 50 Sloane Avenue, London, SW3 3DD, United Kingdom.

Post-Business Combination Beneficial Ownership Table of Pubco

	Assuming No Additional Redemptions		Assuming Maximum Redemptions
Name of Shareholder	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Svante Sture Kumlin
Kaveh Ertefai
Roger Parry
Per Regnarsson
Charles Ratelband V(1)
Giles Clark
Vera Spiridopoulo
Panagiotis Sarris
Reza Ghanei
U.N. SDG Support LLC(1)

____________

(1)      Represents securities held by the Sponsor, of which Charles Ratelband V is the managing member. Accordingly, Mr. Ratelband V may be deemed to have beneficial ownership of such securities. Mr. Ratelband V disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

At any time prior to the Meeting, during a period when they are not then aware of any material non-public information regarding ClimateRock or its securities, the ClimateRock Initial Shareholders, officers and directors as well as EEW and/or their affiliates, may enter into a written plan to purchase ClimateRock securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. The ownership percentages listed above do not include any such shares that may be purchased after the Record Date. In such transactions, the purchase price for the ordinary shares of ClimateRock will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the ordinary shares of ClimateRock they acquire in such transactions. However, any ordinary shares of ClimateRock acquired by the persons described above would not vote on the Business Combination Proposal.

Entering into any such arrangements may have a depressive effect on the ordinary shares of ClimateRock. For example, as a result of these arrangements, an investor or holder may have ClimateRock, EEW or their respective affiliates effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Meeting.

As of the date of this proxy statement/prospectus and exchange offer prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. ClimateRock will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals included herein or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ClimateRock

On December 30, 2021, ClimateRock issued an aggregate of 2,156,250 Founder Shares to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.012 per share. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 19.8% of the issued and outstanding shares upon completion of the Initial Public Offering. In connection with the partial exercise of the over-allotment option by the underwriters of the Initial Public Offering, 187,500 Founder Shares were forfeited by the Sponsor. The Founder Shares (including the Class A ordinary shares issuable upon conversion thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. On March 31, 2023, the Sponsor elected to convert on a one-for-one basis 1,968,749 Class B Ordinary Shares that were issued prior to the Initial Public Offering into 1,968,749 Class A Ordinary Shares, and following the conversion, the Sponsor owns 1 Class B Ordinary Share. Following the shareholder meeting held on April 27, 2023, the Founder Shares represents 42.2% of the issued and outstanding shares of ClimateRock.

The Sponsor purchased an aggregate of 3,762,500 Private Warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $3,762,500. The Private Warrants are identical to the Public Warrants except that the Private Warrants (i) are not redeemable by us, (ii) may not (including the ordinary shares issuable upon exercise of these Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until the completion of its initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The private placement warrants (including the ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

ClimateRock has agreed to pay U.N. SDG Support LLC a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of its initial business combination or its liquidation, ClimateRock will cease paying these monthly fees.

On September 21, 2022, ClimateRock entered into an engagement letter with Gluon, pursuant to which Gluon will provide consulting services to ClimateRock in connection with the identification, evaluation, and analysis of potential business combination transaction targets and related financing transactions in exchange for a Transaction Success Fee of up to $250,000 (the “Gluon Engagement”). The Gluon Engagement is exclusive for ClimateRock, which undertakes not to engage other consultants providing similar consulting services to ClimateRock in Europe and the United Kingdom. The Gluon Engagement Letter may be terminated by Convenience Termination and Cause Termination (as such terms are defined in the Gluon Engagement Letter). Gluon will be entitled to receive the fee while the Gluon Engagement Letter is in force upon completion of the transactions contemplated by the Gluon Engagement Letter or in the case of a Convenience Termination by ClimateRock or a Cause Termination by Gluon, within 12 months of the date of the termination. In addition, Gluon will be entitled, with respect to any financing undertaken by ClimateRock introduced by Gluon during the term of the Gluon Engagement Letter, to the following fees: (i) for a financing involving an issuance of ClimateRock’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to 2.0% of the gross proceeds received by ClimateRock at such closing; (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to 5.0% of the gross proceeds received by ClimateRock at such closing. Per Regnarsson, the Chief Executive Officer and a director of ClimateRock, is the managing partner of Gluon. Each member of ClimateRock’s board of directors has been informed of Mr. Regnarsson’s material interest in the Gluon Engagement Letter, and upon the approval and recommendation of ClimateRock’s audit committee, ClimateRock’s board of directors has determined that the Gluon Engagement Letter is fair and in the best interests of ClimateRock and has voted to approve the Gluon Engagement Letter.

On September 21, 2022, ClimateRock entered into a loan agreement with Eternal BV, in the principal amount of up to $180,000 (the “First Eternal Loan”), on an unsecured basis and bearing no interest. The loan is available to be drawn down from September 21, 2022 to March 31, 2023 and its maturity date is March 31, 2024. As of August 1, 2023, the outstanding balance of the First Eternal Loan was $180,000 and no interest was accrued. On November 12, 2022, ClimateRock entered into a loan agreement with Eternal BV, in the principal amount of up to $300,000 (the “Second Eternal Note”), on an unsecured basis and bearing no interest. The loan is available to be drawn down from November 12, 2022 to March 31, 2023 and its maturity date is March 31, 2024. As of August 1, 2023, the outstanding balance of the Second Eternal Loan was $300,000 and no interest was accrued. On January 29, 2023, ClimateRock entered into a loan agreement with Eternal BV, in the principal amount of up to $50,000 (the “Third

Eternal Loan”), on an unsecured basis and bearing no interest. The Third Eternal Loan was available to be drawn down from January 29, 2023 to March 31, 2023 and its maturity date is March 31, 2025. As of August 1, 2023, the outstanding balance of the Third Eternal Loan was $50,000 and no interest was accrued. On April 12, 2023, ClimateRock entered into a loan agreement with Eternal BV for a loan facility in the principal amount of up to $500,000 (the “Fourth Eternal Loan”), on an unsecured basis and bearing no interest. The Fourth Eternal Loan is available to be drawn down in four installments: $150,000 on April 12, 2023, $125,000 on May 3, 2023, $125,000 on June 3, 2023, and $100,000 on July 3, 2023. The maturity date of the loan is the earlier of May 1, 2024 or the date of the consummation of ClimateRock’s initial business combination. As of August 1, 2023, the outstanding balance of the Fourth Eternal Loan was $400,000 and no interest was accrued. Eternal BV is controlled by Charles Ratelband V, ClimateRock’s Executive Chairman of the Board of Directors. Each member of ClimateRock’s board of directors has been informed of Mr. Ratelband’s material interest in the loan agreement, and upon the approval and recommendation of ClimateRock’s audit committee, ClimateRock’s board of directors has determined that the loan is fair and in the best interests of ClimateRock and has voted to approve the loan.

Other than disclosed in the prospectus/proxy statement, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or its or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on its behalf.

Prior to the closing of the Initial Public Offering, a shareholder of the Sponsor agreed to loan ClimateRock up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. This loan was non-interest bearing, unsecured and was due at the earlier of September 30, 2022 or the closing of the Initial Public Offering. As of December 31, 2021, ClimateRock did not borrow any funds under the note. The note expired on May 2, 2022 and will not be extended or renewed.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of its officers and directors may, but are not obligated to, loan us funds as may be required. If ClimateRock complete an initial business combination, ClimateRock would repay such loaned amounts. In the event that the initial business combination does not close, ClimateRock may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used for such repayment. Up to $1,500,000 of such working capital loans may be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued warrants to purchase 1,500,000 shares if $1,500,000 of notes were so converted), at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. Additionally, for each of the two three-month extension periods that ClimateRock may utilize, up to $750,000 (or $862,500 if the underwriters’ over-allotment option is exercised in full) in extension loans may be convertible into warrants at a price of $1.00 per warrant. Such warrants would be identical to the private placement warrants. The terms of such working capital loans and extension loans by the Sponsor or its affiliates, or its officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. ClimateRock does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as ClimateRock does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in its Trust Account.

After the initial business combination, members of ClimateRock’s management team who remain with Pubco may be paid consulting, management or other fees from Pubco with any and all amounts being fully disclosed to its shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to its shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider its initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

At the Closing, certain EEW Shareholders and the Sponsor will enter into the New Registration Rights Agreement with Pubco pursuant to which (i) Pubco will assume the registration obligations of ClimateRock under that certain Registration Rights Agreement, dated as of April 27, 2022, by and among Purchaser and the Sponsor which obligations will be applicable to the securities of Pubco; and (ii) such EEW Shareholders will receive demand and piggy-back registration rights with respect to the Pubco Ordinary Shares received in the Transactions.

EEW

Related Party Loans

On July 1, 2020, EEW entered into a loan facility with Svante Kumlin, which was amended on June 30, 2021 and September 8, 2022, pursuant to which Mr. Kumlin agreed to lend EEW up to €2,500,000. The largest amount outstanding at any point during the term of the facility was €1,587,456 and no interest was charged. The loan facility was terminated on November 2, 2022, with no amounts then outstanding under the facility.

On November 2, 2022, EEW Eco Energy World Development Holdings One B.V., a subsidiary of the Group (“EEW One”), entered into a loan facility with Svante Kumlin, pursuant to which Mr. Kumlin agreed to loan EEW One up to €1.6 million, €400,000 of which may be drawn per month up to the total amount of the loan facility. The loan accrues interest at a rate of 10% per annum on any outstanding amounts and is due no later than May 2, 2023. No amounts are currently outstanding under the facility.

Transactions in Connection with the Group’s Restructuring

In 2012, EEW founder Svante Kumlin formed the Group as a Cyprus-incorporated legal entity formerly known as E.E.W. Eco Energy World Holdings Limited (now ETT ET Developments 1 Ltd) (“EEW Cyprus”). In 2019, EEW Cyprus transferred its assets and liabilities to the current UK-incorporated parent company of the Group, E.E.W. Eco Energy World Limited (formerly E.E.W. Eco Energy World PLC prior to its re-registration from a “public limited company” to a “private limited company” in January 2023) (the “Group Restructuring”). EEW Cyprus is no longer part of the Group. In connection with the Group Restructuring, the following related party transactions occurred.

•        On November 21, 2019, EEW Cyprus and EEW One entered into a master transfer agreement, which was amended on May 22, 2020, pursuant to which ownership of Raglan Solar Pty Ltd and Maranbah Solar Pty Ltd (entities holding project rights) were transferred from EEW Cyprus to EEW One in exchange for €2.6 million in cash and €5.3 million in equity in EEW to Svante Kumlin (as owner of entire issued share capital in EEW Cyprus).

•        On January 31, 2021, EEW Cyprus, EEW and Svante Kumlin entered into an agreement pursuant to which Mr. Kumlin agreed to assume approximately €407,373 owed to EEW Cyprus by EEW. This amount was repaid in full in April 2021 through a combination of cash repayments and the issuance of additional EEW shares to Mr. Kumlin.

•        On November 27, 2020, EEW Cyprus entered into a share sale agreement with a third party for the sale of Bouldercombe Solar Pty Ltd (an entity holding project rights). On January 21, 2021, EEW Cyprus assigned all of its equitable rights and benefits under the share sale agreement to EEW Holding 1 APS, a subsidiary of the Group (“EEW APS”), and on June 27, 2022, the parties, including the third party purchaser, agreed to novate EEW Cyprus’s rights, interests, benefits and obligations under the share sale agreement to EEW APS.

Project Sale Agreements

•        On May 22, 2020, Svante Kumlin and E.E.W. Eco Energy World Development Holdings Two B.V., a subsidiary of the Group (“EEW Two”), entered into a master transfer agreement, which was amended on December 1, 2020, pursuant to which Mr. Kumlin transferred ownership of Performan Lark, S.L. (an entity holding project rights) to EEW Two in exchange for €0.25 million.

•        On January 22, 2021, EEW APS and Svante Kumlin entered into a transfer agreement pursuant to which Mr. Kumlin sold Expansion Habit S.L. (an entity holding project rights), to EEW APS in exchange for €0.25 million.

EEW H2 Spin-Off

In December 2021 the EEW board of directors approved the spin-off of the Group’s subsidiary, EEW H2 LTD (“EEW H2”), a developer of green hydrogen projects, to the EEW Shareholders. The spin-off was completed in February 2022, at which time, EEW H2 ceased to be a consolidated subsidiary of the Group.

On June 27, 2022, EEW One entered into an agreement, as amended on September 30, 2022, to sell 100% of the issued share capital in Raglan Solar Pty Ltd to EEW H2. The sale was completed on September 30, 2022, with all the outstanding shares of Raglan Solar Pty Ltd transferred from EEW One to EEW H2. In exchange, EEW H2 issued 46,153,846 of its shares to EEW One, leaving EEW One with 29.1% ownership of EEW H2, and EEW H2 agreed to pay EEW One $10 million in cash no later than September 30, 2023. As of the date of this proxy statement/prospectus and exchange offer prospectus EEW H2 has not paid the cash consideration nor has it raised any capital in order to pay the cash consideration.

In addition, EEW One and EEW H2 also entered a development services agreement, under which EEW One will provide project development services to EEW H2 for a to-be-determined monthly fee following completion of the transaction. Furthermore, the parties also entered a five-year sale framework agreement, whereby EEW One has a right of first refusal to submit solar project acquisition proposals to EEW H2 to supply electricity for any of its green hydrogen production projects, with both parties required to use reasonable endeavours and act in good faith to agree to terms within a six-week period. EEW H2 does not currently have employees. The director of EEW H2 is Svante Kumlin, who is also CEO of EEW. See “Risk Factors — In 2022, the Group transferred a material project to a related party in exchange for equity and a deferred payment settleable in cash or shares. The value of the share consideration received is uncertain, and the Group has not yet received the cash consideration and has limited recourse if the payment is not made.”

Service Agreements

On June 30, 2019, EEW One and Svante Kumlin entered into a general service agreement pursuant to which EEW One provided corporate services and solar project development services for a one-year period to Mr. Kumlin in connection with solar project developments in Spain and the United Kingdom in exchange for a payment of €370,000.

On January 1, 2020, EEW One entered into a consulting agreement with Svante Kumlin, which was amended on July 1, 2020 and April 14, 2021, pursuant to which Mr. Kumlin agreed to provide consulting services to EEW One in exchange for a monthly fee plus reimbursement of expenses. Between February 2020 and June 2020, Mr. Kumlin received €31,000 per month, between July 2020 and August 2021, Mr. Kumlin received €75,000 per month, and since September 2021, Mr. Kumlin has received €80,000 per month. These fees include rental fees for an office in Monaco used by Mr. Kumlin and two consultants in connection with services performed on behalf of the Group, as well as compensation paid to the two consultants. The office in Monaco is also used by several EEW employees. As of December 31, 2022, the aggregate amount of fees paid to Mr. Kumlin under the consulting agreement was €2,668,000.

In 2021 and 2022, a company affiliated with Annette Kumlin, ORION SAED SCP (“Orion”), provided services to EEW including: (i) reviewing investor and company presentations and transaction documents, (ii) investor relationship management, and (iii) liaising with banking partners. On July 1, 2022, Orion invoiced EEW for €60,000 for services rendered June 1, 2021 to June 30, 2022. On September 1, 2022, Orion invoiced EEW for €25,000 for services rendered July 1, 2022 to September 30, 2022.

DESCRIPTION OF PUBCO SECURITIES

The following description of the material terms of the securities of Pubco following the completion of the Transactions includes a summary of specified provisions of the Amended and Restated Memorandum and Articles of Association of Pubco (the “Pubco Articles”) that will be in effect upon completion of the Transactions. This description is qualified by reference to the Pubco Articles as will be in effect upon consummation of the Transactions, substantially in the form attached to this proxy statement/prospectus and exchange offer prospectus as Annex B and incorporated in this proxy statement/prospectus and exchange offer prospectus by reference. In this section, the terms “we”, “our” or “us” refer to Pubco following the completion of the Transactions.

Pubco is a Cayman Islands exempted company (company number 394226) and its affairs are governed by the Pubco Articles, the Cayman Companies Act and the common law of the Cayman Islands. Pubco is authorized to issue 469,000,001 ordinary shares of a par value of $0.0001 each and 30,999,999 preference shares of a par value of $0.0001 each.

Pubco currently has only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another.

As of the date of this proxy statement/prospectus and exchange offer prospectus, there was one Pubco ordinary share issued and outstanding.

New Ordinary Shares

Holders of Pubco ordinary shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting with respect to the election of directors, with the result that a majority of the votes cast by the shareholders entitled to vote thereon at a duly constituted general meeting of the company can elect all of the directors.

Holders of Pubco’s ordinary shares will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the ordinary shares.

Register of Members

Under Cayman Islands law, we must keep a register of members and there will be entered therein:

•        the names and addresses of the members of the company and a statement of the shares held by each member, which:

•        distinguishes each share by its number (so long as the share has a number);

•        confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

•        confirms the number and category of shares held by each member; and

•        confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional.

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of the Transactions, the register of members will be updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Dividends

Subject to the Cayman Companies Act and the Pubco Articles, and except as otherwise provided by the rights attached to any shares, the payment of cash dividends in the future, if any, will be at the discretion of Pubco’s board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, Pubco’s overall financial condition, available distributable reserves and any other factors deemed relevant by Pubco’s board of directors.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Pubco ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Differences in Company Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modelled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of at least two thirds of the voting shares voted at a general meeting) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary company) and its subsidiary company, provided that a copy of the plan of merger is given to every shareholder of each subsidiary company to be merged unless that member agrees otherwise.

The consent of each holder of a fixed or floating security interest of a constituent Cayman Islands company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met (among others): (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is existing, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted; and (v) that there are no reasons why it would be against the public interest to allow the merger or consolidation.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; and (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction.

Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) the shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (c) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Cayman Islands courts to determine the fair value and such petition by the company must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court must determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company and who the court finds are involved may participate fully in all proceedings until the determination of fair value is reached. A shareholder who dissents must do so in respect of all shares that that person holds in the constituent company. Subject to certain exceptions, upon the giving of a notice of dissent as described in paragraph (c) above, the dissenting shareholder to whom the notice relates shall cease to have any of the rights of a shareholder except the right to be paid the fair value of that person’s shares. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date (unless the consideration for such shares to be contributed is anything other than (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which at the effective date of the merger or consolidation are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination thereof).

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies. In certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at the relevant meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands courts. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•        the shareholders have been fairly represented at the meeting in question;

•        the arrangement is such as a businessman would reasonably approve; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of at least 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits

Ogier (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Ogier (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies

We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue shares with no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation in the Cayman Islands (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Pubco Articles permit indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from their own actual fraud, willful neglect or willful default. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the Pubco Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Pubco Articles

Some provisions of the Pubco Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Pubco Articles for a proper purpose and for what they believe in good faith to be in the best interests of our company. In addition, such issuances may only be made to the extent of our authorized share capital, and any increase to our authorized share capital must be approved by shareholders.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the company’s memorandum and articles of association or alternatively by shareholder approval at general meetings.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Pubco Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder entitled to vote at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Pubco Articles do not permit our shareholders to requisition either an annual general meeting or an extraordinary general meeting. However, if an annual general meeting or an extraordinary general meeting is called by the directors, shareholders meeting certain minimum ownership thresholds who are entitled to vote at the meeting and who comply with the notice provisions in the Pubco Articles may put forth a proposal. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Pubco Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Pubco Articles, directors may be removed only for “Cause” by a special resolution (usually a majority of at least two thirds of the voting shares voted at a general meeting) of our shareholders. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with his creditors generally; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) absents himself or herself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he or she has by reason of such absence vacated office; or (v) all of the other directors (being not less than two in number) determine that he or she should be removed as a director for “Cause” (i.e., a conviction for a criminal offence involving dishonesty or engaging in conduct which brings a director or Pubco into disrepute or which results in a material financial detriment to Pubco) (and not otherwise), either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the Pubco Articles or by a resolution in writing signed by all of the other directors.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the Transactions or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution;  Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Pubco Articles, if Pubco is wound up, the liquidator of our company may distribute the assets with the sanction of a special resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Pubco Articles, if our share capital is divided into more than one class of shares, the rights attached to any such class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. As required by Cayman Islands law, the Pubco Articles may only be amended by a special resolution of the shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Pubco Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Pubco Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records.

Directors

Appointment and removal

The Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the 2024 annual general meeting of Pubco, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three years. At the 2025 annual general meeting of Pubco, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three years. At the 2026 annual general meeting of Pubco, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three years. At each succeeding annual general meeting of Pubco, Directors shall be elected for a full term of three years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

There is no cumulative voting with respect to the appointment of directors.

An ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the votes cast by the shareholders entitled to vote thereon at a duly constituted general meeting of the company, is required to elect a director.

A Director may be removed or the office of a Director vacated as provided under “Removal of Directors” above.

Redeemable Warrants

Pubco Public Shareholders’ Warrants

Each whole warrant entitles the holder thereof to purchase one Pubco ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, which will become exercisable on the later of (i) 12 months from the closing of the ClimateRock IPO or (ii) 30 days after the completion of the Transactions. The warrants will expire five years after the date on which the Transactions are completed, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Pubco ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Pubco ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue Pubco ordinary shares upon exercise of a warrant unless the Pubco ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Pubco ordinary share underlying such unit.

It is our current intention to have an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares in effect promptly following consummation of the Transactions. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective within 120 days after the closing of the Transactions, public warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Pubco ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we will permit holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption (excluding the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Pubco ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our Pubco ordinary shares may fall below the $18.00 trigger price, as well as the $11.50 warrant exercise price after the redemption notice is issued.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Pubco ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period, unless we elect to require the exercise of the warrants on a “cashless basis” as described below. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the ClimateRock IPO.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Pubco ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Pubco ordinary shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Pubco ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Pubco ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Pubco ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Pubco ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the completion of the Transactions. If we call our warrants for redemption and our management does not take advantage of this option, ClimateRock’s sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the Pubco ordinary shares issued and outstanding immediately after giving effect to such exercise.

If the number of issued and outstanding Pubco ordinary shares is increased by a share dividend payable in Pubco ordinary shares, or by a split-up of Pubco ordinary shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Pubco ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Pubco ordinary shares. A rights offering to holders of Pubco ordinary shares entitling holders to purchase Pubco ordinary shares at a price less than the fair market value will be deemed a share dividend of a number of Pubco ordinary shares equal to the product of (i) the number of Pubco ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pubco ordinary shares) and (ii) one (1) minus the quotient of (x) the price per ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Pubco ordinary shares, in determining the price payable for Pubco ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Pubco ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Pubco ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Pubco ordinary shares on account of such Pubco ordinary shares (or other shares into which the warrants are convertible), other than (a) as described above, (b) certain Pubco ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Pubco ordinary share in respect of such event.

If the number of issued and outstanding Pubco ordinary shares is decreased by a consolidation, combination or reclassification of Pubco ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Pubco ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Pubco ordinary shares.

Whenever the number of Pubco ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Pubco ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding Pubco ordinary shares (other than those described above or that solely affects the par value of such Pubco ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Pubco ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Pubco ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of share capital, shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the Registration Statement of which this proxy statement/prospectus and exchange offer prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Pubco ordinary shares and any voting rights until they exercise their warrants and receive Pubco ordinary shares. After the issuance of Pubco ordinary shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

Pubco Private Placement Warrants

The holders of private placement warrants will have the option to exercise the private placement warrants on a cashless basis. If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Pubco ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Pubco ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Pubco ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis is because it is not known at this time whether they will be affiliated with us following the Transactions. If ClimateRock’s sponsor or its permitted transferees remain affiliated with us following the Transactions, then to the extent they continue to own any of our securities, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could sell the Pubco ordinary shares issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In addition, holders of our private placement warrants are entitled to certain registration rights.

The rights associated with the private placement warrants and working capital warrants will not at any time change based on the nature of the holder.

Comparison of Corporate Governance and Shareholder Rights

Pubco is a Cayman Islands exempted company. Cayman Islands law and Pubco’s Amended and Restated Memorandum and Articles of Association will govern the rights of its shareholders. While ClimateRock is also a Cayman Islands exempted company, the Amended and Restated Memorandum and Articles of Association will differ in certain material respects from the amended and restated memorandum and articles of association of ClimateRock. As a result, when you become a shareholder of Pubco, your rights will differ in some regards as compared to when you were a shareholder of ClimateRock.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of ClimateRock and Pubco according to the organizational documents of ClimateRock and Pubco. You also should review the Amended and Restated Memorandum and Articles of Association of Pubco (as it will be amended and restated immediately prior to the Business Combination).

Provision	ClimateRock	Pubco
Structure of the board	ClimateRock’s board consists of three classes of directors with staggered three-year terms.	Pubco’s board consists of three class of directors with staggered three-year terms.
Removal of directors

Prior to the consummation of its initial business combination, the directors of ClimateRock may only be removed by ordinary resolution of the holders of the ClimateRock Class B ordinary shares. Following the consummation of its initial business combination, but not at any time before, the directors of ClimateRock may be removed by (i) an ordinary resolution of shareholders or (ii) subject to particular articles dealing with the classes and rotation of directors, by a resolution of directors, in each case, with or without cause.

The directors of Pubco may be removed by special resolution of the company or resolution of directors at a meeting of the directors (duly convened and held in accordance with the articles or by a resolution in writing signed by all of the other directors), in each case, only for Cause (meaning a conviction for a criminal offence involving dishonesty or engaging in conduct which brings a director or Pubco into disrepute or which results in a material financial detriment to Pubco).

Vacancies on the board

Except as Cayman Islands law or any applicable law may otherwise require, any vacancy on the board of ClimateRock, may be filled by the majority vote of the remaining directors, provided that such person is recommended as a director nominee by a majority of ClimateRock’s independent directors.

Except as Cayman Islands law or any applicable law may otherwise require, any director vacancy on the board of Pubco shall be filled solely by the majority vote of the remaining directors, even if less than a quorum, or by a sole remaining director and shall not be filled by the members.

SPAC Provisions

ClimateRock’s amended and restated memorandum and articles of association contain provisions relating to the operation of ClimateRock as a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to the Trust Account of ClimateRock, time limits within which it must consummate an initial business combination and additional rights for the holders of the ClimateRock Class B ordinary shares.

Pubco’s Amended and Restated Memorandum and Articles of Association do not contain SPAC-related provisions.

Provision	ClimateRock	Pubco
Changes to share class rights

The rights attaching to a class of shares may only be varied: with the consent in writing of the holders of at least two-thirds of the issued shares of that class or if the variation is made with the sanction of a special resolution passed at a separate general meeting of the shareholders holding the issued shares of that class. Notwithstanding the foregoing, unless the proposed variation is for the purposes of approving, or in conjunction with, the consummation of an initial business combination, prior to an initial business combination, the rights attached to the shares as specified in article 2.5 of ClimateRock’s amended and restated memorandum and articles of association may only, whether or not ClimateRock is being wound up, be varied by a special resolution of the company.

The article referred to above which provides that, prior to its initial business combination, ClimateRock may by ordinary resolution of the holders of the ClimateRock Class B ordinary shares appoint any person to be a director or may by ordinary resolution of the holders of the ClimateRock Class B ordinary shares remove any director may only be amended by a special resolution passed by holders representing at least 90% of the issued and outstanding ClimateRock Class B ordinary shares.

If Pubco’s share capital is divided into more than one class of shares, the rights attached to any such class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not Pubco is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Action by written consent	Resolutions of the members of ClimateRock may be passed unanimously in writing.	Resolutions of members of Pubco may be passed in writing if by a unanimous written resolution signed by or on behalf of each member entitled to vote at a general meeting without a meeting being held.
Calling of extraordinary general meetings

A meeting of the shareholders may be called by any director, or upon the written request of shareholders who together hold at least 10% of the voting rights in respect of the matter for which the meeting is requested.

Extraordinary general meetings for any purpose or purposes may be called at any time by a resolution adopted by the majority of the directors, and may not be called by any other person or persons.
Nominations of person for election of directors

Shareholders seeking to nominate candidates for election as directors at the annual general meeting must deliver notice to ClimateRock’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Nominations of persons for election as directors may be made at a general meeting only by: (a) the directors; or (b) any member who: (i) is a Minimum Member at the time of giving of the notice provided for in the Amended and Restated Memorandum and Articles of Association and at the time of the general meeting; (ii) is entitled to vote for the appointments at such general meeting; and (iii) complies with the notice procedures set forth in the Amended and Restated Memorandum and Articles of Association.

Provision	ClimateRock	Pubco

Nominations of persons for election as director may be made at an extraordinary general meeting at which directors are to be elected pursuant to the notice of the meeting, provided that the majority of directors has determined that directors shall be elected at such meeting.

Amendments to the organizational documents

The article referred to above which provides that, prior to its initial business combination, ClimateRock may by ordinary resolution of the holders of the ClimateRock Class B ordinary shares appoint any person to be a director or may by ordinary resolution of the holders of the ClimateRock Class B ordinary shares remove any director may only be amended by a special resolution passed by holders representing at least 90% of the issued and outstanding ClimateRock Class B ordinary shares.

Subject to the Cayman Companies Act and the following provision, ClimateRock may, by special resolution change the provisions of its amended and restated memorandum of association with respect to its objects, powers or any other matter specified in the amended and restated memorandum of association.

Subject to the Cayman Companies Act and as provided in the amended and restated articles of association, ClimateRock may, by special resolution, amend the amended and restated articles in whole or in part save that no amendment may be made to the amended and restated memorandum and articles to amend: (a) the provisions related to business combinations prior to the initial business combination unless the holders of the Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price set out in the amended and restated articles of association; (b) the provision that specifies the restrictions outlined in this paragraph during the Target Business Acquisition Period (as defined in the amended and restated memorandum and articles of association); or (c) the provisions relating to the ability of the holders of the ClimateRock Class B ordinary shares to appoint and remove directors except as outlined above.

Subject to the provisions of the Cayman Companies Act and the provisions of the Amended and Restated Memorandum and Articles of Association as regards the matters to be dealt with by ordinary resolution, Pubco may by special resolution amend the Amended and Restated Memorandum and Articles of Association.

Provision	ClimateRock	Pubco
Issuance of preferred shares

ClimateRock is authorized to issue 1,000,000 preference shares of US$0.0001 each. ClimateRock’s board may issue these preference shares by resolution without shareholder approval. However, notwithstanding the above, following the IPO and prior to ClimateRock’s initial business combination, ClimateRock may not issue additional shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any proposed initial business combination.

Pubco is authorized to issue 30,999,999 preference shares of a par value of $0.0001 each. Subject to applicable law and the Amended and Restated Memorandum and Articles of Association, Pubco’s board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions, without shareholder approval.

Enforceability of Civil Liability under Cayman Islands Law

Pubco has been advised by Ogier (Cayman) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pubco judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the civil liability provisions of the federal securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands — Privacy Notice

This privacy notice explains the manner in which Pubco collects, processes and maintains personal data about investors of Pubco pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In its use of personal data, Pubco will be characterized under the DPA as a ‘data controller’, whilst certain of Pubco’s service providers, affiliates and delegates may act as ‘data processors’ under the DPA. These service providers, affiliates, and delegates may process personal information for their own lawful purposes in connection with services provided to Pubco.

By virtue of your investment in Pubco, Pubco and certain of Pubco’s service providers, affiliates, and delegates may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for Pubco to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which Pubco is subject or (c) where the processing is for the purposes of legitimate interests pursued by Pubco or by a service provider to whom the data are disclosed, unless the processing is unwarranted by reason of prejudice to your rights and freedoms or legitimate interests. As a data controller, we will only use your personal data for the purposes for which it was collected. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with Pubco’s service providers, affiliates, and delegates for the purposes set out in this privacy notice, as well as advisers (e.g., auditors, legal counsel, and tax advisers). We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by Pubco for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates, delegates, and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into Pubco, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to those individuals or otherwise inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (b) the right to obtain a copy of your personal data (c) the right to require us to stop direct marketing (d) the right to have inaccurate or incomplete personal data corrected (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial) (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data (h) the right to complain to the Office of the Ombudsman of the Cayman Islands and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with Pubco’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

APPRAISAL RIGHTS

Holders of Units, Warrants Rights and ClimateRock Ordinary Shares do not have appraisal rights in respect to their Units, Warrants and Rights and ClimateRock Ordinary Shares in connection with the Business Combination under the Cayman Companies Act. Although under the Cayman Companies Act, shareholders of a Cayman Islands company have dissenters’ rights with respect to a merger, dissenters’ rights are not generally considered to be available under the Cayman Companies Act if the consideration under the proposed merger consists of shares listed on a national securities exchange. Therefore, no dissenters’ rights are available under the Merger in respect of the ClimateRock Ordinary Shares. However, holders of Public Shares have redemption rights as further described in this proxy statement/prospectus.

TICKER SYMBOL AND DIVIDENDS

Ticker Symbol and Market Price

ClimateRock Units, ClimateRock Ordinary Shares, ClimateRock Rights and the ClimateRock Public Warrants are currently listed on The Nasdaq Global Market under the symbols “CLRCU”, “CLRC”, “CLRCR”, and “CLRCW” respectively. The closing price of the ClimateRock Units, ClimateRock Ordinary Shares, ClimateRock Rights and the ClimateRock Public Warrants on April 14, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $11.50, $10.26, $0.18, and $0.18, respectively. As of               , 2023, the record date for the extraordinary general meeting, the closing price for ClimateRock Units, ClimateRock Ordinary Shares, ClimateRock Rights and the ClimateRock Public Warrants was $              , $              , $              , and $              , respectively.

There is currently no public market for the equity securities of EEW or Pubco. We are applying to list Pubco Ordinary Shares and Pubco Public Warrants on The Nasdaq Capital Market upon the Closing under the ticker symbols “EEW” and “EEWWW” respectively.

Dividends

ClimateRock, Pubco, and EEW have not paid any cash dividends on their equity securities to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends by Pubco in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. Following the completion of the Business Combination, the Pubco Board will consider whether or not to institute a dividend policy. It is presently intended that Pubco will retain its earnings for use in business operations and, accordingly, it is not anticipated that the Pubco Board will declare dividends in the foreseeable future.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with ClimateRock’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of ClimateRock, 50 Sloane Avenue, London, SW3 3DD, United Kingdom. Following the Business Combination, such communications should be sent in care of Pubco at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, and its telephone number is +1 345 949 9876. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of the Pubco Ordinary Shares to be issued in connection with the Business Combination will be passed upon, as to matters of Cayman Islands law, by Ogier (Cayman) LLP.

The validity of the Pubco Warrants to be issued in connection with the Business Combination will be passed upon, as to matters of U.S. law, by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements of E.E.W. Eco Energy World PLC (now E.E.W. Eco Energy World Limited following its re-registration from a “public limited company” to a “private limited company” in January 2023) as of and for each of the years ended December 31, 2021 and 2022 included in this proxy statement/prospectus have been audited by UHY LLP, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of ClimateRock as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and the period from December 6, 2021 (inception) through December 31, 2021 included in this proxy statement/prospectus have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, ClimateRock and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of ClimateRock’s proxy statement to shareholders. Upon written or oral request, ClimateRock will deliver a separate copy of proxy statement to any shareholder at a shared address to which a single copy of the document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that ClimateRock deliver single copies of such documents in the future. Shareholders may notify ClimateRock of their requests by calling or writing ClimateRock at its principal executive offices at ClimateRock, 50 Sloane Avenue, London, SW3 3DD, United Kingdom. Following the Business Combination, such requests should be made by calling or writing to Pubco at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, and its telephone number is +1 345 949 9876.

SOLICITATION OF PROXIES

ClimateRock will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, ClimateRock will retain a proxy solicitor, for a fee of $           plus reimbursement of out-of-pocket expenses for their services. ClimateRock and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding ordinary shares of ClimateRock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of ClimateRock. No additional compensation will be paid to ClimateRock’s directors, officers or employees for solicitation.

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2023 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting will be held. Following completion of the Business Combination, Pubco is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Pubco will be exempt from certain rules under the Exchange Act that would otherwise apply if Pubco were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer, including the requirement to file proxy solicitation materials on Schedule 14A in connection with annual or extraordinary general meetings of its security holders. For more information, see “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

WHERE YOU CAN FIND MORE INFORMATION

ClimateRock files, and Pubco will file upon the effectiveness of this proxy statement/prospectus and exchange offer prospectus, reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act, in the case of Pubco as applicable to foreign private issuers. You can read ClimateRock’s and Pubco’s SEC filings, including this proxy statement/prospectus and exchange offer prospectus, on the Internet at the SEC’s website at http://www.sec.gov.

As a foreign private issuer, Pubco is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and its executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Pubco will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ClimateRock files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information about ClimateRock at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov. ClimateRock currently does not have a website, but will also make available free of charge electronic copies of its filings upon request. Information and statements contained in this proxy statement/prospectus and exchange offer prospectus or any annex to this proxy statement/prospectus or exchange offer prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus or exchange offer prospectus.

All information contained in this document relating to ClimateRock has been supplied by ClimateRock, and all such information relating to Pubco has been supplied by Pubco. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

ClimateRock
50 Sloane Avenue
London, SW3 3DD, United Kingdom
Attn: Per Regnarsson
+44 203 954 0590

You may also obtain these documents by requesting them in writing or by telephone from ClimateRock’s proxy solicitor at:

If you are a shareholder of ClimateRock and would like to request documents, please do so by             , 2023 to receive them before the ClimateRock extraordinary general meeting. If you request any documents from ClimateRock, ClimateRock will mail them to you by first class mail, or another equally prompt means.

Neither ClimateRock, EEW, nor Pubco has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus and exchange offer prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus and exchange offer prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus and exchange offer prospectus does not extend to you. The information contained in this proxy statement/prospectus and exchange offer prospectus speaks only as of the date of this proxy statement/prospectus and exchange offer prospectus unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page No.
ClimateRock
Financial Statements as of March 31, 2023 (Unaudited) and December 31, 2022 and the Unaudited three month periods ended March 31, 2023 and March 31, 2022
Balance Sheets as of March 31, 2023 (Unaudited) and December 31, 2022	F-2
Unaudited Statements of Operations for the Three Months ended March 31, 2023 and March 31, 2022	F-3
Unaudited Statements of Changes in Shareholders’ Equity for the Three Months ended March 31, 2023 and March 31, 2022	F-4
Unaudited Statements of Cash Flows for the Three Months ended March 31, 2023 and March 31, 2022	F-5
Notes to the Unaudited Financial Statements	F-6

Audited Financial Statements as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from December 6, 2021 (inception) to December 31, 2021
Report of Independent Registered Public Accounting Firm	F-20
Financial Statements:
Balance Sheets as of December 31, 2022 and 2021	F-21
Statements of Operations	F-22
Statements of Changes in Shareholder’s Equity	F-23
Statements of Cash Flows	F-24
Notes to the Financial Statements	F-25

E.E.W. Eco Energy World LTD
Audited Consolidated Financial Statements as at and for the years ended December 31, 2022 and 2021 as restated
Report of Independent Registered Public Accounting Firm	F-39
Financial Statements:
Consolidated Statements of Profit and Loss and Comprehensive Income	F-41
Consolidated Statements of Financial Position	F-42
Consolidated Statements of Changes in Equity	F-43
Consolidated Statements of Cash Flows	F-44
Notes to the Consolidated Financial Statements	F-46

CLIMATEROCK
BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash	$54,458	$411,711
Prepaid expenses	80,626	106,542
Cash and cash equivalents held in trust account	81,897,579	81,039,102
Total current assets	82,032,663	81,557,355
TOTAL ASSETS	$82,032,663	$81,557,355

LIABILITIES, COMMITMENTS AND CONTINGENCIES, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued liabilities	$979,176	$1,005,720
Loan payable – related party	530,000	480,000
Deferred underwriting commission payable	2,362,500	2,362,500
Total current liabilities	3,871,676	3,848,220
TOTAL LIABILITIES	3,871,676	3,848,220

COMMITMENTS AND CONTINGENCIES
Class A ordinary shares, $0.0001 par value, subject to possible redemption. 7,875,000 shares at redemption value of $10.40 and $10.29 per share, including dividends earned in trust account, at March 31, 2023 and December 31, 2022, respectively	81,897,579	81,039,102
Total commitments and contingencies	81,897,579	81,039,102

SHAREHOLDERS’ DEFICIT
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 2,086,874 and 118,125 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively (excluding 7,875,000 shares subject to possible redemption as of March 31, 2023 and December 31, 2022)	209	12
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 1 and 1,968,750 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	—	197
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	—	—
Accumulated deficit	(3,736,801)	(3,330,176)
Total shareholders’ deficit	(3,736,592)	(3,329,967)
TOTAL LIABILITIES, COMMITMENTS AND CONTIGENCIES, AND SHAREHOLDERS’ DEFICIT	$82,032,663	$81,557,355

The accompanying notes are an integral part of these financial statements

CLIMATEROCK
STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Operating expenses
Formation and operating costs	$386,791	$1,200
Net loss from operations	(386,791)	(1,200)

Other income (loss)
Unrealized income on trust account	858,477	—
Unrealized foreign exchange loss	(19,834)	—
Total other income	838,643	—

Net income (loss)	$451,852	$(1,200)

Basic and diluted weighted average shares outstanding
Redeemable ordinary shares, basic and diluted	7,875,000	—
Non-redeemable ordinary shares, basic and diluted	2,086,875	1,875,000
Basic and diluted earnings per share
Redeemable ordinary shares, basic and diluted	$0.07	$0.00
Non-redeemable ordinary shares, basic and diluted	$(0.04)	$0.00

The accompanying notes are an integral part of these financial statements

CLIMATEROCK
STATEMENTS OF CHANGES IN SHAREHOLDER’S DEFICIT (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND MARCH 31, 2022

	CLASS A ORDINARY SHARES		CLASS B ORDINARY SHARES		PREFERENCE SHARES		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL SHAREHOLDERS’ DEFICIT
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT
Balances – January 1, 2023	118,125	$12	1,968,750	$197	—	$—	$—	$(3,330,176)	$(3,329,967)
Adjustment to increase Class A ordinary shares subject to possible redemption to maximum redemption value	—	—	—	—	—	—	—	(858,477)	(858,477)
Conversion of 1,968,749 Class B ordinary shares to Class A ordinary shares at par value of $0.0001 per share	1,968,749	197	(1,968,749)	(197)	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	451,852	451,852
Balances – March 31, 2023	2,086,874	$209	1	$—	—	$—	$—	$(3,736,801)	$(3,736,592)

Balances – January 1, 2022	—	$—	2,156,250	$216	—	$—	$24,784	$(4,730)	$20,270
Net loss	—	—	—	—	—	—	—	(1,200)	(1,200)
Balances – March 31, 2022	—	$—	2,156,250	$216	—	$—	$24,784	$(5,930)	$19,070

The accompanying notes are an integral part of these financial statements

CLIMATEROCK
STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND MARCH 31, 2022

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Cash flows from operating activities:
Net income (loss)	$451,852	$(1,200)
Adjustment to reconcile net income (loss) to net cash used in operating activities:
Unrealized income received in trust account	(858,477)	—
Unrealized foreign exchange loss	19,834	—
Changes in operating assets and liabilities:
Accrued liabilities, excluding unrealized foreign exchange loss	(46,378)	1,000
Prepaid expenses	25,916	—
Net cash used in operating activities	(407,253)	(200)

Cash flows from financing activities:
Proceed from related party loan	50,000	5,150
Net cash provided by financing activities	50,000	5,150

Net (decrease) increase in cash	(357,253)	4,950
Cash at beginning of period	411,711	—
Cash at end of period	$54,458	$4,950

Non-cash investing and financial activities:
Deferred offering costs paid by related party	$—	$123,987
Deferred offering costs included in accrued liabilities	$—	$25,231

The accompanying notes are an integral part of these financial statements

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

ClimateRock (the “Company”) is a Cayman Islands exempted company incorporated as a blank check company on December 6, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company focuses on opportunities in climate change, environment, renewable energy and emerging, clean technologies.

As of March 31, 2023, the Company had not yet commenced operations. All activity through March 31, 2023 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and post-offering activities in search for a target to consummate a Business Combination. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on April 27, 2022. On May 2, 2022, the Company consummated its Initial Public Offering of 7,875,000 units (“Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, including 375,000 Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, generating gross proceeds of $78,750,000.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 3,762,500 warrants (“Private Placement Warrants”) at a price of $1.00 per warrant to the Company’s sponsor, U.N. SDG Support LLC, a Delaware limited liability company (“Sponsor”), generating gross proceeds of $3,762,500 (see Note 4).

Offering costs amounted to $5,093,930, consisting of $1,181,250 of underwriting fees, $2,362,500 of deferred underwriting commissions payable (which are held in the Trust Account as defined below), $946,169 of representative shares (see Note 6), and $604,011 of other offering costs. As described in Note 6, the $2,362,500 of deferred underwriting commissions payable is contingent upon the consummation of a Business Combination, subject to the terms of the underwriting agreement.

Upon the closing of the Initial Public Offering and Private Placement, $79,931,250 of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”) and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

As of March 31, 2023, the Company had $54,458 in cash held outside of the Trust Account. The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

The Company will provide holders of its Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially approximately $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6).

The Company had 12 months from the closing of the Initial Public Offering to consummate an initial Business Combination. However, if the Company anticipated that it may not be able to consummate the initial Business Combination within 12 months, it may extend the period of time to consummate a Business Combination by two additional 3-month periods (for a total of up to 18 months) without submitting proposed extensions to its shareholders for approval or offering its public shareholders redemption rights in connection therewith. The Company’s sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the trust account $787,500 ($0.10 per share) on or prior to the date of the applicable deadline for each additional three month period. Any such payments would be made in the form of a loan, non-interest bearing and payable upon the consummation of the initial Business Combination.

On April 27, 2023, the Company held an extraordinary general meeting of shareholders (the “Meeting”) and approved, among other things, an amendment to the Company’s amended and restated memorandum and articles of association to (i) extend the date by which the Company would be required to consummate a business combination from November 2, 2023 (assuming the Sponsor was to have effected and paid extensions as described in the definitive proxy statement as filed with the SEC on April 11, 2023) to May 2, 2024 (or such earlier date as determined by the Company’s board of directors in its sole discretion) (the “the Extension Amendment”) and (ii) to permit its board of directors, in its sole discretion, to elect to wind up the Company’s operations on, or on an earlier date than May 2, 2024 (including prior to May 2, 2023) (see Note 8).

Going concern and management’s plan

As of March 31, 2023, the Company has a cash balance of $54,458 and a working capital deficit of $1,374,092, excluding the cash currently held in the Trust Account and the deferred compensation payable upon consummation of a Business Combination. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the issuance date of the financial statements. Prior to consummation of a Business Combination, the Company has the ability to secure additional funding from the Sponsor or other related parties. There is no assurance that the Company’s plans to consummate a Business Combination will be successful by May 2, 2024 as approved at the extraordinary general meeting of the shareholders on April 27, 2023 (see Note 8). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”).

The accompanying unaudited financial statements as of March 31, 2023, and for the three months ended March 31, 2023 and 2022 have been prepared in accordance with U.S. GAAP for interim financial information and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected for the period ending December 31, 2023, or any future period.

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K filed by the Company with the SEC on February 17, 2023.

Cash and cash equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. As of March 31, 2023 and December 31, 2022, the Company had a cash balance of $54,458 and $411,711 in its working capital account, respectively.

Cash and cash equivalents in Trust Account

The funds held in the trust account can be invested in United States government treasury bills, notes or bonds having a maturity of 180 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of the consummation of its first business combination and the Company’s failure to consummate a business combination within the Combination Period.

The Company’s cash and cash equivalents held in the Trust Account are classified as cash equivalents. Gains and losses resulting from the change in the balance of the cash and cash equivalents held in Trust Account are included in income on trust account in the accompanying statements of operations. Interest income earned is fully reinvested into the cash and cash equivalents held in Trust Account and therefore considered as an adjustment to reconcile net income (loss) to net cash used in operating activities in the Statements of Cash Flow. Such interest income reinvested will be used to redeem all or a portion of the ordinary shares upon the completion of business combination (Please see Note 1).

As of March 31, 2023 and December 31, 2022, the Company had $81,897,579 and $81,039,102 held in the Trust Account, respectively, including $858,477 dividends earned on cash and cash equivalents held in Trust Account in the three months ended March 31, 2023.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, the actual results could differ significantly from those estimates.

Ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero. Accordingly, ordinary shares subject to possible redemption are presented at redemption value (plus any interest earned and/or dividends on the Trust Account) as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net income (loss) per share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less interest income in trust account less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

public shareholders. At March 31, 2023 and 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

The net income (loss) per share presented in the condensed statement of operations is based on the following:

	Three months ended March 31, 2023	Three months ended March 31, 2022
Net loss	$451,852	$(1,200)
Accretion of temporary equity to redemption value	—	—
Net loss including accretion of temporary equity to redemption value	$451,852	$(1,200)
Less: Income on trust account to be allocated to redeemable shares	858,477	—
Net loss excluding income on trust account	$(406,625)	$(1,200)
	Three months ended March 31, 2023
	Redeemable shares	Non-redeemable shares
Basic and diluted net income (loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity and excluding income on trust account	$(321,443)	$(85,182)
Income on trust account	858,477	—
Allocation of net income (loss)	$537,034	$(85,182)

Denominators:
Weighted-average shares outstanding	7,875,000	2,086,875
Basic and diluted net income (loss) per share	$0.07	$(0.04)
	Three months ended March 31, 2022
	Redeemable shares	Non-redeemable shares
Basic and diluted net income (loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity and excluding income on trust account	$—	$(1,200)
Income on trust account	—	—
Accretion of temporary equity to redemption value	—	—
Allocation of net income (loss)	$—	$(1,200)

Denominators:
Weighted-average shares outstanding	—	1,875,000
Basic and diluted net income (loss) per share	$0.00	$0.00

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 825, “Financial Instruments” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Recent accounting pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On May 2, 2022, the Company consummated its Initial Public Offering of 7,875,000 Units, including 375,000 Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $78,750,000.

Each unit consists of one Class A ordinary share, one-half of one redeemable warrant and one right. Each whole warrant entitles the holder thereof to purchase one ordinary share for $11.50 per share, subject to certain adjustment. Each right entitles the holder to receive one-tenth of one ordinary share upon consummation of the Company’s initial Business Combination (see Note 7).

All of the 7,875,000 Public Shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

As of March 31, 2023 and December 31, 2022, the Class A ordinary shares reflected on the balance sheet are reconciled in the following table.

	As of March 31, 2023	As of December 31, 2022
Gross proceeds	$78,750,000	$78,750,000
Less:
Proceeds allocated to public warrants and public rights	(6,898,500)	(6,898,500)
Offering costs of public shares	(4,647,702)	(4,647,702)
Plus:
Accretion of carrying value to redemption value	14,693,781	13,835,304
Ordinary shares subject to possible redemption	$81,897,579	$81,039,102

NOTE 4. PRIVATE PLACEMENT

On May 2, 2022, the Company sold 3,762,500 Private Placement Warrants, including 112,500 Private Placement Warrants that were issued pursuant to the underwriters’ partial exercise of the over-allotment option, at $1.00 per warrant, generating gross proceeds of $3,762,500 in the Private Placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. A portion of the net proceeds from the Private Placement was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder shares

On December 30, 2021, the Company issued 2,156,250 of its Class B ordinary shares to the Sponsor (the “Founder Shares”) for $25,000 at a par value of $0.0001, which included an aggregate of up to 281,250 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6). The Sponsor had paid $25,000 in exchange for the shares through a related party before December 31, 2021.

Since the underwriters partially exercised the over-allotment option in respect of 375,000 Units and, as agreed with the Company, the underwriters waived their right to further exercise the option (see Note 6), a total of 93,750 of the Founder Shares were no longer subject to forfeiture on May 2, 2022, and 187,500 of the Founder Shares were forfeited, resulting in an aggregate of 1,968,750 Founder Shares issued and outstanding

On March 31, 2023, the Sponsor elected to convert 1,968,749 Class B ordinary shares to class A ordinary shares of the Company, on a one-for-one basis. These conversion shares are subject to the same restrictions as applied to the Class B ordinary shares before the conversion, including among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the Company’s Initial Public Offering. The Holders of these conversion shares have no rights to funds in the Trust account. Following the conversion, the Sponsor owns 1,968,749 Class A ordinary shares and one Class B ordinary share. As of March 31, 2023, the Company had one Class B ordinary share outstanding.

Loan with related party

On September 21, 2022, the Company entered into a loan agreement with Eternal B.V., an affiliate of the Company through common ownership, (the “Lender”) in the principal amount of up to $180,000, on an unsecured basis and bearing no interest (the “Eternal Loan”). The Eternal Loan was available to be drawn down from September 21, 2022 to March 31, 2023 and its maturity date is March 31, 2024. As of March 31, 2023, the outstanding balance of the Second Eternal Loan was $180,000 and no interest was accrued.

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Additionally, on November 12, 2022, the Company entered into a loan agreement with the Lender in the principal amount of up to $300,000, on an unsecured basis and bearing no interest (the “Third Eternal Loan”). The Third Eternal Loan was available to be drawn down from November 12, 2022 to March 31, 2023 and its maturity date is March 31, 2024. As of March 31, 2023, the outstanding balance of the Third Eternal Loan was $300,000 and no interest was accrued.

On January 29, 2023, the Company entered into a loan agreement with the Lender in the principal amount of up to $50,000, on an unsecured basis and bearing no interest (the “Fourth Eternal Loan”). The Fourth Eternal Loan was available to be drawn down from January 29, 2023 to March 31, 2023 and its maturity date is March 31, 2025. As of March 31, 2023, the outstanding balance of the Fourth Eternal Loan was $50,000 and no interest was accrued.

Eternal is controlled by Charles Ratelband V, the Company’s Executive Chairman of the board of directors. Each member of the Company’s board of directors has been informed of Mr. Ratelband’s material interest in the loan agreements, and upon the approval and recommendation of the audit committee, the Company’s board of directors has determined that the loans are fair and in the best interests of the Company and has voted to approve the loans.

Administrative Service Fee

The Company entered into an administrative services agreement (the “Administrative Services Agreement”) with the Sponsor on April 27, 2022 whereby the Sponsor will perform certain services for the Company for a monthly fee of $10,000. On May 2, 2022, the Sponsor entered into an assignment agreement with Gluon Group, an affiliate of the Company, to provide the services detailed in the Administrative Service Agreement. An officer of the Company owns 505 shares of Gluon Group and serves as managing partner. As of March 31, 2023, $36,223 has been paid to Gluon Group for such services and an additional $95,000 has been accrued.

Advisory Services

On September 21, 2022, the Company entered into an agreement (the “Letter Agreement”) with Gluon Partners LLP (“Gluon”) to pay a fee (the “Transaction Success Fee”) upon completion of one or more successful transactions. The Company will pay Gluon $500,000 upon completion of one or more transactions with an aggregate purchase price of less than $400,000,000; and, an additional $500,000 upon completion of one or more transactions with an aggregate purchase price of more than $400,000,000. This means the total remuneration for transactions with a purchase price more than $400,000,001 would be $1,000,000. The transactions purchase price will correspond to the price paid to the sellers of the applicable target, including cash, debt, and equity funded payments. Each Transaction Success Fee will be payable upon consummation of the applicable transaction, regardless of (i) the calendar for the payment of the purchase price, (ii) how the purchase price is funded, (iii) any deferred payment subsequent to consummation of the transaction, or (iv) any adjustments to the price of the transaction subsequent to consummation. Following payment of Transaction Success Fee, any accrued fees payable to the Gluon Group by the Company will be waived.

On October 5, 2022, the Company and Gluon agreed to lower the Transaction Success Fee to a total payment of $250,000 upon successful completion of one of more transactions with an aggregate purchase price equal or more than $400,000,000.

In addition, the Letter Agreement was amended to entitle Gluon, with respect to any financing undertaken by the Company introduced by Gluon during the term of the Letter Agreement, to the following fees: (i) for a financing involving an issuance of the Company’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to two percent (2.0%) of the gross proceeds received by the Company at such closing; (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to five percent (5.0%) of the gross proceeds received by the Company at such closing.

In addition to the Transaction Success Fee, the Company agreed to pay Gluon Group for any reasonable and documented out-of-pocket expenses incurred in connection with providing the services for the transactions. In the event of a successful initial business combination, Gluon also agreed to waive any accrued fees owed by the Company.

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Accrued Liability

On March 14, 2023, Eternal BV transferred $30,000 into the Company’s Winterbotham Bank account with an accompanying $30,000 transfer scheduled from the Company’s American International Bank account to Eternal BV. As of March 31, 2023, this transfer from the Company’s American International Bank account to Eternal BV had not yet occurred and a $30,000 accrued liability exists.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration rights

The holders of the Founder Shares and Private Placement warrants are entitled to registration rights pursuant to a registration rights agreement signed on April 27, 2022. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting agreement

On October 21, 2021, the Company engaged Maxim Group LLC (“Maxim”) as its underwriter. The Company granted the underwriters a 45-day option until June 11, 2022 to purchase up to 1,125,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On May 2, 2022, the underwriters partially exercised this option in respect of 375,000 Units and, as agreed with the Company, the underwriters waived their right to further exercise the option on May 5, 2022.

The underwriters were entitled to an underwriting discount of $0.45 per unit, or $3,543,750 in the aggregate, of which $0.15 per unit, or $1,181,250 was paid upon the closing of the Initial Public Offering. Of the $0.45 discount, the underwriters were entitled to a deferred underwriting commission of $0.30 per unit, or $2,362,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

In addition to the underwriting discount, the Company has agreed to pay or reimburse the underwriters for travel, lodging and other “road show” expenses, expenses of the underwriters’ legal counsel and certain diligence and other fees, including the preparation, binding and delivery of bound volumes in form and style reasonably satisfactory to the representative, transaction Lucite cubes or similar commemorative items in a style as reasonably requested by the representative, and reimbursement for background checks on our directors, director nominees and executive officers, which such fees and expenses are capped at an aggregate of $125,000 (less amounts previously paid). The $125,000 was paid out of the proceeds of the Initial Public Offering on May 2, 2022.

Representative shares

The Company has issued to Maxim and/or its designees, 118,125 shares of Class A ordinary shares upon the consummation of the Initial Public Offering (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost associated with the Initial Public Offering, with a corresponding credit to shareholder’s equity. The Company estimated the fair value of Representative Shares to be $946,181. Maxim has agreed not to transfer, assign, or sell any such shares until the completion of the Business Combination. In addition, Maxim has agreed: (i) to waive its redemption rights with respect to such shares in connection with the completion of the Business Combination; and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its Business Combination within the Combination Period.

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

The shares have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement for the Initial Public Offering pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following April 27, 2022, nor may they be sold, transferred, assigned, pledged, or hypothecated for a period of 180 days immediately following April 27, 2022 except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

Subject to certain conditions, the Company granted Maxim, for a period beginning on May 2, 2022 and ending 12 months after the date of the consummation of the Business Combination, a right of first refusal to act as book-running managing underwriter or placement agent for any and all future public and private equity, equity-linked, convertible and debt offerings for the Company or any of its successors or subsidiaries. In accordance with FINRA Rule 5110(g)(6), such right of first refusal shall not have a duration of more than three years from April 27, 2022.

Transaction Expenses

On August 17, 2022, the Company entered into an agreement (the “Letter Agreement”) with Maxim to pay a fee (the “Success Fee”) upon completion of one or more successful transactions. On October 3, 2022, the Company amended its agreement with Maxim (the “Amendment”). The amendment states that the Company shall pay to Maxim, upon Closing of such Transaction(s), a fee based upon the amount of cash the Company has in Trust immediately prior to consummation of the Transaction and/or contributed to the Transaction. If the amount of such cash is less than $50,000,000, Maxim’s fee shall be equal to $200,000 in cash and an additional $150,000 of common stock of the post-Transaction Company (the “Common Stock”). If the amount of such cash is equal to or greater than $40 million, the success shall be $500,000 cash. If the amount of such cash is equal to or greater than $75 million, the Success fee shall be $500,000 cash an additional $500,000 payable in either cash or Common Stock, at the option of the Company. The Common Stock shall be issued to Maxim Partners LLC, shall be valued at the same price per share/exchange ratio as in the definitive Transaction documentation, and it shall have unlimited piggyback registration rights. The Success Fee shall be paid upon the consummation of the Transaction.

On March 30, 2023, the Maxim Letter Agreement was amended (“Amendment No. 4”) to state that the Company will owe a cash fee payable, at each closing of the Alliance Global Partners equity or equity-linked offering in connection with the contemplated Initial Business Combination with EEW (as defined below), equal to one percent (1%) of the gross proceeds received by EEW or its related entities at such closing.

On July 11, 2022, the Company entered into an agreement (the “Letter Agreement”) with ALANTRA Corporate Finance, S.A.U. (“ALANTRA”) and U.N. SDG Support Holdings LLC (“Sponsor Entity”). On October 3, 2022, the Company amended its agreement with ALANTRA. The Company will pay ALANTRA a retainer of $15,000 at signing of the engagement letter and $20,000 per month that is due and payable on the last day of each month for a maximum period of five months. Should the aggregated Transaction value be above $400,000,000, the retainer fee will increase up to $40,000 per month with the same maximum five-month period for the payment of any retainer fee.

The Company will also have transactions fees (“Transaction Success Fee”), if a Transaction which is introduced by ALANTRA, or by another institution to which no fees are due by the Company (e.g. an institution acting on behalf of a Target) is Completed (as defined below) the following remuneration will be due to ALANTRA as a remuneration for its services.

•        $1,600,000 payable by the Company

•        $1,600,000 payable by or on behalf of the Sponsor Entity

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

If a transaction is Completed in North America, Asia, or Africa which is not introduced by ALANTRA and such Transaction requires an introductory, coadvisory, or similar fee due by the Company, the Company shall pay ALANTRA a Transaction Success Fee in the form of:

•        For the first $300,000,000 of aggregated value of the Transaction, 0.85% of each Transaction purchase price

•        For the aggregated value of the Transaction above the first $300,000,000, 0.4% of each Transaction purchase price

Notwithstanding the above, it is agreed that the Transaction Success Fee will be subject to a minimum of EUR 1,000,000.

Each Transaction Success Fee shall be payable upon consummation of the applicable Transaction (i.e. when the transaction is closed, following fulfillment, if applicable, of conditions precedent) regardless of (i) the calendar for the payment of the price, (ii) how the purchase price is funded, (iii) and any deferred payment subsequent to consummation of the Transaction, or (iv) any adjustment to the price of the Transaction subsequent to consummation (“Completion”).

Business Combination Agreement

On October 6, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with ClimateRock Holdings Limited, a Cayman Islands exempted company (“Pubco”), ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), and E.E.W. Eco Energy World PLC, a company formed under the laws of England and Wales (the “EEW”).

The total consideration to be offered by Pubco to the holders of EEW securities (each, a “Seller”) shall be a number of ordinary shares of Pubco (the “Pubco Ordinary Shares”) with an aggregate value equal to Six Hundred Fifty Million U.S. Dollars ($650,000,000), with each Pubco Ordinary Share valued at an amount equal to the price at which each ClimateRock ordinary share is redeemed or converted pursuant to the redemption of ClimateRock’s ordinary shares pursuant to ClimateRock’s organizational documents (the “Redemption Price”). For a more detailed description of the Business Combination Agreement and the transactions contemplated therein, see the Company’s Current Report on Form 8-K filed with the SEC on October 13, 2022 (the “Form 8- K”).

NOTE 7. SHAREHOLDER’S EQUITY

Class A Ordinary Shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2023 and December 31, 2022, there were 2,086,874 and 118,125 Class A shares issued and outstanding, respectively.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. As of March 31, 2023 and December 31, 2022, there were one and 1,968,750 Class B ordinary shares outstanding, respectively.

Preference Shares — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, there were no preferred shares outstanding, respectively.

Warrants — The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering (together, the “Warrants”), except that the Private Placement Warrants will be subject to certain restrictions on transfer and entitled to registration rights.

The Warrants may only be exercised for a whole number of shares. The Private Placement Warrants (including ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable, or salable until 30 days after the completion of our initial Business Combination. Following such period, the Private

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 7. SHAREHOLDER’S EQUITY (cont.)

Placement Warrants (including the ordinary shares issuable upon exercise of the Private Placement Warrants) will be transferable, assignable, or salable, except that the Private Placement Warrants will not trade. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade.

The Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective by the ninetieth (90th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Warrants for redemption, once they become exercisable :

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported last sale price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If: (i) the Company issues additional ordinary shares or securities convertible into or exercisable or exchangeable for shares of ordinary shares for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary shares, with such issue price or effective issue price to be determined in good faith by the Board (and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by such holder or affiliates, as applicable, prior to such issuance) (the “New Issuance Price”); (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation thereof (net of redemptions); and (iii) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 7. SHAREHOLDER’S EQUITY (cont.)

initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the New Issuance Price and the Redemption Trigger Price ($18.00) shall be adjusted to equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Company accounts for the Public Warrants and the Private Placement Warrants as equity instruments, so long as the Company continues to meet the accounting requirements for equity instruments.

Rights — Each holder of a right included in the unit (the “Right”) will automatically receive one-tenth (1/10) of one share of ordinary shares upon consummation of a Business Combination, except in cases where we are not the surviving company in a business combination, and even if the holder of such Right redeemed all shares of ordinary shares held by it in connection with a Business Combination. No additional consideration will be required to be paid by a holder of a Right in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration the holders of shares of ordinary shares will receive in the transaction on an as-exchanged for ordinary shares basis, and each holder of a Right will be required to affirmatively exchange its Rights in order to receive the 1/10 share underlying each Right (without paying any additional consideration) upon consummation of a Business Combination. More specifically, the Rights holder will be required to indicate its election to exchange the Right for the underlying shares within a fixed period of time after which period the Rights will expire worthless.

Pursuant to the Rights agreement, a Rights holder may exchange Rights only for a whole number of shares of ordinary shares. This means that the Company will not issue fractional shares in connection with an exchange of Rights and Rights may be exchanged only in multiples of 10 Rights (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like). Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any such funds with respect to their Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

NOTE 8. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred after March 31, 2023, up through the date the Company issued the financial statements.

On April 12, 2023, the Company entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $500,000, on an unsecured basis and bearing no interest (the “Fifth Eternal Loan”). The Fifth Eternal Loan is available to be drawn down in four installments: $150,000 on April 12, 2023, $125,000 on May 3, 2023, $125,000 on June 3, 2023, and $100,000 on July 3, 2023. The maturity date of the loan is the earlier of May 1, 2024 or the date of the consummation of the initial business combination of the Company.

On April 27, 2023, the Company held an extraordinary general meeting of shareholders (the “Meeting”) and approved, among other things, an amendment to the Company’s amended and restated memorandum and articles of association to (i) extend the date by which the Company would be required to consummate a business combination from November 2, 2023 (assuming the Sponsor was to have effected and paid extensions as described in the definitive proxy statement as filed with the SEC on April 11, 2023) to May 2, 2024 (or such earlier date as determined by the Company’s board

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

NOTE 8. SUBSEQUENT EVENTS (cont.)

of directors in its sole discretion) (the “the Extension Amendment”) and (ii) to permit its board of directors, in its sole discretion, to elect to wind up the Company’s operations on, or on an earlier date than May 2, 2024 (including prior to May 2, 2023). In Connection with the Meeting, shareholders holding 5,297,862 Class A ordinary shares issued in the Company’s Initial Public Offering exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $55,265,334 (approximately $10.43 per share) will be removed from the Company’s Trust Account to pay such holders.

On May 2, 2023, the Company issued a promissory note (the “Extension Note”) in the aggregate principal amount of $900,000 to the Sponsor, which will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the Extension Amendment. The Sponsor agreed to pay $75,000 per month that the board of directors decides to take to complete an initial business combination, commencing on May 2, 2023 and continuing through May 2, 2024 (or such earlier date as determined by the Company’s board of directors in its sole discretion. The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial business combination, and (b) the date of the Company’s liquidation.

NOTE 9. EVENTS SUBSEQUENT TO THE DATE OF THE FORM 10-Q FILED ON MAY 8, 2023

On August 3, 2023, the Company amended and restated its Business Combination Agreement (the “Agreement”) dated October 6, 2022 with ClimateRock Holdings, Limited, EEW, and ClimateRock Merger Sub Limited. The Agreement extended the deadline to close the Business Combination to September 30, 2023. A significant update to this Agreement related to the contingent earn out being amended to USD $150,000,000 in shares based on the achievement of a 2023 revenue milestone of USD $52,000,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of ClimateRock

Opinion on the Financial Statements

We have audited the accompanying balance sheets of ClimateRock (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ (deficit) equity, and cash flows for the year ended December 31, 2022 and for the period from December 6, 2021 (inception) to December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from December 6, 2021 (inception) to December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenue and has incurred and expects to continue to incur significant costs in pursuit of its financing and business combination plans. The Company’s cash and working capital as December 31, 2022 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2022.

New York, New York
February 17, 2023

CLIMATEROCK
BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash	$411,711	$—
Prepaid expenses	106,542	—
Deferred offering costs	—	83,343
Cash and cash equivalents held in trust account	81,039,102	—
Total current assets	81,557,355	83,343

Total Assets	$81,557,355	$83,343

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accrued liabilities	$1,005,720	$—
Loan payable – related party	480,000	63,073
Deferred underwriting commission payable	2,362,500	—
Total current liabilities	3,848,220	63,073

TOTAL LIABILITIES	$3,848,220	$63,073

COMMITMENTS AND CONTINGENCIES
Class A common stock, $0.0001 par value, subject to possible redemption. 7,875,000 shares at redemption value of $10.29 per share, including dividends earned in trust account	$81,039,102	$—
Total commitments and contingencies	81,039,102	—

SHAREHOLDERS’ (DEFICIT) EQUITY
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 118,125 issued and outstanding (excluding 7,875,000 shares subject to possible redemption as of December 31, 2022)	$12	$—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 1,968,750 and 2,156,250 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively(1)	197	216
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	—	24,784
Accumulated deficit	(3,330,176)	(4,730)
Total shareholders’ (deficit) equity	$(3,329,967)	$20,270

TOTAL LIABILITIES, COMMITMENTS AND CONTINGENCIES, AND SHAREHOLDERS’ (DEFICIT) EQUITY	$81,557,355	$83,343

____________

(1)     The number of ordinary shares issued and outstanding at December 31, 2021 includes an aggregate of up to 281,250 shares of non-redeemable Founder Shares that are subject to forfeiture if the underwriter does not exercise the over-allotment option. In connection with the closing of the initial public offering and the underwriter’s partial exercise of over-allotment option on May 2, 2022, 93,750 of the Founder Shares were no longer subject to forfeiture, and 187,500 of the Founder Shares were forfeited.

CLIMATEROCK
STATEMENTS OF OPERATIONS

	For the Year ended December 31, 2022	For the Period from December 6, 2021 (inception) through December 31, 2021
Operating expenses
Formation and operating costs	$1,768,147	$4,730
Net loss from operations	(1,768,147)	(4,730)

Other income (loss)
Unrealized income on trust account	1,107,852	—
Unrealized foreign exchange loss	(15,579)	—
Total other income	1,092,273	—

Net loss for the year/period	$(675,874)	$(4,730)

Basic and diluted weighted average shares outstanding
Redeemable ordinary shares, basic and diluted	5,264,384	—
Non-redeemable ordinary shares, basic and diluted	2,016,637	144,232

Net income per redeemable ordinary share, basic and diluted	$0.64	$—
Net loss per non-redeemable ordinary share, basic and diluted	$(1.99)	$(0.03)

CLIMATEROCK
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2022 AND THE PERIOD FROM
DECEMBER 6, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	CLASS A ORDINARY		CLASS B ORDINARY		PREFERENCE SHARES		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL SHAREHOLDERS’ EQUITY
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT
Balances – December 6, 2021 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of shares to Sponsor(1)	—	—	2,156,250	216	—	—	24,784	—	25,000
Net loss	—	—			—	—	—	(4,730)	(4,730)
Balances – December 31, 2021	—	$—	2,156,250	$216	—	$—	$24,784	$(4,730)	$20,270
Forfeiture of 187,500 Class B ordinary shares by initial shareholder	—	—	(187,500)	(19)	—	—	19	—	—
Sale of 7,875,000 units at $10 per unit in the initial public offering, including over-allotment, net of underwriters’ discount and offering expenses	7,875,000	788	—	—	—	—	73,655,270	—	73,656,058
Issuance of 118,125 underwriter shares, including over-allotment	118,125	12	—	—	—	—	946,169	—	946,181
Sale of 3,762,500 warrants in private placement	—	—	—	—	—	—	3,762,500	—	3,762,500
Adjustment to increase Class A ordinary shares subject to possible redemption to maximum redemption value	(7,875,000)	(788)	—	—	—	—	(78,388,742)	(2,649,572)	(81,039,102)
Net loss	—	—	—		—	—	—	(675,874)	(675,874)
Balances – December 31, 2022	118,125	$12	1,968,750	$197	—	$—	$—	$(3,330,176)	$(3,329,967)

____________

(1)      The number of ordinary shares issued and outstanding at December 31, 2021 includes an aggregate of up to 281,250 shares of non-redeemable Founder Shares that are subject to forfeiture if the underwriter does not exercise the over-allotment option. In connection with the closing of the initial public offering and the underwriter’s partial exercise of over-allotment option on May 2, 2022, 93,750 of the Founder Shares were no longer subject to forfeiture, and 187,500 of the Founder Shares were forfeited.

CLIMATEROCK
STATEMENTS OF CASH FLOWS

	For the Year ended December 31, 2022	For the Period from December 6, 2021 (inception) through December 31, 2021
Cash flows from operating activities
Net loss	$(675,874)	$(4,730)
Adjustment to reconcile net loss to net cash in operating activities:
Unrealized income received in trust account	(1,107,852)	—
Unrealized foreign exchange loss	15,579	—
Formation and operating costs paid by related party	—	4,730
Changes in operating assets and liabilities:
Accrued liabilities, excluding unrealized foreign exchange loss	990,141	—
Prepaid expenses	(106,542)	—
Net cash used in operating activities	$(884,548)	$—

Cash flows from investing activities:
Cash deposited in trust account	(79,931,250)	—
Net cash used in investing activities	$(79,931,250)	$—

Cash flows from financing activities:
Proceed from related party loan	485,150	—
Repayment of related party loans	(217,641)	—
Proceeds from sale of units in the initial public offering, including over-allotment	78,750,000	—
Payment of underwriting fee and other offering costs	(1,552,500)	—
Proceeds from sale of warrants in private placement	3,762,500	—
Net cash provided by financing activities	$81,227,509	$—

Net increase in cash	$411,711	$—
Cash – beginning of the period	—	—
Cash – end of the period	$411,711	$—

Non-cash investing and financial activities:
Deferred offering costs paid by related party	$149,418	$83,343
Deferred underwriting commission charged to additional paid in capital	2,362,500	—
Allocation of offering costs to Class A ordinary shares subject to redemption	304,011	—
Issuance of representative shares	946,181	—
Initial value of public shares subject to possible redemption	71,851,500	—
Reclassification of offering costs related to public shares	(4,647,702)	—
Remeasurement adjustment on public shares subject to possible redemption	13,835,304	—
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares which are deemed to be a repayment to a related party	—	25,000

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

ClimateRock (the “Company”) is a Cayman Islands exempted company incorporated as a blank check company on December 6, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company focuses on opportunities in climate change, environment, renewable energy and emerging, clean technologies.

At December 31, 2022, the Company had not yet commenced operations. All activity through December 31, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and post-offering activities in search for a target to consummate a Business Combination. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on April 27, 2022. On May 2, 2022, the Company consummated its Initial Public Offering of 7,875,000 units (“Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit, including 375,000 Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, generating gross proceeds of $78,750,000.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 3,762,500 warrants (“Private Placement Warrants”) at a price of $1.00 per warrant to the Company’s sponsor, U.N. SDG Support LLC, a Delaware limited liability company (“Sponsor”), generating gross proceeds of $3,762,500 (see Note 4).

Offering costs amounted to $5,093,930, consisting of $1,181,250 of underwriting fees, $2,362,500 of deferred underwriting commissions payable (which are held in the Trust Account as defined below), $946,169 of Representative Shares (see Note 6), and $604,011 of other offering costs. As described in Note 6, the $2,362,500 of deferred underwriting commissions payable is contingent upon the consummation of a Business Combination, subject to the terms of the underwriting agreement.

Upon the closing of the Initial Public Offering and Private Placement, $79,931,250 of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

At December 31, 2022, the Company had $411,711 in cash held outside of the Trust Account. The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

The Company will provide holders of its Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially approximately $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6).

The Company will have until 12 months from the closing of the Initial Public Offering to consummate an initial Business Combination. However, if the Company anticipates that it may not be able to consummate the initial Business Combination within 12 months, it may extend the period of time to consummate a Business Combination by two additional 3-month periods (for a total of up to 18 months) without submitting proposed extensions to its shareholders for approval or offering its public shareholders redemption rights in connection therewith. The Company’s sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the trust account $787,500 ($0.10 per share) on or prior to the date of the applicable deadline for each additional three month period. Any such payments would be made in the form of a loan, non-interest bearing and payable upon the consummation of the initial Business Combination.

Going concern and management’s plan

As of December 31, 2022, the Company has a cash balance of $411,711 and a working capital deficit of $967,467 excluding the cash currently held in the Trust Account and the deferred compensation payable upon consummation of a Business Combination. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the issuance date of the financial statements. Prior to consummation of a Business Combination, the Company has the ability to secure additional funding from the Sponsor or other related parties. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within 12 months (or 18 months, as applicable) (the “Combination Period”). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”).

The accompanying financial statements for the year ended December 31, 2022 have been prepared in accordance with GAAP and with the instructions for annual reports on Form 10-K and Regulation S-X. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included.

Cash and cash equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. As of December 31, 2022 and December 31, 2021, the Company had a cash balance of $411,711 and $0 in its working capital account, respectively.

Cash and cash equivalents in Trust Account

Upon the closing of the Initial Public Offering and Private Placement, $79,931,250 was placed into the Trust Account with J.P. Morgan Asset Management.

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The funds held in the Trust Account can be invested in United States government treasury bills, notes or bonds having a maturity of 180 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of the consummation of its first business combination and the Company’s failure to consummate a business combination within the Combination Period.

The Company’s cash and cash equivalents held in the Trust Account are classified as cash equivalents. Gains and losses resulting from the change in the balance of the cash and cash equivalents held in Trust Account are included in income on trust account in the accompanying statements of operations.

At December 31, 2022, the Company had $81,039,102 held in the Trust Account, including $1,107,852 dividends earned on cash and cash equivalents held in Trust Account in the year ended December 31, 2022.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, the actual results could differ significantly from those estimates.

Deferred offering costs

The Company complies with the requirements of the Financial Accounting Standard Board (the “FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offerings.” Offering costs, consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering, were charged to shareholders’ equity upon the completion of the Initial Public Offering. As of December 31, 2021, deferred offering costs amounted to $83,343 and consisted of legal, accounting, and underwriting fees. Upon consummation of the Initial Public Offering on May 2, 2022, total

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

offering costs related to the Initial Public Offering were $5,093,930, and was allocated between the Public Shares, public warrants and public rights based on their relative fair values at the date of issuance. Accordingly, $4,647,702 was allocated to the Public Shares and charged to temporary equity (see Note 3).

Ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero. Accordingly, ordinary shares subject to possible redemption are presented at redemption value (plus any interest earned and/or dividends on the Trust Account) as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net income (loss) per share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less interest income in trust account less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. At December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The net income (loss) per share presented in the condensed statement of operations is based on the following:

	Year ended December 31, 2022	For the Period from December 6, 2021 (inception) through December 31, 2021
Net loss	$(675,874)	$(4,730)
Accretion of temporary equity to redemption value	(12,727,452)	—
Net loss including accretion of temporary equity to redemption value	$(13,403,326)	$(4,730)
Less: Income on trust account to be allocated to redeemable shares	1,107,852	—
Net loss excluding income on trust account	$(14,511,178)	$(4,730)
	Year ended December 31, 2022
	Redeemable shares	Non-redeemable shares
Basic and diluted net income (loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity and excluding income on trust account	$(10,491,992)	$(4,019,186)
Income on trust account	1,107,852	—
Accretion of temporary equity to redemption value	12,727,452	—
Allocation of net income (loss)	$3,343,312	$(4,019,186)

Denominators:
Weighted-average shares outstanding	5,264,384	2,016,637
Basic and diluted net income (loss) per share	$0.64	$(1.99)
Period from December 6, 2021 (inception) through December 31, 2021
Non-redeemable shares
Basic and diluted net loss per share:
Numerators:
Allocation of net loss including accretion of temporary equity and excluding income on trust account	$(4,730)
Allocation of net loss	$(4,730)

Denominators:
Weighted-average shares outstanding	144,232
Basic and diluted net loss per share	$(0.03)

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 825, “Financial Instruments” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Recent accounting pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On May 2, 2022, the Company consummated its Initial Public Offering of 7,875,000 Units, including 375,000 Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $78,750,000.

Each unit consists of one Class A ordinary share, one-half of one redeemable warrant and one right. Each whole warrant entitles the holder thereof to purchase one ordinary share for $11.50 per share, subject to certain adjustment. Each right entitles the holder to receive one-tenth of one ordinary share upon consummation of the Company’s initial Business Combination (see Note 7).

All of the 7,875,000 Public Shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

As of December 31, 2022, the Class A ordinary shares reflected on the balance sheet are reconciled in the following table.

As of December 31, 2022
Gross proceeds	$78,750,000
Less:
Proceeds allocated to public warrants and public rights	(6,898,500)
Offering costs of public shares	(4,647,702)
Plus:
Accretion of carrying value to redemption value	13,835,304
Ordinary shares subject to possible redemption	$81,039,102

NOTE 4. PRIVATE PLACEMENT

On May 2, 2022, the Company sold 3,762,500 Private Placement Warrants, including 112,500 Private Placement Warrants that were issued pursuant to the underwriters’ partial exercise of the over-allotment option, at $1.00 per warrant, generating gross proceeds of $3,762,500 in the Private Placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. A portion of the net proceeds from the Private Placement was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 30, 2021, the Company issued 2,156,250 of its Class B ordinary shares to the Sponsor (the “Founder Shares”) for $25,000 at a par value of $0.0001, which included an aggregate of up to 281,250 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6). The Sponsor had paid $25,000 in exchange for the shares through a related party before December 31, 2021.

Since the underwriters partially exercised the over-allotment option in respect of 375,000 Units and, as agreed with the Company, the underwriters waived their right to further exercise the option (see Note 6), a total of 93,750 of the Founder Shares were no longer subject to forfeiture on May 2, 2022, and 187,500 of the Founder Shares were forfeited, resulting in an aggregate of 1,968,750 Founder Shares issued and outstanding.

Loans with related party

The Company agreed to borrow up to $500,000 from Eternal B.V., an affiliate of the Company through common ownership (the “Lender”), to be used for the payment of costs related to the Initial Public Offering (the “Loan”). Pursuant to the loan agreement and its subsequent amendments, the Loan was non-interest bearing, unsecured and was due on the closing of the Initial Public Offering. As of December 31, 2021, the outstanding balance of loan payable to the affiliate was $63,073, and no interest was accrued. The Loan expired on May 2, 2022 and was fully repaid to the affiliate on June 2, 2022.

On September 21, 2022, the Company entered into a loan agreement with the Lender in the principal amount of up to $180,000, on an unsecured basis and bearing no interest (the “Second Eternal Loan”). The Second Eternal Loan is available to be drawn down from September 21, 2022 to March 31, 2023 and its maturity date is March 31, 2024. As of December 31, 2022, the outstanding balance of the Second Eternal Loan was $180,000 and no interest was accrued.

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On November 12, 2022, the Company entered into an additional loan agreement with the Lender. in the principal amount of up to $300,000, on an unsecured basis and bearing no interest (the “Third Eternal Loan”). The Third Eternal Loan is available to be drawn down from November 12, 2022 to March 31, 2023 and its maturity date is March 31, 2024. As of December 31, 2022, the outstanding balance of the Third Eternal Loan was $300,000 and no interest was accrued.

Administrative Service Fee

The Company entered into an administrative services agreement (the “Administrative Services Agreement”) with the Sponsor on April 27, 2022 whereby the Sponsor will perform certain services for the Company for a monthly fee of $10,000. On May 2, 2022, the Sponsor entered into an assignment agreement with Gluon Group, an affiliate of the Company, to provide the services detailed in the Administrative Service Agreement. An officer of the Company owns 505 shares of Gluon Group and serves as managing partner. As of December 31, 2022, $30,925 has been paid to Gluon Group for such services and an additional $70,299 has been accrued.

Advisory Services

On September 21, 2022, the Company entered into an agreement (the “Letter Agreement”) with Gluon Partners LLP (“Gluon”) to pay a fee (the “Transaction Success Fee”) upon completion of one or more successful transactions. The Company will pay Gluon $500,000 upon completion of one or more transactions with an aggregate purchase price of less than $400,000,000; and, an additional $500,000 upon completion of one or more transactions with an aggregate purchase price of more than $400,000,000. This means the total remuneration for transactions with a purchase price more than $400,000,001 would be $1,000,000. The transactions purchase price will correspond to the price paid to the sellers of the applicable target, including cash, debt, and equity funded payments. Each Transaction Success Fee will be payable upon consummation of the applicable transaction, regardless of (i) the calendar for the payment of the purchase price, (ii) how the purchase price is funded, (iii) any deferred payment subsequent to consummation of the transaction, or (iv) any adjustments to the price of the transaction subsequent to consummation. Following payment of Transaction Success Fee, any accrued fees payable to the Gluon Group by the Company will be waived.

On October 5, 2022, the Company and Gluon agreed to lower the Transaction Success Fee to a total payment of $250,000 upon successful completion of one of more transactions with an aggregate purchase price equal or more than $400,000,000.

In addition, the Letter Agreement was amended to entitle Gluon, with respect to any financing undertaken by the Company introduced by Gluon during the term of the Letter Agreement, to the following fees: (i) for a financing involving an issuance of the Company’s senior, subordinated and/or mezzanine debt securities, a cash fee payable at any closing equal to two percent (2.0%) of the gross proceeds received by the Company at such closing; (ii) for a financing involving equity, equity-linked or convertible securities, a cash fee payable at each closing equal to five percent (5.0%) of the gross proceeds received by the Company at such closing.

In addition to the Transaction Success Fee, the Company agreed to pay Gluon Group for any reasonable and documented out-of-pocket expenses incurred in connection with providing the services for the transactions. In the event of a successful initial business combination, Gluon also agreed to waive any accrued fees owed by the Company.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration rights

The holders of the Founder Shares and Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement signed on April 27, 2022. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting agreement

On October 21, 2021, the Company engaged Maxim Group LLC (“Maxim”) as its underwriter. The Company granted the underwriters a 45-day option until June 11, 2022 to purchase up to 1,125,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On May 2, 2022, the underwriters partially exercised this option in respect of 375,000 Units and, as agreed with the Company, the underwriters waived their right to further exercise the option on May 5, 2022.

The underwriters were entitled to an underwriting discount of $0.45 per unit, or $3,543,750 in the aggregate, of which $0.15 per unit, or $1,181,250 was paid upon the closing of the Initial Public Offering. Of the $0.45 discount, the underwriters were entitled to a deferred underwriting commission of $0.30 per unit, or $2,362,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

In addition to the underwriting discount, the Company has agreed to pay or reimburse the underwriters for travel, lodging and other “road show” expenses, expenses of the underwriters’ legal counsel and certain diligence and other fees, including the preparation, binding and delivery of bound volumes in form and style reasonably satisfactory to the representative, transaction Lucite cubes or similar commemorative items in a style as reasonably requested by the representative, and reimbursement for background checks on our directors, director nominees and executive officers, which such fees and expenses are capped at an aggregate of $125,000 (less amounts previously paid). The $125,000 was paid out of the proceeds of the Initial Public Offering on May 2, 2022.

Representative Shares

The Company has issued to Maxim and/or its designees, 118,125 shares of Class A ordinary shares upon the consummation of the Initial Public Offering (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost associated with the Initial Public Offering, with a corresponding credit to shareholder’s equity. The Company estimated the fair value of Representative Shares to be $946,181. Maxim has agreed not to transfer, assign, or sell any such shares until the completion of the Business Combination. In addition, Maxim has agreed: (i) to waive its redemption rights with respect to such shares in connection with the completion of the Business Combination; and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its Business Combination within the Combination Period.

The shares have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement for the Initial Public Offering pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following April 27, 2022, nor may they be sold, transferred, assigned, pledged, or hypothecated for a period of 180 days immediately following April 27, 2022 except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

Subject to certain conditions, the Company granted Maxim, for a period beginning on May 2, 2022 and ending 12 months after the date of the consummation of the Business Combination, a right of first refusal to act as book-running managing underwriter or placement agent for any and all future public and private equity, equity-linked, convertible and debt offerings for the Company or any of its successors or subsidiaries. In accordance with FINRA Rule 5110(g)(6), such right of first refusal shall not have a duration of more than three years from April 27, 2022.

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Transaction Expenses

On August 17, 2022, the Company entered into an agreement (the “Letter Agreement”) with Maxim to pay a fee (the “Success Fee”) upon completion of one or more successful transactions. On October 3, 2022, the Company amended its agreement with Maxim (the “Amendment”). The amendment states that the Company shall pay to Maxim, upon Closing of such Transaction(s), a fee based upon the amount of cash the Company has in Trust immediately prior to consummation of the Transaction and/or contributed to the Transaction. If the amount of such cash is less than $50,000,000, Maxim’s fee shall be equal to $200,000 in cash and an additional $150,000 of common stock of the post-Transaction Company (the “Common Stock”). If the amount of such cash is equal to or greater than $40 million, the success shall be $500,000 cash. If the amount of such cash is equal to or greater than $75 million, the Success fee shall be $500,000 cash an additional $500,000 payable in either cash or Common Stock, at the option of the Company. The Common Stock shall be issued to Maxim Partners LLC, shall be valued at the same price per share/exchange ratio as in the definitive Transaction documentation, and it shall have unlimited piggyback registration rights. The Success Fee shall be paid upon the consummation of the Transaction.

On July 11, 2022, the Company entered into an agreement (the “Letter Agreement”) with ALANTRA Corporate Finance, S.A.U. (“ALANTRA”) and U.N. SDG Support Holdings LLC (“Sponsor Entity”). On October 3, 2022, the Company amended its agreement with ALANTRA. The Company will pay ALANTRA a retainer of $15,000 at signing of the engagement letter and $20,000 per month that is due and payable on the last day of each month for a maximum period of five months. Should the aggregated Transaction value be above $400,000,000, the retainer fee will increase up to $40,000 per month with the same maximum five-month period for the payment of any retainer fee.

The Company will also have transactions fees (“Transaction Success Fee”), if a Transaction which is introduced by ALANTRA, or by another institution to which no fees are due by the Company (e.g. an institution acting on behalf of a Target) is Completed (as defined below) the following remuneration will be due to ALANTRA as a remuneration for its services.

•        $1,600,000 payable by the Company

•        $1,600,000 payable by or on behalf of the Sponsor Entity

If a transaction is Completed in North America, Asia, or Africa which is not introduced by ALANTRA and such Transaction requires an introductory, coadvisory, or similar fee due by the Company, the Company shall pay ALANTRA a Transaction Success Fee in the form of:

•        For the first $300,000,000 of aggregated value of the Transaction, 0.85% of each Transaction purchase price

•        For the aggregated value of the Transaction above the first $300,000,000, 0.4% of each Transaction purchase price

Notwithstanding the above, it is agreed that the Transaction Success Fee will be subject to a minimum of EUR 1,000,000.

Each Transaction Success Fee shall be payable upon consummation of the applicable Transaction (i.e. when the transaction is closed, following fulfillment, if applicable, of conditions precedent) regardless of (i) the calendar for the payment of the price, (ii) how the purchase price is funded, (iii) and any deferred payment subsequent to consummation of the Transaction, or (iv) any adjustment to the price of the Transaction subsequent to consummation (“Completion”).

Business Combination Agreement

On October 6, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with ClimateRock Holdings Limited, a Cayman Islands exempted company (“Pubco”), ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), and E.E.W. Eco Energy World PLC, a company formed under the laws of England and Wales (the “EEW”).

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

The total consideration to be offered by Pubco to the holders of EEW securities (each, a “Seller”) shall be a number of ordinary shares of Pubco (the “Pubco Ordinary Shares”) with an aggregate value equal to Six Hundred Fifty Million U.S. Dollars ($650,000,000), with each Pubco Ordinary Share valued at an amount equal to the price at which each ClimateRock ordinary share is redeemed or converted pursuant to the redemption of ClimateRock’s ordinary shares pursuant to ClimateRock’s organizational documents (the “Redemption Price”). For a more detailed description of the Business Combination Agreement and the transactions contemplated therein, see the Company’s Current Report on Form 8-K filed with the SEC on October 13, 2022 (the “Form 8-K”).

NOTE 7. SHAREHOLDER’S EQUITY

Class A Ordinary Shares  — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, there were 118,125 and zero Class A shares issued and outstanding, respectively.

Class B Ordinary Shares  — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, there were 1,968,750 and 2,156,250 Class B ordinary shares outstanding, respectively. As of December 31, 2021, the Class B ordinary shares outstanding included an aggregate of up to 281,250 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6). Since the underwriters partially exercised the over-allotment option in respect of 375,000 Units and, as agreed with the Company, the underwriters waived their right to further exercise the option (see Note 6), a total of 93,750 of the Founder Shares were no longer subject to forfeiture on May 2, 2022, and 187,500 of the Founder Shares were forfeited, resulting in an aggregate of 1,968,750 Founder Shares issued and outstanding.

Preference Shares — The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. As of December 31, 2022 and December 31, 2021, there were no preferred shares outstanding.

Warrants — The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering (together, the “Warrants”), except that the Private Placement Warrants will be subject to certain restrictions on transfer and entitled to registration rights.

The Warrants may only be exercised for a whole number of shares. The Private Placement Warrants (including ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable, or salable until 30 days after the completion of our initial Business Combination. Following such period, the Private Placement Warrants (including the ordinary shares issuable upon exercise of the Private Placement Warrants) will be transferable, assignable, or salable, except that the Private Placement Warrants will not trade. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade.

The Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective by the ninetieth (90th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY (cont.)

maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Warrants for redemption, once they become exercisable :

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported last sale price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If: (i) the Company issues additional ordinary shares or securities convertible into or exercisable or exchangeable for shares of ordinary shares for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary shares, with such issue price or effective issue price to be determined in good faith by the Board (and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by such holder or affiliates, as applicable, prior to such issuance) (the “New Issuance Price”); (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation thereof (net of redemptions); and (iii) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the New Issuance Price and the Redemption Trigger Price ($18.00) shall be adjusted to equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Company accounts for the Public Warrants and the Private Placement Warrants as equity instruments, so long as the Company continues to meet the accounting requirements for equity instruments.

Rights — Each holder of a right included in the unit (the “Right”) will automatically receive one-tenth (1/10) of one share of ordinary shares upon consummation of a Business Combination, except in cases where we are not the surviving company in a business combination, and even if the holder of such Right redeemed all shares of ordinary shares held by it in connection with a Business Combination. No additional consideration will be required to be paid by a holder of a Right in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration the holders of shares of ordinary shares will receive in the transaction on an as-exchanged for ordinary

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY (cont.)

shares basis, and each holder of a Right will be required to affirmatively exchange its Rights in order to receive the 1/10 share underlying each Right (without paying any additional consideration) upon consummation of a Business Combination. More specifically, the Rights holder will be required to indicate its election to exchange the Right for the underlying shares within a fixed period of time after which period the Rights will expire worthless.

Pursuant to the Rights agreement, a Rights holder may exchange Rights only for a whole number of shares of ordinary shares. This means that the Company will not issue fractional shares in connection with an exchange of Rights and Rights may be exchanged only in multiples of 10 Rights (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like). Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any such funds with respect to their Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

NOTE 8. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2022, up through the date the Company issued the financial statements.

On January 29, 2023, the Company entered into a loan agreement with the Lender in the principal amount of up to $50,000, on an unsecured basis and bearing no interest (the “Fourth Eternal Loan”). The Fourth Eternal Loan is available to be drawn down from January 29, 2023 to March 31, 2023, and its maturity date is January 31, 2025.

NOTE 9. EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE AUDITOR’S INDEPENDENT REPORT

On August 3, 2023, the Company amended and restated its Business Combination Agreement (the “Agreement”) dated October 6, 2022 with ClimateRock Holdings, Limited, EEW, and ClimateRock Merger Sub Limited. The Agreement was extended to September 30, 2023. A significant update to this Agreement related to the contingent earn out being amended to USD $150,000,000 in shares based on the achievement of a 2023 revenue milestone of USD $52,000,000.

On May 2, 2023, the Company issued a promissory note (the “Extension Note”) in the aggregate principal amount of $900,000 to the Sponsor, which will be deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the Extension Amendment. The Sponsor agreed to pay $75,000 per month that the board of directors decides to take to complete an initial business combination, commencing on May 2, 2023 and continuing through May 2, 2024 (or such earlier date as determined by the Company’s board of directors in its sole discretion. On May 8, 2023, the first installment was deposited into the Trust Account. The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial business combination, and (b) the date of the Company’s liquidation.

On April 27, 2023, the Company held an extraordinary general meeting of shareholders (the “Meeting”) and approved, among other things, an amendment to the Company’s amended and restated memorandum and articles of association to (i) extend the date by which the Company would be required to consummate a business combination from November 2, 2023 (assuming the Sponsor was to have effected and paid extensions as described in the definitive proxy statement as filed with the SEC on April 11, 2023) to May 2, 2024 (or such earlier date as determined by the Company’s board of directors in its sole discretion) (the “the Extension Amendment”) and (ii) to permit its board of directors, in its sole

CLIMATEROCK
NOTES TO THE FINANCIAL STATEMENTS

NOTE 9. EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE AUDITOR’S INDEPENDENT REPORT (cont.)

discretion, to elect to wind up the Company’s operations on, or on an earlier date than May 2, 2024 (including prior to May 2, 2023). In Connection with the Meeting, shareholders holding 5,297,862 Class A ordinary shares issued in the Company’s Initial Public Offering exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $55,265,334 (approximately $10.43 per share) will be removed from the Company’s Trust Account to pay such holders.

On April 12, 2023, the Company entered into a loan agreement with Eternal for a loan facility in the principal amount of up to $500,000, on an unsecured basis and bearing no interest (the “Fifth Eternal Loan”). The Fifth Eternal Loan is available to be drawn down in four installments: $150,000 on April 12, 2023, $125,000 on May 3, 2023, $125,000 on June 3, 2023, and $100,000 on July 3, 2023. The maturity date of the loan is the earlier of May 1, 2024 or the date of the consummation of the initial business combination of the Company.

On March 31, 2023, the Sponsor elected to convert 1,968,749 Class B ordinary shares to class A ordinary shares of the Company, on a one-for-one basis. These conversion shares are subject to the same restrictions as applied to the Class B ordinary shares before the conversion, including among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the Company’s Initial Public Offering. The Holders of these conversion shares have no rights to funds in the Trust account. Following the conversion, the Sponsor owns 1,968,749 Class A ordinary shares and one Class B ordinary share.

On March 30, 2023, the Maxim Letter Agreement was amended (“Amendment No. 4”) to state that the Company will owe a cash fee payable, at each closing of the Alliance Global Partners equity or equity-linked offering in connection with the contemplated Initial Business Combination with EEW, equal to one percent (1%) of the gross proceeds received by EEW or its related entities at such closing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

E.E.W. Eco Energy World Ltd. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of E.E.W. Eco Energy World Ltd. (formerly, E.E.W. Eco Energy World PLC) (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of profit and loss and comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Correction of Errors

As discussed in Note 25 to the consolidated financial statements, the 2021 consolidated financial statements have been restated to correct certain misstatements. Our opinion is not modified with respect to this matter.

Emphasis of Matter — Related Parties

As discussed in Note 22 to the consolidated financial statements, the Company has engaged in significant transactions with related parties. Our opinion is not modified with respect of this matter.

Emphasis of Matter — Going Concern

As discussed in Note 1 to the consolidated financial statements, the Company has experienced net cash outflows from operating activities in each of the years in the two-year period ended December 31, 2022 and has a working capital deficit as of December 31, 2022. The Company’s ability to continue as a going concern is dependent, in part, on receivables being paid on time and support from shareholder funding. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 1. Our opinion is not modified with respect to this matter.

We have served as the Company’s auditor since 2023.

/s/ UHY LLP

Albany, New York

August 3, 2023

E.E.W. ECO ENERGY WORLD LTD

CONSOLIDATED STATEMENTS OF PROFIT AND LOSS AND COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

(in thousands of Euro, except per share amounts)

	Notes	2022	2021
			As restated
Revenue from contracts with customers	5	€(259)	€9,175
Cost of sales		—	(866)
Fair value gains on change in investment property	13	4,902	17,804
Administrative expenses	6	(5,495)	(4,146)
Operating (loss)/profit		(852)	21,967
Other gains and losses		(122)	—
Finance costs	7	(836)	(829)
Loss on extinguishment of debt	20	(2,845)	—
Profit/(loss) before income tax		(4,655)	21,138
Income tax expense	8	—	—
Loss from discontinued activities, net of tax	16	—	(651)
Net profit (loss)		(4,655)	20,487
Other comprehensive income (loss)
Foreign currency translation differences		(342)	384
Total comprehensive income (loss)		€(4,997)	€20,871
Earnings (loss) per share
Basic earnings (loss) per share (euro cents)	9	(4.29)	19.13
Diluted earnings (loss) per share (euro cents)	9	(4.29)	19.13

The accompanying notes are an integral part of these consolidated financial statements.

E.E.W. ECO ENERGY WORLD LTD CONSOLIDATED STATEMENTS OF FINANCIAL POSITION AS OF DECEMBER 31 2022 AND 2021 AS RESTATED (in thousands of Euro)
	Notes	2022	2021
			As restated
Assets
Non-current assets
Property, plant and equipment	12	€25	€18
Investment properties, at fair value	13	12,829	44,663
Investment in associate	10,11,22	26,356	—
Financial assets, at fair value	10	14,385	6,725
Trade and other receivables	14	—	4,375
Inventories	15	428	1,225
Deferred issuance costs		441	—
Total non-current assets		54,464	57,006

Current assets
Inventories	15	3,280	—
Financial assets, at fair value	10	2,340	—
Trade and other receivables	14	4,661	2,346
Cash and cash equivalents		72	2,357
Total current assets		10,353	4,703
Total assets		€64,817	€61,709

Equity and liabilities
Equity
Share capital	17	€5,428	€5,422
Share premium	17	4,096	3,894
Capital contribution reserve		4,934	4,385
Foreign exchange reserve		111	453
Share-based payment reserve	18	1,465	317
Retained earnings		31,694	36,436
Total equity		47,728	50,907

Liabilities
Current liabilities
Trade and other payables	19	2,619	1,520
Borrowings	20	14,470	8,686
Liabilities associated with discontinued operations	16	—	596
Total current liabilities		17,089	10,802
Total liabilities		17,089	10,802
Total equity and liabilities		€64,817	€61,709

The accompanying notes are an integral part of these consolidated financial statements.

E.E.W. ECO ENERGY WORLD LTD CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED (in thousands of Euro)
	Share capital	Share premium	Capital contribution reserve	Foreign exchange reserve	Share- based payment reserve	Retained earnings	Total
Balance at January 1 2021	€5,300	€—	€—	€69	€—	€15,949	€21,318

Year ended December 31 2021 as restated
Profit for the year	—	—	—	—	—	20,487	20,487
Currency translation reserve	—	—	—	384	—	—	384
Total comprehensive income for the year	—	—	—	384	—	20,487	20,871
Contribution of financial asset, related party	—	—	4,385	—	—	—	4,385
Share-based payments charge	—	—	—	—	317	—	317
Issuance of equity, cash proceeds	92	2,924	—	—	—	—	3,016
Equity raise extinguished against related party debt	30	970	—	—	—	—	1,000
Balance at December 31 2021 as restated	5,422	3,894	4,385	453	317	36,436	50,907

Year ended December 31 2022
Profit (loss) for the year	—	—	—	—	—	(4,655)	(4,655)
Currency translation reserve	—	—	—	(342)	—	—	(342)
Total comprehensive loss for the year	—	—	—	(342)	—	(4,655)	(4,997)
Contribution of Raglan Solar Pty Ltd to EEW H2 Ltd.	—	—	549	—	—	—	549
Share-based payments charge	—	—	—	—	1,148	—	1,148
Issuance of equity, as compensation	6	202	—	—	—	—	208
Other	—	—	—	—	—	(87)	(87)
Balance at December 31 2022	€5,428	€4,096	€4,934	€111	€1,465	€31,694	€47,728

The accompanying notes are an integral part of these consolidated financial statements.

E.E.W. ECO ENERGY WORLD LTD CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED (in thousands of Euro)
	Notes	2022	2021
			As restated
Cash flow from operating activities
Profit before tax		€(4,655)	€20,487
Adjustments for:
Finance costs	7	836	829
Gains on change in fair value of investment properties	13	(4,902)	(17,804)
Loss on extinguishment of debt	20	2,845	—
Discontinued operations	16	—	651
Depreciation of property, plant and equipment	12	12	3
Impairment of inventory	15	—	45
Issuance of equity, as compensation	18	208	—
Share based payment charge	18	1,148	317
Operating cash flow before movements in working capital		(4,508)	4,528
Changes in non-cash working capital:
Inventories	15	(2,483)	(317)
Trade and other receivables	14	881	(6,640)
Financial assets	10	—	(2,340)
Trade and other payables	19	1,191	120
Cash used in operating activities		(4,919)	(4,649)

Interest paid		(200)	(168)
Net cash flows used in operating activities		(5,119)	(4,817)

Cash flows from investing activities
Purchase of property, plant and equipment	12	(18)	(20)
Net cash flows used in investing activities		(18)	(20)

Cash flows from financing activities
Proceeds from the issue of shares		—	3,016
Proceeds from borrowings	20	5,500	7,000
Borrowing from Director	20	—	1,975
Repayment to Director	20	(233)	(1,120)
Repayment of borrowings	20	(2,000)	(3,770)
Deferred cost		(441)	—
Net cash flows provided by financing activities		2,826	7,101
Net change in cash and cash equivalents		(2,311)	2,264

Cash and cash equivalents at the beginning of year		2,357	5
Effects of exchange rate changes on cash and cash equivalents		26	88
Cash and cash equivalents at end of year		€72	€2,357

E.E.W. ECO ENERGY WORLD LTD CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED — (Continued) (in thousands of Euro)

Supplemental disclosures: Non-cash transactions:

(in thousands Euro)	Notes	2022	2021
			As restated
Transfer of Raglan Solar Pty Ltd. investment property for investment in associate (EEW H2 Ltd.)	13	€27,384	€—
Transfer of Raglan Solar Pty Ltd. investment property for other receivable in cash or shares (EEW H2 Ltd.)	13	10,000	—
Contribution of Raglan Solar Pty Ltd to EEW H2 Ltd., discontinued operations	16	549	—
Contribution of financial asset related party	10	—	4,385
Offset of related party debt and other receivables		1,179	—
Issuance of shares with offset to related party loan		—	1,000

The accompanying notes are an integral part of these consolidated financial statements.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

1.      Description of the Business and Significant Accounting Policies

Parent Company information

E.E.W. Eco Energy World Ltd. (the “Parent Company”), formerly E.E.W. Eco Energy World PLC is a private limited company domiciled and incorporated in England and Wales. The registered office of the Parent Company is 13 Hanover Square, London, W1S 1HN. Please note that the Company re-registered from a public limited company (“PLC”) to a private limited company (“LTD”) on 20 January 2023. As a result, the name was changed from E.E.W. Eco Energy World PLC to E.E.W. Eco Energy World Ltd.

The Group consists of E.E.W. Eco Energy World Ltd. and all its subsidiaries (the “Group”).

The Group’s principal activity is the development of utility scale solar energy projects internationally to support global efforts to decarbonise energy production.

The Group has developed a portfolio of development projects which spans the development life-cycle from early-stage projects through to ready-to-build (“RTB”) projects. The Group’s strategy is to develop projects to an appropriate value inflection point at which point it determines whether to divest the project or retain it for longer-term investment purposes.

Accounting convention

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB).

The consolidated financial statements are prepared in euros “€”, which is the functional and presentational currency of the Group.

The principal accounting policies applied in the preparation of these consolidated financial statements are set out in the notes below. These policies have been consistently applied to the periods presented, unless otherwise stated.

Basis of consolidation

The Group’ consolidated financial statements consist of the financial statements of the Parent Company together with all entities controlled by the Parent Company (its subsidiaries) and the Group’s share of its interests in joint ventures and associates.

All intra-group transactions, balances and unrealised gains on transactions between Group companies are eliminated on consolidation. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Going concern

In the opinion of the directors, based on the cash balances at the date of the report, and the Group’s budgets and financial projections, we have satisfied ourselves that the business is a going concern. The board has a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future and therefore we have adopted the going concern basis of accounting in preparing the consolidated financial statements.

The Group has experienced net cash outflows from operating activities in each of the years in the two-year period ended December 31, 2022 and has a working capital deficit as of December 31, 2022. The ability of the Group to continue as a going concern is dependent amongst others on receivables being paid on time and support from shareholder funding. Such support and remedies may include cash injections from the controlling shareholder (see Note 23). of the Group whom at the reporting date is Mr Svante Kumlin and his immediate family. A further remedy to the Group’s funding requirements would involve delaying cash outlays for new projects under development, outlays for which the Group is in control and as such spending can quickly be reduced.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

1.      Description of the Business and Significant Accounting Policies (cont.)

The Group may also pursue other means to raise additional liquidity to meet its obligations, such as through raising equity and debt capital from investors.

During 2022 the group entered into a definitive business combination agreement with a special purpose acquisition company (“SPAC”) which is expected to result in the merger with a newly formed holding company listed on the Nasdaq Stock Market. The merger is expected to complete in the next 3-6 months and is conditional upon $40 million of cash being available, after any SPAC shareholder redemptions and payment of transaction expenses, from the SPAC’s trust account or additional equity or debt financing to be obtained prior to closing. Given the factors outside of the control of the Group, such as SPAC shareholder redemptions, there can be no assurances that the public offering will be successful.

Issuance costs

Issuance costs are various specific incremental cost incurred by the Group whilst issuing or acquiring its own equity instruments such as common shares, preference shares or other equity instruments. These costs include, but are not limited to, underwriting fees, legal and professional fees, registration costs, and other directly attributable costs to the equity raising activities. The transaction costs of an equity transaction are accounted for as a deduction from equity to the extent they are incremental costs directly attributable to the equity transaction that otherwise would have been avoided. The costs of an equity transaction that is abandoned are recognized as an expense as part of administrative expenses. Issuance costs of approximately €441,000 are presented as deferred issuance costs and included in the accompanying statement of financial position as of December 31, 2022.

Revenue recognition

Revenue is measured based on the amount of consideration specified in a contract with a customer. Revenue is recognized when and as performance obligations under the terms of the contract are satisfied which generally occurs with the transfer of control of the goods or services to the customer.

Contracts are considered to have a single performance obligation if the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts primarily because the Group provides a significant service of integrating a complex set of tasks and components into a single project or capability. The Group’s contracts generally have a single performance obligation. If a contract were to have multiple performance obligations, the Group would allocate the transaction price to each performance obligation using a best estimate of the standalone selling price of each distinct good or service in the contract.

The Group has not assigned any standalone value to the nominal development services typically provided after the sale date of a project. These services typically involve monitoring the status of the relevant environmental and governmental approvals and responding to minor variances as they arise.

The Group recognises revenue from the sale of solar energy development projects. Revenue is recognized at the point in time where the performance obligation is satisfied, which is normally when all key applications have been successfully lodged with relevant authorities and the project development is substantially completed. This is the point in time where control is considered to have been transferred to the customer and where the customer has the ability to direct the use of and obtain substantially all the remaining benefits from the solar development project.

Billing practices are governed by the contract terms of each project based upon the achievement of milestones. Billings do not necessarily correlate with revenue recognized. Typically, the sales contracts with customers contain significant payment provisions upon the underlying solar project achieving RTB status, which could occur in excess of 12 months after sale date. As a result, the related trade receivables associated with these back-ended milestones are recorded as non-current assets.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

1.      Description of the Business and Significant Accounting Policies (cont.)

During the year ended December 31, 2022, the Group recognized a decrease in revenue pertaining to an adjustment in variable consideration related to revenue recorded from the sale of two solar projects during 2021. During the year ended December 31, 2021, the Group recognized all of its revenues from the sale of two solar projects to one customer.

Cost of sales

Cost in relation to the development of solar projects are capitalized and recorded as inventories at the lower of cost or net realisable value. At the time of sale of the projects the cost of sales is recognised in the consolidated statements of profit and loss and comprehensive income.

Operating segments

Management has concluded that the Group has one segment from which derives income, which is the development of solar energy projects. The solar projects are developed and held for sale as inventory in the ordinary course of business or held as investment properties for long term capital appreciation or rental income and carried at fair value through profit and loss.

Geographic Segments

(in thousands Euro)	Revenue	Investment in associates	Investment properties
2022
Europe	€(259)	€26,356	€—
Australia	—	—	12,829
Total	€(259)	€26,356	€12,829

2021 as restated
Europe	€9,175	€—	€—
Australia	—	—	44,663
Total	€9,175	€—	€44,663

Inventories

Inventories are recognised at the lower of cost or net realisable value. The Group recognises two types of inventories: licenses and solar development project rights, and development assets.

Licenses and solar development project rights

Certain licences and development rights are required to construct and operate renewable energy facilities. Examples of these licenses and development rights include the costs incurred in obtaining project approvals from the local governments, land leases and connection rights.

Development assets

Development assets represent expenditure incurred prior to the commencement of an asset’s construction.

Inventories are not amortised, but are reviewed for impairment indicators at each reporting period, either individually or at the cash generating unit level.

Inventories are derecognised upon disposal or when no future economic benefits are expected from their use or disposal. Any gain or loss arising upon derecognition of an asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss and comprehensive income.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

1.      Description of the Business and Significant Accounting Policies (cont.)

Property, plant and equipment

Property, plant and equipment are initially measured at cost including any costs directly attributable to bringing the assets to the location and condition necessary for it to be capable of operating in the manner intended by management and subsequently measured at cost, net of depreciation and any impairment losses.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognised when replaced. All other repairs and maintenance are charged to profit or loss during the reporting period in which they are incurred.

Depreciation is recognised so as to write off the cost of assets less their residual values over their useful lives on the following bases:

•        Computer equipment             3 years straight line

The gain or loss arising on the disposal of an asset is determined as the difference between the sale proceeds and the carrying value of the asset and is recognised in the profit or loss.

Investment property

Investment property, which is property held to earn rentals and/or for capital appreciation, is initially recognised at cost, which includes the purchase cost and any directly attributable expenditure. Subsequently it is measured at fair value at the reporting end date. Changes in fair value are recognised in profit or loss. Further disclosure and details regarding the valuations and assumptions for investment properties can be found in Note 13.

Impairment of non-current assets

At each reporting period end date, the Group reviews the carrying amounts of its tangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. This policy relates to property, plant and equipment and investment in associates.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Recognised impairment losses are reversed if, and only if, the reasons for the impairment loss have ceased to apply. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

1.      Description of the Business and Significant Accounting Policies (cont.)

Cash and cash equivalents

Cash and cash equivalents in the consolidated statements of cash flows include cash in hand, deposits held at call with banks, other short-term liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the consolidated statements of financial position.

Investment in Associates

IAS 28 and IFRS 9 require an investor to account for its investment in associates using the equity method. IAS 28 prescribes how to apply the equity method when accounting for investments in associates and joint ventures. Given the Parent Company holds, directly or indirectly (i.e through subsidiaries), 20 per cent or more of the voting power of EEW H2 Ltd (“EEW H2”), it is presumed that the entity has significant influence and therefore EEW H2 is an associate of Group. The recognition took place at the share transfer settlement date on 30 September 2022. Based on changes in governance and shareholding of EEW H2 which took place over 2022, EEW does not control EEW H2 as per the elements of control defined in IFRS 10 are not satisfied. More specifically, any decision at EEW H2 requires unanimous agreement by the directors which include an independent third party Therefore, EEW H2 is classified as an affiliate and deconsolidated from EEW.

The Parent Company initially recognized its investment in EEW H2 at cost in the consolidated statements of financial position and subsequently adjusts the investment balance to recognise the Group’s share of EEW H2’s profit or loss. At each reporting period, the Group evaluates whether its investment is impaired based on the requirements of IAS 36. Please refer to Note 11.

Financial instruments

Financial instruments are recognised in the Group’s consolidated statements of financial position when the Group becomes party to the contractual provisions of the instrument. Financial assets and liabilities are classified into specified categories, depending on the nature and purpose of the financial instruments.

Financial assets

The Group classifies its financial assets into one of the categories discussed below, depending on the purpose for which the asset was acquired. The Group’s accounting policy for each category is as follows:

Financial assets held at amortised cost

These assets arise principally from the provision of goods and services to customers (e.g. trade receivables), but also incorporate other types of financial assets where the objective is to hold these assets in order to collect contractual cash flows and the contractual cash flows are solely payments of principal and interest. They are initially recognised at fair value plus transaction costs that are directly attributable to their acquisition or issue and are subsequently carried at amortised cost using the effective interest rate method, less provision for impairment.

The Group’s financial assets measured at amortised cost comprise certain trade and other receivables (except as set out below) in the consolidated statements of financial position.

Financial assets held at fair value using the Income approach

Certain trade receivable balances and financial assets are held by the Group at their fair value. In calculating the fair value, the Group has adopted the income approach under IFRS 13. The Income approach converts future amounts (e.g. the receivable) to a single current (discounted) amount. When the income approach is used, the fair value measurement reflects current market expectations about those future amounts, which management believes is an appropriate approach given the contingent nature of the deferred consideration. See notes 10 and 14 for more details.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

1.      Description of the Business and Significant Accounting Policies (cont.)

Impairment of financial assets

Impairment provisions for current and non-current trade receivables are recognised based on the simplified approach within IFRS 9 using a provision matrix in the determination of the lifetime expected credit losses. During this process the probability of the non-payment of the trade receivables is assessed. This probability is then multiplied by the amount of the expected loss arising from default to determine the lifetime expected credit loss for the trade receivables. For trade receivables, which are reported net, such provisions are recorded in a separate provision account with the loss being recognised in profit or loss. On confirmation that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.

Derecognition of financial assets

Financial assets are derecognised only when the contractual rights to the cash flows from the asset expire or are settled, or when the Group transfers the financial asset and substantially all the risks and rewards of ownership to another entity, or if some significant risks and rewards of ownership are retained but control of the asset has transferred to another party that is able to sell the asset in its entirety to an unrelated third party.

Financial liabilities

The Group classifies its financial liabilities into one of two categories (similar to financial assets as described above). As of December 31, 2022 and 2021, all of the Group’s financial liabilities are held at amortized cost.

Other financial liabilities

Other liabilities, including trade payables and other short-term monetary liabilities, are initially recognised at fair value net of any transaction costs directly attributable to the issue of the instrument. Such liabilities are subsequently measured at amortised cost using the effective interest rate method, which ensures that any interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the consolidated statements of financial position. For the purposes of each financial liability, interest expense includes initial transaction costs and any premium payable on redemption, as well as any interest or coupon payable while the liability is outstanding.

Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss over the period of the borrowings using the effective interest method. Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a prepayment for liquidity services and amortised over the period of the facility to which it relates.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

Certain borrowings are convertible to equity upon a triggering event such as a listing, sale or disposal. In this instance management asseses the economic substance and value of the conversion option to determine whether an embedded derivative is required to be accounted for separately from the borrowing. A conversion feature that results in an additional fixed premium to the convertible debt holder beyond the debt holder’s return in a cash redemption, represents a derivative liability, not a separate equity component. The derivative liability is measured at fair value through profit or loss at each reporting period and presented with the debt host in Borrowings in the consolidated statement of financial condition.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

1.      Description of the Business and Significant Accounting Policies (cont.)

Management assumes the lender will elect to exercise the conversion feature upon the occurrence of a triggering event due to the additional fixed return provided to the lender. Therefore, the fair value of the embedded feature is measured by discounting the future incremental fixed return to the investor while factoring in the probability that a triggering event will occur. As uncertainty is inherent to the convertion assumption, management applied a 25% and 5% probability of a triggering event as of December 31, 2022 and December 31, 2021, respectively. Refer to Note 20.

Modifications of borrowings

Modifications of borrowings refer to changes in the terms and conditions of existing borrowings that result in a change to the contractual arrangements with the lender. Such modifications may include, but are not limited to, changes in interest rates, maturity dates, repayment terms, or conversion options.

When a modification of a borrowing occurs, the accounting treatment depends on whether the modification is substantial or not.

In order to asses whether a modfication of borrowing is substantial the “10% test” is performed whereby the original effective interest rate (EIR) is applied to discount the cash flows under the new terms, including any fees paid net of any fees received. If this present value is at least 10% different from the present value of the remaining cash flows of the original financial liability, the modification is substantial.

A modification of a borrowing is considered substantial if the change results in the derecognition of the original financial liability and the recognition of a new financial liability. Substantial modifications are accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability at fair value. Any costs or fees directly attributable to the modification are recognized as transaction costs in profit or loss at the time of the modification.

A modification of a borrowing that is not substantial is accounted for as a continuation of the original financial liability, with adjustments made to its carrying amount. The carrying amount is adjusted to reflect the modified terms and conditions based on the EIR at the time of the modification. Any difference between the carrying amount before the modification and the modified carrying amount is recognized in profit or loss at the time of the modification.

Derecognition of financial liabilities

Financial liabilities are derecognised when the Group’s contractual obligations expire or are discharged or cancelled.

Borrowings are removed from the consolidated statements of financial position when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss as other income or finance costs.

Where the terms of a financial liability are renegotiated and the entity issues equity instruments to a creditor to extinguish all or part of the liability (debt for equity swap), a gain or loss is recognised in profit or loss, which is measured as the difference between the carrying amount of the financial liability and the fair value of the equity instruments issued.

Equity instruments

Equity instruments issued by the Group are recorded at the proceeds received, net of transaction costs. Dividends payable on equity instruments are recognised as liabilities once they are no longer at the discretion of the Group.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

1.      Description of the Business and Significant Accounting Policies (cont.)

Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting end date.

Deferred tax

Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each reporting end date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset if, and only if, there is a legally enforceable right to offset current tax assets and liabilities and the deferred tax assets and liabilities relate to taxes levied by the same tax authority.

Employee benefits

The costs of short-term employee benefits are recognised as a liability and an expense unless those costs are required to be recognised as part of the cost of inventories or non-current assets.

The cost of any unused holiday entitlement is recognised in the period in which the employee’s services are received.

Termination benefits are recognised immediately as an expense when the Group is demonstrably committed to terminate the employment of an employee or to provide termination benefits.

The Group operates a defined contribution pension plan for which the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Group has no further payment obligations once the contributions have been paid. The contributions are recognised as employee benefit expense when they are due. During 2022 an amount of €28,000 was expensed and during 2021 €5,000 was expensed. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.

Leases

A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Where a tangible asset is acquired through a lease, the Group recognises a right-of-use asset and a lease liability at the lease commencement date. Right-of-use assets are included within property, plant and equipment, apart from those that meet the definition of investment property.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

1.      Description of the Business and Significant Accounting Policies (cont.)

The Group has elected not to recognise right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less, or for leases of low-value assets including IT equipment. The payments associated with these leases are recognised in profit or loss on a straight-line basis over the lease term.

Foreign exchange

Transactions entered by Group entities in a currency other than the currency of the primary economic environment in which they operate (their “functional currency”) are recorded at the rates ruling when the transactions occur. Foreign exchange gains or losses are recorded as a component of administrative expenses. Foreign currency monetary assets and liabilities are translated at the rates ruling at the reporting date.

On consolidation, the results of overseas operations are translated into euros at rates approximating to those ruling when the transactions took place. All assets and liabilities of overseas operations are translated at the rate ruling at the reporting date. Exchange differences arising on translating the opening net assets at opening rate and the results of overseas operations at actual rate are recognised in other comprehensive income and accumulated in the foreign exchange reserve.

On disposal of a foreign operation, the cumulative exchange differences recognised in the foreign exchange reserve relating to that operation up to the date of disposal are transferred to the consolidated income statement as part of the profit or loss on disposal. The Group reports its results in Euros. However, the Group trades in Euros and other currencies in relation to its customers and suppliers. Consequently, the presentation of the consolidated financial statements may be materially affected by movements in foreign exchange rates, particularly the Euro rates.

2.      Adoption of new and revised International Financial Reporting Standards (IFRSs)

A number of new standards, amendments to standards and interpretation are effective for annual periods beginning after December 31 2022 and have not been applied in preparing these consolidated financial statements. None of these are expected to have a significant effect on the consolidated financial statements of the Group. The relevant standards are as follows.

Adoption of new and revised International Financial Reporting Standards (IFRSs)

Standards, amendments and interpretations effective and adopted in 2022

Standard or Interpretation	Title	Effective for annual periods beginning on or after
IAS 37	Onerous Contracts — Cost of Fulfilling a Contract (Amendments to IAS 37, Provisions, Contingent Liabilities and Contingent Assets)	January 1 2022
IFRS 3	Reference to the Conceptual Framework (Amendments to IFRS 3, Business Combinations)	January 1 2022
IAS 16	Proceeds before Intended Use (Amendments to IAS 16, Property, Plant and Equipment (PPE))	January 1 2022
IFRS 9	Amendments to IFRS 9, Financial Instruments	January 1 2022
IFRS 16	Amendments to Illustrative Examples accompanying IFRS 16	January 1 2022

The above changes did not have any significant impact on the Group accounts for 2022.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

2.      Adoption of new and revised International Financial Reporting Standards (IFRSs) (cont.)

Standards, amendments and interpretations issued but not yet effective in 2022

There were a number of standards and interpretations which were in issue at December 31 2022 but not effective for periods commencing January 1 2022 and have not been adopted for these consolidated financial statements. The Directors have assessed the full impact of these accounting changes on the Group. To the extent that they may be applicable, the Directors have concluded that none of these pronouncements will cause material adjustments to the Group’s consolidated financial statements. They may result in consequential changes to the accounting policies and other note disclosures. The new standards will not be early adopted by the Group and will be incorporated in the preparation of the Group’s consolidated financial statements from the effective dates noted overleaf.

Standard or Interpretation	Title	Effective for annual periods beginning on or after
IAS 1	Classification of Liabilities as Current or Non-current. (Amendments to IAS 1)	January 1 2023
IFRS 17	IFRS 17 Insurance Contracts and amendments to IFRS 17 Insurance Contracts.	January 1 2023
IAS 1	Disclosure of Accounting Policies. (Amendments to IAS 1 and IFRS Practice Statement 2)	January 1 2023
IAS 12	Deferred Tax related to Assets and Liabilities arising from a Single Transaction. (Amendments to IAS 12)	January 1 2023
IAS 8	Definition of Accounting Estimates. (Amendments to IAS 8)	January 1 2023

There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the Group.

3.      Judgements and key sources of estimation uncertainty

In applying the Group’s accounting policies, the directors are required to make judgements, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised where the revision affects only that period, or in the period of the revision and future periods where the revision affects both current and future periods.

Critical judgements

The following judgements (apart from those involving estimates) have had the most significant effect on amounts recognised in the consolidated financial statements. Please also refer to Note 13 Investment Properties and Note 11 Subsidiaries and Associates that describes the transaction of Raglan Solar Pty Ltd to EEW H2 Ltd.

Fair value measurement

Certain assets and liabilities included in the Group’s consolidated financial statements require measurement at, and/or disclosure of, fair value.

The fair value measurement of the Group’s financial and non-financial assets and liabilities utilises market observable inputs and data as far as possible. Inputs used in determining fair value measurements are categorised into different levels based on how observable the inputs used in the valuation technique utilised are (the ‘fair value hierarchy’):

•        Level 1:    Quoted prices in active markets for identical items (unadjusted)

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

3.      Judgements and key sources of estimation uncertainty (cont.)

•        Level 2:    Observable direct or indirect inputs other than Level 1 inputs

•        Level 3:    Unobservable inputs (i.e. not derived from market data).

The classification of an item into the above levels is based on the lowest level of the inputs used that has a significant effect on the fair value measurement of the item. Transfers of items between levels are recognised in the period they occur.

The Group currently utilizes fair value to measure the following items:

•        Investment properties (Note 13)

•        Certain financial assets (Note 10)

•        Share option expense (Note 18)

•        Financial liabilities (borrowings) to determine extinguishment loss (Note 20)

Given the nature of the above items, they are unable to be measured using Level 1 or Level 2 measures. Consequently, we utilized significant unobservable inputs (level 3) to measure the fair values.

For more detailed information in relation to the fair value measurement of the items above, please refer to the applicable note.

Revenue recognition

The Group earns revenue from the sale of solar energy development projects and revenue is recognised at the point in time where the performance obligation is satisfied and where control is considered to have been transferred to the customer, giving the customer the ability to direct the use of and obtain substantially all the remaining benefits from the solar development project. Assessing this cut-off date requires judgment from management around conditions outside of their control such as third-party development progress, economic and political factors. Judgement is also involved in determining the transaction price including estimates of variable consideration amounts related to potential penalties or price reductions from project delays.

4.      Financial Instruments

Financial instruments (assets) measured at amortised cost (in thousands of Euro)	2022	2021
Cash and cash equivalents	€72	€2,357
Trade and other receivables, current	4,661	2,346
Trade and other receivables, non current	—	4,375
Total financial instruments (assets) at amortised cost	€4,733	€9,078
Financial instruments (assets) measured at fair value (in thousands of Euro)	2022	2021
Financial assets	€16,725	€6,725
Total financial instruments (assets) measured at fair value	€16,725	€6,725
Financial instruments (liabilities) measured at amortised cost (in thousands of Euro)	2022	2021
Trade and other payables	€2,619	€1,520
Borrowings	14,470	8,686
Total financial instruments (liabilities)	€17,089	€10,206

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

4.      Financial Instruments (cont.)

Certain borrowings are hybrid instrument (convertible debt) that includes an embedded derivative measured at fair value through profit and loss, please refer to note 20. As of December 31, 2022 and 2021, borrowings include convertible debt balances of €14.470 million and €7.367 million, respectively.

Maturity overview of financial instruments	2022		2021
(in thousands Euro)	0 – 12 Months	+12 Months	0 – 12 Months	+12 Months
Cash and cash equivalents	€72	€—	€2,357	€—
Trade and other receivables	4,661	—	2,346	4,375
Total financial instruments (assets) at amortised cost	€4,733	€—	€4,703	€4,375
Financial assets	€2,340	€14,385	€—	€6,725
Total financial instruments (assets) measured at fair value	€2,340	€14,385	—	€6,725
Trade and other payables	€2,619	€—	€1,520	€—
Borrowings	14,470	—	8,686	—
Total financial instruments (liabilities)	€17,089	€—	€10,206	€—

Financial risk management objectives and policies

The Group is exposed through its operations to credit risk and liquidity risk. In common with all other businesses, the Group is exposed to risks that arise from its use of financial instruments. This note describes the Group’s objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout this financial information.

General objectives, policies and processes

The board of directors has overall responsibility for the determination of the Group’s risk management objectives and policies. The board regularly reviews the effectiveness of the processes put in place and the appropriateness of the objectives and policies it sets.

The overall objective of the board is to set policies that seek to reduce risk as far as possible without unduly affecting the Group’s competitiveness and flexibility. Further details regarding these policies are set out below:

Capital management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern, in order to provide returns for shareholders and benefits for other stakeholders, and to maintain an optimal capital structure to reduce the cost of capital.

The capital structure of the Group consists of issued capital, reserves and retained earnings. The directors review the capital structure on a semi-annual basis. As a part of this review, the directors consider the cost of capital, the risks associated with each class of capital and overall capital structure risk management through the new share issues and share buy-backs as well as the issue of new debt or the redemption of existing debt. The Group is not subject to externally imposed capital requirements.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

4.      Financial Instruments (cont.)

Liquidity risk

Liquidity risk arises from the Group’s management of working capital and the finance charges and principal repayments on its debt instruments. It is the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due. The Group’s policy is to ensure that it will always have sufficient cash to allow it to meet its liabilities when they become due. To achieve this aim, it seeks to maintain cash balances (or agreed facilities) to meet expected requirements.

The directors have prepared cash flow projections on a monthly basis through to December 31 2023. At the end of the period under review, these projections indicated that the Group is expected to have sufficient liquid resources to meet its obligations under all reasonably expected circumstances.

Market price risk

The development and success of any project of the Group will be primarily dependent on future energy prices. Energy prices are subject to significant fluctuation and are affected by a number of factors which are beyond the control of the Group. Future production from the projects is dependent on energy prices that are adequate to make the project economic.

Interest rate risk

The Group is exposed to cash flow interest rate risk from long-term borrowings at variable rates. All external Group borrowings (excluding short-term overdraft facilities and lease liabilities) are currently fixed rate borrowings, limiting the Group’s exposure to interest rate risk.

Foreign exchange risk

Foreign exchange risk arises when individual Group entities enter into transactions denominated in a currency other than their functional currency. The Group’s policy is, where possible, to allow Group entities to settle liabilities denominated in their functional currency with the cash generated from their own operations in that currency. Where Group entities have liabilities denominated in a currency other than their functional currency (and have insufficient reserves of that currency to settle them), cash already denominated in that currency will, where possible, be transferred from elsewhere within the Group.

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to Pounds sterling, Australian dollar and US dollar. Foreign exchange risk arises from future commercial transactions, recognised monetary assets and liabilities and net investments in foreign operations.

The Group aims to fund expenses and investments in the respective currency and to manage foreign exchange risk at a local level by matching the currency in which revenue is generated and expenses are incurred.

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations. It is Group policy to assess the credit risk of new customers before entering contracts. The Group is mainly exposed to credit risk and cash and cash equivalents and deposits with banks and financial institutions. For banks and financial institutions, only independently rated parties with minimum rating “A” are accepted.

The Group recognized revenue for the year ended December 31, 2022 of €(0.26) million and December 31, 2021 €9.18 million pertaining to one customer. Trade receivables as at December 31, 2022 was €4.1 million and as at December 31, 2021 €5.85 million pertaining to one customer. Please also refer to Note 5 and Note 14.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

4.      Financial Instruments (cont.)

Capital disclosures

The Group monitors capital which comprises all components of equity (i.e. share capital, foreign exchange reserve, and retained earnings).

The Group’s objectives when maintaining capital are:

•        to safeguard the entity’s ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders, and

•        to provide an adequate return to shareholders by pricing products and services commensurately with the level of risk.

The Group sets the amount of capital it requires in proportion to risk. The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, or sell assets to reduce debt.

The following tables provides a summary of quantitative data for the year ended 31 December 2021 as restated and 31 December 2022:

Quantitative data (in thousands Euro)	Note	2022	2021 as restated
Share capital	17	€5,428	€5,422
Share premium	17	4,096	3,894
Capital contribution reserve		4,934	4,385
Foreign exchange reserve		111	453
Share-based payment reserve	18	1,465	317
Retained earnings		31,694	36,436
Total capital		€47,728	€50,907

5.      Revenue from contracts with customers

Revenue analysed by class of business (in thousands Euro)	2022	2021 as restated
Sale and development of solar energy projects	€(259)	€9,175
Total	€(259)	€9,175

All revenues for the year ended December 31, 2021 occurred in the Group’s European market.

Revenue for 2021 relates to the sale of two development projects in Vallodolid, Spain. Payment for such revenue is fixed but includes variable consideration that management considered in estimating the transaction price from certain penalty provisions which will reduce the sales price based upon delays. Payment will be received as the projects reach certain milestones up to Ready to Build. The Group has satisfied all material performance obligations and so has recognised the revenue upon completion of the sale. The revenue recognized is based on the estimated transaction price considering the probability that the variable consideration would be received. An adjustment to decrease revenue by €259,000 was made based on the estimated transaction price as at 31 December 2022. An amendment agreement was agreed with buyers during March 2023, please also refer to subsequent events note 24.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

6.      Administrative expenses

Administrative expenses analysed by class of expense (in thousands Euro)	2022	2021
Staff costs	€1,718	€1,637
Professional fees	1,189	1,686
Depreciation of property, plant and equipment	12	3
Short-term and low value leases expensed	470	92
Share-based payment expense	1,148	317
Other costs, incl. FX gains and losses	958	411
Total	€5,495	€4,146

7.      Finance costs

Interest on financial liabilities measured at amortised cost (in thousands Euro)	2022	2021
Other interest on financial liabilities	€836	€829
Total	€836	€829

8.      Taxation

The Group operates in several countries, each of which have their own rules and regulations relating to taxation. Management believes that the profits generated from the sale of shares in solar project special purpose vehicles qualify for preferential tax treatment and therefore, are exempt from corporate income taxes. Likewise with respect to unrealized fair value gains from investment properties which are not tax liable. From time to time the Group may generate taxable income from providing development services. Historically the revenue generated from providing development services has been offset with carried forward historic losses and as such no tax has been liable. The Group does not recognize deferred tax assets from carried forward losses as it is uncertain that any of these historic losses carried can be utilized since the main business of the Group is sale of the shares in project SPVs or from unrealized fair value gains both of which are exempt of tax due.

The actual charge/(credit) for the year can be reconciled to the expected charge/(credit) for the year based on the profit or loss and the standard rate of tax as follows:

	2022	2021
Profit before taxation (in thousands Euro)	€(4,655)	€21,138
Expected tax charge based on the standard rate of corporation tax in the UK of 19%	(884)	4,016

Effects of:
Difference in foreign tax jurisdiction rates	248	1,340
Fair value gains not taxable	(1,226)	(4,451)
Other income not taxable	—	(1,701)
Offset of tax losses	—	(107)
Unutilised group tax losses	1,675	101
Expenses not deductible for tax purposes	1,500	738
Other tax losses not utilised during the year	(1,313)	64
Taxation charge	€—	€—

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

8.      Taxation (cont.)

Deferred tax assets have not been recognised, because it is not probable that future taxable profit will be available against which the Company can use the benefits therefrom.

	2022		2021
(in thousands Euro)	Gross amount	Tax effect	Gross amount	Tax Effect
Deductible temporary differences	€2,238	€425	€738	€140
Tax losses	15,643	3,197	7,586	1,620
Deferred tax asset unrecognised	€17,881	€3,622	€8,324	€1,760

Tax losses of €15,643 and €7,586 in 2022 and 2021, respectively, for which no deferred tax asset was recognised do not expire based on the jurisdictions in which the tax losses occurred.

9.      Earnings(loss) per share

A reconciliation of the weighted average number of ordinary shares used in the measures is given below:

	2022	2021 as restated
For basic EPS calculation	108,452,844	107,094,640
For diluted EPS calculation	108,452,844	107,094,640

The Group’s outstanding common stock options were not included in the calculation of diluted earnings per share as their effects would have been anti-dilutive as of the financial position dates.

The Group’s convertible loan notes were not included in the calculation of diluted earnings per share as the conversion is contingent on events that have not occurred (please refer to Note 20, Borrowings).

	2022	2021 as restated
Earnings (loss) for basic and diluted earnings per share (in thousands Euro)	€(4,655)	€20,487

The resulting EPS measures are:

	2022	2021 as restated
Basic EPS (in Euro cents)	(4.29)	19.13
Diluted EPS (in Euro cents)	(4.29)	19.13

10.    Financial Assets

(in thousands Euro)	2022	2021
Call/Put option, solar project	€2,340	€2,340
Receivable from assigned sales contract	4,385	4,385
Receivable from EEW H2 Ltd.	10,000	—
Total	€16,725	€6,725

The call/put option agreement relates to the Expansion Habit project which was sold to Lightsource BP during 2021. The option gives the customer the right to buy the remaining 51% shares in Expansion Habit S.L., the project entity, within 2 months of the project reaching RTB status. Whilst EEW fully expects the customer to exercise the call option, should they fail to do so within the time period the agreement also allows the Group to exercise a put option within 2 months of the call option expiring. As a result, the Group believes the project will be fully sold in due course, exercises no control over Expansion Habit and the financial results of Expansion Habit are not consolidated in the

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

10.    Financial Assets (cont.)

Group’s consolidated financial statements. Also refer to Note 14 Trade Receivables. The trade receivables include amounts of €1.3 million and €1.756 million as of December 31, 2022 and December 31, 2021, respectively, related to the sale of 49% of the issued shares of Expansion Habit S.L. The Company recognized revenue on the sale of the Expansion Habit project in an amount corresponding to the trade receivable and the call/put receivable. During March 2023 an amendment agreement was signed with the buyer finalizing the payment terms for the sales, please refer to Note 24 subsequent events.

Also included in the balance above is a receivable assigned from a sales contract arising from the transfer on January 21 2021 by ETT ET Developments 1 Ltd (“ETT”), an entity previously owned by the Group’s major shareholder, to E.E.W. Holding 1 APS (“EEW APS”) (a wholly-owned subsidiary of the Group) of all of ETT’s rights and interests in a Sale and Purchase Agreement (“SPA”) signed between ETT and a third party. This receivable was acquired by the Group for 1 Euro, and provides for the contractual right for the Group to receive AUD $9 million (equivaluent to €4.4 million as of December 31 2022 and 2021). The acquired financial asset has been recorded at its fair value and given the 1 Euro acquisition price is not considered fair value, the difference between the acquisition price and the fair value of the financial asset has been recorded as a capital transaction directly in equity. The underlying SPA concerns the sale and purchase of a solar development project in Australia known as Bouldercombe. Consideration is expected to be received by EEW APS as the Bouldercombe project reaches certain development milestones. As of the date of this report, the Bouldercombe project has not yet achieved the required milestones.

For these financial assets, management is required to record the receivable balance from the Bouldercombe project at fair value, using the Income approach under IFRS 13. In determining this value, management applied a scenario-based valuation approach which considered potential outcomes under the terms of the SPAs. These potential outcomes were assigned probabilities, and the probability-weighted average payments were discounted based on market participant assumptions.

During 2022 Raglan Solar Pty. Ltd. was tranferred to EEW H2 Ltd. in exchange of 46,153,846 shares in EEW H2 and a deferred payment in cash or shares of €10 million upon which the investment property was derecognized as of September 30 2022 and instead recognized as an investment in associates.

11.    Subsidiaries and associates

Details of the Group’s subsidiaries and associates at December 31 2022 are as follows:

Name of undertaking	Registered Office	Class of shares held	Directly held (%)	Indirectly held (%)
E.E.W. Eco Energy World UK Holdings Limited	1	Ordinary	100	—
E.E.W. Eco Energy World Development Holdings Limited	1	Ordinary	—	100
EEW H2 Limited*	1	Ordinary	33	—
EEW 100 Limited	1	Ordinary	—	100
Solar Development Spain One Limited	1	Ordinary	—	100
Field Farm Solar Limited	1	Ordinary	—	50
Field Form Solar Limited***	1	Ordinary	—	100
UK North Yorkshire 1 LTD***	1	Ordinary	—	100
UK Warwickshire 1 LTD***	1	Ordinary	—	100
UK Renfrewshire 1 LTD***	1	Ordinary	—	100
UK Torfaen 1 LTD***	1	Ordinary	—	100
UK Merthyr Tydfil 1 LTD***	1	Ordinary	—	100
E.E.W. Eco Energy World Development Holdings One B.V.	2	Ordinary	—	100
E.E.W. Eco Energy World Development Holdings Two B.V.	2	Ordinary	—	100
Raglan Solar Pty Limited*	3	Ordinary	—	33

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

11.    Subsidiaries and associates (cont.)

Name of undertaking	Registered Office	Class of shares held	Directly held (%)	Indirectly held (%)
Maranbah Solar Pty Limited	3	Ordinary	—	100
E.E.W. Eco Energy World Pty Limited	3	Ordinary	—	100
E.E.W. Holding 1 APS	4	Ordinary	—	100
Expansion Habit S.L.**	5	Ordinary	—	51
Metaway Capital S.L.	5	Ordinary	—	100
Alorca Team S.L.	5	Ordinary	—	100
EEW Italy S.R.L	6	Ordinary	—	100
E.E.W. Eco Energy World (US) LLC	7	Ordinary	100	—
EEW Sweden 1 AB***	8	Ordinary	—	100
EEW Solpark 1 AB***	9	Ordinary	—	100
EEW Solpark 2 AB***	9	Ordinary	—	100
Alvesta Solpark 1 AB***	9	Ordinary	—	100
Avonside Energy Park Pty Ltd***	10	Ordinary	—	100
Queensland Renewables Park Pty Ltd***	10	Ordinary	—	100

Registered office addresses:

1.	13 Hanover Square, London, W1S 1HN, UK	6.	Via G. Rovani n. 7 – 20123 Milan, Italy
2.	Schipol Boulevard 127, 111BBG Schipol, The Netherlands	7.	16192 Coastal Highway, Lewes, Delaware 19958, USA
3.	Level 11, 1 Margaret Street, Sydney, 2000 NSW	8.	Mörsaregatan 9, 254 66 Helsingborg, Sweden
4.	c/o Advodan GI Ringstedvej 61, DK 4300 Holbaek, Denmark.	9.	Hyllie Boulevard 53, 21537 Malmö, Sweden
5.	Calle Velasquez 64, 28001 Madrid, Spain	10.	Suite 302, 45 Lime Street, Sydney NSW 2000 Australia

____________

*        A distribution in specie was declared on December 31 2021 and paid on February 2 2022 to all shareholders on the Parent Company’s share register at December 31 2021, by way of the distribution to all the Parent Company’s shareholders of 108,436,242 ordinary shares of EEW H2, an entity incorporated on December 1 2021 and wholly owned by the Group until December 31 2021. The number of EEW H2 ordinary shares issued to each new EEW H2 shareholder was directly proportionate to their shareholding in the Parent Company as at December 31 2021. The Parent Company retained 4,182,541 ordinary shares (representing 3.7% of the issued share capital) in EEW H2 in order to satisfy a potential obligation to transfer these shares to the two providers of convertible loans in the event that the providers of the convertible loans decided to exercise their right to convert their loans to equity in the Parent Company (see note 20). During the year ended December 31, 2022 the ownership percentage increased to 32.7% as a result of the transfer of Raglan Solar Pty. Ltd. to EEW H2 (see below).

**      Expansion Habit is not considered a subsidiary for accounting purposes as the entity is not under the control of the Group (see Note 10).

***    Entities added during the year ended December 31, 2022. There were no entities removed from those listed at December 31, 2021.

Investment in Associates:

EEW H2 is a UK registered entity which is in the business of developing a hydrogen manufacturing project in Queensland region in Australia.

During 2022, the Parent Company transferred Raglan Solar Pty. Ltd., an investment property, to EEW H2 in exchange for €10 million payable in cash or shares of EEW H2 and 46,153,846 shares in EEW H2, representing approximately a 29% ownership interest. On the transfer date, the Parent Company derecognized the investment property and recognized the investment in associate and a €10 million financial asset as of December 31, 2022). Please refer to Note 13 and Note 22.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

11.    Subsidiaries and associates (cont.)

A fair value measurement of Raglan Solar Pty Ltd was performed as at September 30 2022, the transfer date, to establish the carrying amount of the asset transferred to EEW H2. This resulted in a fair value gain of €3.8 million during Q3 2022 that was recognized in the consolidated statement of profit and loss and comprehensive income. Please refer to Note 13. The fair value of €37.384 million in turn established the initial cost basis of the consideration received by the Parent Company: €27.384 million investment in associate and €10 million financial asset. No gain or loss was recognized on transfer.

As at December 31 2022, Raglan Solar Pty Ltd. is the primary asset owned by EEW H2. The carrying value of Investment in associates as at 31 December 2022 is €26.4 million. There was no equity method pick up during the quarter ended December 31, 2022 and no impairment charges.

Proforma investee summary financial data:

EEW H2 Ltd. proforma summary financial data (in thousands Euro)

2022
Net profit/(loss)	€(16)
Total assets	36,368
Liabilitites	10,615
Equity	€25,753

Parent Company Investment in EEW H2 (in thousands Euro)
Net assets of associate	€25,753
Proportion of the Group’s ownership interest in EEW H2 (32.7%)	8,421
Related party exchange basis adjustment	17,935
Carrying amount of the Group’s interest in EEW H2	€26,356

12.    Property, plant, and equipment

Property, plant, and equipment primarily relates to computer equipment used by the Group. During 2022 there was 18,000 EUR of additions (2021: 20,000 EUR) and depreciation expense of 12,000 EUR (2021: 3,000 EUR), with a closing net book value of 25,000 EUR (2021: 18,000 EUR).

Depreciation is charged on a straight line over 3 years and all depreciation has been charged to administrative expenses in the consolidated statements of profit and loss and comprehensive loss.

13.    Investment properties

Total
Fair Value
At January 1 2021 (in thousands Euro)	€26,474
Net gains or losses through fair value adjustments	17,804
Foreign currency adjustments	385
At December 31 2021	44,663
Net gains or losses through fair value adjustments	4,902
Contribution of Raglan Solar Pty Ltd to EEW H2 Ltd (fair value at transfer date 30 September 2022)	(37,384)
Foreign currency adjustments	648
At December 31 2022	€12,829

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

13.    Investment properties (cont.)

In 2019, the Group acquired the entire issued share capital of Raglan Solar Pty Ltd and Maranbah Solar Pty Ltd from E.E.W. Eco Energy World Holdings Limited, a company based in Cyprus and formerly owned by the Group’s major shareholder, for consideration totalling €7.9 million of which €2.6 million was cash settled and €5.3 million was equity settled. The businesses are deemed by the directors to be investment property businesses holding the rights to two solar power projects in Australia (“Raglan” and “Maranbah” respectively). These project rights are being held with the intention of generating rental income once construction is completed and / or for capital appreciation and thus meet the recognition criteria for investment property as set out in IAS 40.

During 2022 Raglan Solar Pty. Ltd. was tranferred to EEW H2 Ltd. in exchange for 46,153,846 shares in EEW H2 and a deferred payment in cash or shares of €10 million. Raglan was accounted for as an investment property until it was transferred and derecognized on September 30, 2022. Please refer to Note 11.

A similar valuation approach has been adopted for both projects as at December 31 2021 and for Maranbah as at December 2022 given that, with the exception of the size of the projects, they share very similar characteristics. The value of both projects has been determined using discounted cash flow (“DCF”) modelling carried out by external independent qualified valuers with experience valuing investment properties in geographical areas similar to those where the Group’s assets are held. The DCF valuation is a lifetime approach discounting the estimated net cash flows after tax for the projects over an expected 34.5 year period plus a terminal value, given that the projects are at an advanced stage and ready for commercialisation, based on estimated upfront capital expenditures and forecasted energy prices. The terminal value assumes an estimated growth rate of 2%. Included in the terminal value is the assumption that no significant capital expenditures or cash outflows will be necessary without having a future positive impact on future cash flows due to increased efficiencies. In addition, this assumption assumes that the contract terms applicable to the underlying property where such solar power facilities reside will be available during its lifetime.

The Group has provided the independent valuer with basic information about key parameters such as estimated project lifetimes, irradiation and electricity production capacity, capital expenditure, and operating cash flows based on previous projects undertaken by the directors. On this basis the independent valuer has applied their own analysis and assumptions including discount rate and tax rate, and has performed sensitivity analysis, as well as cross checking with alternative valuation methodologies such as cash flow multiples and comparable industry transactions. After the operational parameters have been shared with the valuation firm, the Group answers any questions and provides clarifications as needed by the valuation firm. After the valuation firm has prepared a draft valuation report, the Group reviews the report before issuance. The Group’s review includes an evaluation of the underlying business and market assumptions used by the valuation firm, including the discount rate and tax rate. As of December 31, 2022 and December 31, 2021, the Group concluded that no adjustments to the valuation firm’s independent fair value measurements were necessary.

Operating cash inflows are generated from the production and sale of electricity and are calculated using assumptions about future electricity prices and the value of Large Scale Generation certificates (LGCs). Cash inflows are impacted by the length of time it takes to construct the solar facilities.

Operation & Maintenance cost is a key component of expected cash outflows and is based on assumptions of cost per KWp and assumes an estimated inflation rate of 2% per annum. Changes in the actual level of these inputs may significantly impact the value of the future cash flows.

A tax rate of 25% has been applied to the cash flows.

The valuer prepared three different valuations across a range, with a low end, a high end and a mid-point valuation. The equity discount rates used range between 8.1%-8.6%, a slight increase in the range of 7.1%-7.6% used at December 31 2021, with both based on comparable companies in Australia. The Group has been prudent, and the directors have opted to apply the higher discount rate leading to a valuation at the low end of the ranges. The selection of a discount rate is subjective and an increase or decrease to the selected amount would have a material impact on the fair value of the solar projects.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

13.    Investment properties (cont.)

Note the valuation assumptions described below are presented in Australian dollars (AUD), the local currency used to measure the fair value of the investment properties. The fair value measurements have been translated in the consolidated financial statements to euros “€”, which is the presentational currency of the Group.

Maranbah:

The valuation includes upfront estimated capital expenditure for establishing the power plant of AUD $117 million which is unchanged from December 2021.

Estimated terminal value of AUD $4.7 million (AUD $9.2 million in the prior year) have also been included on the basis that the project is able to continue operations beyond the 34.5 year cash flow period. As terminal values are sensitive, the valuer crosschecked these by also preparing an EBITDA exit multiple and a sales exit multiple.

Raglan:

As at December 31 2020 and December 31 2021 Raglan classified as an investment property and carried at fair value through profit and loss. The valuation as at December 31 2021 includes upfront capital expenditure for establishing the power plant for Raglan of AUD $345 million (AUD $312 million in the prior year).

Estimated terminal value as at December 31 2021 of Raglan of AUD $26.6 million has also been included on the basis that the project is able to continue operations beyond the 34.5 year cash flow period. As terminal values are sensitive, the valuer crosschecked these by also preparing an EBITDA exit multiple and a sales exit multiple.

As at December 31 2022 Raglan Solar Pty Ltd. Is owned by EEW H2 and the Parent Company’s investment in EEW H2 is classified as an investment in associate. A fair value measurement of Raglan Solar Pty Ltd was performed as at September 30 2022, the transfer date, to establish the carrying amount of the asset transferred to EEW H2. This resulted in a fair value measurement of €37.384 million. We utilized a similar methodology to value the investment property as at September 30 2022and as at December 31 2021.

The valuation as at September 30 2022 includes upfront capital expenditure for establishing the power plant for Raglan of AUD $345 million. The discount factor ranged between 8.1-8.6% and inflation estimated at 2% per annum.

Estimated terminal value as of September 30 2022 of Raglan of AUD $17.1 million has also been included on the basis that the project is able to continue operations beyond the 34.5 year cash flow period.

Material changes to the above assumptions would impact the valuation assessment, particularly changes in the expected power- and LGC curves in Queensland and timing of cash in-flows post construction which would significantly affect the outcome of the valuation. The power curves used in the project calculations are provided by market survey companies and the Australian government.

Changes to discount rates applied could materially impact the outcome of the value. The discount rate is especially sensitive to changes in comparative company Betas / volatilities, interest rates and risk premiums.

Future expectations of inflation and foreign exchange rates in Australia market will also have an impact on the valuation.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

13.    Investment properties (cont.)

The following table shows the discounted cash flow valuation technique used in measuring the fair value of investment property and interrelationship between significant unobservable inputs used:

Valuation technique	Significant unobservable input	Interrelationship between key unobservable inputs and fair value measurement
Discounted cash flows (“DCF”):		The estimated fair value would increase (decrease), all else equal if:

The DCF valuation is a lifetime approach discounting the net cash flows after tax for the projects over an expected 34.5 year period plus terminal value , given that the projects are at an advanced stage and ready for commercialization, based on estimated upfront capital expenditures, forecasted energy prices and value of Large Scale Generation certificates (LGCs), and costs of operation and maintenance (O&M).

Future Australian electricity prices and the value of Large Scale Generation certificates (LGCs) as provided by market survey firm. (electricity prices ranging in real terms during forecast period AUD 46-79/MWh (2021) and AUD 54-105/MWh (2022)

Time to construct the solar project

The annual cost of Operation & Maintenance (O&M) of the solar farms including rent, grid charges and insurance estimated at AUD 16/KWp

Ability at the end of 34.5 year period to continue to generate cash flow from existing infrastructure and continue to maintain contractual use of the underlying property

Higher (lower) future electricity prices and value of LGCs materialize. Higher (lower) prices will increase (decrease) the value.

Higher (lower) depending on the length of time to construct project. The shorter (longer) the period, the higher (lower) the value.

Lower (higher) annual cost of O&M. The lower (higher) the cost, the higher (lower) the value

(Lower) higher efficiency of solar panels will (decrease) increase the overall value. The (inability) ability to maintain contractual use of the property with (decrease) increase the overall value.

The estimated future cash flows are discounted using an assessed risk adjusted discount factor taking into consideration market risk of similar type businesses.	Tax rate of 25%	Lower (higher) tax rate the higher (lower) the value
	Inflation rate of 2% The discount rates applied 8.6% (slightly higher than 7.6% as of 31 Dec 2021)	Lower (higher) inflation rate the higher (lower) the value Lower (higher) discount rate applied increases (decreases) the value
	Capital expenditure of approximately AUD 1150/KWp	Lower (higher) capital expenditure to establish power plant increases (decreases) the value
	Estimated terminal values of Raglan of AUD 17.1 million (Sept. 30, 2022) and AUD 26.6 million (2021) and Maranbah AUD 4.7 million (2022) AUD 9.2 million (2021)	Higher (lower) terminal values increase (decrease) the value

The fair value of investment property was determined using level 3 inputs (see Note 3 — Judgements and key sources of estimation uncertainty — Fair value measurement). There were no transfers during the period.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

14.    Trade and other receivables

	2022	2021
Non-current
Trade receivables (in thousands Euro)	€—	€4,375
Total	€—	€4,375
	2022	2021
Current
Trade receivables	€4,106	€1,475
Amounts due from related parties	281	571
VAT recoverable	105	106
Prepaid costs	93	171
Other receivables	76	23
Total	€4,661	€2,346

The Trade receivables balances include amounts in respect of deferred consideration expected to be received following the sale of 100% of the issued share capital of Performan Lark S.L. and 49% of the issued share capital of Expansion Habit S.L. Both transactions completed on November 19 2021.

The directors consider that the carrying amount of all remaining trade and other receivables approximates to their fair value. There are no impairment indicators on these receivables identified as at the date of these consolidated financial statements.

15.    Inventories

Work in progress
Cost (in thousands Euro)
At January 1 2021	€953
Additions through development expenditure	317
At December 31 2021	1,270
Additions through development expenditure	2,483
At December 31 2022	€3,753

Amortisation and impairment
At January 1 2021	€—
Impairment charged in the period	(45)
At December 31 2021	(45)
Impairment charged in the year	—
At December 31 2022	€(45)

Net carrying amount
At December 31 2021	€1,225
At December 31 2022	€3,708

As of December 31 2022, the Group has capitalised expenditure on land leases, grid connections and local government licenses related to the development of solar projects, as well as other operational expenses incurred in developing projects to RTB status.

Each reporting period the amounts capitalised are reviewed for impairment indicators and where necessary impairment testing is performed. Inventory is derecognised upon disposal or when the carrying amount is higher than the net realisable value. Impairment of €0.05 million recognised in 2021.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

15.    Inventories (cont.)

Inventories are derecognised upon disposal or when no future economic benefits are expected from their use or disposal. Any gain or loss arising upon derecognition of an asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss and comprehensive income.

The operating cycle is the time we begin incurring expenditures to develop projects to RTB status until the realisation in cash or cash equivalents upon sale of the projects. Determining the operating cycle for our inventory involves judgement given that project approvals from local governments, development costs, land lease options, and connection rights vary for each project. We have assessed our balance of inventories and estimated expected sale of projects under development and have accordingly classified inventories as current for projects which are expected to be transacted in the period 12 months after current financial year. Remaining inventories are classified as non current.

16.    Assets and liabilities relating to discontinued operations

	2022	2021
Liabilities associated with discontinued operations (in thousands Euro)	€—	€596
Total liabilities associated with assets held for sale	€—	€596

In December 2021, the Group incorporated a wholly owned subsidiary (EEW H2) with the intention of transferring this entity outside of the Group’s control. As referred to in Note 11, a distribution in specie was declared at December 31 2021 evidencing management’s intention to move this out of the Group, and this distribution was subsequently paid to the Group’s existing shareholders on February 2 2022. At December 31 2021, all balances within the entity have been accounted for and presented as discontinued operations, and the expenses incurred in the short period to the end of the year have been classified as resulting from discontinued operations (€0.65 million). There were no assets or liabilities relating to discontinued operations in 2022.

17.    Share Capital and Share Premium

All shares are authorised, issued and fully paid with a par value of 0.05 EUR. The Group has one class of ordinary shares with full voting rights, no preferences and no restrictions attached.

	Ordinary shares Number	Ordinary shares €’000	Share premium €’000
At December 31 2022	108,452,844	5,428	4,096
At December 31 2021	107,094,640	5,422	3,894

18.    Share-based payments and share-based payments reserve

Share options

In the year ended December 31 2021, the Group granted for the first time options of 5,185,000 ordinary shares in the Parent Company. In the year ended December 31 2022, the Group granted options over a further 2,180,000 ordinary shares in the Parent Company.

Share options are held by option holders under the E.E.W. Eco Energy World Ltd. 2021 Share Option Plan (the “Plan”). All options are settled in equity when the options are exercised.

The share options granted under the Plan during 2021 and 2022 vest over a four year period with 25% vesting after one year and the balance vesting monthly over the remaining three years. The share options are exercisable as they vest and are equity settled. There are no market-performance vesting conditions. The maximum term of options granted under the Plan is ten years.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

18.    Share-based payments and share-based payments reserve (cont.)

The share option charge for the year ended December 31, 2021 was €0.3 million and the year ended December 31, 2022 is €1.15 million and is included in administrative expenses in the consolidated Statement of Profit or Loss.

The following table illustrates the number and weighted average exercise prices (“WAEP”) of, and movements in, share options during the year.

	2022 Number	2022 WAEP (€)	2021 Number	2021 WAEP (€)
Total outstanding at beginning of the year	5,185,000	—	—	—
Granted during the year	2,180,000	2.09	5,185,000	1.74
Exercised	—	—	—	—
Forfeited	(1,395,000)	—	—	—
Expired	—	—	—	—
Total outstanding at December 31	5,970,000		5,185,000

The following table summarises information about the range of exercise prices for share options outstanding at December 31:

	2022 Number	2021 Number
Exercise price of €1.65/share	2,820,000	3,915,000
Exercise price of €2.00/share	2,950,000	1,270,000
Exercise price of €3.00/share	200,000	—
Total	5,970,000	5,185,000

At December 31 2021, the weighted average remaining contractual life of options exercisable is 9.76 years. The weighted average exercise price of options granted in the year was €1.74. Service period is only non-market performance conditions for all share options outstanding at December 31 2021 and have been achieved but no share options are exercisable at December 31 2021.

At December 31 2022, the weighted average remaining contractual life of options exercisable is 8.85 years. The weighted average exercise price of options granted in the year was €2.09. The non-market performance conditions for all share options outstanding at December 31 2022 have been achieved but there were no share options exercised as at December 31 2022.

The share-based payment charge has been calculated using the Black-Scholes model to calculate the fair value of the share options at the grant date that vest according to non-market performance conditions. The scheme is equity settled.

The inputs into the Black-Scholes model for issuance of share options during the year ended December 31 2021 and 2022 were as follows. No issuances were previously made.

	2022	2021
Weighted average share price	€1.65	€1.65
Weighted average exercise price	€2.09	€1.74
Weighted average expected volatility (%)	32.75	33.4
Weighted average expected life (years)	4	4
Weighted average risk-free rate (%)	0.67	0.64
Expected dividends (%)	0.00	0.00

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

18.    Share-based payments and share-based payments reserve (cont.)

i.       The risk-free rate is based on the UK gilt rate as at the grant dates with a period to maturity commensurate with the expected term of the relevant option tranche.

ii.      The fair value charge is spread evenly over the period between the grant of the option and the expected exercise date.

iii.     The expected volatility is based on the historical volatility of similar companies share prices over the previous five years. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioural considerations.

Please refer to note 6 for disclosure of the charge to the Consolidated Statements of Profit and Loss and Comprehensive Income arising from share-based payments.

Overview of recognized and unrecognized share based expense (in thousands Euro)

Financial year	Recognized share based expense	Unrecognized share based expense
2021 as restated	€(317)	€—
2022	(1,148)	—
2023	—	(522)
2024	—	(242)
2025	—	(60)
2026	—	—
Total	€(1,465)	€(824)

Share-based payment reserve

The share-based payment reserve represents cumulative charges made to the Consolidated Statements of Profit or Loss and Comprehensive Income in respect of share-based payments under the Group’s share option scheme.

19.    Trade and other payables

	2022	2021
Current (in thousands Euro)
Trade payables	€1,652	€443
Other payables	130	129
Accruals	833	948
Due to related parties	4	—
Total	€2,619	€1,520

The directors consider that the carrying amount of trade payables approximates to their fair value.

The Company has an unrecognized contingent liability in relation to services provided by a law firm for which the total fee amount is in dispute. Management has estimated an amount of €333,693 it believes is probable of being settled as at 31 December 2022 offset to deferred cost on balance sheet.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

20.    Borrowings

Analysis of borrowings

Borrowings are classified based on the amounts that are expected to be settled within the next 12 months and after more than 12 months from the reporting date, as follows:

	2022	2021 as restated
Borrowings at amortised cost (in thousands Euro)
EEW Capital Finance	€—	€—
Director loan	—	1,412
Anatino Properties Ltd	14,470	5,257
KRC Capital BV	—	2,017
Total	€14,470	€8,686

EEW Capital Finance

On August 15 2019, the Group entered into a loan agreement with EEW Capital Finance Plc, a third-party bond issuer and took out a loan amount of €3.8 million. The loan agreement provides for a facility of up to €25 million and the facility accrued interest daily at a rate of 8% per annum on the outstanding principal, payable quarterly. The facility repayment due date was August 15 2024, whereon the principal and any outstanding interest would be repayable in full. On March 15 2021, the Group entered into a deed of release, termination, and settlement with EEW Capital Finance Plc under which the facility that had been provided by EEW Capital Finance Plc was fully repaid on August 16 2021. The facility was secured by fixed and floating charges over the assets of E.E.W. Eco Energy World Development Holdings One B.V. and its subsidiary companies. On full repayment of the facility, the fixed and floating charges over the assets were discharged.

Director loan

On July 1 2020, a facility loan agreement was entered between the Group and a director (Mr. Svante Kumlin), allowing for a loan of up to €2.5 million, repayable within 18 months and bearing no interest. In 2021, an addendum was signed shortening the repayment on the outstanding loan balance to 30 June 2022, and then subsequently on June 29 2022 a netting agreement was made netting off various Group company positions with the director with a net €0.2 million outstanding at that time. Subsequently, the outstanding loan position was then settled during July 2022 through the payment of cash. No interest was charged throughout the course of this director loan.

On November 2 2022 a further director loan was entered into, allowing the Group to borrow up to €0.4 million per month for working capital purposes. Once drawn the loan bears interest at 10% per annum. There is no balance drawn under the new facility as at December 31 2022. Facility expired May 2023.

Related party loans from directors at below market interest rates refer to loans provided by directors of a company to the company or its subsidiaries, where the interest charged on the loan is lower than the prevailing market interest rates for similar loans. This situation has arisen here and therefore management concluded based on the net present value of the loan using market rates as at December 31 2021 (not required as at December 31 2022 as the loan was fully repaid) that an equity component was not material.

Anatino Properties Ltd

A Convertible Loan Agreement dated July 9 2021 was agreed between the Group and Anatino Properties Limited (“APL”) whereby APL granted a facility to the Group in the sum of €5 million to be drawn by way of an interest free loan to be used for ongoing business financing purposes, including acquisition, project development and general working capital. APL has the right to convert all or part of the outstanding loan to ordinary shares of €0.05 in the capital of the Parent Company under certain circumstances at any point prior to the repayment date at a subscription price as determined in the agreement. At the repayment date the balance of the outstanding loan that has not converted

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

20.    Borrowings (cont.)

to shares shall be repayable along with a redemption premium of €0.5 million which is being amortized through finance costs through the contractual loan maturity. As of December 31 2021, the €5 million facility had been fully drawn down by the Group.

There were three supplement agreements signed in 2022. For each supplement agreement, management had to determine whether the debt modification was substantial or not due to IFRS 9 presentation and disclosure requirements. This was done by performing the “10% test” where applying the original effective interest rate (EIR) to discount the cash flows under the new terms, including any fees paid net of any fees received. If this present value is at least 10% different from the present value of the remaining cash flows of the original financial liability, the modification is substantial. If it was substantial, the Group had to record a gain/loss on each extinguishment of debt. The significant assumptions used by management for the debt modification analysis include:

1.      The lender will chose to be repaid in cash rather than convert the loan into equity

2.      The borrower repays the cash on the specified final repayment date along with the redemption fee and interest if applicable

3.      The borrower repays the cash on the latest repayment date possible

4.      No other costs or fees incurred in the procurement of the loan

On January 3 2022, the Group and APL entered into a First Supplemental Agreement under which the loan repayment date was extended to November 30 2022. This amendment was not deemed a significant debt modification and therefore there was no extinguishment of debt. This was due to the fact that the only amendment in the first supplemental agreement was the extension of the final repayment date from May 31 2022 to November 30 2022.

On July 15 2022, the Group and APL entered into a Second Supplemental Agreement under which the Group was provided with further loan facilities by APL amounting to €2.5 million, bringing the total loan facility with APL to €7.5 million. The Second Supplemental Agreement also provides, inter alia, for APL to have a charge over the fixed and floating assets of the Parent Company, for interest to accrue if the loan is not repaid by November 30 2022, for an increase in the repayment premium (from 10% to 15%) and for a change in the way in which the shares are to be valued in connection with the potential conversion of some or all of the loan to ordinary shares of the Parent Company. This amendment was deemed a significant debt modification due to the facility increase of €2.5 million and increase in redemption premium from 10% to 15% and therefore there was an extinguishment of debt along with the new loan being recognised at fair value. The conversion feature of the loan was also made more attractive by increasing the discount on the subscription price from 30% to 50%.

On November 30 2022, the Group and APL entered into a Third Supplemental Agreement under which the Group was provided with further loan funding by APL amounting to €3 million, bringing the total loan facility with APL to €10.5 million. The repayment premium and conversion rights remain consistent with the second supplemental agreement, and the repayment date of the combined loans totalling €10.5 million in principal was set to June 30 2023. This amendment was deemed a significant debt modification due to the facility increase of €3 million and increase in redemption premium from 15% to 25% and therefore there was an extinguishment of debt along with the new loan being recognised at fair value.

Due to the loan being convertible upon a triggering event such as a listing, sale or disposal, management have discussed and considered the possibility of a value for the conversion option of the loan, rather than just a cash redemption outcome. In substance, the conversion feature results to an additional fixed premium to the convertible debt holder as there is potential upside in the conversion that is greater than a cash redemption. Therefore it represents a derivative liability, not a separate equity component.

Management have decided on a value for the conversion option of €0.1 million as at December 31 2021 and €1.6 million as at December 31 2022. Significant increase is due to increased facility in 2022 along with higher probability that Anatino will choose to convert as Anatino are only incentivised to convert when they have a sufficient amount of clarity and confidence that EEW will successfully go public. As at the end of 2022, there had been discussions held regarding the business combination and therefore the chances of EEW going public had increased compared to 2021.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

20.    Borrowings (cont.)

KRC Capital BV

A Convertible Loan Agreement dated May 28 2021 was agreed between the Group and KRC Capital B.V. (“KRC”) whereby KRC granted a facility to the Group in the sum of €2 million to be drawn by way of a loan to be used for ongoing business financing purposes, including the refinancing of existing debt, acquisition, project development and general working capital. The loan bears interest at a rate of 10% per annum, accruing daily and is payable quarterly in arrears. As of December 31 2021, the €2 million facility had been fully drawn down by the Group. On January 1 2022, the Group and KRC entered into a First Supplemental Agreement under which the loan repayment date was extended to November 30 2022.

On November 30 2022, the Group repaid the outstanding €2 million principal loan, plus interest, to KRC, using the additional financing provided by APL on the same date (referred to above).

21.    Analysis of changes in net debt

	Cash at bank and in hand	Borrowings (excl. overdrafts)	Total
At January 1 2021 (in thousands Euro)	€5	€(4,991)	€(4,986)
Cash flows	2,264	—	2,264
Repayment of existing facilities	—	4,890	4,890
Draw down on new facilities	—	(8,975)	(8,975)
Non-cash movements	—	390	390
Exchange rate movements	88	—	88
At December 31 2021 as restated	2,357	(8,686)	(6,329)
Cash flows	(2,311)	—	(2,311)
Repayment of existing facilities	—	2,233	2,233
Draw down on new facilities	—	(5,500)	(5,500)
Non-cash movements	—	(2,517)	(2,517)
Exchange rate movements	26	—	26
At December 31 2022	€72	€(14,470)	€(14,398)

22.    Related party transactions

	Services provided by the Group		Services received by the Group
	Year ended December 31 2022	Year ended December 31 2021	Year ended December 31 2022	Year ended December 31 2021
	€’000	€’000	€’000	€’000
Group
Services to/from Director	—	—	€960	€980
	—	—	€960	€980

The following amounts were outstanding at the reporting end date:

(in thousands Euro)	2022	2021
Amounts due to related parties
Director loan	€—	€1,412
Other related parties	4	—
Total	€4	€1,412

Amounts owed by related parties
Director current account	€5	€475
Other related parties	276	96
Total	€281	€571

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

22.    Related party transactions (cont.)

Amounts due to related parties is included in trade and other payables in the accompanying 2022 and 2021 statements of financial position. Amounts owed by related parties is included in trade and other receivables in the accompanying 2022 and 2021 consolidated statements of financial position.

On January 1, 2020, the Group entered into a consulting agreement with a director (Mr. Svante Kumlin), which was amended on July 1, 2020 and April 14, 2021, pursuant to which Mr. Kumlin agreed to provide consulting services to the Group in exchange for a monthly fee plus reimbursement of expenses. Between July 2020 and August 2021, Mr. Kumlin received €75,000 per month, and since September 2021, Mr. Kumlin has received €80,000 per month. These fees include rental fees for an office in Monaco used by Mr. Kumlin and two consultants in connection with services performed on behalf of the Group, as well as compensation paid to the two consultants. The office in Monaco is also used by several Group employees. The aggregate amount of fees paid to Mr. Kumlin under the consulting agreement was €960,000 and €980,000 for the years ended December 31, 2022 and December 31, 2021, respectively.

The director services received by the Group directly described above include the provision of administrative support and solar project development services by one of the Group’s directors. Of the amounts referenced above, €0.3 million in 2022 (2021: €0.27 million) was incurred in relation to project development services which are capitalized as part of inventories. The remaining amounts of €0.42 million in 2022 and €0.65 million in 2021 are included in administrative expenses in the income statements.

The Director loan amount relates to a director’s loan agreement with one director, discussed in more detail in note 20 above. The Director’s current account offsets this amount owed, and during 2022 these balances were netted off and repaid. The loan to the director was interest-free and therefore not arm’s length.

The Group’s loan with Anatino Properties Ltd. (see Note 20) is considered a related party loan because Anatino Properties Ltd. is also a shareholder in the Group.

In 2021 and 2022, a company affiliated with an immediate family member, ORION SAED SCP (“Orion”), provided services to the Group including: (i) reviewing investor and company presentations and transaction documents, (ii) investor relationship management, and (iii) liaising with banking partners. On July 1, 2022, Orion invoiced the Group for €60,000 for services rendered June 1, 2021 to June 30, 2022. On September 1, 2022, Orion invoiced the Group for €25,000 for services rendered July 1, 2022 to September 30, 2022. No costs were incurred from September 30, 2022 to December 31, 2022.

The other related party receivable amounts relate to several minor trading balances owed to the Group from partly owned subsidiaries or companies formerly owned by a director.

Key management compensation (in thousands Euro)	2022	2021
Executive officer and Director compensation: Salary, bonus, pension contributions	€1,155	€1,025

The aggregate cash compensation paid by EEW and its subsidiaries to its executive officers and directors who are expected to serve as executive officers and directors of Pubco following the completion of the Transactions for the year ended December 31, 2022 was €1,155,000, which did not include any amounts set aside or accrued to provide pension, severance, retirement or similar benefits or expenses.

As of December 31, 2022, 2,250,000 options to purchase EEW ordinary shares had been granted to EEW’s executive officers and directors who are expected to serve as executive officers and directors of Pubco following the completion of the Transactions.

Purchase of Raglan and Maranbah

On November 21 2019, a Master Transfer Agreement was signed (“MTA”) effectively transferring ownership of the Raglan and Maranbah projects from E.E.W. Eco Energy World Holdings Limited (“EEW Cyprus”), an entity owned at the time of transfer by the Group’s current CEO and major shareholder. Consideration of €7.9 million was transferred for these projects, of which €2.6 million was cash related and €5.3 million was equity. For more information about the projects, refer to note 13.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

22.    Related party transactions (cont.)

Equity offset with Director

During 2021 as part of an external equity raise of €3 million, this director subscribed for additional equity of €1 million at the same share price and offset this equity against outstanding loan amounts owed at the time.

Purchase of Performan Lark and Expansion Habit

A subsequent MTA (to the one referenced above) was agreed in 2020, effectively transferring ownership of the Performan and Expansion projects from EEW Cyprus to the Group. Consideration of €0.5 million was transferred for these projects. Subsequent to the acquisition of these projects by the Group, the projects were sold in November 2021 to a third party for consideration totalling €10 million. The revenue recognized is based on the estimated transaction price considering the probability that the variable consideration would be received. An adjustment to decrease revenue was made based on the estimated transaction price as at 31 December 2022.

Bouldercombe receivable

In January 2021, EEW Cyprus sold the Bouldercombe project to a third party via a Sale and Purchase Agreement (“SPA”). Whilst it was the Group’s intention to have direct ownership of this project prior to sale, COVID restrictions prevented a direct transfer from EEW Cyprus to the Group, so EEW Cyprus effectively sold this project on the Groups behalf. In return, EEW Cyprus assigned this receivable to the Group during January 2021 for €1. Further, the third party customer here novated the rights under the SPA during June 2022. For accounting purposes, because the receivable was assigned directly and exceeded the €1 price paid to acquire, a capital contribution has been recognised directly in equity for the fair value of this receivable. The underlying project continues to develop and management are confident this will be recovered.

Raglan Solar Pty Ltd Contribution to EEW H2 Ltd.

In 2022, there was a sale of an investment property (Raglan) in Australia to EEW H2 Ltd., an entity that until December 2021 was a wholly owned subsidiary of the Group but at year end 2021 was dividended out to EEW Group’s shareholders and subsequentially deconsolidated from EEW Group. Raglan was transferred to EEW H2 and is now treated as an investment in associates and therefore no revenue is recognised in 2022 in respect of this transaction.

In return for Raglan, the Group received consideration of EEW H2 shares and a deferred payment of €10 million to be satisfied in cash or shares. On September 30 2022, 46,153,846 shares in EEW H2 Ltd. was transferred in favour of the Group, representing a 29% interest (for a total interest of 32.7%). The cash consideration is to be paid at the earlier of 31 December 2023 or a capital raise in EEW H2 Ltd., with any outstanding amount to be share based settled by 31 December 2023. Mr Svante Kumlin is a director of EEW H2 and one of his immediate family members owns 32% of EEW H2.

In relation to the transfer of Raglan to EEW H2 Ltd, the Group and EEW H2 also entered a development service agreement, under which the Group will provide project development services to EEW H2 for a to-be-determined monthly fee following completion of the transaction. Furthermore, the parties also entered a five-year sale framework agreement, whereby the Group has a right of first refusal to submit solar project acquisition proposals to EEW H2 to supply electricity for any of its green hydrogen production projects, with both parties required to use reasonable endeavors and act in good faith to agree to terms within a six-week-period. Through December 31, 2022, the Group has not recognized any service fees related to this arrangement and the development service agreement has lapsed.

23.    Ultimate controlling party

The ultimate controlling party of the Group at the reporting date is Mr Svante Kumlin and his immediate family by virtue of their majority shareholding in the Group.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

24.    Events after the reporting date

Other than the matters referred to below, there are no events between the date of the end of the reporting period and the date of approving these consolidated financial statements which constitute adjusting events after the reporting date, both in terms of the notification of such material events and in terms of events providing new information after the reporting date which alter the assessment of period end values.

On 20 January 2023 the Company re-registered as a private limited company limited by shares.

SPA signed for the sale of a 42 MW solar project in Sweden (Alvesta 1):

On 13 March 2023 an SPA was signed between OX2 Holding Sweden A (buyer) and EEW Holding 1 APS (seller) for the sale of the shares in Alvesta Solpark 1 AB (the project Spcial Purpose Vehicle (“SPV”).

The project is a 42 MW project located in southern Sweden. The consideration for the sale of the shares in the SPV is a total consideration of approximately €3.9 million. First payment tranche 10% was paid and received by EEW in March 2023.

Amendment agreement of SPAs of Spanish ‘La Mudarra’ projects:

On 30 March 2023 the Company entered into an Amendment of SPA agreements with LightsourceBP for the sale of the shares of the Spanish project SPVs Performan Lark and Expansion Habit, each holding the project rights to a 49.9MW solar project in Vallodolid, Spain.

The amendment among other things ensures final payments for the projects, including a milestone payment on signing of amendment agreement in March 2023 of €1.5 mllion (Performan Lark) and €0.5 million (Expansion Habit) and final payment of €1.2 million (Performan Lark) and a milestone and final payment of total €2.5 million (Expansion Habit). All payments have been received by EEW by June 2023.

During February, April and June 2023 a further total of 670,000 options were granted under the Company’s ESOP plan.

On August 3, 2023, the Company amended and restated its Business Combination Agreement (the “Agreement”) dated October 6, 2022 with ClimateRock Holdings, Limited, ClimateRock, and ClimateRock Merger Sub Limited. The Agreement extended the deadline to complete the Business Combination to September 30, 2023. A significant update to this Agreement related to the contingent earn out being amended to USD $150,000,000 in shares based on the achievement of a 2023 revenue milestone of USD $52,000,000.

25.    Restatements

In July 2023, Management discovered certain errors resulting in overstatement of amounts previously reported for accounts receivable and revenue, understatement of amounts previously reported for convertible debt and finance costs, and overstatement of expenses previously reported for stock-based compensation as of and for the year ended December 31, 2021.

Management incorrectly recognized revenue due to an incorrect estimate of variable consideration used to determine the transaction price for two projects in Spain. The Company issued convertible debt instruments in 2021. Management did not accurately consider the embedded features in the debt when calculating finance costs under the EIR method. Certain assumptions utilized when reporting stock-based compensation required updating.

Management also identified certain errors in the consolidated statement of financial position and consolidated statement of cash flows as of and for the year ended December 31, 2021. The error in the consolidated statement of financial position resulted in a reclassification of inventory from current to non-current assets, and the errors in the consolidated statement of cash flows resulted in an understatement of cash flows used in operating activities and an understatement of cash flows provided by financing activities previously reported. Accordingly, these amounts have been restated in the 2021 consolidated statement of financial position and the consolidated statement of cash flows now presented.

Management had previously classified all inventory as current but determined that given the nature of its inventory certain inventory was not expected to be realized within a 12-month period. As a result, management reclassified inventory not expected to be realized in 12-months to non-current. Previously reported cash flows included a non-cash amount that reduced cash flows used in operating activities presented in trade and other payables and reduced cash flows provided by financing activities presented in borrowing from director. This required correction.

E.E.W. ECO ENERGY WORLD LTD NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31 2022 AND 2021 AS RESTATED

25.    Restatements (cont.)

Restatements for the year ended 31 December 2021

Description of restatements (in thousands Euro)	Total assets	Total liabilities	Equity	Income
Correction of accounting for Expansion Habit and Performan Lark revenue transactions	€(656)	€—	€—	€(656)
Correction of stock based compensation	—	—	(91)	91
Correction of convertible debt accounting	—	104	—	(104)
Total restatements	€(656)	€104	€(91)	€(669)

Accounting adjustments for the year ended 31 December 2021 (in thousands Euro)

Description of restatements	Adjustments	Line item	2021	2021 as restated
Correction of accounting for Expansion Habit and Performan Lark revenue transactions – Income statement	€(656)	Income statement – Revenue	€9,831	€9,175

Correction of accounting for Expansion Habit and Performan Lark revenue transactions – Asset	(656)	Assets – Non-current Financial Assets	6,892	6,725
		Assets – Current Trade and other receivables	2,837	2,348

Correction of stock based compensation – Income statement	91	Income statement – Administrative expenses	(4,235)	(4,146)

Correction of stock based compensation – Equity	(91)	Equity – Share based payment reserve	408	317

Correction of convertible debt accounting – Liabilities	104	Liabilities – Current Borrowings	8,582	8,686

Correction of convertible debt accounting – income statement	(104)	Income Statement – Finance Costs	(725)	(829)

Reclassification of inventories from short-term to long-term – assets	(1,225)	Assets – Inventories Current	1,225	—
	1,225	Assets – Inventories Long-term	—	1,225
Earnings per share
Basic and Diluted earnings per share (euro cents) as previously stated	19.76
Basic and Diluted earnings per share (euro cents) as restated	19.13
Consolidated Statement of Cash Flows (in thousands Euro)	2021	2021 as restated
Operating cash flow before movements in working capital	€4,725	€4,528
Cash used in operating activities	(3,607)	(4,649)
Net cash flows from operating activities	(3,832)	(4,817)
Cash flows from financing activities	6,215	7,101
Net change in cash and cash equivalents	2,363	2,264
Effects of exchange rate changes on cash and cash equivalents	(11)	88

Annex A

Certain identified information has been excluded from this exhibit because it is both
(i) not material and (ii) private or confidential. [***] indicates that information has been redacted.

AMENDED AND RESTATED
BUSINESS COMBINATION AGREEMENT

by and among

CLIMATEROCK
as Purchaser,

CLIMATEROCK HOLDINGS LIMITED,
as Pubco,

CLIMATEROCK MERGER SUB LIMITED,
as Merger Sub,

E.E.W. ECO ENERGY WORLD LIMITED,
as the Company

Dated as of August 3, 2023

Annex A Pages
ARTICLE I THE MERGER		A-3
1.1	The Merger	A-3
1.2	Effective Time	A-3
1.3	Effect of the Merger	A-3
1.4	Organizational Documents of Surviving Purchaser Subsidiary	A-3
1.5	Directors and Officers of the Surviving Purchaser Subsidiary	A-3
1.6	Effect of Merger on Issued and Outstanding Securities of Purchaser and Merger Sub	A-4
1.7	Effect of Merger on Issued and Outstanding Securities of Pubco	A-5
1.8	Surrender of Purchaser Securities	A-5

ARTICLE II THE PUBCO OFFER AND SHARE EXCHANGE		A-5
2.1	The Pubco Offer	A-5
2.2	The Company Share Transfer	A-6
2.3	Pubco Offer for Company Options	A-6
2.4	Other Company Convertible Securities	A-7
2.5	Surrender of Company Securities and Disbursement of Closing Exchange Consideration	A-7
2.6	Termination of Certain Agreements	A-7
2.7	Earnout	A-8

ARTICLE III CLOSING		A-9
3.1	Closing	A-9
3.2	Closing Deliverables	A-9
3.3	Withholding Rights	A-9
3.4	Tax Consequences	A-9
3.5	Taking of Necessary Action; Further Action	A-10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		A-10
4.1	Organization and Standing	A-10
4.2	Authorization; Binding Agreement	A-10
4.3	Governmental Approvals	A-10
4.4	Non-Contravention	A-11
4.5	Capitalization.	A-11
4.6	SEC Filings and Purchaser Financials	A-12
4.7	Reporting Company; Listing	A-13
4.8	Absence of Certain Changes	A-13
4.9	Compliance with Laws	A-13
4.10	Actions; Orders; Permits	A-14
4.11	Taxes and Returns.	A-14
4.12	Employees and Employee Benefit Plans	A-15
4.13	Properties	A-15
4.14	Material Contracts	A-15
4.15	Transactions with Affiliates	A-15
4.16	Business Activities	A-15
4.17	Investment Company Act	A-15
4.18	Finders and Brokers	A-16
4.19	Certain Business Practices	A-16
4.20	Insurance	A-16
4.21	Trust Account	A-16
Annex A-i

Annex A Pages
4.22	Information Supplied	A-17
4.23	Independent Investigation	A-17
4.24	No Other Representations or Warranties	A-17
4.25	Lock-Up Agreements	A-17

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB		A-17
5.1	Organization and Standing	A-17
5.2	Authorization; Binding Agreement	A-17
5.3	Governmental Approvals	A-18
5.4	Non-Contravention	A-18
5.5	Ownership	A-18
5.6	Ownership of Exchange Shares	A-19
5.7	Activities of Pubco and Merger Sub	A-19
5.8	Foreign Private Issuer	A-19
5.9	Finders and Brokers	A-19
5.10	Investment Company Act	A-19
5.11	Information Supplied	A-19
5.12	Exclusivity of Representations and Warranties	A-19

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-20
6.1	Organization and Standing	A-20
6.2	Authorization; Binding Agreement	A-20
6.3	Capitalization.	A-20
6.4	Subsidiaries	A-21
6.5	Governmental Approvals	A-21
6.6	Non-Contravention	A-21
6.7	Financial Statements	A-22
6.8	Absence of Certain Changes	A-22
6.9	Compliance with Laws	A-23
6.10	Company Permits	A-23
6.11	Litigation	A-23
6.12	Material Contracts	A-23
6.13	Intellectual Property	A-24
6.14	Taxes and Returns	A-26
6.15	Real Property	A-26
6.16	Personal Property	A-26
6.17	Title to Assets	A-27
6.18	Employee Matters	A-27
6.19	Benefit Plans.	A-27
6.20	Environmental Matters	A-28
6.21	Transactions with Related Persons	A-29
6.22	Insurance	A-29
6.23	Certain Business Practices	A-29
6.24	Renewable Energy Matters.	A-30
6.25	Investment Company Act	A-30
6.26	Finders and Brokers	A-30
6.27	Independent Investigation	A-30
6.28	Information Supplied	A-30
6.29	No Other Representations	A-30

Annex A-ii

Annex A Pages
ARTICLE VII COVENANTS		A-31
7.1	Access and Information	A-31
7.2	Conduct of Business of the Company.	A-32
7.3	Conduct of Business of Purchaser, Pubco, and Merger Sub	A-34
7.4	Annual and Interim Financial Statements	A-36
7.5	Purchaser Public Filings	A-36
7.6	No Solicitation.	A-36
7.7	No Trading	A-37
7.8	Notification of Certain Matters	A-37
7.9	Efforts	A-37
7.10	Further Assurances	A-38
7.11	The Registration Statement	A-38
7.12	Public Announcements	A-40
7.13	Confidential Information	A-41
7.14	Post-Closing Board of Directors and Executive Officers	A-42
7.15	Indemnification of Directors and Officers; Tail Insurance	A-42
7.16	Use of Trust Account Proceeds	A-43
7.17	Nasdaq Capital Market Listing	A-43
7.18	PIPE Financing	A-43
7.19	Company Re-registration	A-43
7.20	Pubco Name Change	A-43

ARTICLE VIII CLOSING CONDITIONS		A-44
8.1	Conditions to Each Party’s Obligations	A-44
8.2	Conditions to Obligations of the Company	A-44
8.3	Conditions to Obligations of Purchaser	A-45
8.4	Frustration of Conditions	A-46

ARTICLE IX TERMINATION AND EXPENSES		A-46
9.1	Termination	A-46
9.2	Effect of Termination	A-47
9.3	Fees and Transaction Expenses	A-48

ARTICLE X WAIVER		A-48
10.1	Waiver of Claims Against Trust	A-48

ARTICLE XI MISCELLANEOUS		A-49
11.1	Survival	A-49
11.2	Notices	A-49
11.3	Binding Effect; Assignment	A-50
11.4	Third Parties	A-50
11.5	Governing Law; Jurisdiction	A-50
11.6	WAIVER OF JURY TRIAL	A-50
11.7	Specific Performance	A-51
11.8	Severability	A-51
11.9	Amendment	A-51
11.10	Waiver	A-51
11.11	Entire Agreement	A-51
11.12	Interpretation	A-51
11.13	Counterparts	A-52
11.14	Legal Representation	A-52

Annex A-iii

Annex A Pages
ARTICLE XII DEFINITIONS		A-52
12.1	Certain Definitions	A-52
12.2	Section References	A-62

INDEX OF ANNEXES AND EXHIBITS

Exhibit	Description
Exhibit A	Form of New Registration Rights Agreement

Annex A-iv

AMENDED AND RESTATED
BUSINESS COMBINATION AGREEMENT

This Amended and Restated Business Combination Agreement (this “Agreement”) is made and entered into as of August 3, 2023 by and among (i) ClimateRock, a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) ClimateRock Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iii) ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), and (iv) E.E.W. ECO ENERGY WORLD LIMITED, a company formed under the laws of England and Wales (the “Company”). Purchaser, Pubco, Merger Sub, and the Company, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A.          Purchaser is a blank check company incorporated in the Cayman Islands for the purpose of effecting a business combination or similar transaction with one or more businesses;

B.          The Company, directly and indirectly through its subsidiaries, engages in the business of developing solar photovoltaic, electricity storage and green hydrogen projects around the world from greenfield to ready-to-build status;

C.          Pubco is a newly incorporated Cayman Islands company limited by shares that is wholly-owned by a certain Purchaser shareholder and was incorporated for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investees.

D.          Merger Sub is a newly incorporated Cayman Islands exempted company limited by shares, wholly-owned by Pubco, incorporated for the sole purpose of effecting the Merger (as defined herein);

E.          Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction whereby (a) Purchaser will merge with and into Merger Sub, with Purchaser continuing as the surviving entity (the “Merger”), as a result of which (i) Purchaser shall become a wholly owned subsidiary of Pubco, and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent Pubco security and this Agreement is intended to be a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (b)(i) Pubco will make an offer to acquire each Company Ordinary Share on the basis set out in Section 2.1 and 2.2 hereof and as will be set out in the Registration Statement (the “Pubco Offer,” and the exchange of securities, the “Company Share Transfer”) and (ii) Pubco shall offer to each holder of the Company’s outstanding options replacement options over Pubco Ordinary Shares with each such option holder then surrendering his or her existing options over Company Ordinary Shares, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act (as defined below) and the laws of England and Wales;

F.           The Parties previously entered into a Business Combination Agreement, dated as of October 6, 2022 (the “Original Business Combination Agreement”), which they desire to amend and restate to effect certain changes with respect to the terms of the Transactions and their agreements with respect thereto, effective as of the date hereof;

G.          The boards of directors of the Company, Purchaser, and the Merger Sub have each (i) determined that the Merger and Company Share Transfer, as applicable, are fair, advisable and in the best interests of their respective companies and shareholders, (ii) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective shareholders the approval and adoption of this Agreement and the Transactions;

Annex A-1

H.          Promptly after the date of this Agreement, and as a condition and an inducement to Purchaser, Merger Sub, and Pubco to enter into this Agreement, Sponsor shall enter into an amendment to the Holder Support Agreement that was executed and delivered simultaneously with the Original Business Combination Agreement, in a form to be mutually agreed between Purchaser and the Company (as amended, the “Holder Support Agreement”), pursuant to which, among other things, Sponsor shall agree to (i) vote in favor of the adoption of this Agreement and the Transactions, (ii) subject its Founder Shares to a lock-up period of 12 months after the Closing Date, and (iii) certain other covenants;

I.            Purchaser and the Company will use their reasonable best efforts to enter into subscription agreements (as amended or modified from time to time, collectively, the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which, among other things, each PIPE Investor would agree to subscribe for and purchase from Purchaser or the Pubco and Purchaser or the Pubco, as applicable, agree to issue and sell to each such PIPE Investor on the Closing Date concurrent with the Closing, the number of Purchaser or Pubco Ordinary Shares set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein, on the terms and subject to the conditions set forth in the applicable Subscription Agreement (the equity financing under all Subscription Agreements, non-redemption agreements, or backstop arrangements with potential investors, or any other equity or debt investment, equity line of credit or any other financing agreements, in each case on terms mutually agreeable to the Company, Purchaser and Pubco, acting reasonably, for aggregate proceeds to Purchaser or Pubco of at least forty million dollars ($40,000,000) collectively, hereinafter referred to as the “PIPE Financing” and the Pubco Ordinary Shares to be issued pursuant to the PIPE Financing, the “PIPE Shares”);

J.            Promptly after the date of this Agreement, and as a condition and an inducement to Purchaser, Merger Sub, and Pubco to enter into this Agreement, certain applicable Company Shareholders (the “Major Shareholders”) and Pubco shall enter into an amendment to the Shareholder Commitment that was executed and delivered simultaneously with the Original Business Combination Agreement, in a form to be mutually agreed between Purchaser and the Company (as amended, the “Shareholder Commitment”), pursuant to which the Major Shareholders shall irrevocably undertake, amongst other things:

(i)     To vote in favor of the Company’s shareholder resolutions required to implement the Company Re-registration and to adopt new Articles of Association including a new article pursuant to which, subject to the Pubco Offer becoming or becoming declared wholly unconditional (the “Unconditional Date”), any Company Ordinary Shares issued following the Unconditional Date will be automatically sold and transferred to Pubco for consideration that is equivalent to the consideration offered for Company Ordinary Shares acquired pursuant to the Pubco Offer (save that if there is any reorganization of, or material alteration to, the Company share capital after the Unconditional Date, the value of any such consideration may be adjusted in an appropriate manner to reflect such reorganization or alteration);

(ii)    To accept the Pubco Offer; and

(iii)   To subject their Exchange Shares to a lock-up period of 12 months after the Closing Date.

K.          Simultaneously with the Closing, the Company and Pubco shall have received a duly executed copy of the New Registration Rights Agreement, substantially in the form attached as Exhibit A hereto (the “New Registration Rights Agreement”), duly executed by Pubco and certain holders of the “Registrable Securities” thereunder who are to be agreed among the Parties, to, among other matters, provide certain Company Shareholders, Sponsor and other “Holders” party thereto with registration rights for their Pubco Securities and to terminate the Founder Registration Rights Agreement;

L.          At or prior to the Closing, the shareholders of Pubco shall have amended and restated the memorandum and articles of association of Pubco in a form approved by the Company (the “Pubco A&R Memorandum and Articles”); and

M.         Certain capitalized terms used herein are defined in ARTICLE XII hereof.

Annex A-2

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree amend and restate the Original Business Combination Agreement as follows:

ARTICLE I
THE MERGER

1.1         The Merger. On the Closing Date, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Act, Merger Sub and Purchaser shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Purchaser, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company of the Merger. Purchaser, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Purchaser Subsidiary” (provided that references to Purchaser for periods after the Effective Time shall include the Surviving Purchaser Subsidiary).

1.2         Effective Time. Subject to the conditions of this Agreement, on the Closing Date, Merger Sub and Purchaser shall cause the Merger to be consummated by (a) executing a plan of merger in form and substance reasonably acceptable to the Company, Merger Sub, Pubco, and Purchaser (the “Plan of Merger”) and (b) filing the Plan of Merger and such other documents as required by the Cayman Act with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Act and Purchaser’s and Merger Sub’s Organizational Documents. The Merger shall become effective at the time the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such other date as may be agreed in writing by the Company and Purchaser and specified in the Plan of Merger, provided that such date shall not be a date later than the 90th day following the date of such registration (the “Effective Time”).

1.3         Effect of the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Cayman Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, agreements, privileges, powers and franchises of Merger Sub shall vest in the Surviving Purchaser Subsidiary and all Liabilities, obligations and duties of Merger Sub shall become the Liabilities, obligations and duties of the Surviving Purchaser Subsidiary (including all rights and obligations with respect to the Trust Account), including in each case the rights and obligations of the Surviving Purchaser Subsidiary under this Agreement and the Ancillary Documents from and after the Effective Time, and the Surviving Purchaser Subsidiary shall continue its existence as a wholly owned Subsidiary of Pubco.

1.4         Organizational Documents of Surviving Purchaser Subsidiary. At the Effective Time, the Surviving Purchaser Subsidiary shall adopt the form of the amended and restated memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time (the “Surviving Purchaser Subsidiary A&R Memorandum and Articles”), as the amended and restated memorandum of association and articles of association of the Surviving Purchaser Subsidiary; provided that, at the Effective Time, (a) references therein to the name of the Surviving Purchaser Subsidiary shall be amended to be such name as reasonably determined by the Company and (b) references therein to the authorized share capital of the Surviving Purchaser Subsidiary shall be amended to refer to the authorized share capital of the Surviving Purchaser Subsidiary as approved in the Plan of Merger, if necessary. The Company acknowledges and agrees that after the Closing it shall not use the name “ClimateRock” without the prior written consent of the Sponsor and that the rights to use the ClimateRock name shall remain with Sponsor.

1.5         Directors and Officers of the Surviving Purchaser Subsidiary. The Parties shall take all action necessary so that at the Effective Time, the board of directors and executive officers of the Surviving Purchaser Subsidiary shall be the same as the board of directors and executive officers of the Merger Sub, each to hold office in accordance with the Surviving Purchaser Subsidiary A&R Memorandum and Articles until their respective successors are duly elected or appointed and qualified.

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1.6         Effect of Merger on Issued and Outstanding Securities of Purchaser and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser or the Company:

(a)         Purchaser Public Units. At the Effective Time, every issued and outstanding Purchaser Public Unit shall be automatically separated and the holder thereof shall be deemed to hold one (1) Purchaser Class A Ordinary Share, one-half of one Purchaser Warrant, and one Purchaser Right in accordance with the terms of the applicable Purchaser Public Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6.

(b)         Purchaser Ordinary Shares. At the Effective Time, (i) each Purchaser Class A Ordinary Share issued and outstanding prior to the Effective Time that is not redeemed or converted in the Redemption (other than those described in Section 1.6(e) below) shall be converted automatically into one (1) Pubco Ordinary Share and (ii) each Purchaser Class B Ordinary Share issued and outstanding prior to the Effective Time shall be converted automatically into one (1) Pubco Ordinary Share, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of Purchaser Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as provided herein or required under applicable Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with Section 1.8(a). Each certificate formerly representing Purchaser Ordinary Shares shall thereafter represent the same number of Pubco Ordinary Shares.

(c)         Purchaser Warrants. At the Effective Time, each issued and outstanding Purchaser Public Warrant shall be converted into one (1) Pubco Public Warrant and each issued and outstanding Purchaser Private Warrant shall be converted into one (1) Pubco Private Warrant. At the Effective Time, Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of Purchaser Class A Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(d)         Purchaser Rights. At the Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into the number of Pubco Ordinary Shares that would have been received by the holder thereof if the Purchaser Right had been converted upon the consummation of a Business Combination in accordance with Purchaser’s Organizational Documents, the IPO Prospectus, and the Founder Registration Rights Agreement into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time and Purchaser Ordinary Shares issued upon conversion of Purchaser Rights had then automatically been converted into Pubco Ordinary Shares in accordance with Section 1.6(b) above. At the Effective Time, Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Ordinary Shares as set forth herein.

(e)         Treasury Shares. At the Effective Time, if there are any shares of the Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f)          Merger Sub Shares. At the Effective Time, each ordinary share of Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of the Surviving Purchaser Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding shares of the Surviving Purchaser Subsidiary.

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(g)         No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Purchaser Subsidiary, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7         Effect of Merger on Issued and Outstanding Securities of Pubco. Immediately following the issuance of any Pubco Ordinary Shares pursuant to this Agreement, without any action on the part of the holders of securities of Purchaser, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be redeemed in payment of the par value thereof and canceled without any conversion thereof.

1.8         Surrender of Purchaser Securities.

(a)         All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

(b)         Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by virtue of the Company Share Transfer or the Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

ARTICLE II
THE PUBCO OFFER AND SHARE EXCHANGE

2.1         The Pubco Offer. Pubco shall, and the Purchaser shall procure that Pubco shall, promptly following the Exchange Offer Prospectus becoming effective, make an offer to acquire all the issued and to be issued Company Ordinary Shares by promptly distributing to all Company Shareholders the Registration Statement (as contemplated in Section 7.11(d) below) together with the Company Shareholder Acceptance, and the Company shall provide promptly any assistance reasonably requested by the Purchaser and Pubco in order to make and administer such offer and ensure that it is conducted in compliance with sections 974 to 982 (inclusive) of the UK Act. The Pubco Offer Documents shall set out the terms and conditions of the Pubco Offer which terms and conditions shall be customary for a takeover offer made for a company incorporated in England and Wales (recognizing that, subject to the Company Re-registration being a condition to this Agreement and the Pubco Offer, there being no need to comply with the provisions of the UK’s City Code on Takeovers and Mergers) and which shall comply with, and fall within the scope of, section 974 of the UK Act, and which shall include:

(a)         Only two conditions (subject to any additional conditions that Pubco and the Company may agree in writing) being:

(i)          the acceptance condition: that Pubco has received valid acceptances of the Pubco Offer in respect of not less than 90% (or such lower percentage as Pubco, with the consent of the Company, may decide) in value of the total Company Ordinary Shares to which the Pubco Offer relates; and

(ii)         the BCA condition: that all of the conditions under this Agreement have been satisfied, or where capable of waiver, waived, other than the condition set forth in Section 8.1(g);

(b)         details of the consideration to which each accepting Company Shareholder shall be due pursuant to the terms of the Pubco Offer, as set out in Section 2.2 below;

(c)         a requirement that each Company Shareholder, by accepting the Pubco Offer, provides customary representations and warranties, which shall include those as to their unencumbered title to the Company Ordinary Shares being assented to the offer, their unfettered authority to accept the Pubco Offer, and, to the extent required, as to matters necessary to comply with US or UK securities laws; provided that

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each Company Shareholder, save in any Lost Certificate Indemnity, shall not be required to otherwise provide representations or warranties as regards the Target Companies and/or each of their businesses nor provide any other covenants, undertakings or indemnities save as may be agreed between the Parties;

(d)         a requirement that an accepting Company Shareholder, by executing the Company Shareholder Acceptance (as a deed), and delivering it to the Registrar, irrevocably appoints the Company, Pubco, the Registrar and each director of, or person authorized by, each of them as his or her attorney, subject to the Pubco Offer becoming or being declared wholly unconditional:

(i)          to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney in relation to his or her Company Ordinary Shares in favor of Pubco;

(ii)         to deliver to the Registrar such form(s) of transfer and/or other document(s) at the discretion of the attorney with the certificate(s) and/or other document(s) of title and/or Lost Certificate Indemnity relating to his or her Company Ordinary Shares for registration within six months of the Pubco Offer becoming or being declared wholly unconditional; and

(iii)        to execute all such other documents and do all such other acts and things as may in the opinion of the attorney be necessary or expedient for the purposes of, or in connection with, the acceptance and implementation of the Pubco Offer.

2.2         The Company Share Transfer. On the Closing Date, immediately prior to the Effective Time and subject to and upon the terms and conditions of the Pubco Offer and in accordance with the applicable provisions of the laws of England and Wales, where it is entitled to do so and where the conditions to the Pubco Offer have been satisfied or waived, Pubco shall declare the Pubco Offer wholly unconditional. As a result of declaring the Pubco Offer wholly unconditional, this Agreement shall become unconditional, Pubco shall be contractually obligated to acquire each Company Ordinary Share that validly assented to the Pubco Offer in accordance with its terms (which shall require the holder thereof to have delivered the applicable Transmittal Documents in accordance with Section 2.5), in consideration for the issuance and allotment of a number of Pubco Ordinary Shares equal to the Per Share Price divided by the Redemption Price (the “Conversion Ratio”) plus, if earned after the Closing in accordance to Section 2.7, its pro rata share of the Earnout Shares (collectively, the “Exchange Shares”). Pubco shall, promptly following the Unconditional Date and in accordance with the UK Act (including, without limitation, sections 979 and 980), serve squeeze out notices on all holders of Company Ordinary Shares that have not, at the date of such notice, assented their Company Ordinary Shares to the Pubco Offer and Pubco shall, at the same time, send a copy of such notice to the Company together with the required statutory declaration pursuant to section 980(4)(b) of the UK Act. The Company as the surviving limited liability company after the Company Share Transfer is hereinafter sometimes referred to as “Surviving Company Subsidiary” (provided that references to the Company for periods after the Effective Time shall include Surviving Company Subsidiary).

2.3         Pubco Offer for Company Options. Pubco shall make an offer to the holder of each outstanding Company Option (whether vested or unvested) to replace such options with options over Pubco Ordinary Shares (each a “Pubco Option”) with each such option holder then surrendering his or her existing Company Options. Subject to the subsequent sentence, each Pubco Option will be subject to the terms and conditions set forth in the Company Equity Plan (except any references therein to the Company or Company Ordinary Shares will instead mean Pubco and Pubco Ordinary Shares, respectively). Each Pubco Option shall: (i) confer on the holder the right to acquire a number of Pubco Ordinary Shares equal to (as rounded down to the nearest whole number) (A) the number of Company Ordinary Shares which the Company Option had the right to acquire immediately prior to the Effective Time (had such Company Options been fully vested at the Effective Time), multiplied by (B) the Conversion Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option (expressed in US Dollars ($), converted from Euros (€) at the European Central Bank published rate on the date of this Agreement), divided by the Conversion Ratio and (iii) be subject to the same vesting schedule as the applicable Company Option. Pubco shall take all corporate action necessary to issue the relevant Pubco Options and reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Options remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Option.

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2.4         Other Company Convertible Securities. Any other Company Convertible Security other than a Company Option or a Company Convertible Loan, if not exercised or converted prior to the Effective Time, shall be exchangeable or convertible to Pubco Securities upon the terms thereof.

2.5         Surrender of Company Securities and Disbursement of Closing Exchange Consideration.

(a)         Prior to the Effective Time, Purchaser shall, or shall cause Pubco to, appoint a registrar, reasonably acceptable to the Company and Purchaser (in such capacity, the “Registrar”), for the purpose of receiving and recording the Company Shareholder Acceptances and exchanging Company Ordinary Shares validly assented to the Pubco Offer or acquired compulsorily pursuant to the valid service of a squeeze out notice for a number of Pubco Ordinary Shares, in accordance with the provisions of the Pubco Offer. Prior to the Effective Time, Pubco shall send, or shall cause the Registrar to send, to each Company Shareholder, a Company Shareholder Acceptance for use in such exchange (which shall specify the number of Company Ordinary Shares and the number of Pubco Ordinary Shares to be issued and allotted to the holders of Company Ordinary Shares based on the Conversion Ratio, and that risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Company Shareholder Acceptance and the certificates representing Company Ordinary Shares (the “Company Certificates”), if any (or a Lost Certificate Indemnity)), to the Registrar for use in such exchange.

(b)         Each Company Shareholder shall be entitled to receive a number of Pubco Ordinary Shares equal to the Conversion Ratio multiplied by the number of Company Ordinary Shares such Company Shareholder assented to in the Pubco Offer, as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Registrar of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Ordinary Shares (or a Lost Certificate Indemnity), and/or a properly completed and duly executed Company Shareholder Acceptance and (ii) such other documents as may be reasonably requested by the Registrar, Pubco or the Purchaser. Pubco shall take all corporate action necessary to enable the issuance and allotment to the Company Shareholders of the relevant Exchange Shares on receipt by the Registrar of the Transmittal Documents in accordance with this Agreement and the Pubco Offer.

(c)         Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Registrar, the Company Shareholder may instead deliver to the Registrar a Lost Certificate Indemnity. Any Lost Certificate Indemnity properly delivered in accordance with this Section 2.5(c) shall be treated as a Company Certificate for all purposes of this Agreement.

(d)         After the Effective Time, no dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Ordinary Shares with a record date after the Effective Time will be paid to any holder of any Company Ordinary Share that has not yet validly assented his or her Company Ordinary Shares to the Pubco Offer and received his or her Exchange Shares.

(e)         All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities.

(f)          Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by virtue of the Company Share Transfer or other Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.6         Termination of Certain Agreements. The Company hereby agrees that, effective at the Closing, (a) any shareholders, voting or similar agreement among the Company and any of the Company Shareholders or among the Company Shareholders with respect to the Company’s capital shares, and (b) any registration rights agreement between the Company and the Company Shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any Person terminate in full and become null and void and of no further force and effect. Further, the Company hereby waives, and shall use commercially reasonable efforts to cause the Company

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Shareholders to waive where applicable, any obligations of the Company or the Company Shareholders under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the Transactions and the Ancillary Documents, and any failure of the Company or the Company Shareholders to comply with the terms thereof in connection with the Transactions and the Ancillary Documents.

2.7         Earnout.

(a)         After the Closing, subject to the terms and conditions set forth herein, the Company Shareholders shall have the contingent right to receive, as additional consideration from Pubco, a number of additional Pubco Ordinary Shares (the “Earnout Shares”), equal to (i) $150,000,000 divided by (ii) the Redemption Price (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted), based on Pubco achieving a forecasted consolidated gross revenue milestone for the calendar year ending December 31, 2023 ( the “Earnout Period”). The Company Shareholders shall be entitled to receive all of the Earnout Shares (and their right to receive the Earnout Shares shall vest and become due and issuable) in the event that the consolidated gross revenue of Pubco and its Subsidiaries (including the Company for such full period, including periods prior to the Closing) for the calendar year ending December 31, 2023 (the “2023 Gross Revenue”), as reported in the audited financial statements set forth in Pubco’s annual report on Form 10-K as filed with the SEC, is at least $52,000,000 (the “Earnout Milestone”). The Parties acknowledge that the Earnout Milestone is based on the Company’s forecasted sales revenue for the calendar year 2023. For the avoidance of doubt, in the event that the Earnout Milestone is not met during the Earnout Period, the Company Shareholders shall not be entitled to receive any of the Earnout Shares.

(b)         Pubco will include in its annual report on Form 10-K filed with the SEC for the fiscal year ending December 31, 2023, the amount of 2023 Gross Revenue and the Earnout Shares the Company Shareholders are entitled to receive for the Earnout Period, in each case determined in accordance with this Agreement. Promptly after the filing of Pubco’s Form 10-K, Pubco’s Chief Financial Officer (the “CFO”) will prepare and deliver to the Major Shareholders and the Sponsor a written statement (the “Earnout Statement”) that sets forth the CFO’s calculation of the 2023 Gross Revenue and the Earnout Shares the Company Shareholders are entitled to receive.

(c)         Pubco will issue and deliver Earnout Shares in the amount set forth in the Earnout Statement to the Company Shareholders within seven Business Days after the filing of the Form 10-K. The Earnout Shares will be allocated among Company Shareholders pro rata according to the number of Company Shares held by such Company Shareholder on the Closing Date.

(d)         If during the Earnout Period, Pubco or any of its Subsidiaries (including any of the Target Companies) acquires another business or enters into a line of business other than the normal business activities of the Target Companies conducted as of the Closing Date, then the 2023 Gross Revenue shall be computed to include the financial results of the acquired business or other line of business, from the date of its acquisition or establishment, on a consolidated basis with Pubco and its Subsidiaries, including the Target Companies.

(e)         Pubco hereby agrees that until the final determination of whether the Earnout Milestone has been satisfied, it will use its best efforts to maintain a financial reporting system that enables the parties to calculate the 2023 Gross Revenue for purposes of this Section 2.7.

(f)          Following the Closing (including during the Earnout Period), Pubco and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries, including the Target Companies will be permitted, following the Closing (including during the Earnout Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may affect the 2023 Gross Revenue and the ability of the Company Shareholders to earn the Earnout Shares, and neither the Company Shareholders nor any other holder of Pubco Securities will have any right to claim losses due to the effect the exercise of such discretion may have on the number of Earnout Shares. Notwithstanding the foregoing, Pubco shall not, and shall cause its Subsidiaries, including the Target Companies, to not, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestone.

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ARTICLE III
CLOSING

3.1         Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII, the consummation of the Transactions (the “Closing”) shall take place either remotely or at the offices of Ellenoff Grossman & Schole LLP (“EGS”), counsel to Purchaser, 1345 Avenue of the Americas, New York, NY 10105, United States of America, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the conditions set forth in ARTICLE VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date, time or place as Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

3.2         Closing Deliverables.

(a)         At the Closing, the Company will deliver or cause to be delivered:

(i)          to Purchaser and Pubco, the New Registration Rights Agreement, duly executed by the applicable Company Shareholders.

(b)         At the Closing, Pubco will deliver or cause to be delivered:

(i)          to the Company and the Purchaser, the New Registration Rights Agreement, duly executed by Pubco.

(c)         At the Closing, Purchaser will deliver or cause to be delivered:

(i)          to Pubco and the Company, the New Registration Rights Agreement, duly executed by duly authorized representatives of Sponsor;

(ii)         to Pubco and the Company, the written resignations of all of the directors and officers of Purchaser effective as of the Effective Time; and

(iii)        to Pubco and the Company, the Pubco A&R Memorandum and Articles.

3.3         Withholding Rights. Each of Purchaser, the Company, Pubco, and Merger Sub (and their Affiliates and Representatives) shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or other applicable Tax Law. Other than in respect of amounts subject to compensatory withholding, Purchaser, Pubco, and Merger Sub (or their Affiliates or Representatives) shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made as soon as reasonably practicable. Purchaser, Pubco, or Merger Sub (or their Affiliates or Representatives), as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so deducted or withheld by Purchaser, the Company, Pubco, or Merger Sub (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

3.4         Tax Consequences. It is intended by the Parties that, for U.S. federal, state and local income Tax purposes, (a) the Merger, the Company Share Transfer, and the PIPE Financing, if any, collectively, constitute an integrated transaction described in Section 351 of the Code, (b) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), (c) the transfer of Purchaser Securities by holders thereof pursuant to the Merger, other than by any such holders who are U.S. persons with respect to which the applicable requirements of Treasury Regulations Section 1.367(a)-3(b) are not met, qualifies for an exception to Section 367(a)(1) of the Code, and (d) the transfer of Company Ordinary Shares by Company Shareholders pursuant to the Company Share Transfer, other than by any Company Shareholders who are U.S. persons with respect to which the applicable requirements of Treasury Regulations Section 1.367(a)-3(b) are not met, qualifies for an exception to Section 367(a)(1) of the Code (clauses (a) to (d), collectively, the “Intended Tax Treatment”).

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3.5         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Purchaser Subsidiary with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Merger Sub, the then current officers and directors of the Surviving Purchaser Subsidiary and Pubco shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company and Pubco on the date of this Agreement (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Purchaser represents and warrants to the Company, and Pubco, as of the date of this Agreement and as of the Closing Date, as follows:

4.1         Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2         Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). Purchaser’s board of directors, by written resolutions duly signed by all of Purchaser’s directors (a) determined that this Agreement, the Merger, and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, Purchaser and its shareholders, (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the Laws of the Cayman Islands, (c) directed that this Agreement be submitted to Purchaser’s shareholders for adoption and (d) resolved to recommend that Purchaser’s shareholders adopt this Agreement.

4.3         Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or notice to any Governmental Authority, on the part of Purchaser, is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which Purchaser is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

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4.4         Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of Purchaser’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any Law or Order binding upon or applicable to Purchaser, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract of Purchaser, including the Trust Account, except for any deviations from any of the foregoing clauses (a), (b), (c) or (d) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.5         Capitalization.

(a)         Purchaser is authorized to issue 479,000,000 Purchaser Class A Ordinary Shares, 20,000,000 Purchaser Class B Ordinary Shares, and 1,000,000 Purchaser Preference Shares. The issued and outstanding Purchaser Securities are set forth on Schedule 4.5(a). There are no issued or outstanding Purchaser Preference Shares or Purchaser Securities that are convertible or exchangeable into Purchaser Preference Shares. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions,

(b)         Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c)         Except as set forth in Schedule 4.5(a) or Schedule 4.5(c) there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued Purchaser Ordinary Shares or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of Purchaser Ordinary Shares.

(d)         All Indebtedness or unpaid Liabilities of Purchaser, Pubco or Merger Sub are set forth on Schedule 4.5(d). The Indebtedness and other Liabilities of Purchaser (including in respect of deferred underwriting commissions and costs and expenses incurred in respect with other prospective Business Combinations and of Purchaser’s initial public offering) do not exceed, in the aggregate, the amount set forth

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in Schedule 4.5(d). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(e)         Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6         SEC Filings and Purchaser Financials.

(a)         Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses, proxies and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, together with any amendments, restatements or supplements thereto, and shall file all such forms, reports, schedules, statements, proxy materials and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s website through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses, proxy materials and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses, proxies and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that was or may be required as a result of related statements by the SEC staff or recommendations or requirements of Purchaser’s auditors, or (B) Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters applicable to special purpose acquisition companies generally (clauses (A) through (B), collectively, “SEC SPAC Accounting Changes”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of Purchaser Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 4.6(a), the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) Purchaser Public Units, Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority, Nasdaq or the SEC with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) Purchaser and such Purchaser Securities are in compliance with all of the applicable listing corporate governance rules of Nasdaq.

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(b)         Purchaser has established and maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; except as set forth in the SEC Reports such disclosure controls and procedures are reasonably designed to ensure that all material information concerning Purchaser and other material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Purchaser’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act.

(c)         Except for any SEC SPAC Accounting Changes, the financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements and accurately reflect the books and records of Purchaser as of the times and for the periods referred to therein, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d)         Purchaser maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) Purchaser does not maintain any off-the-book accounts and that Purchaser’s assets are used only in accordance with Purchaser’s management directives, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the financial statements of Purchaser and to account for Purchaser’s assets. Purchaser has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of Purchaser. Purchaser or its Representatives has not received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or its internal accounting controls, including any material written complaint, allegation, assertion or claim that Purchaser has engaged in questionable accounting or auditing practices.

(e)         Except for any SEC SPAC Accounting Changes and except to the extent reflected or reserved against in Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. All material debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in Purchaser Financials as of the date of such Purchaser Financial. Purchaser has no off-balance sheet arrangements.

4.7         Reporting Company; Listing. Purchaser is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and Purchaser Public Units, Purchaser Class A Ordinary Shares and Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act. There is no Action pending or, to the Knowledge of Purchaser threatened against Purchaser by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Purchaser Public Units, Purchaser Class A Ordinary Shares or Purchaser Public Warrants.

4.8         Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.8, Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2021, not been subject to a Material Adverse Effect on Purchaser.

4.9         Compliance with Laws. Purchaser is, and has since its incorporation been, in compliance in all material respects with all Laws applicable to it and the conduct of its business and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

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4.10       Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened material Action, and, to the Knowledge of Purchaser, no pending or threatened investigations, in each case, to which Purchaser is subject or otherwise affecting its assets that have had or would reasonably be expected to have a Material Adverse Effect on Purchaser, nor, to the Knowledge of Purchaser, is there any reasonable basis for such Action or investigation to be made. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect have not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser. None of Purchaser, its directors or officers, nor, any of it employees, agents, or any other Persons acting for or on behalf of Purchaser has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise took any actions, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law. None of Purchaser, its directors or officers, nor, any of its employees, agents, or any other Persons acting for or on behalf of Purchaser is or has been a Person named on any economic sanctions administered, enacted or enforced by any Governmental Authority.

4.11       Taxes and Returns.

(a)         The Purchaser has timely filed, or caused to be timely filed, all applicable material U.S. federal, state, local, and non-U.S. Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in Purchaser Financials have been established in accordance with GAAP. Schedule 4.11(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return.

(b)         There is no Action currently pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file Tax Returns that it is or may be subject to material taxation by that jurisdiction.

(c)         Purchaser is not currently being audited by any Taxing Authority and has not been notified in writing by any Taxing Authority that any such audit is currently contemplated or currently pending. There are no claims, assessments, audits, examinations, investigations or other Actions currently pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any proposed material Tax claims or assessments against it that remains unpaid (other than, in each case, claims or assessments for which adequate reserves in Purchaser Financials have been established in accordance with GAAP).

(d)         There are no Liens with respect to any Taxes upon any of the property or assets of Purchaser, other than Permitted Liens.

(e)         Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any material Tax Return or within which to pay any Taxes shown to be due on any material Tax Return; in each case, except for any extensions not requiring the consent of a Taxing Authority.

(f)          Since the date of its incorporation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(g)         Purchaser has not requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material amount of Taxes, nor is any such request outstanding.

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(h)         Notwithstanding anything to the contrary in this Agreement, this Section 4.11 contains the sole representations and warranties of Purchaser concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 4.11), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of Purchaser in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

4.12       Employees and Employee Benefit Plans. Since its date of incorporation, Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.13       Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.14       Material Contracts.

(a)         Except as set forth on Schedule 4.14(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $250,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)         With respect to each Purchaser Material Contract: (i) Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.15       Transactions with Affiliates. Schedule 4.15 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future material Liabilities, Indebtedness owed or obligations between Purchaser or any of its Subsidiaries and any (a) present or former director, sponsor, officer or employee or Affiliate of Purchaser, or any of their respective “associates” or “immediate family” member (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s issued and outstanding shares as of the date hereof, other than (x) for payment of salary or (y) reimbursement for reasonable expenses less than $500,000 incurred on behalf of Purchaser in the ordinary course of business consistent with past practice. Purchaser acknowledges that none of their respective “immediate family” members owns directly or indirectly in whole or in part, or has any other material interest in, any material tangible or real property that Purchaser uses, owns or leases (other than through any equity interest in Purchaser). To the extent not filed with the SEC prior to the date of this Agreement, true and complete copies of such Contracts have been provided to the Company.

4.16       Business Activities. Since its incorporation, Purchaser has not conducted any business activities other than activities directed toward completing a Business Combination.

4.17       Investment Company Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

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4.18       Finders and Brokers. Except as set forth on Schedule 4.18, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.19       Certain Business Practices.

(a)         Since its incorporation, neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b)         The operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c)         None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.20       Insurance. Schedule 4.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

4.21       Trust Account. The Trust Account has a balance of no less than $80,017,000. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. Purchaser has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or, to the Knowledge of Purchaser, by the Trustee. There are no separate agreements, side letters or other agreements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to Purchaser’s Memorandum and Articles or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) (or Purchaser with respect to the income earned on the proceeds of the Trust Account to cover any tax obligations) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement. There are no claims or proceedings pending or, to the Knowledge of Purchaser, threatened in writing with respect to the Trust Account. Since its incorporation, Purchaser has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). Following the Effective Time, no Public Shareholder shall be entitled to receive any amount from the Trust Account.

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4.22       Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion in the Registration Statement will, at the date on which the Registration Statement is first mailed to the Public Shareholders or at the time of Purchaser Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.23       Independent Investigation. Notwithstanding anything contained in this Agreement, Purchaser and its respective directors, managers, officers, employees, equityholders, partners, members and representatives, acknowledge and agree that Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Target Companies, Pubco, and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco, and Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco, or Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company, Pubco, or Merger Sub nor its respective Representatives have made any representation or warranty as to the Target Companies, Pubco, or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

4.24       No Other Representations or Warranties. Except for the representations and warranties expressly made by Purchaser in this ARTICLE IV (as modified by Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, none of Purchaser nor any other Person on its behalf makes any express representation or warranty with respect to Purchaser, Purchaser Securities, the business of Purchaser, or the Transactions or any of the other Ancillary Documents, and Purchaser hereby expressly disclaims any other representations or warranties, whether made by Purchaser or any of its Representatives. Except for the representations and warranties expressly made by Purchaser in this ARTICLE IV (as modified by Purchaser Disclosure Schedules) or in an Ancillary Document, Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of Purchaser), including any representations or warranties regarding the probable success or profitability of the businesses of Purchaser.

4.25       Lock-Up Agreements. All existing lock-up agreements between Purchaser and any of its shareholders or holders of any Purchaser Securities entered into in connection with the initial public offering of Purchaser provide for a lock-up period that is in full force and effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB

Each of Pubco and Merger Sub represents and warrants to Purchaser and the Company, as of the date hereof and as of the Closing, as follows:

5.1         Organization and Standing. Each of Pubco and Merger Sub is an exempted company duly incorporated, validly existing as an exempted company and in good standing under the Laws of the Cayman Islands. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) to do business in each jurisdiction in which its ownership of property or the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco and Merger Sub have heretofore made available to Purchaser and the Company true, accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect. None of Pubco or Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2         Authorization; Binding Agreement. Each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is, or is contemplated to be, a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated

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hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which each of Pubco and Merger Sub is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate actions and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including, without limitation, the filing of the Pubco A&R Memorandum and Articles), the approval and execution of the Plan of Merger, and the making of related filings of resolutions and other documents with the Cayman Registrar), on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which each of Pubco and Merger Sub is, or is contemplated to be, a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is, or is contemplated to be, a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3         Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub, is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement (including, without limitation, the Pubco A&R Memorandum and Articles, the Plan of Merger, and the resolutions and other documents related thereto), (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4         Non-Contravention. The execution and delivery by Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is, or is contemplated to be, a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Party’s Organizational Documents (assuming, for the avoidance of doubt, in the case of Pubco, the due adoption of the Pubco A&R Memorandum and Articles as contemplated by this Agreement), (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, including waiting periods, approvals, clearances, required antitrust filings or orders required under Antitrust Laws, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not been and would not reasonably be expected to be, individually or in the aggregate, material to Pubco or Merger Sub or prevent Pubco or Merger Sub from consummating the Transactions.

5.5         Ownership. As of the date hereof, (i) Pubco is authorized to issue 500,000,000 Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, and which is owned by ClimateRock Holdings Topco Limited, a Cayman Islands exempted company, and (ii) Merger Sub is authorized to issue 5,000,000 Merger Sub Ordinary Shares, of which one (1) share is issued and outstanding, and which is owned by Pubco. Immediately prior to the Effective Time, pursuant to the Pubco A&R Memorandum and Articles, Pubco shall be authorized to issue 469,000,001 Pubco Ordinary Shares and 30,999,999 Pubco preference shares, of which one (1) Pubco Ordinary Share shall at such time be issued and outstanding. Prior to giving effect to the Transactions, other than Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

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5.6         Ownership of Exchange Shares. All Exchange Shares to be issued and delivered in accordance with ARTICLE II to the Company Shareholders shall be, upon issuance and delivery of such Exchange Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Shareholder Commitment, the New Registration Rights Agreement, the provisions of this Agreement and any Liens incurred by the Company Shareholders, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7         Activities of Pubco and Merger Sub. Since their incorporation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the transactions contemplated hereby and thereby, and, other than their respective Organizational Documents, this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Sub are not party to or bound by any Contract.

5.8         Foreign Private Issuer. Pubco is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Registration Statement with the SEC through the Closing, a “foreign private issuer” as defined in Rule 405 under the Securities Act.

5.9         Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, or the Company or any of their respective Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.10       Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.11       Information Supplied. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, or any of their respective Affiliates. All documents that Pubco is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

5.12       Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this ARTICLE V, Pubco, and Merger Sub hereby expressly disclaim and negate any other express representation or warranty whatsoever (whether at Law or in equity) with respect to Pubco, and Merger Sub, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Purchaser, its Affiliates or any of their respective Representatives by, or on behalf of, Pubco, or Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of Pubco or Merger Sub nor any other person on behalf of Pubco or Merger Sub has made or makes, any representation or warranty with respect to any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof)

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of Pubco or Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Purchaser, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to the Fundamental Representations, except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date of this Agreement (the “Company Disclosure Schedule”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or with respect to the representations and warranties of the Company that are not Fundamental Representations, except as disclosed in the Company Disclosure Schedule, the Company VDR or the Registration Statement, the Company hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

6.1         Organization and Standing. The Company is an exempted company duly organized, validly existing and in good standing under the Laws of England and Wales. The Target Companies have all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Target Companies is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of the Target Companies, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect. No order has been made, petition presented or resolution passed for the winding up of any Target Company. No administrator has been appointed in respect of any Target Company and no receiver has been appointed over the whole or any part of the property, assets or undertaking of any Target Company. No voluntary arrangement has been proposed or approved under Part I of the Insolvency Act 1986. No compromise, composition, scheme of arrangement or reconstruction under Part 26 or Part 26A of the UK Act or any other compromise or arrangement with creditors generally (or any class of them) has been made, proposed, agreed to or sanctioned in respect of any Target Company.

6.2         Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been (or, in the case of Ancillary Documents to be entered into at or prior to Closing, will be) duly and validly authorized by the board of directors and/or shareholders of the Company in accordance with the Company’s Organizational Documents, the UK Act and any other applicable Law, and (b) other than any Company Shareholder approval required to consummate the Transactions, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby (other than the filing and recordation of appropriate merger documents as required by the Cayman Act). This Agreement has been, and each Ancillary Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3         Capitalization.

(a)         As of the date of this Agreement, (i) the Company has 108,562,488 Company Ordinary Shares issued and outstanding, and comprises the whole of the Company’s allotted and issued share capital. The Exchange Shares to be delivered by the Company Shareholders to Pubco at the Closing constitute

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all of the issued and outstanding shares and other equity interests of the Company. All of the outstanding Company Ordinary Shares have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the UK Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not directly or indirectly hold any of its shares or other equity interests in treasury. There is no dispute concerning the Company Shareholders’ title to the Exchange Shares or their ability to sell the same and no other Person has claimed, or to the knowledge of the Company is reasonably likely to claim, to have title to, or to be entitled to, any interest in the Exchange Shares. Save as contemplated in this Agreement, no Person has any right to be issued and allotted shares in the Company.

(b)         There are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws in all material respects. As a result of the consummation of the Transactions, no equity interests of the Company are issuable, other than to Anatino Properties Limited under the terms of the Company Convertible Loan and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)         Except as disclosed in the Company Financials, since January 1, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4         Subsidiaries. Schedule 6.4(a) sets forth the legal name and jurisdiction of organization of each Subsidiary of the Company. All of the outstanding equity securities of each Subsidiary of the Company are owned by the Company or another Subsidiary of the Company and have been validly and duly authorized, fully paid, non-assessable and free of any Liens, other than those imposed by such Subsidiary’s Organizational Documents or as would not be material to the Target Companies, taken as a whole. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. No Target Company is a participant in any joint venture, partnership or similar arrangement.

6.5         Governmental Approvals. Except as otherwise described in Schedule 6.5, no Consent of or notice to any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws or (c) where the failure to obtain or much such Consents or to make such notices would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6         Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is party, the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5, the waiting periods referred to therein having expired, and

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any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, (c) violate, conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under, give rise to any obligation to make payments or provide compensation under, give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (d) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b), (c) and (d), as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7         Financial Statements.

(a)         As used herein, the term “Company Financials” means the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated statements of financial position of the Target Companies as of December 31, 2022 (the “Balance Sheet Date”) and December 31, 2021, and the related audited consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with PCAOB standards (the “Audited Company Financials”). The Audited Company Financials, when delivered by the Company, (i) will have been prepared from, and will be in accordance in all material respects, with, the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) when included in the Registration Statement for filing with the SEC following the date of this Agreement, will comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC, in each case, as in effect as of the respective dates thereof and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)         Each Target Company maintains accurate books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that, to the Knowledge of the Company, provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to account for such Target Company’s assets. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past three (3) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)         All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Purchaser or Pubco or their respective Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

6.8         Absence of Certain Changes. Except as set forth on Schedule 6.8, since December 31, 2021 through the date of this Agreement, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice and (b) not been subject to a Material Adverse Effect.

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6.9         Compliance with Laws. Except for (a) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 6.20), (b) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 6.14), and (c) compliance with Laws relating to Intellectual Property (as to which certain representations and warranties are made pursuant to Section 6.13(b)), for the three (3) year period immediately preceding the date of this Agreement, and as would not be material to the Target Companies, taken as a whole, no Target Company is or has been in material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2019, any written notice from a Governmental Authority of any non-compliance with any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected. For purposes of this Section 6.9, “material” shall mean having or being reasonably expected to have a Material Adverse Effect on the Target Companies taken as a whole.

6.10       Company Permits. Each Target Company holds all material Permits necessary to lawfully conduct its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole. The Company has made available to Purchaser true, correct and complete copies of all material Company Permits, all of which are listed in the Company VDR. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, all of the Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written notice of any Actions relating to the revocation or modification of any Company Permit, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

6.11       Litigation. Except as described on Schedule 6.11(a), except with respect to Intellectual Property (as to which certain representations and warranties are made pursuant to Section 6.13(b)) and except as would reasonably be expected not to have, either individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole, there is no (a) material Action of any nature currently pending or, to the Knowledge of the Company, threatened, and no such material Action has been brought in the past three (3) years or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Target Company, its current or former directors or officers (provided that any litigation involving the directors or officers of a Target Company must be related to such Target Company’s business or assets), its business, equity securities or assets. None of the current or former officers of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud during the past five (5) years.

6.12       Material Contracts.

(a)         The Company VDR sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xii) below to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each such Contract, other than a Company Benefit Plan, a “Company Material Contract”) and the Company has made available to Purchaser, true, correct and complete copies of, each:

(i)          contains covenants that materially limit the ability of any Target Company (A) (1) to compete in any line of business, with any Person or in any geographic area, (2) to sell or provide any service or product or (3) to solicit any Person, other than in respect of customary non-disclosure agreements entered into by any Target Company in the ordinary course of business or (B) to purchase or acquire an interest in any other Person;

(ii)         providing for the formation of any joint venture or profit-sharing agreement or arrangement;

(iii)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000 between the Company and any Subsidiary;

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(iv)        was entered into during the past three (3) years involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $5,000,000 (other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, (B) in the ordinary course of business consistent with past practice or (C) between the Company and any Subsidiaries);

(v)         relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vi)        by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(vii)       obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(viii)      is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements, employee confidentiality and invention assignment agreements or equity or incentive equity agreements with employees entered into in the ordinary course of business consistent with past practice) or any Related Person;

(ix)        obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(x)         relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations) that would be reasonably likely to involve payments in excess of $500,000 after the date of this Agreement;

(xi)        provides another Person (other than another Target Company or any shareholder, manager, director or officer of any Target Company) with a power of attorney; or

(xii)       the termination of which, would be otherwise material to the Target Companies, taken as a whole and not covered by clauses (i) through (x) above.

(b)         Except as set forth in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against such Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), in each case, except as would not be reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole; (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) the Target Companies are not in breach of or default under the terms of any Company Material Contract and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and no event has occurred or not occurred through any of the Target Companies’ action or inaction or, to the Knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, in each case, except as would not reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

6.13       Intellectual Property.

(a)         The Company VDR sets forth all U.S. and foreign granted or issued Patents, registered Trademarks, registered Copyrights, domain name registration and filed and pending applications for the grant, issuance or registration of any Patent, Trademark, Copyright or domain name in each case for which a Target Company is the owner, applicant or assignee of record as of the date hereof (“Company Registered IP”), specifying as to each item, as applicable: (A) the title, (B) the owner of the item, (C) the jurisdictions in which the item is granted, issued or registered or in which an application for grant, issuance or registration has been

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filed and (D) the grant, issuance, registration or application numbers and dates. Each Target Company (i) owns, free and clear of all Liens (other than Permitted Liens) any and all Intellectual Property owned, in whole or in party by such Target Company (“Company IP”) or (ii) has valid and enforceable licenses to all other Intellectual Property that is used in and material to the conduct of such Target Company’s business as currently conducted. Except as set forth in the Company VDR, all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees (except for registration, maintenance, renewal and other official fees with respect to the Company Registered IP that become due after the date hereof), or otherwise account to any third party with respect to such Company Registered IP.

(b)To the Company’s Knowledge, no Action is pending or threatened in writing against a Target Company that challenges the validity, enforceability or ownership of, or, to the extent that any Target Company does any of the following in its business as currently conducted, such Target Company’s right to use, sell, license or sublicense, or that otherwise relates to, any material Company IP, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. In the past three (3) years, no Target Company has received any written notice or written claim asserting any material infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person as a consequence of the business activities of any Target Company as currently conducted. There are no Orders to which any Target Company is a party or is otherwise bound that restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company. No Target Company is currently infringing any Intellectual Property of any other Person in any material respect in connection with the use of any Company IP or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies as currently conducted. To the Company’s Knowledge, no third party is currently, or in the past three (3) years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(c)         All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to any Company IP) of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies ownership of all Intellectual Property arising from the services performed for a Target Company by such Person (or such ownership vested in such Target Company by operation of Law). In the past three (3) years, no Target Company has received any written claim by any current or former officers, employees or independent contractors of a Target Company alleging any ownership interest of any such Person in any Company IP. To the Knowledge of the Company, in the past three (3) years, there has been no material violation of a Target Company’s policies or practices related to the protection of any Company IP or any confidentiality or nondisclosure Contract relating to any Company IP. Each Target Company has taken reasonable security measures designed to protect the secrecy and confidentiality of all material trade secrets, know-how and confidential information comprised in the Company IP.

(d)         Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Target Companies taken as a whole, to the Knowledge of the Company, in the past three (3) years, (i) no Person has obtained unauthorized access to third party information and data (including Personal Data) in the possession of a Target Company, nor (ii) has there been any other material compromise of the security or integrity of such information or data. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Target Companies taken as a whole, to the Knowledge of the Company, each Target Company has complied in all material respects with its own Privacy Policies, if any, each with respect to the Target Companies’ collection, processing and use of Personal Data.

(e)         The consummation of any of the Transactions will not result in any acceleration of any payments by any Target Company with respect to any material Intellectual Property licensed to a Target Company under a Company IP License, except as would not reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights, except as would not reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, under Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

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6.14       Taxes and Returns.

(a)         Each Target Company has or will have timely filed, or caused to be timely filed, all applicable material U.S. federal, state, local and non-U.S. Tax Returns required to be filed by it (taking into account all available extensions), and all such Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in the Company Financials have been established.

(b)         There is no Action currently pending or, to the Knowledge of the Company, threatened in writing against a Target Company by a Governmental Authority in a jurisdiction where a Target Company does not file Tax Returns that it is or may be subject to material taxation by that jurisdiction.

(c)         No Target Company is currently being audited by any Taxing Authority or has been notified in writing by any Taxing Authority that any such audit is currently contemplated or currently pending. There are no claims, assessments, audits, examinations, investigations or other Actions currently pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any proposed material Tax claims or assessments against it that remains unpaid (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)         There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)         No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any material Tax Return or within which to pay any material amount of Taxes shown to be due on any material Tax Return, in each case, except for any extensions not requiring the consent of a Taxing Authority.

(f)          No Target Company has made any change in a material Tax accounting method (except as required by a change in Law).

(g)         No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material amount of Taxes, nor is any such request outstanding.

(h)         Notwithstanding anything to the contrary in this Agreement, this Section 6.14 contains the sole representations and warranties of the Company concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 6.14), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of any Target Company in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

6.15       Real Property. The Company VDR contains an accurate list of all material leases, material subleases and material occupancy agreements (collectively, the “Company Real Property Leases”). The Company has made available to Purchaser an accurate copy of each Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, the Company Real Property Leases are not subject to any financial charge, security interest, agreement for sale, option to acquire, right of pre-emption or right of first refusal.

6.16       Personal Property. Except as (a) set forth on Schedule 6.16 or (b) as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole, each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $100,000 (“Company Personal Property Leases”) are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Target Companies. The operation of a Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to Purchaser a true and complete copy of each

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of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

6.17       Title to Assets. Except with respect to Intellectual Property (as to which certain representations and warranties are made pursuant to Section 6.13(a) and Section 6.13(b)), each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets and properties, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the consolidated balance sheet of the Target Companies as of the Balance Sheet Date. The material tangible assets (excluding Intellectual Property) of the Target Companies constitute all of the material tangible assets that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies.

6.18       Employee Matters.

(a)         Except as set forth in Schedule 6.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. No current officer of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)         Except as set forth in Schedule 6.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, employee classification, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 6.18(b), there are no Actions pending or, to the Knowledge of any Target Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

6.19       Benefit Plans.

(a)         Set forth on Schedule 6.19(a) is a true and complete list of each material Benefit Plan of a Target Company (each, a “Company Benefit Plan”) and denotes with an asterisk each material Non-U.S. Plan. No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, which is not a Foreign Plan.

(b)         With respect to each material Company Benefit Plan listed on Schedule 6.19(a), the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and

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summary of material modifications thereto; (iii) the most recent annual and periodic accounting of plan assets; (iv) the most recent actuarial valuation; and (v) all material communications with any Governmental Authority within the last three (3) years.

(c)         With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d)         Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(e)         All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any material Liability to the Surviving Company Subsidiary or the Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities; provided that the foregoing shall not include arrangements entered into by the Target Companies in connection with the Transactions.

6.20       Environmental Matters. Except as set forth in Schedule 6.20:

(a)         Each Target Company is, and in the three (3) year period immediately preceding the date of this Agreement has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), except where such non-compliance would not reasonably be expected to be material to the Target Companies, taken as a whole. In the three (3) year period immediately preceding the date of this Agreement, no Action is pending or, to the Knowledge of the Company, threatened in writing to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits, except where such non-compliance would not reasonably be expected to be material to the Target Companies, taken as a whole.

(b)         In the three (3) year period immediately preceding the date of this Agreement, no Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be material to the Target Companies, taken as a whole.

(c)         In the three (3) year period immediately preceding the date of this Agreement, no Action has been made or is pending, or to the Knowledge of the Company, threatened in writing against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any applicable Environmental Law, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material environmental Liabilities.

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(d)         In the three (3) year period immediately preceding the date of this Agreement, no Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be material to the Target Companies, taken as a whole.

6.21       Transactions with Related Persons. Except as set forth on Schedule 6.21, there are no material contracts or Contracts between any Target Company, on the one hand, and any Affiliate of any Target Company, present officer or director of any Target Company, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Ordinary Shares constituting, as of the date of this Agreement, more than 5% of the total number of Company Ordinary Shares on a fully diluted basis, calculated on the date of this Agreement (each of the foregoing, a “Related Person”), on the other hand, other than for (a) Contracts and arrangements related or incidental to any Related Person’s employment or retention as a director or other service provider by a Target Company (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of a Target Company in the ordinary course of business consistent with applicable Target Company policies and arrangements related or incidental thereto and (c) Contracts relating to a Related Person’s status as a holder of Company Ordinary Shares.

6.22       Insurance. As of the date of this Agreement, the Target Companies are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. No Target Company has any self-insurance or co-insurance programs. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy. No Target Company has been refused any insurance coverage sought or applied for, and no Target Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies.

6.23       Certain Business Practices.

(a)         During the past three (3) years, no Target Company, nor to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment.

(b)         To the Knowledge of the Company, the Target Companies are currently and have been, in the past three (3) years, in material compliance with anti-money laundering laws, regulations, rules and guidelines by any Governmental Authority in any applicable jurisdiction, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)         No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the past three (3) years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

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6.24       Renewable Energy Matters.

(a)         To the Knowledge of the Company, there are no provisions in any development plan materially adversely affecting the use or development of Projects in respect of which any Target Project SPV has entered into Project Documents.

(b)         No Target Project SPV has received written notice from any planning authority that the current use of any property is in material breach of planning laws, and to the knowledge of the Company, there are no circumstances outstanding which constitute a material breach of planning laws.

(c)         No Target Project SPV has received written notice of any breach of any Project Document and to the Knowledge of the Company, there (i) is no material breach of any Project Document; (ii) are no grounds for termination of any Project Document; (iii) are no events which have occurred that will constitute or result in a material default of any obligation under a Project Document.

(d)         To the Knowledge of the Company, no Target Project SPV has received from any counterparty to any Project Document written notice of its intention to terminate such Project Document.

(e)         To the Knowledge of the Company, no Target Project SPV is in material breach of any of the Project Documents.

(f)          Except for the Project Documents, there are no contracts, arrangements or licenses placing obligations or liabilities on any Target Project SPV in respect of a Project which exceeds $250,000 or equivalent.

(g)         No Power Purchase Agreement has been entered into in respect of any Project.

6.25       Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

6.26       Finders and Brokers. Except as set forth in the Company VDR, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Target Company or any of their respective Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.27       Independent Investigation. Notwithstanding anything contained in this Agreement, the Company and its respective directors, managers, officers, employees, equityholders, partners, members and representatives, acknowledge and agree that the Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in this Agreement (including the related portions of Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither Purchaser nor any of its Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in this Agreement.

6.28       Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion in the Registration Statement will, at the date on which the Registration Statement is first mailed to the Public Shareholders or at the time of Purchaser Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.29       No Other Representations. Except for the representations and warranties expressly made by the Company in this ARTICLE VI (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express representation or warranty with respect to any of the Target Companies, the Company Security Holders, the Company Ordinary Shares, the business of the Target Companies, or the Transactions or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether made by any Target Company

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or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article ARTICLE VI (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to Purchaser or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

ARTICLE VII
COVENANTS

7.1         Access and Information.

(a)         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 7.13, the Company shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, books and records, financial and operating data and other existing information, of or pertaining to the Target Companies, as Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Company’s Representatives to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, including conducting any invasive or intrusive investigations; provided, further, that Purchaser and its Representatives shall not, without the prior written consent of the Company, make inquiries of Persons having business relationships with the Company (including suppliers, customers and vendors) regarding the Company or such business relationships. Notwithstanding anything to the contrary in this Agreement, no Target Company shall be required to disclose any information to Purchaser or its Representatives to the extent such disclosure would, in their reasonable determination (i) result in a loss of any attorney-client or other similar legal privilege (ii) contravene any applicable Law, (iii) contravene the confidentiality restrictions in any Contract to which the disclosing Person is a party; provided that the Target Companies shall use good faith efforts to provide access that complies with such confidentiality restriction or (iv) violate applicable Laws. Nothing in this Section 7.1 shall require any Target Company to disclose or provide access to any information which primarily relates to the negotiation of this Agreement or the transactions contemplated hereby. All information obtained pursuant to this Section 7.1 shall be subject to the Confidentiality Agreement.

(b)         During the Interim Period, subject to Section 7.13, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company, Pubco, Merger Sub or their respective Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of their respective Representatives to reasonably cooperate with the Company, Pubco, Merger Sub and their respective Representatives in their investigation; provided, however, that the Company, Pubco, Merger Sub and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, Purchaser shall not be

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required to provide access to any information (i) the disclosure of which would violate any Law or (ii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

7.2         Conduct of Business of the Company.

(a)         During the Interim Period, except (i) as set forth on Schedule 6.2, (ii) to the extent necessary to comply with the Company’s obligations under this Agreement or any Ancillary Document, (iii) as necessary to ensure that the Company complies with all applicable Laws, including Antitrust Laws and mandatory measures enacted by any Governmental Authority in response to the COVID-19 pandemic or (iv) with Purchaser’s consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) materially comply with all material applicable Laws and (C) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided that failure to take any action which is prohibited by the provisions of Section 7.2(b) shall not constitute a breach of this Section 7.2(a); provided that no action by the Company or its Subsidiaries specifically permitted as an exception to the actions which are otherwise prohibited by the provisions of Section 7.2(b) shall be deemed a breach of this Section 7.2(a).

(b)         Without limiting the generality of Section 7.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as required by applicable Law, during the Interim Period, except (i) as set forth on Schedule 6.2, (ii) to the extent necessary to comply with the Company’s obligations under the Agreement or any Ancillary Document, (iii) as necessary to ensure that the Company or its Subsidiaries complies with applicable Law, including Antitrust Laws and mandatory measures enacted by any Governmental Authority in response to the COVID-19 pandemic or (iv) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i)          amend or otherwise change, in any material respect, its Organizational Documents, except as required by applicable Law, it being understood that routine administrative amendments (such as changes in directors or officers, changes in share capital that is otherwise permitted hereunder, and other similar amendments) are not material;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards; provided that none of (w) any issuance of equity securities so long as the relevant shares are automatically included in the calculation of the Fully-Diluted Company Ordinary Shares, (x) the exercise or settlement of any Company Options or grants of Company Options under the Company Equity Plan, (y) the conversion of any Company Convertible Securities, and (z) the sale of equity securities, or other securities, of a Target Project SPV in connection with the sale of a Project shall require the consent of Purchaser;

(iii)        recapitalize or reclassify any of its shares or other equity interests or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the forfeiture of Company Options held by or repurchase of Company Ordinary Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date of this Agreement providing for the repurchase of shares in connection with any termination of service);

(iv)        incur, create, assume or otherwise become liable for any Indebtedness, other than Indebtedness arising from a refinancing of the Company Convertible Loans, a Company Material Contract, or the Company Benefit Plan, in excess of $50,000,000 (individually or in the aggregate);

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(v)         materially increase the wages, salaries or compensation of its employees other than in the ordinary course of business consistent with past practice, or make or commit to make any significant bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or in the case of the renewal of group health or welfare plans, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)        make or rescind any material election relating to Taxes, settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended material Tax Return or claim for a material Tax refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS or local GAAP;

(vii)       transfer or license to any Person, permit to lapse, or fail to preserve, any material Company IP (other than in the ordinary course of business consistent with past practice);

(viii)      terminate, or waive or assign any material right under, any Company Material Contract (except for assignment to a Target Company) or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix)        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)         enter into any new line of business;

(xi)        fail to use commercially reasonable efforts to keep in force material insurance policies, or replacement or revised policies providing insurance coverage with respect to its material assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii)       waive, release, assign, settle or compromise any claim, action or proceeding (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on a Target Company) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, unless such amount has been reserved in the Company Financials or is within the ordinary course of business consistent with past practice;

(xiii)      effect any layoff of more than fifteen (15) employees at once at any of its facilities, except within the ordinary course of business consistent with past practice;

(xiv)      acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof except within the ordinary course of business consistent with past practice;

(xv)       make capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate), except within the ordinary course of business consistent with past practice;

(xvi)      adopt a plan of complete or partial liquidation, dissolution, winding up or other reorganization (other than with respect to any dormant entities);

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(xvii)     sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)    enter into any agreement, understanding or arrangement with respect to the voting of equity securities of such Party;

(xix)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)       commit in a binding manner to do any of the foregoing actions.

For the avoidance of doubt, with respect to this Section 7.2, the Company’s “ordinary course of business” shall include the investigation, diligence, acquisition (including by way of acquisition of assets, contracts or companies), administration, development, financing and disposal of solar photovoltaic electricity projects and storage facilities, and all other activities related thereto.

7.3         Conduct of Business of Purchaser, Pubco, and Merger Sub.

(a)         Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly contemplated by this Agreement or the Ancillary Documents or (ii) as required by Law, Purchaser, Pubco, and Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to each of Purchaser, Pubco, and Merger Sub and each of their Subsidiaries and their respective businesses, assets and employees and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser Memorandum and Articles and IPO Prospectus, the deadline by which it much complete its Business Combination, and no consent of any other Party shall be required in connection therewith.

(b)         Without limiting the generality of Section 7.3(a) and except as contemplated by this Agreement or the Ancillary Documents, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), none of Purchaser, Pubco, and Merger Sub shall, and shall cause their respective Subsidiaries not to:

(i)          amend, waive or otherwise change, in any material respect, its Organizational Documents;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser securities issuable upon conversion or exchange of their corresponding outstanding Purchaser securities in accordance with their terms;

(iii)        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv)        incur, create, assume, prepay or otherwise become liable for any Indebtedness other than any working capital loan from the Sponsor to the Purchaser that is reasonably necessary to pay for Transaction Expenses incurred by Purchaser in accordance with this Agreement, provided that the aggregate amount of all such working capital loans shall not exceed $2,000,000;

(v)         make or rescind any material election relating to Taxes, settle any Action relating to material Taxes, file any amended material Tax Return or claim for a material Tax refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)        directly or indirectly increase the compensation or benefits payable, whether conditionally or otherwise, to any director or officer or adopt a new compensation or benefit arrangement;

(vii)       amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(viii)      terminate, waive or assign any material right under any Purchaser Material Contract;

(ix)        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)         establish any Subsidiary or enter into any new line of business;

(xi)        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii)       revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting Purchaser’s, Pubco’s, or Merger Sub’s outside auditors, as applicable;

(xiii)      waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless, with respect to Purchaser, such amount has been reserved in Purchaser Financials;

(xiv)      acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv)       make capital expenditures;

(xvi)      adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvii)     voluntarily incur any Liability or obligation, including Transaction Expenses (whether absolute, accrued, contingent or otherwise) other than the Transaction Expenses set forth in Schedule 7.3(b)(xvii);

(xviii)    sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix)      take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)       authorize or agree to do any of the foregoing actions.

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7.4         Annual and Interim Financial Statements.

(a)         During the Interim Period, within forty-five (45) calendar days following the end of each of the fiscal quarters ending March 31, June 30 and September 30 and within sixty (60) calendar days following the end of the fiscal year ending December 31, the Company will use its reasonable best efforts to deliver to Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year (the “Interim Period Financials”). From the date hereof through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

(b)         The Company will use its reasonable best efforts to provide to the Purchaser the Audited Company Financials as promptly as practicable after the date of this Agreement.

7.5         Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of Purchaser Public Units, Purchaser Ordinary Shares and Purchaser Public Warrants on Nasdaq; provided that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Public Warrants.

7.6         No Solicitation.

(a)         For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, Merger Sub, and their respective Affiliates, a transaction (other than the Transactions) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination for Purchaser.

(b)         During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)         Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing (including by email) of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party

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shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.7         No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of Purchaser (other than to engage in the Merger in accordance with ARTICLE I), communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or knowingly encourage any third party to do any of the foregoing.

7.8         Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that would reasonably be expected to cause or result in any of the conditions to set forth in ARTICLE VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9         Efforts.

(a)         Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b)         In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing, notification, notice, submission or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby. Each Party will supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a

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private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.9(b) may be redacted as necessary to comply with contractual arrangements or as necessary to address attorney-client or other privilege concerns. Any disclosures or provision of copies by one party to the other pursuant to this Section 7.9(b) may be restricted to outside counsel. Any fees and expenses related to the foregoing provisions of this Section 7.9(b) shall be borne equally by the Parties.

(c)         As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with one another and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Transactions.

(d)         Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

7.10       Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.11       The Registration Statement.

(a)         As promptly as practicable after the date hereof, Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement and Exchange Offer Prospectus contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of Purchaser Securities and the Company Security Holders pursuant to the Merger and Company Share Transfer, which Registration

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Statement will also contain (a) a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at Purchaser Extraordinary General Meeting and providing Purchaser shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on Purchaser Shareholder Approval Matters, and (b) an exchange offer prospectus of Pubco (the “Exchange Offer Prospectus” for use in connection with the Pubco Offer. Any SEC filing fee or printer expenses related to the Registration Statement shall be borne by Purchaser. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held, thirty (30) days after Registration Statement has become effective or as the Purchaser and the Company may mutually determine (the “Purchaser Extraordinary General Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions, by the holders of Purchaser Ordinary Shares, as ordinary resolutions and special resolutions, as required by and in accordance with Purchaser’s Organizational Documents and IPO Prospectus, the Securities Act, The Cayman Act, the UK Act and the rules and regulations of the SEC and Nasdaq (the approvals described in the foregoing clause, the “Purchaser Shareholder Approval Matters”) and (ii) as ordinary resolutions and special resolutions, as applicable, any other proposals that are required for the consummation of the Transactions that are submitted to, and require the vote of, the Public Shareholders in the Registration Statement and agreed to by Purchaser and the Company. The board of directors of Purchaser shall not withdraw, amend, qualify or modify its unanimous recommendation to the Company Shareholders that they vote in favor of Purchaser Shareholder Approval Matters (together with any withdrawal, amendment, qualification or modification of its recommendation to the Company Shareholders described in the Recitals hereto, a “Modification in Recommendation”). Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Extraordinary General Meeting shall not be affected by any Modification in Recommendation. If, and only if, on the date for which Purchaser Extraordinary General Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Extraordinary General Meeting; provided the Purchaser Extraordinary General Meeting is held no later than three (3) Business Days prior to the Outside Date. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Organizational Documents, the Securities Act, the Cayman Act, the UK Act and the rules and regulations of the SEC and Nasdaq. Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any exhibit, amendment or supplement thereto prior to filing the same with the SEC. Purchaser shall consider any such comments in good faith and shall use commercially reasonable efforts to accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith. Purchaser shall not file the Registration Statement or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. The Company shall provide Purchaser and Pubco with such information concerning the Target Companies and their shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)         Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, Purchaser Extraordinary General Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and Pubco and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco

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shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents; provided, however, that Purchaser shall not amend or supplement the Registration Statement without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

(c)         Each of Purchaser and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to respond to comments from the SEC and become effective. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and Purchaser shall consider any such comments in good faith and shall use commercially reasonable efforts to accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith.

(d)         As soon as practicable following the Registration Statement becoming effective, (i) Purchaser shall distribute the Proxy Statement to Purchaser’s shareholders and, pursuant thereto, shall call the Purchaser Extraordinary General Meeting in accordance with the Cayman Act and the Securities Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement, and (ii) Pubco shall distribute the Exchange Offer Prospectus to the Company Shareholders in order to commence the Pubco Offer.

(e)         Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation and filing of the Registration Statement, and the distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of Purchaser Extraordinary General Meeting the Redemption, the distribution of the Exchange Offer Prospectus and the Pubco Offer.

(f)          If, in connection with the preparation and filing of the Registration Statement or the SEC’s review thereof, the SEC requests or requires that an opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters reasonably satisfactory to such counsel and to the Parties, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such opinion.  Notwithstanding anything to the contrary in this Agreement, in the event there is any Tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement or the SEC’s review thereof, nothing in this Agreement shall require (i) the Company or its Tax advisors to provide an opinion with respect to the Intended Tax Treatment or any other Tax consequences of the Transaction other than solely with respect to the Company Shareholders or (ii) the Purchaser or its Tax advisors to provide an opinion with respect to the Intended Tax Treatment or any other Tax consequences of the Transaction other than solely with respect to the Purchaser or the Purchaser shareholders and securityholders, in each case, other than, to the extent so requested or required by the SEC, a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC.

7.12       Public Announcements.

(a)         The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Purchaser, Pubco and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow Purchaser,

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Pubco and the Company reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided that subject to this Section 7.12, the Parties and their Affiliates may make internal communications regarding this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby to their and their Affiliates’ respective directors, officers and employees without the consent of any other Party and may make public statements regarding this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby containing information or events already publicly known other than as a result of a breach of this Section 7.12.

(b)         Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. Pubco, Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a report of foreign private issuer on Form 6-K and a shell company report on Form 20-F (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company and Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

7.13       Confidential Information.

(a)         The Company hereby agrees that during the Interim Period, and, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of one (1) year after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of one (1) year after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section7.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to Purchaser or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided that the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further that any Purchaser Confidential Information that is not returned or destroyed, including any oral Purchaser Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b)         Purchaser hereby agrees that during the Interim Period, and, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of one (1) year after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE IX, for a period of one (1) year after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided that Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further that any Company Confidential Information that is not returned or destroyed, including any oral Company Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

7.14       Post-Closing Board of Directors and Executive Officers.

(a)         The Parties shall take all necessary action, including causing the directors of Merger Sub to resign, so that effective as of the Closing, Merger Sub will appoint a new board of directors pursuant to the terms of the Surviving Purchaser Subsidiary A&R Memorandum and Articles.

(b)         The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of between seven (7) to nine (9) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board. If the Post-Closing Pubco Board (i) consists of seven (7) members, then (A) two (2) persons shall be designated by Purchaser prior to the Closing upon mutual agreement with the Company’s chairman and (B) five (5) persons shall be designated by the Company prior to the Closing (the “Company Director Designees”); or (ii) consists of nine (9) members, then (A) three (3) persons shall be designated by Purchaser prior to the Closing upon mutual agreement with the Company’s chairman (such directors or the directors set forth in Section (A), the “Purchaser Director Designee”) and (B) six (6) persons shall be Company Director Designees. The Purchaser and the Company acknowledge and agree that Charles Ratelband and Per Regnarsson shall be among the initial Purchaser Director Designees.

(c)         The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that Svante Kumlin can serve as the post-Closing Chief Executive Officer and President.

7.15       Indemnification of Directors and Officers; Tail Insurance.

(a)         The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser, Company, Pubco, and Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any agreement relating to the exculpation or indemnification of, or advancement of expenses to, any D&O Indemnified Person or any employment or other similar agreement between any D&O Indemnified Person and Purchaser, Company, Pubco, or Merger Sub, in each case as in effect on the date of this Agreement,

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shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Pubco shall cause the Organizational Documents of Purchaser, Pubco and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser, Company, Pubco, and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 7.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)         At the Closing, Pubco shall, or shall cause Purchaser (at Pubco’s expense) to, subject to the approval of the Company (which approval shall not be unreasonably withheld, delayed or denied) obtain and fully pay the premium for a “tail” insurance policy naming the directors and officers of Purchaser as direct beneficiaries that provides coverage for up to a six-year period from and after the Closing for events occurring prior to the Closing (the “D&O Tail Insurance”) that is, in the aggregate, not less advantageous to such directors and officers than Purchaser’s existing policy (true, correct and complete copies of which have been heretofore made available to Purchaser or its agents or representatives), except that in no event shall Pubco be required to pay an annual premium for such policy in excess of three hundred percent (300%) of the aggregate annualized premium payable by Purchaser for its existing policy. Purchaser shall provide the Company a copy of the D&O Tail Insurance policy and premium cost at least ten (10) Business Days in advance of the Closing Date for review. If obtained, Purchaser shall maintain the D&O Tail Insurance in full force and effect, continue to honor the obligations thereunder and timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

7.16       Use of Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any PIPE Financing shall first be used (i) to pay Purchaser’s accrued Transaction Expenses, (ii) to pay Purchaser’s deferred Transaction Expenses (including cash amounts payable to its underwriter and any legal fees) of the IPO, and (iii) to pay any loans owed by Purchaser to Sponsor for Transaction Expenses (including deferred Transaction Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser and any premiums for the D&O Tail Insurance. Such amounts, as well as any Transaction Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Closing. Any remaining cash will be distributed to a Target Company and used for working capital and general corporate purposes.

7.17       Nasdaq Capital Market Listing. Purchaser, the Company and Pubco shall use their respective reasonable best efforts to cause, as promptly as practicable after the date of this Agreement, but in no event later than the Closing Date; (a) Pubco’s initial listing application with the Nasdaq Capital Market in connection with the Transactions to have been approved; (b) Pubco to satisfy all applicable initial and continuing listing requirements of the Nasdaq Capital Market; and (c) the Pubco Ordinary Shares to have been approved for listing on the Nasdaq Capital Market, subject to official notice of issuance.

7.18       PIPE Financing. During the Interim Period, each of Purchaser, Pubco and the Company will use their reasonable efforts to minimize the amount of funds in the Trust Account that are redeemed by Public Shareholders in the Redemption. Without limiting anything to the contrary contained herein, during the Interim Period, Pubco and Purchaser shall use their commercially reasonable efforts to enter into and consummate the Subscription Agreements with PIPE Investors relating to a PIPE Financing. Pubco, Purchaser, and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Financing and use their respective commercially reasonable efforts to cause such PIPE Financing to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). None of Purchaser, Pubco, or the Company shall enter into any PIPE Financing arrangement without the consent of the others, such consent not to be unreasonably withheld.

7.19       Company Re-registration. Promptly after the date of this Agreement, the Company shall use its best efforts and take all necessary actions required to complete the Company Re-registration.

7.20       Pubco Name Change. In connection with the adoption of the Pubco A&R Memorandum and Articles, Pubco shall change its name from “ClimateRock Holdings Limited” to “E.E.W. Eco Energy World,” or such other name as mutually agreed by the parties.

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ARTICLE VIII
CLOSING CONDITIONS

8.1         Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a)         Required Purchaser Shareholder Approval. Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at Purchaser Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at Purchaser Extraordinary General Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b)         Antitrust Laws. Any waiting period (and any extension thereof) prescribed by the Antitrust Laws of the relevant jurisdiction and applicable to the consummation of this Agreement shall have expired or been terminated.

(c)         No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d)         Net Tangible Assets Test. Purchaser shall have not received valid redemption requests (that have not subsequently been withdrawn) that would require it to redeem Purchaser Class A Ordinary Shares in an amount that would cause Purchaser not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(e)         Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending.

(f)          Nasdaq Listing. Upon the Closing, Pubco’s initial listing application with the Nasdaq Capital Market in connection with the Closing shall have been approved and, immediately following the Closing, Pubco shall satisfy any applicable initial and continuing listing requirements of the Nasdaq Capital Market. In addition, Pubco shall not have received any notice of non-compliance therewith, and the Pubco Ordinary Shares, shall have been approved for listing on the Nasdaq Capital Market.

(g)         Unconditionality. The Pubco Offer shall have been declared wholly unconditional.

8.2         Conditions to Obligations of the Company. In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Company Share Transfer and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)         Representations and Warranties.

(i)          Each of the representations and warranties (x) of Purchaser contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization and Binding Agreement), Section 4.5 (Capitalization), Section 4.18 (Finders and Brokers), and Section 4.21 (Trust Account) and (y) of Pubco and Merger Sub contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Ownership) and Section 5.9 (Finders and Brokers), in each case, shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein), in each case as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(ii)         The representations and warranties of Purchaser contained in Section 6.8 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement.

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(iii)        Each of the representations and warranties of Purchaser, Pubco, and Merger Sub contained in ARTICLE IV and ARTICLE V of this Agreement other than the representations and warranties of Purchaser described in Section 8.2(a)(i) and Section 8.2(a)(ii), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein but giving effect to the use of the defined term “Purchaser Material Contract”) as of the Closing as if made anew at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)         Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)         No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d)         Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion of the Redemption and the payment of Purchaser’s and the Company’s Transaction Expenses) and taking into account the proceeds from any PIPE Financing, of at least Forty Million U.S. Dollars ($40,000,000).

(e)         Officer Certificate. Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the conditions specified in Sections 8.2(a), 8.2(b), 8.2(c) and 8.2(d).

8.3         Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 8.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a)         Representations and Warranties.

(i)          Each of the representations and warranties (x) of the Company contained in Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Sections 6.3(a) and (b) (Capitalization) and Section 6.26 (Finders and Brokers) (collectively, the “Fundamental Representations”) in each case, shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein), in each case as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(ii)         The representations and warranties of the Company contained in Section 6.8(a) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement.

(iii)        Each of the representations of the Company contained in ARTICLE VI of this Agreement other than the representations and warranties of the Company described in Section 8.3(a)(i) and Section 8.3(a)(ii), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein but giving effect to the use of the defined term “Company Material Contract”) as of the Closing as if made anew at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)         Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

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(c)         No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d)         Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).

(e)         Secretary Certificates.

(i)          Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by the Secretary of the Company in such capacity, certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, (B) the requisite resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is or is required to be a party or bound, and the consummation of the Transactions, (C) evidence that the Company Shareholder has consented to the Transactions, and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(ii)         The Company shall have received a certificate from Purchaser dated as the Closing Date, signed by the Secretary of Purchaser in such capacity, certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, (B) the requisite resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is or is required to be a party or bound, and the consummation of the Merger, the Company Share Transfer, and the other transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(f)          Re-registration. The Company shall have delivered to Purchaser a certified copy of the certificate of incorporation on re-registration of the Company issued by the United Kingdom Registrar of Companies pursuant to Section 101 of the UK Act following completion of the Company Re-registration.

(g)         Takeover Panel. The Company shall have confirmed to Purchaser in writing that it has informed The Panel on Takeovers and Mergers in the United Kingdom (the “Takeover Panel”) of completion of the Company Re-registration.

8.4         Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Shareholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX
TERMINATION AND EXPENSES

9.1         Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)         by mutual written consent of Purchaser and the Company;

(b)         by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by the earlier of September 30, 2023, and the then applicable deadline for Purchaser to complete its initial business combination in accordance with its Organizational Documents (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(a) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Date;

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(c)         by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a primary cause of, or primarily resulted in, such Order or action by such Governmental Authority;

(d)         by written notice by the Company to Purchaser, if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e)         by written notice by Purchaser to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f)          by written notice by Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by Purchaser to the Company; or

(g)         by written notice by either Purchaser or the Company to the other, if Purchaser Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a primary cause of, or primarily resulted in, the failure to obtain the Required Purchaser Shareholder Approval.

9.2         Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and no further effect, and there shall be no Liability on the part of any Party or any of their respective Representatives whatsoever, and all rights and obligations of each Party shall cease, except: Sections 7.12, 7.13, 9.3, 10.1, ARTICLE XII and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Willful Breach of any covenant under this Agreement or any Fraud claim with respect to any representation or warranty under this Agreement, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in this Section 9.2 and Section 9.3 (but subject to Section 10.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7), no party shall be entitled to seek monetary damages prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions.

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9.3         Fees and Transaction Expenses. Unless otherwise expressly provided herein, all Transaction Expenses shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, all SEC filing fees or printer expenses related to the Registration Statement and any fees relating to antitrust filings shall be borne by Purchaser.

ARTICLE X
WAIVER

10.1       Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to Purchaser’s shareholders, or make any claim against the Trust Account (including any distributions therefrom to Purchaser’s shareholders), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company or any of its respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Trust Account Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom to Purchaser’s shareholders) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom to Purchaser’s shareholders) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom to Purchaser’s shareholders) or any amounts contained therein. In the event that the Company or any of its respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom to Purchaser’s shareholders) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company and its respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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ARTICLE XI
MISCELLANEOUS

11.1       Survival. Representations and warranties of the Parties contained in this Agreement or in any certificate, or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

11.2       Notices. Except as otherwise expressly provided herein, any notice, consent, waiver and other communication hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to: ClimateRock 50 Sloane Avenue London, SW3 3DD United Kingdom Attn: Per Regnarsson Telephone No.: +44 203 954 0590 Email: Info@climate-rock.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Barry I. Grossman
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to the Company, to: E.E.W. Eco Energy World Limited 13 Hanover Square London W1S 1HN Attn: Mr. Svante Kumlin, CEO Telephone No.: [***] Email: [***]

with a copy (which will not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004, USA
Attn: Keith Billotti
Facsimile No.: (212) 480-8421
Telephone No.: (212) 574-1274
Email: billotti@sewkis.com

If to Pubco or Merger Sub prior to the Closing, to:

ClimateRock Holdings Limited
50 Sloane Avenue
London, SW3 3DD
United Kingdom
Attn: Per Regnarsson
Telephone No.: +44 203 954 0590
Email: Info@climate-rock.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Barry I. Grossman
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to Pubco, Purchaser or the Company after the Closing, to: E.E.W. Eco Energy World 13 Hanover Square London W1S 1HN Attn: Mr. Svante Kumlin, CEO Telephone No.: [***] Email: [***]

with a copy (which will not constitute notice) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004, USA
Attn: Keith Billotti
Facsimile No.: (212) 480-8421
Telephone No.: (212) 574-1274
Email: billotti@sewkis.com

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11.3       Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.4       Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.5       Governing Law; Jurisdiction. This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including any counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, including statutes of limitations, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement, any Ancillary Document or the negotiations, execution or performance of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, shall be construed in accordance with and governed by the Laws of the State of Delaware, except that the Laws of England and Wales, and the Laws of Cayman Islands solely to the extent required thereby, shall apply to the Pubco Offer, Company Share Transfer, and the Merger, respectively, in each case without giving effect to the conflict of laws principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply. Any claim, action, suit, investigation or proceeding of any kind whatsoever, including any counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby brought by any other party or its successors or assigns shall be brought and determined only in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Each Party hereto hereby (a) irrevocably consents and submits to the exclusive jurisdiction of any specified court for itself and with respect to its property, generally and unconditionally, in any such claim, action, suit, proceeding or investigation, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the claim, action, suit, proceeding or investigation shall be heard and determined only in any such court and (d) agrees not to bring any claim, action, suit, proceeding or investigation arising out of and relating to this Agreement or the transactions contemplated hereby in any other court. Each Party hereto agrees not to commence any claim, action, suit, proceeding or investigation relating thereto except in the courts described above in the State of Delaware, other than the actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein, and no Party shall file a motion to dismiss any action filed in the State of Delaware consistent with this Section 11.5, on any jurisdiction or venue-related grounds, including the doctrine of forum non conveniens. Each Party hereto irrevocably agrees that venue would be proper in the courts of Delaware described above, and hereby irrevocably waives any objection that any such court is an improper or inconvenient forum for the resolution of any Action. Nothing herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any claim, Action, suit, investigation or proceeding brought pursuant to this Section 11.5.

11.6       WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING OF ANY KIND OR NATURE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY DOCUMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF SUCH PARTY’S RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER

Annex A-50

PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.7       Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.8       Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.9       Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco and the Company.

11.10     Waiver. Purchaser on behalf of itself and its Affiliates and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.11     Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein, including the Original Business Combination Agreement. This Agreement supersedes the Original Business Combination Agreement in its entirety, and upon the effectiveness of this Agreement, the Original Business Combination Agreement shall no longer have any force or effect.

11.12     Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as the context requires; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of

Annex A-51

this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Purchaser its shareholders under the Cayman Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

11.13     Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.14     Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented Purchaser and Sponsor in connection with this Agreement, and has also represented Purchaser and its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, and Merger Sub, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Merger Sub, Purchaser, the Company, or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XII
DEFINITIONS

12.1       Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any subpoena (including any formal request for information), inquiry, hearing, proceeding, controversy, or investigation, by or before any Governmental Authority.

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“Adjusted Closing Exchange Consideration” means an amount equal to the sum of (i) the Closing Exchange Consideration, plus (ii) the aggregate amount of the exercise prices for all Company Ordinary Shares under In-the-Money Vested Company Options in accordance with their terms (and assuming no cashless exercise) plus (iii) the aggregate proceeds actually received by the Company following the date hereof and prior to the Closing for issuance of equity securities permitted by clause (w) in the proviso of Section 7.2(b)(ii).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, U.N. SDG Support, LLC shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Ancillary Documents” means the Holder Support Agreement, the New Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Pubco A&R Memorandum and Articles, Plan of Merger and other documents to be filed with the Registrar of Companies of the Cayman Islands in respect of the Merger, the Pubco Offer Documents, the Surviving Purchaser Subsidiary A&R Memorandum and Articles, and each other agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Cayman Islands are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York and Cayman Islands are generally open for use by customers on such day.

“Cayman Act” means the Companies Act of the Cayman Islands (Revised), as amended.

“Closing Exchange Consideration” means an aggregate value equal to Five Hundred Million U.S. Dollars ($500,000,000).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Loans” means the loans evidenced by that certain convertible loan agreement by and between Company and Anatino Properties Limited dated July 9, 2021, as amended from time to time, including on January 3 2022, July 15 2022 and November 30 2022, for a total principal of €10.5 million, bearing 10% interest and with a 25% redemption premium.

“Company Convertible Securities” means, collectively, any Company Options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Plan” means the E.E.W. Eco Energy World Plc 2021 Share Option Plan.

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“Company IP License” means any license, sub-license and other agreements or permissions, under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property of a third party, excluding (a) licenses for Open Source Materials, (b) “shrink wrap,” “click wrap,” and “off the shelf” Software licenses and (c) any other agreements relating to any Software or to the provision of Software-enabled services that is/are commercially available to the public generally with license, maintenance, support and other fees of less than $500,000 per year.

“Company Options” means, collectively, all outstanding options to purchase Company Ordinary Shares, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under the Company Equity Plan or otherwise.

“Company Ordinary Shares” shall mean the ordinary shares in issue, par value €0.05 per share, of the Company as of the date of this Agreement.

“Company Re-registration” means the re-registration of the Company as a private company limited by shares, the steps to effect which shall include, but not be limited to (i) preparing a circular to be sent to the shareholders of the Company in respect of the proposed re-registration of the Company as a private company limited by shares, which shall include all information required and / or recommended by the Takeover Panel, (ii) passing a special resolution by the requisite majority of the Company’s shareholders at a properly convened general meeting of the Company to (A) re-register the Company as a private company limited by shares, (B) change the name of the Company to “E.E.W. Eco Energy World Limited” (or such other name as the Company shall nominate) and (C) adopt new articles of association of the Company, (iii) execute and file Form RR02 (Application by a public company for re-registration as a private limited company) with the United Kingdom Registrar of Companies, together with all necessary enclosures and (iv) the Company taking any steps (in its sole and absolute discretion) to address any application by any shareholder(s) of the Company pursuant to section 98 of the UK Act to cancel the special resolution effecting the re-registration of the Company as a private company limited by shares.

“Company Securities” means, collectively, the Company Ordinary Shares and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares.

“Company Shareholder Acceptance” means the form of acceptance agreement to be used by shareholders to evidence such Company Shareholder’s acceptance of the Pubco Offer.

“Company VDR” means the electronic data room hosted at www.ecoenergyworld.app.box.com, accessible as of 8:00PM, New York Time on October 5, 2022, containing copies of documents and other information relating to the Company made available to Purchaser, a copy of the contents of which is contained on a USB, delivered by the Company to Purchaser on the date of this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of May 5, 2022 between Purchaser and the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), excluding (a) any Benefit Plan or Company Benefit Plan, (b) licenses for Open Source Materials, (c) “shrink wrap,” “click wrap,” and “off the shelf” Software licenses and (d) any other agreements relating to any Software or to the provision of Software-enabled services that is/are commercially available to the public generally with license, maintenance, support and other fees of less than $500,000 per year.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%)

Annex A-54

or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1151 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 111 et seq., Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (to the extent it relates to exposure to hazardous substances), the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Oil Pollution Act of 1990 and analogous state acts.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of April 27, 2022, by and among Purchaser, Sponsor and the other “Investors” named therein.

“Fraud” means with respect to any Party, means an actual and intentional fraud by such Party of the representations and warranties set forth in ARTICLE IV, ARTICLE V, or ARTICLE VI as applicable, or any certificate delivered hereunder, with the intent that another Party rely on such representations and warranties, coupled with such other Party’s detrimental reliance on such representations and warranties under circumstances that constitute common law fraud under the Laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, constructive fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“Fully-Diluted Company Ordinary Shares” means the total number of issued and outstanding Company Ordinary Shares immediately prior to the Effective Time, plus (i) the number of Company Ordinary Shares into which the issued and outstanding In-the-Money Vested Company Options are exercisable as of the Effective Time, plus, (ii) without duplication of clause (i), the additional number of Company Ordinary Shares into which the issued and outstanding In-the-Money Company Options will be exercisable if vested prior to December 31, 2023, (iii) the number of Company Ordinary Shares into which the Company Convertible Securities issued pursuant to the Company Convertible Loans are converted as of the Effective Time, and (iv) the number of shares issued pursuant to clause (w) in the proviso of Section 7.2(b)(ii).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

Annex A-55

“Grid Connection Agreement” means for a Project, any transmission or distribution connection agreement with the applicable transmission or distribution network operator relating to the provision of grid transmission or distribution services relating to that Project.

“Grid Connection Application” means for a Project, any application submitted to procure a Grid Connection Offer for that Project.

“Grid Connection Documents” means for a Project, the Grid Connection Application (if any), the Grid Connection Offer (if any) and the Grid Connection Agreement (if any) (or any one or combination of them, as the context requires) relating to that Project.

“Grid Connection Offer” means for a Project, a contestable and non-contestable offer or non-contestable offer only (as applicable) for electricity connection works relating to that Project from the applicable transmission or distribution network operator to the Project (or other Target Project SPV as applicable) named on the Grid Connection Application for that Project, as varied, supplemented or novated from time to time.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (as applicable based on the accounting principles used by the applicable Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intangible rights recognized as protectable intellectual property under the Laws of any country.

“Internet Assets” means any and all domain name registrations, web sites and related rights and documentation related thereto.

“In-the-Money Company Option” means a Company Option with an exercise price less than the Per Share Price.

“In-the-Money Vested Company Option” means a vested In-the-Money Company Option.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated April 27, 2022, and filed with the SEC on April 29, 2022 (File Nos. 333-263542).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

Annex A-56

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the Persons listed on Schedule 1.1(a), after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or IFRS (as applicable based on the accounting principles used by the applicable Person) or other applicable accounting standards), including Tax liabilities due and Transaction Expenses.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lost Certificate Indemnity” means a letter executed by way of deed by a holder of Company Ordinary Shares informing the Company of a lost share certificate, confirming ownership and title to the Company Ordinary Shares represented by such share certificate, and agreeing irrevocably to indemnify the Company in respect of any loss arising as a result of such lost share certificate, in form and substance reasonably acceptable to the Company and Purchaser.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or financial condition of such Person and its Subsidiaries, taken as a whole or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions or to perform its obligations hereunder or under any Ancillary Documents to which it is a party or bound; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business (including with respect to or as a result of any material worsening of the ongoing COVID-19 pandemic); (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate (including with respect to or as a result of any material worsening of the ongoing COVID-19 pandemic); (iii) changes in GAAP or IFRS (as applicable based on the accounting principles used by the applicable Person) or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority; (vii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; and (viii) with respect to Purchaser, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur solely to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Merger Sub Ordinary Shares” means the ordinary shares, par value $0.01 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

Annex A-57

“Non-U.S. Plan” means any Company Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by a Target Company for the benefit of employees or terminated employees primarily working or engaged in a jurisdiction other than the United States, other than any agreement, arrangement, plan, policy or program maintained by or required to be maintained by a Governmental Authority.

“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms — including (a) the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, European Union Public License (EUPL), BSD licenses, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, any “sharealike” Creative Commons licenses (such as CC-BY-SA 4.0), (b) any license that includes the Commons Clause and (c) any license that is approved by, or substantially similar to a license approved by, the Open Source Initiative (www.opensource.org/licenses).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict or judicial award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are granted or issued on any such applications and whether or not any such applications are amended, modified, withdrawn or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means an amount equal to (i) the Adjusted Closing Exchange Consideration, divided by (ii) the Fully-Diluted Company Ordinary Shares.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications or registrations of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established (in the case of Purchaser, in accordance with GAAP) with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means any data or information that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Power Purchase Agreement” means a contract for difference or power purchase agreement to be entered into in respect of a Project between a Target Project SPV or any Affiliate thereof and: (i) a licensed supplier, off-taker or trading service provider; or (ii) a major domestic or international corporation, in each case, in respect of the physical or virtual sale and purchase of the renewable electrical output and/or renewable energy guarantees of origin generated by that Project and/or such other products or environmental attributes associated with the electrical output of that Project.

Annex A-58

“Privacy Laws” means all applicable Laws relating to privacy and protection of Personal Data, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act, the California Consumer Privacy Act, the Privacy Act 1988 (Commonwealth of Australia) and the Privacy and Data Protection Act 2014 (Victoria, Australia), in each case to the extent applicable to a Target Company.

“Privacy Policies” means all written policies and notices published from time to time by a Target Company, regarding the processing or security of Personal Data.

“Project Documents” means for each Project, the Property Agreements (if any) and the Grid Connection Documents (if any).

“Projects” means those solar photovoltaic projects being developed by the Target Companies, as are described in the Company VDR.

“Property” means for a Project, the property or site on which that Project is planned to be constructed and operated

“Property Agreements” means for a Project, any agreement, exclusivity agreement, option, license, lease or heads of terms or letter of intent (if any) entered into by any Target Project SPV in relation to the Property for that Project.

“Pubco Memorandum and Articles of Association” means the Memorandum and Articles of Association of Pubco.

“Pubco Offer Documents” means the Exchange Offer Prospectus and the Company Shareholder Acceptance.

“Pubco Ordinary Shares” means the ordinary shares of Pubco par value $0.0001 per share.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Securities” means the Pubco Ordinary Shares, and the Pubco Warrants, collectively.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Class A Ordinary Shares” means the Class A ordinary share, par value $0.0001 per share, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company or any of its respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information.

“Purchaser Memorandum and Articles” means the amended and restated memorandum and articles of association of Purchaser, as amended and in effect under the Cayman Act; provided that references herein to the Purchaser Memorandum and Articles for periods after the Merger includes the Surviving Purchaser Subsidiary A&R Memorandum and Articles.

“Purchaser Ordinary Shares” means Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares, collectively.

“Purchaser Preference Shares” means the preference shares, par value $0.0001 per share, of Purchaser.

Annex A-59

“Purchaser Private Warrant” means one private placement warrant that was issued to Sponsor at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Class A Ordinary Share, one (1) right that entitles the holder thereof to receive one-tenth (1/10) of one Purchaser Class A Ordinary Share, and one-half of one redeemable Purchaser Public Warrant.

“Purchaser Public Warrant” means one (1) warrant that was issued at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Right” means one right that was included as part of each Purchaser Public Unit entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Class A Ordinary Share upon the consummation by Purchaser of its Business Combination.

“Purchaser Securities” means Purchaser Public Units, Purchaser Ordinary Shares, Purchaser Preference Shares, Purchaser Rights, and Purchaser Warrants, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to price at which each Purchaser Class A Ordinary Share is redeemed or converted pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means U.N. SDG Support, LLC, a Delaware limited liability company, in its capacity as sponsor of Purchaser.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.
Annex A-60

“Target Companies” means, collectively, the Company and its direct and indirect Subsidiaries.

“Target Project SPV” means each Target Company which acts as a special purpose vehicle for a Project.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect U.S. federal, state, local, non-U.S. and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and (b) any liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law.

“Taxing Authority” shall mean any U.S. federal, state, provincial, municipal, local or non-U.S., authority, service, body or official competent to assess, collect or impose a liability for Taxes.

“Trade Secrets” means (a) any trade secrets, (b) confidential business information, and (c) concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions and improvements that are subject to trade secret protection, know-how protection or protection of confidential information under the Laws of any jurisdiction.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means, with regard to a Party, all fees and expenses of any of such Party incurred or payable as of the Closing and not paid prior to the Closing (i) (x) in the case of the Company, in connection with the consummation of the transactions contemplated hereby, and (y) in the case of the Purchaser, Pubco, or Merger Sub in connection with the consummation of the transactions contemplated hereby, the Purchaser’s initial public offering or their respective operations, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of such Party, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (iii) any sales, use, real property transfer, stamp, stock transfer, documentary, excise, recording, registration, value-added or other similar transfer Taxes imposed on Purchaser, Pubco, Merger Sub or any Target Company or otherwise imposed in connection with the Transactions.

“Transactions” shall mean the transactions contemplated by or pursuant to this Agreement or the Ancillary Documents, including the Merger and Company Share Transfer.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of April 27, 2022, as it may be amended, by and between Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“UK Act” means the Companies Act 2006 (c 46), as amended.

Annex A-61

“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause an actual breach of this Agreement.

12.2       Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	7.6(a)
Agreement	Preamble
Alternative Transaction	7.6(a)
Antitrust Laws	7.9(b)
Audited Company Financials	6.7(a)
Balance Sheet Date	6.7(a)
Business Combination	10.1
CFO	2.7(b)
Closing	3.1
Closing Date	3.1
Closing Filing	7.12(b)
Closing Press Release	7.12(b)
Company	Preamble
Company Benefit Plan	6.19(a)
Company Certificates	2.5(a)
Company Disclosure Schedules	Article VI
Company Financials	6.7(a)
Company IP	6.13(a)
Company Material Contract	6.12(a)
Company Ordinary Shares	6.3(a)
Company Permits	6.10
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
Company Share Transfer	Recital E
Company Ordinary Shares	6.3(a)
D&O Indemnified Persons	7.15(a)
D&O Tail Insurance	7.15(b)
DGCL	1.1
Earnout Milestone	2.7(a)
Earnout Period	2.7(a)
Earnout Shares	2.7(a)
Earnout Statement	2.7(b)
Effective Time	1.2
Enforceability Exceptions	4.2
Environmental Permits	6.20(a)
Expenses	9.3
Exchange Offer Prospectus	7.11(a)
Federal Securities Laws	7.7
Fundamental Representations	8.3(a)
Interim Period	7.1
Interim Period Financials	7.4(b)
Letter of Transmittal	2.5(a)
Merger	Recital E
Merger Sub	Preamble

Annex A-62

Term	Section
OFAC	4.19(c)
Original Business Combination Agreement	Recital F
Outside Date	9.1(a)
Party(ies)	Preamble
PIPE Financing	Recital I
PIPE Investor	Recital I
PIPE Shares	Recital I
Plan of Merger	1.2
Post-Closing Pubco Board	7.14(a)
Proxy Statement	7.11(a)
Pubco	Preamble
Pubco A&R Memorandum and Articles	Recital L
Pubco Offer	Recital E
Pubco Option	2.3
Public Certifications	4.6(a)
Public Shareholders	10.1
Purchaser	Preamble
Purchaser Certificate of Merger	1.2
Purchaser Disclosure Schedules	Article IV
Purchaser Extraordinary General Meeting	7.11(a)
Purchaser Financials	4.6(c)
Purchaser Material Contract	4.14(a)
Purchaser Shareholder Approval Matters	7.11(a)
Redemption	2.1
Registrar	2.5(a)
Registration Statement	7.11(a)
Related Person	7.11(a)
Required Purchaser Shareholder Approval	8.1(a)
SEC Reports	4.6(a)
Signing Filing	7.12(b)
Signing Press Release	7.12(b)
Subscription Agreements	Recital I
Surviving Company Subsidiary	2.1
Takeover Panel	8.3(g)
Top Customers	1.1
Transmittal Documents	2.5(b)
Trust Account Released Claims	10.1
UK Takeover Code	6.29
Unconditional Date	Recital J
Holder Support Agreement	Recital H

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

Annex A-63

IN WITNESS WHEREOF, each Party hereto has caused this Amended and Restated Business Combination Agreement to be signed and delivered as of the date first written above.

Purchaser:
CLIMATEROCK
By:
Name:
Title:
Pubco:
CLIMATEROCK HOLDINGS LIMITED
By:
Name:
Title:
Merger Sub:
CLIMATEROCK MERGER SUB LIMITED
By:
Name:
Title:
The Company:
E.E.W. ECO ENERGY WORLD LIMITED
By:
Name:
Title:

Signature Page to Amended and Restated Business Combination Agreement

Annex A-64

Annex B

Form of Amended and Restated Memorandum and Articles of Association of Pubco

Annex B-1

Annex C

Form of Proxy for Extraordinary General Meeting of Shareholders of ClimateRock

Annex C-1

Annex D

June 28, 2023

PRIVATE & CONFIDENTIAL

For the Board of Directors of ClimateRock (NASDAQ:CLRC)
50 Sloane Avenue, London, SW3 3DD, United Kingdom

We understand that ClimateRock (NASDAQ:CLRC), a publicly traded special purpose acquisition company that is a Cayman Islands exempted company (“ClimateRock”) is considering a business combination with E.E.W. Eco Energy World PLC, a privately-held company formed under the laws of England and Wales (“EEW”, and together with ClimateRock, collectively, the “Parties”).

•        Pursuant to the terms of that certain amended and restated business combination agreement, by and among EEW, ClimateRock and the other parties thereto, the Parties intend to effect a business combination transaction whereby (a) ClimateRock will merge with a wholly-owned subsidiary of a newly formed Cayman Islands holding company, that will become the publicly listed company after the closing (“Pubco”), with ClimateRock continuing as the surviving entity (the “Merger”), as a result of which, (i) ClimateRock shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of ClimateRock immediately prior to the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco shall (i) acquire all of the issued and outstanding ordinary shares of EEW from the shareholders of EEW in exchange for ordinary shares of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

•        In full payment for the purchased shares and the assumption of certain EEW options, EEW’s Security Holders collectively shall be entitled to receive from Pubco, in the aggregate, a number of Pubco Ordinary Shares and Assumed Options with an aggregate value equal to Five Hundred Million U.S. Dollars ($500,000,000) (the “Base Consideration”).

•        The shareholders of EEW shall also have a contingent right to receive approximately One Hundred and Fifty Million U.S. Dollars ($150,000,000) of additional equity consideration (the “Earnout Consideration” and together with the Base Consideration, the “Consideration”) through an equity earnout if a certain revenue-based milestone is achieved by Pubco and its subsidiaries during calendar year 2023.

The Board of Directors of ClimateRock have retained Newbridge Securities Corporation (“Newbridge”) to render an Opinion as to whether, on the date of such Opinion, the Consideration is fair, from a financial point of view to ClimateRock’s Ordinary Shareholders.

We have not been requested to opine to, and our Opinion does not in any manner address the underlying business decision of ClimateRock to proceed with the Transaction. In addition, we have not been requested to explore any alternatives to the Transaction. Further, our Opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for ClimateRock.

Annex D-1

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, related-party transactions, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Newbridge will receive a fee and reimbursement of its expenses for such services. No portion of our fee is contingent upon consummation of the Transaction. In addition, ClimateRock has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Transaction.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, ClimateRock, and its successor entities.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

•        Considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        Reviewed drafts of the Business Combination Agreements related to the Transaction;

•        Reviewed ClimateRock’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of ClimateRock since its IPO in May 2022;

•        Reviewed publicly available financial information of ClimateRock filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, and certain reports on material events filed on Forms 8-K between April 29th, 2022, through June 27, 2023;

•        Reviewed a financial model of EEW with historical data and future financial projections (including potential revenue growth, EBITDA and net income margins) provided by EEW’s management team;

•        Performed a discounted cash flow analysis layered onto EEW’s financial model;

•        Performed a Public Company Comparable analysis of similar companies to EEW in the “Renewable Electricity” sector to derive the Enterprise Value / EBITDA multiples;

•        Performed Comparable Precedent M&A transaction analysis of similar companies to EEW in the “Renewable” sector to derive the Enterprise Value / EBITDA multiples;

•        Conducted discussions with ClimateRock’s other financial advisors to better understand EEW’s recent business history, and future project sale history and schedule; and

•        Performed such other analyses and examinations, as we deemed appropriate.

In forming our Opinion, we have had full access to, and full cooperation from the management teams of ClimateRock and EEW to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.

Annex D-2

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of ClimateRock and EEW provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management teams of both ClimateRock and EEW as to the future financial performance of the combined parties without and subsequent to a potential business combination.

This Opinion is solely for the use of the Board of Directors of ClimateRock, and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with ClimateRock may be included in, filings made by ClimateRock or Pubco with the U.S. Securities & Exchange Commission and in any proxy statement or similar disclosure document delivered to stockholders of ClimateRock.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Consideration is fair, from a financial point of view to ClimateRock’s shareholders.

Sincerely,

Newbridge Securities Corporation

Chad D. Champion
Senior Managing Director, Head of Equity Capital Markets

Annex D-3

Annex E

Dated [Date]

ClimateRock

ClimateRock Merger Sub Limited

_______________________

plan of merger

_______________________

501297.00003

Annex E-1

This plan of merger (Plan) is dated [Date] 2022

parties:

1            ClimateRock, an exempted company incorporated in the Cayman Islands and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Surviving Company); and

2            ClimateRock Merger Sub Limited, an exempted company incorporated in the Cayman Islands and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Merging Company),

(the Merging Company and the Surviving Company are together the Companies).

recitals:

A           On the date of this Plan, the Surviving Company has an authorized share capital of USD50,000 divided into 479,000,000 Class A Ordinary Shares of USD0.0001 each (Class A Ordinary Shares), 20,000,000 Class B Ordinary Shares of USD0.0001 each (Class B Ordinary Shares) and 1,000,000 preference Shares of USD0.0001 each (Preference Shares and together with the Class A Ordinary Shares and the Class B Ordinary Shares, the Surviving Company Shares) of which 7,993,125 Class A Ordinary Shares and 1,968,750 Class B Ordinary Shares are in issue, which are held by [Name of shareholder(s)].

B           On the date of this Plan, the Merging Company has an authorized share capital of USD50,000 divided into 5,000,000 Ordinary Shares of USD0.01 each of which one Ordinary Share of USD0.01 is in issue, which is held by ClimateRock Holdings Limited (the Merging Company Shareholder).

C           The directors of each Company deem it advisable that, and have resolved that, the Companies merge, pursuant to Part XVI of the Companies Act (Revised) and upon the terms and conditions hereinafter set forth and set forth in the business combination agreement dated 6 October 2022 between the Surviving Company, ClimateRock Holdings Limited, the Merging Company and E.E.W. Eco Energy World PLC (Merger Agreement), intending that the business carried on by the Merging Company shall, from the Effective Date (as defined below), be carried on by the Surviving Company.

agreement:

1            Merger

Upon the terms and subject to the conditions set forth below and set forth in the Merger Agreement, at the Effective Date (as defined in clause 2), the Merging Company shall be merged with and into the Surviving Company (the Merger), after which the separate existence of the Merging Company shall cease and the Surviving Company shall be the surviving entity and shall continue to operate under its current name.

2            Effective Date

The Merger shall be effective on the date that the Plan is registered by the Registrar of Companies for the Cayman Islands (such date being the Effective Date).

3            Terms and conditions of the Merger

3.1         The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in this Plan and the Merger Agreement scheduled at Schedule 1 hereto.

3.2         Upon the Effective Date (but not before), the rights, property, business, undertaking, goodwill, benefits, immunities and privileges of the Merging Company shall vest in the Surviving Company in accordance with Section 236(1)(b) of the Companies Act, and the Surviving Company shall become liable for and subject, in the same manner as the Merging Company, to all mortgages, charges and security interests, and all contracts, obligations, claims, debts and liabilities of the Merging Company in accordance with Section 236(1)(c) of the Companies Act.

3.3         Upon the Effective Date, the Merging Company shall be struck from the Register of Companies.

Annex E-2

4            Memorandum and articles of association the Surviving Company

On the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the form of the amended and restated memorandum and articles of association of the Merging Company as in effect immediately prior to the Effective Date and in the form set out in Schedule 2 (the M&A).

5            Rights and restrictions attaching to Shares

From the Effective Date, the rights and restrictions attaching to the shares of the Surviving Company are set out in the M&A.

6            Directors

6.1         The names and addresses of the directors of the Surviving Company are:

Name	Address
Per Regnarsson	18 Esher Place Avenue Esher Surrey KT10 8PY United Kingdom

6.2         No director of the Surviving Company or the Merging Company has received or will receive any benefit consequent upon the Merger.

7            Secured creditors

Neither the Surviving Company nor the Merging Company has any secured creditors.

8            Termination/amendment

At any time before the Effective Date this Plan may be:

(a)         terminated by the directors of the Surviving Company or the Merging Company; or

(b)         amended by the directors of the Surviving Company or the Merging Company to change the Effective Date (provided that the new Effective Date complies with the Act) or to change any other matter permitted by Section 235(1) of the Companies Act.

9            Approvals and authorization

9.1         This Plan has been approved by the respective boards of directors of the Surviving Company and the Merging Company pursuant to section 233(3) of the Companies Act.

9.2         Pursuant to section 233(6) of the Companies Act, this Plan has been approved by way of special resolution of the members of each of the Surviving Company and the Merging Company. No other approvals are required by the respective articles of association of the Surviving Company and the Merging Company.

10          Miscellaneous

10.1       This Plan may be executed in counterparts.

10.2       This Plan shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page follows.]

Annex E-3

IN WITNESS whereof this Plan has been entered into by the parties on the day and year first above written.

Signed for and on behalf of ClimateRock

Signature
[Name]
Director
Signed for and on behalf of ClimateRock Merger Sub Limited

Signature

[Name]
Director

Annex E-4

Schedule 1

Merger Agreement

Annex E-5

Schedule 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex E-6

ALTERNATIVE INFORMATION FOR THE
EXCHANGE OFFER PROSPECTUS

In connection with the Pubco Offer, Pubco will distribute an exchange offer prospectus to EEW Shareholders. We refer to the Pubco Offer Document beginning on page ALT-2, including the annexes thereto, as the “exchange offer prospectus.” The proxy statement/prospectus and the exchange offer prospectus will be substantively similar, except as set forth Under “Explanatory Note”.

Regarding the information contained in this alternative information for the exchange offer prospectus beginning on page ALT-1, the following should also be taken into account:

•        references in this alternative information for the exchange offer prospectus to this “document” or the “prospectus” should be read as references to the exchange offer prospectus;

•        the exchange offer prospectus will not be distributed to EEW Shareholders until it is declared effective by the SEC; and

•        the information set forth in this alternative information for the exchange offer prospectus, was prepared according to English law, which may have different disclosure requirements than U.S. securities laws.

ALT-1

The information in this draft offer document is not complete and may be changed. We may not commence the offer or issue securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This offer document is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer is not permitted. This offer document has not been subject to the scrutiny and approval by the relevant competent authority.

Draft Offer Document — Subject to Completion, Dated               , 2023

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in doubt about the Offer or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker or other independent financial adviser authorised under the Financial Services and Markets Act 2000, if you are in the United Kingdom, or from another appropriately authorised independent financial adviser if you are taking advice outside the United Kingdom.

This document and any documents incorporated into it by reference should be read in conjunction with the accompanying Form of Acceptance (if you hold EEW Shares in certificated form), which forms part of this document.

If you have sold or otherwise transferred all of your EEW Shares (other than pursuant to the Offer), please send this document and the accompanying reply-paid envelope (for use in the UK only) as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for onward transmission to the purchaser or transferee. However, such documents should not be forwarded, distributed, transmitted, released or published (including by custodians, nominees and trustees) in whole or in part, directly or indirectly, in or into any jurisdiction in which such act would constitute a violation of the relevant laws of such jurisdiction. If you have sold or otherwise transferred only part of your holding of EEW Shares, you should retain these documents and consult the stockbroker, bank or other agent through whom the sale or transfer was effected. If you have recently purchased or otherwise acquired EEW Shares in certificated form, notwithstanding receipt of this document and any accompanying documents from the transferor, you should contact the Receiving Agent, Avenir Registrars Limited at 5 St. John’s Lane, London, EC1M 4BH or registers@avenir-registrars.co.uk to obtain a Form of Acceptance.

The release, publication or distribution of this document and/or the accompanying documents (in whole or in part) in, into or from jurisdictions other than the United Kingdom and the United States, and the availability of the Offer to EEW Shareholders who are not resident in the United Kingdom or the United States, may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about, and observe, any applicable restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

RECOMMENDED SECURITIES EXCHANGE OFFER

FOR

E.E.W. ECO ENERGY WORLD PLC

BY

CLIMATEROCK HOLDINGS LIMITED

The procedure for acceptance of the Offer is set out on page ALT-26 of this document and Part C and Part D of Part Two and, in respect of certificated EEW Shares, is further described in the Form of Acceptance.

TO ACCEPT THE OFFER IN RESPECT OF CERTIFICATED EEW SHARES, THE FORM OF ACCEPTANCE SHOULD BE COMPLETED, SIGNED AND RETURNED AS SOON AS POSSIBLE, TOGETHER WITH YOUR VALID SHARE CERTIFICATE(S) AND, IN ANY EVENT, SO AS TO BE RECEIVED BY THE RECEIVING AGENT, BY NO LATER THAN                (LONDON TIME) ON               .

ALT-2

THIS DOCUMENT DOES NOT CONSTITUTE A PROSPECTUS OR PROSPECTUS EQUIVALENT DOCUMENT IN ANY JURISDICTION OTHER THAN THE UNITED STATES AND NO SUCH PROSPECTUS OR EQUIVALENT DOCUMENT IS REQUIRED TO BE PUBLISHED. THIS DOCUMENT IS BEING DISTRIBUTED TO PERSONS IN THE UNITED KINGDOM ONLY IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED) DOES NOT APPLY OR IN RESPECT OF WHICH THERE IS AN APPLICABLE EXEMPTION.

TO ACCEPT THE OFFER IN RESPECT OF UNCERTIFICATED EEW SHARES, ACCEPTANCES SHOULD BE MADE ELECTRONICALLY THROUGH CREST SO THAT THE TTE INSTRUCTION SETTLES AS SOON AS POSSIBLE AND IN ANY EVENT NO LATER THAN                (LONDON TIME) ON               . IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD REFER TO YOUR CREST SPONSOR AS ONLY YOUR CREST SPONSOR WILL BE ABLE TO SEND THE NECESSARY TTE INSTRUCTION TO EUROCLEAR.

If you have any questions about this document or are in any doubt as to how to complete the Form of Acceptance (if you hold certificated EEW Shares), or if you want to request a hard copy of this document (and any information incorporated into it by reference to another source), please reach out to the Receiving Agent, Avenir on registers@avenir-registrars.co.uk. Please note that Avenir cannot provide any financial, legal or tax advice.

This document is dated               2023.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFER DOCUMENT OR ANY OTHER DOCUMENTS REGARDING THE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE UNDER U.S. LAW.

INFORMATION ABOUT THE OFFER IS CONTAINED IN THIS OFFER DOCUMENT, WHICH WE URGE YOU TO READ. IN PARTICULAR, SEE “RISK FACTORS” BEGINNING ON PAGE 39 OF ANNEX B TO THIS DOCUMENT.

ALT-3

IMPORTANT NOTICES

Overseas Shareholders

The release, publication, distribution or availability of this document or the Offer to persons who are residents, citizens or nationals of, jurisdictions other than the United Kingdom and the United States may be restricted by the laws and regulations of those jurisdictions and therefore any persons into whose possession this document comes (who are subject to the laws and regulations of any jurisdiction other than the United Kingdom or the United States) should inform themselves of, and observe, any applicable restrictions. In particular, the ability of persons who are not resident in the United Kingdom or the United States, or who are subject to the laws of another jurisdiction, to participate in the Offer or to accept or procure the acceptance of the Offer (when made), may be affected by the laws of the relevant jurisdictions in which they are located. EEW Shareholders who are in any doubt regarding such matters should consult an appropriate independent financial adviser in their relevant jurisdiction without delay. Any failure to comply with such requirements may constitute a violation of the laws and/or regulation of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and other persons involved in the Offer disclaim any responsibility or liability for any violation of such restrictions by any person.

This document has been prepared for the purposes of complying with the laws of England and Wales and information disclosed may not be the same as that which would have been prepared in accordance with the laws of jurisdictions outside England and Wales. The Offer is exclusively carried out in accordance with the laws of England and Wales and applicable provisions of the securities laws of the United States of America, including the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

Unless otherwise determined by Pubco and permitted by applicable law and regulation, the Offer shall not be made available, directly or indirectly, in, into or from any jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Offer by any such use, means, instrumentality or form within a jursidiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this document, the Form of Acceptance and all documents relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this document, the Form of Acceptance and all documents relating to the Offer (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction.

Further information for Overseas Shareholders is set out in paragraph 4 of Part B of Part Two to this document. Any person (including, without limitation, any custodian, nominee or trustee) who would, or otherwise intends to, or who may have a contractual or legal obligation to forward this document, together with the accompanying Form of Acceptance, to any jurisdiction outside the United Kingdom should read that paragraph.

Notice to Shareholders in the United States

Pursuant to applicable U.S. securities laws, including Section 5 of the Securities Act, and Rule 145 thereunder, in the United States, Pubco is required to file a registration statement on Form F-4 (together with any amendments or supplements thereto, the “Registration Statement”) with respect to the Pubco Ordinary Shares to be issued in the Offer and in connection with the Merger. The Offer may only be commenced after the SEC declares the Registration Statement effective. Once Pubco has satisfactorily addressed all SEC comments in an amendment or amendments to the Registration Statement, Pubco will request that the SEC declare the Registration Statement effective. Application will be made for admission to trading of the Pubco Ordinary Shares on the Nasdaq Stock Exchange under the symbol “EEW”. Pubco cannot assure the EEW Shareholders that the Pubco Ordinary Shares will be approved for listing on the Nasdaq Stock Market.

The Offer and this document are subject to the laws of England. The Offer relates to the securities of an English company and is subject to the disclosure requirements applicable under English law, which may be different in material aspects from those applicable in the U.S.

ALT-4

The Offer is being made in the U.S. pursuant to Section 14(e) of, and Regulation 14E promulgated under, the Exchange Act, subject to the exemptions provided by Rule 14d-1(c) under the Exchange Act and otherwise in accordance with the requirements of English law. The Offer is not subject to Section 14(d)(1) of, or Regulation 14D promulgated under, the Exchange Act. Neither Pubco nor EEW is currently subject to the periodic reporting requirements under the Exchange Act and is not required to, and does not, file any reports with the SEC thereunder.

The Offer is made to EEW Shareholders residing in the U.S. on the same terms and conditions as those made to all other EEW Shareholders to whom the Exchange Offer is made. Any information documents, including this document, are being disseminated to EEW Shareholders whose place of residence, seat or habitual residence is in the U.S. on a basis reasonably comparable to the method that such documents are provided to the other EEW Shareholders.

In addition, the procedures for the tender of EEW Shares and settlement of the consideration due to each EEW Shareholder who accepts the Offer will be carried out in accordance with the laws and regulations applicable in England and Wales, which may differ in material aspects from the rules and procedures applicable to a tender offer for the securities of a domestic U.S. company, in particular with respect to withdrawal rights, offer timetable, settlement procedures and the payment date of the securities. For example, certain financial information in this document has been prepared in accordance with the IFRS and may therefore not be comparable to financial information relating to U.S. companies and other companies whose financial information is determined in accordance with U.S. GAAP. Furthermore, the payment and settlement procedure with respect to the Offer will comply with the laws and regulations applicable in England and Wales (in addition to the terms of the Offer itself), which may differ from payment and settlement procedures customary in the U.S., particularly with regard to the payment date of the consideration.

It may be difficult for EEW Shareholders to enforce their rights and any claim they may have arising under the U.S. securities laws, since Pubco and EEW are located in non-U.S. jurisdictions, and some or all of their respective officers and directors are residents of non-U.S. jurisdictions. The EEW Shareholders may not be able to sue Pubco or EEW and/or their respective officers or directors in a non-U.S. court for violations of U.S. securities law. Further, it may be difficult to compel Pubco and EEW and their respective subsidiaries or affiliates and, in each case, their respective directors and officers to subject themselves to a U.S. court’s judgment.

The receipt of Pubco Ordinary Shares pursuant to the Offer may be a taxable transaction under applicable tax laws. Each EEW Shareholder is urged to consult its independent professional advisor immediately regarding the tax consequences of accepting the Offer.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFER DOCUMENT OR ANY OTHER DOCUMENTS REGARDING THE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE UNDER U.S. LAW.

Availability of Hard Copies

You may, subject to any restrictions that may apply to persons resident in Restricted Jurisdictions, request a hard copy of this document (and any information incorporated into it by reference) and the Form of Acceptance by contacting the Receiving Agent, Avenir at 5 St. John’s Lane, London, EC1M 4BH United Kingdom or on registers@avenir-registrars.co.uk. You may also request that all future documents, announcements and information to be sent to you in relation to the Offer should be sent in hard copy form.

Rounding

Certain figures included in this document, including financial information, have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them and, in certain instances, the sum or percentage change of the numbers contained in this document may not conform exactly with the total figure given.

ALT-5

TO ACCEPT THE OFFER

If you hold EEW Shares in certificated form:

If you hold your EEW Shares, or any of them, in certificated form (that is, NOT in CREST), to accept the Offer in respect of those EEW Shares, you should complete, sign and return the accompanying Form of Acceptance together with your valid share certificate(s) and/or other relevant document(s) of title by post to the Receiving Agent at Avenir, 5 St. John’s Lane, London, EC1M 4BH as soon as possible and in any event so as to be received no later than                (London time) on               . Further details on the procedures for acceptance of the Offer if you hold any of your EEW Shares in certificated form are set out in paragraph 9.1 of Part One (Letter from Pubco) of this document, Part C of Part Two to this document and in the accompanying Form of Acceptance. A reply-paid envelope is enclosed for use in the United Kingdom.

If you hold EEW Shares in uncertificated form:

If you hold your EEW Shares, or any of them, in uncertificated form (that is, in CREST), to accept the Offer in respect of those EEW Shares, you should follow the procedure for Electronic Acceptance through CREST so that the TTE instruction settles as soon as possible and, in any event, no later than                (London time) on               . Further details on the procedures for acceptance of the Offer if you hold any of your EEW Shares in uncertificated form are set out in paragraph 9.2 of Part One (Letter from Pubco) of this document and Part D of Part Two to this document. If you hold your EEW Shares as a CREST sponsored member, you should refer acceptance of the Offer to your CREST sponsor as only your CREST sponsor will be able to send the necessary TTE instruction to Euroclear.

ACCEPTANCES OF THE OFFER MUST BE RECEIVED BY                (LONDON TIME) ON

You are advised to read the whole of this document carefully.

THE INITIAL OFFER ACCEPTANCE DEADLINE IS (LONDON TIME) ON THE OFFER CLOSING DATE IS (LONDON TIME) ON

Helpline

If you have any questions relating to this document or the completion and return of the Form of Acceptance (or wish to obtain an additional Form of Acceptance), please contact the Receiving Agent Avenir on registers@avenir-registrars.co.uk. Please note that Avenir cannot provide any financial, legal or tax advice.

Settlement

Subject to the Offer becoming or being declared unconditional in all respects, settlement for those EEW Shareholders who have validly accepted the Offer by the Initial Acceptance Deadline will be effected upon the Offer becoming or being declared unconditional in all respects or, in relation to valid acceptances received after this date, simultaneously with the settlement of consideration to EEW Shareholders whose EEW Shares are obtained through the compulsory acquisition process.

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EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Each of the times and dates in the table below are indicative only and may be subject to change. References below and in this document to a time of day are to London time.

Event	Time and Date
Posting of this document and the accompanying Form of Acceptance
Earliest date on which the Offer expected to become unconditional as to acceptances(1)
Deadline to accept the Offer in order to receive consideration at the completion of the Business Combination Agreement (“Initial Offer Acceptance Deadline”)(2)
Earliest date on which conditions of the Business Combination Agreement expected to be satisfied, other than the Offer becoming unconditional in all respects(3)
Offer Closing Date(4),(5)
Settlement of consideration to EEW Shareholders who accept the Offer by the Initial Acceptance Deadline
Service of statutory compulsory acquisition notices

Compulsory acquisition process completed and settlement of consideration to EEW Shareholders who accept the Offer after the Initial Offer Acceptance Deadline or whose EEW Shares are obtained through the compulsory acquisition process

____________

Notes:

1.       Given the shareholder commitments received from the Major Shareholders, as further described in paragraph 7, the Offer is expected to become unconditional to acceptances within 24 hours of the date of posting of this document.

2.       If the Offer becomes or is declared unconditional and Pubco receives acceptances of the Offer in respect of 90 per cent. or more of the EEW Shares, Pubco intends to exercise its rights pursuant to the compulsory acquisition provisions of sections 979 to 982 of the Companies Act to acquire compulsorily, on the same terms as the Offer, the remaining EEW Shares in respect of which the Offer has not at such time been accepted.

3.       The condition in section 8.1(g) of the Business Combination Agreement relates to the Offer having been declared unconditional in all respects.

4.       The Offer is initially open for acceptance until            (London time) on           . Pubco reserves the right (but shall not be obliged, other than as may be required by law), with consent of EEW, at any time or from time to time to extend the Offer after such time.

5.       Offer expected to be declared unconditional in all respects and the Business Combination Agreement expected to be completed. All Conditions must be fulfilled (or waived (if so permitted)) or the Offer must lapse at midnight 30 September 2023.

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Page
Part One Letter from Pubco and EEW		ALT-9
1.	Introduction	ALT-9
2.	Summary of the terms of the Offer	ALT-10
3.	Information on ClimateRock, Pubco and Merger Sub	ALT-10
4.	EEW Options	ALT-11
5.	Further terms and Conditions to the Offer and timetable	ALT-11
6.	Shareholder commitments	ALT-11
7.	Overseas Shareholders	ALT-11
8.	Procedure for acceptance of the Offer	ALT-12
9.	Settlement and receipt of shares	ALT-15
10.	Lapsing or withdrawal of the Offer	ALT-16
11.	Compulsory acquisition	ALT-16
12.	Further information	ALT-16
13.	Action to be taken	ALT-17
14.	Recommendation	ALT-17
Part Two Conditions and Further Terms of the Offer		ALT-18
Part A	Conditions of the Offer	ALT-18
Part B	Further terms of the Offer	ALT-19
Part C	Form of Acceptance for shares in certificated form	ALT-26
Part D	Electronic Acceptance	ALT-29
Part Three Definitions		ALT-32

Annexes

Annex A	The Business Combination Agreement
Annex B	The Business Combination Information
Annex C	Form of acceptance

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Part One
Letter from Pubco and EEW

CLIMATEROCK HOLDINGS LIMITED
(a Cayman Islands exempted company)

Registered office:
Cayman Islands

AND

E.E.W. ECO ENERGY WORLD PLC
(a registered public limited company incorporated under the laws of England and Wales with registered number 11776841)

Registered office:
13 Hanover Square
London
W1S 1HN

To EEW Shareholders only

Dear EEW Shareholder,

RECOMMENDED SECURITIES EXCHANGE OFFER FOR E.E.W. ECO ENERGY WORLD PLC (“EEW”)

1.      Introduction

On 3 August 2023, EEW, ClimateRock, Pubco and Merger Sub entered into an amended and restated business combination agreement (the “Business Combination Agreement”), which superseded in its entirety a business combination agreement between the parties, dated 6 October 2022. Pursuant to the Business Combination Agreement and subject to the terms and conditions set forth therein, Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving entity (the “Merger”), and as a result ClimateRock shall become a wholly-owned subsidiary of Pubco. In order for Pubco to hold both ClimateRock and EEW, Pubco is making an Offer to acquire each issued and outstanding EEW Share in consideration for the issue and allotment of Pubco Ordinary Shares, all upon the terms and subject to the conditions set forth in this document and in accordance with the applicable provisions of the Cayman Act and the laws of England and Wales (the “Offer”).

Following completion of the Offer, each EEW Shareholder will hold equity in Pubco, which will in turn own EEW and ClimateRock. It is expected that Pubco will be listed on the Nasdaq Stock Market. Svante Kumlin, EEW’s founder and Chief Executive Officer will, following completion of the Offer, serve as Chief Executive Officer and President of Pubco and the board of directors of Pubco will comprise directors appointed by each of Pubco and EEW.

This document and, if you hold EEW Shares in certificated form, the accompanying Form of Acceptance, contain the formal Offer (including its terms and conditions). This document also contains certain other information on EEW, Pubco, ClimateRock and Merger Sub.

The EEW Board considers the Offer to be in the best interests of the EEW Shareholders and unanimously recommends the EEW Shareholders to accept the Offer.

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Acceptances of the Offer should be received as soon as possible and, in any event, by no later than                (London time) on               .

Please read carefully paragraph 9 below which sets out the procedures for acceptance of the Offer. Your attention is drawn, in particular, to the Conditions and further terms of the Offer set out in Part Two to this document and, if you hold EEW Shares in certificated form, in the Form of Acceptance.

2.      Summary of the terms of the Offer

The Offer is being implemented by means of a takeover offer under Part 28 of the Companies Act. Under the terms of the Offer, which is subject to the Conditions and certain further terms set out in Part Two to this document, EEW Shareholders are entitled to receive a number of Pubco Ordinary Shares (the “Exchange Shares”) equal to the Per Share Price divided by the Redemption Price (the “Conversion Ratio”) for each EEW Share.

The Offer values the entire issued and to be issued ordinary share capital of EEW at USD 500,000,000 in base consideration, plus another USD 150,000,000 in additional consideration contingent upon the revenue earned by Pubco in 2023.

The Offer extends to all issued and to be issued EEW Shares before the Offer Closing Date. Pursuant to EEW’s articles of association, any ordinary shares in EEW issued after the Offer Closing Date shall be automatically sold and transferred to Pubco for consideration equivalent to that offered pursuant to this Offer.

Pubco believes that it currently has the necessary irrevocable shareholder commitments from existing EEW Shareholders to implement the Offer for EEW as stated in this document irrespective of the level of additional acceptances received under the Offer. Please refer to paragraph 7 of this letter below for additional information regarding the irrevocable shareholder commitments.

EEW Shares acquired under the Offer will be acquired fully paid with full title guarantee and free from all liens, equitable interests, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature whatsoever and together with all rights now or subsequently attaching or accruing to them including, without limitation, voting rights and the right to receive and retain in full any dividends.

Further terms and conditions of the Offer are set out in Part Two to this document and, in the case of EEW Shares held in certificated form, in the accompanying Form of Acceptance. The procedure for acceptance of the Offer is set out in paragraph 9 of this letter.

3.      Information on ClimateRock, Pubco and Merger Sub

3.1    ClimateRock

ClimateRock is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability on 6 December 2021. ClimateRock was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination or other similar business combination with one or more businesses or entities. Although ClimateRock was able to pursue an initial business combination target in any industry, sector, or geographic region, it focused on acquiring a target within the sustainable energy industry, including climate change, environment, renewable energy and emerging, clean technologies.

The mailing address of ClimateRock’s principal executive office is 50 Sloane Avenue, London, SW3 3DD, United Kingdom and its telephone number is +44 203 954 0590. After the consummation of the Business Combination, ClimateRock will become a wholly-owned subsidiary of Pubco.

3.2    Pubco

Pubco was incorporated on 23 September 2022 solely for the purpose of effectuating the Business Combination set out in the Business Combination Agreement. Pubco was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Pubco owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Pubco is Per Regnarsson and the sole shareholder of Pubco is ClimateRock Holdings Topco Limited, the sole shareholder of which is Per Regnarsson.

ALT-10

The mailing address of Pubco’s registered office is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands and its telephone number is +1 345 949 9876.

Immediately prior to the consummation of the Business Combination, Pubco will be renamed E.E.W. Eco Energy World Group, and its principal executive office will be that of EEW, located at 13 Hanover Square, London, W1S 1HN United Kingdom.

3.3    Merger Sub

Merger Sub was incorporated on 23 September 2022 solely for the purpose of effectuating the Business Combination set out in the Business Combination Agreement. Merger Sub was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Merger Sub is Per Regnarsson, and the sole shareholder of Merger Sub is Pubco. In connection with the consummation of the Business Combination, ClimateRock will merge with and into Merger Sub, with ClimateRock continuing as the surviving entity.

4.      EEW Options

A separate offer will be made to the holders of each outstanding EEW Option (whether vested or unvested), pursuant to which such options shall be replaced with Pubco Options.

THIS DOCUMENT DOES NOT CONSTITUTE AND OFFER TO EEW OPTION HOLDERS. EEW Option holders will be contacted separately regarding the option offer.

5.      Further terms and Conditions to the Offer and timetable

The Offer is subject to satisfaction (or waiver, if permitted) of the Conditions and certain further terms set out in Part Two to this document, including (amongst others) the Acceptance Condition.

As described further in Part Two to this document, the Acceptance Condition is satisfied once valid acceptances of the Offer have been received by no later than            (London time) on            (or such later times and/or dates as Pubco, with consent of EEW, may decide) in respect of 90 per cent. of EEW Shares. Pubco may, with consent of EEW, decide to waive the Acceptance Condition down to a lesser percentage.

Subject to the satisfaction (or waiver, if permitted) of the Conditions, it is expected that the Offer will become unconditional in all respects in the           .

The base consideration to be offered by Pubco to the EEW Shareholders is a number of Exchange Shares with an aggregate value equal to USD 500,000,000, plus additional consideration, contingent upon the revenue earned by Pubco in 2023, of a number of Exchange Shares with aggregate value equal to USD 150,000,000, in each case with each Pubco Ordinary Share valued at the Redemption Price.

6.      Shareholder commitments

Concurrently with execution of the Business Combination Agreement the Major Shareholders of EEW, who hold legal and/or beneficial title over, in aggregate, 101,943,633 EEW Shares, representing approximately 94.02 per cent. of EEW’s total issued ordinary share capital in issue on            (being the last practicable date prior to circulation of this document) entered into shareholder commitment letters with Pubco. Pursuant to the letters, the Major Shareholders irrevocably undertake to (i) vote in favor of the re-registration of EEW from a public limited company to a private limited company and the adoption of new articles of association pursuant to which any ordinary shares in EEW issued after the Offer is declared unconditional in all respects would be automatically sold and transferred to Pubco for consideration equivalent to that offered pursuant to the Offer, (ii) accept the Offer when it is made and not withdraw such acceptance, and (iii) procure that any registered holder of their EEW Shares does the same. The Major Shareholders have also undertaken to comply with certain restrictions on the sale and transfer of their EEW shares and solicitation with respect to such shares without consent of Pubco.

ALT-11

7.      Overseas Shareholders

The attention of EEW Shareholders who are citizens or residents of jurisdictions outside the United Kingdom or the United States or who are holding shares for such citizens or residents and any person (including, without limitation, any custodian, nominee or trustee) who may have an obligation to forward any document in connection with the Offer outside the United Kingdom or the United States is drawn to paragraph 4 of Part B, paragraph (b) of Part C and/or paragraph (b) of Part D of Part Two to this document and to the relevant provisions of the Form of Acceptance, which they should read before taking any action.

The Offer is not being made, directly or indirectly in, into or from any Restricted Jurisdiction or any other jurisdiction where to do so would violate the laws of that jurisdiction, and it is not currently intended that the Offer shall be capable of acceptance by any such use, means, instrumentality or facility from within any such jurisdiction. Accordingly, persons who are unable to give the warranties set out in paragraph 4 of Part B, paragraph (b) of Part C and/or paragraph (b) of Part D of Part Two to this document may be deemed not to have validly accepted the Offer.

The availability of the Offer to EEW Shareholders who are not resident in the United Kingdom or the United States may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. If you remain in any doubt, you should consult your professional adviser in the relevant jurisdiction without delay.

8.      Procedure for acceptance of the Offer

EEW Shareholders who hold their EEW Shares in certificated form should read paragraph 9.1 of this Part One in conjunction with the Form of Acceptance and Parts B and C of Part Two to this document. The instructions on the Form of Acceptance are deemed to form part of the terms of the Offer for EEW Shareholders who hold their EEW Shares in certificated form.

EEW Shareholders who hold their shares in uncertificated form (that is, through CREST), should read paragraph 9.2 of this Part One in conjunction with Parts B and D of Part Two to this document.

EEW Shareholders who hold some of their EEW Shares in certificated form and others in uncertificated form, should read paragraph 9.1 (in respect of their EEW Shares in certificated form) and 9.2 (in respect of their EEW Shares in uncertificated form) of this Part One.

Once you have accepted the Offer in accordance with the applicable procedure set out in paragraphs 9.1 and 9.2 below, your acceptance is irrevocable and cannot be withdrawn.

8.1    EEW Shares held in certificated form (i.e. not in CREST)

(a)     Completion of the Form of Acceptance

To accept the Offer in respect of EEW Shares held in certificated form (that is, not in CREST), you must complete the Form of Acceptance in accordance with the instructions set out below and on the Form of Acceptance. You should complete separate Forms of Acceptance for EEW Shares held in certificated form but under different designations. If you have any queries as to how to complete the Form of Acceptance, please contact the Receiving Agent, Avenir, on registers@avenir-registrars.co.uk. Please note that Avenir cannot provide any financial, legal or tax advice. Additional Forms of Acceptance are available from the Receiving Agent upon request.

(i)     To accept the Offer in respect of all your EEW Shares in certificated form — you must complete Box 2 and sign Box 3 of the enclosed Form of Acceptance.

(ii)    To accept the Offer in respect of less than all your EEW Shares in certificated form — you must insert in Box 2 on the enclosed Form of Acceptance such lesser number of EEW Shares in respect of which you wish to accept the Offer in accordance with the instructions printed thereon and sign Box 3 of the enclosed Form of Acceptance.

ALT-12

In all cases, if you are an individual, you must sign Box 3 on the Form of Acceptance in the presence of a witness who should also sign in accordance with the instructions printed on it. Any EEW Shareholder which is a company should execute Box 3 of the Form of Acceptance in accordance with the instructions printed on it. If you do not insert a number in Box 2 of the Form of Acceptance, or if you insert in Box 2 a number which is greater than the number of EEW Shares that you hold and you have signed Box 3, your acceptance will be deemed to be in respect of all the certificated EEW Shares held by you.

(b)    Return of the Form of Acceptance

To accept the Offer in respect of EEW Shares held in certificated form, the completed, signed and witnessed Form of Acceptance should be returned by post to the Receiving Agent, Avenir, 5 St. John’s Lane, London, EC1M 4BH, United Kingdom together (subject to paragraph (c) below) with the relevant share certificate(s) and/or other document(s) of title, as soon as possible and, in any event, so as to be received by the Receiving Agent not later than                (London time) on               . A reply-paid envelope for use in the UK only is enclosed for your convenience. No acknowledgement of receipt of documents will be given.

Any Form of Acceptance received in an envelope post-marked in a Restricted Jurisdiction or otherwise appearing to Pubco or its agents to have been sent from any of these jurisdictions may be rejected as an invalid acceptance of the Offer. For further information on EEW Shareholders resident overseas, see paragraph 8 of this Part One.

(c)     Share certificates not readily available or lost

If your EEW Shares are in certificated form, a completed, signed and witnessed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If for any reason the relevant share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, you should nevertheless complete, sign and lodge the Form of Acceptance as stated above so as to be received by the Receiving Agent at 5 St. John’s Lane, London, EC1M 4BH, United Kingdom by post not later than             on             . You should send with the Form of Acceptance any share certificate(s) and/or other document(s) of title which you may have available, accompanied by a letter stating that the remaining documents will follow as soon as possible or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible.

If you have lost your share certificate(s) and/or other document(s) of title, you should write as soon as possible to the Registrar, Avenir, 5 St. John’s Lane, London, EC1M 4BH on registers@avenir-registrars.co.uk, requesting a letter of indemnity for the lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned by post to the Registrar at the address given above.

(d)    Validity of acceptances

Without prejudice to Part B and Part C of Part Two to this document, Pubco reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant share certificate(s) and/or other document(s) of title. In that event, no payment of cash under the Offer shall be made until after the relevant share certificate(s) and/or other document(s) of title or indemnities reasonably satisfactory to Pubco have been received.

8.2    EEW Shares held in uncertificated form (that is, in CREST)

(a)     General

If your EEW Shares are in uncertificated form, to accept the Offer you should take (or procure the taking of) the action set out below to transfer the EEW Shares in respect of which you wish to accept the Offer to the appropriate escrow balance(s), specifying the Receiving Agent (in its capacity as a CREST participant under the Escrow Agent’s relevant participant ID referred to below) as the Escrow Agent, as soon as possible and in any event so that the TTE instruction settles not later than                (London time)

ALT-13

on               . Settlement cannot take place on weekends or bank holidays (or other times at which the CREST system is non-operational). You should therefore ensure you time the input of any TTE instructions accordingly.

The input and settlement of a TTE instruction in accordance with this paragraph 9.2 will (subject to satisfying the requirements set out in Parts B and D of Part Two to this document) constitute an acceptance of the Offer in respect of the number of EEW Shares so transferred to escrow.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Only your CREST sponsor will be able to send the TTE instructions(s) to Euroclear in relation to your EEW Shares.

After settlement of a TTE instruction, you will not be able to access the EEW Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the Escrow Agent will transfer the EEW Shares concerned in accordance with paragraph (d) of Part D of Part Two to this document.

You are recommended to refer to the CREST Manual issued by Euroclear for further information on the CREST procedure outlined below.

You should note that Euroclear does not make available special procedures, in CREST, for any particular corporate action.    Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to your EEW Shares to settle prior to                (London time) on               . In this connection, you are referred in particular to those sections of the CREST Manual concerning the practical limitations of the CREST system and timings.

(b)    To accept the Offer in respect of your EEW Shares

To accept the Offer in respect of EEW Shares held in uncertificated form, you should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) to Euroclear a TTE instruction in relation to such shares. A TTE instruction to Euroclear must be properly authenticated in accordance with Euroclear’s specifications for transfers to escrow and must contain the following details:

•        the ISIN number for the EEW Shares. This is GB00BMWWHT51 (ORD EUR0.05 Shares);

•        the number of EEW Shares in respect of which you wish to accept the Offer (i.e. the number of EEW Shares to be transferred to escrow);

•        your member account ID;

•        your participant ID;

•        the participant ID of the Receiving Agent. This is RA20;

•        the member account ID of the Escrow Agent for the Offer. This is               ;

•        the intended settlement date. This should be as soon as possible and, in any event, not later than                (London time) on               ;

•        the corporate action number of the Offer. This is allocated by Euroclear UK & International and will be available on screen from Euroclear within CREST GUI;

•        input with a standard delivery instruction priority of 80; and

•        a contact name and telephone number in the shared note field.

ALT-14

If you hold EEW Shares in uncertificated form through one or more intermediaries, such as a stockbroker, custodian bank or clearing system, you should confirm the instruction deadline which such intermediaries have established to accept the Offer on your behalf. The custodian bank or stockbroker may set an earlier deadline for receiving instructions from you in order to permit the custodian bank or stockbroker to communicate acceptances to the Receiving Agent in a timely manner. In order for acceptances to be counted towards the Acceptance Condition, you may need to take action well in advance of the announced deadline for acceptance.

(c)     Validity of acceptances

Holders of EEW Shares in uncertificated form who wish to accept the Offer should note that a TTE instruction will only be a valid acceptance of that Offer as at the relevant closing date if it has settled on or before                (London time) on that date. A Form of Acceptance which is received in respect of EEW Shares held in uncertificated form may be treated as an invalid acceptance and may be disregarded.

Pubco will make an appropriate announcement if any of the details contained in this paragraph 9.2 alter for any reason.

(d)    Overseas Shareholders

The attention of EEW Shareholders holding EEW Shares in uncertificated form and who are citizens or residents of jurisdictions outside the UK is drawn to paragraph 4 of Part B and paragraph (b) of Part D of Part Two to this document.

(e)     General

Normal CREST procedures (including timings) apply in relation to any EEW Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of EEW Shares or otherwise). Holders of EEW Shares who are proposing to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other documents of title or transfers to an escrow balance as described above) prior to                (London time) on               .

If you are in any doubt as to the procedure for acceptance of the Offer, please contact the Receiving Agent, Avenir on registers@avenir-registrars.co.uk. Please note that Avenir cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

9.      Settlement and receipt of shares

Subject to the Offer becoming or being declared unconditional in all respects (and except as provided in paragraph 4 of Part B of Part Two to this document in the case of certain Overseas Shareholders), settlement of the consideration to which any EEW Shareholder (or the first-named shareholder in the case of joint holders) is entitled under the Offer will be effected: (i) in the case of acceptances received, complete in all respects, by the Initial Acceptance Deadline, by the Offer Closing Date; and (ii) in the case of acceptances received, complete in all respects, after the Initial Acceptance Deadline but while the Offer remains open for acceptance, simultaneously with the settlement of consideration to EEW Shareholders whose EEW Shares are obtained through the compulsory acquisition process described in paragraph 12 of this letter.

ALT-15

EEW Shareholders who have accepted the Offer will receive the applicable number of Pubco Ordinary Shares at settlement in uncertificated, Direct Registration System (“DRS”) format, as evidenced by a DRS account statement to be issued by Continental Stock Transfer & Trust Company (“Continental”) as transfer agent for Pubco. EEW Shareholders are able to leave their Pubco Ordinary Shares in DRS format, or their broker can use the DRS statement provided by Continental to move their Pubco Ordinary Shares into a brokerage account. EEW Shareholders are advised to consult their brokers for additional details on holding and transacting shares of a company listed on the Nasdaq Stock Exchange.

Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued, and each EEW Shareholder who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that otherwise would be received by such holder) is instead entitled to the number of Pubco Ordinary Shares issued to such person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

10.    Lapsing or withdrawal of the Offer

If the Offer does not become or is not declared unconditional in all respects:

(a)     in the case of EEW Shares held in certificated form, the relevant Form of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post within 14 calendar days of the Offer lapsing to the person or agent whose name and address (outside a Restricted Jurisdiction) is set out in the Form of Acceptance or, if none is set out, to the first-named holder at their registered address (provided that no such documents will be sent to an address in a Restricted Jurisdiction); and

(b)    in the case of EEW Shares held in uncertificated form, the Escrow Agent will, immediately after the lapsing of the Offer, give TFE instructions to Euroclear to transfer all EEW Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the EEW Shareholders concerned.

All remittances, communications, notices, certificates and documents of title sent by, to or from EEW Shareholders or their appointed agents will be sent at their own risk.

Settlement of the consideration to which any EEW Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Pubco may otherwise be, or claim to be, entitled against such EEW Shareholder.

11.    Compulsory acquisition

To the extent that not all EEW Shareholders have accepted the Offer by the Offer Closing Date and if Pubco is entitled to do so, Pubco shall serve compulsory acquisition notices, in accordance with sections 979 to 982 of the Companies Act, on such EEW Shareholders promptly following the Offer Closing Date.

Pubco currently believes that it has the necessary irrevocable shareholder commitments from existing EEW Shareholders to implement the Offer for EEW as stated in this document, and subsequently trigger the compulsory acquisition process, irrespective of the level of additional acceptances received under the Offer.

Any EEW Shareholder whose shares are acquired by way of compulsory acquisition will receive the consideration that EEW Shareholder is entitled to only if information required to carry out the settlement is provided and, until such time, EEW will hold the relevant consideration on trust for such EEW Shareholder.

The Acceptance Condition permits Pubco, with the consent of EEW, to decide to accept less than 90 per cent. of the EEW Shares. If the Acceptance Condition is satisfied with valid acceptances for less than 90 per cent. of the EEW Shares, Pubco will not be entitled to trigger the compulsory acquisition process, and any EEW Shareholder who has not accepted the Offer will as a result remain a shareholder of EEW. Following the completion of the Business Combination Agreement, EEW will be an unlisted subsidiary of Pubco, which will materially limit the liquidity of the EEW Shares.

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12.    Further information

The terms and Conditions of the Offer are set out in full in Part Two to this document. Your attention is drawn to the further information in the Appendices, which form part of this document, and, if your EEW Shares are in certificated form, to the accompanying Form of Acceptance which should be read in conjunction with this document.

13.    Action to be taken

To accept the Offer:

•        If your EEW Shares are in certificated form (that is, not in CREST), the Form of Acceptance must be completed, signed and returned as soon as possible, (together with your share certificate(s) and/or other document(s) of title) and in any event so as to be received by the Receiving Agent no later than                (London time) on               . A reply-paid envelope is enclosed for your convenience for use in the UK only.

•        If your EEW Shares are in uncertificated form (that is, in CREST), you should NOT return the Form of Acceptance but instead follow the procedure for Electronic Acceptance through CREST so that the TTE instruction settles as soon as possible and, in any event, no later than                (London time) on               .

14.    Recommendation

The EEW Board considers the Offer to be in the best interests of the EEW Shareholders as a whole and most likely to promote the success of EEW. Accordingly, the EEW Board unanimously recommends the EEW Shareholders to accept the Offer in accordance with the procedures set out paragraph 9 in this document.

Yours faithfully,

Per Regnarsson	Svante Kumlin
for and on behalf of ClimateRock Holdings Limited	for and on behalf of E.E.W. Eco Energy World plc

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Part Two
Conditions and Further Terms of the Offer

Part A

Conditions of the Offer

The Offer is governed by English law and is subject to the exclusive jurisdiction of the English courts. The Offer is being made on the terms and conditions set out in this Part Two and in the Form of Acceptance. The Offer is subject to the Conditions set out below.

Acceptance Condition

1.      Valid acceptances being received by no later than                (London time) on                (or such later time(s) and/or date(s) as Pubco, with consent of EEW, may decide) in respect of EEW Shares which will result in Pubco holding, in aggregate, more than 90 per cent. (or such lesser percentage as Pubco, with consent of EEW, may decide) of the total number of EEW Shares to which the Offer relates.

The BCA Condition

2.      The satisfaction, or where capable of waiver, waived, the condition set out in 2.1(a)(ii) of the Business Combination Agreement.

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Part B

Further terms of the Offer

The following further terms apply, unless the context requires otherwise, to the Offer.

Unless the context requires otherwise, any reference in Parts B, C and D of Part Two of this document and in the Form of Acceptance to:

(a)     “acceptances of the Offer” includes deemed acceptances of the Offer;

(b)    the “Offer” shall include any election available under the Offer and any revision, variation, renewal or extension thereof;

(c)     the Offer “becoming unconditional” means each Condition in Part A of this Part Two being satisfied, or waived (if permitted);

(d)    the “Acceptance Condition” is to the Condition as to acceptances in paragraph 1 of Part A of this Part Two and references to the Offer being unconditional as to acceptances shall be construed accordingly; and

(e)     an “extension of the Offer” includes a reference to an extension of the date by which the Acceptance Condition has to be fulfilled.

1.      Acceptance Period

The Offer is initially open for acceptance until                (London time) on               . Pubco reserves the right (but will not be obliged) at any time or from time to time to extend the Offer after such time and give oral or written notice of such extension to the Receiving Agent. There can be no assurance, however, that Pubco will, in such circumstances, extend the Offer and, if no such extension is made, the Offer will lapse on                and no EEW Shares will be purchased pursuant to the Offer.

2.      Acceptance Condition

(a)     For the purpose of determining at any particular time whether the Acceptance Condition is satisfied, Pubco may only take into account acceptances received or purchases of EEW Shares made in respect of which all relevant documents and/or TTE instructions are received by the Receiving Agent:

(i)     by                (London time) on               ; or

(ii)    if the Offer is extended, such later time(s) or date(s) as the Offer has been extended to.

(b)    For the purpose of determining at any particular time whether the Acceptance Condition is satisfied Pubco is not bound to take into account any EEW Shares which have been unconditionally allotted or issued or which arise as a result of the exercise of conversion rights before the determination takes place unless EEW or its agent has given written notice to Pubco or the Receiving Agent at 5 St. John’s Lane, London, EC1M 4BH, United Kingdom on behalf of Pubco containing relevant details of the allotment, issue or conversion. Notification by e-mail, fax or other electronic transmission does not constitute written notice for this purpose.

3.      General

(a)     If the Offer lapses for any reason:

(i)     it will not be capable of further acceptance;

(ii)    accepting EEW Shareholders and Pubco will cease to be bound by (a) in the case of EEW Shares held in certificated form, Forms of Acceptance submitted; and (b) in the case of EEW Shares held in uncertificated form, Electronic Acceptances inputted and settled, in each case before the time the Offer lapses;

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(iii)   in respect of EEW Shares held in certificated form, Forms of Acceptance, share certificates and other documents of title will be returned by post within 14 calendar days of the Offer lapsing, at the risk of the EEW Shareholder in question, to the person or agent whose name and address is set out in the relevant box on the Form of Acceptance or, if none is set out, to the first-named holder at their registered address. No such documents will be sent to an address in any Restricted Jurisdiction; and

(iv)   in respect of EEW Shares held in uncertificated form, the Receiving Agent will immediately after the Offer lapses give TFE instructions to Euroclear to transfer all EEW Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the relevant EEW Shareholders.

(b)    Settlement of the consideration to which any EEW Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Pubco may otherwise be, or claim to be, entitled against that EEW Shareholder. Subject to paragraph 4 below, Pubco reserves the right not to send any consideration to an address in any Restricted Jurisdiction.

(c)     Settlement of the consideration to which any EEW Shareholder is entitled will be effected in the manner prescribed in paragraph 10 of the letter from Pubco contained Part One of this document not later than (i) in the case of acceptances received, complete in all respects, by the Initial Acceptance Deadline, by the Offer Closing Date; and (ii) in the case of acceptances received, complete in all respects, after the Initial Acceptance Deadline but while the Offer remains open for acceptance, simultaneously with the settlement of consideration to EEW Shareholders whose EEW Shares are obtained through the compulsory acquisition process described in paragraph 12 of the letter from Pubco contained Part One of this document.

(d)    Subject to paragraph 4 below, Pubco reserves the right not to send any consideration to an address in any Restricted Jurisdiction.

(e)     The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer, including, for the avoidance of doubt, in the case of EEW Shares held in uncertificated form. Words and expressions defined in this document have the same meaning when used in the Form of Acceptance unless the context requires otherwise. The provisions of this Part Two shall be deemed to be incorporated and form part of the Form of Acceptance.

(f)     If the expiry date of the Offer is extended, a reference in this document and in the Form of Acceptance to the expiry date of the Offer will (except in the definition of Offer Period and in paragraph 10 of Part B of this Part Two and where the context requires otherwise) be deemed to refer to the expiry date of the Offer as so extended.

(g)    The Offer is made in respect of all EEW Shares issued and unconditionally allotted or issued prior to the date on which the Offer closes (or such earlier date as Pubco, with consent of EEW, may determine).

(h)    Any omission or failure to send this document, the Form of Acceptance or any other document relating to the Offer and/or notice required to be sent under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is, or should be, made shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to the provisions of paragraph 4 of Part B of this Part Two, the Offer is made to any EEW Shareholder to whom this document and the Form of Acceptance or any related document may not be sent or by whom such documents may not be received, and these persons may collect these documents from the Receiving Agent at 5 St. John’s Lane, London, EC1M 4BH.

(i)     Notwithstanding any other provision of Part B of this Part Two, Pubco reserves the right to treat as valid in whole or in part any acceptance of the Offer if received by the Receiving Agent or otherwise on behalf of Pubco which is not entirely in order or in correct form or which is not accompanied by (as applicable) the relevant share certificate(s) and/or other relevant document(s) or the relevant TTE instruction or is received by it at any place or places or in any form or manner determined by either the Receiving Agent or Pubco otherwise than as set out in this document or in the Form of Acceptance. In that event, no payment

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of cash shall be made until after the acceptance is entirely in order and (as applicable) the relevant transfer to escrow has settled or the relevant share certificate(s) and/or other document(s) of title or satisfactory indemnities have been received by the Receiving Agent.

(j)     All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Part Two or in the Form of Acceptance are given by way of security for the performance of the obligations of the EEW Shareholder and are irrevocable (in respect of powers of attorney granted in accordance with section 4 of the Powers of Attorney Act 1971).

(k)    No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, communication, notice, share certificate(s) or document(s) of title will be given by or on behalf of Pubco. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from EEW Shareholders (or their designated agents) will be delivered by or sent to or from them (or their designated agent(s)) at their own risk.

(l)     Subject to paragraph 4 below the Offer is made on the date of this document and is capable of acceptance from that date. Forms of Acceptance, copies of this document and any related documents may be collected from the Receiving Agent at 5 St. John’s Lane, London, EC1M 4BH.

(m)   All references in this Part Two to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

(n)    In relation to any Electronic Acceptance, Pubco reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST, or otherwise.

(o)    For the purposes of this document, the time of receipt of a TTE instruction, an ESA Instruction or an Electronic Acceptance shall be the time at which the relevant instruction settles in CREST.

4.      Overseas Shareholders

(a)     The making and availability of the Offer in, or to persons resident in, or nationals or citizens of, jurisdictions outside the United Kingdom or the United States (“Overseas Shareholders”) or to persons who are custodians, nominees of or trustees for such persons may be prohibited or affected by the laws of the relevant jurisdiction. Such Overseas Shareholders should inform themselves about and observe any applicable legal requirements of such jurisdictions. It is the responsibility of any Overseas Shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including obtaining any governmental, exchange control or other consents which may be required or the compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes or duties or other requisite payments due in that jurisdiction. Any such Overseas Shareholder shall be responsible for any such issue, transfer or other taxes or duties or other payments by whomsoever payable and Pubco and Pubco’s financial advisers (and any person acting on behalf of any of them) shall be fully indemnified and held harmless by such Overseas Shareholders for any such issue, transfer or other taxes or duties or other payments which Pubco and Pubco’s financial advisers (and any person acting on behalf of them) may be required to pay.

(b)    The Offer does not constitute an offer to persons resident in Restricted Jurisditions and is not being made, directly or indirectly, in or into or by use of the mails of, or by any means or instrumentality (including, but not limited to, fax, e-mail or other electronic transmission or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any Restricted Jurisdiction and the Offer cannot be accepted by any such use, means or instrumentality or otherwise from within or any Restricted Jurisdiction.

(c)     Copies of this document, the Form of Acceptance and any related documents are not being (unless determined otherwise by Pubco in its sole discretion), and must not be, mailed or otherwise distributed or sent in, into or from or any Restricted Jurisdiction including to EEW Shareholders or persons with information rights or participants in EEW Share Schemes with registered addresses in any Restricted Jurisdiction or to persons whom Pubco or Pubco’s financial advisers knows to be custodians, trustees

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or nominees holding EEW Shares for persons with registered addresses in any Restricted Jurisdiction. Persons receiving those documents (including, without limitation, custodians, nominees and trustees) should not distribute, mail or send them in, into or from any Restricted Jurisdiction or use such mails or any such means, instrumentality or facility for any purpose directly or indirectly in connection with the Offer, and so doing may render any purported acceptance of the Offer invalid.

(d)    Persons wishing to accept the Offer must not use the mails of any Restricted Jurisdiction or any such means, instrumentality or facility for any purpose directly or indirectly relating to acceptance of the Offer. All EEW Shareholders (including nominees, trustees or custodians) who may have a contractual or legal obligation, or may otherwise intend, to forward this document and/or Form of Acceptance, should read the further details in this regard which are contained in this paragraph 4 of Part B and in Part C and Part D of this Part Two before taking any action. Envelopes containing Forms of Acceptance, evidence of title or other documents relating to the Offer should not be postmarked in any Restricted Jurisdiction or otherwise dispatched from such jurisdictions and all acceptors must provide addresses outside any Restricted Jurisdiction for the receipt of the consideration to which they are entitled under the Offer or for the return of the Form of Acceptance or documents of title.

(e)     Subject to the provisions of this paragraph 4 and applicable laws, a EEW Shareholder may be deemed NOT to have accepted the Offer if:

(i)     they put “No” in Box 4 of the Form of Acceptance and thereby do not make the representations and warranties set out in paragraph 0 of Part C of this Part Two;

(ii)    they complete Box 1 of the Form of Acceptance with an address in any Restricted Jurisdiction or have a registered address in any Restricted Jurisdiction and in any such case do not insert in Box 5 of the Form of Acceptance the name and address of a person or agent outside a Restricted Jurisdiction to whom they wish the consideration to which they are entitled under the Offer to be sent;

(iii)   they insert in Box 5 of the Form of Acceptance the name and address of a person or agent in any Restricted Jurisdiction to whom they wish the consideration to which they are entitled under the Offer to be sent;

(iv)   in any case, the Form of Acceptance received from them is in an envelope postmarked in, or which otherwise appears to Pubco or its agents to have been sent from any Restricted Jurisdiction; or

(v)    they make a Restricted Escrow Transfer pursuant to paragraph 4(f) below unless they also make a related Restricted ESA Instruction which is accepted by the Receiving Agent.

Pubco reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph (b) of Part C or (as the case may be) paragraph Part D(b) of Part D of this Part Two could have been truthfully given by the relevant EEW Shareholder and, if such investigation is made and as a result Pubco determines (for any reason) that such representations and warranties could not have been so given, such acceptance may be rejected as invalid.

(f)     If a holder of EEW Shares in uncertificated form is unable to give the warranty set out in paragraph (b) of Part D of this Part Two, but nevertheless can provide evidence satisfactory to Pubco that they are able to accept the Offer in compliance with all relevant legal and regulatory requirements, they may purport to accept the Offer by sending (or if a CREST sponsored member, procuring that their CREST sponsor sends) both:

(i)     a TTE instruction to a designated escrow balance detailed below (a “Restricted Escrow Transfer”); and

(ii)    one or more valid ESA Instructions (a “Restricted ESA Instruction”).

Such purported acceptance will not be treated as a valid acceptance unless both the Restricted Escrow Transfer and the Restricted ESA Instruction(s) settle in CREST and Pubco decides, in its absolute discretion, to exercise its right described in paragraph 4(i) of Part B of this Part Two to waive, vary or modify the terms of the Offer relating to Overseas Shareholders, to the extent required to permit such acceptance to be made, in each case during the acceptance period set out in paragraph 1 of Part B of this Part Two. If Pubco

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accordingly decides to permit such acceptance to be made, the Receiving Agent will on behalf of Pubco accept the purported acceptance as an Electronic Acceptance on the terms of this document (as so waived, varied or modified) by transmitting in CREST an AEAN message. Otherwise, the Receiving Agent will on behalf of Pubco reject the purported acceptance by transmitting in CREST an AEAD message.

Each Restricted Escrow Transfer must, in order for it to be valid and to settle, include the following details:

•        the ISIN number for the EEW Shares, which is GB00BMWWHT51 (ORD EUR0.05 Shares);

•        the number of EEW Shares in respect of which the Offer is to be accepted;

•        the member account ID and participant ID of the EEW Shareholder;

•        the participant ID of the Escrow Agent (this is               ) and its member account ID specific to a Restricted Escrow Transfer (this is RESTRICT);

•        the intended settlement date. This should be as soon as possible and, in any event, not later than                (London time) on               ;

•        the corporate action number of the Offer. This is allocated by Euroclear and will be available on screen from Euroclear;

•        input with a standard delivery instruction priority of 80; and

•        a contact name and telephone number in the shared note field.

Each Restricted ESA Instruction must, in order for it to be valid and to settle, include the following details:

•        the ISIN number for the EEW Shares, which is GB00BMWWHT51 (ORD EUR0.05 Shares);

•        the number of EEW Shares relevant to that Restricted ESA Instruction;

•        the member account ID and participant ID of the accepting EEW Shareholder;

•        the member account ID and participant ID of the Escrow Agent set out in the Restricted Escrow Transfer;

•        the participant ID and the member account ID of the Escrow Agent relevant to the form of consideration required (details of which are set out in the letter from Pubco contained in Part One of this document);

•        the CREST transaction ID of the Restricted Escrow Transfer to which the Restricted ESA;

•        the corporate action number of the Offer. This is allocated by Euroclear and will be available on screen from Euroclear;

•        the intended settlement date. This should be as soon as possible and, in any event, not later than                (London time) on               ; and

•        input with a standard delivery instruction priority of 80.

(g)    If any person, despite the restrictions described above and whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Form of Acceptance or any related document in, into or from any Restricted Jurisdiction or uses the mails or any means or instrumentality (including, but not limited to, fax, e-mail or other electronic transmission or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, any Restricted Jurisdiction in connection with that forwarding, that person should:

(i)     inform the recipient of such fact;

(ii)    explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

(iii)   draw the attention of the recipient to this paragraph 4.

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Notwithstanding the above, Pubco may, in its sole and absolute discretion, provide cash consideration to a resident of any Restricted Jurisdiction if requested to do so by or on behalf of that person if Pubco is satisfied, in that particular case, that to do so would not constitute a breach of any securities or other relevant legislation of the Restricted Jurisdiction.

(h)    Pubco reserves the right to notify any matter, including the making of the Offer, to all or any EEW Shareholders:

(i)     with a registered address outside the United Kingdom or the United States; or

(ii)    whom Pubco knows to be a custodian, trustee or nominee holding EEW Shares for persons who are citizens, residents or nationals of jurisdictions outside the United Kingdom or the United States,

in any other appropriate manner or by paid advertisement in one or more newspapers published and circulated in the United Kingdom. Such notice shall be deemed to have been sufficiently given, despite any failure by any such EEW Shareholder to receive or see that notice. A reference in this document to a notice or the provision of information in writing by or on behalf of Pubco is to be construed accordingly. No such document will be sent to an address in any Restricted Jurisdiction.

(i)     The provisions of this paragraph 4 and/or any other terms of the Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific EEW Shareholders or on a general basis by Pubco in its sole discretion. Subject to this discretion, the provisions of this paragraph 4 supersede any terms of the Offer inconsistent with them. References in this paragraph 4 to a EEW Shareholder shall include the person or persons making an Electronic Acceptance and the person or persons executing a Form of Acceptance and, in the event of more than one person executing the Form of Acceptance, the provisions of this paragraph 4 apply to them jointly and severally.

Overseas Shareholders should inform themselves about and observe any applicable legal or regulatory requirements. If you are in any doubt about your position, you should consult your appropriate adviser in the relevant jurisdiction.

5.      Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

6.      Pubco shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any Condition by a date earlier than the latest date for the fulfilment of that Condition notwithstanding that the other Conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

7.      The Offer will lapse unless all of the Conditions have been fulfilled or, where permitted, waived or, where appropriate, have been determined by Pubco to be or remain satisfied, by midnight (London time) on 30 September 2023 (or, in each case, such later date as Pubco and EEW may determine).

8.      If the Offer lapses for any reason, the Offer will cease to be capable of further acceptance, and Pubco and accepting EEW Shareholders will cease to be bound by acceptances of the Offer delivered on or before the time when the Offer lapses.

9.      The availability of the Offer to persons not resident in the United Kingdom or the United States may be affected by the laws of the Restricted Jurisdictions. Persons who are not resident in the United Kingdom or the United States should inform themselves about and observe any applicable requirements.

10.    The EEW Shares acquired under the Offer will be acquired with full title guarantee, fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights or interests of any nature whatsoever and together with all rights now or hereafter attaching or accruing to them including voting rights and the right to receive and retain in full all dividends and other distributions (if any), declared, made or paid after the date of the date of the Business Combination Agreement.

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11.    Each of the EEW Shareholders warrants that it is the registered holder of and legally and beneficially owns the number of EEW Share inserted in the relevant Form of Acceptance and it has full power and authority to enter into and perform its obligations arising pursuant to the Offer and all documents to be executed by such EEW Shareholder under the Offer will constitute (when executed) legal, valid and binding obligations of such EEW Shareholder in accordance with their respective terms.

12.    The Offer, all acceptances of the Offer and the Form of Acceptance and all contracts made pursuant thereto will be governed by the laws of England and Wales and the courts of England and Wales shall have exclusive jurisdiction to settle any dispute arising from or connected with the Offer, all acceptances of the Offer and each EEW Shareholder that accepts the Offer shall, in doing so, irrevocably submit to the jurisdiction of the courts of England an Wales. The Offer is subject to the Conditions and further terms set out in this Part Two. The Offer will be subject to the Companies Act.

13.    Subject to the exceptions set out in paragraph 14 of this Part B, each Locked-Up Shareholder agrees that, for a period of one hundred and eighty (180) days after the Offer Closing Date, it and any Lock-Up Permitted Transferee shall not without prior written consent from Pubco, directly or indirectly, do any of the following:

(i)     offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by gift, by testamentary disposition, by operation of applicable law, by encumbering or by using a derivative to transfer or otherwise), or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any or all of the Pubco Ordinary Shares (each, a “Transfer”);

(ii)    deposit any of the Pubco Ordinary Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxies or powers of attorney;

(iii)   enter into any contract, option or other arrangement or undertaking requiring the direct or indirect acquisition or sale, assignment, transfer or other disposition of any of the Pubco Ordinary Shares; or

(iv)   permit to exist any lien of any nature whatsoever (other than those imposed by applicable securities laws, as in effect on the date hereof) with respect to any or all of the Pubco Ordinary Shares.

14.    Paragraph 13 of this Part B shall not prohibit a Transfer of Pubco Ordinary Shares by a Locked-Up Shareholder:

(i)     which does not, in aggregate with all Transfers by all other Locked-Up Shareholders, deliver proceeds to such Locked-Up Shareholders which in aggregate exceed USD 20,000,000;

(ii)    to any family member or trust for the benefit of any family member;

(iii)   to any stockholder, member or partner of the Locked-Up Shareholder, if an entity;

(iv)   to any Affiliate of the Locked-Up Shareholder; or

(v)    to any person or entity if and to the extent required by any non-consensual order, by divorce decree or by will, intestacy or other similar applicable law,

(each a “Lock-Up Permitted Transferee”), provided that such Lock-Up Permitted Transferee agrees to be bound by terms substantially similar to the terms set out in paragraph 13 and paragraph 14 of this Part B.

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Part C

Form of Acceptance for shares in certificated form

This Part C applies to EEW Shares in certificated form. If you hold all of your EEW Shares in uncertificated form you should ignore this Part C and instead read Part D.

For the purposes of this Part C of Part Two and the Form of Acceptance, the phrase “EEW Shares in certificated form comprised in the acceptance” shall mean the number of EEW Shares inserted in Box 2 of the Form of Acceptance or, if no number is inserted (or a number greater than the relevant EEW Shareholder’s holding of EEW Shares), the greater of:

•        the relevant EEW Shareholder’s entire holding of EEW Shares in certificated form as disclosed by details of the register of members made available to the Receiving Agent prior to the time the relevant Form of Acceptance is processed by them;

•        the relevant EEW Shareholder’s entire holding of EEW Shares in certificated form as disclosed by details of the register of members made available to the Receiving Agent prior to the latest time for receipt of Form(s) of Acceptance which can be taken into account in determining whether the Offer is unconditional; and

•        the number of EEW Shares in certificated form in respect of which certificates or an indemnity in lieu thereof is received.

Without prejudice to the terms of the Form of Acceptance and the provisions of Part A and Part B of this Part Two, each EEW Shareholder by whom, or on whose behalf, a Form of Acceptance is executed and lodged with the Receiving Agent, irrevocably undertakes, represents, warrants and agrees to and with Pubco and the Receiving Agent (so as to bind them, their personal or legal representatives, heirs, successors and assigns):

(a)     that the execution of the Form of Acceptance whether or not any Boxes are completed and whether or not the Form of Acceptance is validly executed as a deed shall constitute:

(i)     an acceptance of the Offer in respect of the number of EEW Shares in certificated form inserted or deemed to be inserted in Box 2 of the Form of Acceptance; and

(ii)    an undertaking to execute any further documents, take any further action and give any further assurances which may be required to enable Pubco to obtain the full benefit of Part C of this Part Two and/or to perfect any of the authorities expressed to be given hereunder and otherwise in connection with their acceptance of the Offer, in each case on and subject to the terms and Conditions set out or referred to in this document and the Form of Acceptance and that, each such acceptance, election and undertaking shall be irrevocable provided that if: (A) no Boxes are completed; or (B) the total number of EEW Shares inserted in Box 2 is greater than the number of EEW Shares in certificated form comprised in the acceptance; or (C) the acceptance is otherwise completed incorrectly, but the Form of Acceptance is signed, it will be deemed to be an acceptance of the Offer in respect of the total number of EEW Shares in certificated form registered in the EEW Shareholder’s name;

(b)    that, unless “No” is inserted in Box 4 of the Form of Acceptance such EEW Shareholder:

(i)     has not received or sent copies or originals of this document, the Form of Acceptance or any related documents in, into or from any Restricted Jurisdiction;

(ii)    has not, in connection with the Offer or the execution or delivery of the Form of Acceptance, utilised, directly or indirectly, the mails of, or any means or instrumentality (including, but not limited to, fax, e-mail or other electronic transmission or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction;

(iii)   is accepting the Offer from outside any Restricted Jurisdiction and was outside such jurisdictions when the Form of Acceptance was delivered;

(iv)   is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside any other Restricted Jurisdiction; and

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(v)    if such EEW Shareholder is a citizen, resident or national of a jurisdiction outside the United Kingdom or the United States, they have observed the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, obtained all requisite governmental, exchange control or other consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or duties or other requisite payments due in any such jurisdiction in connection with such acceptance and that they have not taken or omitted to take any action that will or may result in Pubco, Pubco’s financial advisers or any other person acting on behalf of any of them in breach of the legal or regulatory requirements of, or be liable for any issue, transfer or other taxes or duties or other payments in, any such jurisdiction in connection with the Offer or their acceptance of the Offer.

(c)     that, in relation to EEW Shares in certificated form, the execution of the Form of Acceptance and its delivery constitutes (subject to the Offer becoming unconditional in all respects) the irrevocable appointment of any directors of, or any person authorised by Pubco, EEW and/or the Receiving Agent as their agent and/or attorney with an irrevocable instruction and authorisation to such agent and/or attorney to:

(i)     complete and execute all or any form(s) of transfer, renunciation and/or other documents at the discretion of such agent and/or attorney in relation to the EEW Shares comprised in the acceptance in favour of Pubco or such other persons as Pubco or its agents may direct;

(ii)    deliver any form(s) of transfer, renunciation and/or other document(s) at the discretion of such agent and/or attorney together with any share certificate or other document(s) of title for registration relating to such EEW Shares; and

(iii)   do all such acts and things as may, in the opinion of such agent and/or attorney, be necessary or expedient for the purposes of, or in connection with the acceptance of the Offer and to vest in Pubco (or its nominees) the full legal title and beneficial ownership of EEW Shares in certificated form comprised in the acceptance;

(d)    that, in relation to EEW Shares in certificated form, the execution of the Form of Acceptance and its delivery constitutes (subject to the Offer becoming unconditional in all respects in accordance with its terms) an irrevocable instruction and authorisation:

(i)     to EEW or its agents to procure the registration of the transfer of the EEW Shares in certificated form comprised in the acceptance and the delivery of the share certificate(s) and other document(s) of title in respect of the EEW Shares to Pubco or as it may direct;

(ii)    subject to the provisions of paragraph 4 of Part B of this Part Two, to Pubco, Pubco’s financial advisers or their respective agents, to procure the issue and dispatch by post of a cheque in respect of any cash consideration to which such EEW Shareholder is entitled under the Offer at such EEW Shareholder’s risk, to the person or agent whose name and address (outside the Restricted Jurisdictions unless otherwise permitted by Pubco) is set out in Box 5 of the Form of Acceptance or, if none is set out, to the first-named holder at their registered address (outside the Restricted Jurisdictions unless otherwise permitted by Pubco); and

(iii)   to EEW, Pubco or their respective agents, to record, act and rely on any mandates, instructions, consents or instruments in force relating to payments, notices or distributions which have been entered in the records of EEW in respect of their holding of EEW Shares (until such are revoked or varied);

(e)     the execution of the Form of Acceptance constitutes the giving of authority to each of Pubco and its director(s), partners and agents within the terms set out in Part B and Part C of this Part Two;

(f)     subject to the Offer becoming unconditional in all respects (or if the Offer would become unconditional in all respects or lapse on the outcome of the resolution in question), in respect of EEW Shares in relation to which the Offer has been accepted or deemed to be accepted and pending registration in the name of Pubco or as it may direct:

(i)     Pubco or its agents shall be authorised to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general or separate class meeting of EEW) attaching to the EEW Shares in certificated form comprised or deemed to be comprised in such acceptance;

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(ii)    the execution of a Form of Acceptance by a EEW Shareholder shall constitute with regard to such EEW Shares in certificated form comprised in the acceptance:

(A)    an authority to EEW or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to them as a member of EEW to Pubco, care of the Receiving Agent;

(B)    an irrevocable authority to any directors of, or person authorised by Pubco, Pubco’s financial advisers or their respective agents to sign any document and do such things as may, in the opinion of that agent and/or attorney, seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the EEW Shares held by them in certificated form (including, without limitation, signing any consent to short notice of a general or separate class meeting as their agent and/or attorney and on their behalf and executing a form of proxy appointing any person nominated by Pubco to attend general and separate class meetings of EEW and attending any such meeting and exercising the votes attaching to the EEW Shares comprised or deemed to be comprised in such acceptance on their behalf, where relevant such votes to be cast so far as possible to satisfy any outstanding Condition of the Offer); and

(C)    the agreement of such EEW Shareholder not to exercise any such rights without the consent of Pubco and the irrevocable undertaking not to appoint a proxy for or to attend such general or separate class meeting of EEW;

(g)    they will deliver to the Receiving Agent, or procure the delivery to the Receiving Agent of, their certificate(s) or other document(s) of title in respect of those EEW Shares in certificated form comprised in the acceptance and or an indemnity acceptable to Pubco, as soon as possible, and in any event within six months of the Offer becoming unconditional in all respects;

(h)    they will ratify each and every act or thing which may be done or effected by Pubco or the Receiving Agent or any of their respective directors or agents, as the case may be, in the exercise of any of the powers and/or authorities under Part C of this Part Two;

(i)     if any provision of Part B or Part C of this Part Two shall be unenforceable or invalid or shall not operate so as to afford Pubco or the Receiving Agent or any of their respective directors, agents or persons authorised by them, the benefit of the authority expressed to be given therein, they will, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable Pubco and/or the Receiving Agent and any of their respective directors, agents or persons authorised by them to secure the full benefit of Part B or Part C of this Part Two;

(j)     they are irrevocably and unconditionally entitled to sell and transfer the beneficial ownership of the EEW Shares comprised or deemed to be comprised in such acceptance and that such shares are sold fully paid and free from all liens, equities, charges, encumbrances, rights of pre-emption and any other third party rights or interests of any nature whatsoever and together with all rights now or hereafter attaching or accruing to them including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid after the date of the Business Combination Agreement;

(k)    the terms and conditions of the Offer shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly;

(l)     the Form of Acceptance shall be deemed to be delivered on the date of its execution and shall take effect as a deed on such date; and

(m)   the execution of the Form of Acceptance constitutes EEW Shareholder’s submission to the exclusive jurisdiction of the courts of England in relation to all matters arising in connection with the Offer and the Form of Acceptance.

A reference in Part C of this Part Two to a EEW Shareholder includes a reference to the person or persons executing the Form of Acceptance and in the event of more than one person executing a Form of Acceptance the provisions of Part C of this Part Two will apply to them jointly and to each of them.

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Part D

Electronic Acceptance

This Part D only applies to EEW Shares in uncertificated form. If you hold all your EEW Shares in certificated form you should ignore this Part D and instead read Part C.

For the purpose of Part D of this Part Two, the phrase “EEW Shares in uncertificated form comprised in the acceptance” shall mean the number of EEW Shares which are transferred by the relevant EEW Shareholder by Electronic Acceptance to an escrow account by means of a TTE instruction.

Without prejudice to the provisions of Part A and Part B of this Part Two, each EEW Shareholder by whom, or on whose behalf, an Electronic Acceptance is made, irrevocably undertakes, represents, warrants and agrees to and with Pubco, Pubco’s financial advisers and the Receiving Agent (so as to bind them, their personal or legal representatives, heirs, successors and assigns) to the following effect that:

(a)     the Electronic Acceptance shall constitute:

(i)     an acceptance of the Offer in respect of the number of EEW Shares in uncertificated form to which the TTE instruction relates; and

(ii)    an undertaking to execute any documents, take any further action and give any further assurances which may be required in connection with the foregoing;

in each case on and subject to the terms and conditions set out or referred to in this document and that, each such acceptance, election and undertaking shall be irrevocable;

(b)    such EEW Shareholder:

(i)     has not received or sent copies or originals of this document, the Form of Acceptance or any related documents in, into or from any Restricted Jurisdiction;

(ii)    has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, fax, e-mail, TTE instruction or other electronic transmission or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any Restricted Jurisdiction;

(iii)   is accepting the Offer from outside any Restricted Jurisdiction and was outside those jurisdictions at the time of the input and settlement of the relevant TTE instruction(s);

(iv)   in respect of the EEW Shares to which an Electronic Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside any Restricted Jurisdiction; and

(v)    if such EEW Shareholder is a citizen, resident or national of a jurisdiction outside the United Kingdom or the United States, they have observed the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, obtained all requisite governmental, exchange control or other consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or duties or other requisite payments due in any such jurisdiction in connection with such acceptance and that they have not taken or omitted to take any action that will or may result in Pubco, Pubco’s financial advisers or any other person acting on behalf of any of them in breach of the legal or regulatory requirements of, or be liable for any issue, transfer or other taxes or duties or payments in, any such jurisdiction in connection with the Offer or their acceptance of the Offer.

(c)     the Electronic Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms, the irrevocable appointment of Pubco, Pubco’s financial advisers, the Receiving Agent and any director of, or person authorised by any of them as their agent and/or attorney with an irrevocable instruction to such agent and/or attorney to do all such acts and things as may, in the opinion of such agent and/or attorney,

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be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer and to vest in Pubco (or its nominees) the full legal title and beneficial ownership of EEW Shares in uncertificated form comprised in the acceptance;

(d)    the Electronic Acceptance constitutes the irrevocable appointment of the Receiving Agent as the accepting EEW Shareholder’s attorney with an irrevocable instruction and authorisation:

(i)     subject to the Offer becoming unconditional in all respects in accordance with its terms, to transfer to Pubco (or to such other person or persons as Pubco or its agents may direct) by means of CREST all or any of the EEW Shares in uncertificated form which are the subject of a TTE instruction in respect of that Electronic Acceptance; and

(ii)    if the Offer does not become unconditional in all respects, to give instructions to Euroclear immediately after the Offer lapses to transfer all such EEW Shares to the original balance of the accepting EEW Shareholder.

(e)     the Electronic Acceptance constitutes (subject to the Offer becoming unconditional in all respects in accordance with its terms) an irrevocable instruction and authorisation:

(i)     subject to the provisions of paragraph 4 of Part B of this Part Two, to Pubco or its agents to procure the making of a CREST payment obligation in favour of such EEW Shareholder’s payment bank in accordance with the CREST payment arrangements in respect of any cash consideration to which such EEW Shareholder is entitled under the Offer, provided that Pubco may (if, for any reason, it wishes to do so) determine that all or any part of such cash consideration shall be paid by cheque, dispatched by post; and

(ii)    to EEW, Pubco or their respective agents, to record, act and rely on any mandates, instructions, consents or instruments in force relating to payments, notices or distributions which have been entered in the records of EEW in respect of their holding of EEW Shares (until such are revoked or varied);

(f)     the Electronic Acceptance constitutes the giving of authority to Pubco, EEW and/or the Receiving Agent and each of their director(s), partners and agents within the terms set out in Part D of this Part Two;

(g)    subject to the Offer becoming unconditional in all respects (or if the Offer would become unconditional in all respects or lapse on the outcome of the resolution in question), in respect of EEW Shares in relation to which the Offer has been accepted or deemed to be accepted and pending registration in the name of Pubco or as it may direct:

(i)     Pubco or its agents shall be authorised to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general or separate class meeting of EEW) attaching to the EEW Shares in uncertificated form comprised or deemed to be comprised in the acceptance;

(ii)    an Electronic Acceptance by a EEW Shareholder shall constitute with regard to such EEW Shares in uncertificated form comprised in the acceptance:

(A)    an authority to EEW or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to them as a member of EEW (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such EEW Shares into certificated form) to Pubco, care of the Receiving Agent;

(B)    an irrevocable authority to any directors of, or persons authorised by Pubco to sign any document and do such things as may, in the opinion of that agent and/or attorney, seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the EEW Shares held by them (including, without limitation, signing any consent to short notice of a general or separate class meeting as their attorney and on their behalf and executing a form of proxy appointing any person nominated by Pubco to attend general and separate class meetings of EEW and attending

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any such meeting and exercising the votes attaching to the EEW Shares in uncertificated form comprised or deemed to be comprised in the acceptance on their behalf, where relevant such votes to be cast so far as possible to satisfy any outstanding Condition of the Offer); and

(C)    the agreement of such EEW Shareholder not to exercise any such rights without the consent of Pubco and the irrevocable undertaking not to appoint a proxy for or to attend such general or separate class meeting of EEW;

(h)    if, for any reason, any EEW Shares in respect of which a TTE instruction has been effected in accordance with paragraph 9 of the letter from Pubco contained in Part One of this document are converted to certificated form, he will (without prejudice to paragraph (g) of Part D of this Part Two) immediately deliver, or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such EEW Shares that are so converted to the Receiving Agent at 5 St. John’s Lane, London, EC1M 4BH or to Pubco at its registered office or as Pubco or its agents may direct; and they shall be deemed upon conversion to undertake, represent, warrant and agree in the terms set out in Part C of this Part Two in relation to such EEW Shares without prejudice to the application of this Part D so far as Pubco deems appropriate;

(i)     the creation of a CREST payment obligation in favour of their payment bank in accordance with the CREST payment arrangements as referred to in paragraph (e) of Part D of this Part Two will, to the extent of the obligation so created, discharge in full any obligation of Pubco to pay to them the cash consideration to which they are entitled under the Offer;

(j)     they will do all such acts and things as shall, in the opinion of Pubco be necessary or expedient to vest in Pubco or its nominee(s) the EEW Shares in uncertificated form comprised or deemed to be comprised in the acceptance and to enable the Receiving Agent to perform its function as Escrow Agent for the purposes of the Offer;

(k)    they will ratify each and every act or thing which may be done or effected by Pubco, Pubco’s financial advisers or the Receiving Agent or any of their respective directors or agents or by EEW or its agents, as the case may be, in the exercise of any of the powers and/or authorities under Part D of this Part Two;

(l)     if any provision of Part B or Part D of this Part Two shall be unenforceable or invalid or shall not operate so as to afford Pubco, Pubco’s financial advisers or the Receiving Agent or any of their respective directors, agents or persons authorised by them, the benefit of the authority expressed to be given therein, they will, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable Pubco, Pubco’s financial advisers or the Receiving Agent and any of their respective directors, agents or persons authorised by them to secure the full benefit of Part B or Part D of this Part Two;

(m)   he or she is irrevocably and unconditionally entitled to sell and transfer the beneficial ownership of the EEW Shares comprised or deemed to be comprised in such acceptance and that such shares are sold fully paid and free from all liens, equities, charges, encumbrances, rights of pre-emption and any other third party rights or interests of any nature whatsoever and together with all rights now or hereafter attaching or accruing to them including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid after the date of the Business Combination Agreement.

(n)    the making of an Electronic Acceptance constitutes EEW Shareholder’s submission to the exclusive jurisdiction of the courts of England in relation to all matters arising in connection with the Offer; and

(o)    by virtue of the Regulations the making of an Electronic Acceptance constitutes an irrevocable power of attorney by the CREST member accepting the Offer in the terms of all the powers and authorities expressed to be given in Part B, (where applicable by virtue of paragraph (h) above) Part C and Part D of this Part Two to Pubco, the Receiving Agent, Pubco’s financial advisers or any of their respective directors or agents.

A reference in Part D of this Part Two to a EEW Shareholder includes a reference to the person or persons making an Electronic Acceptance and, in the event of more than one person making an Electronic Acceptance, the provisions of this Part D shall apply to them jointly and to each of them.

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Part Three
Definitions

In this document, the following words and expressions have the following meanings, unless the context requires otherwise:

“Acceptance Condition”	the Condition as to acceptance set out in paragraph 1 of Part A of Part Two of this document;
“Adjusted Exchange Consideration”

an amount equal to the sum of (i) the Exchange Consideration (as defined in the Business Combination Agreement), plus (ii) the aggregate amount of the exercise prices for all EEW Shares under In-the-Money Vested Company Options (as defined in the Business Combination Agreement) in accordance with their terms (and assuming no cashless exercise) plus (iii) the aggregate proceeds actually received by EEW following the date hereof and prior to the closing of the Business Combination Agreement for issuance of equity securities permitted by clause (w) in the proviso of Section 7.2(b)(ii) of the Business Combination Agreement;

“Affiliate”	as defined in the Business Combination Agreement;
“Avenir”	Avenir Registrars Limited;
“Business Combination”	the business combination contemplated by the Business Combination Agreement;
“Business Combination Agreement”

the Amended and Restated Business Combination Agreement, dated as of August 3, 2023, by and among ClimateRock, EEW, Pubco, and Merger Sub (as may be further amended and/or amended and restated) and attached to this Offer as Annex A;

“Business Day”

any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, United Kingdom or the Cayman Islands are authorized to close for business;

“certificated” or “in certificated form”	a share or other security which is not in uncertificated form (that is, not in CREST);
“ClimateRock”	ClimateRock, a Cayman Islands exempted company;
“Companies Act”	the Companies Act 2006 (as amended from time to time);
“Conditions”	the conditions to the Offer set out in Part A of Part Two of this document and “Condition” means any one of them;
“Continental”	Continental Stock Transfer & Trust Company;
“Conversion Ratio”	the meaning set out in paragraph 2 of Part One;
“CREST”	the relevant system to facilitate the transfer of title to shares in uncertified form (as defined in the Regulations) in respect of which Euroclear is the Operator (as defined in the Regulations);
“CREST member”	person who has been admitted by Euroclear as a system-member (as defined in the Regulations);
“CREST participant”	a person who is, in relation to CREST, a system-participant (as defined in the Regulations);
“CREST payment”	shall have the meaning given in the CREST Manual issued by Euroclear;
“CREST sponsor”	a CREST participant admitted to CREST as a CREST sponsor;
“CREST sponsored member”	a CREST member admitted to CREST as a sponsored member;

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“DRS”	Direct Registration System;
“EEW”	E.E.W. Eco Energy World plc, a company incorporated in England and Wales with company number 11776841 and whose registered office is at 13 Hanover Square, London, W1S 1HN;
“EEW Board”	the board of directors of EEW;
“EEW Equity Plan”	the E.E.W. Eco Energy World Plc 2021 Share Option Plan;
“EEW Options”	collectively, all outstanding options to purchase EEW Shares, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under the EEW Equity Plan or otherwise;
“EEW Shareholders”	the holders of EEW Shares from time to time;
“EEW Shares”	shall mean the ordinary shares in issue, par value €0.05 per share, of EEW as of the date of the Business Combination Agreement;
“Effective Time”	as defined in the Business Combination Agreement;
“Electronic Acceptance”	the inputting and settling of a TTE instruction which constitutes or is deemed to constitute an acceptance of the Offer on the terms set out in this document;
“ESA Instruction”	an Escrow Account Adjustment Input (AESN), transaction type “ESA” (as described in the CREST Manual issued by Euroclear);
“Escrow Agent”	the Receiving Agent in its capacity as escrow agent (as described in the CREST Manual issued by Euroclear);
“EUR”	euro, the single currency of participating member states in the European Monetary Union;
“Euroclear”	Euroclear UK & Ireland Limited;
“Exchange Act”	the United States Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder;
“Exchange Share”	shall have the meaning set out in paragraph 2 of Part One;
“Form of Acceptance”	the form of acceptance to accept the Offer and accompanying this document;
“Fully-Diluted Company Ordinary Shares”	as defined in the Business Combination Agreement;
“holder”	a registered holder and any person(s) entitled by transmission;
“Initial Offer Acceptance Deadline”	means and is the deadline to accept the Offer in order to receive consideration at the completion of the Business Combination Agreement;
“Locked-Up Shareholder”	an EEW Shareholder who, following the Offer Closing Date and as a result of acquiring Pubco Ordinary Shares pursuant to this Offer, holds more than 10 per cent. of the Pubco Ordinary Shares;
“Lock-Up Permitted Transferee”	the meaning set out in paragraph 14 of Part B of Part Two;
“Major Shareholders”	Svante Kumlin and Annette Kumlin;
“member account ID”	the identification code or number attached to any member account in CREST;
“Merger”	the merger of Merger Sub with and into ClimateRock, with ClimateRock continuing as the surviving entity;

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“Merger Sub”	ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco;
“Offer”

this offer by Pubco to acquire the whole of the issued and to be issued share capital of EEW by means of a takeover offer in accordance with Part 28 of the Companies Act, on the terms and subject to the conditions set out in this document and the Form of Acceptance, including, where the context so requires, any subsequent revision, variation, extension or renewal of such offer;

“Offer Closing Date”	means , or such other date as may be determined by Pubco with the consent of EEW;
“Offer Period”

the period commencing on (and including)                and ending on whichever of the following dates shall be the latest: (i)                (London time) on               ; (ii) the date on which the Offer lapses; and (iii) the date on which the Offer becomes or is declared unconditional as to acceptances;

“Overseas Shareholders”	EEW Shareholders whose registered addresses are outside the United Kingdom or the United States or who are citizens or residents of countries other than the United Kingdom or the United States;
“participant ID”	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant;
“Per Share Price”	an amount equal to (i) the Adjusted Exchange Consideration, divided by (ii) the Fully-Diluted Company Ordinary Shares;
“Pubco”	ClimateRock Holdings Limited, a Cayman Islands exempted company;
“Pubco Option”	options over Pubco Ordinary Shares;
“Pubco Ordinary Shares”	collectively, the ordinary shares of the Pubco, each with par value USD 0.0001 per share;
“Purchaser Class A Ordinary Share”	the Class A ordinary share, par value $0.0001 per share, of ClimateRock;
“Receiving Agent”	Avenir Registrars Limited;
“Redemption”

the right of the holders of ClimateRock ordinary shares to have their Purchaser Class A Ordinary Shares redeemed in accordance with the procedures set forth in the proxy statement/prospectus in connection with the Business Combination;

“Redemption Price”

an amount equal to the price at which each Purchaser Class A Ordinary Share is redeemed or converted pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the closing of the Business Combination Agreement;

“Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755) as amended from time to time;
“Restricted Jurisdiction”

any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory, or criminal exposure if information concerning the Offer is sent or made available to EEW Shareholders in that jurisdiction;

“SEC”	the U.S. Securities Exchange Commission;
“Securities Act”	the United States Securities Act of 1933, as amended, and regulations promulgated thereunder;
“TFE instruction”	a Transfer from Escrow instruction (as described in the CREST Manual issued by Euroclear);

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“Transfer”	the meaning set out in paragraph 13 of Part B of Part Two;
“TTE instruction”

a Transfer to Escrow instruction (as described in the CREST Manual issued by Euroclear) in relation to EEW Shares in uncertificated form meeting the requirements set out in paragraph 9.2(b) of the letter from Pubco in Part One of this document;

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;
“uncertificated” or “in uncertificated form”

recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST;

“undertaking”	shall be construed in accordance with the UK Companies Act;
“USD”	the United States dollar; and
“United States of America”, “U.S.” or “United States”	the United States of America, its possessions and territories, all areas subject to its jurisdiction or any subdivision thereof, any State of the United States and the District of Columbia.

A reference to “includes” shall mean “includes without limitation”, and references to “including” and any other similar term shall be construed accordingly.

All times referred to are London time unless otherwise stated.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

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COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Pubco is a Cayman Islands exempted company. Cayman Islands law and Pubco’s Amended and Restated Memorandum and Articles of Association will govern the rights of its shareholders. The Amended and Restated Memorandum and Articles of Association will differ in certain material respects from the memorandum and articles of association of EEW. As a result, when you become a shareholder of Pubco, your rights will differ in some regards as compared to when you were a shareholder of EEW.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of EEW and Pubco according to applicable law and/or the organizational documents of EEW and Pubco. You also should review the Amended and Restated Memorandum and Articles of Association of Pubco (as it will be amended and restated immediately prior to the Business Combination).

Provision	EEW	Pubco
Structure of the board	EEW’s board consists of a minimum of two directors (unless otherwise determined by ordinary resolution).	Pubco’s board consists of three class of directors with staggered three-year terms.
Removal of directors

A director of EEW may be removed (i) by request in writing by all other directors, (ii) by notification requesting removal from the person authorised to appoint such director, or (iii) if the director: (a) becomes prohibited from acting by law, (b) is subject to a bankruptcy order, (c) is subject to composition of the director’s debts, (d) is determined by a registered medical practitioner as being physically or mentally incapable of acting as a director and may remain so for more than three months, or (e) is suffering from a mental disorder and becomes admitted to hospital in pursuance of an application for admission for treatment under mental health legislation or has a court order for the director’s detention which prevents the director from personally acting powers or rights.

The directors of Pubco may be removed by special resolution of the company or resolution of directors at a meeting of the directors (duly convened and held in accordance with the articles or by a resolution in writing signed by all of the other directors), in each case, only for Cause (meaning a conviction for a criminal offence involving dishonesty or engaging in conduct which brings a director or Pubco into disrepute or which results in a material financial detriment to Pubco).

Vacancies on the board	Pursuant to the laws of England and Wales, vacancies (and other board appointments) may be filled by way of a shareholders’ ordinary resolution.

Except as Cayman Islands law or any applicable law may otherwise require, any director vacancy on the board of Pubco shall be filled solely by the majority vote of the remaining directors, even if less than a quorum, or by a sole remaining director and shall not be filled by the members.

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Provision	EEW	Pubco
Changes to share class rights

The laws of England and Wales provide that the rights attached to a class of shares may only be varied in accordance with the articles or with the consent of the shareholders or members in accordance with the statutory consent requirements. The articles of EEW do not provide a procedure for variation. As such, the holders of shares of the class must consent to the variation in either of the following ways: (i) consent in writing from the holders of at least three-quarters in nominal value of the issued shares of that class or (ii) a special resolution passed at a separate general meeting of the holders of at least 75 per cent. of that class who vote.

If Pubco’s share capital is divided into more than one class of shares, the rights attached to any such class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not Pubco is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Action by written consent	Pursuant to the laws of England and Wales, resolutions of members may be passed in writing by a requisite majority, being over 50% for an ordinary resolution and at least 75% for a special resolution.	Resolutions of members of Pubco may be passed in writing if by a unanimous written resolution signed by or on behalf of each member entitled to vote at a general meeting without a meeting being held.
Calling of extraordinary general meetings

General meetings (incl. extraordinary general meetings) may be called by the directors.

If EEW has fewer than two directors and the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so, then two or more members may call a general meeting (or instruct the secretary (if any) to do so) for the purpose of appointing one or more directors.

Extraordinary general meetings for any purpose or purposes may be called at any time by a resolution adopted by the majority of the directors, and may not be called by any other person or persons.
Nominations of person for election of directors

Any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director (a) by ordinary resolution, (b) by a decision of the directors, or (c) by notice in writing served on EEW by any person who is authorised pursuant to the articles to appoint any person to the board of directors.

Nominations of persons for election as directors may be made at a general meeting only by: (a) the directors; or (b) any member who: (i) is a Minimum Member at the time of giving of the notice provided for in the Amended and Restated Memorandum and Articles of Association and at the time of the general meeting; (ii) is entitled to vote for the appointments at such general meeting; and (iii) complies with the notice procedures set forth in the Amended and Restated Memorandum and Articles of Association.

ALT-37

Provision	EEW	Pubco

Nominations of persons for election as director may be made at an extraordinary general meeting at which directors are to be elected pursuant to the notice of the meeting, provided that the majority of directors has determined that directors shall be elected at such meeting.

Amendments to the organizational documents	Pursuant to the laws of England and Wales, EEW may by special resolution amend its articles of association.

Subject to the provisions of the Cayman Companies Act and the provisions of the Amended and Restated Memorandum and Articles of Association as regards the matters to be dealt with by ordinary resolution, Pubco may by special resolution amend the Amended and Restated Memorandum and Articles of Association.

Issuance of preferred shares	Subject to applicable law, EEW may issue shares with such rights or restrictions as may be determined by ordinary resolution.

Pubco is authorized to issue 30,999,999 preference shares of a par value of $0.0001 each. Subject to applicable law and the Amended and Restated Memorandum and Articles of Association, Pubco’s board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions, without shareholder approval.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud, willful neglect, willful default or the consequences of committing a crime. Pubco’s amended and restated memorandum and articles of association provides that, subject to certain limitations, Pubco will indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity shall not apply if the person acted dishonestly, in wilful default or fraudulently.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1*(1)(2)	Business Combination Agreement, dated as of October 6, 2022 (attached to the proxy statement/prospectus and exchange offer prospectus which form a part of this registration statement as Annex A).
3.1*	Memorandum and Articles of Association of Pubco.
3.2**

Form of Amended and Restated Memorandum and Articles of Association of Pubco (attached to the proxy statement/prospectus and exchange offer prospectus which form a part of this registration statement as Annex B).

3.3*	Amended and Restated Memorandum and Articles of Association of ClimateRock (incorporated by reference to Exhibit 3.1 of ClimateRock’s Form 8-K filed with the SEC on May 3, 2022).
4.1*	Specimen Unit Certificate of ClimateRock (incorporated by reference to Exhibit 4.1 of ClimateRock’s Registration Statement on Form S-1 filed with the SEC on March 14, 2022).
4.2*	Specimen Ordinary Share Certificate of ClimateRock (incorporated by reference to Exhibit 4.2 of ClimateRock’s Registration Statement on Form S-1 filed with the SEC on March 14, 2022).
4.3*	Specimen Warrant Certificate of ClimateRock (incorporated by reference to Exhibit 4.3 of ClimateRock’s Registration Statement on Form S-1 filed with the SEC on March 14, 2022).
4.4*	Specimen Rights Certificate of ClimateRock (incorporated by reference to Exhibit 4.6 of ClimateRock’s Registration Statement on Form S-1/A filed with the SEC on April 6, 2022).
4.5**	Specimen Warrant Certificate of Pubco.
4.6*

Warrant Agreement, dated as of April 27, 2022, by and between ClimateRock and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of ClimateRock’s Form 8-K filed with the SEC on May 3, 2022).

4.7*

Rights Agreement, dated as of April 27, 2022, by and between ClimateRock and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.2 of ClimateRock’s Form 8-K filed with the SEC on May 3, 2022).

5.1**	Opinion of Ogier (Cayman) LLP.
8.1**	Tax opinion of Ellenoff Grossman & Schole LLP.
10.1*

Letter Agreement, dated April 27, 2022, by and among ClimateRock, its initial shareholders, directors and officer (incorporated by reference to Exhibit 10.1 of ClimateRock’s Form 8-K filed with the SEC on May 3, 2022).

10.2*

Investment Management Trust Agreement, dated April 27, 2022, by and between ClimateRock and CST, as trustee (incorporated by reference to Exhibit 10.2 of ClimateRock’s Form 8-K filed with the SEC on May 3, 2022).

10.3*

Registration Rights Agreement, dated as of April 27, 2022, by and between ClimateRock and certain securityholders (incorporated by reference to Exhibit 10.3 of ClimateRock’s Form 8-K filed with the SEC on May 3, 2022).

Exhibit No.	Description
10.4*

Sponsor Warrant Purchase Agreement, dated April 27, 2022, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.4 of ClimateRock’s Form 8-K filed with the SEC on May 3, 2022).

10.5*

Administrative Support Agreement, dated April 27, 2022, by and between ClimateRock and ClimateRock Capital Limited (incorporated by reference to Exhibit 10.5 of ClimateRock’s Form 8-K filed with the SEC on May 3, 2022).

10.6*(2)

Holder Support Agreement dated October 6, 2022 between and among ClimateRock, E.E.W. Eco Energy World PLC and U.N. SDG Support, LLC (incorporated by reference to Exhibit 10.1 of ClimateRock’s Form 8-K filed with the SEC on October 13, 2022).

10.7*(2)	Shareholder Commitment for Annette Kumlin (incorporated by reference to Exhibit 10.2 of ClimateRock’s Form 8-K filed with the SEC on October 13, 2022).
10.8*(2)	Shareholder Commitment for Svante Kumlin (incorporated by reference to Exhibit 10.3 of ClimateRock’s Form 8-K filed with the SEC on October 13, 2022).
10.9*	Form of New Registration Rights Agreement (incorporated by reference to Exhibit 10.4 of ClimateRock’s Form 8-K filed with the SEC on October 13, 2022).
10.10*

Letter Agreement, dated as of September 21, 2022, by and between ClimateRock and Gluon Partners LLP (incorporated by reference to Exhibit 10.1 of ClimateRock’s Form 8-K filed with the SEC on November 9, 2022)

10.11*	Loan Agreement, dated as of September 21, 2022, by and between ClimateRock and Eternal BV (incorporated by reference to Exhibit 10.2 of ClimateRock’s Form 8-K filed with the SEC on November 9, 2022)
10.12*

First Amendment to the Letter Agreement, dated October 5, 2022, by and between ClimateRock and Gluon Partners LLP (incorporated by reference to Exhibit 10.3 of ClimateRock’s Form 8-K filed with the SEC on November 9, 2022)

10.13*

Engagement Letter, dated as of August 17, 2022, by and between ClimateRock and Maxim Group LLC, as amended (incorporated by reference to Exhibit 10.4 of ClimateRock’s Form 8-K filed with the SEC on December 21, 2022).

10.14*

First Amendment to the Engagement Letter, dated September 20, 2022, by and between ClimateRock and Maxim Group LLC (incorporated by reference to Exhibit 10.5 of ClimateRock’s Form 8-K filed with the SEC on December 21, 2022).

10.15*

Second Amendment to the Engagement Letter, dated October 3, 2022, by and between ClimateRock and Maxim Group LLC (incorporated by reference to Exhibit 4.1 of ClimateRock’s Form 8-K filed with the SEC on December 21, 2022).

10.16*

Third Amendment to the Engagement Letter, dated October 4, 2022, by and between ClimateRock and Maxim Group LLC (incorporated by reference to Exhibit 10.7 of ClimateRock’s Form 8-K filed with the SEC on December 21, 2022).

10.17*

Advisory Services Agreement, dated as of July 11, 2022, by and between ClimateRock ALANTRA Corporate Finance, S.A.U. and U.N. SDG Support Holdings LLC, as amended (incorporated by reference to Exhibit 10.8 of ClimateRock’s Form 8-K filed with the SEC on December 21, 2022).

10.18*

Amendment to the Advisory Services Agreement, dated as of July 11, 2022, by and between ClimateRock ALANTRA Corporate Finance, S.A.U. and U.N. SDG Support Holdings LLC, as amended (incorporated by reference to Exhibit 10.9 of ClimateRock’s Form 8-K filed with the SEC on December 21, 2022).

10.19*	Share Purchase Agreement, dated as of June 27, 2022, by and between EEW H2 Limited and E.E.W. Eco Energy World Development Holdings.
10.20*	Contract Addendum to the Share Purchase Agreement, dated as of September 30, 2022, by and between EEW H2 Limited and E.E.W. Eco Energy World Development Holdings.
10.21*	Second Contract Addendum to the Share Purchase Agreement, dated as of December 19, 2022, by and between EEW H2 Limited and E.E.W. Eco Energy World Development Holdings.
10.22**	Facility Loan Agreement, dated as of November 2, 2022, by and between Svanti Kumlin and EEW Eco Energy World Development Holdings One B.V.
21.1**	List of Subsidiaries of Pubco Post-Business Combination.
23.1*	Consent of UHY LLP for ClimateRock’s Financial Statements and Notes.
23.2*	Consent of UHY LLP for E.E.W. Eco Energy World PLC’s Financial Statement and Notes.
23.3**	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1).

Exhibit No.	Description
23.4**	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 8.1).
23.5*	Consent of NewBridge
99.1**	Form of Proxy for Extraordinary General Meeting of Shareholders of ClimateRock (included as Annex C to the proxy statement/prospectus).
99.2*	Consent of Per Regnarsson to be Named as a Director.
99.3*	Consent of Charles Ratelband V to be Named as a Director.
99.4*	Consent of Giles Clark to be Named as a Director.
99.5*	Consent of Kaveh Ertefai to be Named as a Director.
99.6*	Consent of Roger Parry to be Named as a Director.
99.7*	Consent of Svante Sture Kumlin to be Named as a Director.
99.8*	Consent of Vera Spiridopoulo to be Named as a Director.
99.9*	Fairness Opinion from Newbridge (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).
107*	Filing fee table

____________

*        Submitted herewith.

**      To be filed.

(1)      The exhibits to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted information to the SEC upon its request.

(2)      Portions of the exhibit, including certain private and confidential information has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on the 3rd day of August 2023.

ClimateRock Holdings Ltd
By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Sole Director and acting Chief Executive Officer and Chief Financial Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in Newark, Delaware, on the 3rd day of August 2023.

PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative